                                                                     Exhibit 4.4

                               State of Delaware
                                                                          PAGE 1
                       Office of the Secretary of State

                                _______________

  I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF "TCI/LIBERTY HOLDING COMPANY". CHANGING ITS NAME FROM "TCI/LIBERTY HOLDING COMPANY" TO "TELE-COMMUNICATIONS, INC.", FILED IN THIS OFFICE ON THE FOURTH DAY OF AUGUST, A.D. 1994, AT 4:14 O'CLOCK P.M.

  A CERTIFIED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS FOR RECORDING.

                   [SEAL]
                         /s/ EDWARD J. FREEL Edward J. Freel, Secretary of State

                   AUTHENTICATION: 7202362

                   DATE: 08-04-94

2371729 8100

944145668

                                                               STATE OF DELAWARE
                                                              SECRETARY OF STATE
                                                        DIVISION OF CORPORATIONS
                                                       FILED 04:14 PM 08/04/1994
                                                            944145668 -- 2371729

                     RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                          TCI/LIBERTY HOLDING COMPANY

                                _______________

  TCI/LIBERTY HOLDING COMPANY, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

     (1) The name of the Corporation is TCI/Liberty Holding Company. The original Certificate of Incorporation of the Corporation was filed on January 24, 1994. The name under which the Corporation was originally incorporated is TCI/Liberty Holding Company.

     (2) This Restated Certificate of Incorporation restates and amends the Certificate of Incorporation of the Corporation.

     (3) Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, the text of the Certificate of Incorporation is hereby restated to read in its entirety as follows:

                                   ARTICLE I

                                     NAME

     The name of the Corporation is Tele-Communications, Inc.

                                  ARTICLE II

                               REGISTERED OFFICE

     The location of the registered office of the Corporation in the State of Delaware is the office of The Prentice-Hall Corporation System, Inc., 32 Loockerman Square, Suite L-100, Dover, Kent County, Delaware 19904, and the name of the registered agent at such address is The Prentice-Hall Corporation System, Inc.

                                  ARTICLE III

                                    PURPOSE

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

                                  ARTICLE IV

                               AUTHORIZED STOCK

     The total number of shares of capital stock which the Corporation shall have authority to issue is one billion two hundred sixty two million three hundred seventy five thousand ninety six (1,262,375,096) shares, of which one billion two hundred fifty million (1,250,000,000) shares shall be common stock ("Common Stock") and twelve million three hundred seventy five thousand ninety six (12,375,096) shares shall be preferred stock ("Preferred Stock"). Said shares of Common Stock and Preferred Stock shall be divided into the following classes:

     (a) One billion one hundred million (1,100,000,000) shares of Common Stock shall be of a class designated as Class A Common Stock with a par value of $1.00 per share;

     (b) One hundred fifty million (150,000,000) shares of Common Stock shall be of class designated as Class B Common Stock with a par value of $1.00 per share;

     (c) Seven hundred thousand (700,000) shares of Preferred Stock shall be of a class designated as Class A Preferred Stock with a par value of $.01 per share;

     (d) One million six hundred seventy five thousand and ninety six (1,675,096) shares of Preferred Stock shall be of a class designated as Class B 6% Cumulative Redeemable Exchangeable Junior Preferred Stock with a par value of $.01 per share; and

     (e) Ten million (10,000,000) shares of Preferred Stock shall be of a class designated as Series Preferred Stock with a par value of $.01 per share.

     The description of the Common Stock and the Preferred Stock of the Corporation, and the relative rights, preferences and limitations thereof, or the method of fixing and establishing the same, are as hereinafter in this
Article IV set forth:

                                   SECTION A

                              CERTAIN DEFINITIONS

     Unless the context otherwise requires, the terms defined in this Section A shall have, for all purposes of this Article IV, the meanings herein specified:

     "Board of Directors" shall mean the Board of Directors of the Corporation and, unless the context indicates otherwise, shall also mean, to the extent permitted by law, any committee thereof authorized, with respect to any particular matter, to exercise the power of the Board of Directors of the Corporation with respect to such matter.

     "Business Day" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the City of New York, New York, are not required to be open.

     "capital stock" shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock.

     "Certificate" shall mean this Restated Certificate of Incorporation of the Corporation, as it may from time to time hereafter be amended or restated.

     "Person" shall mean any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof, or other entity, whether acting in an individual fiduciary or other capacity.

                                   SECTION B

                            CLASS A PREFERRED STOCK

     The Class A Preferred Stock shall have the following preferences, limitations and relative rights:

     1. Certain Definitions. Unless the context otherwise requires, the terms defined in this paragraph 1 shall have, for all purposes of this Section B, the meanings herein specified:

     "Class A Common Stock" shall mean the Class A Common Stock, par value $1.00 per share, of the Corporation, which term shall include, where appropriate, in the case of any reclassification, recapitalization or other change in the Class A Common Stock, or in the case of a consolidation or merger of the Corporation with or into another Person affecting the Class A Common Stock, such capital stock to which a holder of Class A Common Stock shall be entitled upon the occurrence of such event.

     "Class A Preferred Stock" shall mean the Class A Preferred Stock, par value $.01 per share, of the Corporation.

     "Class B Common Stock" shall mean the Class B Common Stock, par value $1.00 per share, of the Corporation, which term shall include, where appropriate, in the case of any reclassification, recapitalization or other change in the Class B Common Stock, or in the case of a consolidation or merger of the Corporation with or into another Person affecting the Class B Common Stock, such capital stock to which a holder of Class B Common Stock shall be entitled upon the occurrence of such event.

     "Class B Preferred Stock" shall mean the Class B 6% Cumulative Redeemable Exchangeable Junior Preferred Stock, par value $.01 per share, of the Corporation.

     "Dividend Payment Date" shall mean, for any Dividend Period, the last day of such Dividend Period which shall be the first day of March of each year, commencing with March 1, 1995, or the next succeeding Business Day if any such day is not a Business Day.

     "Dividend Period" shall mean the period from the Issue Date to and including the first Dividend Payment Date and each annual period between consecutive Dividend Payment Dates.

     "Issue Date" shall mean the date on which shares of Class A Preferred Stock are first issued.

     "Junior Stock" shall mean (i) the Class A Common Stock, (ii) the Class B Common Stock, (iii) the Class B Preferred Stock, (iv) any other class or series of capital stock, whether now existing or hereafter created, of the Corporation, other than (A) the Class A Preferred Stock, (B) any class or series of Parity Stock (except to the extent provided under clause (v) hereof) and (C) any Senior Stock, and (v) any class or series of Parity Stock to the extent that it ranks junior to the Class A Preferred Stock as to dividend rights, rights of redemption or rights on liquidation, as the case may be. For purposes of clause
(v) above, a class or series of Parity Stock shall rank junior to the Class A Preferred Stock as to dividend rights, rights of redemption or rights on liquidation if the holders of shares of Class A Preferred Stock shall be entitled to dividend payment, payments on redemption or payments of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the holders of shares of such class or series.

     "Liquidation Preference" measured per share of the Class A Preferred Stock as of any date in question (the "Determination Date") shall mean an amount equal to the sum of (a) the Stated Liquidation Value of such share, plus (b) an amount equal to all dividends accrued on such share which pursuant to paragraph 2(b) of this Section B have been added to and remain a part of the Liquidation Preference as of the Determination Date, plus (c) for purposes of determining the amounts payable pursuant to paragraph 3 and paragraph 4 of this Section B and the definition of Redemption Price, an amount equal to all unpaid dividends accrued on such share during the period from the immediately preceding Dividend Payment Date (or the Issue Date if the Determination Date is on or prior to the first Dividend Payment Date) through and including the Determination Date, and, in the case of clauses (b) and (c) hereof, whether or not such unpaid dividends have been earned or declared or there are any unrestricted funds of the Corporation legally available for the payment of dividends. In connection with the determination of the Liquidation Preference of a share of Class A Preferred Stock upon redemption or upon liquidation, dissolution or winding up of the Corporation, the Determination Date shall be the applicable date of redemption or the date of distribution of amounts payable to stockholders in connection with any such liquidation, dissolution or winding up.

     "Parity Stock" shall mean any class or series of capital stock, whether now existing or hereafter created, of the Corporation ranking on a parity basis with the Class A Preferred Stock as to dividend rights, rights of redemption or rights on liquidation. Capital stock of any class or series shall rank on a parity as to dividend rights, rights of redemption or rights on liquidation with the Class A Preferred Stock, whether or not the dividend rates, dividend payment dates, redemption or liquidation prices per share or sinking fund or mandatory redemption provisions, if any, are different from those of the Class A Preferred Stock, if the holders of shares of such class or series shall be entitled to dividend payments, payments on redemption or payments of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in proportion to their respective accumulated and accrued and unpaid dividends, redemption prices or liquidations prices, respectively, without preference or priority, one over the other, as between the holders of shares of such class or series and the holders of Class A Preferred Stock. No class or series of capital stock that ranks junior to the Class A Preferred Stock as to rights on liquidation shall rank or be deemed to rank on a parity basis with the Class A Preferred Stock as to dividend rights or rights of redemption, unless the instrument creating or evidencing such class or series of capital stock otherwise expressly provides.

     "Record Date" for the dividends payable on any Dividend Payment Date means the fifteenth day of the month preceding the month during which such Dividend Payment Date shall occur, or if any such day is not a Business Day, then on the next preceding Business Day, as and if designated by the Board of Directors.

     "Redemption Date" as to any share of Class A Preferred Stock shall mean the date fixed for redemption of such share pursuant to paragraph 4(a) or (b) of this Section B, provided that no such date will be a Redemption Date unless the applicable Redemption Price is actually paid in full on such date.

     "Redemption Price" as to any share of Class A Preferred Stock which is to be redeemed on any Redemption Date shall mean the Liquidation Preference thereof on such Redemption Date.

     "Senior Stock" shall mean any class or series of capital stock, whether now existing or hereafter created, of the Corporation ranking prior to the Class A Preferred Stock as to dividend rights, rights of redemption or rights on liquidation. Capital stock of any class or series shall rank prior to the Class A Preferred Stock as to dividend rights, rights of redemption or rights on liquidation if the holders of shares of such class or series shall be entitled to dividend payments, payments on redemption or payments of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the holders of shares of Class A Preferred Stock. No class or series of capital stock that ranks on a parity basis with or junior to the Class A Preferred Stock as to rights on liquidation shall rank or be deemed to rank prior to the Class A Preferred Stock as to dividend rights or rights of redemption, notwithstanding that the dividend rate, dividend payment dates, sinking fund provisions, if any, or mandatory redemption provisions thereof are different from those of the Class A Preferred Stock, unless the instrument creating or evidencing such class or series of capital stock otherwise expressly provides.

     "Special Record Date" has the meaning ascribed to such term in paragraph 2(b) of this Section B.

     "Stated Liquidation Value" of a share of Class A Preferred Stock means $322.84.

     "Subsidiary" of any Person shall mean (i) a corporation a majority of the capital stock of which, having voting power under ordinary circumstances to elect directors, is at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person and (ii) any other Person (other than a corporation) in which such Person and/or one or more Subsidiaries of such Person, directly or indirectly, has (x) a majority ownership interest or (y) the power to elect or direct the election of a majority of the members of the governing body of such first-named Person.

     2.   Dividends.

     (a) DIVIDEND RIGHTS; DIVIDEND PAYMENT DATES. Subject to the prior preferences and other rights of any Senior Stock and the provisions of paragraph 5 hereof, the holders of Class A Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of unrestricted funds legally available therefor, cumulative dividends, in preference to dividends on any Junior Stock, that shall accrue on each share of Class A Preferred Stock at the rate of 9 3/8% per annum of the Stated Liquidation Value of such share from the Issue Date to and including the date on which the Liquidation Preference of such share is made available (whether on liquidation, dissolution, or winding up of the Corporation or, in the case of paragraph 4 of this Section B, upon the applicable Redemption Date). Accrued dividends on the Class A Preferred Stock will be payable, as provided in paragraph 2(c) below, annually on each Dividend Payment Date to the holders of record of the Class A Preferred Stock as of the close of business on the Record Date for such dividend payment. Dividends shall be fully cumulative and shall accrue (without interest or compounding) on a daily basis without regard to the occurrence of a Dividend Payment Date and whether or not such dividends are declared and whether or not there are any unrestricted funds of the Corporation legally available for the payment of dividends. The amount of dividends "accrued" as of the first Dividend Payment Date and as of any date that is not a Dividend Payment Date shall be calculated on the basis of the foregoing rate per annum for the actual number of days elapsed from the Issue Date (in the case of the first Dividend Payment Date and any date prior to the first Dividend Payment Date) or the last preceding Dividend Payment Date (in the case of any other date) to and including the date as of which such determination is to be made, based on a 365- or 366-day year, as the case may be.

     (b) SPECIAL RECORD DATE. On each Dividend Payment Date, all dividends that have accrued on each share of Class A Preferred Stock during the immediately preceding Dividend Period shall, to the extent not paid as provided in paragraph 2(c) below on such Dividend Payment Date for any reason (whether or not such unpaid dividends have been earned or declared or there are any unrestricted funds of the Corporation legally available for the payment of dividends), be added to the Liquidation Preference of such share and will remain a part thereof until such dividends are paid as provided in paragraph 2(c) below. No interest or additional dividends will accrue or be payable with respect to any dividend payment on the Class A Preferred Stock that may be in arrears or with respect to that portion of any other payment on the Class A Preferred Stock that is in arrears which consists of accumulated or accrued and unpaid dividends. Such accumulated or accrued and unpaid dividends may be declared and paid at any time (subject to the rights of any Senior Stock and, if applicable, to the concurrent satisfaction of any dividend arrearages then existing with respect to any Parity Stock which ranks on a parity basis with the Class A Preferred Stock as to the payment of dividends) without reference to any regular Dividend Payment Date, to holders of record as of the close of business on such date, not more than 45 days nor less than 10 days preceding the payment date thereof, as may be fixed by the Board of Directors (the "Special Record Date"). Notice of each Special Record Date shall be given, not more than 45 days nor less than 10 days prior thereto, to the holders of record of the shares of Class A Preferred Stock.

     (c) METHOD OF PAYMENT. All dividends payable with respect to the shares of Class A Preferred Stock shall be declared and paid in cash. All dividends paid with respect to the shares of Class A Preferred Stock pursuant to this paragraph 2 shall be paid pro rata to all the holders of shares of Class A Preferred Stock outstanding on the applicable Record Date or Special Record Date, as the case may be.

     3.   Distributions Upon Liquidation, Dissolution or Winding Up.

     Subject to the prior payment in full of the preferential amounts to which any Senior Stock is entitled, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Class A Preferred Stock shall be entitled to receive from the assets of the Corporation available for distribution to stockholders, before any payment or distribution shall be made to the holders of any Junior Stock, an amount in cash or property at its fair market value, as determined by the Board of Directors in good faith, or a combination thereof, per share, equal to the Liquidation Preference of a share of Class A Preferred Stock as of the date of payment or distribution, which payment or distribution shall be made pari passu with any such payment or distribution made to the holders of any Parity Stock ranking on a parity basis with the Class A Preferred Stock with respect to distributions upon liquidation, dissolution or winding up of the Corporation. The holders of Class A Preferred Stock shall be entitled to no other or further distribution of or participation in any remaining assets of the Corporation after receiving the Liquidation Preference per share. If, upon distribution of the Corporation's assets in liquidation, dissolution or winding up, the assets of the Corporation to be distributed among the holders of the Class A Preferred Stock and to all holders of any Parity Stock ranking on a parity basis with the Class A Preferred Stock with respect to distributions upon liquidation, dissolution or winding up shall be insufficient to permit payment in full to such holders of the respective preferential amounts to which they are entitled, then the entire assets of the Corporation to be distributed to holders of the Class A Preferred Stock and such Parity Stock shall be distributed pro rata to such holders based upon the aggregate of the full preferential amounts to which the shares of Class A Preferred Stock and such Parity Stock would otherwise respectively be entitled. Neither the consolidation or merger of the Corporation with or into any other corporation or corporations nor the sale, transfer or lease of all or substantially all of the assets of the Corporation shall itself be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this paragraph 3. Notice of the liquidation, dissolution or winding up of the Corporation shall be given, not less than 20 days prior to the date on which such liquidation, dissolution or winding up is expected to take place or become effective, to the holders or record of the shares of Class A Preferred Stock.

     4.   Redemption.

     (a) MANDATORY REDEMPTION. Subject to the rights of any Senior Stock and the provisions of paragraph 5 of this Section B, the Corporation shall redeem, out of funds legally available therefor, on the twelfth anniversary of the Issue Date (or, if such day is not a Business Day, on the first Business Day thereafter), all shares of Class A Preferred Stock remaining outstanding at the Redemption Price on the Redemption Date. If the funds of the Corporation legally available for redemption of shares of the Class A Preferred Stock or Parity Stock then required to be redeemed are insufficient to redeem the total number of such shares remaining outstanding, those funds which are legally available shall, subject to the rights of any Senior Stock and the provisions of paragraph 5, be used to redeem the maximum possible number of shares of Class A Preferred Stock and Parity Stock. Subject to the rights of any Senior Stock and the provisions of paragraph 5 hereof, at any time and from time to time thereafter when additional funds of the Corporation are legally available for such purpose, such funds shall immediately be used to redeem the shares of Class A Preferred Stock and Parity Stock which are required to be redeemed that the Corporation failed to redeem until the balance of such shares has been redeemed. The selection of shares to be redeemed pursuant to the two immediately preceding sentences shall be made on a pro rata basis as among the different classes or series and as among the holders of shares of a particular class or series.

     (b) OPTIONAL REDEMPTION. Subject to the rights of any Senior Stock and the provisions of paragraph 5 of this Section B, the shares of Class A Preferred Stock may be redeemed, at the option of the Corporation by the action of the Board of Directors, in whole or from time to time in part, on any Business Day occurring after the Issue Date, at the Redemption Price on the Redemption Date. If less than all outstanding shares of Class A Preferred Stock are to be redeemed on any Redemption Date, the shares of Class A Preferred Stock to be redeemed shall be chosen pro rata among all holders of Class A Preferred Stock. The Corporation shall not be required to register a transfer of (i) any shares of Class A Preferred Stock for a period of 15 days next preceding any selection of shares of Class A Preferred Stock to be redeemed or (ii) any shares of Class A Preferred Stock selected or called for redemption.

     (c) NOTICE OF REDEMPTION. Notice of redemption shall be given by or on behalf of the Corporation, not more than 60 days nor less than 30 days prior to the Redemption Date, to the holders of record of the shares of Class A Preferred Stock to be redeemed; but no defect in such notice or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Class A Preferred Stock. In addition to any information required by law or by the applicable rules of any national securities exchange or national interdealer quotation system on which the Class A preferred Stock may be listed or admitted to trading or quoted, such notice shall set forth the Redemption Price, the Redemption Date, the number of shares to be redeemed and the place at which the shares called for redemption will, upon presentation and surrender of the stock certificates evidencing such shares, be redeemed. In the event that fewer than the total number of shares of Class A Preferred Stock represented by a certificate are redeemed, a new certificate representing the number of unredeemed shares will be issued to the holder thereof without cost to such holder.

     (d) DEPOSIT OF REDEMPTION PRICE. If notice of any redemption by the Corporation pursuant to this paragraph 4 shall have been given as provided in paragraph 4(c) above, and if on or before the Redemption Date specified in such notice an amount in cash sufficient to redeem in full on the Redemption Date at the Redemption Price all shares of Class A Preferred Stock called for redemption shall have been set apart so as to be available for such purpose and only for such purpose, then effective as of the close of business on the Redemption Date, the shares of Class A Preferred Stock called for redemption, notwithstanding that any certificate therefor shall not have been surrendered for cancellation, shall no longer be deemed outstanding, and the holders thereof shall cease to be stockholders with respect to such shares and all rights with respect to such shares shall forthwith cease and terminate, except the right of the holders thereof to receive the Redemption Price of such shares, without interest, upon the surrender of certificates representing the same.

     (e) STATUS OF REDEEMED SHARES. All shares of Class A Preferred Stock redeemed, exchanged, purchased or otherwise acquired by the Corporation shall be retired and shall not be reissued.

     5.   Limitations on Dividends and Redemptions.

     If at any time the Corporation shall have failed to pay, or declare and set aside the consideration sufficient to pay, full cumulative dividends for all prior dividends periods on any Parity Stock which by the terms of the instrument creating or evidencing such Parity Stock is entitled to the payment of such cumulative dividends prior to the redemption, exchange, purchase or other acquisition of the Class A Preferred Stock, and until full cumulative dividends on such Parity Stock for all prior dividend periods are paid, or declared and the consideration sufficient to pay the same in full is set aside so as to be available for such purpose and no other purpose, neither the Corporation nor any Subsidiary thereof shall redeem, exchange, purchase or otherwise acquire any shares of Class A Preferred Stock, Parity Stock or Junior Stock, or set aside any money or assets for any such purpose, pursuant to paragraph 4 hereof, a sinking fund or otherwise, unless all then outstanding shares of Class A Preferred Stock, of such Parity Stock and of any other class of series of Parity Stock that by the terms of the instrument creating or evidencing such Parity Stock is required to be redeemed under such circumstances are redeemed or exchanged pursuant to the terms hereof and thereof.

     If at any time the Corporation shall have failed to pay, or declare and set aside the consideration sufficient to pay, full cumulative dividends on the Class A Preferred Stock for all Dividend Periods ending on or before the immediately preceding Dividend Payment Date, and until full cumulative dividends on the Class A Preferred Stock for all Dividend Periods ending on or before the immediately preceding Dividend Payment Date are paid, or declared and the consideration sufficient to pay the same in full is set aside so as to be available for such purpose and no other purpose, neither the Corporation nor any Subsidiary thereof shall redeem, exchange, purchase or otherwise acquire any shares of Class A Preferred Stock, Parity Stock or Junior Stock, or set aside any money or assets for any such purpose, pursuant to paragraph 4 hereof, a sinking fund or otherwise, unless all then outstanding shares of Class A Preferred Stock and of any other class or series of Parity Stock that by the terms of the instrument creating or evidencing such Parity Stock is required to be redeemed under such circumstances are redeemed or exchanged pursuant to the terms hereof and thereof.

     If at any time the Corporation shall have failed to pay, or declare and set aside the consideration sufficient to pay, full cumulative dividends on the Class A Preferred Stock for all Dividend Periods ending on or before the immediately preceding Dividend Payment Date, and until full cumulative dividends on the Class A Preferred Stock for all Dividend Periods ending on or before the immediately preceding Dividend Payment Date are paid, or declared and the consideration sufficient to pay the same in full is set aside for such purpose and no other purpose, the Corporation shall not declare or pay any dividend on or make any distribution with respect to any Junior Stock or Parity Stock or set aside any money or assets for any such purpose, except that the Corporation may declare and pay a dividend on any Parity Stock ranking on a parity basis with the Class A Preferred Stock with respect to the right to receive dividend payments, contemporaneously with the declaration and payment of a dividend on the Class A Preferred Stock, provided that such dividends are declared and paid pro rata so that the amount of dividends declared and paid per share of the Class A Preferred Stock and such Parity Stock shall in all cases bear to each other the same ratio that accumulated and accrued and unpaid dividends per share on the Class A Preferred Stock and such Parity Stock bear to each other.

     If the Corporation shall fail to redeem on any date fixed for redemption or exchange pursuant to paragraph 4 hereof any shares of Class A Preferred Stock called for redemption on such date, and until such shares are redeemed in full, the Corporation shall not redeem or exchange any Parity Stock or Junior Stock or declare or pay any dividend on or make any distribution with respect to any Junior Stock, or set aside any money or assets for any such purpose, and neither the Corporation nor any Subsidiary thereof shall purchase or otherwise acquire any Class A Preferred Stock, Parity Stock or Junior Stock, or set aside any money or assets for any such purpose.

     Neither the Corporation nor any Subsidiary thereof shall redeem, exchange, purchase or otherwise acquire any Parity Stock or Junior Stock, or set aside any money or assets for any such purpose, if after giving effect to such redemption, exchange, purchase or other acquisition, the amount (as determined by the Board of Directors in good faith) that would be available for distribution to the holders of the Class A Preferred Stock upon liquidation, dissolution or winding up of the Corporation if such liquidation, dissolution or winding up were to occur on the date fixed for such redemption, exchange, purchase or other acquisition of such Parity Stock or Junior Stock would be less than the aggregate Liquidation Preference as of such date of all shares of Class A Preferred Stock then outstanding.

     Nothing contained in the first, fourth or fifth paragraph of this paragraph 5 shall prevent (i) the payment of dividends on any Junior Stock solely in shares of Junior Stock or the redemption, purchase or other acquisition of Junior Stock solely in exchange for (together with a cash adjustment for fractional shares, if any), or (but only in the case of the first and fifth paragraphs hereof) through the application of the proceeds from the sale of, shares of Junior Stock; or (ii) the payment of dividends on any Parity Stock solely in shares of Parity Stock and/or Junior Stock or the redemption, exchange, purchase or other acquisition of Class A Preferred Stock or Parity Stock solely in exchange for (together with a cash adjustment for fractional shares, if any), or (but only in the case of the first and fifth paragraphs hereof) through the application of the proceeds from the sale of, shares of Parity Stock and/or Junior Stock.

     The provisions of the first paragraph of this paragraph 5 are for the sole benefit of the holders of Class A Preferred Stock and Parity Stock having the terms described therein and accordingly, at any time when there are no shares of any such class or series of Parity Stock outstanding or if the holders of each such class or series of Parity Stock have, by such vote or consent of the holders thereof as may be provided for in the instrument creating or evidencing such class or series, waived in whole or in part the benefit of such provisions (either generally or in the specific instance), then the provisions of the first paragraph of this paragraph 5 shall not (to the extent waived, in the case of any partial waiver) restrict the redemption, exchange, purchase or other acquisition of any shares of Class A Preferred Stock, Parity Stock or Junior Stock. All other provisions of this paragraph 5 are for the sole benefit of the holders of Class A Preferred Stock and accordingly, if the holders of shares of Class A Preferred Stock shall have waived (as provided in paragraph 7 of this Section B) in whole or in part the benefit of the applicable provisions, either generally or in the specific instance, such provision shall not (to the extent of such waiver, in the case of a partial waiver) restrict the redemption, exchange, purchase or other acquisition of, or declaration, payment or making of any dividends or distributions on the Class A Preferred Stock, any Parity

Stock or any Junior Stock.

     6.   Voting.

     (a) VOTING RIGHTS. The holders of Class A Preferred Stock shall have no voting rights whatsoever, except as required by law and except for the voting rights described in this paragraph 6; provided, however, that the number of authorized shares of Class A Preferred Stock may be increased or decreased (but not below the number of shares of Class A preferred Stock then outstanding) by the affirmative vote of the holders of at least 66 2/3 of the total voting power of the then outstanding Voting Securities (as defined in Section C of Article V of this Certificate), voting together as a single class as provided in Article IX of this Certificate. Without limiting the generality of the foregoing, no vote or consent of the holders of Class A Preferred Stock shall be required for
(a) the creation of any indebtedness of any kind of the Corporation, (b) the creation or designation of any class or series of Senior Stock, Parity Stock or Junior Stock, or (c) any amendment to this Certificate that would increase the number of authorized shares of Preferred Stock or the number of authorized shares of Class A Preferred Stock or that would decrease the number of authorized shares of Class A Preferred Stock or the number of authorized shares of Class A Preferred Stock (but not below the number of shares of Preferred Stock or Class A Preferred Stock, as the case may be, then outstanding).

     (b) ELECTION OF DIRECTORS. The holders of the Class A Preferred Stock shall have the right to vote at any annual or special meeting of stockholders for the purpose of electing directors. Each share of Class A Preferred Stock shall have one vote for such purpose, and shall vote as a single class with any other class or series of capital stock of the Corporation entitled to vote in any general election of directors, unless the instrument creating or evidencing such class or series of capital stock otherwise expressly provides.

     7.   Waiver.

     Any provision of this Section B which, for the benefit of the holders of Class A Preferred Stock, prohibits, limits or restricts actions by the Corporation, or imposes obligations on the Corporation, may be waived in whole or in part, or the application of all or any part of such provision in any particular circumstance or generally may be waived, in each case with the consent of the holders of at least a majority of the number of shares of Class A Preferred Stock then outstanding (or such greater percentage thereof as may be required by applicable law or any applicable rules of any national securities exchange or national interdealer quotation system), either in writing or writing or by vote at an annual meeting or a meeting called for such purpose at which the holders of Class A Preferred Stock shall vote as a separate class.

     8.   Method of Giving Notices.

     Any notice required or permitted by the provisions of this Section B to be given to the holders of share of Class A Preferred Stock shall be deemed duly given if deposited in the United States mail, first class mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation or supplied by him in writing to the Corporation for the purpose of such notice.

     9.   Exclusion of Other Rights.

     Except as may otherwise be required by law and except for the equitable rights and remedies which may otherwise be available to holders of Class A Preferred Stock, the shares of Class A Preferred Stock shall not have any designations, preferences, limitations or relative rights other than those specifically set forth in this Certificate.

     10.  Heading of Subdivisions.

     The headings of the various subdivisions of this Section are for convenience of reference only and shall not affect the interpretation of any of the provisions of this Section.

                                   SECTION C

                 CLASS B 6% CUMULATIVE REDEEMABLE EXCHANGEABLE
                            JUNIOR PREFERRED STOCK

     The Class B 6% Cumulative Redeemable Exchangeable Junior Preferred Stock shall have the following preferences, limitations and relative rights:

     1. Certain Definitions. Unless the context otherwise requires, the terms defined in this paragraph 1 shall have, for all purposes of this Section C, the meanings herein specified:

     "Average Market Price" as of any Record Date or Special Record Date for a dividend payment declared by the Board of Directors means the average of the daily Current Market Prices of the Class A Common Stock for a period of 20 consecutive trading days ending on the tenth trading day prior to such Record Date or Special Record Date, appropriately adjusted to take into account any stock dividends on the Class A Common Stock, or any stock splits, reclassifications or combinations of the Class A Common Stock, during the period following the first of such 20 trading days and ending on the last full trading day immediately preceding the Dividend Payment Date or other date fixed for the payment of dividends to which such Record Date or Special Record Date, as the case may be, relates.

     "Class A Common Stock" shall mean the Class A Common Stock, par value $1.00 per share, of the Corporation, which term shall include, where appropriate, in the case of any reclassification, recapitalization or other change in the Class A Common Stock, or in the case of a consolidation or merger of the Corporation with or into another Person affecting the Class A Common Stock, such capital stock to which a holder of Class A Common Stock shall be entitled upon the occurrence of such event.

     "Class A Preferred Stock" shall mean the Class A Preferred Stock, par value $.01 per share, of the Corporation.

     "Class B Common Stock" shall mean the Class B Common Stock, par value $1.00 per share, of the Corporation, which term shall include, where appropriate, in the case of any reclassification, recapitalization or other change in the Class B Common Stock, or in the case of a consolidation or merger of the Corporation with or into another Person affecting the Class B Common Stock, such capital stock to which a holder of Class B Common Stock shall be entitled upon the occurrence of such event.

     "Class B Preferred Stock" shall mean the Class B 6% Cumulative Redeemable Exchangeable Junior Preferred Stock, par value $.01 per share, of the Corporation.

     "Current Market Price" of a share of Class A Common Stock on any day means the last reported per share sale price (or, if no sale price is reported, the average of the high and low bid prices) of the Class A Common Stock on such day on the Nasdaq National Market or as quoted by the National Quotation Bureau Incorporated, or if the Class A Common Stock is listed on an exchange, on the principal exchange on which the Class A Common Stock is listed. In the event that no such quotation is available for any day, the Board of Directors shall be entitled to determine the Current Market Price on the basis of such quotations as it considers appropriate.

     "Dividend Payment Date" shall mean, for any Dividend Period, the last day of such Dividend Period which shall be the first day of March of each year, commencing with March 1, 1995, or the next succeeding Business Day if any such day is not a Business Day.

     "Dividend Period" shall mean the period from the Initial Accrual Date to and including the first Dividend Payment Date and each annual period between consecutive Dividend Payment Dates.

     "Initial Accrual Date", when used with respect to the shares of Class B Preferred Stock, shall mean March 2, 1994.

     "Issue Date" shall mean the date on which shares of Class B Preferred Stock are first issued.

     "Junior Exchange Notes" shall mean junior subordinated debt securities of the Corporation of a series to be issued under the Junior Exchange Note Indenture in exchange for shares of Class B Preferred Stock as contemplated by paragraphs 4(d) and (f) of this Section C.

     "Junior Exchange Note Indenture" shall mean an indenture substantially in the form annexed as Exhibit 4.5 to the S-4 Registration Statement, as supplemented by a supplemental indenture substantially in the form annexed as
Exhibit 1 to such form of indenture, as said indenture and supplemental indenture may be amended or further supplemented from time to time (subject to any applicable restrictions of this Certificate) and, unless the context indicates otherwise, shall include the form and terms of the Junior Exchange Notes established as contemplated thereunder.

     "Junior Stock" shall mean (i) the Class A Common Stock, (ii) the Class B Common Stock, (iii) any other class or series of capital stock, whether now existing or hereafter created, of the Corporation, other than (A) the Class B Preferred Stock, (B) the Class A Preferred Stock, (C) any class or series of Parity Stock (except to the extent provided under clause (iv) hereof) and (D) any Senior Stock, and (iv) any class or series of Parity Stock to the extent that it ranks junior to the Class B Preferred Stock as to dividend rights, rights of redemption or rights on liquidation, as the case may be. For purposes of clause (iv) above, a class or series of Parity Stock shall rank junior to the Class B Preferred Stock as to dividend rights, rights of redemption or rights on liquidation if the holders of shares of Class B Preferred Stock shall be entitled to dividend payments, payments on redemption or payments of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the holders of shares of such class or series.

     "Liquidation Preference" measured per share of the Class B Preferred Stock as of any date in question (the "Determination Date") shall mean an amount equal to the sum of (a) the Stated Liquidation Value of such share, plus (b) an amount equal to all dividends accrued on such share which pursuant to paragraph 2(b) of this Section C have been added to and remain a part of the Liquidation Preference as of the Determination Date, plus (c) for purposes of determining the amounts payable pursuant to paragraph 3 and paragraph 4 of this Section C and the definition of Redemption Price, an amount equal to all unpaid dividends accrued on such share during the period from the immediately preceding Dividend Payment Date (or the Initial Accrual Date if the Determination Date is on or prior to the first Dividend Payment Date) through and including the Determination Date, and, in the case of clauses (b) and (c) hereof, whether or not such unpaid dividends have been earned or declared or there are any unrestricted funds of the Corporation legally available for the payment of dividends. In connection with the determination of the Liquidation Preference of a share of Class B Preferred Stock upon redemption or upon liquidation, dissolution or winding up of the Corporation, the Determination Date shall be the applicable date of redemption or the date of distribution of amounts payable to stockholders in connection with any such liquidation, dissolution or winding up.

     "1933 Act" shall mean the Securities Act of 1933, as amended from time to time, or any successor statute, and the rules and regulations promulgated thereunder.

     "Optional Exchange Date" shall mean the date fixed for the exchange of shares of Class Be Preferred Stock pursuant to paragraph 4(d) of this Section C, provided that such date will not be the Optional Exchange Date unless on or before such date all conditions to the issuance and delivery of Junior Exchange Notes upon such exchange contained in paragraph 4(f) of this Section C have been satisfied.

     "Parity Stock" shall mean any class or series of capital stock, whether now existing or hereafter created, of the Corporation ranking on a parity basis with the Class B Preferred Stock as to dividend rights, rights of redemption or rights on liquidation. Capital stock of any class or series shall rank on a parity as to dividend rights, rights of redemption or rights on liquidation with the Class B Preferred Stock, whether or not the dividend rates, dividend payment dates, redemption or liquidation prices per share or sinking fund or mandatory redemption provisions, if any, are different from those of the Class B Preferred Stock, if the holders of shares of such class or series shall be entitled to dividend payments, payments on redemption or payments of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in proportion to their respective accumulated and accrued and unpaid dividends, redemption prices or liquidations prices, respectively, without preference or priority, one over the other, as between the holders of shares of such class or series and the holders of Class B Preferred Stock. No class or series of capital stock that ranks junior to the Class B Preferred Stock as to rights on liquidation shall rank or be deemed to rank on a parity basis with the Class B Preferred Stock as to dividend rights of redemption, unless the instrument creating or evidencing such class or series of capital stock otherwise expressly provides.

     "Record Date" for the dividends payable on any Dividend Payment Date means the fifteen day of the month preceding the month during which such Dividend Payment Date shall occur, or if any such day is not a Business Day, then on the next preceding Business Day, as and if designated by the Board of Directors.

     "Redemption Agent" has the meaning ascribed to such term in paragraph 4(c) of this Section C.

     "Redemption Date" as to any share of Class B Preferred Stock shall mean the date fixed for redemption of such share pursuant to paragraph 4(a) of this Section C, provided that no such date will be a Redemption Date unless the applicable Redemption Price is actually paid in full on such date or the consideration sufficient for the payment thereof, and for no purpose, has been set apart or deposited in trust as contemplated by paragraph 4(c) of this Section C.

     "Redemption Price" as to any share of Class B Preferred Stock which is to be redeemed on any Redemption Date shall mean the Liquidation Preference thereof on such Redemption Date.

     "S-4 Registration Statement" shall mean the Corporation's Registration Statement on Form S-4 (Reg. No. 33-54263) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933 and declared effective on June 28, 1994.

     "Senior Stock" shall mean (i) the Class A Preferred Stock and (ii) any other class or series of capital stock, whether now existing or hereafter created, of the Corporation ranking prior to the Class B Preferred Stock as to dividend rights, rights of redemption or rights on liquidation. Capital stock of any class or series shall rank prior to the Class B Preferred Stock as to dividend rights, rights of redemption or rights on liquidation if the holders of shares of such class or series shall be entitled to dividend payments, payments on redemption or payments of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the holders of shares of Class B Preferred Stock. No class or series of capital stock that ranks on a parity basis with or junior to the Class B Preferred Stock as to rights on liquidation shall rank or be deemed to rank prior to the Class B Preferred Stock as to dividend rights or rights of redemption, notwithstanding that the dividend rate, dividend payment dates, sinking fund provisions, if any, or mandatory redemption provisions thereof are different from those of the Class B Preferred Stock, unless the instrument creating or evidencing such class or series of capital stock otherwise expressly provides.

     "Special Record Date" has the meaning ascribed to such term in paragraph 2(b) of this Section C.

     "Stated Liquidation Value" of a share of Class B Preferred Stock means
$100.

     "Subsidiary" of any Person shall mean (i) a corporation a majority of the capital stock of which, having voting power under ordinary circumstances to elect directors, is at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person and (ii) any other Person (other than a corporation) in which such Person and/or one or more Subsidiaries of such Person, directly or indirectly, has (x) a majority ownership interest or (y) the power to elect or direct the election of a majority of the members of the governing body of such first-named Person.

     "TIA" shall mean the Trust Indenture Act of 1939 (or any successor statute) as in effect on the date the Junior Exchange Note Indenture is or is required to be qualified thereunder in accordance with paragraph 4 of this Section C.

     2.   Dividends.

     (a) DIVIDEND RIGHTS; DIVIDEND PAYMENT DATES. Subject to the prior preferences and other rights of any Senior Stock and the provisions of paragraph 5 hereof, the holders of Class B Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of unrestricted funds legally available therefor, cumulative dividends, in preference to dividends on any Junior Stock, that shall accrue on each share of Class B Preferred Stock at the rate of 6.0% per annum of the Stated Liquidation Value of such share from the Initial Accrual Date to and including the date on which the Liquidation Preference of such share is made available (whether on liquidation, dissolution, or winding up of the Corporation or, in the case of paragraph 4 of this Section C, upon the applicable Redemption Date or Optional Exchange Date. Accrued dividends on the Class B Preferred Stock will be payable, as provided in paragraph 2(c) below, annually on each Dividend Payment Date to the holders of record of the Class B Preferred Stock as of the close of business on the Record Date for such dividend payment. Dividends shall be fully cumulative and shall accrue (without interest or compounding) on a daily basis without regard to the occurrence of a Dividend Payment Date and whether or not such dividends are declared and whether or not there are any unrestricted funds of the Corporation legally available for the payment of dividends. The amount of dividends "accrued" as of the first Dividend Payment Date and as of any date that is not a Dividend Payment Date shall be calculated on the basis of the foregoing rate per annum for the actual number of days elapsed from the Initial Accrual Date (in the case of the first Dividend Payment Date and any date prior to the first Dividend Payment Date) or the last preceding Dividend Payment Date (in the case of any other date) to and including the date as of which such determination is to be made, based on a 365- or 366-day year, as the case may be.

     (b) SPECIAL RECORD DATE. On each Dividend Payment Date, all dividends that have accrued on each share of Class B Preferred Stock during the immediately preceding Dividend Period shall, to the extent not paid as provided in paragraph 2(c) below on such Dividend Payment Date for any reason (whether or not such unpaid dividends have been earned or declared or there are any unrestricted funds of the Corporation legally available for the payment of dividends), be added to the Liquidation Preference of such share and will remain a part thereof until such dividends are paid as provided in paragraph 2(c) below. No interest or additional dividends will accrue or be payable (whether in cash, shares of Class A Common Stock or otherwise) with respect to any dividend payment on the Class B Preferred Stock that may be in arrears or with respect to that portion of any other payment on the Class B Preferred Stock that is in arrears which consists of accumulated or accrued and unpaid dividends. Such accumulated or accrued and unpaid dividends may be declared and paid at any time (subject to the rights of any Senior Stock and, if applicable, to the concurrent satisfaction of any dividend arrearages then existing with respect to any Parity Stock which ranks on a parity basis with the Class B Preferred Stock as to the payment of dividends) without reference to any regular Dividend Payment Date, to holders of record as of the close of business on such date, not more than 45 days nor less than 10 days preceding the payment date thereof, as may be fixed by the Board of Directors (the "Special Record Date"). Notice of each Special Record Date shall be given, not more than 45 days nor less than 10 days prior thereto, to the holders of record of the shares of Class B Preferred Stock.

     (c) METHOD OF PAYMENT. All dividends payable with respect to the shares of Class B Preferred Stock may be declared and paid, in the sole discretion of the Board of Directors, in cash, through the issuance of shares of Class A Common Stock or in any combination of the foregoing, provided, however, that if on any Dividend Payment Date or other date fixed for the payment of dividends declared by the Board of Directors, the Corporation pursuant to applicable law or otherwise is prohibited or restricted from paying in cash the full amount of dividends declared payable to the holders of Class B Preferred Stock on such date, then the portion of such dividends the payment of which in cash is so prohibited or restricted (or such greater portion of such dividends as the Board of Directors may determine) shall be paid through the issuance of shares of Class A Common Stock. If any dividend payment declared by the Board of Directors with respect to the shares of Class B Preferred Stock is to be paid in whole or in part through the issuance of shares of Class A Common Stock, the amount of such dividend payment to be paid per share of Class B Preferred Stock in shares of Class A Common Stock (the "Stock Dividend Amount") shall be satisfied and paid by the delivery to the holders of record of such shares of Class B Preferred Stock on the Record Date or Special Record Date, as the case may be, for such dividend payment, of a number of shares of Class A Common Stock determined by dividing the Stock Dividend Amount by the Average Market Price of a share of Class A Common Stock as of such Record Date or Special Record Date. The Corporation shall not be required to issue any fractional share of Class A Common Stock to which any holder of Class B Preferred Stock may become entitled pursuant to this paragraph 2(c). The Board of Directors may elect to settle any final fraction of a share of Class A Common Stock which a holder of one or more shares of Class B Preferred Stock would otherwise be entitled to receive pursuant to this paragraph 2(c) by having the Corporation pay to such holder, in lieu of issuing such fractional share, cash in an amount (rounded upward to the nearest whole cent) equal to the same fraction of the Average Market Price of a share of Class A Common Stock as of the Record Date or Special Record Date, as the case may be, for the dividend payment with respect to which such shares of Class A Common Stock are being delivered. Such election, if made, shall be made as to all holders of Class B Preferred Stock who would otherwise be entitled to receive a fractional share of Class A Common Stock on the Dividend Payment Date or other date fixed for the payment of such dividend.

     All dividends paid with respect to the shares of Class B Preferred Stock pursuant to this paragraph 2 shall be paid pro rata to all the holders of shares of Class B Preferred Stock outstanding on the applicable Record Date or Special Record Date, as the case may be.

     3.   Distributions Upon Liquidation, Dissolution or Winding Up.

     Subject to the prior payment in full of the preferential amounts to which any Senior Stock is entitled, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Class B Preferred Stock shall be entitled to receive from the assets of the Corporation available for distribution to stockholders, before any payment or distribution shall be made to the holders of any Junior Stock, an amount in cash or property at its fair market value, as determined by the Board of Directors in good faith, or a combination thereof, per share, equal to the Liquidation Preference of a share of Class B Preferred Stock of the date of payment or distribution, which payment or distribution shall be made pari passu with any such payment or distribution made to the holders of any Parity Stock ranking on a parity basis with the Class B Preferred Stock with respect to distributions upon liquidation, dissolution or winding up of the Corporation. The holders of Class B Preferred Stock shall be entitled to no other or further distribution of or participation in any remaining assets of the Corporation's assets in liquidation, dissolution or winding up, the assets of the Corporation to be distributed among the holders of the Class B Preferred Stock and to all holders of any Parity Stock ranking on a parity basis with the Class B Preferred Stock with respect to distributions upon liquidation, dissolution or winding up shall be insufficient to permit payment in full to such holders of the respective preferential amounts to which they are entitled, then the entire assets of the Corporation to be distributed to holders of the Class B Preferred Stock and such Parity Stock shall be distributed pro rata to such holders based upon the aggregate of the full preferential amounts to which the shares of Class B Preferred Stock and such Parity Stock would otherwise respectively be entitled. Neither the consolidation or merger of the Corporation with or into any other corporation or corporations nor the sale, transfer or lease of all or substantially all of the assets of the Corporation shall itself be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this paragraph 3. Notice of the liquidation, dissolution or winding up of the Corporation shall be given, not less than 20 days prior to the date on which such liquidation, dissolution or winding up is expected to take place or become effective, to the holders of record of the shares of Class B Preferred Stock.

     4.   Redemption or Exchange.

     (a) OPTIONAL REDEMPTION. Subject to the rights of any Senior Stock and the provisions of paragraph 5 of this Section C, the shares of Class B Preferred Stock may be redeemed, at the option of the Corporation by the action of the Board of Directors, in whole or from time to time in part, on any Business Day occurring after the Issue Date, at the Redemption Price on the Redemption Date. If less than all outstanding shares of Class B Preferred Stock are to be redeemed on any Redemption Date, the shares of Class B Preferred Stock to be redeemed shall be chosen by lot or by such other method as the Board of Directors considers fair and appropriate (and which complies with the requirements, if any, of any national securities exchange or national interdealer quotation system on which the Class B Preferred Stock may be listed or admitted to trading or quoted). The Corporation shall not be required to register a transfer of (i) any shares of Class B Preferred Stock for a period of 15 days next preceding any selection of shares of Class B Preferred Stock to be redeemed or (ii) any shares of Class B Preferred Stock selected or called for redemption.

     (b) NOTICE OF REDEMPTION. Notice of redemption shall be given by or on behalf of the Corporation, not more than 60 days nor less than 30 days prior to the Redemption Date, to the holders of record of the shares of Class B Preferred Stock to be redeemed; but no defect in such notice or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Class B Preferred Stock. In addition to any information required by law or by the applicable rules of any national securities exchange or national interdealer quotation system on which the Class B Preferred Stock may be listed or admitted to trading or quoted, such notice shall set forth the Redemption Price, the Redemption Date, the number of shares to be redeemed and the place at which the shares called for redemption will, upon presentation and surrender of the stock certificates evidencing such shares, be redeemed, and if the Corporation has elected to deposit the Redemption Price with a Redemption Agent in accordance with paragraph 4(c) below, shall state the name and address of the Redemption Agent and the date on which such deposit was or will be made. In the event that fewer than the total number of shares of Class B Preferred Stock represented by a certificate are redeemed, a new certificate representing the number of unredeemed shares will be issued to the holder thereof without cost to such holder.

     (c) DEPOSIT OF REDEMPTION PRICE. If notice of any redemption by the Corporation pursuant to this paragraph 4 shall have been given as provided in paragraph 4(b) above, and if on or before the Redemption Date specified in such notice an amount in cash sufficient to redeem in full on the Redemption Date at the Redemption Price all shares of Class B Preferred Stock called for redemption shall have been set apart so as to be available for such purpose and only for such purpose, then effective as of the close of business on the Redemption Date, the shares of Class B Preferred Stock called for redemption, notwithstanding that any certificate therefor shall not have been surrendered for cancellation, shall no longer be deemed outstanding, and the holders thereof shall cease to be stockholders with respect to such shares and all rights with respect to such shares shall forthwith cease and terminate, except the right of the holders thereof to receive the Redemption Price of such shares, without interest, upon the surrender of certificates representing the same.

     At its election, the Corporation on or prior to the Redemption Date (but no more than 60 days prior to the Redemption Date) may deposit immediately available funds in an amount equal to the aggregate Redemption Price of the shares of Class B Preferred Stock called for redemption in trust for the holders thereof with any bank or trust company organized under the laws of the United States of America or any state thereof having capital, undivided profits and surplus aggregating at least $50 million (the "Redemption Agent"), with irrevocable instructions and authority to the Redemption Agent, on behalf and at the expense of the Corporation, to mail the notice of redemption as soon as practicable after receipt of such irrevocable instructions (or to complete such mailing previously commenced, if it has not already been completed) and to pay, on and after the Redemption Date or prior thereto, the Redemption Price of the shares of Class B Preferred Stock to be redeemed to their respective holders upon the surrender of the certificates therefor. A deposit made in compliance with the immediately preceding sentence shall be deemed to constitute full payment for the shares of Class B Preferred Stock to be redeemed and from and after the close of business on the date of such deposit (although prior to the Redemption Date), the shares of Class B Preferred Stock to be redeemed shall no longer be deemed outstanding and the holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect to such shares except the right of the holders thereof to receive the Redemption Price of such shares (calculated through the Redemption Date), without interest, upon surrender of the certificates therefor. Any interest accrued on the funds so deposited shall be paid to the Corporation from time to time. Any funds so deposited with the Redemption Agent which shall remain unclaimed by the holders of such shares of Class B Preferred Stock at the end of one year after the Redemption Date shall be returned by the Redemption Agent to the Corporation, after which repayment the holders of such shares of Class B Preferred Stock called for redemption shall look only to the Corporation for the payment thereof, without interest, unless an applicable escheat or abandoned property law designates another Person.

     (d) OPTIONAL EXCHANGE FOR JUNIOR EXCHANGE NOTES. Subject to the rights of any Senior Stock and the provisions of paragraph 5 of this Section C, the shares of Class B Preferred Stock may be exchanged, out of funds legally available therefor, at the option of the Corporation by action of the Board of Directors, in whole but not in part, on any Business Day occurring after the Issue Date, for Junior Exchange Notes. Each holder of outstanding shares of Class B Preferred Stock shall be entitled to receive, in exchange for his shares of Class B Preferred Stock pursuant to this paragraph 4(d), newly issued Junior Exchange Notes of a series authorized and established for the purpose of such exchange, the aggregate principal amount of which shall be equal to the aggregate Liquidation Preference on the Optional Exchange Date of the shares of Class B Preferred Stock so exchanged by such holder, provided that the Junior Exchange Notes will be issuable only in principal amounts of $100 or any integral multiple thereof and an adjustment will be paid by the Corporation, in cash or by its check, in an amount equal to any excess principal amount otherwise issuable.

     (e) NOTICE OF EXCHANGE. Notice of the Corporation's election to exercise its optional exchange right pursuant to paragraph 4(d) (an "Optional Exchange Notice") shall be given by or on behalf of the Corporation, not more than 60 days nor less than 30 days prior to the Optional Exchange Date, to the holders of record of the shares of Class B Preferred Stock; but no defect in such notice or in the mailing thereof shall affect the validity of the proceedings for the exchange of any shares of Class B Preferred Stock. In addition to any information required by law or by the applicable rules of any national securities exchange or national interdealer quotation system on which the shares of Class B Preferred Stock may be listed or admitted to trading or quoted, such notice shall set forth the Optional Exchange Date, the place at which shares of Class B Preferred Stock will, upon presentation and surrender of the stock certificates evidencing such shares, be exchanged for Junior Exchange Notes, and the material terms (or, as to the rate per annum at which the Junior Exchange Notes will bear interest, and, if applicable, as to any other of such terms, the method of determining the same), consistent with the provisions hereof and of the Junior Exchange Note Indenture, of the series of Junior Exchange Notes to be issued upon such exchange.

     Upon determination of the rate per annum at which the Junior Exchange Notes to be issued upon such exchange will bear interest and any other terms of such Junior Exchange Notes, the method of determining which was set forth in the Optional Exchange Notice, the Corporation shall promptly give notice of such determination to the holders of shares of Class B Preferred Stock, which notice may be given by (or, if required by applicable law, shall be given by) publication of such determination in a daily newspaper of national circulation.

     (f) CONDITIONS TO EXCHANGE FOR JUNIOR EXCHANGE NOTE. Prior to the giving of an Optional Exchange Notice, the Corporation shall execute and deliver, with a bank or trust company selected by the Corporation, the Junior Exchange Note Indenture, substantially in the form annexed to the S-4 Registration Statement with only such changes as (i) are necessary to comply with law, any applicable rules of any securities exchange or usage, (ii) are requested by the Corporation and which would make any provisions of the Junior Exchange Note Indenture, or of the Junior Exchange Notes of the series established thereunder for the purpose of such exchange, more restrictive to the Corporation or beneficial to the holders of the Junior Exchange Notes of such series, as determined by the Board of Directors in good faith, such determination to be conclusive, (iii) are requested by the Corporation to add to the covenants and agreements of the Corporation contained in the Junior Exchange Note Indenture or to remove any right or power therein reserved to or conferred upon the Corporation, (iv) are requested by the Corporation in the event of any amendment to this Certificate that effects a change in the terms of the Class B Preferred Stock, to conform (as nearly as may be taking into account the differences between debt securities and equity securities) the provisions of the Junior Exchange Note Indenture (including, without limitation, the provisions relating to the establishment of the terms of any series of Junior Exchange Notes authorized to be issued thereunder) to the terms of the Class B Preferred Stock as so changed, (v) are consented to by the holders of at least a majority of the number of shares of Class B Preferred Stock then outstanding (or such greater percentage thereof as may be required by applicable law or any applicable rules of any national securities exchange or national interdealer quotation system), either in writing or by vote at a meeting called for that purpose at which the holders of Class B Preferred Stock shall vote as a separate class, or (vi) would not adversely affect the rights of the holders of Junior Exchange Notes of such series issuable thereunder.

     Prior to the Optional Exchange Date, the Corporation shall (i) establish in the manner contemplated by the Junior Exchange Note Indenture the terms of the series of Junior Exchange Notes to be issued thereunder on the Optional Exchange Date, and (ii) file at the office of the exchange agent for the Class B Preferred Stock (or with the books of the Corporation if there is no exchange agent) an opinion of counsel to the effect that (A) the Junior Exchange Note Indenture has been duly authorized, executed and delivered by the Corporation, and constitutes a valid and binding instrument enforceable against the Corporation in accordance with its terms (subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity and except that the Corporation may be prohibited from making payments on the Junior Exchange Notes of the series to be issued if and to the extent it would at the time be prohibited from redeeming capital stock and subject to other qualifications as are then customarily contained in opinions of counsel experienced in such matters); (B) that the Junior Exchange Notes of such series have been duly authorized and, when executed and authenticated in accordance with the provisions of the Junior Exchange Note Indenture and delivered in exchange for the shares of Class B Preferred Stock, will constitute valid and binding obligations of the Corporation entitled to the benefits of the Junior Exchange Note Indenture (subject as aforesaid); (C) that the issuance and delivery of the Junior Exchange Notes of such series in exchange for the shares of Class B Preferred Stock will not violate the laws of the state of incorporation of the Corporation; and (D) that (x) the Junior Exchange Note Indenture has been duly qualified under the TIA (or that such qualification is not necessary) and (y) that the issuance and delivery of the Junior Exchange Notes of such series in exchange for the shares of Class B Preferred Stock is exempt from the registration or qualification requirements of the 1933 Act and applicable state securities laws or, if no such exemption is available, that the Junior Exchange Notes of such series have been duly registered or qualified for such exchange under the 1933 Act and such applicable state securities laws.

     (g) METHOD OF EXCHANGE. If an Optional Exchange Notice shall have been given by the Corporation pursuant to paragraph 4(e) of this Section C, and if the Corporation shall have satisfied the conditions to such exchange contained in paragraph 4(f), then effective as of the close of business on the Optional Exchange Date, the shares of Class B Preferred Stock, notwithstanding that any certificate therefor shall not have been surrendered for cancellation, shall no longer be deemed outstanding, and the holders thereof shall cease to be stockholders with respect to such shares and all rights with respect to such shares shall forthwith cease and terminate, except the right of the holders thereof upon the surrender of certificates evidencing the same to receive the Junior Exchange Notes exchangeable therefor, and the cash adjustment, if any, in lieu of Junior Exchange Notes in other than authorized denominations, without interest.

     Before any holder of shares of Class B Preferred Stock called for exchange shall be entitled to receive the Junior Exchange Notes deliverable in exchange therefor, such holder shall surrender the certificate or certificates representing the shares to be exchanged at such place as the Corporation shall have specified in the Optional Exchange Notice, which certificate or certificates shall be duly endorsed to the Corporation or in blank (or accompanied by duly executed instruments to transfer to the Corporation or in blank) with signatures guaranteed (such endorsements or instruments of transfer to be in form satisfactory to the Corporation), together with a written notice to the Corporation, specifying the name or names (with addresses) in which the Junior Exchange Notes are to be issued. If any transfer is involved in the issuance or delivery of any Junior Exchange Notes in a name other than that of the registered holder of the shares of Class B Preferred Stock surrendered for exchange, such holder shall also deliver to the Corporation a sum sufficient for all taxes payable in respect of such transfer or evidence satisfactory to the Corporation that such taxes have been paid. Except as provided in the immediately preceding sentence, the Corporation shall pay any issue, stamp or other similar tax in respect of such issuance or delivery.

     As soon as practicable after the later of the Optional Exchange Date and the proper surrender of the certificate(s) for such shares of Class B Preferred Stock as provided above, the Corporation shall deliver at the place specified in the Optional Exchange Notice, to the holder of the shares of Class B Preferred Stock so surrendered, or to his nominee(s) or, subject to compliance with applicable law, transferee(s), a Junior Exchange Note or Notes (of authorized denominations) in the principal amount to which he shall be entitled upon such exchange, together with a check in the amount of any cash adjustment as provided in paragraph 4(d). The Person in whose name any Junior Exchange Note is issued upon an exchange pursuant to paragraph 4(d) shall be treated for all purposes as the holder of record thereof as of the close of business on the Optional Exchange Date.

     (h) STATUS OF REDEEMED SHARES. All shares of Class B Preferred Stock redeemed, exchanged, purchased or otherwise acquired by the Corporation shall be retired and shall not be reissued.

     5.   Limitations on Dividends and Redemptions.

     If at any time the Corporation shall have failed to pay, or declare and set aside the consideration sufficient to pay, full cumulative dividends for all prior dividend periods on any Parity Stock which by the terms of the instrument creating or evidencing such Parity Stock is entitled to the payment of such cumulative dividends prior to the redemption, exchange, purchase or other acquisition of the Class B Preferred Stock, and until full cumulative dividends on such Parity Stock for all prior dividend periods are paid, or declared and the consideration sufficient to pay the same in full is set aside so as to be available for such purpose and no other purpose, neither the Corporation nor any Subsidiary thereof shall redeem, exchange, purchase or otherwise acquire any shares of Class B Preferred Stock, Parity Stock or Junior Stock, or set aside any money or assets for any such purpose, pursuant to paragraph 4 hereof, a sinking fund or otherwise, unless all then outstanding shares of Class B Preferred Stock, of such Parity Stock and of any other class of series of Parity Stock that by the terms of the instrument creating or evidencing such Parity Stock is required to be redeemed under such circumstances are redeemed or exchanged pursuant to the terms hereof and thereof.

     If at any time the Corporation shall have failed to pay, or declare and set aside the consideration sufficient to pay, full cumulative dividends on the Class B Preferred Stock for all Dividend Periods ending on or before the immediately preceding Dividend Payment Date, and until full cumulative dividends on the Class B Preferred Stock for all Dividend Periods ending on or before the immediately preceding Dividend Payment Date are paid, or declared and the consideration sufficient to pay the same in full is set aside so as to be available for such purpose and no other purpose, neither the Corporation nor any Subsidiary thereof shall redeem, exchange, purchase or otherwise acquire any shares of Class B Preferred Stock, Parity Stock or Junior Stock, or set aside any money or assets for any such purpose, pursuant to paragraph 4 hereof, a sinking fund or otherwise, unless all then outstanding shares of Class B Preferred Stock and of any other class or series of Parity Stock that by the terms of the instrument creating or evidencing such Parity Stock is required to be redeemed under such circumstances are redeemed or exchanged pursuant to the terms hereof and thereof.

     If at any time the Corporation shall have failed to pay, or declare and set aside the consideration sufficient to pay, full cumulative dividends on the Class B Preferred Stock for all Dividend Periods ending on or before the immediately preceding Dividend Payment Date, and until the full cumulative dividends on the Class B Preferred Stock for all Dividend Periods ending on or before the immediately preceding Dividend Payment Date are paid, or declared and the consideration sufficient to pay the same in full is set aside for such purpose and no other purpose, the Corporation shall not declare or pay any dividend on or make any distribution with respect to any Junior Stock or Parity Stock or set aside any money or assets for any such purpose, except that the Corporation may declare and pay a dividend on any Parity Stock ranking on a parity basis with the Class B Preferred Stock with respect to the right to receive dividend payments, contemporaneously with the declaration and payment of a dividend on the Class B Preferred Stock, provided that such dividends are declared and paid pro rata so that the amount of dividends declared and paid per share of the Class B Preferred Stock and such Parity Stock shall in all cases bear to each other the same ratio that accumulated and accrued and unpaid dividends per share on the Class B Preferred Stock and such Parity Stock bear to each other.

     If the Corporation shall fail to redeem or exchange on any date fixed for redemption or exchange pursuant to paragraph 4(a) or 4(d) hereof any shares of Class B Preferred Stock called for redemption or exchange on such date, and until such shares are redeemed or exchanged in full, the Corporation shall not redeem or exchange any Parity Stock or Junior Stock or declare or pay any dividend on or make any distribution with respect to any Junior Stock, or set aside any money or assets for any such purpose, and neither the Corporation nor any Subsidiary thereof shall purchase or otherwise acquire any Class B Preferred Stock, Parity Stock or Junior Stock, or set aside any money or assets for any such purpose.

     Neither the Corporation nor any Subsidiary thereof shall redeem, exchange, purchase or otherwise acquire any Parity Stock or Junior Stock, or set aside any money or assets for any such purpose, if after giving effect to such redemption, exchange, purchase or other acquisition, the amount (as determined by the Board or Directors in good faith) that would be available for distribution to the holders of the Class B Preferred Stock upon liquidation, dissolution or winding up of the Corporation if such liquidation, dissolution or winding up were to occur on the date fixed for such redemption, exchange, purchase or other acquisition of such Parity Stock or Junior Stock would be less than the aggregate Liquidation Preference as of such date of all shares of Class B Preferred Stock then outstanding.

     Nothing contained in the first, fourth or fifth paragraph of this paragraph 5 shall prevent (i) the payment of dividends on any Junior Stock solely in shares of Junior Stock or the redemption, purchase or other acquisition of Junior Stock solely in exchange for (together with a cash adjustment for fractional shares, if any), or (but only in the case of the first and fifth paragraphs hereof) through the application of the proceeds from the sale of, shares of Junior Stock; or (ii) the payment of dividends on any Parity Stock solely in shares of Parity Stock and/or Junior Stock or the redemption, exchange, purchase or other acquisition of Class B Preferred Stock or Parity Stock solely in exchange for (together with a cash adjustment for fractional shares, if any), or (but only in the case of the first and fifth paragraphs hereof) through the application of the proceeds from the sale of, shares of Parity Stock and/or Junior Stock.

     The provisions of the first paragraph of this paragraph 5 are for the sole benefit of the holders of Class B Preferred Stock and Parity Stock having the terms described therein and accordingly, at any time when there are no shares of any such class or series of Parity Stock outstanding or if the holders of each such class or series of Parity Stock have, by such vote or consent of the holders thereof as may be provided for in the instrument creating or evidencing such class or series, waived in whole or in part the benefit of such provisions (either generally or in the specific instance), then the provisions of the first paragraph of this paragraph 5 shall not (to the extent waived, in the case of any partial waiver) restrict the redemption, exchange, purchase or other acquisition of any shares of Class B Preferred Stock, Parity Stock or Junior Stock. All other provisions of this paragraph 5 are for the sole benefit of the holders of Class B Preferred Stock and accordingly, if the holders of shares of Class B Preferred Stock shall have waived (as provided in paragraph 7 of this Section C) in whole or in part the benefit of the applicable provisions, either generally or in the specific instance, such provision shall not (to the extent of such waiver, in the case of a partial waiver) restrict the redemption, exchange, purchase or other acquisition of, or declaration, payment or making of any dividends or distributions on the Class B Preferred Stock, any Parity Stock or any Junior Stock.

     6.   Voting

     (a) VOTING RIGHTS. The holders of Class B preferred Stock shall have no voting rights whatsoever, except as required by law and except for the voting rights described in this paragraph 6; provided, however, that the number of authorized shares of Class B Preferred Stock may be increased or decreased (but not below the number of shares of Class B Preferred Stock then outstanding) by the affirmative vote of the holders of at least 66 2/3% of the total voting power of the then outstanding Voting Securities (as defined in Section C of Article V of this Certificate), voting together as a single class as provided in
Article IX of this Certificate. Without limiting the generality of the foregoing, no vote or consent of the holders of Class B Preferred Stock shall be required for (a) the creation of any indebtedness of any kind of the Corporation, (b) the creation or designation of any class or series of Senior Stock, Parity Stock or Junior Stock, or (c) any amendment to this Certificate that would increase the number of authorized shares of

Preferred Stock or the number of authorized shares of Class B Preferred Stock or that would decrease the number of authorized shares of Preferred Stock or the number of authorized shares of Class B Preferred Stock (but not below the number of shares of Preferred Stock or Class B Preferred Stock, as the case may be, then outstanding).

     (b) ELECTION OF DIRECTORS. The holders of the Class B Preferred Stock shall have the right to vote at any annual or special meeting of stockholders for the purpose of electing directors. Each share of Class B Preferred Stock shall have one vote for such purpose, and shall vote as a single class with any other class or series of capital stock of the Corporation entitled to vote in any general election of directors, unless the instrument creating or evidencing such class or series of capital stock otherwise expressly provides.

     7.   Waiver.

     Any provision of this Section C which, for the benefit of the holders of Class B Preferred Stock, prohibits, limits or restricts actions by the Corporation, or imposes obligations on the Corporation, may be waived in whole or in part, or the application of all or any part of such provision in any particular circumstance or generally may be waived, in each case with the consent of the holders of at least a majority of the number of shares of Class B Preferred Stock then outstanding (or such greater percentage thereof as may be required by applicable law or any applicable rules of any national securities exchange or national interdealer quotation system), either in writing or by vote at an annual meeting or a meeting called for such purpose at which the holders of Class B Preferred Stock shall vote as a separate class.

     8.   Method of Giving Notices.

     Any notice required or permitted by the provisions of this Section C to be given to the holders of shares of Class B Preferred Stock shall be deemed duly given if deposited in the United States mail, first class mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation or supplied by him in writing to the Corporation for the purpose of such notice.

     9.   Exclusion of Other Rights.

     Except as may otherwise be required by law and except for the equitable rights and remedies which may otherwise be available to holders of Class B Preferred Stock, the shares of Class B Preferred Stock shall not have any designations, preferences, limitations or relative rights other than those specifically set forth in this Certificate.

     10.  Heading of Subdivisions.

     The headings of the various subdivisions of this Section C are for convenience of reference only and shall not affect the interpretation of any of the provisions of this Section C.

                                   SECTION D

                            SERIES PREFERRED STOCK

     The Series Preferred Stock may be issued, from time to time, in one or more series, with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in a resolution or resolutions providing for the issue of such series adopted by the Board of Directors. The Board of Directors, in such resolution or resolutions (a copy of which shall be filed and recorded as required by law), is also expressly authorized to fix:

          (i) the distinctive serial designations and the division of such shares into series and the number of shares of a particular series, which may be increased or decreased, but not below the number of shares thereof then outstanding, by a certificate made, signed, filed and recorded as required by law;

          (ii) the annual dividend rate, if any, for the particular series, and the date or dates from which dividends on all shares of such series shall be cumulative, if dividends on stock of the particular series shall be cumulative:

          (iii) the redemption price or prices for the particular series:

          (iv) the right, if any, of the holders of a particular series to convert or exchange such stock into or for other classes of stock or indebtedness of the Corporation, and the terms and conditions of such conversion;

          (v) the voting rights, if any, of the holders of a particular series; and

          (vi) the obligation, if any, of the Corporation to purchase and retire and redeem shares of a particular series as a sinking fund or redemption or purchase account, the terms thereof and the redemption price or prices per share for such series redeemed pursuant to the sinking fund or redemption account.

     All shares of any one series of the Series Preferred Stock shall be alike in every particular and all series shall rank equally and be identical in all respects except insofar as they may vary with respect to the matters which the Board of Directors is hereby expressly authorized to determine in the resolution or resolutions providing for the issue of any series of the Series Preferred Stock.

                                   SECTION E

                 CLASS A COMMON STOCK AND CLASS B COMMON STOCK

     Each share of the Class A Common Stock, par value $1.00 per share (the "Class A Common Stock"), and each share of the Class B Preferred Stock, par value $1.00 per share (the "Class B Common Stock"), of the Corporation shall, except as otherwise provided in this Section E, be identical in all respects and shall have equal rights and privileges.

     1.   Voting Rights.

     Holders of Class A Common Stock shall be entitled to one vote for each share of such stock held, and holders of Class B Preferred Stock shall be entitled to ten votes for each share of such stock held, on all matters presented to such stockholders. Except as may otherwise be required by the laws of the State of Delaware or in the instrument creating or evidencing any class or series of Preferred Stock the holders of shares of Class A Common Stock and the holders of shares of Class B Common Stock shall vote with the holders of Preferred Stock, if any, as one class with respect to the election of directors and with respect to all other matters to be voted on by stockholders of the Corporation (including, without limitations, any proposed amendment to this Certificate that would increase the number of authorized shares of Class A Common Stock, of Class B Common Stock or of any class or series of Preferred Stock or decrease the number of authorized shares of any such class or series of stock (but not below the number of shares thereof then outstanding)), and no separate vote or consent of the holders of shares of Class A Common Stock, the holders of shares of Class B Common Stock or the holders of shares of Preferred Stock shall be required for the approval of any such matter.

     2.   Conversion Rights.

     Each share of Class B Common Stock shall be convertible, at the option of the holder thereof, into one share of Class A Common Stock. Any such conversion may be effected by any holder of Class B Common Stock by surrendering such holder's certificate or certificates for the Class B Common Stock to be converted, duly endorsed, at the office of the Corporation or any transfer agent for the Class B Common Stock, together with a written notice to the Corporation at such office that such holder elects to convert all or a specified number of shares of Class B Common Stock represented by such certificate and stating the name or names in which such holder desires the certificate or certificates for Class A Common Stock to be issued. If so required by the Corporation, any certificate for shares surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder of such shares or the duly authorized representative of such holder. Promptly thereafter, the Corporation shall issue and deliver to such holder or such holder's nominee or nominees, a certificate or certificates for the number of shares of Class A Common Stock to which such holder shall be entitled as herein provided. Such conversion shall be deemed to have been made at the close of business on the date of receipt by the Corporation or any such transfer agent of the certificate or certificates, notice and, if required, instruments of transfer referred to above, and the person or persons entitled to receive the Class A Common Stock issuable on such conversion shall be treated for all purposes as the record holder or holders of such Class A Common Stock on that date. A number of shares of Class A Common Stock equal to the number of shares of Class B Common Stock outstanding from time to time shall be set aside and reserved for issuance upon conversion of shares of Class B Common Stock. Shares of Class B Common Stock that have been converted hereunder shall remain treasury shares to be disposed of by resolution of the Board of Directors. Shares of Class A Common Stock shall not be convertible into shares of Class B Common Stock.

     3. Dividends. Subject to paragraph 4 of this Section E, whenever a dividend is paid to the holders of Class A Common Stock, the Corporation also shall pay to the holders of Class B Common Stock a dividend per share at least equal to the dividend per share paid to the holders of the Class A Common Stock. Subject to paragraph 4 of this Section E, whenever a dividend is paid to the holders of Class B Common Stock, the Corporation shall also pay to the holders of the Class A Common Stock a dividend per share at least equal to the dividend per share paid to the holders of the Class B Common Stock. Dividends shall be payable only as and when declared by the Board of Directors.

     4. Share Distributions. If at any time a distribution on the Class A Common Stock or Class B Common Stock is to be paid in Class A Common Stock, Class B Common Stock or any other securities of the Corporation (hereinafter sometimes called a "share distribution"), such share distribution may be declared and paid only as follows:

     (a) a share distribution consisting of Class A Common Stock to holders of Class A Common Stock and Class B Common Stock, on an equal per share basis; or to holders of Class A Common Stock only, but in such event there shall also be a simultaneous share distribution to holders of Class B Common Stock consisting of shares of Class B Common Stock on an equal per share basis:

     (b) a share distribution consisting of Class B Common Stock to holders of Class B Common Stock and Class A Common Stock, on an equal per share basis; or to holders of Class B Common Stock only, but in such event there shall also be a simultaneous share distribution to holders of Class A Common Stock consisting of shares of Class A Common Stock on an equal per share basis; and

     (c) a share distribution consisting of any class of securities of the Corporation other than Common Stock, to the holders of Class A Common Stock and the holders of Class B Common Stock on an equal per share basis.

     The Corporation shall not reclassify, subdivide or combine one class of its Common Stock without reclassifying, subdividing or combining the other class of Common Stock, on an equal per share basis.

     5. Liquidation and Mergers. Subject to the prior payment in full of the preferential amounts to which any Preferred Stock is entitled, the holders of Class A Common Stock and the holders of Class B Common Stock shall share equally, on a share for share basis, in any distribution of the Corporation's assets upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provisions for payment of the debts and other liabilities of the Corporation. Neither the consolidation or merger of the Corporation with or into any other corporation or corporations nor the sale, transfer or lease of all or substantially all of the assets of the Corporation shall itself be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this paragraph 5.

                                   SECTION F

                              UNCLAIMED DIVIDENDS

     Any and all right, title, interest and claim in or to any dividends declared by the Corporation, whether in cash, stock or otherwise, which are unclaimed for a period of four years after the close of business on the payment date, shall be and be deemed extinguished and abandoned; and such unclaimed dividends in the possession of the Corporation, its transfer agent or other agents or depositories, shall at such time become the absolute property of the Corporation, free and clear of any and all claims of any Persons whatsoever.

                                   ARTICLE V

                                   DIRECTORS

                                   SECTION A

                              NUMBER OF DIRECTORS

     The governing body of the Corporation shall be a Board of Directors. Subject to any rights of the holders of any class or series of Preferred Stock to elect additional directors, the number of directors shall not be less than three (3) and the exact number of directors shall be fixed by the Board of Directors by resolution. Election of directors need not be by written ballot.

                                   SECTION B

                          CLASSIFICATION OF THE BOARD

     Except as otherwise fixed by or pursuant to the provisions of Article IV hereof relating to the rights of the holders of any class or series of Preferred Stock to separately elect additional directors, which additional directors are not required to be classified pursuant to the terms of such class or series of Preferred Stock, the Board of Directors of the Corporation shall be divided into three classes: Class I, Class II and Class III. Each class shall consist, as nearly as possible, of a number of directors equal to one-third (33 1/3%) of the then authorized number of members of the Board of Directors. The term of office of the initial Class I directors shall expire at the annual meeting of stockholders in 1995; the term of office of the initial Class II directors shall expire at the annual meeting of stockholders in 1996; and term of office of the initial Class III directors shall expire at the annual meeting of stockholders in 1997. At each annual meeting of stockholders of the Corporation the successors of that class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. The directors of each class will hold office until their respective successors are elected and qualified.

                                   SECTION C

                             REMOVAL OF DIRECTORS

     Subject to the rights of the holders of any class or series of Preferred Stock, directors may be removed from office only for cause (as hereinafter defined) upon the affirmative vote of the holders of at least 66 2/3% of the total voting power of the then outstanding Voting Securities (as hereinafter defined), voting together as a single class. Except as may otherwise to provided by law, "cause" for removal, for purposes of this Section C, shall exist only if: (i) the director whose removal is proposed has been convicted of a felony, or has been granted immunity to testify in an action where another has been convicted of a felony, by a court of competent jurisdiction and such conviction is no longer subject to direct appeal; (ii) such director has become mentally incompetent, whether or not so adjudicated, which mental incompetence directly affects his ability as a director of the Corporation, as determined by at least 66 2/3% of the members of the Board of Directors then in office (other than such director); or (iii) such director's actions or failure to act have been determined by at least 66 2/3% of the members of the Board of Directors then in office (other than such director) to be in derogation of the director's duties. The term "Voting Securities" shall include the Class A Common Stock, the Class B Common Stock and any class or series of Preferred Stock entitled to vote with the holders of Common Stock generally upon all matters which may be submitted to a vote of stockholders at any annual meeting or special meeting thereof.

                                   SECTION D

                   NEWLY CREATED DIRECTORSHIPS AND VACANCIES

     Subject to the rights of the holders of any class or series of Preferred Stock, vacancies on the Board of Directors resulting from death, resignation, removal, disqualification or other cause, and newly created directorships resulting from any increase in the number of directors on the Board of Directors, shall be filled by the affirmative vote of a majority of the remaining directors then in office

(even though less than a quorum) or by the sole remaining director. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred or to which the new directorship is apportioned, and until such director's successor shall have been elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director, except as may be provided in the terms of any class or series of Preferred Stock with respect to any additional director elected by the holders of such class or series of Preferred Stock.

                                   SECTION E

                  LIMITATION ON LIABILITY AND INDEMNIFICATION

     1.   Limitation On Liability.

     To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this paragraph 1 shall be prospective only and shall not adversely affect any limitation, right or protection of a director of the Corporation existing at the time of such repeal or modification.

     2.   Indemnification.

     (a) RIGHT TO INDEMNIFICATION. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such person. Such right of indemnification shall inure whether or not the claim asserted is based on matters which antedate the adoption of this Section E. The Corporation shall be required to indemnify a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

     (b) PREPAYMENT OF EXPENSES. The Corporation shall pay the expenses (including attorneys' fees) incurred in defending any proceeding in advance of its final disposition, provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this paragraph or otherwise.

     (c) CLAIMS. If a claim for indemnification or payment of expenses under this paragraph is not paid in full within 60 days after a written claim therefor has been received by the Corporation, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

     (d) NON-EXCLUSIVITY OF RIGHTS. The rights conferred on any person by this paragraph shall not be exclusive of any other rights which such person may or hereafter acquire under any statute, provision of this Certificate, the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

     (e) OTHER INDEMNIFICATION. The Corporation's obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity.

     3.   Amendment or Repeal.

     Any repeal or modification of the foregoing provisions of this Section E shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

                                   SECTION F

                              AMENDMENT OF BYLAWS

     In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors, by action taken by the affirmative vote of not less than 75% of the members of the Board of Directors then in office, is hereby expressly authorized and empowered to adopt, amend or repeal any provision of the Bylaws of this Corporation.

                                  ARTICLE VI

                                     TERM

     The term of existence of this Corporation shall be perpetual.

                                  ARTICLE VII

                             STOCK NOT ASSESSABLE

     The capital stock of this Corporation shall not be assessable. It shall be issued as fully paid, and the private property of the stockholders shall not be liable for the debts, obligations or liabilities of this Corporation. This Certificate shall not be subject to amendment in this respect.

                                 ARTICLE VIII

                           MEETINGS OF STOCKHOLDERS

                                   SECTION A

                          ANNUAL AND SPECIAL MEETINGS

     Subject to the rights of the holders of any class or series of Preferred Stock, stockholder action may be taken only at an annual or special meeting. Except as otherwise provided in the terms of any class or series of Preferred Stock or unless otherwise prescribed by law or by another provision of this Certificate, special meetings of the stockholders of the Corporation, for any purpose or purposes, shall be called by the Secretary of the Corporation (i) upon the written request of the holders of not less than 66 2/3% of the total voting power of the outstanding Voting Securities (as defined in Section C of Article V of this Certificate) or (ii) at the request of at least 75% of the members of the Board of Directors then in office.

                                   SECTION B

                          ANNUAL AND SPECIAL MEETINGS

     Except as otherwise provided in the terms of any class or series of Preferred Stock, no action required to be taken or which may be taken at any annual meeting or special meeting of stockholders may be taken without a meeting, and the power of stockholders to consent in writing, without a meeting, is specifically denied.

                                  ARTICLE IX

               ACTIONS REQUIRING SUPERMAJORITY STOCKHOLDER VOTE

     Subject to the rights of the holders of any class or series of Preferred Stock, the affirmative vote of the holders of at least 66 2/3% of the total voting power of the then outstanding Voting Securities (as defined in Section C of Article V of this Certificate), voting together as a single class at a meeting specifically called for such purpose, shall be required in order for the Corporation to take any action to authorize:

     (a) the amendment, alteration or repeal of any provision of this Certificate or the addition or insertion of other provisions herein;

     (b) the adoption, amendment or repeal of any provision of the Bylaws of the Corporation; provided, however, that this clause (b) shall not apply to, and no vote of the stockholders of the Corporation shall be required to authorize, the adoption, amendment or repeal of any provision of the Bylaws of the Corporation by the Board of Directors in accordance with the power conferred upon it pursuant to Section F of Article V of this Certificate;

     (c) the merger or consolidation of this Corporation with or into any other corporation; provided, however, that this clause (c) shall not apply to any merger or consolidation (i) as to which the laws of the State of Delaware, as then in effect, do not require the consent of this Corporation's stockholders, or (ii) which at least 75% of the members of the Board of Directors then in office have approved;

     (d) the sale, lease or exchange of all, or substantially all, of the property and assets of the Corporation; or

     (e)  the dissolution of the Corporation.

     All rights at any time conferred upon the stockholders of the Corporation pursuant to this Certificate are granted subject to the provisions of this
Article IX.

                                    # # # #

     IN WITNESS WHEREOF, the undersigned has signed this Restated Certificate of Incorporation this 4th DAY OF August, 1994.

                                            TCI/LIBERTY HOLDING COMPANY

                                             By:    /s/ Brendan R. Clouston
                                                        Brendan R. Clouston
                                             Title: Executive Vice President

ATTEST:

By:    /s/ Stephen M. Brett
           Stephen M. Brett
Title: Secretary

                               STATE OF DELAWARE
                       OFFICE OF THE SECRETARY OF STATE
                                                                          PAGE 1

                                _______________

     I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF "TELE-COMMUNICATIONS, INC.", FILED IN THIS OFFICE ON THE FOURTH DAY OF AUGUST, A.D. 1994, AT 4:18 O'CLOCK P.M.

     A CERTIFIED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS FOR RECORDING.

                                        [SEAL]
                                               /s/ EDWARD J. FREEL
                                        EDWARD J. FREEL, SECRETARY OF STATE

                                        AUTHENTICATION: 7202383
                                                 DATE: 08-04-94

                           TELE-COMMUNICATIONS, INC.

                          CERTIFICATE OF DESIGNATION

                                _______________

  SETTING FORTH A COPY OF A RESOLUTION CREATING AND AUTHORIZING THE ISSUANCE OF A SERIES OF PREFERRED STOCK DESIGNATED AS "CONVERTIBLE PREFERRED STOCK,
   SERIES C" ADOPTED BY THE BOARD OF DIRECTORS OF TELE-COMMUNICATIONS, INC.

                                _______________

     The undersigned Executive Vice President of Tele-Communications, Inc., a Delaware corporation (the "Corporation"), hereby certifies that the Board of Directors duly adopted the following resolutions creating a series of preferred stock designated as "Convertible Preferred Stock, SERIES C":

     "BE IT RESOLVED, that, pursuant to authority expressly granted by the provisions of the Restated Certificate of Incorporation of this Corporation, the Board of Directors hereby creates and authorizes the issuance of a series of preferred stock, par value $1.00 per share, of this Corporation, to consist of 80,000 shares, and hereby fixes the designations, dividend rights, voting powers, rights on liquidation and other preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof of the shares of such series (in addition to the designations, preferences and relative, participating, limitations or restrictions thereof set forth in the Restated Certificate of Incorporation that are applicable to preferred stock of all series) as follows:

     1. Designation. The designation of the series of preferred stock, par value $1.00 per share, of this Corporation authorized hereby is "Convertible Preferred Stock, Series C" (the "Convertible Preferred Stock").

     2. Certain Definitions. Unless the context otherwise requires, the terms defined in this Section 2 shall have the meanings herein specified:

     Affiliate: As defined in Section 7(b).

     Board of Directors: The Board of Directors of this Corporation and any authorized committee thereof.

     Capital Stock: Any and all shares, interests, participations or other equivalents (however designated) of corporate stock of this Corporation.

     Class A Common Stock: The Class A Common Stock, par value $1.00 per share, of this Corporation as such exists on the date of this Certificate of Designations, and Capital Stock of any other class into which such Class A Common Stock may thereafter have been changed.

     Class B Common Stock: The Class B Common Stock, par value $1.00 per share, of this Corporation as such exists on the date of this Certificate of Designations, and Capital Stock of any other class into which such Class B Common Stock may thereafter have been changed.

     Conversion Rate: As defined in Section 5(b).

     Convertible Preferred Holder: As defined in Section 7(a).

     Convertible Securities: Securities, other than the Class B Common Stock, that are convertible into Class A Common Stock.

     Debt Instrument: Any bond, debenture, note, indenture, guarantee or other instrument or agreement evidencing any Indebtedness, whether existing at the Issue Date or thereafter created, incurred, assumed or guaranteed.

     Dividend Payment Date: As defined in Section 3(b).

     Dividend Period: The period from but excluding the First Accrual Date to and including the first Dividend Payment Date and each three-month period from but excluding the Dividend Payment Date for the preceding Dividend Period to and including the Dividend Payment Date for such Dividend Period.

     First Accrual Date: August 8, 1994.

     Indebtedness: Any (i) liability, contingent or otherwise, of this Corporation (x) for borrowed money whether or not the recourse of the lender is to the whole of the assets of this Corporation or only to a portion thereof),
(y) evidenced by a note, debenture or similar instrument (including a purchase money obligation) given other than in connection with the acquisition of inventory or similar property in the ordinary course of business, or (z) for the payment of money relating to an obligation under a lease that is required to be capitalized for financial accounting purposes in accordance with generally accepted accounting principles; (ii) liability of others described in the preceding clause (i) which this Corporation has guaranteed or which is otherwise its legal liability; (iii) obligations secured by a mortgage, pledge, lien, charge or other encumbrance to which the property or assets of this Corporation are subject whether or not the obligations secured thereby shall have been assumed by or shall otherwise be this Corporation's legal liability; and (iv) any amendment, renewal, extension or refunding of any liability of the types referred to in clauses (i), (ii) and (iii) above.

     Issue Date: The first date on which any shares of the Convertible Preferred Stock are first issued or deemed to have been issued.

     Junior Securities: All shares of Class A Common Stock, Class B Common Stock, and any other class or series of stock of this Corporation not entitled to receive any dividends unless all dividends required to have been paid or declared and set apart for payment on the Convertible Preferred Stock shall have been so paid or declared and set apart for payment and, for purposes of Section 4 hereof. any class or series of stock of this Corporation not entitled to receive any assets upon liquidation, dissolution or winding up of the affairs of this Corporation until the Convertible Preferred Stock shall have received the entire amount to which such stock is entitled upon such liquidation, dissolution or winding up.

     Liquidation Value: Measured per Share of the Convertible Preferred Stock as of any particular date, the sum of(i) $2.375 plus an amount equal to all dividends accrued on such Share through the Dividend Payment Date immediately preceding the date on which the Liquidation Value is being determined, which pursuant to Section 3(c) have been added to and remain a part of the Liquidation Value as of such date, plus (iii), for purposes of determining amounts payable pursuant to Sections 4 and 6 hereof, an amount equal to all unpaid dividends accrued on the sum of the amounts specified in clauses (i) and (ii) above to the date as of which the Liquidation Value is being determined.

     Original Holder: As defined in Section 7(a).

     Parity Securities: Any class or series of stock of this Corporation entitled to receive payment of dividends on a parity with the Convertible Preferred Stock or entitled to receive assets upon liquidation, dissolution or winding up of the affairs of this Corporation on a parity with the Convertible Preferred Stock.

     Permitted Transferee: As defined in Section 7(a).

     Record Date: For dividends payable on any Dividend Payment Date, the fifteenth day of the month preceding the month during which such Dividend Payment Date shall occur.

     Redemption Date: As to any Share, the date fixed for redemption of such Share as specified in the notice of redemption given in accordance with Section 6(c), provided that no such date will be a Redemption Date unless the applicable Redemption Price is actually paid on such date or the consideration sufficient for the payment thereof, and for no other purpose, has been set apart, and if the Redemption Price is not so paid in full or the consideration sufficient therefor so set apart then the Redemption Date will be the date on which such Redemption Price is fully paid or the consideration sufficient for the payment thereof, and for no other purpose, has been set apart.

     Redemption Price: As to any Share that is to be redeemed on any Redemption Date, the Liquidation Value as in effect on such Redemption Date.

     Senior Securities: Any class or series of stock of this Corporation ranking senior to the Convertible Preferred Stock in respect of the right to receive payment of dividends or the right to participate in any distribution upon liquidation, dissolution or winding up of the affairs of this Corporation.

     Share: As defined in Section 3(a).

     Special Record Date: As defined in Section 3(C).

     3.   Dividends.

     (a) Subject to the rights of any Parity Securities with respect to dividends, the holders of the Convertible Preferred Stock shall be entitled to receive, and, subject to any prohibition or restriction contained in any Debt Instrument, this Corporation shall be obligated to pay, but only out of funds legally available therefor, preferential cumulative cash dividends which shall accrue as provided herein. Except as otherwise provided in Sections 3(c) or 3(d) hereof, dividends on each share of Convertible Preferred Stock (hereinafter referred to as a "Share") shall accrue on a daily basis at the rate of 5 1/2% per annum of the Liquidation Value to and including the date of conversion thereof pursuant to Section 5 or the date on which the Liquidation Value or Redemption Price of such Share is made available pursuant to Section 4 or 6 hereof, respectively. Dividends on the Convertible Preferred Stock shall accrue as provided herein, whether or not such dividends have been declared and whether or not there are profits, surplus or other funds of the Corporation legally or contractually available for the payment of dividends.

     (b) Accrued dividends on the Convertible Preferred Stock shall be payable quarterly on the first day of each January, April, July and October, or the immediately preceding business day if such first day is a Saturday, Sunday or legal holiday (each such payment date being hereinafter referred to as a "Dividend Payment Date"), commencing on October 1, 1994 to the holders of record of the Convertible Preferred Stock as of the close of business on the applicable Record Date. For purposes of determining the amount of dividends "accrued" as of any date that is not a Dividend Payment Date, such amount shall be calculated on the basis of the rate per annum specified in Section 3(a) for actual days elapsed from but excluding the First Accrual Date (in the case of any date prior to the first Dividend Payment Date) or the last preceding Dividend Payment Date (in the case of any other date) to and including the date as of which such determination is to be made, based on a 365-day year.

     (c) If on any Dividend Payment Date this Corporation pursuant to applicable law or the terms of any Debt Instrument shall be prohibited or restricted from paying in cash the full dividends to which holders of the Convertible Preferred Stock and any Parity Securities shall be entitled, the amount available for such payment pursuant to applicable law and which is not restricted by the terms of any Debt instrument shall be distributed among the holders of the Convertible Preferred Stock and such Parity Securities ratably in proportion to the full amounts to which they would otherwise be entitled. To the extent not paid on each Dividend Payment Date, all dividends which have accrued on each Share during the Dividend Period ending on such Dividend Payment Date will be added cumulatively to the Liquidation Value of such Share and will remain a part thereof until such dividends are paid. In the event that dividends are not paid in full on two consecutive Dividend Payment Dates, dividends on that portion of the Liquidation Value of each Share which consists of accrued dividends that have theretofore been or thereafter are added to, and remain a part of, the Liquidation Value in accordance with the preceding sentence shall accrue cumulatively on a daily basis at the rate of fifteen percent (15%) per annum, from and after such second consecutive Dividend Payment Date to and including the date of conversion of such Share pursuant to Section 5 or the date on which the Liquidation Value or Redemption Price of such Share is made available pursuant to Section 4 or 6 hereof, respectively, unless such portion of the Liquidation Value that consists of accrued unpaid dividends shall be earlier paid in full. Such portion of the Liquidation Value as consists of accrued unpaid dividends, may be declared and paid at any time without reference to any regular Dividend Payment Date, to holders of record as of the close of business on such date, not more than 50 days nor less than 10 days preceding the payment date thereof, as may be fixed by the Board of Directors of this Corporation

(the "Special Record Date").

     (d) In the event that on any date fixed for redemption of Shares pursuant to Section 6 (other than on any date fixed for a redemption of Shares pursuant to Section 6(a)), this Corporation shall fail to pay the Redemption Price due and payable upon presentation and surrender of the stock certificates evidencing Shares to be redeemed, then dividends on such Shares shall accrue cumulatively on a daily basis at the rate of fifteen percent (15%) per annum of the Liquidation Value thereof from and after such Redemption date to and including the date of conversion of such Shares pursuant to Section 5 or the date on which the Liquidation Value or Redemption Price of such Shares is made available pursuant to Section 4 or 6 hereof, respectively.

     (e) Notice of each Special Record Date shall be mailed, in the manner provided in Section 6(c), to the holders of record of the Convertible Preferred Stock not less than 15 days prior thereto.

     (f) As long as any Convertible Preferred Stock shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any Junior Security, nor shall any shares of any Junior Security be purchased, redeemed, or otherwise acquired for value by the Corporation, unless the holders of the Convertible Preferred Stock shall have received all dividends to which they are entitled pursuant to Section 3(a) hereof for all the Dividend Periods preceding the date on which such dividend on the Junior Securities is to occur, or such dividends shall have been declared and the consideration sufficient for the payment thereof set apart so as to be available for the payment in full thereof and for no other purpose. The provisions of this Section 3(f) shall not apply (i) to a dividend payable in any Junior Security, or (ii) to the repurchase, redemption or other acquisition of shares of any Junior Security solely through the issuance of Junior Securities (together with a cash adjustment for tractional shares, if any) or through the application of the proceeds from the sale of Junior Securities.

     4. Liquidation. Upon any liquidation, dissolution or winding up of this Corporation, whether voluntary or involuntary, the holders of Convertible Preferred Stock shall be entitled to be paid an amount in cash equal to the aggregate Liquidation Value at the date fixed for liquidation of all Shares outstanding before any distribution or payment is made upon any Junior Securities, which payment shall be made pari passu with any such payment made to the holders of any Parity Securities. The holders of Convertible Preferred Stock shall be entitled to no other or further distribution of or participation in any remaining assets of this Corporation after receiving the Liquidation Value per Share. If upon such liquidation, dissolution or winding up, the assets of this Corporation to be distributed among the holders of Convertible Preferred Stock and to all holders of Parity Securities are insufficient to permit payment in full to such holders of the aggregate preferential amounts which they are entitled to be paid, then the entire assets of this Corporation to be distributed to such holders shall be distributed ratably among them based upon the full preferential amounts to which the shares of Convertible Preferred Stock and such Parity Securities would otherwise respectively be entitled. Upon any such liquidation, dissolution or winding up, after the holders of Convertible Preferred Stock and Parity Securities have been paid in full the amounts to which they are entitled, the remaining assets of this Corporation may be distributed to the holders of Junior Securities. This Corporation shall mail written notice of such liquidation, dissolution or winding up to each record holder of Convertible Preferred Stock not less than 30 days prior to the payment date stated in such written notice. Neither the consolidation or merger of this Corporation into or with any other corporation or corporations, nor the sale, transfer or lease by this Corporation of all or any part of its assets, shall be deemed to be a liquidation, dissolution or winding up of this Corporation within the meaning of this Section 4.

     5.   Conversion.

     (a) Unless previously called for redemption as provided in Section 6 hereof, the Convertible Preferred Stock may be converted at any time or from time to time, in such manner and upon such terms and conditions as hereinafter provided in this Section 5 into fully paid and nonassessable full shares of Class A Common Stock. In the case of Shares called for redemption by this Corporation pursuant to Section 6(a) hereof, the conversion right provided by this Section 5 shall terminate at the close of business on the fifteenth day preceding the date fixed for redemption. In the case of Shares required to be redeemed pursuant to Section 6(b), the conversion right provided by this Section 5 shall terminate immediately upon receipt by this Corporation of a notice given pursuant to said Section. In case cash, securities or property other than Class A Common Stock shall be payable, deliverable or issuable upon conversion as provided herein, then all references to Class A Common Stock in this Section 5 shall be deemed to apply, so far as appropriate and as nearly as may be, to such cash, property or other securities.

     (b)  Subject to the provisions for adjustment hereinafter set forth in this
Section 5, the Convertible Preferred Stock may be convened into Class A Common Stock at the initial conversion rate of 100 fully paid and non-assessable shares of Class A Common Stock for one share of the Convertible Preferred Stock. (This conversion rate as from time to time adjusted cumulatively pursuant to the provisions of this Section is hereinafter referred to as the "Conversion Rate").

     (c) In case this Corporation shall (i) pay a dividend or make a distribution on its outstanding shares of Class A Common Stock in shares of its Capital Stock, (ii) subdivide the then outstanding shares of Class A Common Stock into a greater number of shares of Class A Common Stock, (iii) combine the then outstanding shares of Class A Common Stock into a smaller number of shares of Class A Common Stock, or (iv) issue by reclassification of its shares of Class Common Stock any shares of any other class of Capital Stock of this Corporation (including any such reclassification in connection with a merger in which this Corporation is the continuing corporation), then the Conversation Rate in effect immediately prior to the opening of business on the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted so that the holder of each share of the Convertible Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number and kind of shares of Capital Stock of this Corporation that such holder would have owned or been entitled to receive immediately following such action had such shares of Convertible Preferred Stock been converted immediately prior to such time. An adjustment made pursuant to this Section 5(c) for a dividend or distribution shall become effective immediately after the record date for the dividend or distribution and an adjustment made pursuant to this Section 5(c) for a subdivision, combination or reclassification shall become effective immediately after the effective date of the subdivision, combination or reclassification. Such adjustment shall be made successively whenever any action listed above shall be taken.

     (d) In case this Corporation shall issue any rights or warrants to all holders of shares of Class A Common Stock entitling them (for a period expiring within 45 days after the record date for the determination of stockholders entitled to receive such rights or warrants) to subscribe for or purchase shares of Class A Common Stock (or Convertible Securities) at a price per share of Class A Common Stock (or having an initial exercise price or conversion price per share of Class A Common Stock) less than the then current market price per share of Class A Common Stock (as determined in accordance with the provisions of Section 5(f) below) on such record date, the number of shares of Class A Common Stock into which each Share shall thereafter be convertible shall be determined by multiplying the number of shares of Class A Common Stock into which such Share was theretofore convertible immediately prior to such record date by a fraction of which the numerator shall be the number of shares of Class A Common Stock outstanding on such record date plus the number of additional shares of Class A Common Stock offered for subscription or purchase (or into which the Convertible Securities so offered are initially convertible) and of which the denominator shall be the number of shares of Class A Common Stock outstanding on such record date plus the number of shares of Class A Common Stock which the aggregate offering price of the total number of shares of Class A Common Stock so offered (or the aggregate initial conversion or exercise price of the Convertible Securities so offered) would purchase at the then current market price per share of Class A Common Stock (as determined in accordance with the provisions of Section 5(f) below) on such record date. Such adjustment shall be made successively whenever any such rights or warrants are issued and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights or warrants. In the event that all of the shares of Class A Common Stock (or all of the Convertible Securities) subject to such rights or warrants have not been issued when such rights or warrants expire (or, in the case of rights or warrants to purchase Convertible Securities which have been exercised, all of the shares of Class A Common Stock issuable upon conversion of such Convertible Securities have not been issued prior to the expiration of the conversion right thereof), then the Conversion Rate shall be readjusted retroactively to be the Conversion Rate which would then be in effect had the adjustment upon the issuance of such rights or warrants been made on the basis of the actual number of shares of Class A Common Stock (or Convertible Securities) issued upon the exercise of such rights or warrants (or the conversion of such Convertible Securities); but such subsequent adjustment shall not affect the number of shares of Class A Common Stock issued upon the conversion of any Share prior to the date such subsequent adjustment is made.

     (e) In case this Corporation shall distribute to all holders of shares of Class A Common Stock (including any such distribution made in connection with a merger in which this Corporation is the continuing corporation, other than a merger to which Section 5(g) is applicable) any evidences of its indebtedness or assets (other than cash dividends or Capital Stock) or rights or warrants to purchase shares of Class A Common Stock or Class B Common Stock or securities convertible into shares of Class A Common Stock or Class B Common Stock (excluding those referred to in Section 5(d) above), then in each such case the number of shares of Class A Common Stock into which each Share shall thereafter be convertible shall be determined by multiplying the number of shares of

Class A Common Stock into which such Share was theretofore convertible immediately prior to the record date for the determination of stockholders entitled to receive the distribution by a fraction of which the numerator shall be the then current market price per share of Class A Common Stock (as determined accordance with the provisions of Section 5(f) below) on such record date and of which the denominator shall be such current market price per share of Class A Common Stock less the fair market value on such record date (as determined by the Board of Directors of this Corporation, whose determination shall be conclusive) of the portion of the assets or evidences of indebtedness or rights and warrants so to be distributed applicable to one share of Class A Common Stock. Such adjustment shall be made successively whenever any such distribution is made and shall become effective immediately after the record date for the determination of stockholders entitled to receive such distribution.

     (f) For the purpose of any computation under Section 5(d), (e) or (k), the current market price per share of Class A Common Stock at any date shall be deemed to be the average of the daily closing prices for a share of Class A Common Stock for the ten (10) consecutive trading days before the day in question. The closing price or each day shall be the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the composite tape, or if the shares of Class A Common Stock are not quoted on the composite tape, on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on which the shares of Class A Common Stock are listed or admitted to trading, or if they are not listed or admitted to trading on any such exchange, the last reported sale price (or the average of the quoted closing bid and asked prices if there were no reported sales) as reported by the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or any comparable system, or if the Class A Common Stock is not quoted on NASDAQ or any comparable system, the average of the closing bid and asked prices as furnished by any member of the National Association of Securities Dealers, Inc. selected from time to time by this Corporation for that purpose or, in the absence of such quotations, such other method of determining market value as the Board of Directors shall from time to time deem to be fair.

     (g) In case of any reclassification or change in the Class A Common Stock (other than any reclassification or change referred to in Section 5(c) and other than a change in par value) or in case of any consolidation of this Corporation with any other corporation or any merger of this Corporation into another corporation or of another corporation into this Corporation (other than a merger in which this Corporation is the continuing corporation and which does not result in any reclassification or change (other than a change in par value or any reclassification or change to which Section 5(c) is applicable) in the outstanding Class A Common Stock), or in case of any sale or transfer to another corporation or entity (other than by mortgage or pledge) of all or substantially all of the properties and assets of this Corporation, this Corporation (or its successor in such consolidation or merger) or the purchaser of such properties and assets shall make appropriate provision so that the holder of a Share shall have the right thereafter to convert such Share into the kind and amount of shares of stock and other securities and property that such holder would have owned immediately after such reclassification, change, consolidation, merger, sale or transfer if such holder had converted such Share into Class A Common Stock immediately prior to the effective date of such reclassification, change, consolidation, merger, sale or transfer (assuming for this purpose (to the extent applicable) that such holder failed to exercise any rights of election and received per share of Class A Common Stock the kind and amount of shares of stock and other securities and property received per share by a plurality of the non-electing shares), and the holders of the Convertible Preferred Stock shall have no other conversion rights under these provisions; provided, that effective provision shall be made, in the Articles or Certificate of Incorporation of the resulting or surviving corporation or otherwise or in any contracts of sale or transfer, so that the provisions set forth herein for the protection of the conversion rights of the Convertible Preferred Stock shall thereafter be made applicable, as nearly as reasonably may be to any such other shares of stock and other securities and property deliverable upon conversion of the Convertible Preferred Stock remaining outstanding or other convertible preferred stock or other Convertible Securities received by the holders of Convertible Preferred Stock in place thereof; and provided, further, that any such resulting or surviving corporation or purchaser shall expressly assume the obligation to deliver, upon the exercise of the conversion privilege, such shares, securities or property as the holders of the Convertible Preferred Stock remaining outstanding, or other convertible preferred stock or other convertible securities received by the holders in place thereof, shall be entitled to receive pursuant to the provisions hereof, and to make provisions for the protection of the conversion rights as above provided.

     (h) Whenever the Conversion Rate or the conversion privilege shall be adjusted as provided in Sections 5(c), (d), (e) or(g), this Corporation shall promptly cause a notice to be mailed to the holders of record of the Convertible Preferred Stock describing the nature of the event requiring such adjustment, the Conversion Rate in effect immediately thereafter and the kind and amount of stock or other securities or property into which the Convertible Preferred Stock shall be convertible after such event. Where appropriate, such notice may be given in advance and included as a part of a notice required to be mailed under the provisions of Section 5(j).

     (i) This Corporation may, but shall not be required to, make any adjustment of the Conversion Rate if such adjustment would require an increase or decrease of less than 1% in such Conversion Rate; provided, however, that any adjustments which by reason of this Section 5(i) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 5 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. In any case in which this
Section 5(i) shall require that an adjustment shall become effective immediately after a record date for such event, the Corporation may defer until the occurrence of such event (x) issuing to the holder of any shares of Convertible Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Class A Common Stock or other Capital Stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of Class A Common Stock, or other Capital Stock issuable upon such conversion before giving effect to such adjustment and (y) paying to such holder cash in lieu of any fractional interest to which such holder is entitled pursuant to Section 5(n); provided, however, that, if requested by such holder, this Corporation shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares of Class A Common Stock or other Capital Stock, and such cash, upon the occurrence of the event requiring such adjustment.

     (j)  In case at any time:

          (i) this Corporation shall take any action which would require an adjustment in the Conversion Rate pursuant to this Section;

          (ii) there shall be any capital reorganization or reclassification of the Class A Common Stock (other than a change in par value), or any consolidation or merger to which the Corporation is a party and for which approval of any shareholders of this Corporation is required, or any sale, transfer or lease of all or substantially all of the properties and assets of the Corporation, or a tender offer for shares of Class A Common Stock representing, together with any shares of Class B Common Stock tendered for in such tender offer, at least a majority of the total voting power represented by the outstanding shares of Class A Common Stock and Class B Common Stock which has been recommended by the Board of Directors as being in the best interests of the holders of Class A Common Stock; or

          (iii) there shall be a voluntary or involuntary dissolution, liquidation or winding up of this Corporation;

then, in any such event, this Corporation shall give written notice, in the manner provided in Section 6(c) hereof, to the holders of the Convertible preferred Stock at their respective addresses as the same appear on the books of the Corporation, at least twenty days (or ten days in the case of a recommended tender offer as specified in clause (ii) above) prior to any record date for such action, dividend or distribution or the date as of which it is expected that holders of Class A Common Stock of record shall be entitled to exchange their shares of Class A Common Stock for securities or other property, if any, deliverable upon such reorganization, reclassification, consolidation, merger, sale, transfer, lease, tender offer, dissolution, liquidation or winding up; provided, however, that any notice required by any event described in clause
(ii) of this Section 5(j) shall be given in the manner and at the time that such notice is given to the holders of Class A Common Stock. Without limiting the obligations of this Corporation to provide notice of corporate actions hereunder, the failure to give the notice required by this Section 5(j) or any defect therein shall not affect the legality or validity of any such corporate action of the Corporation or the vote upon such action.

     (k) Before any holder of Convertible Preferred Stock shall be entitled to convert the same into Class A Common Stock, such holder shall surrender the certificate or certificates for such Convertible Preferred Stock at the office of this Corporation or at the office of the transfer agent for the Convertible Preferred Stock, which certificate or certificates, if this Corporation shall so request, shall be duly endorsed to this Corporation or in blank or accompanied by proper instruments of transfer to this Corporation or in blank (such endorsements or instruments of transfer to be in form satisfactory to this Corporation), and shall given written notice to this Corporation at said office that it elects to convert all or a part of the Shares represented by said certificate or certificates in accordance with the terms of this Section 5, and shall state in writing therein the name or names in which such holder wishes the certificates for Class A Common Stock to be issued. Every such notice of election to convert shall constitute a contract between the holder of such Convertible Preferred Stock and the Corporation, whereby the holder of such Convertible Preferred Stock shall be deemed to subscribe for the amount of Class A Common Stock which such holder shall be entitled to receive upon conversion of the number of shares of Convertible Preferred Stock to be converted, and, in satisfaction of such subscription, to deposit the shares of Convertible Preferred Stock to be converted, and thereby this Corporation shall be deemed to agree that the surrender of the shares of Convertible Preferred Stock to be converted shall constitute full payment of such subscription for Class A Common Stock to be issued upon such conversion. This Corporation will as soon as practicable after such deposit of a certificate or certificates for Convertible Preferred Stock, accompanied by the written notice and the statement above prescribed, issue and deliver at the office of this Corporation or of said transfer agent to the person for whose account such Convertible Preferred Stock was so surrendered, or to his nominee(s) or, subject to compliance with applicable law, transferee(s), a certificate or certificates for the number of full shares of Class A Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share as hereinafter provided. If surrendered certificates for Convertible Preferred Stock are converted only in part, this Corporation will issue and deliver to the holder, or to his nominee(s) without charge therefor, a new certificate or certificates representing the aggregate of the unconverted Shares. Such conversion shall be deemed to have been made as of the date of such surrender of the Convertible Preferred Stock to be converted; and the person or persons entitled to receive the Class A Common Stock issuable upon conversion of such Convertible Preferred Stock shall be treated for all purposes as the record holder or holders of such Class A Common Stock on such date.

     Upon the conversion of any Share, this Corporation shall pay, to the holder of record of such Share on the immediately preceding

Record Date, all accrued but unpaid dividends on such Share to the date of the surrender of such Share for conversion. Such payment shall be made in cash or, at the election of this Corporation, the issuance of certificates representing such number of shares of Class A Common Stock as have an aggregate current market price (as determined in accordance with Section 5(f)) on the date of issuance equal to the amount of such accrued but unpaid dividends. Upon the making of such payment to the person entitled thereto as determined pursuant to the first sentence of this paragraph, no further dividends shall accrue on such Share or be payable to any other person.

     The issuance of certificates for shares of Class A Common Stock upon conversion of shares of Convertible Preferred Stock shall be made without charge for any issue, stamp or other similar tax in respect of such issuance, provided, however, if any such certificate is to be issued in a name other than that of the registered holder of the share or shares of Convertible Preferred Stock converted, the person or persons requesting the issuance thereof shall pay to this Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of this Corporation that such tax has been paid.

     This Corporation shall not be required to convert any shares of Convertible Preferred Stock, and no surrender of Convertible Preferred Stock shall be effective for that purpose, while the stock transfer books of this Corporation are closed for any purpose; but the surrender of Convertible Preferred Stock for conversion during any period while such books are so closed shall become effective for conversion immediately upon the reopening of such books, as if the conversion had been made on the date such Convertible Preferred Stock was surrendered.

     (l) This Corporation shall at all times reserve and keep available, solely for the purpose of issuance upon conversion of the outstanding shares of Convertible Preferred Stock, such number of shares of Class A Common Stock as shall be issuable upon the conversion of all outstanding Shares, provided that nothing contained herein shall be construed to preclude this Corporation from satisfying its obligations in respect of the conversion of the outstanding shares of Convertible Preferred Stock by delivery of shares of Class A Common Stock which are held in the treasury of this Corporation. This Corporation shall take all such corporate and other actions as from time to time may be necessary to insure that all shares of Class A Common Stock issuable upon conversion of shares of Convertible Preferred Stock at the Conversion Rate in effect from time to time will, upon issue, be duly and validly authorized and issued, fully paid and nonassessable and free of any preemptive or similar rights.

     (m) All shares of Convertible Preferred Stock received by this Corporation upon conversion thereof into Class A Common Stock shall be retired and shall be restored to the status of authorized and issued shares of preferred stock (and may be reissued as part of another series of the preferred stock of this Corporation, but such shares shall not be reissued as Convertible Preferred Stock).

     (n) This Corporation shall not be required to issue fractional shares of Class A Common Stock or scrip upon conversion of the Convertible Preferred Stock. As to any final fraction of a share of Class A Common Stock which a holder of one or more Shares would otherwise be entitled to receive upon conversion of such Shares in the same transaction, this Corporation shall pay a cash adjustment in respect of such final fraction in an amount equal to the same fraction of the market value of a full share of Class A Common Stock. For purposes of this Section 5(n), the market value of a share of Class A Common Stock shall be the last reported sale price regular way on the business day immediately preceding the date of conversion, or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way on such day, in either case on the composite tape, or if the shares of Class A Common Stock are not quoted on the composite tape, on the principal United States securities exchange registered under the Exchange Act on which the shares of Class A Common Stock are listed or admitted to trading, or if the shares of Class A Common Stock are not listed or admitted to trading on any such exchange, the last reported sale price (or the average of the quoted last reported bid and asked prices if there were no reported sales) as reported by NASDAQ or any comparable system, or if the Class A Common Stock is not quoted on NASDAQ or any comparable system, the average of the closing bid and asked prices as furnished by any member of the National Association of Securities Dealers, Inc. selected from time to time by this Corporation for that purpose or, in the absence of such quotations, such other method of determining market value as the Board of Directors shall from time to time deem to be fair.

     6.   Redemption.

     (a) Subject to the provisions of Section 6(f), the shares of Convertible Preferred Stock may be redeemed out of funds legally available therefor, at the option of this Corporation by action of the Board of Directors, in whole or from time to time in part, at any time after August 8. 2001 at the Redemption Price per share as of the applicable Redemption Date. If less than all outstanding Shares are to be redeemed, Shares shall be redeemed ratably among the holders thereof.

          13(b) Subject to the rights of any Parity Securities and the provisions of Section 6(f) and subject to any prohibitions or restrictions contained in any Debt Instrument, at any time on or after August 8,2001, any holder shall have the right, at such holder's option, to require redemption by this Corporation at the Redemption Price per Share as of the applicable Redemption Date of all or any portion of his Shares having an aggregate Liquidation Value in excess of $1,000,000, by written notice to this Corporation stating the number of Shares to be redeemed. This Corporation shall redeem, out of funds legally available therefor and not restricted in accordance with the first sentence of this Section 6(b), the Shares so requested to be redeemed on such date within 60 days following this Corporation's receipt of such notice as this Corporation shall state in its notice given pursuant to Section 6(c). If the funds of this Corporation legally available for redemption of Shares and not restricted in accordance with the first sentence of this Section 6(b) are insufficient to redeem the total number of shares required to be redeemed pursuant to this Section 6(b), those funds which are legally available for redemption of such Shares and not so restricted will be used to redeem the maximum possible number of such Shares ratably among the holders who have required Shares to be redeemed under this Section 6(b). At any time thereafter when additional funds of this Corporation are legally available and not so restricted for such purpose, such funds will immediately be used to redeem the Shares this Corporation failed to redeem on such Redemption Date until the balance of such Shares are redeemed.

     (c) Notice of any redemption pursuant to this Section shall be mailed, first class, postage prepaid, not less than 30 days nor more than 60 days prior to the Redemption Date, to the holders of record of the shares of Convertible Preferred Stock to be redeemed, at their respective addresses as the same appear upon the books of this Corporation or are supplied by them in writing to this Corporation for the purpose of such notice (with telephonic or facsimile confirmation of notice to Bill Daniels so long as he is a holder of record); but no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of the Convertible Preferred Stock. Such notice shall set forth the Redemption Price, the Redemption Date, the number of Shares to be redeemed and the place at which the Shares called for redemption will, upon presentation and surrender of the stock certificates evidencing such Shares, be redeemed. In case fewer than the total number of shares of Convertible Preferred Stock represented by any certificate are redeemed, a new certificate representing the number of unredeemed Shares will be issued to the holder thereof without cost to such holder.

     (d)  If notice of any redemption by this Corporation pursuant to this
Section 6 shall have been mailed as provided in Section 6(c) and if on or before the Redemption Date specified in such notice the consideration necessary for such redemption shall have been set apart so as to be available therefor and only therefor, then on and after the close of business on the Redemption Date, the Shares called for redemption, notwithstanding that any certificate therefor shall not have been surrendered for cancellation, shall no longer be deemed outstanding, and all rights with respect to such Shares shall forthwith cease and terminate, except the right of the holders thereof to receive upon surrender of their certificates the consideration payable upon redemption thereof.

     (e) All shares of Convertible Preferred Stock redeemed, retired, purchased or otherwise acquired by this Corporation shall be retired and shall be restored to the status of authorized and unissued shares of preferred stock (and may be reissued as part of another series of the preferred stock of this Corporation, but such shares shall not be reissued as Convertible Preferred Stock).

     (f) If at any time this Corporation shall have failed to pay, or declare and set apart the consideration sufficient to pay, all dividends accrued up to and including the immediately preceding Dividend Payment Date on the Convertible Preferred Stock, and until all dividends accrued up to and including the immediately preceding Dividend Payment Date on the Convertible Preferred Stock shall have been paid or declared and set apart so as to be available for the payment in full thereof and for no other purpose, this Corporation shall not redeem, pursuant to a sinking fund or otherwise, any shares of Convertible Preferred Stock or Junior Securities, unless all then outstanding shares of Convertible Preferred Stock are redeemed, and shall not purchase or otherwise acquire any shares of Convertible Preferred Stock or Junior Securities. If and so long as this Corporation shall fail to redeem on a Redemption Date pursuant to Section 6(b) all shares of Convertible Preferred Stock required to be redeemed on such date, this Corporation shall not redeem, or discharge any sinking fund obligation with respect to, any Junior Securities, unless all then outstanding shares of Convertible Preferred Stock are redeemed, and shall not purchase or otherwise acquire any shares of Convertible Preferred Stock or

Junior Securities. Nothing contained in this Section 6(f) shall prevent the purchase or acquisition of shares of Convertible Preferred Stock pursuant to a purchase or exchange offer or offers made to holders of all outstanding shares of Convertible Preferred Stock, provided that as to holders of all outstanding shares of Convertible Preferred Stock, the terms of the purchase or exchange offer for all such shares are identical. The provisions of this Section 6(f) are for the benefit of holders of Convertible Preferred Stock and accordingly the provisions of this Section 6(f) shall not restrict any redemption by this Corporation of Shares held by any holder, provided that all other holders of Shares shall have waived in writing the benefits of this provision with respect to such redemption.

     7.   Transfer.

     (a) Without the prior written consent of this Corporation, no person holding shares of Convertible Preferred Stock of record (hereinafter called a "Convertible Preferred Holder") may transfer, and this Corporation shall not register the transfer of, such shares of Convertible Preferred Stock, whether by sale, assignment, or otherwise, except to a Permitted Transferee.

          (i) In the case of a Convertible Preferred Holder acquiring record and beneficial ownership of the shares of Convertible Preferred Stock in question upon initial issuance by this Corporation (an "Original Holder"), a "Permitted Transferee" shall mean:

                    (x) any Affiliate (as defined in Section 7(b)) of such Original Holder.

                    (y) any other Original Holder (or any Affiliate of any such other Original Holder), or

                    (z) any person or entity to whom Shares are transferred by an Original Holder pursuant to a gift or bequest or pursuant to the laws of intestacy.

          (ii) In the case of a Convertible Preferred Holder which is a Permitted Transferee of an Original Holder, a "Permitted Transferee" shall mean:

                    (x)  any Original Holder,

                    (y) any Permitted Transferee of an Original Holder, except any transferee referred to in clause (i)(z) above, or

                    (z) any person or entity to whom Shares are transferred by a Permitted Transferee pursuant to a gift or bequest or pursuant to the laws of intestacy.

     (b) For purposes of this Section 7, the term "Affiliate" shall mean (i) any person or corporation that owns beneficially and of record at least a majority of the outstanding securities representing the right, other than as affected by events of default, to vote for the election of directors ("voting securities") of an Original Holder or (ii) any person or corporation at least a majority of the voting securities of which are owned beneficially and of record by an Original Holder, where in the case of both (i) and (ii), voting securities will be deemed "owned" by a person or corporation if either owned directly or if owned indirectly through one or more intermediary corporations at least a majority of the voting securities of which are owned beneficially and of record by that person or corporation or by an intermediary corporation in such a majority or more chain of ownership.

     (c) This Corporation may, in connection with preparing a list of stockholders entitled to vote at any meeting of stockholders, or as a condition to the transfer or the registration of shares of Convertible Preferred Stock on this Corporation's books, require the furnishing of such affidavits or other proof as it deems necessary to establish that any person is the beneficial owner of shares of Convertible Preferred Stock or is a Permitted Transferee.

     (d) Shares of Convertible Preferred Stock shall be registered in the names of the beneficial owners thereof and not in "street" or "nominee" name. For this purpose, a "beneficial owner" of any shares of Convertible Preferred Stock shall mean a person who, or any entity which, possesses the power, either singly or jointly, to direct the voting or disposition of such shares. Certificates for shares of Convertible Preferred Stock shall bear a legend referencing the restrictions on transfer imposed by this Section 7.

     8. Voting Rights. The holders of the Convertible Preferred Stock shall be entitled to vote on all matters submitted to a vote of the holders of the Capital Stock of this Corporation which is entitled to vote generally on the election of directors. Each Share shall entitle the registered holder thereof to such number of votes as is equal to the number of shares of Class A Common Stock into which such Share is then convertible. Holders of Convertible Preferred Stock shall vote together with holders of common stock and shall not be entitled to vote as a class except as otherwise required by law or this Corporation's Restated Certificate of Incorporation.

     9. Amendment. No amendment or modification of the designation, rights, preferences, and limitations of the Shares set forth herein shall be binding or effective without the prior consent of the holders of record of Shares representing 66 2/3% of the Liquidation Value of all Shares outstanding at the time such action is taken.

     10. Preemptive RightS. The holders of the Convertible Preferred Stock will not have any preemptive right to subscribe for or purchase any shares of stock or any other securities which may be issued by this Corporation.

     11. Senior Securities. The Convertible Preferred Stock shall not rank junior to any other classes or series of stock of this Corporation in respect of the right to receive dividends or the right to participate in any distribution upon liquidation, dissolution or winding up of this Corporation. Without the prior consent of the holders of record of Shares representing 66 2/3% of the Liquidation Value of all Shares then outstanding, this Corporation shall not issue any Senior Securities.

     12. Exclusion of Other Rights. Except as may otherwise be required by law and for the equitable rights and remedies that may otherwise be available to holders of Convertible Preferred Stock, the shares of Convertible Preferred Stock shall not have any designations, preferences, limitations or relative rights, other than those specifically set forth in these resolutions (as such resolutions may, subject to Section 9, be amended from time to time) and in the Restated Certificate of Incorporation of this Corporation.

     13. Headings. The headings of the various sections and subsections hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

     FURTHER RESOLVED, that the appropriate officers of this Corporation are hereby authorized to execute and acknowledge a certificate setting forth these resolutions and to cause such certificate to be filed and recorded, in accordance with the requirements of Section 151(g) of the General Corporation Law of the State of Delaware."

                               /s/ FRED A VIERRA
                                   Fred A. Vierra
                               Executive Vice President

                               STATE OF DELAWARE

                       OFFICE OF THE SECRETARY OF STATE                   PAGE 1


                                _______________

     I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF CORRECTION OF "TELE-COMMUNICATIONS, INC.", FILED IN THIS OFFICE ON THE TWENTY-SECOND DAY OF AUGUST, A.D. 1994, AT 9 O'CLOCK A.M.

                                    [SEAL]
                                                /s/ Edward J. Freel
                                         Edward J. Freel, Secretary Of State

                                         AUTHENTICATION: 7278684
                                         DATE: 10-24-94

2371729 8100

944202094

                                                               STATE OF DELAWARE
                                                              SECRETARY OF STATE
                                                        DIVISION OF CORPORATIONS
                                                       FILED 09:00 AM 08/22/1994
                                                             944156379 - 2371729

                           CERTIFICATE OF CORRECTION
                       Filed pursuant to Section 103(f)
                    of the Delaware General Corporation Law
                               with respect to a

                          CERTIFICATE OF DESIGNATION
                                      of

                           TELE-COMMUNICATIONS, INC.

     Whereas, on August 4, 1994, Tele-Communications, Inc. (the "Corporation") filed with the Delaware Secretary of State a Certificate of Designation (the "Certificate of Designation") authorizing the issuance of a series of preferred stock of the Corporation designated "Convertible Preferred Stock, Series C;"

     Whereas, such Certificate of Designation inaccurately stated that the par value of the Convertible Preferred Stock, Series C, is $1.00 per share, when in fact the par value of the Convertible Preferred Stock, Series C, is S.01 per share;

     Therefore, the Certificate of Designation is hereby corrected in accordance with the provisions of Section 103(f) of the Delaware General Corporation Law as follows:

     1. The words "par value $l.00 per share" shall be deleted from the third line of the second (unnumbered) paragraph of the Certificate of Designation and the words "par value $.01 per share" shall be substituted in their place.

     2. The words "par value $1.00 per share" shall be deleted from paragraph number 1 of the Certificate of Designation and the words "par value $.O1 per share" shall be substituted in their place.

     Executed on the date set forth below by the undersigned duly authorized officer of the Corporation.

Date:  August 16, 1994

                                   Signature: /s/ Stephen M. Brett
                                              Stephen M. Brett

                                   Title:  Executive Vice President

                               State of Delaware

                       Office of the Secretary of State                   PAGE 1


           ________________________________________________________

     I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF "TELE-COMMUNICATIONS, INC.", FILED IN THIS OFFICE ON THE ELEVENTH DAY OF OCTOBER, A.D. 1994, AT 4 O'CLOCK P.M.

     A CERTIFIED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS FOR RECORDING.

                                    (SEAL)
                                             /s/ Edward J. Freel
                                             --------------------------------
                                             Edward J. Freel, Secretary of State

                                             AUTHENTICATION: 7265951

2371729 8100                                         DATE: 10-12-94

944192934

                                                               STATE OF DELAWARE
                                                              SECRETARY OF STATE
                                                        DIVISION OF CORPORATIONS
                                                       FILED 04:00 PM 10/11/1994
                                                             944192934 - 2371729

                           TELE-COMMUNICATIONS, INC.

                          CERTIFICATE OF DESIGNATION

                                _______________

                     SETTING FORTH A COPY OF A RESOLUTION
                     CREATING AND AUTHORIZING THE ISSUANCE
                   OF A SERIES OF PREFERRED STOCK DESIGNATED
                  AS "REDEEMABLE CONVERTIBLE PREFERRED STOCK,
                  SERIES E" ADOPTED BY THE BOARD OF DIRECTORS
                         OF TELE-COMMUNICATIONS, INC.

                                _______________

     The undersigned Executive Vice President of Tele-Communications, Inc., a Delaware corporation (the "Corporation"), hereby certifies that the Board of Directors duly adopted the following resolutions creating a series of preferred stock designated as "Redeemable Convertible Preferred Stock, Series E":

     BE IT RESOLVED, that pursuant to authority expressly granted by the provisions of Article IV, Section D of the Restated Certificate of Incorporation of the Corporation, the Board of Directors hereby creates and authorizes the issuance of a series of preferred stock, par value $.01 per share, of the Corporation, to consist of 400,000 shares, and hereby fixes the designations, dividend rights, voting powers, rights on liquidation, conversion rights, redemption rights and other preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions of the shares of such series (in addition to the designations, preferences and relative, participating, limitations or restrictions thereof set forth in the Restated Certificate of Incorporation that are applicable to preferred stock of all series) as follows:

     1. Designation. The designation of the series of preferred stock, par value $1.00 per share, of the Corporation authorized hereby is "Redeemable Convertible Preferred Stock, Series E" (the "Series E Preferred Stock").

     2. Certain Definitions. Unless the context otherwise requires, the terms defined in this paragraph 2 shall have, for all purposes, the meanings herein specified;

     "Amendment Date" shall mean the date of the effectiveness under applicable law of a duly approved amendment to the Corporation's Restated Certificate of Incorporation increasing the number of shares of capital stock and the number of shares of capital stock designated as "Class A Common Stock" to an amount which, after giving effect to the exercise, exchange or conversion of all Convertible Securities then outstanding and the conversion of all shares of Class B Common Stock then outstanding into shares of Class A Common Stock, would be sufficient to permit the conversion, at the then applicable Conversion Rate, of all shares of Series E Preferred Stock then outstanding into shares of Class A Common Stock.

     "Average Quoted Price", when used with respect to the Class A Common Stock, shall mean the average of the Quoted Prices of the Class A Common Stock for the most recent period of five trading days on which shares of such class trade ending three Business Days prior to the Redemption Date, appropriately adjusted to take into account the actual occurrence, during the period following the first of such five trading days and ending on the Business Day immediately preceding such Special Redemption Date, of any event of a type described in paragraph 7. The "Quoted Price" of a share of Class A Common Stock on any day means the last sale price (or, if no sale price is reported, the average of the high and low bid prices) of the Class A Common Stock, on such day as reported on the National Association of Securities Dealers, Inc. Automated Quotation System, or if the Class A Common Stock is listed on an exchange, as reported in the composite transactions for the principal exchange on which such stock is listed.

     "Board of Directors" shall mean the Board of Directors of the Corporation and, unless the context indicates otherwise, shall also mean, to the extent permitted by law, any committee thereof authorized, with respect to any particular matter, to exercise the power of the Board of Directors of the Corporation with respect to such matter.

     "Business Day" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in Denver, Colorado are not required to be open.

     "Capital stock shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock.

     "Certificate" shall mean the Restated Certificate of Incorporation of the Corporation, as it may from time to time hereafter be amended or restated.

     "Class A Common Stock" shall mean the Class A Common Stock, par value $1.00 per share, of the Corporation, which term shall include, where appropriate, in the case of any reclassification, recapitalization or other change in the Class A Common Stock, or in the case of a consolidation or merger of the Corporation with or into another Person affecting the Class A Common Stock, such capital stock to which a holder of Class A Common Stock shall be entitled upon the occurrence of such event.

     "Class A Preferred Stock shall mean the Class A Preferred Stock, par value $.01 per share, of the Corporation.

     "Class B Common Stock" shall mean the Class B Common Stock, par value $1.00 per share, of the Corporation, which term shall include, where appropriate, in the case of any reclassification, recapitalization or other change in the Class B Common Stock, or in the case of a consolidation or merger of the Corporation with or into another Person affecting the Class B Common Stock, such capital stock to which a holder of Class B Common Stock shall be entitled upon the occurrence of such event.

     "Class B Preferred Stock" shall mean the Class B 6% Cumulative Redeemable Exchangeable Junior Preferred Stock, par value $.O1 per share, of the Corporation.

     "Convertible Securities" shall mean securities, other than the Class B Common Stock, that are convertible into or exchangeable for Class A Common Stock.

     "Dividend Payment Date" shall mean, for any Dividend Period, the last day of such Dividend Period which shall be the first day of March of each year, commencing with March 1, 1995, or the next succeeding Business Day if any such day is not a Business Day.

     "Dividend Period" shall mean the period from the Issue Date to and including the first Dividend Payment Date and each annual period between consecutive Dividend Payment Dates.

     "Issue Date" shall mean the date on which shares of Series E Preferred Stock are first issued.

     "Junior Stock" shall mean (i) the Class A Common Stock, (ii) the Class B Common Stock, (iii) the Class B Preferred Stock, (iv) any other class or series of capital stock, whether now existing or hereafter created, of the Corporation, other than (A) the Series E Preferred Stock, (B) any class or series of Parity Stock (except to the extent provided under clause (v) hereof) and (C) any Senior Stock, and (v) any class or series of Parity Stock to the extent that it ranks junior to the Series E Preferred Stock as to dividend rights, rights of redemption or rights on liquidation, as the case may be. For purposes of clause
(v) above, a class or series of Parity Stock shall rank junior to the Series E Preferred Stock as to dividend rights, rights of redemption or rights on liquidation if the holders of shares of Series E Preferred Stock shall be entitled to dividend payments, payments on redemption or payments of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the holders of shares of such class or series.

     "Liquidation Preference" measured per share of the Series E Preferred Stock as of any date in question (the "Determination Date") shall mean an amount equal to the sum of (a) the Stated Liquidation Value of such share, plus (b) an amount equal to all dividends accrued on such share which pursuant to paragraph 3(b) have been added to and remain a part of the Liquidation Preference as of the Determination Date, plus (c) for purposes of determining the amounts payable pursuant to paragraph 4 and paragraph 5 and the definition of Redemption Price, an amount equal to all unpaid dividends accrued on such share during the period from the immediately preceding Dividend Payment Date (or the Issue Date if the Determination Date is on or prior to the first Dividend Payment Date) through and including the Determination Date, and, in the case of clauses (b) and (c) hereof, whether or not such unpaid dividends have been earned or declared or there are any unrestricted funds of the Corporation legally available for the payment of dividends. In connection with the determination of the Liquidation Preference of a share of Series E Preferred Stock upon redemption or upon liquidation, dissolution or winding up of the Corporation, the Determination Date shall be the applicable date of redemption or the date of distribution of amounts payable to stockholders in connection with any such liquidation, dissolution or winding up.

     "1933 Act" shall mean the Securities Act of 1933, as amended.

     "Officers' Certificate" shall mean a certificate signed by the Chairman of the Board or the President of the Corporation and by the Treasurer of the Corporation.

     "Opinion of Counsel" shall mean a written opinion from legal counsel selected by the Corporation. The counsel may be an employee of or counsel to the Corporation.

     "Parity Stock" shall mean any class or series of capital stock, whether now existing or hereafter created, of the Corporation ranking on a parity basis with the Series E Preferred Stock as to dividend rights, rights of redemption or rights on liquidation. Capital stock of any class or series shall rank on a parity as to dividend rights, rights of redemption or rights on liquidation with the Series E Preferred Stock, whether or not the dividend rates, dividend payment dates, redemption or liquidation prices per share or sinking fund or mandatory redemption provisions, if any, are different from those of the Series E Preferred Stock, if the holders of shares of such class or series shall be entitled to dividend payments, payments on redemption or payments of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in proportion to their respective accumulated and accrued and unpaid dividends, redemption prices or liquidations prices, respectively, without preference or priority, one over the other, as between the holders of shares of such class or series and the holders of Series E Preferred Stock. No class or series of capital stock that ranks junior to the Series E Preferred Stock as to rights on liquidation shall rank or be deemed to rank on a parity basis with the Series E Preferred Stock as to dividend rights or rights of redemption, unless the instrument creating or evidencing such class or series of capital stock otherwise expressly provides.

     "Person" shall mean any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof, or other entity, whether acting in an individual, fiduciary, or other capacity.

     "Record Date" for the dividends payable on any Dividend Payment Date means the fifteenth day of the month preceding the month during which such Dividend Payment Date shall occur, or if any such day is not a Business Day, then on the next preceding Business Day, as and if designated by the Board of Directors.

     "Redemption Date" as to any share of Series E Preferred Stock shall mean the date fixed for redemption of such share pursuant to paragraph 5(a), provided that no such date will be a Redemption Date unless the applicable Redemption Price is actually paid in full on such date.

     "Redemption Price" as to any share of Series E Preferred Stock which is to be redeemed on any Redemption Date shall mean the Liquidation Preference thereof on such Redemption Date.

     "Senior Stock" shall mean any class or series of capital stock, whether now existing or hereafter created, of the Corporation ranking prior to the Series E Preferred Stock as to dividend rights, rights of redemption or rights on liquidation. Capital stock of any class or series shall rank prior to the Series E Preferred Stock as to dividend rights, rights of redemption or rights on liquidation if the holders of shares of such class or series shall be entitled to dividend payments, payments on redemption or payments of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the holders of shares of Series E Preferred Stock. No class or series of capital stock that ranks on a parity basis with or junior to the Series E Preferred Stock as to rights on liquidation shall rank or be deemed to rank prior to the Series E Preferred Stock as to dividend rights or rights of redemption, notwithstanding that the dividend rate, dividend payment dates, sinking fund provisions, if any, or mandatory redemption provisions thereof are different from those of the Series E Preferred Stock, unless the instrument creating or evidencing such class or series of capital stock otherwise expressly provides.

     "Share" shall mean one share of Series E Preferred Stock of the Corporation.

     "Special Record Date" has the meaning ascribed to such term in paragraph 3(b).

     "Stated Liquidation Value" of a share of Series E Preferred Stock means $22,303.

     "Subsidiary" of any Person shall mean (i) a corporation a majority of the capital stock of which, having voting power under ordinary circumstances to elect directors, is at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person and (ii) any other Person (other than a corporation) in which such Person and/or one or more Subsidiaries of such Person, directly or indirectly, has (x) a majority ownership interest or (y) the power to elect or direct the election of a majority of the members of the governing body of such first-named Person.

     "TCI Holder" shall mean the Corporation and each Subsidiary of the Corporation.

     3.   Dividends.

     (a) Dividends Rights; Dividend Payment Dates. Subject to the prior preferences and other rights of any Senior Stock and the provisions of Paragraph 6 hereof, the holders of Series E Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of unrestricted funds legally available therefor, cumulative dividends, in preference to dividends on any Junior Stock, that shall accrue on each share of Series E Preferred Stock at the rate of 5.0% per annum of the Stated Liquidation Value of such share from the Issue Date to and including the date on which the Liquidation Preference of such share is made available (whether on liquidation, dissolution, or winding up of the Corporation or, in the case of paragraph 5, upon the applicable Redemption Date). Accrued dividends on the Series E Preferred Stock will be payable, as provided in paragraph 3(c) below, annually on each Dividend Payment Date to the holders of record of the Series E Preferred Stock as of the close of business on the Record Date for such dividend payment. Dividends shall be fully cumulative and shall accrue (without interest or compounding) on a daily basis without regard to the occurrence of a Dividend Payment Date and whether or not such dividends are declared and whether or not there are any unrestricted funds of the Corporation legally available for the payment of dividends. The amount of dividends "accrued" as of the first Dividend Payment Date and as of any date that is not a Dividend Payment Date shall be calculated on the basis of the foregoing rate per annum for the actual number of days elapsed from the Issue Date (in the case of the first Dividend Payment Date and any date prior to the first Dividend Payment Date) or the last preceding Dividend Payment Date (in the case of any other date) to and including the date as of which such determination is to be made, based on a 365- or 366-day year, as the case may be.

     (b) SPECIAL RECORD DATE. On each Dividend Payment Date, all dividends that have accrued on each share of Series E Preferred Stock during the immediately preceding Dividend Period shall, to the extent not paid as provided in paragraph 3(c) below on such Dividend Payment Date for any reason (whether or not such unpaid dividends have been earned or declared or there are any unrestricted funds of the Corporation legally available for the payment of dividends), be added to the Liquidation Preference of such share and will remain a part thereof until such dividends are paid as provided in paragraph 3(c) below. No interest or additional dividends will accrue or be payable with respect to any dividend payment on the Series E Preferred Stock that may be in arrears or with respect to that portion of any other payment on the Series E Preferred Stock that is in arrears which consist of accumulated or accrued and unpaid dividends. Such accumulated or accrued and unpaid dividends may be declared and paid at any time (subject to the rights of any Senior Stock and, if applicable, to the concurrent satisfaction of any dividend arrearages then existing with respect to any Parity Stock which ranks on a parity basis with the Series E Preferred Stock as to the payment of dividends) without reference to any regular Dividend Payment Date, to holders of record as of the close of business on such date, not more than 45 days nor less than 10 days preceding the payment date thereof, as may be fixed by the Board of Directors (the "Special Record Date"). Notice of each Special Record Date shall be given, not more than 45 days nor less than of days prior thereto, to the holders of record of the shares of Series E Preferred Stock.

     (c) METHOD OF PAYMENT. All dividends payable with respect to the shares of Series E Preferred Stock shall be declared and paid in cash. All dividends paid with respect to the shares of Series E Preferred Stock pursuant to this paragraph 3 shall be paid pro rata to all the holders of shares of Series E Preferred Stock outstanding on the applicable Record Date or Special Record Date, as the case may be.

     4.   Distributions Upon Liquidation Dissolution or Winding Up.

     Subject to the prior payment in full of the preferential amounts to which any Senior Stock is entitled, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary, or involuntary, the holders of Series E Preferred Stock shall be entitled to receive from the assets of the Corporation available for distribution to stockholders, before any payment or distribution, shall be made to the holders of any Junior Stock, an amount in cash or property, at its fair market value, as determined by the Board of Directors in good faith, or a combination thereof, per share, equal to the Liquidation Preference of a share of Series E Preferred Stock as of the date of payment or distribution, which payment or distribution shall be made pari passu with any such payment or distribution made to the holders of any Parity Stock ranking on a parity basis with the Series E Preferred Stock with respect to distributions upon liquidation, dissolution or winding up of the Corporation. The holders of Series E Preferred Stock shall be entitled to no other or further distribution of or participation in any remaining assets of the Corporation after receiving the Liquidation Preference per share. If, upon distribution of the Corporation's assets in liquidation, dissolution or winding up, the assets of the Corporation to be distributed among the holders of the Series E Preferred Stock and to all holders of any Parity Stock ranking on a parity basis with the Series E Preferred Stock with respect to distributions upon liquidation, dissolution or winding up shall be insufficient to permit payment in full to such holders of the respective preferential amounts to which they are entitled, then the entire assets of the Corporation to be distributed to holders of the Series E Preferred Stock and such Parity Stock shall be distributed pro rata to such holders based upon the aggregate of the full preferential amounts to which the shares of Series E Preferred Stock and such Parity Stock would otherwise respectively be entitled. Neither the consolidation or merger of the Corporation with or into any other corporation or corporations nor the sale, transfer or lease of all or substantially all of the assets of the Corporation shall itself be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this paragraph 4. Notice of the liquidation, dissolution or winding up of the Corporation shall be given, not less than 20 days prior to the date on which such liquidation, dissolution or winding up is expected to take place or become effective, to the holders of record of the shares of Series E Preferred Stock.

     5.   Redemption.

     (a) OPTIONAL REDEMPTION. Subject to the rights of any Senior Stock and the provisions of paragraph 6, the shares of Series E Preferred Stock may be redeemed, at the option of the Corporation by the action of the Board of Directors, in whole or from time to time in part, on any Business Day occurring after the Issue Date, at the Redemption Price on the Redemption Date. If less than all outstanding shares of Series E Preferred Stock are to be redeemed on any Redemption Date, the shares of Series E Preferred Stock to be redeemed shall be chosen pro rata among all holders of Series E Preferred Stock. The Corporation shall not be required to register a transfer of (i) any shares of Series E Preferred Stock for a period of 15 days next preceding any selection of shares of Series E Preferred Stock to be redeemed or (ii) any shares of Series E Preferred Stock selected or called for redemption.

     (b) NOTICE OF REDEMPTION. Notice of redemption shall be given by or on behalf of the Corporation, not more than 60 days nor less than 30 days prior to the Redemption Date, to the holders of record of the shares of Series E Preferred Stock to be redeemed; but no defect in such notice or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series E Preferred Stock. In addition to any information required by law or by the applicable rules of any national securities exchange or national interdealer quotation system on which the Series E Preferred Stock may be listed or admitted to trading or quoted, such notice shall set forth the Redemption Price, the Redemption Date, the number of shares to be redeemed, the portion of the Redemption Price, if any, which the Corporation has elected to pay through the issuance of Class A Common Stock and the place which the shares called for redemption will, upon presentation and surrender of the stock certificates evidencing such shares, be redeemed. In the event that fewer than the total number of shares of Series E Preferred Stock represented by a certificate are redeemed, a new certificate representing the number of unredeemed shares will be issued to the holder thereof without cost to such holder.

     (c) DEPOSIT OF REDEMPTION PRICE. If notice of any redemption by the Corporation pursuant to this paragraph 5 shall have been given as provided in paragraph 5(b) above, and if on or before the Redemption Date specified in such notice an amount in cash sufficient to redeem in full on the Redemption Date at the Redemption Price all shares of Series E Preferred Stock called for redemption shall have been set apart so as to be available for such purpose and only for such purpose, then effective as of the close of business on the Redemption Date, the shares of Series E Preferred Stock called for redemption, notwithstanding that any certificate therefor shall not have been surrendered for cancellation, shall no longer be deemed outstanding, and the holders thereof shall cease to be stockholders with respect to such shares and all rights with respect to such shares shall forthwith cease and terminate, except the right of the holders thereof to receive the Redemption Price of such shares, without interest, upon the surrender of certificates representing the same.

     (d) REDEMPTION BY ISSUANCE OF CLASS A COMMON STOCK. Subject to compliance with the conditions contained in this paragraph 5(d), the Corporation may elect to pay the Redemption Price (or designated portion thereof) of the shares of Series E Preferred Stock called for redemption by issuing to the holder thereof, in respect of his shares to be redeemed, a number of shares of Class A Common Stock equal to the aggregate Redemption Price (or designated portion thereof) of such shares divided by the Average Quoted Price of a share of Class A Common Stock. No fractional shares of Class A Common Stock or scrip shall be issued upon such redemption. As to any final fraction of a share of Class A Common Stock that would otherwise be issuable to a holder upon redemption of his shares of Series E Preferred Stock (determined on the basis of the total number of such holder's shares of Series E Preferred Stock in respect of which shares of Class A Common Stock are issuable), the Corporation shall pay an amount in cash or by its check equal to the same fraction of the Average Quoted Price of a share of Class A Common Stock.

     The Corporation's right to elect to pay the Redemption Price (or designated portion thereof) of the shares of Series E preferred Stock through the issuance of shares of Class A Common Stock shall be conditioned upon: (i) the Corporation's having timely given a Redemption Notice setting forth such election as provided in paragraph 5(b), (ii) the Corporation's having obtained and filed, on or before the Redemption Date, at the office of the redemption agent for the Series E Preferred Stock (or with the books of the Corporation if there is no redemption agent) an Opinion of Counsel to the effect that (A) the shares of Class A Common Stock to be issued upon such redemption have been duly authorized and, when issued and delivered in payment of the Redemption Price (or designated portion thereof) of the shares of Series E Preferred Stock to be redeemed, will be validly issued, fully paid and non-assessable and free from preemptive rights, (B) that the issuance and delivery of such shares of Class A Common Stock upon such redemption of shares of Series E Preferred Stock will not violate the laws of the state of incorporation of the Corporation and (C), unless at the time the Redemption Notice is given all shares of the Series E Preferred Stock are owned by one or more TCI Holders, that the issuance and delivery of the shares of Class A Common Stock upon such redemption of shares of Series E Preferred Stock is exempt from the resignation or qualification requirements of the 1933 Act and applicable state securities laws or, if no such exemption is available, that the shares of Class A Common Stock to be issued have been duly registered or qualified under the 1933 Act and such applicable state securities laws, and (iii) the Corporation's having filed, on or before the Redemption Date, at the office of such redemption agent (or with the books of the Corporation if there is no redemption agent), an Officers' Certificate setting forth the number of shares of Class A Common Stock to be issued in payment of the Redemption Price (or designated portion thereof) of each share of Series E Preferred Stock and the method of determining the same (consistent with the provisions hereof). If the foregoing conditions have not been satisfied prior to or on the Redemption Date, the Redemption Price for the shares of Series E Preferred Stock (or portion thereof designated to be paid in Class A Common Stock) shall be paid in cash.

     (e) STATUS OF REDEEMED SHARES. All shares of Series E Preferred Stock redeemed, exchanged, purchased or otherwise acquired by the Corporation shall be retired and shall be restored to the status of authorized and unissued shares of Series Preferred Stock (and may be reissued as part of another series of the preferred stock of the Corporation, but such shares shall not be reissued as

Series E Preferred Stock).

     6.   Limitations on Dividends and Redemptions.

     If at any time the Corporation shall have failed to pay, or declare and set aside the consideration sufficient to pay, full cumulative dividends for all prior dividend periods on any Parity Stock which by the terms of the instrument creating or evidencing such Parity Stock is entitled to the payment of such cumulative dividends prior to the redemption, exchange, purchase or other acquisition of the Series E Preferred Stock, and until full cumulative dividends on such Parity Stock for all prior dividend periods are paid, or declared and the consideration sufficient to pay the same in full is set aside so as to be available for such purpose and no other purpose, neither the Corporation nor any Subsidiary thereof shall redeem, exchange, purchase or otherwise acquire any shares of Series E Preferred Stock, Parity Stock or Junior Stock, or set aside any money or assets for any such purpose pursuant to paragraph 5 hereof. a sinking fund or otherwise, unless all then outstanding shares of Series E Preferred Stock, of such Parity Stock and of any other class of series of Parity Stock that by the terms of the instrument creating or evidencing such Parity Stock is required to be redeemed under such circumstances are redeemed or exchanged pursuant to the terms hereof and thereof.

     If at any time the Corporation shall have failed to pay, or declare and set aside the consideration sufficient to pay, full cumulative dividends on the Series E Preferred Stock for all Dividend Periods ending on or before the immediately preceding Dividend Payment Date, and until full cumulative dividends on the Series E Preferred Stock for all Dividend Periods ending on or before the immediately preceding Dividend Payment Date are paid, or declared and the consideration sufficient to pay the same in full is set aside so as to be available for such purpose and no other purpose, neither the Corporation nor any Subsidiary thereof shall redeem, exchange, purchase or otherwise acquire any shares of Series E Preferred Stock, Parity Stock or Junior Stock, or set aside any money or assets for any such purpose, pursuant to paragraph 5 hereof, a sinking fund or otherwise, unless all then outstanding shares of Series E Preferred Stock and of any other class or series of Parity Stock that by the terms of the instrument creating or evidencing such Parity Stock is required to be redeemed under such circumstances are redeemed or exchanged pursuant to the terms hereof and thereof.

     If at any time the Corporation shall have failed to pay, or declare and set aside the consideration sufficient to pay, full cumulative dividends on the Series E Preferred Stock for all Dividend Periods ending on or before the immediately preceding Dividend Payment Date, and until full cumulative dividends on the Series E Preferred Stock for all Dividend Periods ending on or before the immediately preceding Dividend Payment Date are paid, or declared and the consideration sufficient to pay the same in full is set aside for such purpose and no other purpose, the Corporation shall not declare or pay any dividend on or make any distribution with respect to any Junior Stock or Parity Stock or set aside any money or assets for any such purpose, except that the Corporation may declare and pay a dividend on any Parity Stock ranking on a parity basis with the Series E Preferred Stock with respect to the right to receive dividend contemporaneously with the declaration and payment of a dividend on the Series E Preferred Stock, provided that such dividends are declared and paid pro rata so that the amount of dividends declared and paid per share of the Series E Preferred Stock and such Parity Stock shall in all cases bear to each other the same ratio that accumulated and accrued and unpaid dividends per share on the Series E Preferred Stock and such Parity Stock bear to each other.

     If the Corporation shall fail to redeem on any date fixed for redemption or exchange pursuant to paragraph 5 hereof any shares of Series E Preferred Stock called for redemption on such date, and until such shares are redeemed in full, the Corporation shall not redeem or exchange any Parity Stock or Junior Stock or declare or pay any dividend on or make any distribution with respect to any Junior Stock, or set aside any money or assets for any such purpose, and neither the Corporation nor any Subsidiary thereof shall purchase or otherwise acquire any Series E Preferred Stock, Parity Stock or Junior Stock, or set aside any money or assets for any such purpose.

     Neither the Corporation nor any Subsidiary thereof shall redeem, exchange, purchase or otherwise acquire any Parity Stock or Junior Stock, or set aside any money or assets for any such purpose, if after giving effect to such redemption, exchange, purchase or other acquisition, the amount (as determined by the Board of Directors in good faith) that would be available for distribution to the holders of the Series E Preferred Stock upon liquidation, dissolution or winding up of the Corporation if such liquidation, dissolution or winding up were to occur on the date fixed for such redemption, exchange, purchase or other acquisition of such Parity Stock or Junior Stock would be less than the aggregate Liquidation Preference as of such date of all shares of Series E Preferred Stock then outstanding.

     Nothing contained in the first, fourth or fifth paragraph of this paragraph 6 shall prevent (i) the payment of dividends on any Junior Stock solely in shares of Junior Stock or the redemption, purchase or other acquisition of Junior Stock solely in exchange for (together with a cash adjustment for fractional shares, if any), or (but only in the case of the first and fifth paragraphs hereof) through the application of the proceeds from the sale of, shares of Junior Stock; or (ii) the payment of dividends on any Parity Stock solely in shares of Parity Stock and/or Junior Stock or the redemption, exchange, purchase or other acquisition of Series E Preferred Stock or Parity Stock solely in exchange for (together with a cash adjustment for fractional shares, if any), or (but only in the case of the first and fifth paragraphs hereof) through the application of the proceeds from the sale of, shares of Parity Stock and/or Junior Stock.

     The provisions of the first paragraph of this paragraph 6 are for the sole benefit of the holders of Series E Preferred Stock and Parity Stock having the terms described therein and accordingly, at any time when there are no shares of any such class or series of Parity Stock outstanding or if the holders of each such class or series of Parity Stock have, by such vote or consent of the holders thereof as may be provided for in the instrument creating or evidencing such class or series, waived in whole or in part the benefit of such provisions (either generally or in the specific instance), then the provisions of the first paragraph of this paragraph 6 shall not (to the extent waived, in the case of any partial waiver) restrict the redemption, exchange, purchase or other acquisition of any shares of Series E Preferred Stock, Parity Stock or Junior Stock. All other provisions of this paragraph 6 are for the sole benefit of the holders of Series E Preferred Stock and accordingly, if the holders of shares of Series E Preferred Stock shall have waived (as provided in paragraph 9) in whole or in part the benefit of the applicable provisions, either generally or in the specific instance, such provision shall not (to the extent of such waiver, in the case of a partial waiver) restrict the redemption, exchange, purchase or other acquisition of or declaration, payment or making of any dividends or distributions on the Series E Preferred Stock, any Parity Stock or any Junior Stock.

     7.   Conversion.

     (a) Unless previously called for redemption as provided in Section 5 hereof, shares of Series E Preferred Stock shall be convertible, at the option of the holder thereof, at any time subsequent to the Amendment Date in such manner and upon such terms and conditions as hereinafter provided in this paragraph 7, into fully paid and non-assessable full shares of Class A Common Stock. No shares of Class A Common Stock shall be issued in respect of the conversion of the Series E Preferred Stock after the fifteenth Business Day (the "Cut-off Date") preceding the date fixed for redemption; provided that the conversion of Shares surrendered for conversion in accordance with paragraph 7 after the Cut-off Date shall be given effect as of the date of such surrender if the Redemption Price to be paid, or to be irrevocably set apart in trust for the benefit of the holders of Shares to be so redeemed, has not been paid or so set apart on or before such date fixed for redemption. In case cash, securities or property other than Class A Common Stock shall be payable, deliverable or issuable upon conversion as provided herein, then all references to Class A Common Stock in this paragraph 7 shall be deemed to apply, so far as appropriate and as nearly as may be, to such cash, property or other securities.

     (b) Subject to the provisions for adjustment hereinafter set forth in this paragraph 7, the Series E Preferred Stock may be converted into Class A Common Stock at the initial conversion rate of 1,000 fully paid and non-assessable shares of Class A Common Stock for one share of the Series E Preferred Stock. (This conversion rate as from time to time adjusted cumulatively pursuant to the provisions of this paragraph is hereinafter referred to as the "Conversion Rate").

     (c) In case after the Issue Date the Corporation shall (i) pay a dividend or make a distribution on its outstanding shares of Class A Common Stock in shares of its capital block or capital stock of any Subsidiary, (ii) subdivide the then outstanding shares of Class A Common Stock into a greater number of shares of Class A Common Stock, (iii) combine the then outstanding shares of Class A Common Stock into a smaller number of shares of Class A Common Stock, or
(iv) issue by reclassification of its shares of Class A Common Stock any shares of any other class of capital stock of the Corporation (including any such reclassification in connection with a merger in which the Corporation is the continuing corporation), then the Conversation Rate in effect immediately prior to the opening of business on the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted so that the holder of each share of the Series E Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number and kind of shares of capital stock of the Corporation (or capital stock of a Subsidiary) that such holder would have owned or been entitled to receive immediately following such action had such shares of Series E Preferred

Stock been converted immediately prior to such time. An adjustment made pursuant to this paragraph 7(c) for a dividend or distribution shall become effective immediately after the record date for the dividend or distribution and an adjustment made pursuant to this paragraph 7(c) for a subdivision, combination or classification shall become effective immediately after the effective date of the subdivision, combination or reclassification. Such adjustment shall be made successively whenever any action listed above shall be taken.

     (d) In case the Corporation shall after the Issue Date issue any rights or warrants to all holders of shares of Class A Common Stock entitling them (for a period expiring within 45 days after the record date for the determination of stockholders entitled to receive such rights or warrants) to subscribe for or purchase shares of Class A Common Stock (or Convertible Securities) at a price per share of Class A Common Stock (or having an initial exercise price or conversion price per share of Class A Common Stock) less than the then current market price per share of Class A Common Stock (as determined in accordance with the provisions of paragraph 7(f) below) on such record date, the number of shares of Class A Common Stock into which each Share shall thereafter be convertible shall be determined by multiplying the number of shares of Class A Common Stock into which such Share was theretofore convertible immediately prior to such record date by a fraction of which the numerator shall be the number of shares of Class A Common Stock outstanding on such record date plus the number of additional shares of Class A Common Stock offered for subscription or purchase (or into which the Convertible Securities so offered are initially convertible) and of which the denominator shall be the number of shares of Class A Common Stock outstanding on such record date plus the number of shares of Class A Common Stock which the aggregate offering price of the total number of shares of Class A Common Stock so offered (or the aggregate initial conversion or exercise price of the Convertible Securities so offered) would purchase at the then current market price per share of Class A Common Stock (as determined in accordance with the provisions of paragraph 7(f) below) on such record date. Such adjustment shall be made successively whenever any such rights or warrants are issued and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights or warrants. In the event that all of the shares of Class A Common Stock (or all of the Convertible Securities) subject to such rights or warrants have not been issued when such rights or warrants expire (or, in the case of rights or warrants to purchase Convertible Securities which have been exercised, all of the shares of Class A Common Stock issuable upon conversion of such Convertible Securities have not been issued prior to the expiration of the conversion right thereof), then the Conversion Rate shall be readjusted retroactively to be the Conversion Rate which would then be in effect had the adjustment upon the issuance of such rights or warrants been made on the basis of the actual number of shares of Class A Common Stock (or Convertible Securities) issued upon the exercise of such right or warrants (or the conversion of such Convertible Securities); but such subsequent adjustment shall not affect the number of shares of Class A Common Stock issued upon the conversion of any Share prior to the date such subsequent adjustment is made.

     (e) In case the Corporation shall distribute after the Issue Date to all holders of shares of Class A Common Stock (including any such distribution made in connection with a merger in which the Corporation is the continuing corporation, other than a merger to which paragraph 7(g) is applicable) any securities, evidences of its indebtedness or assets (other than cash dividends out of earnings since the Issue Date (determined without regard to gains on the sale of significant capital assets) or capital stock in respect of which an adjustment is made pursuant to paragraph 7(c) hereof) or rights or warrants to purchase shares of Class A Common Stock or Class B Common Stock or securities convertible into shares of Class A Common Stock or Class B Common Stock (excluding those referred to in paragraph 7(d) above), then in each such case the number of shares of Class A Common Stock into which each Share shall thereafter be convertible shall be determined by multiplying the number of shares of Class A Common Stock into which such Share was theretofore convertible immediately prior to the record date for the determination of stockholders entitled to receive the distribution by a fraction of which the numerator shall be the then current market price per share of Class A Common Stock (as determined accordance with the provisions of paragraph 7(f) below) on such record date and of which the denominator shall be such current market price per share of Class A Common Stock less the fair market value on such record date (as determined by the Board of Directors of the Corporation whose determination shall be conclusive) of the portion of the securities, assets or evidences of indebtedness or rights and warrants so to be distributed applicable to one share of Class A Common Stock. Such adjustment shall be made successively whenever any such distribution is made and shall become effective immediately after the record date for the determination of stockholders entitled to receive such distribution.

     (f) For the purpose of any computation under paragraph 7(d), (e) or (k), the current market price per share of Class A Common Stock at any date shall be deemed to be the average of the daily closing prices for a share of Class A Common Stock for the ten (10) consecutive trading days before the day in question. The closing price for each day shall be the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the composite tape, or if the shares of Class A Common Stock are not quoted on the composite tape, on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act") on which the shares of Class A Common Stock are listed or admitted to trading, or if they are not listed or admitted to trading on any such exchange, the last reported sale price (or the average of the quoted closing bid and asked prices if there were no reported sales) as reported by the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or any comparable system, or if the Class A Common Stock is not quoted on NASDAQ or any comparable system, the average of the closing bid and asked prices as furnished by any member of the National Association of Securities Dealers, Inc. selected from time to time by the Corporation for that purpose or, in the absence of such quotations, such other method of determining market value as the Board of Directors shall from time to time deem to be fair.

     (g) In case of any reclassification or change in the Class A Common Stock (other than any reclassification or change referred to in paragraph 7(c) and other than a change in par value) or in case of any consolidation of the Corporation with any other corporation or any merger of the Corporation into another corporation or of another corporation into the Corporation (other than a merger in which the Corporation is the continuing corporation and which does not result in any reclassification or change (other than a change in par value or any reclassification or change to which paragraph 7(c) is applicable) in the outstanding Class A Common Stock), or in case of any sale or transfer to another corporation or entity (other than by mortgage or pledge) of all or substantially all of the properties and assets of the Corporation, in any such case after the Issue Date, the Corporation (or its successor in such consolidation or merger) or the purchaser of such properties and assets shall make appropriate provision so that the holder of a Share shall have the right thereafter to convert such Share into the kind and amount of shares of stock and other securities and property that such holder would have owned immediately after such reclassification, change, consolidation, merger, sale or transfer if such holder had converted such Share into Class A Common Stock immediately prior to the effective date of such reclassification, change, consolidation, merger, sale or transfer (assuming for this purpose (to the extent applicable) that such holder failed to exercise any, rights of election and received per share of Class A Common Stock the kind and amount of shares of stock and other securities and property received per share by a plurality of the non-electing shares), and the holders of the Series E Preferred Stock shall have no other conversion rights under these provisions; provided, that effective provision shall be made, in the Articles or Certificate of Incorporation of the resulting or surviving corporation or otherwise or in any contracts of sale or transfer, so that the provisions set forth herein for the protection of the conversion rights of the Series E Preferred Stock shall thereafter be made applicable, as nearly as reasonably may be to any such other shares of stock and other securities and property deliverable upon conversion of the Series E Preferred Stock remaining outstanding or other convertible preferred stock or other Convertible Securities received by the holders of Series E Preferred Stock in place thereof; and provided, further, that any such resulting or surviving corporation or purchaser shall expressly assume the obligation to deliver, upon the exercise of the conversion privilege, such shares, securities or property as the holders of the Series E Preferred Stock remaining outstanding or other convertible preferred stock or other convertible securities received by the holders in place thereof, shall be entitled to receive pursuant to the provisions hereof, and to make provisions for the protection of the conversion rights as above provided.

     (h) Whenever the Conversion Rate or the conversion privilege shall be adjusted as provided in paragraphs 7(c), (d), (e) or (g), the Corporation shall promptly cause a notice to be mailed to the holders of record of the Series E Preferred Stock describing the nature of the event requiring such adjustment, the Conversion Rate in effect immediately thereafter and the kind and amount of stock or other securities or property into which the Series E Preferred Stock shall be convertible after such event. Where appropriate, such notice may be given in advance and included as a part of a notice required to be mailed under the provisions of paragraph 7(j).

     (i) The Corporation may, but shall not be required to, make any adjustment of the Conversion Rate if such adjustment would require an increase or decrease of less than 1% in such Conversion Rate; provided however, that any adjustments which by reason of this paragraph 7(i) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this paragraph 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. In any case in which this paragraph 7(i) shall require that an adjustment shall become effective immediately after a record date for such event, the Corporation may defer until the occurrence of such event (x) issuing to the holder of any shares of Series E Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Class A Common Stock or other capital stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of Class A Common Stock, or other capital stock issuable upon such conversion before giving effect to such adjustment and (y) paying to such holder cash in lieu of any fractional interest to which such holder is entitled pursuant to paragraph 7(n); provided, however, that, if requested by such holder, the Corporation shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares of Class A Common Stock or other capital stock, and such cash, upon the occurrence of the event requiring such adjustment.

     (j)  In case at any time:

          (i) the Corporation shall take any action which would require an adjustment in the Conversion Rate pursuant to this paragraph;

          (ii) there shall be any capital reorganization or reclassification of the Class A Common Stock (other than a change in par value), or any consolidation or merger to which the Corporation is a party and for which approval of any shareholders of the Corporation is required, or any sale, transfer or lease of all or substantially all of the properties and assets of the Corporation, or a tender offer for shares of Class A Common Stock representing, together with any shares of Class B Common Stock tendered for in such tender offer, at least a majority of the total voting power represented by the outstanding shares of Class A Common Stock and Class B Common Stock which has been recommended by the Board of Directors as being in the best interests of the holders of Class A Common Stock; or

          (iii) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, in any such event, the Corporation shall give written notice, in the manner provided in paragraph 5 hereof, to the holders of the Series E Preferred Stock at their respective addresses as the same appear on the books of the Corporation, at least twenty days (or ten days in the case of a recommended tender offer as specified in clause (ii) above) prior to any record date for such action, dividend or distribution or the date as of which it is expected that holders of Class A Common Stock of record shall be entitled to exchange their shares of Class A Common Stock for securities or other property, if any, deliverable upon such reorganization, reclassification, consolidation, merger, sale, transfer, lease, tender offer, dissolution, liquidation or winding up; provided, however, that any notice required by any event described in clause
(ii) of this paragraph 7(j) shall be given in the manner and at the time that such notice is given to the holders of Class A Common Stock. Without limiting the obligations of the Corporation to provide notice of corporate actions hereunder, the failure to give the notice required by this paragraph 7(j) or any defect therein shall not affect the legality or validity of any such corporate action of the Corporation or the vote upon such action.

     (k) Before any holder of Series E Preferred Stock shall be entitled to convert the same in Class A Common Stock, such holder shall surrender the certificate or certificates for such Series E Preferred Stock at the office of the Corporation or at the office of the transfer agent for the Series E Preferred Stock, which certificate or certificates, if the Corporation shall so request, shall be duly endorsed to the Corporation or in blank or accompanied by proper instruments of transfer to the Corporation or in blank (such endorsements or instruments of transfer to be in form satisfactory to the Corporation), and shall give written notice to the Corporation at said office that such holder elects to convert all or a part of the Shares represented by said certificate or certificates in accordance with the terms of this paragraph 7, and shall state in writing therein the name or names in which such holder wishes the certificates for Class A Common Stock to be issued. Every such notice of election to convert shall constitute a contract between the holder of such Series E Preferred Stock and the Corporation, whereby the holder of such Series E Preferred Stock shall be deemed to subscribe for the amount of Class A Common Stock which such holder shall be entitled to receive upon conversion of the number of shares of Series E Preferred Stock to be converted, and, in satisfaction of such subscription, to deposit the shares of Series E Preferred Stock to be converted, and thereby the Corporation shall be deemed to agree that the surrender of the shares of Series E Preferred Stock to be converted shall constitute full payment of such subscription for Class A Common Stock to be issued upon such conversion. The Corporation will as soon as practicable after such deposit of a certificate or certificates for Series E Preferred Stock, accompanied by the written notice and the statement above prescribed, issue and deliver at the office of the Corporation or of said transfer agent to the person for whose account such Series E Preferred Stock was so surrendered, or to his nominee(s) or, subject to compliance with applicable law, transferee(s), a certificate or certificates for the number of full shares of Class A Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share as hereinafter provided. If surrendered certificates for Series E Preferred Stock are converted only in part, the Corporation will issue and deliver to the holder, or to his nominee(s), without charge therefor, a new certificate or certificates representing the aggregate of the unconverted Shares. Such conversion shall be deemed to have been made as of the date of such surrender of the Series E Preferred Stock to be converted; and the person or persons entitled to receive the Class A Common Stock issuable upon conversion of such Series E Preferred Stock shall be treated for all purposes as the record holder or holders of such Class A Common Stock on such date.

     Upon the conversion of any Share, the Corporation shall pay, to the holder of record of such Share on the immediately preceding Record Date, all accrued but unpaid dividends on such Share to the date of the surrender of such Share for conversion. Such payment shall be made in cash or, at the election of the Corporation, the issuance of certificates representing such number of shares of Class A Common Stock as have an aggregate current market price (as determined in accordance with paragraph 7(f)) on the date of issuance equal to the amount of such accrued but unpaid dividends. Upon the making of such payment to the person entitled thereto as determined pursuant to the first sentence of this paragraph, no further dividends shall accrue on such Share or to be payable to any other person.

     The issuance of certificates for shares of Class A Common Stock upon conversion of shares of Series E Preferred Stock shall be made without charge for any issue, stamp or other similar tax in respect of such issuance, provided, however, if any such certificate is to be issued in a name other than that of the registered holder of the share or shares of Series E Preferred Stock converted, the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid.

     The Corporation shall not be required to convert any shares of Series E Preferred Stock, and no surrender of Series E Preferred Stock shall be effective for that purpose, while the stock transfer books of the Corporation are closed for any purpose; but the surrender of Series E Preferred Stock for conversion during any period while such books are so closed shall become effective for conversion immediately upon the reopening of such books, as if the conversion had been made on the date such Series E Preferred Stock was surrendered.

     (l) Promptly following the Amendment Date the Corporation shall reserve and keep available at all times thereafter, solely for the purpose of issuance upon conversion of the outstanding shares of Series E Preferred Stock, such number of shares of Class A Common Stock as shall be issuable upon the conversion of all outstanding Shares, provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the conversion of the outstanding shares of Series E Preferred Stock by delivery of shares of Class A Common Stock which are held in the treasury of the Corporation. Promptly following the Amendment Date, the Corporation shall take all such corporate and other actions as from time to time may be necessary to insure that all shares of Class A Common Stock issuable upon conversion of shares of Series E Preferred Stock at the Conversion Rate in effect from time to time will, upon issue, be duly and validly authorized and issued, fully paid and nonassessable and free of any preemptive or similar rights.

     (m) All shares of Series E Preferred Stock received by the Corporation upon conversion thereof into Class A Common Stock shall be retired and shall be restored to status of authorized and unissued shares of preferred stock (and may be reissued as part of another series of the preferred stock of the Corporation), but such shares shall not be reissued as Series E Preferred Stock

     (n) The Corporation shall not be required to issue fractional shares of Class A Common Stock or scrip upon conversion of the Series E Preferred Stock. As to any final fraction of a share of Class A Common Stock which a holder of one or more Shares would otherwise be entitled to receive upon conversion of such Shares in the same transaction, the Corporation shall pay a cash adjustment in respect of such final fraction in an amount equal to the same fraction of the market value of a full share of Class A Common Stock. For purposes of this paragraph 7(n), the market value of a share of Class A Common Stock shall be the last reported sale price regular way on the business day immediately preceding the date of conversion, or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way on such day, in either case on the composite tape, or if the shares of Class A Common Stock are not quoted on the composite tape, on the principal United States securities exchange registered under the Exchange Act on which the shares of Class A Common Stock are listed or admitted to trading, or if the shares of Class A Common Stock are not listed or admitted to trading on any such exchange, the last reported sale price (or the average of the quoted last reported bid and asked prices if there were no reported sales) as reported by NASDAQ or any comparable system, or if the Class A Common Stock is not quoted on NASDAQ or any comparable system, the average of the closing bid and asked prices as furnished by any member of the National Association of Securities Dealers, Inc. selected from time to time by the Corporation for that purpose or, in the absence of such quotations, such other method of determining market value as the Board of Directors shall from time to time deem to be fair.

     (o) If any shares of Class A Common Stock which would be issuable upon conversion of Shares require registration with or approval of any governmental authority before such shares may be issued upon conversion, the Corporation will in good faith and as expeditiously as possible cause such shares to be duly registered or approved, as the case may be. The Corporation will endeavor to list the shares of Class A Common Stock required to be delivered upon conversion of Shares prior to such delivery upon the principal national securities exchange upon which the outstanding, Class A Common Stock is listed at the time of such delivery.

     8.   Voting

     (a) VOTING RIGHTS. The holders of Series E Preferred Stock shall have no voting rights whatsoever, except as required by law and except for the voting rights described in this paragraph 8; provided, however, that the number of authorized shares of Series E Preferred Stock may be increased or decreased (but not below the number of shares of Series E Preferred Stock then outstanding) by the affirmative vote of the holders of at least 66 2/3 of the total voting power of the then outstanding Voting Securities (as defined in Article V, Section C of the Corporation's Restated Certificate of Incorporation), voting together as a single class as provided in Article IX of the Certificate. Without limiting the generality of the foregoing, no vote or consent of the holders of Series E Preferred Stock shall be required for (a) the creation of any indebtedness of any kind of the Corporation (b) the creation or designation of any class or series of Senior Stock, Parity Stock or Junior Stock, or (c) any amendment to the Certificate that would increase the number of authorized shares of Preferred Stock or the number of authorized shares of Series E Preferred Stock or that would decrease the number of authorized shares of Preferred Stock or the number of authorized shares of Series E Preferred Stock (but not below the number of shares of Preferred Stock or Series E Preferred Stock, as the case may be, then outstanding).

     (b) ELECTION OF DIRECTORS. The holders of the Series E Preferred Stock shall have the right to vote at any annual or special meeting of stockholders for the purpose of electing directors. Each share of Series E Preferred Stock shall have one vote for such purpose, and shall vote as a single class with any other class or series of capital stock of the Corporation entitled to vote in any general election of directors, unless the instrument creating or evidencing such class or series of capital stock otherwise expressly provides.

     9.   Waiver.

     Any provision which for the benefit of the holders of Series E Preferred Stock, prohibits, limits or restricts actions by the Corporation, or imposes obligations on the Corporation, may be waived in whole or in part, or the application of all or any part of such provision in any particular circumstance or generally may be waived, in each case with the consent of the holders of at least a majority of the number of shares of Series E Preferred Stock then outstanding (or such greater percentage thereof as may be required by applicable law or any applicable rules of any national securities exchange or national interdealer quotation system), either in writing or by vote at an annual meeting or a meeting called for such purpose at which the holders of Series E Preferred Stock shall vote as a separate class.

     10.  Method of Giving Notices.

     Any notice required or permitted hereby to be given to the holders of shares of Series E Preferred Stock shall be deemed duly given if deposited in the United States mail, first class mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation or supplied by him in writing to the Corporation for the purpose of such notice.

     11.  Exclusion of Other Rights.

     Except as may otherwise be required by law and except for the equitable rights and remedies which may otherwise be available to holders of Series E Preferred Stock, the shares of Series E Preferred Stock shall not have any designations, preferences, limitations or relative rights other than those specifically set forth herein.

12.  Heading of Subdivisions.

The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

     FURTHER RESOLVED, that the appropriate officers of the Corporation are hereby authorized to execute and acknowledge a certificate setting forth these resolutions and to cause such certificate to be filed and recorded, in accordance with the requirements of Section 151(g) of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the undersigned, duly authorized officer has executed this certificate on this 11 day of October, 1994.

                                               /s/ Larry Romrell
                                       Name:   Larry Romrell
                                       Title: Executive Vice President

Attest:    /s/ Stephen M. Brett
       Name:   Stephen M. Brett
       Title: Secretary

                               STATE OF DELAWARE
                                                                          PAGE 1
                       OFFICE OF THE SECRETARY OF STATE

       _________________________________________________________________

     I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF CORRECTION OF "TELE-COMMUNICATIONS, INC.", FILED IN THIS OFFICE ON THE TWENTY-FOURTH DAY OF OCTOBER, A.D. 1994, AT 8:30 O'CLOCK A.M.

     A CERTIFIED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS FOR RECORDING.

  [Seal]

                                                /s/ Edward J. Freel
                                             Edward J. Freel, Secretary of State

                                                   AUTHENTICATION:   7278574

                                                            DATE:   10-24-94

                                                        STATE OF DELAWARE
                                                        SECRETARY OF STATE
                                                     DIVISION OF CORPORATIONS
                                                    FILED 08:30 AM 10/24/1994
                                                       944202081 - 2371729

                           CERTIFICATE OF CORRECTION
                       Filed pursuant to Section 103(f)
                    of the Delaware General Corporation Law
                               with respect to a

                          CERTIFICATE OF DESIGNATION

                                      of

                           TELE-COMMUNICATIONS, INC.

     Whereas, on October 11, 1994, Tele-Communications, Inc. (the "Corporation") filed with the Delaware Secretary of State a Certificate of Designation (the "Certificate of Designation") authorizing the issuance of a series of preferred stock of the Corporation designated "Redeemable Convertible Preferred Stock, Series E;"

     Whereas, such Certificate of Designation inaccurately stated that the par value of the Redeemable Convertible Preferred Stock, Series E, is $1.00 per share, when in fact the par value of the Redeemable Convertible Preferred Stock, Series E, is $.01 per share;

     Therefore, the Certificate of Designation is hereby corrected in accordance with the provisions of Section 103(f) of the Delaware General Corporation Law as follows:

     1. The words "par value $1.00 per share" shall be deleted from paragraph number 1 of the Certificate of Designation and the words "par value $.01 per share" shall be substituted in their place.

     Executed on the date set forth below by the undersigned duly authorized officer of the Corporation.

Date:  October 21, 1994
                                          Signature:    /s/ Stephen M. Brett
                                                   Name:    Stephen M. Brett
                                                   Title: Executive President
                                                             and General Counsel

                               STATE OF DELAWARE
                                                                          PAGE 1
                       OFFICE OF THE SECRETARY OF STATE

                                _______________

     I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF "TELE-COMMUNICATIONS, INC.", FILED IN THIS OFFICE ON THE TWENTY-SIXTH DAY OF JANUARY, A.D. 1995, AT 10:55 O'CLOCK A.M.

     A CERTIFIED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS FOR RECORDING.

                                     [SEAL]
                                                   /s/ Edward J. Freel
                                             Edward J. Freel, SECRETARY OF STATE

                                             AUTHENTICATION: 7387640
                                             DATE: 01-26-95

                                                           STATE OF DELAWARE
                                                          SECRETARY OF STATE
                                                       DIVISION OF CORPORATIONS
                                                       FILED 10:55 AM 01/26/1995
                                                          950019173 - 2371729

TELE-COMMUNICATIONS, INC.

CERTIFICATE OF DESIGNATION

                                _______________

                     SETTING FORTH A COPY OF A RESOLUTION
                     CREATING AND AUTHORIZING THE ISSUANCE
                   OF A SERIES OF PREFERRED STOCK DESIGNATED
                       AS "CONVERTIBLE PREFERRED STOCK,
                  SERIES D" ADOPTED BY THE BOARD OF DIRECTORS
                         OF TELE-COMMUNICATIONS, INC.

                                _______________

     The undersigned Executive Vice President of Tele-Communications, Inc., a Delaware corporation (the "Corporation"), hereby certifies that the Board of Directors duly adopted the following resolutions creating a series of preferred stock designated as "Convertible Preferred Stock, Series D":

     "BE IT RESOLVED, that, pursuant to authority expressly granted by the provisions of the Restated Certificate of Incorporation of this Corporation, the Board of Directors hereby creates and authorizes the issuance of a series of preferred stock, par value $.01 per share, of this Corporation, to consist of 1,000,000 shares, and hereby fixes the designations, dividend rights, voting powers, rights on liquidation and other preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions of the shares of such series (in addition to the designations, preferences and relative, participating, limitations or restrictions thereof set forth in the Restated Certificate of Incorporation that are applicable to preferred stock of all series) as follows:

     1. Designation. The designation of the series of preferred stock, par value $.01 per share, of this Corporation authorized hereby is "Convertible Preferred Stock, Series D" (the "Convertible Preferred Stock").

     2. Certain Definitions. Unless the context otherwise requires, the terms defined this Section 2 shall have the meanings herein specified:

     Affiliate: As to any person or, entity, any other person or entity which. directly or indirectly, controls, or is under common control with, or is controlled by, such person or entity. As used in this definition, "control" (including, with its correlative meanings, "controlling," "controlled by" and "under common control with") shall mean possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person (whether through the ownership of securities, or partnership or other ownership interest, by contract or otherwise).

     Board of Directors: The Board of Directors of this Corporation and any authorized committee thereof.

     Business Day: Any day other than a Saturday, Sunday, or holiday in which banking institutions in Denver, Colorado, are closed for business.

     Capital Stock: Any and all shares, interests, participations or other equivalents (however designated) of corporate stock of this

Corporation.

     Class A Common Stock: The Class A Common Stock, par value $1.00 per share, of this Corporation as such exists on the date of this Certificate of Designation, and Capital Stock of any other class into which such Class A Common Stock may thereafter have been changed.

     Class B Common Stock: The Class B Common Stock, par value $1.00 per share, of this Corporation as such exists on the date of this Certificate of Designation, and Capital Stock of any other class into which such Class B Common Stock may thereafter have been changed.

     Class B Preferred Stock: The Class B 6% Cumulative Redeemable Exchangeable Junior Preferred Stock, par value $.01 per share of the Corporation.

     Class C Preferred Stock: The Convertible Preferred Stock, Series C, par value $.01 per share, of the Corporation.

     Class E Preferred Stock: The Convertible Preferred Stock, Series E, par value $.01 per share, of the Corporation.

     Common Stock: The Class A Common Stock. Class B Common Stock and any other class of Capital Stock of this Corporation designated as Common Stock.

     Conversion Rate: As defined in Section 5(b).

     Convertible Securities: Securities, other than the Class B Common Stock, that are convertible into or exchangeable for Class A Common Stock.

     Debt Instrument: Any bond, debenture, note, indenture, guarantee or other instrument or agreement evidencing any Indebtedness of this Corporation, whether existing at the Issue Date or thereafter created, incurred, assumed or guaranteed.

     Dividend Payment Date: As defined in Section 3(b).

     Dividend Period: The period from but excluding the First Accrual Date to and including the first Dividend Payment Date and each six-month period from but excluding the Dividend Payment Date for the preceding Dividend Period to and including the Dividend Payment Date for such Dividend Period.

     Exchange Option. As defined in Section 7(a).

     Expiration Date. As defined in Section 7(d).

     First Accrual Date: The Issue Date.

     Indebtedness: Any (i) liability, contingent or otherwise, of this Corporation (x) for borrowed money whether or not the recourse of the lender is to the whole of the assets of this Corporation or only to a portion thereof),
(y) evidenced by a note, debenture or similar instrument (including a purchase money obligation) given other than in connection with the acquisition of inventory or similar property in the ordinary course of business, or (z) for the payment of money relating to an obligation under a lease that is required to be capitalized for financial accounting purposes in accordance with generally accepted accounting principles; (ii) liability of others described in the preceeding clause (i) which this Corporation has guaranteed or which is otherwise its legal liability; (iii) obligations secured by a mortgage, pledge, lien, charge or other encumbrance to which the property or assets of this Corporation are subject whether or not the obligations secured thereby shall have been assumed by or shall otherwise be this Corporation's legal liability; and (iv) any amendment, renewal, extension or refunding of any liability of the types referred to in clauses (i), (il) and (iii) above.

     Issue Date: The first date on which any shares of the Convertible Preferred Stock are first issued or deemed to have been issued.

     Junior Securities: All shares of Common Stock, Class B Preferred Stock and any other class or series of stock of this Corporation not entitled to receive any dividends unless all dividends required to have been paid or declared and set apart for payment on the Convertible Preferred Stock shall have been so paid or declared and set apart for payment and, for purposes of Section 4 hereof, any class or series of stock of this Corporation not entitled to receive any assets upon liquidation, dissolution or winding up of the affairs of this Corporation until the Convertible Preferred Stock shall have received the entire amount to which such stock is entitled upon such liquidation, dissolution or winding up.

     Liquidation Value: Measured per Share of the Convertible Preferred Stock as of any particular date, the sum of (i) S300 plus (ii) an amount equal to all dividends accrued on such Share through the Dividend Payment Date immediately preceding the date on which the Liquidation Value is being determined, which pursuant to Section 3(c) or (d) have been added to and remain a part of the Liquidation Value as of such date, plus (iii), for purposes of determining amounts payable pursuant to Sections 4 and 6 hereof, an amount equal to all unpaid dividends accrued on the sum of the amounts specified in clauses (i) and
(ii) above to the date as of which the Liquidation Value is being determined.

     Merger Agreement: The Agreement and Plan of Merger, dated as of August 8, 1994 among this Corporation, TCI Communications, Inc. and TeleCable Corporation.

     Mirror Preferred Stock. As defined in Section 7(c).

     Option Notice. As defined in Section 7(d).

     Parity Securities: Any class or series of stock of this Corporation entitled to receive payment of dividends on a parity with the Convertible Preferred Stock or entitled to receive assets upon liquidation, dissolution or winding up of the affairs of this Corporation on a parity with the Convertible Preferred Stock. The Class A Preferred Stock, the Class C Preferred Stock and Class E Preferred Stock rank on a parity basis with the Convertible Preferred Stock.

     Record Date: For dividends payable on any Dividend Payment Date, the fifteenth day of the month preceding the month during which such Dividend Payment Date shall occur.

     Redemption Date: As to any Share, the date fixed for redemption of such Share as specified in the notice of redemption given in accordance with Section 6(d), provided that no such date will be a Redemption Date unless the applicable Redemption Price is actually paid on such date or the consideration sufficient for the payment thereof, and for no other purpose, has been irrevocably set apart in trust for the benefit of the holders of Shares to be redeemed, and if the Redemption Price is not so paid in full or the consideration sufficient therefor so irrevocably set apart in trust for the benefit of the holders of Shares to be redeemed, then the Redemption Date will be the date on which such Redemption Price is fully paid or the consideration sufficient for the payment thereof, and for no other purpose, has been irrevocably set apart in trust for the benefit of the holders of Shares to be redeemed; and provided, further that for purposes of Section 6(c) hereof, the date fixed for redemption of Shares which are required to be redeemed pursuant to such Section shall be the Business Day which is 20 Business Days after the date this Corporation receives the notice referred to in such Section from the holder of Shares therein specified.

     Redemption Price: As to any Share that is to be redeemed on any Redemption Date, the Liquidation Value as in effect on such Redemption Date; provided, however, that for purposes of Section 5(p) hereof (but not Section 5(a) as it may refer to Section 5(p)) and this definition, the date otherwise fixed for redemption of such Shares shall be deemed the Redemption Date in respect of such Shares.

     Rights. As defined in Section 7(a).

     Senior Securities: Any class or series of stock of this Corporation ranking senior to the Convertible Preferred Stock in respect of the right to receive payment of dividends or the right to participate in any distribution upon liquidation, dissolution or winding up of the affairs of this Corporation.

     Share: As defined in Section 3(a).

     Special Liquidation Value: In respect of any Dividend Payment Date and Shares, all accrued dividends not paid or irrevocably set apart in trust for the benefit of the holders of Shares on or before such date.

     Special Securities: Capital Stock (other than Class A Common Stock or Class B Common Stock) of this Corporation or a Subsidiary thereof which (a) is common stock of the issuer thereof or (b) participates in one or more business operations of the issuer thereof in such a manner that if such operations were owned by a corporation and such Capital Stock were issued thereby such Capital Stock would be common stock of such corporation.

     Special Record Date: As defined in Section 3(c).

     Subsidiary: With respect to any person or entity, any corporation or partnership more than 50% of whose outstanding voting securities or partnership interests, as the case may be, are directly or indirectly owned by such person or entity.

     Successor Interest: As defined in Section S(g).

     3.   Dividends.

     (a) Subject to the rights of any Parity Securities with respect to dividends, the holders of the Convertible Preferred Stock shall be entitled to receive, and, subject to any prohibition or restriction contained in any Debt Instrument, this Corporation shall be obligated to pay, but only out of funds legally available therefor, preferential cumulative cash dividends which shall accrue as provided herein. Except as otherwise provided in Sections 3(c) or 3(d) hereof, dividends on each share of Convertible Preferred Stock (hereinafter referred to as a "Share") shall accrue on a daily basis at the rate of 51/2% per annum of the Liquidation Value to and including the date of conversion thereof pursuant to Section 5 or the date on which the Liquidation Value or Redemption Price of such Share is made available pursuant to Section 4 or 6 hereof, respectively. Dividends on the Convertible Preferred Stock shall accrue as provided herein, whether or not such dividends have been declared and whether or not there are profits, surplus or other funds of the Corporation legally or contractually available for the payment of dividends and regardless of the provisions of any Parity Securities or Debt Instrument.

     (b) Accrued dividends on the Convertible Preferred Stock shall be payable semiannually on the first day of each January and July or the immediately succeeding Business Day. If such first day is not a Business Day (each such payment date being hereinafter referred to as a "Dividend Payment Date"), commencing on July I, 1995 to the holders of record of the Convertible Preferred Stock as of the close of business on the applicable Record Date. For purposes of determining the amount of dividends "accrued" as of any date that is not a Dividend Payment Date, such amount shall be calculated on the basis of the rate per annum specified in Section 3(a) for actual days elapsed from but excluding the First Accrual Date (in the case of any date prior to the first Dividend Payment Date) or the last preceding Dividend Payment Date in respect of which dividends were fully paid or irrevocably set apart in trust for the benefit of the holders of Shares (or shares of Class A Common Stock were issued in respect of the Special Liquidation Value as provided in Section 5(o) hereof), in the case of any other date, to and including the date as of which such determination is to be made, based on a 365-day year.

     (c) If on any Dividend Payment Date this Corporation pursuant to applicable law or the terms of any Debt Instrument shall be prohibited or restricted from paying in cash the full dividends to which holders of the Convertible Preferred Stock and any Parity Securities shall be entitled, the amount available for such payment pursuant to applicable law and which is not restricted by the terms of any Debt Instrument shall be distributed among the holders of the Convertible Preferred Stock and such Parity Securities ratably in proportion to the full amounts to which they would otherwise be entitled except for the issuance of the Class A Common Stock issued in respect of the partial conversion of Shares pursuant to Section 5(o) hereof. To the extent not paid on each Dividend Payment Date, all dividends which have accrued on each Share during the Dividend Period ending on such Dividend Payment Date will be added cumulatively to the Liquidation Value of such Share and will remain a part thereof until such dividends are paid. In the event that dividends are not paid in full on two consecutive Dividend Payment Dates, dividends on that portion of the Liquidation Value of each

Share which consists of accrued dividends that have theretofore been or thereafter are added to, and remain a part of, the Liquidation Value in accordance with the preceding sentence shall accrue cumulatively on a daily basis at the rate of ten percent (10%) per annum, from and after such second consecutive Dividend Payment Date to and including the date of conversion of such Share pursuant to Section 5 or the date on which the Liquidation Value or Redemption Price of such Share is made available pursuant to Section 4 or 6 hereof, respectively, unless such portion of the Liquidation Value that consists of accrued unpaid dividends shall be earlier paid in full. Such portion of the Liquidation Value as consists of accrued unpaid dividends, may be declared and paid at any time on any Business Day without reference to any regular Dividend Payment Date, to holders of record as of the close of business on such date, not more than 50 days nor less than 10 days preceding the payment date thereof, as may be fixed by the Board of Directors of this Corporation (the "Special Record Date").

     (d) In the event that on any date fixed for redemption of Shares pursuant to Section 6 this Corporation shall fail to pay the Redemption Price due and payable upon presentation and surrender of the stock certificates evidencing Shares to be redeemed, then dividends on such Shares shall accrue cumulatively on a daily basis at the rate of ten percent (10%) per annum of the Liquidation Value thereof from and after such date fixed for redemption to and including the date of conversion of such Shares pursuant to Section 5 or the date on which the Liquidation Value or Redemption Price of such Shares is made available pursuant to Section 4 or 6 hereof, respectively.

     (e) Notice of each Special Record Date shall be mailed, in the manner provided in Section 6(d), to the holders of record of the Convertible Preferred Stock not less than 15 days prior thereto.

     (f) As long as any Convertible Preferred Stock shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any Junior Security, nor shall any shares of any Junior Security be purchased, redeemed, or otherwise acquired for value by this Corporation, unless the holders of the Convertible Preferred Stock shall have received all dividends to which they are entitled pursuant to Section 3(a) hereof for all the Dividend Periods preceding the date on which such dividend on the Junior Securities is to occur, or such dividends shall have been declared and the consideration sufficient for the payment thereof irrevocably set apart in trust for the benefit of the holders of Shares so as to be available for the payment in full thereof and for no other purpose. The provisions of this Section 3(f) shall not apply (i) to a dividend payable in any junior Security, or (ii) to the repurchase, redemption or other acquisition of shares of any Junior Security solely through the issuance of Junior Securities (together with a cash adjustment for fractional shares, if any) or through the application of the proceeds from the sale of Junior Securities. This Corporation shall not permit a Subsidiary thereof to take any action which this Corporation is prohibited by this Section 3(f) from taking.

     4. Liquidation. Upon any liquidation, dissolution or winding up of this Corporation, whether voluntary or involuntary, the holders of Convertible Preferred Stock shall be entitled to be paid an amount in cash equal to the aggregate Liquidation Value at the date fixed for liquidation of all Shares outstanding before any distribution or payment is made upon any Junior Securities, which payment shall be made pari passu with any such payment made to the holders of any Parity Securities. The holders of Convertible Preferred Stock shall be entitled to no other or further distribution of or participation in any remaining assets of this Corporation after receiving the Liquidation Value per Share. If upon such liquidation, dissolution or winding up, the assets of this Corporation to be distributed among the holders of Convertible Preferred Stock and to all holders of Parity Securities are insufficient to permit payment in full to such holders of the aggregate preferential amounts which they are entitled to be paid, then the entire assets of this Corporation to be distributed to such holders shall be distributed ratably among them based upon the full preferential amounts to which the shares of Convertible Preferred Stock and such Parity Securities would otherwise respectively be entitled. Upon any such liquidation, dissolution or winding up, after the holders of Convertible Preferred Stock and Parity Securities have been paid in full the amounts to which they are entitled, the remaining assets of this Corporation may be distributed to holders of Junior Securities. This Corporation shall mail written notice of such liquidation, dissolution or winding up to each record holder of Convertible Preferred Stock not less than 30 days prior to the payment date stated in such written notice. Neither the consolidation or merger of this Corporation into or with any other corporation or corporations, nor the sale, transfer or lease by this Corporation of all or any part of its assets, shall be deemed to be a liquidation, dissolution or winding up of this Corporation within the meaning of this Section 4.

     5.   Conversion.

     (a) Unless previously called for, or otherwise subject to, redemption as provided in Section 6 hereof, the Convertible Preferred Stock may be converted at any time or from time to time, in such manner and upon such terms and conditions as hereinafter provided in this Section 5 into fully paid and non-assessable full shares of Class A Common Stock. No Share of Class A Common Stock shall be issued in respect of the conversion of the Convertible Preferred Stock (other than pursuant to Section 5(o) or 5(p) hereof) after the fifteenth Business Day (the "Cut-off Date") preceding the date fixed for redemption; provided that the conversion of Shares surrendered for conversion in accordance with Section 5 after the Cut-off Date shall be given effect as of the date of such surrender if the Redemption Price to be paid, or to be irrevocably set apart in trust for the benefit of the holders of Shares to be so redeemed, has not been paid or so set apart on or before such date fixed for redemption. In case cash, securities or property other than Class A Common Stock shall be payable, deliverable or issuable upon conversion as provided herein, then all references to Class A Common Stock in this Section 5 shall be deemed to apply, so far as appropriate and as nearly as may be, to such cash, property or other securities.

     (b) Subject to the provisions for adjustment hereinafter set forth in this Section 5, the Convertible Preferred Stock may be converted into Class A Common Stock at the initial conversion rate of 10 fully paid and non-assessable shares of Class A Common Stock for one share of the Convertible Preferred Stock. (This conversion rate as from time to time adjusted cumulatively pursuant to the provisions of this Section is hereinafter referred to as the "Conversion Rate").

     (c) In case after August 8, 1994 this Corporation shall (i) pay a dividend or make a distribution on its outstanding shares of Class A Common Stock in shares of its Capital Stock or capital stock of any Subsidiary, (ii) subdivide the then outstanding shares of Class A Common Stock into a greater number of shares of Class A Common Stock, (iii) combine the then outstanding shares of Class A Common Stock into a smaller number of shares of Class A Common Stock, or (iv) issue by reclassification of its shares of Class A Common Stock any shares of any other class of Capital Stock of this Corporation (including any such reclassification in connection with a merger in which this Corporation is the continuing corporation), then the Conversion Rate in effect immediately prior to the opening of business on the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted so that the holder of each share of the Convertible Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number and kind of shares of Capital Stock of this Corporation (or capital stock of a Subsidiary) that such holder would have owned or been entitled to receive immediately following such action had such shares of Convertible Preferred Stock been converted immediately prior to such time. An adjustment made pursuant to this Section 5(c) for a dividend or distribution shall become effective immediately after the record date for the dividend or distribution and an adjustment made pursuant to this Section 5(c) for a subdivision, combination or reclassification shall become effective immediately after the effective date of the subdivision, combination or reclassification. Such adjustment shall be made successively whenever any action listed above shall be taken.

     (d) In case this Corporation shall after August 8, 1994 issue any rights or warrants to all holders of shares of Class A Common Stock entitling them (for a period expiring within 45 days after the record date for the determination of stockholders entitled to receive such rights or warrants) to subscribe for or purchase shares of Class A Common Stock (or Convertible Securities) at a price per share of Class A Common Stock (or having an initial exercise price or conversion price per share of Class A Common Stock) less than the then current market price per share of Class A Common Stock (as determined in accordance with the provisions of Section 5(f) below) on such record date, the number of shares of Class A Common Stock into which each Share shall thereafter be convertible shall be determined by multiplying the number of shares of Class A Common Stock into which such Share was theretofore convertible immediately prior to such record date by a fraction of which the numerator shall be the number of shares of Class A Common Stock outstanding on such record date plus the number of additional shares of Class A Common Stock offered for subscription or purchase (or into which the Convertible Securities so offered are initially convertible) and of which the denominator shall be the number of shares of Class A Common Stock outstanding on such record date plus the number of shares of Class A Common Stock which the aggregate offering price of the total number of shares of Class A Common Stock so offered (or the aggregate initial conversion or exercise price of the Convertible Securities so offered) would purchase at the then current market price per share of Class A Common Stock (as determined in accordance with the provisions of Section 5(f) below) on such record date. Such adjustment shall be made successively whenever any such rights or warrants are issued and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights or warrants. In the event that all of the shares of Class A Common Stock (or all of the Convertible Securities) subject to such rights or warrants have not been issued when such rights or warrants expire (or, in the case of rights or warrants to purchase Convertible Securities which have been exercised, all of the shares of Class A Common Stock issuable upon conversion of such Convertible Securities have not been issued prior to the expiration of the conversion right thereof), then the Conversion Rate shall be readjusted retroactively to be the Conversion Rate which would then be in effect had the adjustment upon the issuance of such rights or warrants been made on the basis of the actual number of shares of Class A Common Stock (or Convertible Securities) issued upon the exercise of such rights or warrants (or the conversion of such Convertible Securities); but such subsequent adjustment shall not affect the number of shares of Class A Common Stock issued upon the conversion of any Share prior to the date such subsequent adjustment is made.

     (e) In case this Corporation shall distribute after August 8, 1994 to all holders of shares of Class A Common Stock (including any such distribution made in connection with a merger in which this Corporation is the continuing corporation, other than a merger to which Section 5(g) is applicable) any securities, evidences of its indebtedness or assets (other than cash dividends out of earnings since July 1, 1994 (determined without regard to gains on the sale of significant capital assets) or Capital Stock in respect of which an adjustment is made pursuant to Section 5(c) hereof) or rights or warrants to purchase shares of Class A Common Stock or Class B Common Stock or securities convertible into shares of Class A Common Stock or Class B Common Stock (excluding those referred to in Section 5(d) above), then in each such case the number of shares of Class A Common Stock into which each Share shall thereafter be convertible shall be determined by multiplying the number of shares of Class A Common Stock into which such Share was theretofore convertible immediately prior to the record date for the determination of stockholders entitled to receive the distribution by a fraction of which the numerator shall be the then current market price per share of Class A Common Stock (as determined in accordance with the provisions of Section 5(f) below) on such record date and of which the denominator shall be such current market price per share of Class A Common Stock less the fair market value on such record date (as determined by the Board of Directors of this Corporation, whose determination shall be conclusive) of the portion of the securities, assets or evidences of indebtedness or rights and warrants so to be distributed applicable to one share of Class A Common Stock. Such adjustment shall be made successively whenever any such distribution is made and shall become effective immediately after the record date for the determination of stockholders entitled to receive such distribution.

     (f) For the purpose of any computation under Section 5(d), (e), (k), (o) or (p) or Section 7, the current market price per share of Class A Common Stock at any date shall be deemed to be the average of the daily closing prices for a share of Class A Common Stock for the ten (10) consecutive trading days before the day in question. The closing price for each day shall be the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the composite tape, or if the shares of Class A Common Stock are not quoted on the composite tape, on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on which the shares of Class A Common Stock are listed or admitted to trading, or if they are not listed or admitted to trading on any such exchange, the last reported sale price (or the average of the quoted closing bid and asked prices if there were no reported sales) as reported by the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or any comparable system, or if the Class A Common Stock is not quoted on NASDAQ or any comparable system, the average of the closing bid and asked prices as furnished by any member of the National Association of Securities Dealers, Inc. selected from time to time by this Corporation for that purpose or, in the absence of such quotations, such other method of determining market value as the Board of Directors shall from time to time deem to be fair.

     (g) In case of any reclassification or change in the Class A Common Stock (other than any reclassification or change referred to in Section 5(c) and other than a change in par value) or in case of any consolidation of this Corporation with any other corporation or any merger of this Corporation into another corporation or of another corporation into this Corporation (other than a merger in which this Corporation is the continuing corporation and which does not result in any reclassificaiion or change (other than a change in par value or any reclassification or change to which Section 5(c) is applicable) in the outstanding Class A Common Stock), or in case of any sale or transfer to another corporation or entity (other than by mortgage or pledge) of all or substantially all of the properties and assets of this Corporation, in any such case after August 8, 1994, this Corporation (or its successor in such consolidation or merger) or the purchaser of such properties and assets shall make appropriate provision so that the holder of a Share shall have the right thereafter to convert such Share into the kind and amount of shares of stock and other securities and property (a "Successor Interest") that such holder would have owned immediately after such reclassification, change, consolidation, merger, sale or transfer if such holder had converted such Share into Class A Common Stock immediately prior to the effective date of such reclassification, change, consolidation, merger, sale or transfer (assuming for this purpose (to the extent applicable) that such holder failed to exercise any rights of election and received per share of Class A Common Stock the kind and amount of shares of stock and other securities and property received per share by a plurality of the non-electing shares), and the holders of the Convertible Preferred Stock shall have no other conversion rights under these provisions (other than pursuant to Section 5(o) or 5(p) hereof, provided that upon any conversion effected pursuant to Section 5(o) or 5(p) after any event to which this Section 5(g) is applicable, references in Section 5(o) and 5(o) to Class A Common Stock shall be deemed to be references to Successor Interests); provided, that effective provision shall be made, in the Articles or Certificate of Incorporation of the resulting or surviving corporation or otherwise or in any contracts of sale or transfer, so that the provisions set forth herein for the protection of the conversion rights of the Convertible Preferred Stock shall thereafter be made applicable, as nearly as reasonably may be to any such other shares of stock and other securities and property deliverable upon conversion of the Convertible Preferred Stock remaining outstanding or other convertible preferred stock or other Convertible Securities received by the holders of Convertible Preferred Stock in place thereof; and provided, further, that any such resulting or surviving corporation or purchaser shall expressly assume the obligation to deliver, upon the exercise of the conversion privilege, such shares, securities or property as the holders of the Convertible Preferred Stock remaining outstanding, or other convertible preferred stock or other convertible securities received by the holders in place thereof, shall be entitled to receive pursuant to the provisions hereof, and to make provisions for the protection of the conversion rights as above provided.

     (h) Whenever the Conversion Rate or the conversion privilege shall be adjusted as provided in Sections 5(c), (d), (e) or (g), this Corporation shall promptly cause a notice to be mailed to the holders of record of the Convertible Preferred Stock describing the nature of the event requiring such adjustment, the Conversion Rate in effect immediately thereafter and the kind and amount of stock or other securities or property into which the Convertible Preferred Stock shall be convertible after such event. Where appropriate, such notice may be given in advance and included as a part of a notice required to be mailed under the provisions of Section 5(j).

     (i) This Corporation may, but shall not be required to, make any adjustment of the Conversion Rate if such adjustment would require an increase or decrease of less than 1% in such Conversion Rate; provided, however, that any adjustments which by reason of this Section 5(i) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 5 shall be made to the nearest cent or the nearest 1/100th of share, as the case may be. In any case in which this Section 5(i) shall require that an adjustment shall become effective immediately after a record date for such event, the Corporation may defer until the occurrence of such event (x) issuing to the holder of any shares of Convertible Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Class A Common Stock or other Capital Stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of Class A Common Stock, or other Capital Stock issuable upon such conversion before giving effect to such adjustment and (y) paying to such holder cash in lieu of any fractional interest to which such holder is entitled pursuant to Section 5(n); provided, however, that, if requested by such holder, this Corporation shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares of Class A Common Stock or other Capita] Stock, and such cash, upon the occurrence of the event requiring such adjustment.

     (j)  In case at any time:

          (i) this Corporation shall take any action which would require an adjustment in the Conversion Rate pursuant to this Section;

          (ii) there shall be any capital reorganization or reclassification of the Class A Common Stock (other than a change in par value), or any consolidation or merger to which the Corporation is a party and for which approval of any shareholders of this Corporation is required, or any sale, transfer or lease of all or substantially all of the properties and assets of the Corporation, or a tender offer for shares of Class A Common Stock representing, together with any shares of Class B Common Stock tendered for in such tender offer, at least a majority of the total voting power represented by the outstanding shares of Class A Common Stock and Class B Common Stock which has been recommended by the Board of Directors as being in the best interests of the holders of Class A Common Stock; or

          (iii) there shall be a voluntary or involuntary dissolution, liquidation or winding up of this Corporation;

then, in any such event, this Corporation shall give written notice, in the manner provided in Section 6(d) hereof, to the holders of the Convertible Preferred Stock at their respective addresses as the same appear on the books of the Corporation, at least twenty days (or ten days in the case of a recommended tender offer as specified in clause (ii) above) prior to any record date for such action, dividend or distribution or the date as of which it is expected that holders of Class A Common Stock of record shall be entitled to exchange their shares of Class A Common Stock for securities or other property, if any, deliverable upon such reorganization, reclassification, consolidation, merger, sale, transfer, lease, tender offer, dissolution, liquidation or winding up; provided, however, that any notice required by any event described in clause (ii) of this Section 5(j) shall be given in the manner and at the time that such notice is given to the holders of Class A Common Stock. Without limiting the obligations of this Corporation to provide notice of corporate actions hereunder, the failure to give the notice required by this Section 5(j) or any defect therein shall not affect the legality or validity of any such corporate action of the Corporation or the vote upon such action.

     (k) Before any holder of Convertible Preferred Stock shall be entitled to convert the same into Class A Common Stock (other than pursuant to Section 5(o) hereof but including pursuant to Section 5(p) hereof), such holder shall surrender the certificate or certificates for such Convertible Preferred Stock at the office of this Corporation or at the office of the transfer agent for the Convertible Preferred Stock, which certificate or certificates, if this Corporation shall so request, shall be duly endorsed to this Corporation or in blank or accompanied by proper instruments of transfer to this Corporation or in blank (such endorsements or instruments of transfer to be in form satisfactory to this Corporation), and shall give written notice to this Corporation at said office that such holder elects to convert all or a part of the Shares represented by said certificate or certificates in accordance with the terms of this Section 5 (and in the case of a conversion pursuant to Section 5(p) hereof, specifying that such conversion is made pursuant to Section 5(p) hereof), and shall state in writing therein the name or names in which such holder wishes the certificates for Class A Common Stock to be issued. Every such notice of election to convert shall constitute a contract between the holder of such Convertible Preferred Stock and this Corporation, whereby the holder of such Convertible Preferred Stock shall be deemed to subscribe for the amount of Class A Common Stock which such holder shall be entitled to receive upon conversion of the number of shares of Convertible Preferred Stock to be converted, and, in satisfaction of such subscription, to deposit the shares of Convertible Preferred Stock to be converted, and thereby this Corporation shall be deemed to agree that the surrender of the shares of Convertible Preferred Stock to be converted shall constitute full payment of such subscription for Class A Common Stock to be issued upon such conversion. This Corporation will as soon as practicable after such deposit of a certificate or certificates for Convertible Preferred Stock, accompanied by the written notice and the statement above prescribed, or on the Dividend Payment Date described in Section 5(o) hereof as contemplated in such Section, issue and deliver at the office of this Corporation or of said transfer agent to the person for whose account such Convertible Preferred Stock was so surrendered, or to his nominee(s) or, subject to compliance with applicable law, transferee(s), or the holders of Convertible Preferred Stock on the Record Date in respect of the Dividend Payment Date described in Section 5(o) hereof, a certificate or certificates for the number of full shares of Class A Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share as hereinafter provided. If surrendered certificates for Convertible Preferred Stock are converted only in part, this Corporation will issue and deliver to the holder, or to his nominee(s), without charge therefor, a new certificate or certificates representing the aggregate of the unconverted Shares. Such conversion shall be deemed to have been made as of the date of such surrender of the Convertible Preferred Stock to be converted or on such Dividend Payment Date described in
Section 5(o) hereof, as the case may be; and the person or persons entitled to receive the Class A Common Stock issuable upon conversion of such Convertible Preferred Stock shall be treated for all purposes as the record holder or holders of such Class A Common Stock on such date.

     Upon the conversion of any Share (other than pursuant to Section 5(o) or 5(p) hereof), this Corporation shall pay, to the holder of record of such Share on the immediately preceding Record Date, if such date is after the most recent Dividend Payment Date, or otherwise to the holder of record of such Share as of the date of conversion, all accrued but unpaid dividends on such Share to the date of the surrender of such Share for conversion. Such payment shall be made in cash or, at the election of this Corporation, the issuance of certificates representing such number of shares of Class A Common Stock as have an aggregate current market price (as determined in accordance with Section 5(f)) on the date of issuance equal to the amount of such accrued but unpaid dividends. Upon the making of such payment to the person entitled thereto as determined pursuant to the first sentence of this paragraph, no further dividends shall accrue on such Share or be payable to any other person.

     The issuance of certificates for shares of Class A Common Stock upon conversion of shares of Convertible Preferred Stock shall be made without charge for any issue, stamp or other similar tax in respect of such issuance, provided, however, if any such certificate is to be issued in a name other than that of the registered holder of the share or shares of Converuble Preferred Stock converted, the person or persons requesting the issuance thereof shall pay to this Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of this Corporation that such tax has been paid.

     Except for conversion pursuant to Section 5(o) or 5(p) hereof, this Corporation shall not be required to convert any shares of Convertible Preferred Stock, and no surrender of Convertible Preferred Stock shall be effective for that purpose, while the stock transfer books of this Corporation are closed for any purpose; but the surrender of Convertible Preferred Stock for conversion during any period while such books are so closed shall become effective for conversion immediately upon the reopening of such books, as if the conversion had been made on the date such Convertible Preferred Stock was surrendered.

     (l) This Corporation shall at all times reserve and keep available, solely for the purpose of issuance upon conversion of the outstanding shares of Convertible Preferred Stock, such number of shares of Class A Common Stock as shall be issuable upon the conversion of all outstanding Shares, provided that nothing contained herein shall be construed to preclude this Corporation from satisfying its obligations in respect of the conversion of the outstanding shares of Convertible Preferred Stock by delivery of shares of Class A Common Stock which are held in the treasury of this Corporation. This Corporation shall take all such corporate and other actions as from time to time may be necessary to insure that all shares of Class A Common Stock issuable upon conversion of shares of Convertible Preferred Stock al the Conversion Rate in effect from time to time will, upon issue, be duly and validly authorized and issued, fully paid and nonassessable and free of any preemptive or similar rights.

     (m) All shares of Convertible Preferred Stock received by this Corporation upon conversion thereof into Class A Common Stock shall be retired and shall be restored to the status of authorized and unissued shares of preferred stock (and may be reissued as part of another series of the preferred stock of this Corporation, but such shares shall not be reissued as Convertible Preferred Stock).

     (n) This Corporation shall not be required to issue fractional shares of Class A Common Stock or scrip upon conversion of the Convertible Preferred Stock. As to any final fraction of a share of Class A Common Stock which a holder of one or more Shares would otherwise be entitled to receive upon conversion of such Shares in the same transaction, this Corporation shall pay a cash adjustment in respect of such final fraction in an amount equal to the same fraction of the market value of a full share of Class A Common Stock. For purposes of this Section 5(n), the market value of a share of Class A Common Stock shall be the last reported sale price regular way on the business day immediately preceding the date of conversion, or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way on such day, in either case on the composite tape, or if the shares of Class A Common Stock are not quoted on the composite tape, on the principal United States securities exchange registered under the Exchange Act on which the shares of Class A Common Stock are listed or admitted to trading, or if the shares of Class A Common Stock are not listed or admitted to trading on any such exchange, the last reported sale price (or the average of the quoted last reported bid and asked prices if there were no reported sales) as reported by NASDAQ or any comparable system, or if the Class A Common Stock is not quoted on NASDAQ or any comparable system, the average of the closing bid and asked prices as funfished by any member of the National Association of Securities Dealers, Inc. selected from time to time by this Corporation for that purpose or, in the absence of such quotations, such other method of determining market value as the Board of Directors shall from time to time deem to be fair.

     (o) To the extent all cash dividends on the Convertible Preferred Stock which have accrued on any Dividend Payment Date are not paid, or are not irrevocably set apart in trust for the benefit of the holder of such Shares, on such date, then each Share shall be deemed to be automatically partially converted into a number of duly authorized, fully paid and non-assessable shares of Class A Common Stock equal to the quotient obtained by dividing the Special Liquidation Value in respect of such Share on such Dividend Payment Date by 95% of the current market price of the Class A Common Stock on such date (as determined in accordance with Section 5(f) hereof) and this Corporation shall issue and deliver to the holder of record of such Share on the Record Date in respect of such Dividend Payment Date a certificate evidencing such number of shares of Class A Common Stock and payment in respect of fractional shares as provided in Section 5(n) hereof. Upon the issuance of such Class A Common Stock the dividend otherwise accrued on such Dividend Payment Date shall for all purposes be deemed paid. Partial conversion of Shares pursuant to this Section 5(o) shall not reduce Liquidation Value (except for Special Liquidation Value to the extent included in Liquidation Value), or (except as provided in the immediately preceding sentence) otherwise affect the right of the holder of such Shares to convert the same pursuant to the other provisions of this Section 5.

     (p) If this Corporation fails on any Redemption Date to pay the Redemption Price in respect of Shares otherwise called for redemption pursuant to Section 6(a) or (b) hereof or which a holder elects to cause to be redeemed pursuant to Section 6(c) hereof, the holder of such Shares may, in addition to any other right of conversion herein contained, convert such Shares into a number of shares of Class A Common Stock equal to the quotient obtained by dividing such Redemption Price by 95% of the current market price (determined in accordance with Section 5(f) hereof) on such Redemption Date. The holder's rights in this Section 5(p) shall be in addition to any other rights such holder may have in respect of such failure.

     (q) If any shares of Class A Common Stock which would be issuable upon conversion of Shares require registration with or approval of any governmental authority before such shares may be issued upon conversion (whether or not, in the case of Section 5(o) or 5(p) hereof, any event giving rise to such issuance has occurred or is likely to occur), this Corporation will in good faith and as expeditiously as possible cause such shares to be duly registered or approved, as the case may be. This Corporation will endeavor to list the shares of Class A Common Stock required to be delivered upon conversion of Shares prior to such delivery upon the principal national securities exchange upon which the outstanding Common Stock is listed at the time of such delivery.

     6.   Redemption.

     (a) Subject to the provisions of Section 6(g), if at any time after the third anniversary of the Issue Date the market value per share (as defined below) of the Class A Common Stock shall have equaled or exceeded $37.50 (as adjusted for dividends on Class A Common Stock payable in Class A Common Stock, stock splits and reverse stock splits in respect of the Class A Common Stock occurring after August 8, 1994) on any 20 out of a period of 30 consecutive Business Days ending within five days prior to the giving of a notice of redemption pursuant to this Section, the shares of Convertible Preferred Stock may be redeemed out of funds legally available therefor, at the option of this Corporation by action of the Board of Directors, in whole or in part, at the Redemption Price per Share as of the applicable Redemption Date. If less than all Shares are to be redeemed, Shares shall be redeemed ratably among the holders thereof. For purposes of this Section, the market values of the Class A Common Stock shall be the last reported sale price of the Class A Common Stock on the NASDAQ National Market System (or, if not quoted on the NASDAQ National Market System, then on such exchange on which the Class A Common Stock is listed as the Corporation may designate) on each such Business Day or if there shall not have been a sale on any such Business Day, the market value for that Business Day shall be the average of the bid and asked quotations on the NASDAQ National Market System on that Business Day, or, if the Class A Common Stock shall not then be quoted on the NASDAQ National Market System or listed on any exchange, the market value shall be the highest bid quotation in the over-the-counter market on such Business Day as reported by National Quotation Bureau, Inc. or its successor or such other generally accepted source of publicly reported bid and asked quotations as the Corporation may reasonably designate.

     (b) Subject to the provisions of Section 6(g), the shares of Convertible Preferred Stock may be redeemed out of funds legally available therefor, at the option of this Corporation by action of the Board of Directors, in whole or from time to time in part, at any time after the fifth anniversary of the Issue Date at the Redemption Price per Share as of the applicable Redemption Date. If less than all outstanding Shares are to be redeemed, Shares shall be redeemed ratably among the holders thereof.

     (c) Subject to the rights of any Parity Securities and subject to any prohibitions or restrictions contained in any Debt Instrument, at any time on or after the tenth anniversary of the Issue Date, any holder of Shares shall have the right, at such holder's option, to require redemption by this Corporation at the Redemption Price per Share as of the applicable Redemption Date of all or any portion of such holder's Shares having an aggregate Liquidation Value in excess of $50,000 (or, if all of the Shares held by such holder have an aggregate Liquidation Value of less than $50,000, all but not less than all of such Shares) by written notice to this Corporation stating the number of Shares to be redeemed. This Corporadon shall redeem, out of funds legally available therefor, the Shares so requested to be redeemed on such date within 20 Business Days following this Corporation's receipt of such notice; provided, however, that notwithstanding the provisions of Section 5(p) hereof, if this Corporation fails on the Redemption Date to pay the Redemption Price in respect of Shares otherwise subject to redemption pursuant to this Section 6(c) and fails irrevocably to set apart such Redemption Price in trust for the benefit of the holders of such Shares, the holder of such Shares shall not exercise the conversion rights provided for in Section 5(p) for a period of one year from such date fixed for redemption (the "One-Year Period"); provided, further, that nothing contained in this Section 6(c) shall (i) affect any other rights of such holder, including, without limitation, the accrual of dividends as provided in
Section 3 hereof with respect to any Shares in respect of which the Redemption Price has not been paid or funds irrevocably set apart in trust for the benefit of the holders of such Shares, (ii) otherwise affect the right of the holder to convert Shares or (iii) otherwise affect the right of the holder of any Shares in respect of which the Redemption

Price has not been paid or funds irrevocably set apart in trust for the benefit of the holders of such Shares to convert the same pursuant to the provisions of
Section 5 following the expiration of the One-Year Period. At any time during the One-Year-Period, this Corporation may pay, out of funds legally available therefor, ratably among the holders who have required Shares to be redeemed under this Section 6(c), the Redemption Price for all or part of such Shares. If the funds of this Corporation legally available for redemption of Shares are insufficient to redeem the total number of shares required to be redeemed pursuant to this Section 6(c), those funds which are legally available for redemption of such Shares will be used to redeem the maximum possible number of such Shares ratably among the holders who have required Shares to be redeemed under this Section 6(c). Without limiting the holders' rights pursuant to
Section 5(p) hereof. at any time thereafter when additional funds of this Corporation are legally available and not so restricted for such purpose, such funds will immediately be used to redeem the Shares this Corporation failed to redeem on such Redemption Date (to the extent not previously converted) until the balance of such Shares are redeemed.

     (d) Notice of any redemption pursuant to Section 6(a) or 6(b) shall be mailed, first class, postage prepaid, not less than 30 days nor more than 60 days prior to the Redemption Date, to the holders of record of the shares of Convertible Preferred Stock to be redeemed, at their respective addresses as the same appear upon the books of this Corporation or are supplied by them in writing to this Corporation for the purpose of such notice; but no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of the Convertible Preferred Stock; provided that this sentence shall not prejudice the right of any holder to receive such damages which may result from any such defective notice. Such notice shall set forth the Redemption Price, the Redemption Date, the number of Shares to be redeemed and the place at which the Shares called for redemption will, upon presentation and surrender of the stock certificates evidencing such Shares. be redeemed. In case fewer than the total number of shares of Convertible Preferred Stock represented by any certificate are redeemed, a new certificate representing the number of unredeemed Shares will be issued to the holder thereof without cost to such holder.

     (e)  If notice of any redemption by this Corporation pursuant to this
Section 6 shall have been mailed as provided in Section 6(d) and if on or before the Redemption Date specified in such notice the consideration necessary for such redemption shall have been irrevocably set apart in trust for the benefit of the holders of Shares to be so redeemed so as to be available therefor and only therefor, then on and after the close of business on the Redemption Date, the Shares called for redemption, notwithstanding that any certificate therefor shall not have been surrendered for cancellation, shall no longer be deemed outstanding, and all rights with respect to such Shares shall forthwith cease and terminate, except the right of the holders thereof to receive upon surrender of their certificates the consideration payable upon redemption thereof.

     (f) All shares of Convertible Preferred Stock redeemed, retired, purchased or otherwise acquired by this Corporation shall be retired and shall be restored to the status of authorized and unissued shares of preferred stock (and may be reissued as part of another series of the preferred stock of this Corporation, but such shares shall not be reissued as Convertible Preferred Stock).

     (g) If at any time this Corporation shall have failed to pay, or declare and irrevocably set apart in trust for the benefit of the holders of Shares the consideration sufficient to pay, all dividends accrued up to and including the immediately preceding Dividend Payment Date on the Convertible Preferred Stock, and until all dividends accrued up to and including the immediately preceding Dividend Payment Date on the Convertible Preferred Stock shall have been paid or declared and irrevocably set apart in trust for the benefit of the holders of Shares so as to be available for the payment in full thereof and for no other purpose, this Corporation shall not redeem, pursuant to a sinking fund or otherwise, any shares of Convertible Preferred Stock, Parity, Securities or Junior Securities, unless all then outstanding shares of Convertible Preferred Stock are redeemed, and shall not purchase or otherwise acquire any shares of Convertible Preferred Stock, Parity Securities or Junior Securities. If and so long as this Corporation shall fail to redeem on a Redemption Date pursuant to
Section 6(a), (b) and (c) all shares of Convertible Preferred Stock required to be redeemed on such date, this Corporation shall not redeem, or discharge any sinking fund obligation with respect to, any Junior Securities, unless all then outstanding shares of Convertible Preferred Stock are redeemed, and shall not purchase or otherwise acquire any shares of Convertible Preferred Stock (other than by way of redemption or conversion) or Junior Securities. Nothing contained in this Section 6(g) shall prevent the purchase or acquisition of shares of Convertible Preferred Stock pursuant to a purchase or exchange offer or offers made to holders of all outstanding shares of Convertible Preferred Stock, provided that as to holders of all outstanding shares of Convertible Preferred Stock, the terms of the purchase or exchange offer for all such shares are identical and all accrued dividends on all Shares have been paid or shall have been paid or declared and irrevocably set apart in trust for the benefit of holders of Shares so as to be available for the payment in full thereof and for no other purpose. The provisions of this Section 6(g) are for the benefit of holders of Convertible Preferred Stock and accordingly the provisions of this
Section 6(g) shall not restrict any redemption by this Corporation of Shares held by any holder, provided that all other holders of Shares shall have waived in writing the benefits of this provision with respect to such redemption. This Corporation shall not permit any Subsidiary thereof to take any action which this Corporation is prohibited from taking pursuant to this Section 6(g).

     7. Exchange Option.

     (a) In case this Corporation shall at any time distribute to all holders of the Class A Common Stock any rights or warrants ("Rights") to subscribe for or purchase Special Securities, each holder of Shares shall have the option (the "Exchange Option"), in lieu of any adjustment to the Conversion Rate pursuant to
Section 5, to exchange shares of Convertible Preferred Stock for shaes of Mirror Preferred Stock (as defined below) which shall have an initial aggregate liquidation value determined as follows:

        (i) in the case of Rights exercisable upon payment, in whole or in part, of cash or property other than Class A Common Stock, the maximum aggregate liquidation value of shares of Mirror Preferred Stock issuable to a holder of Convertible Preferred Stock upon exercise of the Exchange Option shall be equal to the product of (x) the number shares of Special Securities issuable upon exercise of the Rights which this Corporation would have distributed to such holder of Convertible Preferred Stock had such holder's Shares been converted immediately prior to the record date for the distribution of such Rights, and (y) the amount of cash, or the fair market value of such other property (as reasonably determined by the Board of Directors; with respect to any Class A Common Stock that is included in such property, the fair market value thereof shall be the current market price as determined pursuant to Section 5(f) as of such record date), payable by a holder of Class A Common Stock in respect of the purchase of any such shares upon exercise of a Right; or

        (ii) in the case of Rights exercisable upon the surrender of Class A Common Stock without payment of additional consideration, the maximum aggregate liquidation value of shares of Mirror Preferred Stock issuable upon exercise of the Exchange Option by the holder thereof shall be equal to the product of (x) the Conversion Rate expressed in dollars of Liquidation Value per share of Class A Common Stock as in effect on the record date for distribution of the Rights, and (y) the maximum number of shares of Class A Common Stock that would have been surrendered by such holder upon exercise of Rights that would have been distributed to such holder had such holder converted his Shares immediately prior to the record date for distribution of the Rights.

     (b) The exercise price of the Exchange Option shall be one dollar in Liquidation Value of Shares of Convertible Preferred Stock for each dollar of liquidation value of shares of Minor Preferred Stock to be purchased upon exercise of the Exchange Option.

     (c) "Mirror Preferred Stock" means convertible preferred stock issued by the issuer of the Special Securities, such Mirror Preferred Stock to have terms, conditions, designations, dividend rights, voting powers, rights on liquidation and other preferences and relative, participating, optional or other special rights, and qualifications, limitations, or restrictions thereof which are identical, or as nearly so as is practicable in the reasonable judgment of the Board of Directors, to those of the Convertible Preferred Stock, except that the running of any time periods pursuant to the terms of the Convertible Preferred Stock shall be tacked to such time periods in the Mirror Preferred Stock and except that Mirror Preferred Stock shall be convertible into shares of the Special Security in respect of which such Mirror Preferred Stock is issued pursuant to the terms hereof in lieu of Class A Common Stock. The rate at which Mirror Preferred Stock shall be convertible into Special Securities, expressed in shares of the Special Security per dollar of liquidation value of the Mirror Preferred Stock, shall:

        (i) in the case of Mirror Preferred Stock issued in respect of Rights exercisable upon payment, in whole or in part, of cash or property other than Class A Common Stock, be determined by a quotient, the numerator of which shall be the number of shares of Special Securities issuable upon exercise of the Rights which this Corporation would have distributed to all holders of Convertible Preferred Stock had all of the Shares been converted immediately prior to the record date for the distribution of such Rights and the denominator of which shall be equal to the aggregate liquidation value of Mirror Preferred Stock issuable (assuming exercise of all the Exchange Options) to all holders of Convertible Preferred Stock in respect of such Rights pursuant to Section 7(a)(i) above; or

        (ii) in the case of Mirror Preferred Stock issued in respect of Rights exercisable upon surrender of shares of Class A Common Stock without payment of additional consideration, be determined by the inverse of the product of (x) the Conversion Rate of the Convertible Preferred Stock expressed in dollars of Liquidation Value per share of Class A Common Stock as in effect immediately prior to the record date for distribution of the Rights (without giving effect to any antidilution adjustment pursuant to Section 6 in respect of such Rights) and (y) the number of shares of Class A Common Stock required to be surrendered upon the exercise of each Right.

     (d) If this Corporation distributes Rights in respect of which the holders of Convertible Preferred Stock are required to be granted an Exchange Option hereunder, this Corporation shall, concurrently with the distribution of such Rights to holders of Class A Common Stock, provide each holder of Convertible Preferred Stock a notice (the "Option Notice") stating that such holder may, on or before the date of expiration of the Rights (the "Expiration Date"), exercise the Exchange Option in accordance herewith, and setting forth a description of the Rights, the Special Securities, and the Mirror Preferred Stock. Such notice shall be accompamed by any prospectus or similar document provided to holders of Class A Common Stock in respect of the distribution of the Rights and a copy of the certificate of designations (or similar document) proposed to be filed by this Corporation or any Subsidiary with the appropriate government official in order to establish the Mirror Preferred Stock.

     (e) If a transaction described in this Section 7 occurs before the Issue Date, holders of the Convertible Preferred Stock may exercise the rights in this
Section 7 within 45 days after the Issue Date or, if later, the date related Rights expire.

     (f) Upon the exchange of any Share, this Corporation shall pay, to the holder of record of such Share on the immediately preceding Record Date, if such date is after the most recent Dividend Payment Date, or otherwise, to the holder of record of such Share as of the date of exercise of the Exchange Option, all accrued but unpaid dividends on such Share to the date of the surrender of such Share for exchange. Such payment shall be made in cash or, at the election of this Corporation, the issuance of certificates representing such number of shares of Class A Common Stock as have an aggregate current market price (as determined in accordance with Section 5(f)) on the date of issuance equal to the amount of such accrued but unpaid dividends. Upon the making of such payment to the person entitled thereto as determined pursuant to the first sentence of this paragraph, no further dividends shall accrue on such Share or be payable to any other person.

     8. No Voting Rights. Except as required by law and Sections 9 and 11 hereof, the holders of the Convertible Preferred Stock shall not be entitled to vote on any matters submitted to a vote of the holders of the Capital Stock of this Corporation.

     9. Amendment. No amendment or modification of the designation, rights, preferences, and limitations of the Shares set forth herein shall be binding or effective without the prior consent of the holders of record of Shares representing 66 2/3 % of the Liquidation Value of all Shares outstanding (excluding, for this purpose, Shares owned by this Corporation or any of its Affiliates) at the time such action is taken.

     10. Preemptive Rights. The holders of the Convertible Preferred Stock will not have any preemptive right to subscribe for or purchase any shares of stock or any other securities which may be issued by this Corporation, provided that this Section 10 shall not limit the rights of holders of the Convertible Preferred Stock pursuant to Sections 5 or 7 hereof.

     11. Senior Securities. The Convertible Preferred Stock shall not rank junior to any other classes or series of stock of this Corporation in respect of the right to receive dividends or the right to participate in any distribution upon liquidation, dissolution or winding up of this Corporation. Without the prior consent of the holders of record of Shares representing 66 2/3% of the Liquidation Value of all Shares then outstanding (excluding, for this purpose, Shares owned by this Corporation or any of its Affiliates), this Corporation shall not issue any Senior Securities.

     12. Exclusion of Other Rights. Except as may otherwise be required by law and for the equitable rights and remedies that may otherwise be available to holders of Convertible Preferred Stock, the shares of Convertible Preferred Stock shall not have any designations, preferences, limitations or relative rights, other than those specifically set forth in these resolutions (as such resolutions may, subject to Section 9, be amended from time to time) and in the Restated Certificate of Incorporation of this Corporation.

     13. Headings. The headings of the various sections and subsections hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

     FURTHER RESOLVED, that the appropriate officers of this Corporation are hereby authorized to execute and acknowledge a certificate setting forth these resolutions and to cause such certificate to be filed and recorded, in accordance with the requirements of Section 151(g) of the General Corporation Law of the State of Delaware."

                              /s/ STEPHEN M. BRETT
                                  Stephen M. Brett
                              Executive Vice President

                               STATE OF DELAWARE
                       OFFICE OF THE SECRETARY OF STATE

                                _______________

I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "TELE-COMMUNICATIONS, INC.", FILED IN THIS OFFICE ON THE THIRD DAY OF AUGUST, A.D. 1995, AT 12:45 O'CLOCK P.M.

A CERTIFIED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS FOR RECORDING.

                                                           EDWARD J. FREEL
                                                         --------------------
                                                           Edward J. Freel,
                                                          Secretary of State

                                                         AUTHENTICATION: 7596118

                                                         DATE: 08-03-95

                                                          STATE OF DELAWARE
                                                          SECRETARY OF STATE
                                                       DIVISION OF CORPORATIONS
                                                       FILED 12:45 PM 08/03/1995
                                                          950175231 - 2371729

                           CERTIFICATE OF AMENDMENT
                                    TO THE
                     RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                           TELE-COMMUNICATIONS, INC.

     TELE-COMMUNICATIONS, INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:
FIRST: That the Restated Certificate of Incorporation of the Corporation is hereby amended as follows:

(i) THE FIRST PARAGRAPH OF ARTICLE IV OF THE RESTATED CERTIFICATE OF INCORPORATION OF THE CORPORATION IS HEREBY AMENDED TO READ IN ITS ENTIRETY AS
FOLLOWS: "AUTHORIZED STOCK

     The total number of shares of capital stock which the Corporation shall have authority to issue is two billion seven hundred seventy-seven million three hundred seventy-five thousand ninety-six (2,777,375,096) shares, which shall be divided into the following classes:

          (a) Two billion seven hundred twenty-five million (2,725,000,000) shares shall be of a class designated Common Stock, par value $1.00 per share ("Common Stock"), such class to be divided into series as provided in Section E of this Article IV;

          (b) Seven hundred thousand (700,000) shares shall be of a class designated Class A Preferred Stock, par value $.01 per share ("Class A Preferred Stock");

          (c) One million six hundred seventy-five thousand ninety-six (1,675,096) shares shall be of a class designated Class B 6% Cumulative Redeemable Exchangeable Junior Preferred Stock, par value $.01 per share ("Class B 6% Cumulative Redeemable Exchangeable Junior Preferred Stock"); and

          (d) Fifty million (50,000,000) shares shall be of a class designated Series Preferred Stock, par value $.01 per share ("Series Preferred Stock"), such class to be issuable in series as provided in Section D of this Article IV.

     The Class A Preferred Stock, the Class B 6% Cumulative Redeemable Exchangeable Junior Preferred Stock and the Series Preferred Stock are collectively referred to as "Preferred Stock"."

(ii) SECTION D OF ARTICLE IV OF THE RESTATED CERTIFICATE OF INCORPORATION OF THE CORPORATION IS HEREBY AMENDED TO READ IN ITS ENTIRETY AS FOLLOWS:

                                  "SECTION D

                            SERIES PREFERRED STOCK

     The Series Preferred Stock may be issued, from time to time, in one or more series, with such powers, designations, preferences and relative, participating, optional or other rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in a resolution or resolutions providing for the issue of each such series adopted by the Board of Directors. The Board of Directors, in such resolution or resolutions (a copy of which shall be filed and recorded as required by law), is also expressly authorized to fix with respect to each series:

        (i) the distinctive serial designations and the division of such shares into series and the number of shares of a particular series, which may be increased or decreased, but not below the number of shares thereof then outstanding, by a certificate made, signed, filed and recorded as required by law;

        (ii) the dividend rate or amounts, if any, for the particular series, the date or dates from which dividends on all shares of such series shall be cumulative, if dividends on stock of the particular series shall be cumulative and the relative rights of priority, if any, or participation, if any, with respect to payment of dividends on shares of that series;

        (iii) the rights of the shares of each series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of each series;

        (iv) the right, if any, of the holders of a particular series to convert or exchange such stock into or for other classes or series of a class of stock or indebtedness of the Corporation, and the terms and conditions of such conversion or exchange, including provision for the adjustment of the conversion or exchange rate in such events as the Board of Directors shall determine;

        (v)    the voting rights, if any, of the holders of a particular series;
     and

        (vi) the terms and conditions, if any, for the Corporation to purchase or redeem shares of a particular series.

     All shares of any one series of the Series Preferred Stock shall be alike in every particular. Except to the extent otherwise provided in the resolution or resolutions providing for the issue of any series of Series Preferred Stock, the holders of shares of such series shall have no voting rights except as may be required by the laws of the State of Delaware."

(iii) SECTION E OF ARTICLE IV OF THE RESTATED CERTIFICATE OF INCORPORATION OF THE CORPORATION IS HEREBY AMENDED TO READ IN ITS ENTIRETY AS FOLLOWS:

                                  "SECTION E

          SERIES A TCI GROUP COMMON STOCK, SERIES B TCI GROUP COMMON
               STOCK, SERIES A LIBERTY MEDIA GROUP COMMON STOCK
                 AND SERIES B LIBERTY MEDIA GROUP COMMON STOCK

     One billion seven hundred fifty million (1,750,000,000) shares of Common Stock shall be of a series designated Tele-Communications, Inc. Series A TCI Group Common Stock (the "Series A TCI Group Common Stock"), one hundred fifty million (150,000,000) shares of Common Stock shall be of a series designated Tele-Communications, Inc. Series B TCI Group Common Stock (the "Series B TCI Group Common Stock"), seven hundred fifty million (750,000,000) shares of Common Stock shall be of a series designated Tele-Communications, Inc. Series A Liberty Media Group Common Stock (the "Series A Liberty Media Group Common Stock") and seventy-five million (75,000,000) shares of Common Stock shall be of a series designated Tele-Communications, Inc. Series B Liberty Media Group Common Stock (the "Series B Liberty Media Group Common Stock").

     Each share of Series A TCI Group Common Stock and each share of Series B TCI Group Common Stock shall, except as otherwise provided in this Section E, be identical in all respects and shall have equal rights, powers and privileges.

     Each share of Series A Liberty Media Group Common Stock and each share of Series B Liberty Media Group Common Stock shall, except as otherwise provided in this Section E, be identical in all respects and shall have equal rights, powers and privileges.

1.   Voting Rights.

     Holders of Series A TCI Group Common Stock shall be entitled to one vote for each share of such stock held, holders of Series B TCI Group Common Stock shall be entitled to ten votes for each share of such stock held, holders of Series A Liberty Media Group

Common Stock shall be entitled to one vote for each share of such stock held and holders of Series B Liberty Media Group Common Stock shall be entitled to ten votes for each share of such stock held, on all matters presented to such stockholders. Except as may otherwise be required by the laws of the State of Delaware or, with respect to any class of Preferred Stock or any series of such a class, in this Certificate (including any resolution or resolutions providing for the establishment of such class or series pursuant to authority vested in the Board of Directors by this Certificate), the holders of shares of Series A TCI Group Common Stock, the holders of shares of Series B TCI Group Common Stock, the holders of shares of Series A Liberty Media Group Common Stock and the holders of shares of Series B Liberty Media Group Common Stock and the holders of shares of each class or series of Preferred Stock, if any, entitled to vote thereon, shall vote as one class with respect to the election of directors and with respect to all other matters to be voted on by stockholders of the Corporation (including, without limitation, any proposed amendment to this Certificate that would increase the number of authorized shares of Common Stock or any series thereof or of any other class or series of stock or decrease the number of authorized shares of any class or series of stock (but not below the number of shares thereof then outstanding)), and no separate vote or consent of the holders of shares of Series A TCI Group Common Stock, the holders of shares of Series B TCI Group Common Stock, the holders of shares of Series A Liberty Media Group Common Stock, the holders of shares of Series B Liberty Media Group Common Stock or the holders of shares of any such class or series of Preferred Stock shall be required for the approval of any such matter.

2.   Conversion Rights.

     (a) CONVERSION OF SERIES B TCI GROUP COMMON STOCK INTO SERIES A TCI GROUP COMMON STOCK. Each share of Series B TCI Group Common Stock shall be convertible, at the option of the holder thereof, into one share of Series A TCI Group Common Stock. Any such conversion may be effected by any holder of Series B TCI Group Common Stock by surrendering such holder's certificate or certificates for the Series B TCI Group Common Stock to be converted, duly endorsed, at the office of the Corporation or any transfer agent for the Series B TCI Group Common Stock, together with a written notice to the Corporation at such office that such holder elects to convert all or a specified number of shares of Series B TCI Group Common Stock represented by such certificate and stating the name or names in which such holder desires the certificate or certificates for Series A TCI Group Common Stock to be issued. If so required by the Corporation, any certificate for shares surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder of such shares or the duly authorized representative of such holder. Promptly thereafter, the Corporation shall issue and deliver to such holder or such holder's nominee or nominees, a certificate or certificates for the number of shares of Series A TCI Group Common Stock to which such holder shall be entitled as herein provided. Such conversion shall be deemed to have been made at the close of business on the date of receipt by the Corporation or any such transfer agent of the certificate or certificates, notice and, if required, instruments of transfer referred to above, and the person or persons entitled to receive the Series A TCI Group Common Stock issuable on such conversion shall be treated for all purposes as the record holder or holders of such Series A TCI Group Common Stock on that date. A number of shares of Series A TCI Group Common Stock equal to the number of shares of Series B TCI Group Common Stock outstanding from time to time shall be set aside and reserved for issuance upon conversion of shares of Series B TCI Group Common Stock. Shares of Series A TCI Group Common Stock shall not be convertible into shares of Series B TCI Group Common Stock.

     (b) CONVERSION OF SERIES B LIBERTY MEDIA GROUP COMMON STOCK INTO SERIES A LIBERTY MEDIA GROUP COMMON STOCK. Each share of Series B Liberty Media Group Common Stock shall be convertible, at the option of the holder thereof, into one share of Series A Liberty Media Group Common Stock. Any such conversion may be effected by any holder of Series B Liberty Media Group Common Stock by surrendering such holder's certificate or certificates for the Series B Liberty Media Group Common Stock to be converted, duly endorsed, at the office of the Corporation or any transfer agent for the Series B Liberty Media Group Common Stock, together with a written notice to the Corporation at such office that such holder elects to convert all or a specified number of shares of Series B Liberty Media Group Common Stock represented by such certificate and stating the name or names in which such holder desires the certificate or certificates for Series A Liberty Media Group Common Stock to be issued. If so required by the Corporation, any certificate for shares surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder of such shares or the duly authorized representative of such holder. Promptly thereafter, the Corporation shall issue and deliver to such holder or such holder's nominee or nominees, a certificate or certificates for the number of shares of Series A Liberty Media Group Common Stock to which such holder shall be entitled as herein provided. Such conversion shall be deemed to have been made at the close of business on the date of receipt by the Corporation or any such transfer agent of the certificate or certificates, notice and, if required, instruments of transfer referred to above, and the person or persons entitled to receive the Series A Liberty Media Group Common Stock issuable on such conversion shall be treated for all purposes as the record holder or holders of such Series A Liberty Media Group Common Stock on that date. A number of shares of Series A Liberty Media Group Common Stock equal to the number of shares of Series B Liberty Media Group Common Stock outstanding from time to time shall be set aside and reserved for issuance upon conversion of shares of Series B Liberty Media Group Common Stock. Shares of Series A Liberty Media Group Common Stock shall not be convertible into shares of Series B Liberty Media Group Common Stock.

     (c) CONVERSION OF SERIES A LIBERTY MEDIA GROUP COMMON STOCK INTO SERIES A TCI GROUP COMMON STOCK AND SERIES B LIBERTY MEDIA GROUP COMMON STOCK INTO SERIES B TCI GROUP COMMON STOCK AT THE OPTION OF THE CORPORATION. (i) At the option of the Corporation by action of its Board of Directors, (A) all shares of Series A Liberty Media Group Common Stock shall be convertible into a number (or fraction) of fully paid and nonassessable shares of Series A TCI Group Common Stock equal to the Optional Conversion Ratio, and (B) all shares of Series B Liberty Media Group Common Stock shall be convertible into a number (or fraction) of fully paid and nonassessable shares of Series B TCI Group Common Stock equal to the Optional Conversion Ratio.

     (ii) For purposes of this paragraph 2(c), the "Optional Conversion Ratio" shall mean the quotient (calculated to the nearest five decimal places) obtained by dividing (A) the Liberty Media Group Common Stock Per Share Value by (B) the average Market Value of one share of Series A TCI Group Common Stock over the 20-Trading Day period ending on the Trading Day preceding the Appraisal Date.

     (iii) The "Liberty Media Group Private Market Value" shall mean an amount equal to the private market value of the Liberty Media Group as of the last day of the calendar month preceding the month in which the last of the two appraisers referred to in the immediately following sentence are selected (the last day of such calendar month is hereinafter referred to as the "Appraisal Date"). In the event that the Corporation determines to establish the Liberty Media Group Private Market Value, two investment banking firms of recognized national standing shall be designated to determine the private market value of the Liberty Media Group, one designated by the Corporation (the "First Appraiser") and one designated by a committee of the Board of Directors all of whose members are independent directors as determined under Nasdaq National Market rules (the "Second Appraiser"). The date upon which the last of such appraisers is selected is hereinafter referred to as the "Selection Date". Not later than 20 days after the Selection Date, the First Appraiser and the Second Appraiser shall each determine its initial view as to the private market value of the Liberty Media Group as of the Appraisal Date and shall consult with one another with respect thereto. Not later than the 30th day after the Selection Date, the First Appraiser and the Second Appraiser shall each have determined its final view as to such private market value. If the higher of the respective final views of the First Appraiser and the Second Appraiser as to such private market value (the "Higher Appraised Amount") is not more than 120% of the lower of such respective final views (the "Lower Appraised Amount"), the Liberty Media Group Private Market Value (subject to any adjustment provided in subparagraph
(v) of this paragraph 2(c)) shall be the average of those two amounts. If the Higher Appraised Amount is more than 120% of the Lower Appraised Amount, the First Appraiser and the Second Appraiser shall agree upon and jointly designate a third investment banking firm of recognized national standing (the "Mutually Designated Appraiser") to determine such private market value. The Mutually Designated Appraiser shall not be provided with any of the work of the First Appraiser and Second Appraiser. The Mutually Designated Appraiser shall, no later than the 20th day after the date the Mutually Designated Appraiser is designated, determine such private market value (the "Mutually Appraised Amount"), and the Liberty Media Group Private Market Value (subject to any adjustment provided in subparagraph (v) of this paragraph 2(c)) shall be (A) if the Mutually Appraised Amount is between the Lower Appraised Amount and the Higher Appraised Amount, (I) the average of (1) the Mutually Appraised Amount and (2) the Lower Appraised Amount or the Higher Appraised Amount, whichever is closer to the Mutually Appraised Amount, or (II) the Mutually Appraised Amount, if neither the Lower Appraised Amount nor the Higher Appraised Amount is closer to the Mutually Appraised Amount, or (B) if the Mutually Appraised Amount is greater than the Higher Appraised Amount or less than the Lower Appraised Amount, the average of the Higher Appraised Amount and the Lower Appraised Amount. For these purposes, if any such investment banking firm expresses its final view of the private market value of the Liberty Media Group as a range of values, such investment banking firm's final view of such private market value shall be deemed to be the midpoint of such range of values.

     (iv) Each of the investment banking firms referred to in clause (iii) of this paragraph 2(c) shall be instructed to determine the private market value of the Liberty Media Group as of the Appraisal Date based upon the amount a willing purchaser would pay to a willing seller, in an arm's length transaction, if it were acquiring the Liberty Media Group, as if the Liberty Media Group were a publicly traded non-controlled corporation and the purchaser was acquiring all of the capital stock of such corporation, and without consideration of any potential regulatory constraints limiting the potential purchasers of the Liberty Media Group other than that which would have existed if the Liberty Media Group were a publicly traded non-controlled entity.

     (v) Following the determination of the Liberty Media Group Private Market Value, the investment banking firms whose final views of the private market value of the Liberty Media Group were used in the calculation of the Liberty Media Group Private Market Value shall determine the Adjusted Outstanding Shares of Liberty Media Group Common Stock together with any further appropriate adjustments to the Liberty Media Group Private Market Value resulting from such determination. The "Adjusted Outstanding Shares of Liberty Media Group Common Stock" shall mean a number, as determined by such investment banking firms as of the Appraisal Date, equal to the sum of the number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock outstanding, the Number of Shares Issuable with Respect to the Inter-Group Interest, the number of Committed Acquisition Shares issuable, the number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock issuable upon the conversion, exercise or exchange of all Pre-Distribution Convertible Securities and the number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock issuable upon the conversion, exercise or exchange of those Convertible Securities (other than Pre-Distribution Convertible Securities and other than Convertible Securities which are convertible into or exercisable or exchangeable for Committed Acquisition Shares) the holders of which would derive an economic benefit from conversion, exercise or exchange of such Convertible Securities which exceeds the economic benefit of not converting, exercising or exchanging such Convertible Securities. The "Liberty Media Group Common Stock Per Share Value" shall mean the quotient obtained by dividing the Liberty Media Group Private Market Value by the Adjusted Outstanding Shares of Liberty Media Group Common Stock, provided that if such investment banking firms do not agree on the determinations provided for in this subparagraph (v), the Liberty Media Group Common Stock Per Share Value shall be the average of the quotients so obtained on the basis of the respective determinations of such firms.

     (vi) If the Corporation determines to convert shares of Series A Liberty Media Group Common Stock into Series A TCI Group Common Stock and shares of Series B Liberty Media Group Common Stock into Series B TCI Group Common Stock at the Optional Conversion Ratio, such conversion shall occur on a Conversion Date on or prior to the 120th day following the Appraisal Date. If the Corporation determines not to undertake such conversion, the Corporation may at any time thereafter undertake to reestablish the Liberty Media Group Common Stock Per Share Value as of a subsequent date.

     (vii) The Corporation shall not convert shares of Series A Liberty Media Group Common Stock into shares of Series A TCI Group Common Stock without converting shares of Series B Liberty Media Group Common Stock into shares of Series B TCI Group Common Stock, and the Corporation shall not convert shares of Series B Liberty Media Group Common Stock into shares of Series B TCI Group Common Stock without converting shares of Series A Liberty Media Group Common Stock into shares of Series A TCI Group Common Stock. The Series A Liberty Media Group Common Stock and the Series B Liberty Media Group Common Stock shall also be convertible at the option of the Corporation in accordance with paragraph 5(b)(iii) of this Section E.

3.   Dividends.

     (a) DIVIDENDS ON SERIES A TCI GROUP COMMON STOCK AND SERIES B TCI GROUP COMMON STOCK. Dividends on the Series A TCI Group Common Stock and the Series B TCI Group Common Stock may be declared and paid only out of the lesser of (i) assets of the Corporation legally available therefor and (ii) the TCI Group Available Dividend Amount. Subject to paragraph 4 of this Section E, whenever a dividend is paid to the holders of Series A TCI Group Common Stock, the Corporation shall also pay to the holders of Series B TCI Group Common Stock a dividend per share equal to the dividend per share paid to the holders of Series A TCI Group Common Stock, and whenever a dividend is paid to the holders of Series B TCI Group Common Stock, the Corporation shall also pay to the holders of Series A TCI Group Common Stock a dividend per share equal to the dividend per share paid to the holders of Series B TCI Group Common Stock.

     (b) DIVIDENDS ON SERIES A LIBERTY MEDIA GROUP COMMON STOCK AND SERIES B LIBERTY MEDIA GROUP COMMON STOCK. Dividends on the Series A Liberty Media Group Common Stock and the Series B Liberty Media Group Common Stock may be declared and paid only out of the lesser of (i) assets of the Corporation legally available therefor and (ii) the

Liberty Media Group Available Dividend Amount. Subject to paragraph 4 and the last sentence of paragraph 5(b) of this Section E, whenever a dividend is paid to the holders of Series A Liberty Media Group Common Stock, the Corporation shall also pay to the holders of Series B Liberty Media Group Common Stock a dividend per share equal to the dividend per share paid to the holders of Series A Liberty Media Group Common Stock, and whenever a dividend is paid to the holders of Series B Liberty Media Group Common Stock, the Corporation shall also pay to the holders of Series A Liberty Media Group Common Stock a dividend per share equal to the dividend per share paid to the holders of Series B Liberty Media Group Common Stock.

     (c) DISCRIMINATION BETWEEN OR AMONG SERIES OF COMMON STOCK. The Board of Directors, subject to the provisions of paragraph 3(a) and 3(b) of this Section E, shall have the authority and discretion to declare and pay dividends on the Series A TCI Group Common Stock and Series B TCI Group Common Stock or the Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock in equal or unequal amounts, notwithstanding the relationship between the TCI Group Available Dividend Amount and the Liberty Media Group Available Dividend Amount, the respective amounts of prior dividends declared on, or the liquidation rights of, the Series A TCI Group Common Stock and Series B TCI Group Common Stock or the Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock or any other factor.

     4.   Share Distributions.

     (a) DISTRIBUTIONS ON SERIES A TCI GROUP COMMON STOCK AND SERIES B TCI GROUP COMMON STOCK. The Corporation may provide for the initial issuance of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock by declaring and paying a distribution (the "Distribution") consisting of shares of Series A Liberty Media Group Common Stock to holders of Series A TCI Group Common Stock and, on an equal per share basis, shares of Series B Liberty Media Group Common Stock to holders of Series B TCI Group Common Stock. If at any time after the Distribution a distribution paid in Series A TCI Group Common Stock, Series B TCI Group Common Stock, Series A Liberty Media Group Common Stock, Series B Liberty Media Group Common Stock or any other securities of the Corporation or any other Person (hereinafter sometimes called a "share distribution") is to be made with respect to the Series A TCI Group Common Stock or Series B TCI Group Common Stock, such share distribution may be declared and paid only as follows:

        (i) a share distribution consisting of shares of Series A TCI Group Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series A TCI Group Common Stock) to holders of Series A TCI Group Common Stock and Series B TCI Group Common Stock, on an equal per share basis; or consisting of shares of Series B TCI Group Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series B TCI Group Common Stock) to holders of Series A TCI Group Common Stock and Series B TCI Group Common Stock, on an equal per share basis; or consisting of shares of Series A TCI Group Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series A TCI Group Common Stock) to holders of Series A TCI Group Common Stock and, on an equal per share basis, shares of Series B TCI Group Common Stock (or like Convertible Securities convertible into or exercisable or exchangeable for shares of Series B TCI Group Common Stock) to holders of Series B TCI Group Common Stock;

        (ii) a share distribution consisting of shares of Series A Liberty Media Group Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series A Liberty Media Group Common Stock) to holders of Series A TCI Group Common Stock and Series B TCI Group Common Stock, on an equal per share basis; provided that the sum of (A) the aggregate number of shares of Series A Liberty Media Group Common Stock to be so issued (or the number of such shares which would be issuable upon conversion, exercise or exchange of any Convertible Securities to be so issued) and (B) the number of shares of such series that are subject to issuance upon conversion, exercise or exchange of any Convertible Securities then outstanding that are attributed to the TCI Group (other than Pre-Distribution Convertible Securities and other than Convertible Securities convertible into or exercisable or exchangeable for Committed Acquisition Shares) is less than or equal to the Number of Shares Issuable with Respect to the Inter-Group Interest; and

        (iii) a share distribution consisting of any class or series of securities of the Corporation or any other Person other than Series A TCI Group Common Stock, Series B TCI Group Common Stock, Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series A TCI Group Common Stock, Series B TCI Group Common Stock, Series A Liberty Media Group Common Stock or

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

     Series B Liberty Media Group Common Stock), either on the basis of a distribution of identical securities, on an equal per share basis, to holders of Series A TCI Group Common Stock and Series B TCI Group Common Stock or on the basis of a distribution of one class or series of securities to holders of Series A TCI Group Common Stock and another class or series of securities to holders of Series B TCI Group Common Stock, provided that the securities so distributed (and, if the distribution consists of Convertible Securities, the securities into which such Convertible Securities are convertible or for which they are exercisable or exchangeable) do not differ in any respect other than their relative voting rights and related differences in designation, conversion, redemption and share distribution provisions, with holders of shares of Series B TCI Group Common Stock receiving the class or series having the higher relative voting rights (without regard to whether such rights differ to a greater or lesser extent than the corresponding differences in voting rights, designation, conversion, redemption and share distribution provisions between the Series A TCI Group Common Stock and the Series B TCI Group Common Stock), provided that if the securities so distributed constitute capital stock of a Subsidiary of the Corporation, such rights shall not differ to a greater extent than the corresponding differences in voting rights, designation, conversion, redemption and share distribution provisions between the Series A TCI Group Common Stock and the Series B TCI Group Common Stock, and provided in each case that such distribution is otherwise made on an equal per share basis.

     The Corporation shall not reclassify, subdivide or combine the Series A TCI Group Common Stock without reclassifying, subdividing or combining the Series B TCI Group Common Stock, on an equal per share basis, and the Corporation shall not reclassify, subdivide or combine the Series B TCI Group Common Stock without reclassifying, subdividing or combining the Series A TCI Group Common Stock, on an equal per share basis.

     (b) DISTRIBUTIONS ON SERIES A LIBERTY MEDIA GROUP COMMON STOCK AND SERIES B LIBERTY MEDIA GROUP COMMON STOCK. If at any time a share distribution is to be made with respect to the Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock, such share distribution may be declared and paid only as follows (or as permitted by paragraph 5 of this Section E with respect to the redemptions and other distributions referred to therein):

        (i) a share distribution consisting of shares of Series A Liberty Media Group Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series A Liberty Media Group Common Stock) to holders of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, on an equal per share basis; or consisting of shares of Series B Liberty Media Group Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series B Liberty Media Group Common Stock) to holders of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, on an equal per share basis; or consisting of shares of Series A Liberty Media Group Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series A Liberty Media Group Common Stock) to holders of Series A Liberty Media Group Common Stock and, on an equal per share basis, shares of Series B Liberty Media Group Common Stock (or like Convertible Securities convertible into or exercisable or exchangeable for shares of Series B Liberty Media Group Common Stock) to holders of Series B Liberty Media Group Common Stock; and

        (ii) a share distribution consisting of any class or series of securities of the Corporation or any other Person other than as described in clause (i) of this paragraph 4(b) and other than Series A TCI Group Common Stock or Series B TCI Group Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series A TCI Group Common Stock or Series B TCI Group Common Stock) either on the basis of a distribution of identical securities, on an equal per share basis, to holders of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock or on the basis of a distribution of one class or series of securities to holders of Series A Liberty Media Group Common Stock and another class or series of securities to holders of Series B Liberty Media Group Common Stock, provided that the securities so distributed (and, if the distribution consists of Convertible Securities, the securities into which such Convertible Securities are convertible or for which they are exercisable or exchangeable) do not differ in any respect other than their relative voting rights and related differences in designation, conversion, redemption and share distribution provisions, with holders of shares of Series B Liberty Media Group Common Stock receiving the class or series having the higher relative voting rights (without regard to whether such rights differ to a greater or lesser extent than the corresponding differences in voting rights, designation, conversion, redemption and share distribution provisions between the Series A Liberty Media Group Common Stock and the Series B Liberty Media Group Common Stock), provided that if the securities so distributed constitute capital stock of a Subsidiary of the Corporation,

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

     such rights shall not differ to a greater extent than the corresponding differences in voting rights, designation, conversion, redemption and share distribution provisions between the Series A Liberty Media Group Common Stock and the Series B Liberty Media Group Common Stock, and provided in each case that such distribution is otherwise made on an equal per share basis.

     The Corporation shall not reclassify, subdivide or combine the Series A Liberty Media Group Common Stock without reclassifying, subdividing or combining the Series B Liberty Media Group Common Stock, on an equal per share basis, and the Corporation shall not reclassify, subdivide or combine the Series B Liberty Media Group Common Stock without reclassifying, subdividing or combining the Series A Liberty Media Group Common Stock, on an equal per share basis.

     5. Redemption and Other Provisions Relating to the Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock.

     (a) REDEMPTION IN EXCHANGE FOR STOCK OF SUBSIDIARY. At any time at which all of the assets and liabilities attributed to the Liberty Media Group have become and continue to be held directly or indirectly by any one or more corporations all of the capital stock of which is owned by the Corporation (the "Liberty Media Group Subsidiaries"), the Board of Directors may, subject to the availability of assets of the Corporation legally available therefor, redeem, on a pro rata basis, all of the outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock in exchange for an aggregate number of outstanding fully paid and nonassessable shares of common stock of each Liberty Media Group Subsidiary equal to the product of the Adjusted Outstanding Interest Fraction and the number of all of the outstanding shares of common stock of such Liberty Media Group Subsidiary. Any such redemption shall occur on a Redemption Date set forth in a notice to holders of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock and Convertible Securities convertible into or exercisable or exchangeable for shares of either such series (unless provision for notice is otherwise made pursuant to the terms of such Convertible Securities) pursuant to paragraph 5(d)(vi). In effecting such a redemption, the Board of Directors may determine either to (i) redeem shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock in exchange for shares of separate classes or series of common stock of each Liberty Media Group Subsidiary with relative voting rights and related differences in designation, conversion, redemption and share distribution provisions not greater than the corresponding differences in voting rights, designation, conversion, redemption and share distribution provisions between the Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, with holders of shares of Series B Liberty Media Group Common Stock receiving the class or series having the higher relative voting rights, or (ii) redeem shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock in exchange for shares of a single class of common stock of each Liberty Media Group Subsidiary without distinction between the shares distributed to the holders of the Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock. If the Corporation determines to undertake a redemption as described in clause (i) of the preceding sentence, the outstanding shares of common stock of each Liberty Media Group Subsidiary not distributed to holders of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock shall consist solely of the class or series having the lower relative voting rights.

     (b) MANDATORY DIVIDEND, REDEMPTION OR CONVERSION IN CASE OF DISPOSITION OF LIBERTY MEDIA GROUP ASSETS. In the event of the Disposition, in one transaction or a series of related transactions, by the Corporation and its subsidiaries of all or substantially all of the properties and assets of the Liberty Media Group to one or more persons, entities or groups (other than (w) in connection with the Disposition by the Corporation of all of the Corporation's properties and assets in one transaction or a series of related transactions in connection with the liquidation, dissolution or winding up of the Corporation within the meaning of paragraph 6 of this Section E, (x) a dividend, other distribution or redemption in accordance with any provision of paragraph 3, paragraph 4, paragraph 5(a) or paragraph 6 of this Section E, (y) to any person, entity or group which the Corporation, directly or indirectly, after giving effect to the Disposition, controls or (z) in connection with a Related Business Transaction), the Corporation shall, on or prior to the 85th Trading Day following the consummation of such Disposition, either:

        (i) subject to paragraph 3(b) of this Section E, declare and pay a dividend in cash and/or in securities or other property (other than a dividend or distribution of Common Stock) to the holders of the outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock equally on a share for share basis (subject to the last sentence of this Section 5(b)), in an aggregate amount equal to the product of the Outstanding Interest Fraction as of the record date for determining the holders entitled to receive such dividend and the Net Proceeds of such Disposition; or

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

        (ii) provided that there are assets of the Corporation legally available therefor and the Liberty Media Group Available Dividend Amount would have been sufficient to pay a dividend in lieu thereof pursuant to clause (i) of this paragraph 5(b), then:

                         (A) if such Disposition involves all (not merely
                    substantially all) of the properties and assets of the Liberty Media Group, redeem all outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock in exchange for cash and/or securities or other property (other than Common Stock) in an aggregate amount equal to the product of the Adjusted Outstanding Interest Fraction as of the date of such redemption and the Net Proceeds of such Disposition, such aggregate amount to be allocated (subject to the last sentence of this paragraph 5(b)) to shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock in the ratio of the number of shares of each such series outstanding (so that the amount of consideration paid for the redemption of each share of Series A Liberty Media Group Common Stock and each share of Series B Liberty Media Group Common Stock is the same); or

                         (B) if such Disposition involves substantially all (but
                    not all) of the properties and assets of the Liberty Media Group, apply an aggregate amount of cash and/or securities or other property (other than Common Stock) equal to the product of the Outstanding Interest Fraction as of the date shares are selected for redemption and the Net Proceeds of such Disposition to the redemption of outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, such aggregate amount to be allocated (subject to the last sentence of this paragraph 5(b)) to shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock in the ratio of the number of shares of each such series outstanding, and the number of shares of each such series to be redeemed to equal the lesser of (x) the whole number nearest the number determined by dividing the aggregate amount so allocated to the redemption of such series by the average Market Value of one share of Series A Liberty Media Group Common Stock during the ten-Trading Day period beginning on the 16th Trading Day following the consummation of such Disposition and (y) the number of shares of such series outstanding (so that the amount of consideration paid for the redemption of each share of Series A Liberty Media Group Common Stock and each share of Series B Liberty Media Group Common Stock is the same);

     such redemption to be effected in accordance with the applicable provisions of paragraph 5(d) of this Section E; or

        (iii) convert (A) each outstanding share of Series A Liberty Media Group Common Stock into a number (or fraction) of fully paid and nonassessable shares of Series A TCI Group Common Stock and (B) each outstanding share of Series B Liberty Media Group Common Stock into a number (or fraction) of fully paid and nonassessable shares of Series B TCI Group Common Stock, in each case equal to 110% of the average daily ratio (calculated to the nearest five decimal places) of the Market Value of one share of Series A Liberty Media Group Common Stock to the Market Value of one share of Series A TCI Group Common Stock during the ten-Trading Day period referred to in clause (ii)(B) of this paragraph 5(b).

     For purposes of this paragraph 5(b):

        (x) as of any date, "substantially all of the properties and assets of the Liberty Media Group" shall mean a portion of such properties and assets that represents at least 80% of the then-current market value (as determined by the Board of Directors) of the properties and assets of the Liberty Media Group as of such date;

        (y) in the case of a Disposition of properties and assets in a series of related transactions, such Disposition shall not be deemed to have been consummated until the consummation of the last of such transactions; and

        (z) the Corporation may pay the dividend or redemption price referred to in clause (i) or (ii) of this subparagraph 5(b) either in the same form as the proceeds of the Disposition were received or in any other combination of cash or securities or other property (other than Common Stock) that the Board of Directors determines will have an aggregate market value on a fully distributed basis, of not less than the amount of the Net Proceeds. If the dividend or redemption price is paid in the form of securities of an issuer other than the Corporation, the Board of Directors may determine either to (1) pay the dividend or

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

     redemption price in the form of separate classes or series of securities, with one class or series of such securities to holders of Series A Liberty Media Group Common Stock and another class or series of securities to holders of Series B Liberty Media Group Common Stock, provided that such securities (and, if such securities are convertible into or exercisable or exchangeable for shares of another class or series of securities, the securities so issuable upon such conversion, exercise or exchange) do not differ in any respect other than their relative voting rights and related differences in designation, conversion, redemption and share distribution provisions, with holders of shares of Series B Liberty Media Group Common Stock receiving the class or series having the higher relative voting rights (without regard to whether such rights differ to a greater or lesser extent than the corresponding differences in voting rights, designation, conversion, redemption and share distribution provisions between the Series A Liberty Media Group Common Stock and the Series B Liberty Media Group Common Stock), provided that if such securities constitute capital stock of a Subsidiary of the Corporation, such rights shall not differ to a greater extent than the corresponding differences in voting rights, designation, conversion, redemption and share distribution provisions between the Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, and otherwise such securities shall be distributed on an equal per share basis, or (2) pay the dividend or redemption price in the form of a single class of securities without distinction between the shares received by the holders of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock.

     (c) CERTAIN PROVISIONS RESPECTING CONVERTIBLE SECURITIES. Unless the provisions of any class or series of Pre-Distribution Convertible Securities or Convertible Securities which are convertible into or exercisable or exchangeable for Committed Acquisition Shares provide specifically to the contrary, after any Conversion Date or Redemption Date on which all outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock were converted or redeemed, any share of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock that is issued on conversion, exercise or exchange of any Pre-Distribution Convertible Securities or any Convertible Securities which are convertible into or exercisable or exchangeable for Committed Acquisition Shares shall, immediately upon issuance pursuant to such conversion, exercise or exchange and without any notice or any other action on the part of the Corporation or its Board of Directors or the holder of such share of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock, be converted into (in case all such outstanding shares were converted) or redeemed in exchange for (in case all such outstanding shares were redeemed) the kind and amount of shares of capital stock, cash and/or other securities or property that a holder of such Pre-Distribution Convertible Securities or any Convertible Securities which are convertible into or exercisable or exchangeable for Committed Acquisition Shares would have been entitled to receive pursuant to the terms of such securities had such terms provided that the conversion, exercise or exchange privilege in effect immediately prior to any such conversion or redemption of all outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock would be adjusted so that the holder of any such Pre-Distribution Convertible Securities or any Convertible Securities which are convertible into or exercisable or exchangeable for Committed Acquisition Shares thereafter surrendered for conversion, exercise or exchange would be entitled to receive the kind and amount of shares of capital stock, cash and/or other securities or property such holder would have received as a result of such action had such securities been converted, exercised or exchanged immediately prior thereto. With respect to any Convertible Securities which are created, established or otherwise first authorized for issuance subsequent to the record date for the Distribution (other than Pre-Distribution Convertible Securities and Convertible Securities which are convertible into or exercisable or exchangeable for Committed Acquisition Shares), the terms and provisions of which do not provide for adjustments specifying the kind and amount of capital stock, cash and/or securities or other property that such holder would be entitled to receive upon the conversion, exercise or exchange of such Convertible Securities following any Conversion Date or Redemption Date on which all outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock were converted or redeemed, then upon such conversion, exercise or exchange of such Convertible Securities, any share of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock that is issued on conversion, exercise or exchange of any such Convertible Securities shall, immediately upon issuance pursuant to such conversion, exercise or exchange and without any notice or any other action on the part of the Corporation or its Board of Directors or the holder of such share of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock, be redeemed in exchange for, to the extent assets of the Corporation are legally available therefor, the amount of $.01 per share in cash.

     (d)     GENERAL.

     (i) Not later than the 10th Trading Day following the consummation of a Disposition referred to in subparagraph 5(b) of this Section E, the Corporation shall announce publicly by press release (A) the Net Proceeds of such Disposition, (B) the number of

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

outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, (C) the number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock into or for which Convertible Securities are then convertible, exercisable or exchangeable and the conversion, exercise or exchange prices thereof (and stating which, if any, of such Convertible Securities constitute Pre-Distribution Convertible Securities or Convertible Securities which are convertible into or exercisable or exchangeable for Committed Acquisition Shares) and the number of Committed Acquisition Shares issuable, (D) the Outstanding Interest Fraction as of a recent date preceding the date of such notice and (E) the Adjusted Outstanding Interest Fraction as of a recent date preceding the date of such notice. Not earlier than the 26th Trading Day and not later than the 30th Trading Day following the consummation of such Disposition, the Corporation shall announce publicly by press release which of the actions specified in clauses (i), (ii) or (iii) of paragraph 5(b) of this Section E it has irrevocably determined to take.

     (ii)    If the Corporation determines to pay a dividend pursuant to clause
(i) of subparagraph 5(b) of this Section E, the Corporation shall, not later than the 30th Trading Day following the consummation of such Disposition, cause to be given to each holder of outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, and to each holder of Convertible Securities convertible into or exercisable or exchangeable for shares of either such series (unless provision for notice is otherwise made pursuant to the terms of such Convertible Securities), a notice setting forth
(A) the record date for determining holders entitled to receive such dividend, which shall be not earlier than the 40th Trading Day and not later than the 50th Trading Day following the consummation of such Disposition, (B) the anticipated payment date of such dividend (which shall not be more than 85 Trading Days following the consummation of such Disposition), (C) the kind of shares of capital stock, cash and/or other securities or property to be distributed in respect of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, (D) the Net Proceeds of such Disposition, (E) the Outstanding Interest Fraction as of a recent date preceding the date of such notice, (F) the number of outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock and the number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock into or for which outstanding Convertible Securities are then convertible, exercisable or exchangeable and the conversion, exercise or exchange prices thereof and (G) in the case of a notice to holders of Convertible Securities, a statement to the effect that holders of such Convertible Securities shall be entitled to receive such dividend only if they appropriately convert, exercise or exchange them prior to the record date referred to in clause (A) of this sentence. Such notice shall be sent by first-class mail, postage prepaid, at such holder's address as the same appears on the transfer books of the Corporation.

     (iii) If the Corporation determines to undertake a redemption of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock following a Disposition of all (not merely substantially all) of the properties and assets of the Liberty Media Group pursuant to clause (ii) (A) of paragraph 5(b) of this Section E, the Corporation shall cause to be given to each holder of outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock and to each holder of Convertible Securities convertible into or exercisable or exchangeable for shares of either such series (unless provision for notice is otherwise made pursuant to the terms of such Convertible Securities), a notice setting forth (A) a statement that all shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock outstanding on the Redemption Date shall be redeemed, (B) the Redemption Date (which shall not be more than 85 Trading Days following the consummation of such Disposition), (C) the kind of shares of capital stock, cash and/or other securities or property to be paid as a redemption price in respect of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock outstanding on the Redemption Date, (D) the Net Proceeds of such Disposition, (E) the Adjusted Outstanding Interest Fraction as of a recent date preceding the date of such notice, (F) the place or places where certificates for shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, properly endorsed or assigned for transfer (unless the Corporation waives such requirement), are to be surrendered for delivery of certificates for shares of such capital stock, cash and/or other securities or property, (G) the number of outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock and the number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock into or for which outstanding Convertible Securities are then convertible, exercisable or exchangeable and the conversion, exercise or exchange prices thereof (and stating which, if any, of such Convertible Securities constitute Pre-Distribution Convertible Securities or Convertible Securities which are convertible into or exercisable or exchangeable for Committed Acquisition Shares) and the number of Committed Acquisition Shares issuable, and (H) in the case of a notice to holders of Convertible Securities, a statement to the effect that holders of such Convertible Securities shall be entitled to participate in such redemption only if such holders appropriately convert, exercise or exchange such Convertible Securities on or prior to the

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

Redemption Date referred to in clause (B) of this sentence and a statement as to what, if anything, such holders shall be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, paragraph 5(c) of this Section E if such holders convert, exercise or exchange such Convertible Securities following such Redemption Date. Such notice shall be sent by first-class mail, postage prepaid, not less than 35 Trading Days nor more than 45 Trading Days prior to the Redemption Date, at such holder's address as the same appears on the transfer books of the Corporation.

     (iv) If the Corporation determines to undertake a redemption of shares of Series A Media Group Common Stock and Series B Liberty Media Group Common Stock following a Disposition of substantially all (but not all) of the properties and assets of the Liberty Media Group pursuant to clause (ii)(B) of paragraph 5(b) of this Section E, the Corporation shall, not later than the 30th Trading Day following the consummation of such Disposition, cause to be given to each holder of record of outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, and to each holder of Convertible Securities convertible into or exercisable or exchangeable for shares of either such series (unless provision for notice is otherwise made pursuant to the terms of such Convertible Securities), a notice setting forth
(A) a date not earlier than the 40th Trading Day and not later than the 50th Trading Day following the consummation of such Disposition which shall be the date on which shares of the Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock then outstanding shall be selected for redemption, (B) the anticipated Redemption Date (which shall not be more than 85 Trading Days following the consummation of such Disposition), (C) the kind of shares of capital stock, cash and/or other securities or property to be paid as a redemption price in respect of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock selected for redemption, (D) the Net Proceeds of such Disposition, (E) the Outstanding Interest Fraction as of a recent date preceding the date of such notice, (F) the number of outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock and the number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock into or for which outstanding Convertible Securities are then convertible, exercisable or exchangeable and the conversion or exercise prices thereof, (G) in the case of a notice to holders of Convertible Securities, a statement to the effect that holders of such Convertible Securities shall be entitled to participate in such selection for redemption only if such holders appropriately convert, exercise or exchange such Convertible Securities on or prior to the date referred to in clause (A) of this sentence and a statement as to what, if anything, such holders shall be entitled to receive pursuant to the terms of such Convertible Securities if such holders convert, exercise or exchange such Convertible Securities following such date and (H) a statement that the Corporation will not be required to register a transfer of any shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock for a period of 15 Trading Days next preceding the date referred to in clause (A) of this sentence. Promptly following the date referred to in clause (A) of the preceding sentence, but not earlier than the 40th Trading Day and not later than the 50th Trading Day following the consummation of such Disposition, the Corporation shall cause to be given to each holder of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock to be so redeemed, a notice setting forth (A) the number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock held by such holder to be redeemed, (B) a statement that such shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock shall be redeemed,
(C) the Redemption Date (which shall not be more than 85 Trading Days following the consummation of such Disposition), (D) the kind and per share amount of shares of capital stock, cash and/or other securities or property to be received by such holder with respect to each share of such Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock to be redeemed, including details as to the calculation thereof, and (E) the place or places where certificates for shares of such Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock, properly endorsed or assigned for transfer (unless the Corporation waives such requirement), are to be surrendered for delivery of certificates for shares of such capital stock, cash and/or other securities or property. The notices referred to in this clause (iv) shall be sent by first-class mail, postage prepaid, at such holder's address as the same appears on the transfer books of the Corporation. The outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock to be redeemed shall be redeemed by the Corporation pro rata among the holders of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock or by such other method as may be determined by the Board of Directors to be equitable.

     (v) In the event of any conversion pursuant to paragraph 2(c) of this Section E or pursuant to this paragraph 5 (other than pursuant to paragraph 5(c)), the Corporation shall cause to be given to each holder of outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock and to each holder of Convertible Securities convertible into or exercisable or exchangeable for shares of either such series (unless provision for such notice is otherwise made pursuant to the

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

terms of such Convertible Securities), a notice setting forth (A) a statement that all outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock shall be converted, (B) the Conversion Date (which shall not be more than 85 Trading Days following the consummation of such Disposition in the event of a conversion pursuant to paragraph 5(b) and which shall not be more than 120 days after the Appraisal Date in the event of a conversion pursuant to paragraph 2(c)), (C) the per share number of shares of Series A TCI Group Common Stock or Series B TCI Group Common Stock, as applicable, to be received with respect to each share of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock, including details as to the calculation thereof, (D) the place or places where certificates for shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement), are to be surrendered,
(E) the number of outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, the number of Committed Acquisition Shares issuable and the number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock into or for which outstanding Convertible Securities are then convertible, exercisable or exchangeable and the conversion, exercise or exchange prices thereof and (F) in the case of a notice to holders of Convertible Securities, a statement to the effect that holders of such Convertible Securities shall be entitled to participate in such conversion only if such holders appropriately convert, exercise or exchange such Convertible Securities on or prior to the Conversion Date referred to in clause (B) of this sentence and a statement as to what, if anything, such holders shall be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, paragraph 5(c) of this Section E if such holders convert, exercise or exchange such Convertible Securities following such Conversion Date. Such notice shall be sent by first-class mail, postage prepaid, not less than 35 Trading Days nor more than 45 Trading Days prior to the Conversion Date, at such holder's address as the same appears on the transfer books of the Corporation.

     (vi) If the Corporation determines to redeem shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock pursuant to subparagraph (a) of this paragraph 5, the Corporation shall promptly cause to be given to each holder of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock and to each holder of Convertible Securities convertible into or exercisable or exchangeable for shares of either such series (unless provision for such notice is otherwise made pursuant to the terms of such Convertible Securities), a notice setting forth (A) a statement that all outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock shall be redeemed in exchange for shares of common stock of the Liberty Media Group Subsidiaries, (B) the Redemption Date,
(C) the Adjusted Outstanding Interest Fraction as of a recent date preceding the date of such notice, (D) the place or places where certificates for shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement), are to be surrendered for delivery of certificates for shares of common stock of the Liberty Media Group Subsidiaries,
(E) the number of outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock and the number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock into or for which outstanding Convertible Securities are then convertible, exercisable or exchangeable and the conversion, exercise or exchange prices thereof (and stating which, if any, of such Convertible Securities constitute Pre-Distribution Convertible Securities or Convertible Securities which are convertible into or exercisable or exchangeable for Committed Acquisition Shares) and the number of Committed Acquisition Shares issuable, and (F) in the case of a notice to holders of Convertible Securities, a statement to the effect that holders of such Convertible Securities shall be entitled to participate in such redemption only if such holders appropriately convert, exercise or exchange such Convertible Securities on or prior to the Redemption Date referred to in clause (B) of this sentence and a statement as to what, if anything, such holders shall be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, paragraph 5(c) of this Section E if such holders convert, exercise or exchange such Convertible Securities following the Redemption Date. Such notice shall be sent by first-class mail, postage prepaid, not less than 35 Trading Days nor more than 45 Trading Days prior to the Redemption Date, at such holder's address as the same appears on the transfer books of the Corporation.

     (vii) Neither the failure to mail any notice required by this paragraph 5(d) to any particular holder of Series A Liberty Media Group Common Stock, Series B Liberty Media Group Common Stock or of Convertible Securities nor any defect therein shall affect the sufficiency thereof with respect to any other holder of outstanding shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock or of Convertible Securities, or the validity of any conversion or redemption.

     (viii) The Corporation shall not be required to issue or deliver fractional shares of any class of capital stock or any fractional securities to any holder of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock upon any

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

conversion, redemption, dividend or other distribution pursuant to paragraph 2(c) of this Section E or pursuant to this paragraph 5. In connection with the determination of the number of shares of any class of capital stock that shall be issuable or the amount of securities that shall be deliverable to any holder of record upon any such conversion, redemption, dividend or other distribution (including any fractions of shares or securities), the Corporation may aggregate the number of shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock held at the relevant time by such holder of record. If the number of shares of any class of capital stock or the amount of securities remaining to be issued or delivered to any holder of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock is a fraction, the Corporation shall, if such fraction is not issued or delivered to such holder, pay a cash adjustment in respect of such fraction in an amount equal to the fair market value of such fraction on the fifth Trading Day prior to the date such payment is to be made (without interest). For purposes of the preceding sentence, "fair market value" of any fraction shall be (A) in the case of any fraction of a share of capital stock of the Corporation, the product of such fraction and the Market Value of one share of such capital stock and (B) in the case of any other fractional security, such value as is determined by the Board of Directors.

     (ix) No adjustments in respect of dividends shall be made upon the conversion or redemption of any shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock; provided, however, that if the Conversion Date or the Redemption Date with respect to the Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock shall be subsequent to the record date for the payment of a dividend or other distribution thereon or with respect thereto, the holders of shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on or with respect to such shares on the date set for payment of such dividend or other distribution, notwithstanding the conversion or redemption of such shares or the Corporation's default in payment of the dividend or distribution due on such date.

     (x) Before any holder of shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock shall be entitled to receive certificates representing shares of any kind of capital stock or cash and/or securities or other property to be received by such holder with respect to shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock pursuant to paragraph 2(c) of this Section E or pursuant to this paragraph 5, such holder shall surrender at such place as the Corporation shall specify certificates for such shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement).
The Corporation shall as soon as practicable after such surrender of certificates representing shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock deliver to the person for whose account shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock were so surrendered, or to the nominee or nominees of such person, certificates representing the number of whole shares of the kind of capital stock or cash and/or securities or other property to which such person shall be entitled as aforesaid, together with any payment for fractional securities contemplated by paragraph 5(d)(viii). If less than all of the shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock represented by any one certificate are to be redeemed, the Corporation shall issue and deliver a new certificate for the shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock not redeemed. The Corporation shall not be required to register a transfer of
(1) any shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock for a period of 15 Trading Days next preceding any selection of shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock to be redeemed or (2) any shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock selected or called for redemption. Shares selected for redemption may not thereafter be converted pursuant to paragraph 2(b) of this Section E.

     (xi) From and after any applicable Conversion Date or Redemption Date, all rights of a holder of shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock that were converted or redeemed shall cease except for the right, upon surrender of the certificates representing shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock, to receive certificates representing shares of the kind and amount of capital stock or cash and/or securities or other property for which such shares were converted or redeemed, together with any payment for fractional securities contemplated by paragraph 5(d)(viii) of this Section E and such holder shall have no other or further rights in respect of the shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock so converted or redeemed, including, but not limited to, any rights with respect to any cash, securities or other properties which are reserved or otherwise designated by the Corporation as being held for the satisfaction of the Corporation's obligations to pay or deliver any cash, securities or other property

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

upon the conversion, exercise or exchange of any Convertible Securities outstanding as of the date of such conversion or redemption or any Committed Acquisition Shares which may then be issuable. No holder of a certificate that, immediately prior to the applicable Conversion Date or Redemption Date for the Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock, represented shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock shall be entitled to receive any dividend or other distribution with respect to shares of any kind of capital stock into or in exchange for which the Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock was converted or redeemed until surrender of such holder's certificate for a certificate or certificates representing shares of such kind of capital stock. Upon such surrender, there shall be paid to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable with respect to a record date after the Conversion Date or Redemption Date, as the case may be, but that were not paid by reason of the foregoing, with respect to the number of whole shares of the kind of capital stock represented by the certificate or certificates issued upon such surrender. From and after a Conversion Date or Redemption Date, as the case may be, for any shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock, the Corporation shall, however, be entitled to treat the certificates for shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock that have not yet been surrendered for conversion or redemption as evidencing the ownership of the number of whole shares of the kind or kinds of capital stock for which the shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock represented by such certificates shall have been converted or redeemed, notwithstanding the failure to surrender such certificates.

     (xii) The Corporation shall pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issue or delivery of any shares of capital stock and/or other securities on conversion or redemption of shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock pursuant to this Section E. The Corporation shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issue and delivery of any shares of capital stock in a name other than that in which the shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock so converted or redeemed were registered and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established to the satisfaction of the Corporation that such tax has been paid.

6.   Liquidation.

     In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the prior payment in full of the preferential amounts to which any class or series of Preferred Stock is entitled, (a) the holders of the shares of Series A TCI Group Common Stock and the holders of the shares of Series B TCI Group Common Stock shall share equally, on a share for share basis, in a percentage of the funds of the Corporation remaining for distribution to its common stockholders equal to 100% multiplied by the average daily ratio (expressed as a decimal) of X/Z for the 20-Trading Day period ending on the Trading Day prior to the date of the public announcement of such liquidation, dissolution or winding up, and (b) the holders of the shares of Series A Liberty Media Group Common Stock and the holders of the shares of Series B Liberty Media Group Common Stock shall share equally, on a share for share basis, in a percentage of the funds of the Corporation remaining for distribution to its common stockholders equal to 100% multiplied by the average daily ratio (expressed as a decimal) of Y/Z for such 20-Trading Day period, where X is the aggregate Market Capitalization of the Series A TCI Group Common Stock and the Series B TCI Group Common Stock, Y is the aggregate Market Capitalization of the Series A Liberty Media Group Common Stock and the Series B Liberty Media Group Common Stock, and Z is the aggregate Market Capitalization of the Series A TCI Group Common Stock, the Series B TCI Group Common Stock, the Series A Liberty Media Group Common Stock and the Series B Liberty Media Group Common Stock. Neither the consolidation or merger of the Corporation with or into any other corporation or corporations nor the sale, transfer or lease of all or substantially all of the assets of the Corporation shall itself be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this paragraph 6.

7.   Determinations by the Board of Directors.

     Any determinations made by the Board of Directors under any provision in this Section E shall be final and binding on all stockholders of the Corporation, except as may otherwise be required by law. The Corporation shall prepare a statement of any such

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

determination by the Board of Directors respecting the fair market value of any properties, assets or securities and shall file such statement with the Secretary of the Corporation.

8.   Certain Definitions.

     Unless the context otherwise requires, the terms defined in this paragraph 8 shall have, for all purposes of this Section E, the meanings herein specified:

     "Adjusted Outstanding Interest Fraction", as of any date, shall mean a fraction the numerator of which is the aggregate number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock outstanding on such date and the denominator of which is the sum of (a) such aggregate number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock outstanding on such date, (b) the Number of Shares Issuable with Respect to the Inter-Group Interest as of such date, (c) the aggregate number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock issuable, determined as of such date, upon conversion, exercise or exchange of Pre-Distribution Convertible Securities and (d) the number of Committed Acquisition Shares issuable, determined as of such date.

     "Committed Acquisition Shares" shall mean (a) the shares of Series A Liberty Media Group Common Stock that the Corporation has, prior to the record date for the Distribution, agreed to issue, but as of such record date has not issued, and (b) the shares of Series A Liberty Media Group Common Stock that are issuable upon conversion, exercise or exchange of Convertible Securities that the Corporation has, prior to the record date for the Distribution, agreed to issue, but as of such record date has not issued, in each case including obligations of the Corporation to issue shares of the Corporation's Class A Common Stock, par value $1.00 per share, which as a result of the Distribution, constitute obligations to issue, among other securities, Series A Liberty Media Group Common Stock or Convertible Securities which are convertible into or exercisable or exchangeable for Series A Liberty Media Group Common Stock; provided, however that Committed Acquisition Shares shall not include any shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock issuable upon conversion, exercise or exchange of Pre-Distribution Convertible Securities. The type and amount of Committed Acquisition Shares issuable shall be appropriately adjusted to reflect subdivisions and combinations of the Series A Liberty Media Group Common Stock and dividends or distributions of shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock to holders of Series A Liberty Media Group Common Stock and other reclassifications of the Series A Liberty Media Group Common Stock, in each case occurring (or the record date for which occurs) after the Distribution.

     "Conversion Date" shall mean any date fixed by the Board of Directors for a conversion of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, as set forth in a notice to holders of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock pursuant to paragraph 5(d) of this Section E.

     "Convertible Securities" shall mean any securities of the Corporation (other than any series of Common Stock) that are convertible into, exchangeable for or evidence the right to purchase any shares of any series of Common Stock, whether upon conversion, exercise, exchange, pursuant to antidilution provisions of such securities or otherwise.

     "Corporation Earnings (Loss) Attributable to the Liberty Media Group", for any period, shall mean the net earnings or loss of the Liberty Media Group for such period determined on a basis consistent with the determination of the net earnings or loss of the Liberty Media Group for such period as presented in the combined financial statements of the Liberty Media Group for such period, including income and expenses of the Corporation attributed to the operations of the Liberty Media Group on a substantially consistent basis, including without limitation, corporate administrative costs, net interest and income taxes.

     "Corporation Earnings (Loss) Attributable to the TCI Group", for any period, shall mean the net earnings or loss of the TCI Group for such period determined on a basis consistent with the determination of the net earnings or loss of the TCI Group for such period as presented in the combined financial statements of the TCI Group for such period, including income and expenses of the Corporation attributed to the operations of the TCI Group on a substantially consistent basis, including without limitation, corporate administrative costs, net interest and income taxes.

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

     "Disposition" shall mean the sale, transfer, assignment or other disposition (whether by merger, consolidation, sale or contribution of assets or stock or otherwise) of properties or assets.

     "Inter-Group Interest Fraction", as of any date, shall mean a fraction the numerator of which is the Number of Shares Issuable with Respect to the Inter-Group Interest as of such date and the denominator of which is the sum of (a) such Number of Shares Issuable with Respect to the Inter-Group Interest as of such date and (b) the aggregate number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock outstanding as of such date.

     "Liberty Media Group" shall mean, as of any date that any shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock have been issued and continue to be outstanding:

          (a) the interest of the Corporation or of any of its subsidiaries in Liberty Media Corporation or any of its subsidiaries (including any successor thereto by merger, consolidation or sale of all or substantially all of its assets, whether or not in connection with a Related Business Transaction) and their respective properties and assets,

          (b) all assets and liabilities of the Corporation or any of its subsidiaries to the extent attributed to any of the properties or assets referred to in clause (a) of this sentence, whether or not such assets or liabilities are assets and liabilities of Liberty Media Corporation or any of its subsidiaries (or a successor as described in clause (a) of this sentence),

          (c) all assets and properties contributed or otherwise transferred to the Liberty Media Group from the TCI Group, and

          (d) the interest of the Corporation or any of its subsidiaries in the businesses, assets and liabilities acquired by the Corporation or any of its subsidiaries for the Liberty Media Group, as determined by the Board of Directors;

provided that (i) from and after any dividend or other distribution with respect to any shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock (other than a dividend or other distribution payable in shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock, with respect to which adjustment shall be made as provided in clause (a) of the definition of "Number of Shares Issuable with Respect to the Inter-Group Interest", or in other securities of the Corporation attributed to the Liberty Media Group for which provision shall be made as set forth in the penultimate sentence of this definition), the Liberty Media Group shall no longer include an amount of assets or properties equal to the aggregate amount of such kind of assets or properties so paid in respect of shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock multiplied by a fraction the numerator of which is equal to the Inter-Group Interest Fraction in effect immediately prior to the record date for such dividend or other distribution and the denominator of which is equal to the Outstanding Interest Fraction in effect immediately prior to the record date for such dividend or other distribution and (ii) from and after any transfer of assets or properties from the Liberty Media Group to the TCI Group, the Liberty Media Group shall no longer include the assets or properties so transferred. If the Corporation shall pay a dividend or make any other distribution with respect to shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock payable in securities of the Corporation attributed to the Liberty Media Group other than Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, the TCI Group shall be deemed to hold an amount of such other securities equal to the amount so distributed multiplied by the fraction specified in clause (i) of this definition (determined as of a time immediately prior to the record date for such dividend or other distribution), and to the extent interest or dividends are paid or other distributions are made on such other securities so distributed to the holders of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, the Liberty Media Group shall no longer include a corresponding ratable amount of the kind of assets paid as such interest or dividends or other distributions in respect of such securities so deemed to be held by the TCI Group. The Corporation may also, to the extent any such other securities constitute Convertible Securities which are at the time convertible, exercisable or exchangeable, cause such Convertible Securities deemed to be held by the TCI Group to be deemed to be converted, exercised or exchanged (and to the extent the terms of such Convertible Securities require payment or delivery of consideration in order to effect such conversion, exercise or exchange, the Liberty Media Group shall in such case include an amount of the kind of properties or assets required to be paid or delivered as such consideration for the amount of the Convertible Securities deemed converted, exercised or exchanged as if such Convertible Securities were outstanding), in which case such Convertible Securities shall no longer be deemed to be held by the TCI Group or attributed to the Liberty Media Group.

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

     "Liberty Media Group Available Dividend Amount", as of any date, shall mean the product of the Outstanding Interest Fraction and either: (a) the excess of
(i) an amount equal to the total assets of the Liberty Media Group less the total liabilities (not including preferred stock) of the Liberty Media Group as of such date over (ii) the aggregate par value of, or any greater amount determined to be capital in respect of, all outstanding shares of Series A Liberty Media Group Common Stock, Series B Liberty Media Group Common Stock and each class or series of Preferred Stock attributed to the Liberty Media Group or
(b) in case there is no such excess, an amount equal to the Corporation Earnings
(Loss) Attributable to the Liberty Media Group (if positive) for the fiscal year in which such date occurs and/or the preceding fiscal year.

     "Market Capitalization" of any class or series of capital stock of the Corporation on any Trading Day shall mean the product of (i) the Market Value of one share of such class or series on such Trading Day and (ii) the number of shares of such class or series outstanding on such Trading Day.

     "Market Value" of any class or series of capital stock of the Corporation on any day shall mean the average of the high and low reported sales prices regular way of a share of such class or series on such day (if such day is a Trading Day, and if such day is not a Trading Day, on the Trading Day immediately preceding such day) or in case no such reported sale takes place on such Trading Day the average of the reported closing bid and asked prices regular way of a share of such class or series on such Trading Day, in either case on the Nasdaq National Market, or if the shares of such class or series are not quoted on such Nasdaq National Market on such Trading Day, the average of the closing bid and asked prices of a share of such class or series in the over-the-counter market on such Trading Day as furnished by any New York Stock Exchange member firm selected from time to time by the Corporation, or if such closing bid and asked prices are not made available by any such New York Stock Exchange member firm on such Trading Day, the market value of a share of such class or series as determined by the Board of Directors; provided that for purposes of determining the ratios set forth in paragraphs 2(c), 5(b) and 6 of this Section E, (a) the "Market Value" of any share of any series of Common Stock on any day prior to the "ex" date or any similar date for any dividend or distribution paid or to be paid with respect to such series of Common Stock shall be reduced by the fair market value of the per share amount of such dividend or distribution as determined by the Board of Directors and (b) the "Market Value" of any share of any series of Common Stock on any day prior to
(i) the effective date of any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of outstanding shares of such series of Common Stock or (ii) the "ex" date or any similar date for any dividend or distribution with respect to any such series of Common Stock in shares of such series of Common Stock shall be appropriately adjusted to reflect such subdivision, combination, dividend or distribution.

     "Net Proceeds" shall mean, as of any date, with respect to any Disposition of any of the properties and assets of the Liberty Media Group, an amount, if any, equal to the gross proceeds of such Disposition after any payment of, or reasonable provision for, (a) any taxes payable by the Corporation in respect of such Disposition or in respect of any resulting dividend or redemption pursuant to clause (i) or (ii), respectively, of paragraph 5(b) of this Section E (or which would have been payable but for the utilization of tax benefits attributable to the TCI Group), (b) any transaction costs, including, without limitation, any legal, investment banking and accounting fees and expenses and
(c) any liabilities and other obligations (contingent or otherwise) of, or attributed to, the Liberty Media Group, including, without limitation, any indemnity or guarantee obligations incurred in connection with the Disposition or any liabilities for future purchase price adjustments and any preferential amounts plus any accumulated and unpaid dividends and other obligations (without duplication of amounts allocated for the satisfaction of the Corporation's obligations with respect to Pre-Distribution Convertible Securities and Committed Acquisition Shares issuable which are included in the determination of the Adjusted Outstanding Interest Fraction) in respect of Preferred Stock attributed to the Liberty Media Group. For purposes of this definition, any properties and assets of the Liberty Media Group remaining after such Disposition shall constitute "reasonable provision" for such amount of taxes, costs and liabilities (contingent or otherwise) as can be supported by such properties and assets. To the extent the proceeds of any Disposition include any securities or other property other than cash, the Board of Directors shall determine the value of such securities or property, including for the purpose of determining the equivalent value thereof if the Board of Directors determines to pay a dividend or redemption price in cash or securities or other property as provided in clause (z) of paragraph 5(b) of this Section E.

     "Number of Shares Issuable with Respect to the Inter-Group Interest" after the Distribution shall be zero and shall from time to time thereafter, as applicable, be

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

          (a) adjusted as appropriate to reflect subdivisions (by stock split or otherwise) and combinations (by reverse stock split or otherwise) of the Series A Liberty Media Group Common Stock and dividends or distributions of shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock to holders of Series A Liberty Media Group Common Stock and other reclassifications of Series A Liberty Media Group Common Stock,

          (b) decreased (but not to less than zero) by (i) the aggregate number of shares of Series A Liberty Media Group Common Stock issued or sold by the Corporation after the Distribution other than Committed Acquisition Shares, the proceeds of which are attributed to the TCI Group, (ii) the aggregate number of shares of Series A Liberty Media Group Common Stock issued or delivered upon conversion, exercise or exchange of Convertible Securities (other than Pre-Distribution Convertible Securities and Convertible Securities which are convertible into or exercisable or exchangeable for Committed Acquisition Shares), the proceeds of which are attributed to the TCI Group, (iii) the aggregate number of shares of Series A Liberty Media Group Common Stock issued or delivered by the Corporation as a dividend or distribution to holders of Series A TCI Group Common Stock and Series B TCI Group Common Stock, (iv) the aggregate number of shares of Series A Liberty Media Group Common Stock issued or delivered upon the conversion, exercise or exchange of any Convertible Securities (other than Pre-Distribution Convertible Securities and Convertible Securities which are convertible into or exercisable or exchangeable for Committed Acquisition Shares) issued or delivered by the Corporation after the Distribution as a dividend or distribution or by reclassification or exchange to holders of Series A TCI Group Common Stock and Series B TCI Group Common Stock and (v) the aggregate number of shares of Series A Liberty Media Group Common Stock (rounded, if necessary, to the nearest whole number), equal to the aggregate fair value (as determined by the Board of Directors) of assets or properties attributed to the Liberty Media Group that are transferred from the Liberty Media Group to the TCI Group in consideration of a reduction in the Number of Shares Issuable with Respect to the Inter-Group Interest, divided by the Market Value of one share of Series A Liberty Media Group Common Stock as of the date of such transfer, and

          (c) increased by (i) the aggregate number of any shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock which are retired or otherwise cease to be outstanding following their purchase with funds attributed to the TCI Group, (ii) a number (rounded, if necessary, to the nearest whole number), equal to the fair value (as determined by the Board of Directors) of assets or properties, theretofore attributed to the TCI Group that are contributed to the Liberty Media Group in consideration of an increase in the Number of Shares Issuable with Respect to the Inter-Group Interest, divided by the Market Value of one share of Series A Liberty Media Group Common Stock as of the date of such contribution and (iii) the aggregate number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock into or for which Convertible Securities are deemed to be converted, exercised or exchanged pursuant to the last sentence of the definition of "TCI Group" in this paragraph 8. The Corporation shall not issue or sell shares of Series B Liberty Media Group Common Stock in respect of a reduction in the Number of Shares Issuable with Respect to the Inter-Group Interest.

     Whenever a change in the Number of Shares Issuable with Respect to the Inter-Group Interest occurs, the Corporation shall prepare and file a statement of such change with the Secretary of the Corporation.

     "Outstanding Interest Fraction", as of any date, shall mean a fraction the numerator of which is the aggregate number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock outstanding on such date and the denominator of which is the sum of (a) such aggregate number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock outstanding on such date and (b) the Number of Shares Issuable with Respect to the Inter-Group Interest as of such date.

     "Pre-Distribution Convertible Securities" shall mean Convertible Securities that were outstanding on the record date for the Distribution and were, prior to such date, convertible into or exercisable or exchangeable for shares of the Class A Common Stock, par value $1.00 per share, of the Corporation.

     "Redemption Date" shall mean any date fixed for a redemption or purchase of shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock, as set forth in a notice to holders of such series pursuant to this Certificate.

     "Related Business Transaction" shall mean any Disposition of all or substantially all of the properties and assets of the Liberty

Media Group in which the Corporation receives as proceeds of such Disposition primarily equity securities (including, without limitation, capital stock, convertible securities, partnership or limited partnership interests and other types of equity securities, without regard to the voting power or contractual or other management or governance rights related to such equity securities) of the purchaser or acquiror of such assets and properties of the Liberty Media Group, any entity which succeeds (by merger, formation of a joint venture enterprise or otherwise) to such assets and properties of the Liberty Media Group or a third party issuer, which purchaser, acquiror or other issuer is engaged or proposes to engage primarily in one or more businesses similar or complementary to the businesses conducted by the Liberty Media Group prior to such Disposition, as determined in good faith by the Board of Directors.

     "Subsidiary" shall mean, with respect to any person or entity, any corporation or partnership 50% or more of whose outstanding voting securities or partnership interests, as the case may be, are directly or indirectly owned by such person or entity.

     "TCI Group" shall mean, as of any date:

          (a) the interest of the Corporation or any of its subsidiaries in all of the businesses in which the Corporation or any of its subsidiaries (or any of their predecessors or successors) is or has been engaged, directly or indirectly, and the respective assets and liabilities of the Corporation or any of its subsidiaries, other than any businesses, assets or liabilities of the Liberty Media Group;

          (b) a proportionate interest in the businesses, assets and liabilities of the Liberty Media Group equal to the Inter-Group Interest Fraction as of such date;

          (c) from and after any dividend or other distribution with respect to shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock (other than a dividend or other distribution payable in shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock, with respect to which adjustment shall be made as provided in clause (a) of the definition of "Number of Shares Issuable with Respect to the Inter-Group Interest", or in other securities of the Corporation attributed to the Liberty Media Group, for which provision shall be made as set forth in the penultimate sentence of this definition), an amount of assets or properties theretofore included in the Liberty Media Group equal to the aggregate amount of such kind of assets or properties so paid in respect of such dividend or other distribution with respect to shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock multiplied by a fraction the numerator of which is equal to the Inter-Group Interest Fraction in effect immediately prior to the record date for such dividend or other distribution and the denominator of which is equal to the Outstanding Interest Fraction in effect immediately prior to the record date for such dividend or other distribution; and

          (d) any assets or properties transferred from the Liberty Media Group to the TCI Group;

provided that, from and after any contribution or transfer of any assets or properties from the TCI Group to the Liberty Media Group, the TCI Group shall no longer include such assets or properties so contributed or transferred (other than pursuant to its interest in the businesses, assets and liabilities of the Liberty Media Group pursuant to clause (b) above). If the Corporation shall pay a dividend or make any other distribution with respect to shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock payable in other securities of the Corporation attributed to the Liberty Media Group, the TCI Group shall be deemed to hold an amount of such other securities equal to the amount so distributed multiplied by the fraction specified in clause (c) of this definition (determined as of a time immediately prior to the record date for such dividend or other distribution), and to the extent interest or dividends are paid or other distributions are made on such other securities so distributed to holders of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, the TCI Group shall include a corresponding ratable amount of the kind of assets paid as such interest or dividends or other distributions in respect of such securities so deemed to be held by the TCI Group. The Corporation may also, to the extent any such other securities constitute Convertible Securities which are at the time convertible, exercisable or exchangeable, cause such Convertible Securities deemed to be held by the TCI Group to be deemed to be converted, exercised or exchanged (and to the extent the terms of such Convertible Securities require payment or delivery of consideration in order to effect such conversion, exercise or exchange, the TCI Group shall in such case no longer include an amount of the kind of properties or assets required to be paid or delivered as such consideration for the amount of the Convertible Securities deemed converted, exercised or exchanged as if such Convertible Securities were outstanding), in which case such Convertible Securities shall no longer be deemed to be held by the TCI Group or attributed to the Liberty Media Group.

     "TCI Group Available Dividend Amount", as of any date, shall mean either:
(a) the excess of (i) an amount equal to the total assets of the TCI Group less the total liabilities (not including preferred stock) of the TCI Group as of such date over (ii) the aggregate par value of, or any greater amount determined to be capital in respect of, all outstanding shares of Series A TCI Group Common Stock, Series B TCI Group Common Stock and each class or series of Preferred Stock attributed to the TCI Group or (b) in case there is no such excess, an amount equal to the Corporation Earnings (Loss) Attributable to the TCI Group (if positive) for the fiscal year in which such date occurs and/or the preceding fiscal year.

     "Trading Day" shall mean each weekday other than any day on which any relevant class or series of capital stock of the Corporation is not traded on the Nasdaq National Market System or in the over-the-counter market."

(IV) SECTION C OF ARTICLE V OF THE RESTATED CERTIFICATE OF INCORPORATION OF THE CORPORATION IS HEREBY AMENDED TO READ IN ITS ENTIRETY AS FOLLOWS:

                                  "SECTION C

                             REMOVAL OF DIRECTORS

     Subject to the rights of the holders of any class or series of Preferred Stock, directors may be removed from office only for cause (as hereinafter defined) upon the affirmative vote of the holders of 66 2/3% of the total voting power of the then outstanding shares of Series A TCI Group Common Stock, Series B TCI Group Common Stock, Series A Liberty Media Group Common Stock, Series B Liberty Media Group Common Stock and any class or series of Preferred Stock entitled to vote at an election of directors, voting together as a single class. Except as may be provided by law, "cause" for removal, for purposes of this Section C, shall exist only if: (i) the director whose removal is proposed has been convicted of a felony, or has been granted immunity to testify in an action where another has been convicted of a felony, by a court of competent jurisdiction and such conviction is no longer subject to direct appeal; (ii) such director has become mentally incompetent, whether or not so adjudicated, which mental incompetence directly affects his ability as a director of the Corporation, as determined by at least 66 2/3% of the members of the Board of Directors then in office (other than such director); or (iii) such director's actions or failure to act have been determined by at least 66 2/3% of the members of the Board of Directors then in office (other than such director) to be in derogation of the director's duties."

(V) ARTICLE VIII OF THE RESTATED CERTIFICATE OF INCORPORATION OF THE CORPORATION IS HEREBY AMENDED TO READ IN ITS ENTIRETY AS FOLLOWS:

                                 "ARTICLE VIII

                           MEETINGS OF STOCKHOLDERS

                                   SECTION A

                          ANNUAL AND SPECIAL MEETINGS

     Subject to the rights of the holders of any class or series of Preferred Stock, stockholder action may be taken only at an annual or special meeting. Except as otherwise provided in the terms of any class or series of Preferred Stock or unless otherwise prescribed by law or by another provision of this Certificate, special meetings of the stockholders of the Corporation, for any purpose or purposes, shall be called by the Secretary of the Corporation (i) upon the written request of the holders of not less than 66 2/3% of the total voting power of the outstanding Voting Securities (as hereinafter defined) or
(ii) at the request of at least 75% of the members of the Board of Directors then in office. The term "Voting Securities" shall include the Series A TCI Group Common Stock, the Series B TCI Group Common Stock, the Series A Liberty Media Group Common Stock, the Series B Liberty Media Group Common Stock and any class or series of Preferred Stock entitled to vote with the holders of Common Stock generally upon all matters which may be submitted to a vote of stockholders at any annual meeting or special meeting thereof.

                                   SECTION B

                           ACTION WITHOUT A MEETING

     Except as otherwise provided in the terms of any class or series of Preferred Stock, no action required to be taken or which may be taken at any annual meeting or special meeting of stockholders may be taken without a meeting, and the power of stockholders to consent in writing, without a meeting, is specifically denied."

(VI) ARTICLE IX OF THE RESTATED CERTIFICATE OF INCORPORATION OF THE CORPORATION IS HEREBY AMENDED TO READ IN ITS ENTIRETY AS FOLLOWS:

                                  "ARTICLE IX

               ACTIONS REQUIRING SUPERMAJORITY STOCKHOLDER VOTE

     Subject to the rights of the holders of any class or series of Preferred Stock, the affirmative vote of the holders of at least 66 2/3% of the total voting power of the then outstanding Voting Securities (as defined in Section A of Article VIII of this Certificate), voting together as a single class at a meeting specifically called for such purpose, shall be required in order for the Corporation to take any action to authorize:

          (a) the amendment, alteration or repeal of any provision of this Certificate or the addition or insertion of other provisions herein;

          (b) the adoption, amendment or repeal of any provision of the Bylaws of the Corporation; provided, however, that this clause (b) shall not apply to, and no vote of the stockholders of the Corporation shall be required to authorize, the adoption, amendment or repeal of any provision of the Bylaws of the Corporation by the Board of Directors in accordance with the power conferred upon it pursuant to Section F of Article V of this Certificate;

          (c) the merger or consolidation of this Corporation with or into any other corporation; provided, however, that this clause (c) shall not apply to any merger or consolidation (i) as to which the laws of the State of Delaware, as then in effect, do not require the consent of this Corporation's stockholders, or (ii) which at least 75% of the members of the Board of Directors then in office have approved;

          (d) the sale, lease or exchange of all, or substantially all, of the property and assets of the Corporation; or

          (e)  the dissolution of the Corporation.

     All rights at any time conferred upon the stockholders of the Corporation pursuant to this Certificate are granted subject to the provisions of this
Article IX."

(vii) Upon the effectiveness of this Certificate of Amendment, (a) each share of the Class A Common Stock, par value $1.00 per share, of the Corporation that is issued and outstanding (including shares held in the treasury of the Corporation) shall be redesignated and changed, ipso facto and without any other action on the part of the stockholders thereof, into one share of Series A TCI Group Common Stock and (b) each share of Class B Common Stock, par value $1.00 per share, of the Corporation that is issued and outstanding (including shares held in the treasury of the Corporation) shall be redesignated and changed, ipso facto and without any other action on the part of the stockholders thereof, into one share of Series B TCI Group Common Stock.

     SECOND: That said amendments were duly adopted by the Board of Directors of the Corporation, and pursuant to resolution of the Board of Directors of the Corporation, the annual meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute and the Restated Certificate of Incorporation of the Corporation were voted in favor of said amendments.

     THIRD: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the undersigned has signed this Certificate of Amendment this 3rd day of August, 1995.

                                      TELE-COMMUNICATIONS, INC.

                                      By: BRENDON R. CLOUSTON
                                      Name: Brendon R. Clouston
                                      Title: Executive Vice President

ATTEST:

By: STEPHEN M. BRETT
Name: Stephen M. Brett
Title: Secretary

                               STATE OF DELAWARE
                       OFFICE OF THE SECRETARY OF STATE

                                _______________

I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF "TELE-COMMUNICATIONS, INC.", FILED IN THIS OFFICE ON THE THIRD DAY OF AUGUST, A.D. 1995, AT 12:46 O'CLOCK P.M.

A CERTIFIED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS FOR RECORDING.

                                                      EDWARD J. FREEL
                                                ---------------------------
                                             Edward J. Freel, Secretary of State

                                             AUTHENTICATION: 7596126

                                             DATE: 08-03-95

                                                           STATE OF DELAWARE
                                                           SECRETARY OF STATE
                                                        DIVISION OF CORPORATIONS
                                                       FILED 12:46 PM 08/03/1995
                                                          950175234 - 2371729

                           TELE-COMMUNICATIONS, INC.

                          CERTIFICATE OF DESIGNATION

                                _______________

                     SETTING FORTH A COPY OF A RESOLUTION
                     CREATING AND AUTHORIZING THE ISSUANCE
                   OF A SERIES OF PREFERRED STOCK DESIGNATED
           AS "CONVERTIBLE REDEEMABLE PARTICIPATING PREFERRED STOCK,
                  SERIES F" ADOPTED BY THE BOARD OF DIRECTORS
                         OF TELE-COMMUNICATIONS, INC.

                                _______________

     The undersigned Executive Vice President of Tele-Communications, Inc., a Delaware corporation (the "Corporation"), hereby certifies that the Board of Directors of the Corporation duly adopted the following resolutions creating a series of preferred stock designated as "Convertible Redeemable Participating Preferred Stock, Series F":

     BE IT RESOLVED, that pursuant to authority expressly granted by the provisions of Article IV, Section D of the Restated Certificate of Incorporation of the Corporation, the Board of Directors hereby creates and authorizes the issuance of a series of preferred stock, par value $.01 per share, of the Corporation, to consist of 500,000 shares, and hereby fixes the designations, dividend rights, voting powers, rights on liquidation, conversion rights, redemption rights and other preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions of the shares of such series (in addition to the designations, preferences and relative, participating, limitations or restrictions thereof set forth in the Restated Certificate of Incorporation that are applicable to preferred stock of all series) as follows:

     1. Designation. The designation of the series of preferred stock, par value $.01 per share, of the Corporation authorized hereby is "Convertible Redeemable Participating Preferred Stock, Series F" (the "Series F Preferred Stock").

     2. Certain Definitions. Unless the context otherwise requires, the terms defined in this paragraph 2 shall have, for all purposes, the meanings herein specified:

     "Average Quoted Price", when used with respect to the Series A TCI Group Common Stock, shall mean the average of the Quoted Prices of the Series A TCI Group Common Stock for the most recent period of five trading days on which shares of such series trade ending three Business Days prior to the Redemption Date, appropriately adjusted to take into account the actual occurrence, during the period following the first of such five trading days and ending on the Business Day immediately preceding such Redemption Date, of any event of a type described in paragraph 7. The "Quoted Price" of a share of Series A TCI Group Common Stock on any day means the last sale price (or, if no sale price is reported, the average of the high and low bid prices) of the Series A TCI Group Common Stock, on such day as reported on the National Association of Securities Dealers, Inc. Automated Quotation System, Inc. ("NASDAQ") or if the Series A TCI Group Common Stock is listed on an exchange, as reported in the composite transactions for the principal exchange on which such stock is listed.

     "Board of Directors" shall mean the Board of Directors of the Corporation and, unless the context indicates otherwise, shall also mean, to the extent permitted by law, any committee thereof authorized, with respect to any particular matter, to exercise the power of the Board of Directors of the Corporation with respect to such matter.

     "Business Day" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in Denver, Colorado are not required to be open.

     "capital stock" shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock.

     "Certificate" shall mean the Restated Certificate of Incorporation of the Corporation, as it may from time to time hereafter be amended or restated.

     "Class A Preferred Stock" shall mean the Class A Preferred Stock, par value $.01 per share, of the Corporation.

     "Class B Preferred Stock" shall mean the Class B 6% Cumulative Redeemable Exchangeable Junior Preferred Stock, par value $.01 per share, of the Corporation.

     "Conversion Rate" shall have the meaning ascribed to such term in paragraph 7(b) hereof.

     "Convertible Securities" shall mean securities, other than the Series B TCI Group Common Stock, that are convertible into or exchangeable for Series A TCI Group Common Stock; provided, however, that neither the Series A Liberty Media Group Common Stock nor the Series B Liberty Media Group Common Stock shall be deemed to be a Convertible Security by virtue of the Corporation's right to cause the outstanding shares of each such series of Liberty Media Group Common Stock to be converted into Series A TCI Group Common Stock and Series B TCI Group Common Stock, respectively, in accordance with paragraphs 2(c) or 5(b)(iii) of Section E of Article IV of the Certificate.

     "Cut-Off Date" shall have the meaning ascribed to such term in paragraph 7(a) hereof.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "Issue Date" shall mean the date on which shares of Series F Preferred Stock are first issued.

     "Junior Stock" shall mean (i) the TCI Group Common Stock, (ii) the Liberty Media Group Common Stock, (iii) the Class B Preferred Stock, (iv) any other class or series of capital stock, whether now existing or hereafter created, of the Corporation, other than (A) the Series F Preferred Stock, (B) any class or series of Parity Stock (except to the extent provided under clause (v) hereof) and (C) any Senior Stock, and (v) any class or series of Parity Stock to the extent that it ranks junior to the Series F Preferred Stock as to dividend rights, rights of redemption or rights on liquidation, as the case may be. For purposes of clause (v) above, a class or series of Parity Stock shall rank junior to the Series F Preferred Stock as to dividend rights, rights of redemption or rights on liquidation if the holders of shares of Series F Preferred Stock shall be entitled to dividend payments, payments on redemption or payments of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the holders of shares of such class or series.

     "Liberty Media Group Common Stock" shall mean, collectively, the Series A Liberty Media Group Common Stock and the Series B Liberty Media Group Common Stock.

     "Liquidation Preference" per share of Series F Preferred Stock shall be
$.01.

     "1933 Act" shall mean the Securities Act of 1933, as amended.

     "Officers' Certificate" shall mean a certificate signed by the Chairman of the Board or the President of the Corporation and by the Treasurer of the Corporation.

     "Opinion of Counsel" shall mean a written opinion from legal counsel selected by the Corporation. The counsel may be an employee of or counsel to the Corporation.

     "Original Stated Amount" of a share of Series F Preferred Stock means $24,875.

     "Parity Stock" shall mean any class or series of capital stock, whether now existing or hereafter created, of the Corporation ranking on a parity basis with the Series F Preferred Stock as to dividend rights, rights of redemption or rights on liquidation. Capital stock of any class or series shall rank on a parity as to dividend rights, rights of redemption or rights on liquidation with the Series F Preferred Stock, whether or not the dividend rates, dividend payment dates, redemption or liquidation prices per share or sinking fund or mandatory redemption provisions, if any, are different from those of the Series F Preferred Stock, if the holders of shares of such class or series shall be entitled to dividend payments, payments on redemption or payments of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in proportion to their respective accumulated and accrued and unpaid dividends, redemption prices or liquidation prices, respectively, without preference or priority, one over the other, as between the holders of shares of such class or series and the holders of Series F Preferred Stock. No class or series of capital stock that ranks junior to the Series F Preferred Stock as to rights on liquidation shall rank or be deemed to rank on a parity basis with the Series F Preferred Stock as to dividend rights or rights of redemption, unless the instrument creating or evidencing such class or series of capital stock otherwise expressly provides.

     "Participating Dividend" shall have the meaning ascribed to such term in paragraph 3(a) hereof.

     "Person" shall mean any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof, or other entity, whether acting in an individual, fiduciary or other capacity.

     "Redemption Date" as to any share of Series F Preferred Stock shall mean the date fixed for redemption of such share by the Board of Directors of the Corporation pursuant to paragraph 5(a); provided that no such date will be a Redemption Date unless the applicable Redemption Price is actually paid or deposited as provided in paragraph 5(d) hereof on such date.

     "Redemption Price" as to any share of Series F Preferred Stock which is to be redeemed on any Redemption Date shall mean the Stated Amount thereof on such Redemption Date.

     "Senior Stock" shall mean any class or series of capital stock, whether now existing or hereafter created, of the Corporation ranking prior to the Series F Preferred Stock as to dividend rights, rights of redemption or rights on liquidation. Capital stock of any class or series shall rank prior to the Series F Preferred Stock as to dividend rights, rights of redemption or rights on liquidation if the holders of shares of such class or series shall be entitled to dividend payments, payments on redemption or payments of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the holders of shares of Series F Preferred Stock. No class or series of capital stock that ranks on a parity basis with or junior to the Series F Preferred Stock as to rights on liquidation shall rank or be deemed to rank prior to the Series F Preferred Stock as to dividend rights or rights of redemption, notwithstanding that the dividend rate, dividend payment dates, sinking fund provisions, if any, or mandatory redemption provisions thereof are different from those of the Series F Preferred Stock, unless the instrument creating or evidencing such class or series of capital stock otherwise expressly provides.

     "Series A Liberty Media Group Common Stock" shall have the meaning ascribed to such term in Section E of Article IV of the Certificate.

     "Series A TCI Group Common Stock" shall mean the Series A TCI Group Common Stock, par value $1.00 per share, of the Corporation, which term shall include, where appropriate, in the case of any reclassification, recapitalization or other change in the Series A TCI Group Common Stock, or in the case of a consolidation or merger of the Corporation with or into another Person affecting the Series A TCI Group Common Stock, such capital stock to which a holder of Series A TCI Group Common Stock shall be entitled upon the occurrence of such event; provided, however, that with respect to any period prior to the date of filing of the amendment to the Certificate redesignating the Class A Common Stock, par value $1.00 per share, of the Corporation as "Series A

TCI Group Common Stock," such term shall be deemed to refer to the Class A Common Stock, par value $1.00 per share, of the Corporation.

     "Series B Liberty Media Group Common Stock" shall have the meaning ascribed to such term in Section E of Article IV of the Certificate.

     "Series B TCI Group Common Stock" shall mean the Series B TCI Group Common Stock, par value $1.00 per share, of the Corporation, which term shall include, where appropriate, in the case of any reclassification, recapitalization or other change in the Series B TCI Group Common Stock, or in the case of a consolidation or merger of the Corporation with or into another Person affecting the Series B TCI Group Common Stock, such capital stock to which a holder of Series B TCI Group Common Stock shall be entitled upon the occurrence of such event; provided, however, that with respect to any period prior to the date of filing of the amendment to the Certificate redesignating the Class B Common Stock, par value $1.00 per share, of the Corporation as "Series B TCI Group Common Stock," such term shall be deemed to refer to the Class B Common Stock, par value $1.00 per share, of the Corporation.

     "Stated Amount" per share of the Series F Preferred Stock as of any date in question (the "Determination Date") shall mean an amount equal to the sum of (a) the Original Stated Amount of such share, plus (b) an amount equal to all dividends which have been declared on the shares of Series F Preferred Stock (including, but not limited to, Participating Dividends) but which, as of the Determination Date, are unpaid. In connection with the determination of the Stated Amount of a share of Series F Preferred Stock upon redemption, the Determination Date shall be the applicable date of redemption.

     "Subsidiary" of any Person shall mean (i) a corporation a majority of the capital stock of which, having voting power under ordinary circumstances to elect directors, is at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person and (ii) any other Person (other than a corporation) in which such Person and/or one or more Subsidiaries of such Person, directly or indirectly, has (x) a majority ownership interest or (y) the power to elect or direct the election of a majority of the members of the governing body of such first-named Person.

     "TCI Group Common Stock" shall mean, collectively, the Series A TCI Group Common Stock and the Series B TCI Group Common Stock.

     "TCI Holder" shall mean the Corporation and each Subsidiary of the Corporation.

     3.   Dividends.

     (a) CASH DIVIDEND RIGHTS. Subject to the prior preferences and other rights of any Senior Stock and the provisions of paragraph 6 hereof, the holders of Series F Preferred Stock shall be entitled to receive cash dividends per share in an amount (the "Participating Dividend") equal to the product of (x) the amount of the cash dividend declared and to be paid on a single share of Series A TCI Group Common Stock (or any other security into which the Series F Preferred Stock is then convertible) and (y) the number of shares of Series A TCI Group Common Stock (or other security) into which a share of Series F Preferred Stock may be converted as of the date such dividend is paid. The Participating Dividends shall be the only dividends payable to holders of Series F Preferred Stock and such Participating Dividends shall be declared and paid only when, as and if a cash dividend is declared and paid upon the outstanding shares of Series A TCI Group Common Stock. Dividends or distributions on the Series A TCI Group Common Stock which are paid or made in securities, properties or other assets of the Corporation other than cash shall not constitute Participating Dividends and holders of Series F Preferred Stock shall have no rights with respect thereto, other than as may be provided in paragraph 7. Participating Dividends shall be payable prior and in preference to any dividend payments to the holders of any Junior Stock. Participating Dividends shall be payable to holders of record of shares of Series F Preferred Stock as of the record date for the determination of holders of Series A TCI Group Common Stock entitled to receive such dividend and shall be payable on the payment date established by the Corporation for the payment of such cash dividend to holders of Series A TCI Group Common Stock.

     (b) METHOD OF PAYMENT. All dividends payable with respect to the shares of Series F Preferred Stock shall be declared and

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paid in cash. All dividends paid with respect to the shares of Series F
Preferred Stock pursuant to this paragraph 3 shall be paid pro rata to all the holders of shares of Series F Preferred Stock outstanding on the applicable record date.

     4.   Distributions Upon Liquidation, Dissolution or Winding Up.

     Subject to the prior payment in full of the preferential amounts to which any Senior Stock is entitled, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Series F Preferred Stock shall be entitled to receive from the assets of the Corporation available for distribution to stockholders, before any payment or distribution shall be made to the holders of any Junior Stock, an amount in cash or property at its fair market value, as determined by the Board of Directors in good faith, or a combination thereof, per share, equal to the Liquidation Preference of a share of Series F Preferred Stock as of the date of payment or distribution, which payment or distribution shall be made pari passu with any such payment or distribution made to the holders of any Parity Stock ranking on a parity basis with the Series F Preferred Stock with respect to distributions upon liquidation, dissolution or winding up of the Corporation. Following the payment of all amounts owing to holders of each class or series of capital stock of the Corporation having a preference or priority over the TCI Group Common Stock as to distributions upon the liquidation, dissolution or winding up of the Corporation, then the holders of the Series F Preferred Stock shall be entitled to participate, with the holders of the TCI Group Common Stock, pro rata, based upon the number of shares of Series A TCI Group Common Stock into which the shares of Series F Preferred Stock are then convertible, as to any amounts remaining for distribution to the holders of TCI Group Common Stock upon the liquidation, dissolution or winding up of the Corporation. If, upon distribution of the Corporation's assets in liquidation, dissolution or winding up, the assets of the Corporation to be distributed among the holders of the Series F Preferred Stock and to all holders of any Parity Stock ranking on a parity basis with the Series F Preferred Stock with respect to distributions upon liquidation, dissolution or winding up shall be insufficient to permit payment in full to such holders of the respective preferential amounts to which they are entitled, then the entire assets of the Corporation to be distributed to holders of the Series F Preferred Stock and such Parity Stock shall be distributed pro rata to such holders based upon the aggregate of the full preferential amounts to which the shares of Series F Preferred Stock and such Parity Stock would otherwise respectively be entitled. Neither the consolidation or merger of the Corporation with or into any other corporation or corporations nor the sale, transfer or lease of all or substantially all of the assets of the Corporation shall itself be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this paragraph 4. Notice of the liquidation, dissolution or winding up of the Corporation shall be given, not less than 20 days prior to the date on which such liquidation, dissolution or winding up is expected to take place or become effective, to the holders of record of the shares of Series F Preferred Stock.

     5.   Redemption.

     (a) OPTIONAL REDEMPTION. Subject to the rights of any Senior Stock and the provisions of paragraph 6, the shares of Series F Preferred Stock may be redeemed, at the option of the Corporation by the action of the Board of Directors, in whole or from time to time in part, at the Redemption Price on any Redemption Date occurring on or after the thirtieth Business Day following the Issue Date. The Redemption Price shall be payable (except as provided in the last sentence of paragraph 5(c) hereof) only in shares of Series A TCI Group Common Stock. If less than all outstanding shares of Series F Preferred Stock are to be redeemed on any Redemption Date, the shares of Series F Preferred Stock to be redeemed shall be chosen pro rata among all holders of Series F Preferred Stock. The Corporation shall not be required to register a transfer of
(i) any shares of Series F Preferred Stock for a period of 15 days next preceding any selection of shares of Series F Preferred Stock to be redeemed or
(ii) any shares of Series F Preferred Stock selected or called for redemption.

     (b) NOTICE OF REDEMPTION. Notice of redemption shall be given by or on behalf of the Corporation, not more than 60 days nor less than 30 days prior to the Redemption Date, to the holders of record of the shares of Series F Preferred Stock to be redeemed; but no defect in such notice or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series F Preferred Stock. In addition to any information required by law or by the applicable rules of any national securities exchange or national interdealer quotation system on which the Series F Preferred Stock may be listed or admitted to trading or quoted, such notice shall set forth the Redemption Price, the Redemption Date, the number of shares to be redeemed, the portion of the Redemption Price, if any, which the Corporation has elected to pay through the issuance of Series A TCI Group Common Stock and the place at which the shares of Series F Preferred Stock called for redemption will, upon presentation and surrender of the stock certificates

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

evidencing such shares, be redeemed. In the event that fewer than the total number of shares of Series F Preferred Stock represented by a certificate are redeemed, a new certificate representing the number of unredeemed shares will be issued to the holder thereof without cost to such holder.

     (c) ISSUANCE OF SERIES A TCI GROUP COMMON STOCK. Subject to compliance with the conditions contained in this paragraph 5(c), the Corporation shall pay the Redemption Price of the shares of Series F Preferred Stock called for redemption by issuing to the holder thereof, in respect of its shares to be redeemed, a number of shares of Series A TCI Group Common Stock equal to the aggregate Redemption Price (or designated portion thereof) of such shares divided by the Average Quoted Price of a share of Series A TCI Group Common Stock. No fractional shares of Series A TCI Group Common Stock or scrip shall be issued upon such redemption. As to any final fraction of a share of Series A TCI Group Common Stock that would otherwise be issuable to a holder upon redemption of his shares of Series F Preferred Stock (determined on the basis of the total number of such holder's shares of Series F Preferred Stock in respect of which shares of Series A TCI Group Common Stock are issuable), the Corporation shall pay an amount in cash or by its check equal to the same fraction of the Average Quoted Price of a share of Series A TCI Group Common Stock.

     The Corporation's right to pay the Redemption Price of the shares of Series F Preferred Stock through the issuance of shares of Series A TCI Group Common Stock shall be conditioned upon: (i) the Corporation's having timely given a notice of redemption setting forth such election as provided in paragraph 5(b);
(ii) the Corporation's having obtained and filed, on or before the Redemption Date, at the office of the redemption agent for the Series F Preferred Stock (or with the books of the Corporation if there is no redemption agent) an Opinion of Counsel to the effect that (A) the shares of Series A TCI Group Common Stock to be issued upon such redemption have been duly authorized and, when issued and delivered in payment of the Redemption Price of the shares of Series F Preferred Stock to be redeemed, will be validly issued, fully paid and non-assessable and free from preemptive rights, (B) that the issuance and delivery of such shares of Series A TCI Group Common Stock upon such redemption of shares of Series F Preferred Stock will not violate the laws of the state of incorporation of the Corporation, and (C) unless at the time the Redemption Notice is given all shares of the Series F Preferred Stock are owned by one or more TCI Holders, that the issuance and delivery of the shares of Series A TCI Group Common Stock upon such redemption of shares of Series F Preferred Stock is exempt from the registration or qualification requirements of the 1933 Act and applicable state securities laws or, if no such exemption is available, that the shares of Series A TCI Group Common Stock to be issued have been duly registered or qualified under the 1933 Act and such applicable state securities laws; and (iii) the Corporation's having filed, on or before the Redemption Date, at the office of such redemption agent (or with the books of the Corporation if there is no redemption agent), an Officers' Certificate setting forth the number of shares of Series A TCI Group Common Stock to be issued in payment of the Redemption Price of each share of Series F Preferred Stock and the method of determining the same (consistent with the provisions hereof). If the foregoing conditions have not been satisfied prior to or on the Redemption Date, the Corporation shall pay the Redemption Price for the shares of Series F Preferred Stock to be redeemed in cash.

     (d) DEPOSIT OF REDEMPTION PRICE. If notice of any redemption by the Corporation pursuant to this paragraph 5 shall have been given as provided in paragraph 5(b) above, and if on or before the Redemption Date specified in such notice the Corporation shall have deposited with the redemption agent for the Series F Preferred Stock (or if there is no redemption agent, shall have set apart so as to be available for such purpose and only such purpose) shares of Series A TCI Group Common Stock sufficient to redeem in full on the Redemption Date at the Redemption Price all shares of Series F Preferred Stock called for redemption and provided that the conditions set forth in paragraph 5(c) have been satisfied, then effective as of the close of business on the Redemption Date, the shares of Series F Preferred Stock called for redemption, notwithstanding that any certificate therefor shall not have been surrendered for cancellation, shall no longer be deemed outstanding, and the holders thereof shall cease to be stockholders with respect to such shares, and all rights with respect to such shares shall forthwith cease and terminate, except the right of the holders thereof to receive the Series A TCI Group Common Stock (or cash, as applicable) issuable (or payable) in payment of the Redemption Price of such shares, without interest, upon the surrender of certificates representing the same.

     (e) STATUS OF REDEEMED SHARES. All shares of Series F Preferred Stock redeemed, exchanged, purchased or otherwise acquired by the Corporation shall be retired and shall be restored to the status of authorized and unissued shares of Series Preferred Stock (and may be reissued as part of another series of the preferred stock of the Corporation, but such shares shall not be reissued as Series F Preferred Stock).

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

     6.   Limitations on Dividends and Redemptions.

     If at any time the Corporation shall have declared a dividend on the Series F Preferred Stock and failed to pay or set aside consideration sufficient to pay such dividend, or if the Corporation declares a cash dividend on the shares of Series A TCI Group Common Stock and fails to pay or set aside the Participating Dividend required to be paid to the holders of the Series F Preferred Stock, then (i) the Corporation shall not declare or pay any dividend on or make any distribution with respect to any Parity Stock or Junior Stock or set aside any money or assets for any such purpose until such dividend payable to the holders of Series F Preferred Stock has been paid or consideration sufficient to pay such dividend has been set aside for such purpose, and (ii) neither the Corporation nor any Subsidiary thereof shall redeem, exchange, purchase or otherwise acquire any shares of Series F Preferred Stock, Parity Stock or Junior Stock, or set aside any money or assets for any such purpose, pursuant to paragraph 5 hereof, a sinking fund or otherwise, unless all then outstanding shares of any class or series of Parity Stock that by the terms of the instrument creating or evidencing such Parity Stock is required to be redeemed under such circumstances are redeemed or exchanged pursuant to the terms hereof and thereof.

     If the Corporation shall fail to redeem on any date fixed for redemption or exchange pursuant to paragraph 5 hereof any shares of Series F Preferred Stock called for redemption on such date, and until such shares are redeemed in full, the Corporation shall not redeem or exchange any Parity Stock or Junior Stock or declare or pay any dividend on or make any distribution with respect to any Junior Stock, or set aside any money or assets for any such purpose, and neither the Corporation nor any Subsidiary thereof shall purchase or otherwise acquire any Series F Preferred Stock, Parity Stock or Junior Stock, or set aside any money or assets for any such purpose.

     Neither the Corporation nor any Subsidiary thereof shall redeem, exchange, purchase or otherwise acquire any Parity Stock or Junior Stock, or set aside any money or assets for any such purpose, if after giving effect to such redemption, exchange, purchase or other acquisition, the amount (as determined by the Board of Directors in good faith) that would be available for distribution to the holders of the Series F Preferred Stock upon liquidation, dissolution or winding up of the Corporation if such liquidation, dissolution or winding up were to occur on the date fixed for such redemption, exchange, purchase or other acquisition of such Parity Stock or Junior Stock would be less than the aggregate Liquidation Preference as of such date of all shares of Series F Preferred Stock then outstanding.

     Nothing contained in this paragraph 6 shall prevent (i) the payment of dividends on any Junior Stock solely in shares of Junior Stock or the redemption, purchase or other acquisition of Junior Stock solely in exchange for (together with a cash adjustment for fractional shares, if any) shares of Junior Stock, or (ii) the payment of dividends on any Parity Stock solely in shares of Parity Stock and/or Junior Stock or the redemption, exchange, purchase or other acquisition of Parity Stock solely in exchange for (together with a cash adjustment for fractional shares, if any), or through the application of the proceeds from the sale of, shares of Parity Stock and/or Junior Stock.

     All provisions of this paragraph 6 are for the sole benefit of the holders of Series F Preferred Stock and accordingly, if the holders of shares of Series F Preferred Stock shall have waived (as provided in paragraph 9) in whole or in part the benefit of the applicable provisions, either generally or in the specific instance, such provision shall not (to the extent of such waiver, in the case of a partial waiver) restrict the redemption, exchange, purchase or other acquisition of, or declaration, payment or making of any dividends or distributions on the Series F Preferred Stock, any Parity Stock or any Junior Stock.

     7.   Conversion.

     (a) Unless previously called for redemption as provided in Section 5 hereof, shares of Series F Preferred Stock shall be convertible, at the option of the holder thereof, at any time in such manner and upon such terms and conditions as hereinafter provided in this paragraph 7, into fully paid and non-assessable full shares of Series A TCI Group Common Stock. No shares of Series A TCI Group Common Stock shall be issued in respect of the conversion of the Series F Preferred Stock after the fifteenth Business Day (the "Cut-off Date") preceding the date fixed for redemption; provided that the conversion of shares surrendered for conversion in accordance with this paragraph 7 after the Cut-off Date shall be given effect as of the date of such surrender if the

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Redemption Price to be paid, or to be irrevocably set apart in trust for the benefit of the holders of shares to be so redeemed, has not been paid or so set apart on or before such date fixed for redemption. In case cash, securities or property other than Series A TCI Group Common Stock shall be payable, deliverable or issuable upon conversion as provided herein, then all references to Series A TCI Group Common Stock in this paragraph 7 shall be deemed to apply, so far as appropriate and as nearly as may be, to such cash, property or other securities

     (b) Subject to the provisions for adjustment hereinafter set forth in this paragraph 7, the Series F Preferred Stock may be converted into Series A TCI Group Common Stock at the initial conversion rate of 1,000 fully paid and non-assessable shares of Series A TCI Group Common Stock for one share of the Series F Preferred Stock. (This conversion rate as from time to time adjusted cumulatively pursuant to the provisions of this paragraph is hereinafter referred to as the "Conversion Rate").

     (c) In case after the Issue Date the Corporation shall (i) pay a dividend or make a distribution on its outstanding shares of Series A TCI Group Common Stock in shares of Series A TCI Group Common Stock, (ii) subdivide the then outstanding shares of Series A TCI Group Common Stock into a greater number of shares of Series A TCI Group Common Stock, (iii) combine the then outstanding shares of Series A TCI Group Common Stock into a smaller number of shares of Series A TCI Group Common Stock, or (iv) issue by reclassification of its shares of Series A TCI Group Common Stock any shares of any other class of capital stock of the Corporation (including any such reclassification in connection with a merger in which the Corporation is the continuing corporation), then the Conversion Rate in effect immediately prior to the opening of business on the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted so that the holder of each share of Series F Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Series A TCI Group Common Stock (and the number and kind of other securities) that such holder would have owned or been entitled to receive immediately following such action had such shares of Series F Preferred Stock been converted immediately prior to such time. An adjustment made pursuant to this paragraph 7(c) for a dividend or distribution shall become effective immediately after the record date for the dividend or distribution and an adjustment made pursuant to this paragraph 7(c) for a subdivision, combination or reclassification shall become effective immediately after the effective date of the subdivision, combination or reclassification. Such adjustment shall be made successively whenever any action listed above shall be taken.

     (d) In case the Corporation shall after the Issue Date issue any rights or warrants to all holders of shares of Series A TCI Group Common Stock entitling them (for a period expiring within 45 days after the record date for the determination of stockholders entitled to receive such rights or warrants) to subscribe for or purchase shares of Series A TCI Group Common Stock (or Convertible Securities) at a price per share of Series A TCI Group Common Stock (or having an initial exercise price or conversion price per share of Series A TCI Group Common Stock) less than the then current market price per share of Series A TCI Group Common Stock (as determined in accordance with the provisions of paragraph 7(f) below) on such record date, the number of shares of Series A TCI Group Common Stock into which each share of Series F Preferred Stock shall thereafter be convertible shall be determined by multiplying the number of shares of Series A TCI Group Common Stock into which such share of Series F Preferred Stock was theretofore convertible immediately prior to such record date by a fraction of which the numerator shall be the number of shares of Series A TCI Group Common Stock outstanding on such record date plus the number of additional shares of Series A TCI Group Common Stock offered for subscription or purchase (or into which the Convertible Securities so offered are initially convertible) and of which the denominator shall be the number of shares of Series A TCI Group Common Stock outstanding on such record date plus the number of shares of Series A TCI Group Common Stock which the aggregate offering price of the total number of shares of Series A TCI Group Common Stock so offered (or the aggregate initial conversion or exercise price of the Convertible Securities so offered) would purchase at the then current market price per share of Series A TCI Group Common Stock (as determined in accordance with the provisions of paragraph 7(f) below) on such record date. Such adjustment shall be made successively whenever any such rights or warrants are issued and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights or warrants. In the event that all of the shares of Series A TCI Group Common Stock (or all of the Convertible Securities) subject to such rights or warrants have not been issued when such rights or warrants expire (or, in the case of rights or warrants to purchase Convertible Securities which have been exercised, all of the shares of Series A TCI Group Common Stock issuable upon conversion of such Convertible Securities have not been issued prior to the expiration of the conversion right thereof), then the Conversion Rate shall be readjusted retroactively to be the Conversion Rate which would then be in effect had the adjustment upon the issuance of such rights or warrants been made on the basis of the actual number of shares of Series A TCI Group Common Stock (or Convertible Securities) issued upon the exercise of such rights or warrants (or the conversion of such Convertible

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

Securities); but such subsequent adjustment shall not affect the number of shares of Series A TCI Group Common Stock issued upon the conversion of any share of Series F Preferred Stock prior to the date such subsequent adjustment is made.

     (e) In case the Corporation shall distribute after the Issue Date to all holders of shares of Series A TCI Group Common Stock (including any such distribution made in connection with a merger in which the Corporation is the continuing corporation, other than a merger to which paragraph 7(g) is applicable) any securities, evidences of its indebtedness or assets (other than cash dividends or Series A TCI Group Common Stock in respect of which an adjustment is made pursuant to paragraph 7(c) hereof) or rights or warrants to purchase shares of Series A TCI Group Common Stock or securities convertible into shares of Series A TCI Group Common Stock (excluding those referred to in paragraph 7(d) above), then in each such case the number of shares of Series A TCI Group Common Stock into which each share of Series F Preferred Stock shall thereafter be convertible shall be determined by multiplying the number of shares of Series A TCI Group Common Stock into which such share was theretofore convertible immediately prior to the record date for the determination of stockholders entitled to receive the distribution by a fraction of which the numerator shall be the then current market price per share of Series A TCI Group Common Stock (as determined in accordance with the provisions of paragraph 7(f) below) on such record date and of which the denominator shall be such current market price per share of Series A TCI Group Common Stock less the fair market value on such record date (as determined by the Board of Directors of the Corporation, whose determination shall be conclusive) of the portion of the securities, assets or evidences of indebtedness or rights or warrants so to be distributed applicable to one share of Series A TCI Group Common Stock. Such adjustment shall be made successively whenever any such distribution is made and shall become effective immediately after the record date for the determination of stockholders entitled to receive such distribution.

     (f) For the purpose of any computation under paragraph 7(d), (e) or (k), the current market price per share of Series A TCI Group Common Stock at any date shall be deemed to be the average of the daily closing prices for a share of Series A TCI Group Common Stock for the ten (10) consecutive trading days before the day in question, appropriately adjusted to take into account the actual occurrence during such period of any of the events specified in paragraph 7(c) hereof. The closing price for each day shall be the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the composite tape, or if the shares of Series A TCI Group Common Stock are not quoted on the composite tape, on the principal United States securities exchange registered under the Exchange Act on which the shares of Series A TCI Group Common Stock are listed or admitted to trading, or if they are not listed or admitted to trading on any such exchange, the last reported sale price (or the average of the quoted closing bid and asked prices if there were no reported sales) as reported by NASDAQ or any comparable system, or if the Series A TCI Group Common Stock is not quoted on NASDAQ or any comparable system, the average of the closing bid and asked prices as furnished by any member of the National Association of Securities Dealers, Inc. selected from time to time by the Corporation for that purpose or, in the absence of such quotations, such other method of determining market value as the Board of Directors shall from time to time deem to be fair. With respect to any calculation of the current market price per share of Series A TCI Group Common Stock relating to any period prior to the redesignation of the Corporation's Class A Common Stock, par value $1.00 per share, into Series A TCI Group Common Stock, such current market price shall be calculated based upon the closing price of a share of such Class A Common Stock of the Corporation for periods prior to such redesignation.

     (g) In case of any reclassification or change in the Series A TCI Group Common Stock (other than any reclassification or change referred to in paragraph 7(c) and other than a change in par value) or in case of any consolidation of the Corporation with any other corporation or any merger of the Corporation into another corporation or of another corporation into the Corporation (other than a merger in which the Corporation is the continuing corporation and which does not result in any reclassification or change (other than a change in par value or any reclassification or change to which paragraph 7(c) is applicable) in the outstanding Series A TCI Group Common Stock), or in case of any sale or transfer to another corporation or entity (other than by mortgage or pledge) of all or substantially all of the properties and assets of the Corporation, in any such case after the Issue Date, the Corporation (or its successor in such consolidation or merger) or the purchaser of such properties and assets shall make appropriate provision so that the holder of a share of Series F Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property that such holder would have owned immediately after such reclassification, change, consolidation, merger, sale or transfer if such holder had converted such share of Series F Preferred Stock into Series A TCI Group Common Stock immediately prior to the effective date of such reclassification, change, consolidation, merger, sale or transfer (assuming for this purpose (to the extent applicable) that such holder failed to exercise any rights of election and received per share of Series A TCI

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

Group Common Stock the kind and amount of shares of stock and other securities and property received per share by a plurality of the non-electing shares), and the holders of the Series F Preferred Stock shall have no other conversion rights under these provisions; provided, that effective provision shall be made, in the Articles or Certificate of Incorporation of the resulting or surviving corporation or otherwise or in any contracts of sale or transfer, so that the provisions set forth herein for the protection of the conversion rights of the Series F Preferred Stock shall thereafter be made applicable, as nearly as reasonably may be practicable, to any such other shares of stock and other securities and property deliverable upon conversion of the Series F Preferred Stock remaining outstanding or other convertible preferred stock or other Convertible Securities received by the holders of Series F Preferred Stock in place thereof; and provided, further, that any such resulting or surviving corporation or purchaser shall expressly assume the obligation to deliver, upon the exercise of the conversion privilege, such shares, securities or property as the holders of the Series F Preferred Stock remaining outstanding, or other convertible preferred stock or other convertible securities received by the holders in place thereof, shall be entitled to receive pursuant to the provisions hereof, and to make provisions for the protection of the conversion rights as above provided.

     (h) Whenever the Conversion Rate or the conversion privilege shall be adjusted as provided in paragraphs 7(c), (d), (e) or (g), the Corporation shall promptly cause a notice to be mailed to the holders of record of the Series F Preferred Stock describing the nature of the event requiring such adjustment, the Conversion Rate in effect immediately thereafter and the kind and amount of stock or other securities or property into which the Series F Preferred Stock shall be convertible after such event. Where appropriate, such notice may be given in advance and included as a part of a notice required to be mailed under the provisions of paragraph 7(j).

     (i) The Corporation may, but shall not be required to, make any adjustment of the Conversion Rate if such adjustment would require an increase or decrease of less than 1% in such Conversion Rate; provided, however, that any adjustments which by reason of this paragraph 7(i) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this paragraph 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. In any case in which this paragraph 7(i) shall require that an adjustment shall become effective immediately after a record date for such event, the Corporation may defer until the occurrence of such event (x) issuing to the holder of any shares of Series F Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Series A TCI Group Common Stock or other capital stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of Series A TCI Group Common Stock or other capital stock issuable upon such conversion before giving effect to such adjustment and (y) paying to such holder cash in lieu of any fractional interest to which such holder is entitled pursuant to paragraph 7(n); provided, however, that, if requested by such holder, the Corporation shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares of Series A TCI Group Common Stock or other capital stock, and such cash, upon the occurrence of the event requiring such adjustment.

     (j)  In case at any time:

          (i) the Corporation shall take any action which would require an adjustment in the Conversion Rate pursuant to this paragraph;

          (ii) there shall be any capital reorganization or reclassification of the Series A TCI Group Common Stock (other than a change in par value), or any consolidation or merger to which the Corporation is a party and for which approval of any shareholders of the Corporation is required, or any sale, transfer or lease of all or substantially all of the properties and assets of the Corporation; or

          (iii) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, in any such event, the Corporation shall give written notice, in the manner provided in herein, to the holders of the Series F Preferred Stock at their respective addresses as the same appear on the books of the Corporation, at least twenty days (or ten days in the case of a recommended tender offer as specified in clause (ii) above) prior to any record date for such action, dividend or distribution or the date as of which it is expected that holders of Series A TCI Group Common Stock of record shall be entitled to exchange their shares of Series A TCI Group Common Stock for securities or other property, if any, deliverable upon such reorganization, reclassification, consolidation, merger, sale, transfer, lease, dissolution, liquidation or winding up; provided, however, that any notice required by any event described in clause (ii) of this paragraph 7(j) shall be given in the manner and at the time that such notice is given to the holders of Series A TCI Group Common Stock. Without limiting the obligations of the Corporation to

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

provide notice of corporate actions hereunder, the failure to give the notice required by this paragraph 7(j) or any defect therein shall not affect the legality or validity of any such corporate action of the Corporation or the vote upon such action.

     (k) Each share of Series F Preferred Stock that ceases to be owned, of record and beneficially, by a TCI Holder will automatically be converted without action by the holder thereof into shares of Series A TCI Group Common Stock at the then applicable Conversion Rate; such conversion shall be deemed effective immediately prior to the transfer or other event resulting in such shares of Series F Preferred Stock ceasing to be held of record and beneficially by a TCI Holder. A pledge or other grant of a security interest in shares of Series F Preferred Stock shall not be deemed to constitute a direct or indirect transfer of such shares or another event causing such automatic conversion until such time as the pledgee or other holder of a security interest initiates any action for the purpose of exercising on such pledge or security interest or foreclosing upon the pledged securities, and from and after the time of such transfer or other event such shares of Series F Preferred Stock will be deemed to represent only the right to receive the number of shares of Series A TCI Group Common Stock issuable upon such conversion.

     (l) Before any holder of Series F Preferred Stock shall be entitled to convert the same into Series A TCI Group Common Stock, such holder shall surrender the certificate or certificates for such Series F Preferred Stock at the office of the Corporation or at the office of the transfer agent for the Series F Preferred Stock, which certificate or certificates, if the Corporation shall so request, shall be duly endorsed to the Corporation or in blank or accompanied by proper instruments of transfer to the Corporation or in blank (such endorsements or instruments of transfer to be in form satisfactory to the Corporation), and shall give written notice to the Corporation at said office that such holder elects to convert all or a part of the shares represented by said certificate or certificates in accordance with the terms of this paragraph 7 (except that no such written notice shall be necessary in the event of an automatic conversion pursuant to paragraph 7(k) hereof), and shall state in writing therein the name or names in which such holder wishes the certificates for Series A TCI Group Common Stock to be issued. Every such notice of election to convert shall constitute a contract between the holder of such Series F Preferred Stock and the Corporation, whereby the holder of such Series F Preferred Stock shall be deemed to subscribe for the amount of Series A TCI Group Common Stock which such holder shall be entitled to receive upon conversion of the number of shares of Series F Preferred Stock to be converted, and, in satisfaction of such subscription, to deposit the shares of Series F Preferred Stock to be converted, and thereby the Corporation shall be deemed to agree that the surrender of the shares of Series F Preferred Stock to be converted shall constitute full payment of such subscription for Series A TCI Group Common Stock to be issued upon such conversion. The Corporation will as soon as practicable after such deposit of a certificate or certificates for Series F Preferred Stock, accompanied by the written notice and the statement above prescribed, issue and deliver at the office of the Corporation or of said transfer agent to the Person for whose account such Series F Preferred Stock was so surrendered, or to his nominee(s) or, subject to compliance with applicable law, transferee(s), a certificate or certificates for the number of full shares of Series A TCI Group Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share as hereinafter provided. If surrendered certificates for Series F Preferred Stock are converted only in part, the Corporation will issue and deliver to the holder, or to his nominee(s), without charge therefor, a new certificate or certificates representing the aggregate of the unconverted shares. Such conversion shall be deemed to have been made as of the date of such surrender of the Series F Preferred Stock to be converted or, in the case of an automatic conversion pursuant to paragraph 7(k) hereof, as of the date of the transfer or other event resulting in such automatic conversion, and the Person or Persons entitled to receive the Series A TCI Group Common Stock issuable upon conversion of such Series F Preferred Stock shall be treated for all purposes as the record holder or holders of such Series A TCI Group Common Stock on such date.

     Upon the conversion of any share, the Corporation shall pay, to the holder of record of such share of Series F Preferred Stock, dividends on such share which have been declared but have not been paid as of the date of the surrender of such share for conversion or the date such automatic conversion shall have been deemed to take place. Such payment shall be made in cash or, at the election of the Corporation, the issuance of certificates representing such number of shares of Series A TCI Group Common Stock as have an aggregate current market price (as determined in accordance with paragraph 7(f)) on the date of issuance equal to the amount of such unpaid dividends. Upon the making of such payment to the Person entitled thereto as determined pursuant to the first sentence of this paragraph, no further dividends shall accrue on such share or be payable to any other Person.

     The issuance of certificates for shares of Series A TCI Group Common Stock upon conversion of shares of Series F Preferred Stock shall be made without charge for any issue, stamp or other similar tax in respect of such issuance; provided, however, if any such certificate is to be issued in a name other than that of the registered holder of the share or shares of Series F Preferred Stock converted, the Person or Persons requesting the issuance thereof shall pay to the Corporation the amount of any such tax which may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid.

     The Corporation shall not be required to convert any shares of Series F Preferred Stock, and no surrender of Series F Preferred Stock shall be effective for that purpose, while the stock transfer books of the Corporation are closed for any purpose; but the surrender of Series F Preferred Stock for conversion during any period while such books are so closed shall become effective for conversion immediately upon the reopening of such books, as if the conversion had been made on the date such Series F Preferred Stock was surrendered.

     (m) The Corporation shall reserve and keep available at all times thereafter, solely for the purpose of issuance upon conversion of the outstanding shares of Series F Preferred Stock, such number of shares of Series A TCI Group Common Stock as shall be issuable upon the conversion of all outstanding shares of Series F Preferred Stock, provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the conversion of the outstanding shares of Series F Preferred Stock by delivery of shares of Series A TCI Group Common Stock which are held in the treasury of the Corporation. The Corporation shall take all such corporate and other actions as from time to time may be necessary to insure that all shares of Series A TCI Group Common Stock issuable upon conversion of shares of Series F Preferred Stock at the Conversion Rate in effect from time to time will, upon issue, be duly and validly authorized and issued, fully paid and nonassessable and free of any preemptive or similar rights, and will be free and clear of any liens, claims, charges or other encumbrances, except those created by the holder of the shares of Series F Preferred Stock being converted or the Person entitled to receive the shares of Series A TCI Group Common Stock issuable upon such conversion.

     (n) All shares of Series F Preferred Stock received by the Corporation upon conversion thereof into Series A TCI Group Common Stock shall be retired and shall be restored to the status of authorized and unissued shares of Series F Preferred Stock (and may be reissued as part of another series of the Preferred Stock of the Corporation), but such shares shall not be reissued as shares of Series F Preferred Stock.

     (o) The Corporation shall not be required to issue fractional shares of Series A TCI Group Common Stock or scrip upon conversion of the Series F Preferred Stock. As to any final fraction of a share of Series A TCI Group Common Stock which a holder of one or more Shares would otherwise be entitled to receive upon conversion of such Shares in the same transaction, the Corporation shall pay a cash adjustment in respect of such final fraction in an amount equal to the same fraction of the market value of a full share of Series A TCI Group Common Stock. For purposes of this paragraph 7(o), the market value of a share of Series A TCI Group Common Stock shall be the last reported sale price regular way on the business day immediately preceding the date of conversion, or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way on such day, in either case on the composite tape, or if the shares of Series A TCI Group Common Stock are not quoted on the composite tape, on the principal United States securities exchange registered under the Exchange Act on which the shares of Series A TCI Group Common Stock are listed or admitted to trading, or if the shares of Series A TCI Group Common Stock are not listed or admitted to trading on any such exchange, the last reported sale price (or the average of the quoted last reported bid and asked prices if there were no reported sales) as reported by NASDAQ or any comparable system, or if the Series A TCI Group Common Stock is not quoted on NASDAQ or any comparable system, the average of the closing bid and asked prices as furnished by any member of the National Association of Securities Dealers, Inc. selected from time to time by the Corporation for that purpose or, in the absence of such quotations, such other method of determining market value as the Board of Directors shall from time to time deem to be fair.

     8.   Voting.

     (a) VOTING RIGHTS. The holders of Series F Preferred Stock shall have no voting rights whatsoever, except as required by law and except for the voting rights described in this paragraph 8. Without limiting the generality of the foregoing, no vote or consent of the holders of Series F Preferred Stock shall be required for (a) the creation of any indebtedness of any kind of the Corporation, (b) the creation or designation of any class or series of Senior Stock, Parity Stock or Junior Stock, or (c) any amendment to the Certificate that would increase the number of authorized shares of Preferred Stock or the number of authorized shares of Series F Preferred Stock or that would decrease the number of authorized shares of Preferred Stock or the number of authorized shares of Series F Preferred

Stock (but not below the number of shares of Preferred Stock or Series F Preferred Stock, as the case may be, then outstanding).

     (b) ELECTION OF DIRECTORS. The holders of the Series F Preferred Stock will have the right to vote at any annual or special meeting of stockholders for the purpose of electing directors. Each share of Series F Preferred Stock shall have one vote for such purpose, and the holders of such shares shall vote as a single class with any other class or series of capital stock of the Corporation entitled to vote in any general election of directors, unless the instrument creating or evidencing such other class or series of capital stock otherwise expressly provides.

     9.   Waiver.

     Any provision which, for the benefit of the holders of Series F Preferred Stock, prohibits, limits or restricts actions by the Corporation, or imposes obligations on the Corporation, may be waived in whole or in part, or the application of all or any part of such provision in any particular circumstance or generally may be waived, in each case with the consent in writing of the holders of at least a majority of the number of shares of Series F Preferred Stock then outstanding (or such greater percentage thereof as may be required by applicable law or any applicable rules of any national securities exchange or national interdealer quotation system); provided, however, that no such waiver shall be binding or be otherwise effective against any holder of shares of Series F Preferred Stock which does not execute a written consent to such waiver.

     10.  Method of Giving Notices.

     Any notice required or permitted hereby to be given to the holders of shares of Series F Preferred Stock shall be deemed duly given if deposited in the United States mail, first class mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation or supplied by him in writing to the Corporation for the purpose of such notice.

     11.  Exclusion of Other Rights.

     Except as may otherwise be required by law and except for the equitable rights and remedies which may otherwise be available to holders of Series F Preferred Stock, the shares of Series F Preferred Stock shall not have any designations, preferences, limitations or relative rights other than those specifically set forth herein.

     12.  Heading of Subdivisions.

     The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

     FURTHER RESOLVED, that the appropriate officers of the Corporation are hereby authorized to execute and acknowledge a certificate setting forth these resolutions and to cause such certificate to be filed and recorded, in accordance with the requirements of Section 151(g) of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the undersigned, duly authorized officer has executed this certificate on this 3rd day of August, 1995.

                                                 By: BRENDON R. CLOUSTON
                                                 Name: Brendon R. Clouston
                                                 Title: Executive Vice President

Attest: STEPHEN M. BRETT
        Name: Stephen M. Brett
        Title: Secretary

                               State of Delaware
                                                                          PAGE 1

                       OFFICE OF THE SECRETARY OF STATE

                         ____________________________

     I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF "TELE-COMMUNICATIONS, INC.", FILED IN THIS OFFICE ON THE TWENTY-FIFTH DAY OF JANUARY, A.D. 1996, AT 3:00 O'CLOCK P.M.

     A CERTIFIED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OR DEEDS FOR RECORDING.

                                     [SEAL]
                                                     /s/ EDWARD J. FREEL
                                                 ----------------------------
                                             Edward J. Freel, Secretary of State

                                             AUTHENTICATION:


2371729 8100                                                      DATE:  7804651

960024220                                                               01-25-96

                                                           STATE OF DELAWARE
                                                          SECRETARY OF STATE
                                                       DIVISION OF CORPORATIONS
                                                       FILED 03:00 PM 01/25/1996
                                                          960024220 - 2371729

                           TELE-COMMUNICATIONS, INC.

                          CERTIFICATE OF DESIGNATIONS

                                _______________

                      SETTING FORTH A COPY OF RESOLUTION
                     CREATING AND AUTHORIZING THE ISSUANCE
                 OF A SERIES OF PREFERRED STOCK DESIGNATED AS
         "REDEEMABLE CONVERTIBLE TCI GROUP PREFERRED STOCK, SERIES G"
                       ADOPTED BY THE BOARD OF DIRECTORS
                         OF TELE-COMMUNICATIONS, INC.

                                _______________

     The undersigned, an executive Vice President of TELE-COMMUNICATIONS, INC., a Delaware corporation (the "Company"), HEREBY CERTIFIES that the Board of Directors of the Company on DECEMBER 13, 1995, duly adopted the following resolutions creating a new series of the Company's Series Preferred Stock:

     "BE IT RESOLVED, that pursuant to authority expressly granted by the provisions of Article IV, Section D of the Restated Certificate of Incorporation of the Company, the Board of Directors hereby creates and authorizes the issuance of a new series of the Company's Series Preferred Stock, par value $.01 per share (Series Preferred Stock"), and hereby fixes the powers, designations, dividend rights, voting powers, rights on liquidation, conversion rights, redemption rights and other preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions of the shares of such series (in addition to the powers, designations, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof set forth in the Restated Certificate of Incorporation that are applicable to each class and series of the Company's preferred stock, par value $.01 per share ("Preferred Stock")) as follows:

     1. Designation Number of Shares. The designation of the series of Series Preferred Stock, par value $.01 per share, of the Company created hereby shall be "Redeemable Convertible TCI Group Preferred Stock, Series G" ("Series G Preferred Stock"). The designated number of shares of Series G Preferred Stock shall be 7,259,380. Each share of Series G Preferred Stock shall have a stated value of $21.60 ("Stated Value").

     Any shares of Series G Preferred Stock redeemed, converted or otherwise acquired by the Company shall be retired, shall not be reissued as shares of Series G Preferred Stock and shall resume the status of authorized and unissued shares of Series Preferred Stock, without designation as to series, until such shares are once more designated as part of a particular series of Series Preferred Stock by the Board of Directors.

     2. Certain Definitions. Unless the context otherwise requires, the terms defined in this paragraph 2 shall have, for all purposes of this Certificate of Designations, the meanings herein specified:

     "Anniversary Date" shall mean JANUARY 25, 1997.

     "Average Market Price" as of any Record Date or Special Record Date for a dividend payment declared by the Board of Directors shall mean the average of the daily Closing Prices of the Series A TCI Group Common Stock for the period of ten (10) consecutive

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

trading days ending on the tenth trading day prior to such Record date or Special Record Date, appropriately adjusted in such manner as the Board of Directors in good faith deems appropriate to take into account any stock dividend on the Series A TCI Group Common Stock, or any subdivision, combination or reclassification of the Series A TCI Group Common Stock that occurs, or the Ex-Dividend date for which occurs, during the period following the first trading day in such ten-trading day period and ending on the last full trading day immediately preceding the Dividend Payment Date or other date fixed for the payment of dividends to which such Record Date or Special Record Date relates.

     "Board of Directors" shall mean the Board of Directors of the Company, and, unless the context indicates otherwise, shall also mean, to the extent permitted by law, any committee thereof authorized, with respect to any particular matter, to exercise the power of the Board of Directors of the Company with respect to such matter.

     "Business Day" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in The City of New York, New York are not required to be open.

     "capital stock" shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock.

     "Class B Preferred Stock" shall mean the Class B 6% Cumulative Redeemable Exchangeable Junior Preferred Stock, par value $.01 per share, of the Company.

     "Closing Price" of a share of Series A TCI Group Common Stock or of a share of Series A Liberty Media Group Common Stock, or of a share of any other class or series of capital stock of the Company into which the Series G Preferred Stock may hereafter become convertible pursuant to paragraph 7, on any day shall mean the last reported per share sale price (or, if no sale price is reported, the average of the high and low bid prices) of the Series A TCI Group Common Stock, the Series A Liberty Media Group Common Stock or such capital stock, as the case may be, on such day on the Nasdaq Sock Market or as quoted by the National Quotation Bureau Incorporated or, if the Series A TCI Group Common Stock, the Series A Liberty Media Group Common Stock or such capital stock, as applicable, is listed on an exchange, on the principal exchange on which the Series A TCI Group Common Stock, the Series A Liberty Media Group Common Stock or such capital stock, as the case may be, is listed. In the event that no such quotation is available for any day, the Board of Directors shall be entitled to determine the Closing Price on the basis of such quotations as it in good faith considers appropriate.

     "Contingency" shall have the meaning set forth in paragraph 3(a).

     "Conversion Date" of a share of Series G Preferred Stock shall mean the date on which the requirements for conversion of such share set forth in paragraph 7(b) of this Certificate of designations have been satisfied by the holder thereof.

     "Conversion Rate" shall mean the kind and amount of securities, assets or other property that as of any date are issuable or deliverable upon conversion of a share of Series G Preferred Stock. The Conversion Rate of a share of Series G Preferred Stock shall initially be 1.05 shares of Series A TCI Group Common Stock for each share of Series G Preferred Stock, subject to adjustment as set forth in paragraph 7 of this Certificate of Designations. In the event that pursuant to paragraph 7 the Series G Preferred Stock becomes convertible into more than one class or series of capital stock of the Company, the term Conversion Rate, when used with respect to any such class or series, shall mean the number or fraction of shares or other units of such capital stock that as of any date would be issued upon conversion of a share of Series G Preferred Stock.

     "Convertible Securities" shall mean any or all options, warrants, securities and rights which are convertible into or exercisable or exchangeable for Series A TCI Group Common Stock at the option of the holder thereof, or which otherwise entitle the holder thereof to subscribe for, purchase or otherwise acquire Series A TCI Group Common Stock; provided, however, that such term shall not include the Series B TCI Group Common Stock.

     "Career Market Price", on the Determination Date for any issuance of rights, warrants or options or any distribution in respect of which the Current Market Price is being calculated, shall mean the average of the daily Closing Prices of the Series A TCI Group

Common Stock for the shortest of:

          (i) the period of 30 consecutive trading days commencing 45 trading days before such Determination Date,

          (ii) the period commencing on the date next succeeding the first public announcement of the issuance of rights, warrants or options or the distribution in respect of which the Current Market Price is being calculated and ending on the last full trading day before such Determination Date, and

          (iii) the period, if any, commencing on the date next succeeding the Ex-Dividend Date with respect to the next preceding issuance of rights, warrants or options or distribution for which an adjustment is required by the provisions of paragraph 7(c)(iv), 7(d) or 7(e), and ending on the last full trading day before such Determination Date.

     If the record date for an issuance of rights, warrants or options or a distribution for which an adjustment is required by the provisions of paragraph 7(c)(iv), 7(d) or 7(e) (the "preceding adjustment event") precedes the record date for the issuance or distribution in respect of which the Current Market Price is being calculated and the Ex-Dividend Date for such preceding adjustment event is on or after the Determination Date for the issuance or distribution in respect of which the Current Market Price is being calculated, then the Current Market Price shall be adjusted by deducting therefrom the fair market value (on the record date for the issuance or distribution in respect of which the Current Market Price is being calculated), as determined in good faith by the Board of Directors, of the capital stock, rights, warrants or options, assets or debt securities issued or distributed in respect of each share of Series A TCI Group Common Stock in such preceding adjustment event. Further, in the event that the Ex-Dividend Date (or in the case of a subdivision, combination or reclassification, the effective date with respect thereto) with respect to a dividend, subdivision, combination or reclassification to which paragraph 7(c)(i), (ii), (iii) or (v) applies occurs during the period applicable for calculating the Current Market Price, then the Current Market Price shall be calculated for such period in a manner determined in good faith by the Board of Directors to reflect the impact of such dividend, subdivision, combination or reclassification on the Closing Prices of the Series A TCI Group Common Stock during such period.

     "Determination Date" for any issuance of rights, warrants or options or any distribution to which paragraph 7(d) or 7(e) applies shall mean the earlier of
(i) the record date for the determination of stockholders entitled to receive the rights, warrants or options or the distribution to which such paragraph applies and (ii) the Ex-Dividend date for such rights, warrants or options or distribution.

     "Dividend Payment Date" shall mean the FIRST day of each FEBRUARY and AUGUST, commencing with AUGUST 1, 1997, or the next succeeding Business Day if any such day is not a Business Day.

     "Dividend Period" shall mean the period from the Anniversary Date to but excluding the first Dividend Payment Date and, thereafter, each semi-annual period from and including a Dividend Payment Date to but excluding the next Dividend Payment Date.

     "Exchange Preferred Stock" shall have the meaning set forth in paragraph 7(g).

     "Ex-Dividend Date" shall mean the date on which "ex-dividend" trading commences for a dividend, an issuance of rights, warrants or options or a distribution to which any of paragraph 7(c), (d), or (e) applies in the over-the-counter market or on the principal exchange on which the Series A TCI Group Common Stock is then quoted or listed.

     "Issue Date" shall mean the date on which shares of Series G Preferred Stock are first issued.

     "Junior Stock" shall mean (i) the TCI Group Common Stock, (ii) the Liberty Media Group Common Stock, (iii) the Class B Preferred Stock, (iv) any other class or series of capital stock, whether now existing or hereafter created, of the Company, other than (A) the Series G Preferred Stock, (B) any class or series of Parity Stock (except to the extent provided under clause (v) hereof) and (C) any class or series of Senior Stock, and (v) any class or series of Parity Stock to the extent that it ranks junior to the Series G Preferred Stock as to dividend rights, rights of redemption or rights on liquidation, as the case may be. For purposes of clause (v) above, a class or series of Parity Stock shall rank junior to the Series G Preferred Stock as to dividend rights, rights of redemption or rights on liquidation if the holders of shares of Series G Preferred Stock shall be entitled to dividend payments, payments on redemption or payments of amounts distributable upon dissolution, liquidation or winding up of the Company, as the case may be, in preference or priority to the holders of shares of such class or series of Parity Stock.

     "Liberty Media Group Common Stock" shall mean the Series A Liberty Media Group Common Stock and the Series B Liberty Media Group Common Stock.

     "Liquidation Preference" measured per share of the Series G Preferred Stock as of any date in question (the "Relevant Date") shall mean an amount equal to the sum of (a) the Stated Value of such share, plus (b) an amount equal to all dividends accrued on such share which pursuant to paragraph 3(d) of this Certificate of Designations have been added to and remain a part of the Liquidation Preference as of the Relevant Date, plus (c) for purposes of determining the amounts payable pursuant to paragraph 4 and paragraph 5 of this Certificate of Designations and the definition of Redemption Price, an amount equal to all unpaid dividends accrued on the sum of the amounts specified in clauses (a) and (b) above during the period from and including the immediately preceding Dividend Payment Date (or the Anniversary Date if the Relevant Date is on or prior to the first Dividend Payment Date) to but excluding the Relevant Date, and, in the case of clauses (b) and (c) hereof, whether or not such unpaid dividends have been declared or there are any unrestricted funds of the Company legally available for the payment of dividends. In connection with the determination of the Liquidation Preference of a share of Series G Preferred Stock upon redemption or upon liquidation, dissolution or winding up of the Company, the Relevant Date shall be the applicable date of redemption or the date of distribution of amounts payable to stockholders in connection with any such liquidation, dissolution or winding up.

     "Mirror Preferred Stock" shall have the meaning set forth in paragraph
7(g).

     "1933 Act" shall mean the Securities Act of 1933, as amended from time to time, or any successor statute, and the rules and regulations promulgated thereunder.

     "Officers' Certificate" shall mean a certificate signed by the Chairman of the Board, President or any Senior Vice President of the Company and by the Treasurer or an Assistant Treasurer of the Company.

     "Parity Stock" shall mean any class or series of capital stock, whether now existing or hereafter created, of the Company ranking on a parity basis with the Series G Preferred Stock as to dividend rights, rights of redemption or rights on liquidation. Capital stock of any class or series, whether now existing or hereafter created, shall rank on a parity as to dividend rights, rights of redemption or rights on liquidation with the Series G Preferred Stock, whether or not the dividend rates, dividend payment dates, redemption or liquidation prices per share or sinking fund or mandatory redemption provisions, if any, are different from those of the Series G Preferred Stock, if the holders of shares of such class or series shall be entitled to dividend payments, payments on redemption or payments of amounts distributable upon dissolution, liquidation or winding up of the Company, as the case may be, in proportion to their respective accumulated and accrued and unpaid dividends, redemption prices or liquidations prices, respectively, without preference or priority, one over the other, as between the holders of shares of such class or series and the holders of Series G Preferred Stock. No class or series of capital stock that ranks junior to the Series G Preferred Stock as to rights on liquidation shall rank or be deemed to rank on a parity basis with the Series G Preferred Stock as to dividend rights or rights of redemption, unless the instrument creating or evidencing such class or series of capital stock otherwise expressly so provides. The Series C Preferred Stock, the Series D Preferred Stock, the Series F Preferred Stock and the Series H Preferred Stock rank on a parity basis with the Series G Preferred Stock as to dividend rights, rights of redemption and rights on liquidation and constitute "Parity Stock" for purposes of this Certificate of Designations.

     "Person" shall mean any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated organization, government or agency or political subdivision thereof, or other entity, whether acting in an individual, fiduciary or other capacity.

     "Record Date" for the dividends payable on any Dividend Payment Date shall mean the 15th day of the month preceding the month during which such Dividend Payment Date shall occur as and if designated by the Board of Directors.

     "Redeemable Capital Stock" shall have the meaning set forth in paragraph 7(c).

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     "Redemption Date" as to any share of Series G Preferred Stock shall mean the date fixed for redemption of such share pursuant to paragraph 5(a) or 5(b) of this Certificate of Designations, provided that no such date will be a Redemption Date unless the applicable Redemption Price is actually paid in full on such date or the consideration sufficient for the payment thereof, and for no other purpose, has been set apart or deposited in trust as contemplated by paragraph 5(d) of this Certificate of Designations.

     "Redemption Price", as to any share of Series G Preferred Stock that is to be redeemed on any Redemption Date, shall mean the Liquidation Preference thereof on such Redemption Date.

     "Redemption Securities" shall have the meaning set forth in paragraph 7(g).

     "Senior Stock" shall mean any class or series of capital stock of the Company hereafter created ranking prior to the Series G Preferred Stock as to dividend rights, rights of redemption or rights on liquidation. Capital stock of any class or series shall rank prior to the Series G Preferred Stock as to dividend rights, rights of redemption or rights on liquidation if the holders of shares of such class or series shall be entitled to dividend payments, payments on redemption or payments of amounts distributable upon dissolution, liquidation or winding up of the Company, as the case may be, in preference or priority to the holders of shares of Series G Preferred Stock. No class or series of capital stock that ranks on a parity basis with or junior to the Series G Preferred Stock as to rights on liquidation shall rank or be deemed to rank prior to the Series G Preferred Stock as to dividend rights or rights of redemption, notwithstanding that the dividend rate, dividend payment dates, sinking fund provisions, if any, or mandatory redemption provisions thereof are different from those of the Series G Preferred Stock, unless the instrument creating or evidencing such class or series of capital stock otherwise expressly so provides.

     "Series A Liberty Media Group Common Stock" shall mean the Tele-Communications, Inc. Series A Liberty Media Group Common Stock, par value $1.00 per share, which term shall include, where appropriate, in the case of any reclassification, recapitalization or other change in the Series A Liberty Media Group Common Stock, or in the case of a consolidation or merger of the Company with or into another Person affecting the Series A Liberty Media Group Common Stock, such capital stock to which a holder of Series A Liberty Media Group Common Stock shall be entitled upon the occurrence of such event.

     "Series A TCI Group Common Stock" shall mean the Tele-Communications, Inc. Series A TCI Group Common Stock, par value $1.00 per share, which term shall include, where appropriate, in the case of any reclassification, recapitalization or other change in the Series A TCI Group Common Stock, or in the case of a consolidation or merger of the Company with or into another Person affecting the Series A TCI Group Common Stock, such capital stock to which a holder of Series A TCI Group Common Stock shall be entitled upon the occurrence of such event.

     "Series B Liberty Media Group Common Stock" shall mean the Tele-Communications, Inc. Series B Liberty Media Group Common Stock, par value $1.00 per share, which term shall include, where appropriate, in the case of any reclassification, recapitalization or other change in the Series B Liberty Media Group Common Stock, or in the case of a consolidation or merger of the Company with or into another Person affecting the Series B Liberty Media Group Common Stock, such capital stock to which a holder of Series B Liberty Media Group Common Stock shall be entitled upon the occurrence of such event.

     "Series B TCI Group Common Stock" shall mean the Tele-Communications, Inc. Series B TCI Group Common Stock, par value $1.00 per share, which term shall include, where appropriate, in the case of any reclassification, recapitalization or other change in the Series B TCI Group Common Stock, or in the case of a consolidation or merger of the Company with or into another Person affecting the Series B TCI Group Common Stock, such capital stock to which a holder of Series B TCI Group Common Stock shall be entitled upon the occurrence of such event.

     "Series C Preferred Stock" shall mean the Convertible Preferred Stock, Series C, par value $.01 per share, of the Company.

     "Series D Preferred Stock" shall mean the Convertible Preferred Stock, Series D, par value $.01 per share, of the Company.

     "Series F Preferred Stock" shall mean the Convertible Redeemable Participating Preferred Stock, Series F, par value $.01 per

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share, of the Company.

     "Series G Preferred Stock" shall have the meaning set forth in paragraph 1 of this Certificate of Designations.

     "Series H Preferred Stock" shall mean the Redeemable Convertible Liberty Media Group Preferred Stock, Series H, par value $.01 per share, of the Company.

     "Special Record Date" hall have the meaning set forth in paragraph 3(d) of this Certificate of Designations.

     "Stated Value" of a share of Series G Preferred Stock shall have the meaning set forth in paragraph 1 of this Certificate of Designations.

     "Subsidiary" shall mean (i) a corporation (other than the Company) a majority of the capital stock of which, having voting power under ordinary circumstances to elect directors, is at the time, directly or indirectly, owned by the Company and/or one or more Subsidiaries of the Company and (ii) any other Person (other than a corporation) in which the Company and/or one or more Subsidiaries of the Company, directly or indirectly, has (x) a majority ownership interest and (y) the power to elect or direct the election of a majority of the members of the governing body of such entity.

     "Target Price" shall initially mean $27 and shall be appropriately adjusted to take into account any stock dividends on the Series A TCI Group Common Stock or the Series A Liberty Media Group Common Stock, or any stock splits, reclassifications or combinations of the Series A TCI Group Common Stock or the Series A Liberty Media Group Common Stock during the period following the Issue Date and ending on the Anniversary Date or on such earlier date, if any, as of which the Contingency is met.

     "TCI Group Common Stock" shall mean the Series A TCI Group Common Stock and the Series B TCI Group Common Stock.

     3.   Dividends.

     (a) The Contingency. If the sum of (i) the Closing Price of the Series A TCI Group Common Stock, plus (ii) one-fourth of the Closing Price of the Series A Liberty Media Group Common Stock equals or exceeds the Target Price for any ten (10) consecutive trading days during the period of sixty-five (65) consecutive trading days ending on and including the last trading day immediately preceding the Anniversary Date (the "Contingency"), no dividends will accrue or be payable with respect to the Series G Preferred Stock.

     (b) Payment. In the event that the Contingency is not met, and only in such event, the holders of Series G Preferred Stock shall, subject to the prior preferences and other rights of any Senior Stock and to the provisions of paragraph 6 hereof, be entitled to receive, when and as declared by the Board of Directors out of unrestricted funds legally available therefor, cumulative dividends, in preference to dividends on any Junior Stock, which shall accrue as provided herein. Except as otherwise provided in paragraph 3(d) of this Certificate of Designations, dividends on each share of Series G Preferred Stock will, if the Contingency is not met, accrue on a daily basis at the rate of 4% per annum of the Liquidation Preference of such share from and including the Anniversary Date to but excluding the date on which the Liquidation Preference or Redemption Price of such share is made available pursuant to paragraph 4 or 5, respectively, of this Certificate of Designations or the date of conversion of such share pursuant to paragraph 7 hereof, as applicable. Dividends shall accrue as provided herein whether or not such dividends have been declared and whether or not there are any unrestricted funds of the Company legally available for the payment of dividends. Accrued dividends on the series G Preferred Stock shall be payable semiannually on each Dividend Payment Date, commencing on AUGUST 1, 1997, to the holders of record of the Series G Preferred Stock as of the close of business on the applicable Record Date. For purposes of determining the amount of dividends "accrued" (i) as of the first Dividend Payment Date and as of any date that is not a Dividend Payment Date, such amount shall be calculated on the basis of the rate per annum specified above in this paragraph 3(b) for the actual number of days elapsed from and including the Anniversary Date (in the case of the first Dividend Payment Date and any date prior to the first Dividend Payment Date) or the last preceding Dividend Payment Date (in the case of any other date) to but excluding the date as of which such determination is to be made, based on a 365-day year, and (ii) as of any Dividend Payment Date after the first Dividend Payment Date, such amount shall be calculated on the basis of such rate per annum based on a 360-day year of twelve 30-day months. For so

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long as the Liquidation Preference of a share of Series G Preferred Stock is equal to the Stated Value per share, the amount of the dividend payable per share on the Dividend Payment Date for each full semi-annual Dividend Period shall be $.432.

     (c) Method of Payment. All dividends payable with respect to the shares of Series G Preferred Stock may be declared and paid, in the sole discretion of the Board of Directors, in cash, through the issuance of shares of Series A TCI Group Common Stock or in any combination of the foregoing. If any dividend payment declared by the Board of Directors with respect to the shares of Series G Preferred Stock is to be paid in whole or in part through the issuance of shares of Series A TCI Group Common Stock, the amount of such dividend payment to be paid per share of Series G Preferred Stock in shares of Series A TCI Group Common Stock (the "Stock Dividend Amount") shall be satisfied and paid by the delivery to the holders of record of such shares of Series G Preferred Stock on the Record Date or Special Record Date, as the case may be, for such dividend payment, of a number of shares of Series A TCI Group Common Stock determined by dividing the Stock Dividend Amount by the Average Market Price of a share of Series A TCI Group Common Stock as of such Record Date or Special Record Date. The Company shall not be required to issue any fractional share of Series A TCI Group Common Stock to which any holder of Series G Preferred Stock may become entitled pursuant to this paragraph 3(c). The Board of Directors may elect to settle any final fraction of a share of Series A TCI Group Common Stock which a holder of one or more shares of Series G Preferred Stock would otherwise be entitled to receive pursuant to this paragraph 3(c) by having the Company pay to such holder, in lieu of issuing such fractional share, cash in any amount (rounded upward to the nearest whole cent) equal to the same fraction of the Average Market Price of a share of Series A TCI Group Common Stock as of the Record Date or Special Record Date, as the case may be, for the dividend payment with respect to which such shares of Series A TCI Group Common Stock are being delivered. Such election, if made, shall be made as to all holders of Series G Preferred Stock who would otherwise be entitled to receive a fractional share of Series A TCI Group Common Stock on the Dividend Payment Date or other date fixed for the payment of such dividend.

     All dividends paid with respect to the shares of Series G Preferred Stock pursuant to this paragraph 3 shall be paid pro rata to all the holders of shares of Series G Preferred Stock outstanding on the applicable Record Date or Special Record Date, as the case may be.

     (d) Unpaid Dividends. If on any Dividend Payment Date the Company, pursuant to applicable law or otherwise, shall be prohibited or restricted from paying the full dividends to which holders of Series G Preferred Stock, and any Parity Stock ranking on a parity basis with the Series G Preferred Stock with respect to the right to receive dividend payments, shall be entitled, the amount available for such payment pursuant to applicable law and which is not otherwise restricted (if any) shall be distributed among the holders of Series G Preferred Stock and any such Parity Stock ratably in proportion to the full amounts to which they would otherwise be entitled. On each Dividend Payment Date, all dividends that have accrued on each share of Series G Preferred Stock during the Dividend Period ending on such Dividend Payment Date shall, to the extent not paid on such Dividend Payment Date for any reason (whether or not such unpaid dividends have been declared or there are any unrestricted funds of the Company legally available for the payment of dividends), be added cumulatively to the Liquidation Preference of such share and will remain a part thereof until such dividends are paid. The rate per annum at which dividends accrue in respect of that portion of the Liquidation Preference of a share of Series G Preferred Stock that consists of accrued unpaid dividends that have been added to the Liquidation Preference of such share on a Dividend Payment Date pursuant to this paragraph 3(d) and remain unpaid on the next succeeding Dividend Payment Date shall increase to 8.625% per annum from and after such next succeeding Dividend Payment Date to and including the date on which the Liquidation Preference or Redemption Price of such share is made available pursuant to paragraph 4 or 5, respectively, of this Certificate of Designations or the date of conversion of such share pursuant to paragraph 7 hereof, as applicable, unless the portion of the Liquidation Preference that consists of such accrued unpaid dividends is earlier declared and paid or an amount sufficient to pay the same in full is irrevocably set apart in trust for such purpose. That portion of the Liquidation Preference of a share of Series G Preferred Stock that consists of accrued unpaid dividends, together with all dividends accrued in respect thereof, may be declared an paid at any time (subject to the rights of any Senior Stock and to the concurrent satisfaction of any dividend arrearage then existing with respect to any Parity Stock that ranks on a parity basis with the Series G Preferred Stock as to the payment of dividends), without reference to any regular Dividend Payment Date, to holders of record as of the close of business on such date, not more than 45 days nor less than 10 days preceding the payment date thereof, as may be fixed by the Board of Directors (the "Special Record Date"). Notice of each Special Record Date shall be given, not more than 45 days nor less than 10 days prior thereto, to the holders of record of the shares of Series G Preferred Stock.

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

     (e) Credit. Any dividend payment made on the shares of Series G Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to the shares of Series G Preferred Stock.

     (f) Authorized Shares. All shares of Series A TCI Group Common Stock issued in payment of any dividend on the Series G Preferred Stock shall, when issued, be duly and validly authorized, fully paid, nonassessable and free from all preemptive or similar rights; the delivery of such shares shall be made in compliance with all applicable Federal and state securities laws, and such shares shall have been listed for trading on such national securities exchange or national securities association, if any, on which the Series A TCI Group Common Stock is then listed.

     4. Distributions Upon Liquidation, Dissolution or Winding Up. Subject to the prior payment in full of the preferential amounts to which any Senior Stock is entitled, in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of Series G Preferred Stock shall be entitled to receive from the assets of the Company available for distribution to stockholders before any payment or distribution shall be made to the holders of any Junior stock, an amount in cash (or, at the election of the Company, property at its fair market value, as determined by the Board of Directors in good faith) per share, equal to the Liquidation Preference of a share of Series G Preferred Stock as of the date of payment or distribution, which payment or distribution shall be made pari passu with, and if the Company has elected to pay in property, in the same form of property as, any such payment or distribution made to the holders of any Parity Stock ranking on a parity basis with the Series G Preferred Stock with respect to distributions upon liquidation, dissolution or winding up of the Company. The holders of Series G Preferred Stock shall be entitled to no other or further distribution of or participation in any remaining assets of the Company after receiving the Liquidation Preference per share. If, upon distribution of the Company's assets in liquidation, dissolution or winding up, the assets of the Company to be distributed among the holders of the Series G Preferred Stock and to all holders of any Parity Stock ranking on a parity basis with the Series G Preferred Stock with respect to distributions upon liquidation, dissolution or winding up shall be insufficient to permit payment in full to such holders of the respective preferential amounts to which they are entitled, then the entire assets of the Company to be distributed to holders of the Series G Preferred Stock and such Parity Stock shall be distributed pro rata to such holders based upon the aggregate of the full preferential amounts to which the shares of Series G Preferred Stock and such Parity Stock would otherwise respectively be entitled. Neither the consolidation or merger of the Company with or into any other corporation or corporations nor the sale, transfer, or lease of all or substantially all of the assets of the Company shall itself be deemed a liquidation, dissolution or winding up of the Company within the meaning of this paragraph 4. Notice of the liquidation, dissolution or winding up of the Company shall be given, not less than twenty (20) days prior to the date on which such liquidation, dissolution or winding up is expected to take place or become effective to the holders of record of the shares of Series G Preferred Stock.

     5.   Redemption.

     (a) Optional Redemption. Subject to the rights of any Senior Stock and the provisions of paragraph 6 of this Certificate of Designations, the shares of Series G Preferred Stock may be redeemed, at the option of the Company by action of the Board of Directors, in whole or from time to time in part, on any Business Day occurring on or after FEBRUARY 1, 2001, at the Redemption Price on the Redemption Date. If fewer than all of the outstanding shares of Series G Preferred Stock are to be redeemed on any Redemption Date, the shares of Series G Preferred Stock to be redeemed shall be chosen by the Company pro rata (as nearly as may be practicable) among all holders of Series G Preferred Stock. The Company shall not be required to register a transfer of (i) any shares of Series G Preferred Stock for a period of 15 days next preceding any selection of shares of Series G Preferred Stock to be redeemed or (ii) any shares of Series G Preferred Stock selected or called for redemption.

     (b) Mandatory Redemption. Subject to the rights of any Senior Stock and the provisions of paragraph 6 of this Certificate of Designations, the Company shall redeem, out of funds legally available therefor, on FEBRUARY 1, 2016 (or, if such day is not a Business Day, on the first Business Day thereafter) all shares of Series G Preferred Stock remaining outstanding at the Redemption Price on the Redemption Date. If the funds of the Company legally available for redemption of shares of the Series G Preferred Stock and any Parity Stock then required to be redeemed are insufficient to redeem the total number of such shares remaining outstanding, those funds which are legally available shall, subject to the rights of any Senior Stock and the provisions of paragraph 6, to be used to redeem the maximum possible number of shares of Series G Preferred Stock and each such other class or series of Parity Stock. Subject to the rights of any Senior Stock and the provisions of paragraph 6 hereof, at any time and from time to time thereafter when additional funds of the Company are legally available for such purpose, such funds shall immediately be used to redeem the shares of

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

Series G Preferred Stock and of each such other class or series of Parity Stock which were required to be redeemed that the Company failed to redeem until the balance of such shares have been redeemed. The selection of shares to be redeemed pursuant to the two immediately preceding sentences shall be made, as nearly as practicable, on a pro rata basis as among the different classes or series and as among the holders of shares of a particular class or series.

     (c) Notice of Redemption. Notice of redemption shall be given by or on behalf of the Company at least sixty (60) days prior to the Redemption Date, in the case of a redemption pursuant to paragraph 5(a), and not more than sixty
(60) days nor less than thirty (30) days prior to the Redemption Date, in the case of the redemption pursuant to paragraph 5(b), to the holders of record of the shares of Series G Preferred Stock to be redeemed; but no defect in such notice or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series G Preferred Stock. In addition to any information required by law or by the applicable rules of any national securities exchange or national interdealer quotation system on which the Series G Preferred Stock may be listed or admitted to trading or quoted, such notice shall set forth the Redemption Price, the Redemption Date, the number of shares to be redeemed and the place at which the shares called for redemption will, upon presentation and surrender of the stock certificates evidencing such shares, be redeemed, and if the Company has elected to deposit the Redemption Price with a Redemption Agent in accordance with paragraph 5(d), shall state the name and address of the Redemption Agent and the date on which such deposit was or will be made. Such notice shall also set forth the then current Conversion Rate for the shares of Series G Preferred Stock and the place or places to which a holder desiring to convert shares of Series G Preferred Stock should deliver the certificate(s) evidencing such shares, together with such other documents and instruments as are or may be required pursuant to paragraph 7 of this Certificate of Designations. In the event that fewer than the total number of shares of Series G preferred Stock represented by a certificate are redeemed, a new certificate representing the number of unredeemed shares will be issued to the holder thereof without cost to such holder. If the shares of series G Preferred Stock evidenced by a certificate selected for partial redemption pursuant to paragraph 5(a) of this Certificate of Designations are thereafter converted in part pursuant to paragraph 7 hereof, the shares so converted (as far as may be) will be deemed to be the shares selected for redemption.

     (d) Deposit of Redemption Price. If notice of any redemption by the Company pursuant to this paragraph 5 shall have been given as provided in paragraph 5(c) of this Certificate of Designations and if on or before the Redemption Date specified in such notice an amount in cash sufficient to redeem in full on the Redemption Date at the Redemption Price all shares of Series G Preferred Stock called for redemption or required to be redeemed shall have been set apart so as to be available for such purpose and only for such purpose, then effective as of the close of business on the Redemption Date, the shares of Series G Preferred Stock called for redemption, notwithstanding that any certificate therefor shall not have been surrendered for cancellation, shall no longer be deemed outstanding, and the holders thereof shall cease to be stockholders with respect to such shares and all remaining rights with respect to such shares shall forthwith cease and terminate, except the right of the holders thereof to receive the Redemption Price of such shares, without interest, upon the surrender of certificates representing the same.

     At its election, the Company on or prior to the Redemption Date (but no more than ninety (90) days prior to the Redemption Date) may deposit immediately available funds in an amount equal to the aggregate Redemption Price of the shares of Series G Preferred Stock called for redemption in trust for the holders thereof with any bank or trust company organized under the laws of the United States of America or any state thereof having capital, undivided profits and surplus aggregating at least $450 million (the "Redemption Agent"), with irrevocable instructions and authority to the Redemption Agent, on behalf and at the expense of the Company, to mail the notice of redemption as soon as practicable after receipt of such irrevocable instructions (or to complete such mailing previously commenced, if it has not already been completed) and to pay, on and after the Redemption Date or prior thereto, the Redemption Price of the shares of Series G Preferred Stock to be redeemed to their respective holders upon the surrender of the certificates therefor. A deposit made in compliance with the immediately preceding sentence shall be deemed to constitute full payment for the shares of Series G Preferred Stock to be redeemed and from and after the later of the close of business on the date of such deposit (although prior to the Redemption Date) or the date notice of redemption is mailed, the shares of Series G Preferred Stock to be redeemed shall no longer be deemed outstanding and the holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect to such shares except (x) the right of the holders thereof to receive the Redemption Price of such shares (calculated through the Redemption Date), without interest, upon surrender of the certificates therefor and (y) the right to convert such shares in accordance with paragraph 7 prior to the close of business on the Business Day immediately preceding the Redemption Date. Any funds so deposited which shall not be required for the payment of the Redemption Price of any shares of Series G Preferred Stock to be redeemed because of the conversion of such shares shall after such conversion be repaid to the

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

Company by the Redemption Agent. Any interest accrued on the funds so deposited shall be paid to the Company from time to time. Any funds so deposited with the Redemption Agent which shall remain unclaimed by the holders of such shares of Series G Preferred Stock at the end of one year after the Redemption Date shall be returned by the Redemption Agent to the Company, after which repayment the holders of such shares of Series G Preferred Stock called for redemption shall look only to the Company for the payment thereof, without interest, unless an applicable escheat or abandoned property law otherwise requires.

     6. Limitations on Dividends and Redemptions. If at any time the Company shall have failed to pay, or declare and set aside the consideration sufficient to pay, full cumulative dividends for all prior dividend periods on any Parity Stock which by the terms of the instrument creating or evidencing such Parity Stock is entitled to the payment of such cumulative dividends prior to the redemption, exchange, purchase or other acquisition of the Series G Preferred Stock, and until full cumulative dividends on such Parity Stock for all prior dividend periods are paid, or declared and the consideration sufficient to pay the same in full is set aside so as to be available for such purpose and no other purpose, neither the Company nor any Subsidiary thereof shall redeem, exchange, purchase or otherwise acquire any shares of Series G Preferred Stock, Parity Stock or Junior Stock, or set aside any money or assets for any such purpose pursuant to paragraph 5(d) hereof, any sinking fund or otherwise, unless all then outstanding shares of Series G Preferred Stock, of such Parity Stock and of any other class or series of parity Stock that by the terms of the instrument creating or evidencing such parity Stock is required to be redeemed under such circumstances are redeemed pursuant to the terms hereof and thereof.

     If at any time the Company shall have failed to pay, or declare and set aside the consideration sufficient to pay, full cumulative dividends on the Series G Preferred Stock for all Dividend Periods ending on or before the immediately preceding Dividend Payment Date are paid, or declared and the consideration sufficient to pay the same in full is set aside so as to be available for such purpose and no other purpose, (i) neither the Company nor any Subsidiary thereof shall redeem, exchange, purchase or otherwise acquire any shares of Series G preferred Stock, Parity Stock, or Junior Stock, or set aside any money or assets for any such purpose pursuant to paragraph 5(d) hereof, any sinking fund or otherwise, unless all then outstanding shares of Series G Preferred Stock and of any other class or series of Parity Stock that by the terms of the instrument creating or evidencing such Parity Stock is required to be redeemed under such circumstances are redeemed pursuant to the terms hereof and thereof, and (ii) the Company shall not declare or pay any dividend on or make any distribution with respect to any Junior stock or parity Stock or set aside any money or assets for any such purpose, except that the Company may declare and pay a dividend on any Parity Stock ranking on a parity basis with the Series G Preferred Stock with respect to the right to receive dividend payments, contemporaneously with the declaration and payment of a dividend on the Series G Preferred Stock, provided that such dividends are declared and paid pro rata so that the amount of dividends declared and paid per share of Series G Preferred Stock and such Parity Stock shall in all cases bear to each other the same ratio that accumulated and accrued and unpaid dividends per share on the Series G Preferred Stock and such Parity Stock bear to each other.

     If the Company shall fail to redeem on any date fixed for redemption pursuant to paragraph 5(a) or 5(b) of this Certificate of Designations any shares of Series G Preferred Stock called for redemption or required to be redeemed on such date, and until such shares are redeemed in full, the Company shall not (x) redeem any Junior Stock or, except as provided in paragraph 5(b) hereof, Parity Stock or (y) declare or pay any dividend on or make any distribution with respect to any Junior Stock or, except as provided in the second paragraph of this paragraph 6, parity Stock, or set aside any money or assets for any such purpose, and neither the Company nor any Subsidiary thereof shall purchase or otherwise acquire any Series G Preferred Stock, Parity Stock or Junior Stock, or set aside any money or assets for any such purpose.

     Nothing contained in the first or third paragraph of this paragraph 6 shall prevent (i) the payment of dividends on any Junior Stock solely in shares of Junior Stock or the redemption, purchase or other acquisition of Junior Stock solely in exchange for (together with a cash adjustment for fractional shares, if any), or (but only in the case of the first paragraph of this paragraph 6) through the application of the proceeds from the sale of, shares of Junior Stock; (ii) the payment of dividends on any Parity Stock solely in shares of Parity Stock and/or Junior Stock or the redemption, exchange, purchase or other acquisition of Series G Preferred Stock or Parity Stock solely in exchange for (together with a cash adjustment for fractional shares, if any), or (but only in the case of the first paragraph of this paragraph 6) through the application of the proceeds from the sale of, shares of Parity Stock and/or Junior Stock; or
(iii) the purchase or acquisition of shares of Series G Preferred Stock pursuant to a purchase or exchange offer made to all holders of outstanding shares of Series G Preferred Stock, provided that the terms of the purchase or exchange offer shall be identical for all shares of Series G Preferred Stock and all accrued dividends on such shares shall have been paid or shall have been declared and irrevocably set apart in trust for the benefit of the holders of shares of Series G Preferred Stock and for no other purpose.

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     The provisions of the first paragraph of this paragraph 6 are for the sole benefit of the holders of Series G Preferred Stock and Parity Stock having the terms described therein and accordingly, at any time when there are no shares of any such class or series of Parity Stock outstanding or if the holders of each such class or series of Parity Stock have, by such vote or consent of the holders thereof as may be provided for in the instrument creating or evidencing such class or series, waived in whole or in part the benefit of such provisions (either generally or in the specific instance), then the provisions of the first paragraph of this paragraph 6 shall not (to the extent waived, in the case of any partial waiver) restrict the redemption, exchange, purchase or other acquisition of any shares of Series G Preferred Stock, Parity Stock or Junior Stock. All other provisions of this paragraph 6 are for the sole benefit of the holders of Series G Preferred Stock and accordingly, if the holders of shares of Series G Preferred Stock shall have waived as provided in paragraph 10 of this Certificate of Designations) in whole or in part the benefit of the applicable provision, either generally or in the specific instance, such provision shall not (to the extent of such waiver, in the case of a partial waiver) restrict the redemption, exchange, purchase or other acquisition of, or declaration, payment or making of any dividends or distributions on, the Series G Preferred Stock, any Parity Stock or any Junior Stock.

     7.   Conversion of Series G Preferred Stock.

     (a) Right to Convert. Unless previously redeemed as provided in paragraph 5 of this Certificate of Designations, shares of Series G Preferred Stock may be converted at the option of the holder thereof, in the manner and upon the terms and conditions set forth in this paragraph 7, into fully paid and nonassessable whole shares of Series A TCI Group Common Stock at the Conversion Rate in effect on the Conversion Date, at any time prior to the close of business on the Business Day immediately preceding the Redemption Date for the redemption of shares of Series G Preferred Stock pursuant to paragraph 5(a) or 5(b) of this Certificate of Designations.

     (b) Mechanics of Conversion. In order to convert shares of Series G Preferred Stock, the holder thereof shall surrender the certificate or certificates representing the shares of Series G Preferred Stock to be converted at the office of the Company or the office of any transfer agent for the Series G Preferred Stock, which certificate or certificates shall be duly endorsed to the Company in blank (or accompanied by duly executed instruments of transfer to the Company in blank) with signatures guaranteed (such endorsements or instruments of transfer to be in form satisfactory to the Company), together with a written notice to the Company at said office of the election to convert the same, specifying the number of shares of Series G Preferred Stock to be converted and the name or names (with addresses) in which the certificate or certificates for shares of Series A TCI Group Common Stock are to be issued. If any transfer is involved in the issuance or delivery of any certificate or certificates for shares of Series A TCI Group Common Stock in a name other than that of the registered holder of the shares of Series G Preferred Stock surrendered for conversion, such holder shall also deliver to the Company a sum sufficient to pay all taxes, if any, payable in respect of such transfer or evidence satisfactory to the Company that such taxes have been paid. Except as provided in the immediately preceding sentence, the Company shall pay any issue, stamp or other similar tax in respect of such issuance or delivery.

     The Company shall, as soon as practicable after the Conversion Date, deliver to the holder of the shares of Series G Preferred Stock so surrendered for conversion, or to such holder's nominee(s) or, subject to compliance with applicable law, transferee(s), a certificate or certificates for the number of whole shares of Series A TCI Group Common Stock to which such holder shall be entitled, together with cash or its check in lieu of any fractional share as provided in paragraph 7(o). If the shares of Series G Preferred Stock represented by a certificate surrendered for conversion are converted only in part, the Company will also issue and deliver to the holder, or to such holder's nominee(s) or, subject to compliance with applicable law, transferee(s), without charge therefor, a new certificate or certificates representing in the aggregate the unconverted shares of Series G Preferred Stock.

     The Person in whose name the certificate for shares of Series A TCI Group Common Stock is issued upon such conversion shall be treated for all purposes as the stockholder of record of such shares of Series A TCI Group Common Stock as of the close of business on the Conversion Date; provided, however, that no surrender of Series G Preferred Stock on any date when the stock transfer books of the Company are closed for any purpose shall be effective to constitute the Person or Persons entitled to receive the shares of Series A TCI Group Common Stock on such date, but such surrender shall be effective (assuming all other requirements of this paragraph 7 have been satisfied) to constitute such Person or Persons as the record holders of such shares of Series A TCI Group Common Stock for all purposes as of the opening of business on the next succeeding day on which such stock transfer books are open, and such conversion shall be at the Conversion Rate in effect on the date that such shares of Series G Preferred Stock were

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

surrendered for conversion (and such other requirements satisfied) as if the stock transfer books of the Company had not been closed on such date. Upon conversion of shares of Series G Preferred stock, the rights of the holder of the shares so converted, as a holder thereof, will cease.

     Notwithstanding the last sentence of the immediately preceding paragraph, if the Board of Directors declares any dividend on the Series G Preferred Stock pursuant to paragraph 3 of this Certificate of Designations, and the Conversion Date for any shares of Series G Preferred Stock occurs on or after the Record Date or Special Record Date, as the case may be, and before the Dividend Payment Date for such dividend (or, in the case of a dividend declared pursuant to Section 3(d), then the holder of such shares of Series G Preferred Stock on such Record Date shall be entitled to receive such dividend on such Dividend Payment Date (or such other date, as the case may be), as if such Conversion Date had not occurred.

     (c)  Adjustments for Change in Capital Stock.  If after the Issue Date, the
Company: (i) pays a dividend or makes a distribution on the Series A TCI Group Common Stock in shares of Series A TCI Group Common Stock;

          (ii) subdivides combines the outstanding shares of Series A TCI Group Common Stock into a greater number of shares;

          (iii) combines the outstanding shares of Series A TCI Group Common Stock into a smaller number of shares;

          (iv) pays a dividend or makes a distribution on the Series A TCI Group Common Stock in shares of its capital stock (other than Series A TCI Group Common Stock or rights, warrants or options for its capital stock); or

          (v) issues by reclassification of its shares of Series A TCI Group Common Stock (other than a reclassification by way of merger or binding share exchange that is subject to paragraph 7(f)) any shares of its capital stock (other than rights, warrants or options for its capital stock), then, subject to the following sentence and to paragraph 7(j), the conversion privilege and the Conversion Rate in effect immediately prior to the opening of businesses on the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted so that the holder of any shares of Series G Preferred Stock thereafter converted may receive the kind and number of shares of capital stock of the Company which such holder would have owned immediately following such event if such holder had converted his shares of Series G Preferred Stock immediately prior to the record date for, or effective date of, as the case may be, such event. Notwithstanding the foregoing, if an event listed in clause (iv) or (v) above would result in the shares of Series G Preferred Stock being convertible into shares or units (or a fraction thereof) of more than one class or series of capital stock of the Company and any such class or series of capital stock provides by its terms a right in favor the Company to call, redeem, exchange or otherwise acquire all of the outstanding shares or units of such class or series (such class or series of capital stock being herein referred to as "Redeemable Capital Stock") then, at the option of the Company, the conversion privilege and Conversion Rate of the Series G Preferred Stock shall not be adjusted pursuant to this paragraph 7(c) and in lieu thereof, but subject to paragraph 7(j), the adjustment to the Conversion Rate contemplated by paragraph 7(e) shall be made with the same effect as if the dividend or distribution of Redeemable Capital Stock or the issuance of the additional class or series of Redeemable Capital Stock by reclassification had been a distribution of assets of the Company.

     The adjustment contemplated by this paragraph 7(c) shall be made successively whenever any event listed above shall occur. For a dividend or distribution, the adjustment shall become effective immediately after the record date for the dividend or distribution. For a subdivision, combination or reclassification, the adjustment shall become effective immediately after the effective date of the subdivision, combination or reclassification.

     If after an adjustment a holder of Series G Preferred Stock would be entitled to receive upon conversion thereof shares of two or more classes or series of capital stock of the Company, the Conversion Rate shall thereafter be subject to adjustment upon the occurrence of an action taken with respect to any such class or series of capital stock as is contemplated by this paragraph 7 with respect to the Series A TCI Group Common Stock, on terms comparable to those applicable to the Series A TCI Group Common Stock pursuant to this paragraph 7.

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

     Any shares of Series A TCI Group Common Stock issuable in payment of a dividend shall be deemed to have been issued immediately prior to the time of the record date for such dividend for purposes of calculating the number of outstanding shares of Series A TCI Group Common Stock under paragraphs 7(d) and 7(e) below.

     (d) Adjustment for Rights Issue. If, after the Company distributes any rights, warrants or options to holders of shares of Series A TCI Group Common Stock entitling them, for a period expiring within 45 days after the record date for the determination of stockholders entitled to receive such distribution, to purchase shares of Series A TCI Group Common Stock (or Convertible Securities) at a price per share (or having a conversion price per share, after adding thereto an allocable portion of the exercise price of the right, warrant or option to purchase such Convertible Securities, computed on the basis of the maximum number of shares of Series A TCI Group Common Stock issuable upon conversion of such Convertible Securities) less than the Current Market Price on the Determination Date, the Conversion Rate shall be adjusted so that it shall equal the rate determined by dividing the Conversion Rate in effect immediately prior to the opening of business on such record date by a fraction, of which the numerator shall be the number of shares of Series A TCI Group Common Stock outstanding on such record date plus the number of shares of Series A TCI Group Common Stock which the aggregate offering price of the total number of shares of Series A TCI Group Common Stock so offered (or the aggregate conversion price of the Convertible Securities to be so offered, after adding thereto the aggregate exercise price of the rights, warrants or options to purchase such Convertible Securities) to the holders of Series A TCI Group Common Stock (and to the holders of Convertible Securities and Series B TCI Group Common Stock referred to in the immediately succeeding paragraph of this paragraph 7(d) if the distribution to which this paragraph 7(d) applies is also being made to such holders) would purchase at such Current Market Price, and of which the denominator shall be the number of shares of Series A TCI Group Common Stock outstanding on such record date plus the number of additional shares of Series A TCI Group Common Stock so offered to the holders of Series A TCI Group Common Stock (and to such holders of Convertible Securities and Series B TCI Group Common Stock) for subscription or purchase (or into which the Convertible Securities so offered are convertible). Shares of Series A TCI Group Common Stock owned by or held for the account of the Company shall not be deemed to be outstanding the purpose of any such adjustment.

     For purposes of this paragraph 7(d) the number of shares of Series A TCI Group Common Stock outstanding on any record date shall be deemed to include (i) the maximum number of shares of Series A TCI Group Common Stock the issuance of which would be necessary to effect the full exercise, exchange or conversion of all Convertible Securities outstanding on such record date which are then exercisable, exchangeable or convertible at a price (before giving effect to any adjustment to such price for the distribution to which this paragraph 7(d) is being applied) equal or less than the Current Market Price per share of Series A TCI Group Common Stock on the applicable Determination Date, if all of such Convertible Securities were deemed to have been exercised, exchanged or converted immediately prior to the opening of business on such record date and
(ii) if the Series B TCI Group Common Stock is then convertible into Series A TCI Group Common Stock, the maximum number of shares of Series A TCI Group Common Stock the issuance of which would be necessary to effect the full conversion of all shares of Series B TCI Group Common Stock outstanding on such record date, if all of such shares of Series B TCI Group Common Stock were deemed to have been converted immediately prior to the opening of business on such record date.

     The adjustment contemplated by this paragraph 7(d) shall be made successively whenever any such rights, warrants or options are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive the rights, warrants or options. If all of the shares of Series A TCI Group Common Stock (or all of the Convertible Securities) subject to such rights, warrants or options have not been issued when such rights, warrants or options expire (or, in the case of rights, warrants or options to purchase Convertible Securities which have been exercised, if all of the shares of Series A TCI Group Common Stock issuable upon conversion of such Convertible Securities have not been issued prior to the expiration of the conversion right thereof), then the Conversion Rate shall promptly be readjusted to the Conversion Rate which would then be in effect had the adjustment upon the issuance of such rights, warrants or options been made on the basis of the actual number of shares of Series A TCI Group Common Stock (or Convertible Securities) issued upon the exercise of such rights, warrants or options (or conversion of such Convertible Securities).

     No adjustment shall be made under this paragraph 7(d) if the adjusted Conversion Rate would be lower than the Conversion Rate in effect immediately prior to such adjustment.

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

     (e) Adjustments for Other Distributions. If, after the Issue Date (i) the Company distributes to all holders of shares of Series A TCI Group Common Stock any assets or debt securities or any rights, warrants or options to purchase securities (excluding (x) dividends or distributions referred to in paragraph 7(c) (except as otherwise provided in clause (ii) of this sentence) and distributions of rights, warrants or options referred to in paragraph 7(d) and
(y) cash dividends or other cash distributions, unless such cash dividends or cash distributions are Extraordinary Cash Dividends), or (ii) the Company makes a dividend or distribution of Redeemable Capital Stock on, or issues Redeemable Capital Stock by reclassification of, the Series A TCI Group Common Stock by reclassification of, the Series A TCI Group Common Stock and determines pursuant to paragraph 7(c) to treat the same as a distribution of assets of the Company subject to this paragraph 7(e), then in each such event the Conversion Rate shall be adjusted by dividing the Conversion Rate in effect immediately prior to the opening of business on (A) the record date for the determination of stockholders entitled to receive the distribution or (B) in the case of a reclassification, the effective date of such reclassification by a fraction, of which the numerator shall be the total number of shares of Series A TCI Group Common Stock outstanding on such record date or immediately prior to such effective date multiplied by the Current Market price on the Determination Date, less the fair market value (as determined in good faith by the Board of Directors) on such record date or effective date of said assets (or Redeemable Capital Stock) or debt securities or rights, warrants or options so distributed to the holders of Series A TCI Group Common Stock (and to the holders of Convertible Securities and Series B TCI Group Common Stock referred to in the immediately succeeding paragraph of this paragraph 7(e) if the distribution to which this paragraph 7(e) applies is also being made to such holders), and of which the denominator shall be the total number of shares of Series A TCI Group Common Stock outstanding on such record date or immediately prior to such effective date multiplied by such Current Market Price.

     For purposes of this paragraph 7(e), the number of shares of Series A TCI Group Common Stock outstanding on any relevant date shall be deemed to include
(i) the maximum number of shares of Series A TCI Group Common Stock the issuance of which would be outstanding on such date which are then exercisable, exchangeable or convertible at a price (before giving effect to any adjustment to such price for the distribution to which this paragraph 7(e) is being applied) equal to or less than the Current Market Price on the applicable Determination Date, if all of such Convertible Securities were deemed to have been exercised, exchanged or converted immediately prior to the opening of business on such date and (ii) if the Series B TCI Group Stock is then convertible into Series A TCI Group Common Stock the issuance of which would be necessary to effect the full conversion of all shares of Series B TCI Group Common Stock outstanding on such date, if all of such shares of Series B TCI Group Common Stock were deemed to have been converted immediately prior to the opening of business on such date.

     For purposes of this paragraph 7(e), the term "Extraordinary Cash Dividend" shall mean any cash dividend with respect to the Series A TCI Group Common Stock the amount of which, together with the aggregate amount of cash dividends on the Series A TCI Group Common Stock to be aggregated with such cash dividend in accordance with the following provisions of this paragraph, equals or exceeds the threshold percentage set forth below in the following sentence. If, upon the date prior to the Ex-Dividend Date with respect to a cash dividend on Series A TCI Group Common Stock, the aggregate of the amount of such cash dividend together with the amounts of all cash dividends on the Series A TCI Group Common Stock with Ex-Dividend Dates occurring in the 365 consecutive day period ending on the date prior to the Ex-Dividend Date with respect to the cash dividend to which this provision is being applied (other than any such other cash dividends with Ex-Dividend Dates occurring in such period for which a prior adjustment in the Conversion Rate was previously made under this paragraph 7(e)) equals or exceeds on a per share basis 10% of the average of the Closing Prices during the period beginning on the date after the first such Ex-Dividend Date in such period and ending on the date prior to the Ex-Dividend Date with respect to the cash dividend to which this provision is being applied (except that if no other cash dividend has had an Ex-Dividend Date occurring in such period, the period for calculating the average of the Closing Prices shall be the period commencing 365 days prior to the date immediately prior to the Ex-Dividend Date with respect to the cash dividend to which this provision is being applied), such cash dividend together with each other cash dividend with an Ex-Dividend Date occurring in such 365-day period that is aggregated with such cash dividend in accordance with this paragraph shall be deemed to be an Extraordinary Cash Dividend.

     The adjustment pursuant to the foregoing provisions of this paragraph 7(e) shall be made successively whenever any distribution to which this paragraph 7(e) applies is made, and shall become effective immediately after the record date for the determination of stockholders entitled to receive the distribution (or, in the case of a reclassification, the effective date). Shares of Series A TCI Group Common Stock owned by or held for the account of the Company shall not be deemed outstanding for the purpose of any such adjustment.

     No adjustment shall be made under this paragraph 7(e) if the adjusted Conversion Rate would be lower than the Conversion Rate in effect prior to such adjustment. In the event that, with respect to any distribution to which this paragraph 7(e) would otherwise apply, the numerator of the fraction in the formula set forth in the first paragraph of this paragraph 7(e) is zero or a negative number, then the adjustment provided by this paragraph 7(e) shall not be made. If the Company makes a distribution to all holders of its Series A TCI Group Common Stock of any of its assets or debt securities or any rights, warrants or options to purchase securities of the Company that, but for the immediately preceding sentence, would otherwise result in an adjustment in the Conversion Rate pursuant to the foregoing provisions of this paragraph 7(e), then, from and after the record date for determining the holders of Series A TCI Group Common Stock entitled to receive the distribution, a holder of Series G Preferred Stock that converts such shares in accordance with the provisions of this paragraph 7 will upon such conversion be entitled to receive, in addition to the shares of Series A TCI Group Common Stock into which such shares of Series G Preferred Stock are convertible, the kind and amount of securities, cash or other assets comprising the distribution that such holder would have received if such holder had converted such shares of Series G Preferred Stock immediately prior to the record date for determining the holders of Series A TCI Group Common Stock entitled to receive the distribution.

     (f) Consolidation, Merger or Sale of the Company. If the Company consolidates with or merges into, or transfers (other than by mortgage or pledge) the properties and assets substantially as an entirety to, another Person or the Company is a party to a merger or binding share exchange which reclassifies or changes its outstanding Series A TCI Group Common Stock, the Company (or its successor in such transaction) or the transferee of such properties and assets shall make appropriate provision so that the holders of the shares of Series G Preferred Stock then outstanding shall have the right thereafter to convert such shares into the kind and amount of securities, cash or other assets receivable upon such transaction by a holder of the number of shares of Series A TCI Group Common Stock into which such shares of Series G Preferred Stock could have been converted immediately before the effective date of such transaction (assuming, to the extent applicable, that such holder failed to exercise any rights of election with respect thereto and received per share of Series A TCI Group Common Stock the kind and amount of securities, cash or other assets received per share by a plurality of the non-electing shares of Series A TCI Group Common Stock), and the holders of the Series G Preferred Stock shall have no other conversion rights under these provisions; provided that (i) effective provision shall be made, in the Articles or Certificate of Incorporation of the resulting or surviving corporation or otherwise or in any contracts of sale or transfer, so that the provisions set forth herein for the protection of the conversion rights of Series G Preferred Stock shall thereafter be made applicable, as nearly as reasonable may be, to any such other securities and assets deliverable upon conversion of the Series G Preferred Stock remaining outstanding or other convertible preferred stock or other securities received by the holders of Series G Preferred Stock in place thereof; and (ii) any such resulting or surviving corporation or transferee shall expressly assume the obligation to deliver, upon the exercise of the conversion privilege, such securities, cash or other assets as the holders of the Series G Preferred Stock remaining outstanding, or other convertible preferred stock or other securities received by the holders in place thereof, shall be entitled to receive pursuant to the provisions hereof, and to make provision for the protection of the conversion rights of the Series G Preferred Stock, or of any other convertible preferred stock or other securities received by the holders in place thereof, as provided in clause (i) of this sentence.

     If this paragraph 7(f) applies, paragraphs 7(c), 7(d) and 7(e) shall not apply.

     (g) Effect of Redemption. Subject to paragraph 7(j) and to the remaining provisions of this paragraph 7(g), in the event that a holder of Series G Preferred Stock would be entitled to receive upon conversion thereof pursuant to this paragraph 7 any Redeemable Capital Stock and the Company redeems, exchanges or otherwise acquires all of the outstanding shares or other units of such Redeemable Capital Stock (such event being a "Redemption Event"), then, from and after the effective date of such Redemption Event, the holders of shares of Series G Preferred Stock then outstanding shall be entitled to receive upon conversion of such shares, in lieu of shares or units of such Redeemable Capital Stock, the kind and amount of securities, cash or other assets receivable upon the Redemption Event by a holder of the number of shares or units of such Redeemable Capital Stock into which such shares of Series G Preferred Stock could have been converted immediately prior to the effective date of such Redemption Event (assuming, to the extent applicable, that such holder failed to exercise any rights of election with respect thereto and received per share or unit of such Redeemable Capital Stock the kind and amount of securities, cash or other assets received per share or unit by a plurality of the non-electing shares or units of such Redeemable Capital Stock), and (from and after the effective date of such Redemption Event) the holders of the Series G Preferred Stock shall have no other conversion rights under these provisions with respect to such Redeemable

Capital Stock.

     Notwithstanding the foregoing, if the Redemption price for the shares of such Redeemable Capital Stock is paid in whole or in part in Redemption Securities, and the Mirror Preferred Stock Condition is met, the Series G Preferred Stock shall not be convertible into such Redemption Securities and, from and after the applicable redemption date, the holders of any shares of Series G Preferred Stock that have not been exchanged for Mirror Preferred Stock and Exchange Preferred Stock shall have no conversion rights under these provisions except for any conversion right that may have existed immediately prior to the effective date of the Redemption Event with respect to any securities (including the Series A TCI Group Common Stock), cash or other assets other than the Redeemable Capital Stock so Redeemed. The Mirror Preferred Stock Condition will be met in connection with a redemption of any Redeemable Capital Stock into which the Series G Preferred Stock is then convertible, if the Company makes appropriate provision so that the holders of the Series G Preferred Stock have the right to exchange their shares of Series G Preferred Stock on the effective date of the Redemption Event for Exchange Preferred Stock of the Company and Mirror Preferred Stock of the issuer of the Redemption Securities. The sum of the initial liquidation preferences of the shares of Exchange Preferred Stock and Mirror Preferred Stock delivered in exchange for a share of Series G Preferred Stock will equal the Liquidation Preference of a share of Series G Preferred Stock on the effective date of the Redemption Event. The Mirror Preferred Stock will have an aggregate initial liquidation preference equal to the product of the aggregate Liquidation Preference of the shares of Series G Preferred Stock exchanged therefor and the quotient of (x) the product of the Conversion Rate for the Redeemable Capital Stock to be Redeemed (determined immediately prior to the effective date of the Redemption Event) and the average of the daily Closing Prices of the Redeemable Capital Stock for the period of ten consecutive trading days ending on the third trading day prior to the effective date of the Redemption Event, divided by (y) the sum of the amount determined pursuant to clause (x), plus the fair value of the securities (other than those being Redeemed), cash or other assets that would have been receivable by a holder of Series G Preferred Stock upon conversion thereof immediately prior to the effective date of the Redemption Event (such fair value to be determined in the case of securities with a Closing Price in the same manner as provided in clause (x) and otherwise by the Board of Directors in the exercise of its good faith judgment). The shares of Exchange Preferred Stock will have an aggregate initial liquidation preference equal to the difference between the aggregate Liquidation Preference of the shares of Series G Preferred Stock exchanged therefore and the aggregate initial liquidation preference of the Mirror Preferred Stock.

     When used in connection with a redemption by the Company of any Redeemable Capital Stock into which the Series G Preferred Stock is then convertible, the following terms have the following meanings:

          (i) "Redemption Securities" means securities of an issuer other than the Company that are distributed by the Company in payment, in whole or in part, of the redemption price for such Redeemable Capital Stock.

          (ii) "Mirror Preferred Stock" means convertible preferred stock issued by the issuer of the Redemption Securities and having terms, conditions, designations, dividend rights, voting powers, rights on liquidation and other preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof that are identical, or as nearly so as is practicable in the good faith judgment of the Board of Directors, to those of the Series G Preferred Stock for which such Mirror Preferred Stock is exchanged, except that (x) the liquidation preference will be determined as provided above in this paragraph 7(g), (y) the running of any time periods pursuant to the terms of the Series G Preferred Stock shall be tacked to the corresponding time periods in the Mirror Preferred Stock and (z) the Mirror Preferred Stock shall be convertible into the kind and amount of Redemption Securities, cash and other assets that the holder of a share of Series G Preferred Stock in respect of which such Mirror Preferred Stock is issued pursuant to the terms hereof would have received upon redemption of the Redeemable Capital Stock had such shares of Series G Preferred Stock been converted prior to the effective date of the Redemption Event.

          (iii) "Exchange Preferred Stock" means a series of convertible preferred stock of the Company having terms, conditions, designations, dividend rights, voting powers, rights on liquidation and other preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof that are identical, or as nearly so as is practicable in the good faith judgment of the Board of Directors, to those of the Series G Preferred Stock for which such Exchange Preferred Stock is exchanged, except that (x) the liquidation preference will be determined as provided above in this paragraph 7(g), (y) the running of any time periods pursuant to the terms of the Series G Preferred Stock shall be tacked to the corresponding time period in the Exchange Preferred Stock and (z) the Exchange Preferred Stock will not be convertible into, and the holders will have no conversion rights thereunder with respect to, the Redeemable Capital Stock redeemed in the Redemption Event.

     Notwithstanding the second paragraph of this paragraph 7(g), the Mirror Preferred Stock Condition shall only be deemed to have been satisfied in connection with any Redemption Event if, in the good faith determination of the Board of Directors: (i) receipt of Mirror Preferred Stock and/or Exchange Preferred Stock in exchange for Series G Preferred Stock pursuant to the second paragraph of this paragraph 7(g) would not result in the recognition of gain or loss by the holders of such Series G Preferred Stock for United States federal income tax purposes; (ii) an adjustment made in the Conversion Rate of the Series G Preferred Stock with respect to such Redemption Event, as provided in the first paragraph of this paragraph 7(g), would result in the recognition of gain or loss by the holders of Series G Preferred Stock for United States federal income tax purposes; or (iii) receipt of Redemption Securities in redemption of the Redeemable Capital Stock to be redeemed in the Redemption Event would result in the recognition of gain or loss by the holders of such Redeemable Capital Stock, as the case may be.

     (h) Simultaneous Adjustments. In the event that this paragraph 7 requires adjustments to the Conversion Rate under more than one of paragraph 7(c)(iv),
(d) or (e), and the record dates for the distributions giving rise to such adjustments shall occur on the same date, then such adjustments shall be made by applying, first, the provisions of paragraph 7(c), second, the provisions of paragraph 7(e) and, third, the provisions of paragraph 7(d).

     (i) When Adjustment May Be Deferred. In any case in which this paragraph 7 shall require that an adjustment shall become effective immediately after a record date for an event, the Company may defer until the occurrence of such event (x) issuing to the holder of any shares of Series G Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Series A TCI Group Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of Series A TCI Group Common Stock issuable upon such conversion before giving effect to such adjustment and (y) paying to such holder cash or its check in lieu of any fractional interest to which he is entitled pursuant to paragraph 7(o); provided, however, that the Company shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares of Series A TCI Group Common Stock, and such cash, upon the occurrence of the event requiring such adjustment.

     (j) De Minimis Adjustment; When Adjustment Is Not Required. No adjustments in the Conversion Rate need be made unless the adjustment would require an increase or decrease of at least one percent (1%) in the Conversion Rate. Any adjustment which is not made shall be carried forward and taken into account in any subsequent adjustment.

     All calculations under this paragraph 7 shall be made to the nearest cent or to the nearest 1/1000th of a share, as the case may be.

     No adjustment need be made for rights to purchase shares of Series A TCI Group Common Stock or for sales of shares of Series A TCI Group Common Stock which in either case are made pursuant to a Company plan providing for reinvestment of dividends or interest or pursuant to a bona fide employee stock option or stock purchase plan of the Company. No adjustment need be made for a change in the par value of the Series A TCI Group Common Stock.

     No adjustment need be made under this paragraph 7 for a transaction referred to in paragraph 7(c), 7(d), 7(e) or 7(g) if holders of the Series G Preferred Stock are to participate in the transaction on a basis and with notice that the Board of Directors in good faith determines to be fair and appropriate in light of the basis and notice on which holders of Series A TCI Group Common Stock participate in the transaction; provided that the basis on which the holders of shares of Series G Preferred Stock are to participate in the transaction shall not be deemed to be fair if it would require the holder to convert his shares of Series G Preferred Stock, in order to participate, at any time prior to the expiration of the conversion period specified for the shares of Series G Preferred Stock pursuant to paragraph 7(a) of this Certificate of Designations. The immediately preceding sentence shall apply to any transaction referred to in paragraph 7(c), 7(d), 7(e) or 7(g) only if, in good faith determination of the Board of Directors: (i) participation in such transaction by the holders of the Series G Preferred Stock would not result in the recognition of gain or loss by such holders of United States federal income tax purposes; (ii) an adjustment made in the Conversion Rate of the Series G Preferred Stock in lieu of participating in such transaction, pursuant to this paragraph 7, would result in the recognition of gain or loss by holders of Series G Preferred Stock for United States federal income tax purposes; or (iii) participation in such transaction by the holders of the Series A TCI Group Common Stock would result in the recognition of gain or loss by such holders for United States federal income tax purposes.

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

     To the extent the shares of Series G Preferred Stock become convertible into cash, no adjustment need be made thereafter as to the cash. Interest will not accrue on the cash.

     (k) Company Determination Final. Any determination required to be made pursuant to paragraph 7(c), 7(d), 7(e), 7(f), 7(g), 7(h), 7(j) or 7(o) shall be made by the Board of Directors (whether or not reference to the Board of Directors is expressly made in any such paragraph) and any determination so made in good faith shall be conclusive and binding, absent manifest error, on the holders of shares of Series G Preferred Stock. In making any determination as to the expected tax treatment of any action, transaction or event referred to herein, including, without limitation, the determinations provided for in the last paragraph of Paragraph 7(g) and the last sentence of the fourth paragraph of paragraph 7(j), the Board of Directors shall be entitled to rely conclusively on (i) an opinion of counsel rendered by a law firm acceptable to the Board of Directors, acting in good faith, or (ii) a private letter ruling from the Internal Revenue Service, to such effect, which opinion of counsel or private letter ruling may be based upon such assumptions, and be subject to such qualifications, conditions and limitations, as the Board of Directors shall in good faith determine to be appropriate under the circumstances. Any such determination by the Board of Directors shall be based on the expected United States federal income tax consequences applicable to the transaction in question, without regard to special tax rules such as those applicable to dealers in securities, foreign persons, mutual funds, insurance companies, tax-exempt entities and holders ho do not hold the securities or other property in question as capital assets, or the personal circumstances of any particular stockholder.

     (l) Notice of Adjustment. Whenever the provisions of this paragraph 7 require an adjustment of the Conversion Rate, the Company shall promptly compute such adjustment and (i) file with the transfer agent for the Series G Preferred Stock (or with the books of the Company if there is no transfer agent) an Officers' Certificate setting forth a description of the event requiring the adjustment, the new Conversion Rate (including a reasonable detailed calculation thereof), and the kind and amount of capital stock or other securities or cash or other assets into which the Series G Preferred Stock shall be convertible after such event, and (ii) cause a notice containing a summary of the information set forth in said certificate to be given to the holders of Series G Preferred Stock. Where appropriate, such notice may be given in advance and included as a part of the notice required to be given under the provisions of paragraph 7(m).

     (m)  Advance Notice of Certain Transactions.  If the Company:

          (i) takes any action which would require an adjustment in the Conversion Rate;

          (ii) is a party to a consolidation, merger or binding share exchange, or transfers all or substantially all of its assets to another Person, and any stockholders of the Company must approve the transaction; or

          (iii) voluntarily or involuntarily dissolves, liquidates or winds up,

then, in any such event, the Company shall give the holders of the Series G Preferred Stock, at least twenty (20) days prior to any record date or other date set for definitive action if there shall be no record date, a notice stating the record date for and the anticipated effective date of such action or event and, if the event is a dividend or distribution or issuance by reclassification of Redeemable Capital Stock, whether the Company has determined to adjust the Conversion Rate pursuant to paragraph 7(c), or 7(e), provided, however, that any notice required hereunder shall in any event be given no later than the time that notice is given to the holders of Series A TCI Group Common Stock. Without limiting the obligation of the Company to provide notice of corporate actions hereunder, the failure to mail the notice or any defect in it shall not affect the legality or validity or any corporate action or the vote thereon.

     (n) Reservation of Series A TCI Group Common Stock Issuable Upon Conversion. The Company shall at all times on and after the Issue Date reserve and keep available out of its authorized but unissued shares of Series A TCI Group Common Stock, solely for the purpose of effecting the conversion of the shares of Series G Preferred Stock, such number of its shares of Series A TCI Group Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series G Preferred Stock; provided that nothing contained herein shall be construed to preclude the Company from satisfying its obligations in respect of the conversion of the outstanding shares of Series G Preferred Stock by delivery of shares of Series A TCI Group Common Stock which are held in the treasury of the Company. The Company shall take all such corporate and other actions as from time to time may be necessary to insure that all shares of Series A TCI Group Common Stock issuable upon conversion of shares of Series G Preferred Stock at the Conversion Rate in effect from time to time will, when issued, be duly and validly authorized and issued, fully paid and nonassessable, and free from all preemptive or similar rights. in order that the Company may issue shares of Company will in good faith and as expeditiously as possible endeavor to comply with all applicable Federal and state securities laws and will in good faith and as expeditiously as possible endeavor to list such shares to be issued upon conversion on such national securities exchange or national securities association, if any, on which the Series A TCI Group Common Stock is then listed.

     (o) Fractional Shares. No fractional shares of Series A TCI Group Common Stock or scrip shall be issued upon conversion of the Series G Preferred Stock. Whether or not fractional shares would otherwise be required to be issued to a holder of Series G Preferred Stock upon such conversion shall be determined on the basis of the total number of shares of Series G Preferred Stock the holder is at the time converting into Series A TCI Group Common Stock and the total number of shares of Series A TCI Group Common Stock issuable upon such conversion. In lieu of the issuance of fractional shares of Series A TCI Group Common Stock, the Company shall pay instead an amount in cash or by its check equal to the same fraction of the Closing Price of a full share of Series A TCI Group Common Stock on the last full trading day prior to the Conversion Date.

     (p) Impairment. The Company will not, by amendment of this Certificate of Designations or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, other than as expressly permitted by this Certificate of Designations or approved by the requisite vote or written consent of the holders of Series G Preferred Stock taken or given in accordance with this Certificate, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this paragraph 7 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series G Preferred Stock against impairment.

     8.   Voting.

     (a) Voting Rights. The holders of Series G Preferred Stock shall have no voting rights whatsoever, except as required by law and except for the voting rights described in this paragraph 8; provided, however, that the number of authorized shares of Series G Preferred Stock may be increased or decreased (but not below the number of shares of Series G Preferred Stock then outstanding) by the affirmative vote of the holders of at least 66 2/3% of the total voting power of the then outstanding Voting Securities (as defined in Section A of Article VIII of the Restated Certificate of Incorporation of the Company (the "Restated Certificate")), voting together as a single class as provided in
Article IX of the Restated Certificate. Without limiting the generality of the foregoing, no vote or consent of the holders of Series G Preferred Stock shall be required for (a) the creation of any indebtedness of any kind of the Company,
(b) the creation or designation of any class or series of Senior Stock, Parity Stock or Junior Stock, or (c) any amendment to the Restated Certificate that would increase the number of authorized shares of Preferred Stock or the number of authorized shares of Series G Preferred Stock or that would decrease the number of authorized shares of Preferred Stock or the number of authorized shares of Series G Preferred Stock (but not below the number of shares of Preferred Stock or Series G Preferred Stock, as the case may be, then outstanding).

     (b) Election of Directors. The holders of the Series G Preferred Stock shall have the right to vote at any annual or special meeting of stockholders for the purpose of electing directors. Each share of Series G Preferred Stock shall have one vote for such purpose, and shall vote as a single class with all other classes or series of capital stock of the Company that are entitled to vote in any general election of directors, unless the instrument creating or evidencing such class or series of capital stock otherwise expressly provides.

     9. No Preemptive Rights. The holders of shares of Series G Preferred Stock shall have no preemptive rights, including preemptive rights with respect to any shares of capital stock or other securities of the Company convertible into or carrying rights or options to purchase any such shares.

     10. Waiver. Any provision of this Certificate of Designations which, for the benefit of the holders of Series G Preferred Stock, prohibits, limits or restricts actions by the Company, or imposes obligations on the Company, including but not limited to provisions relating to the obligation of the Company to redeem or convert such shares, may be waived in whole or in part, or the application of all or any part of such provision in any particular circumstance or generally may be waived, in each case by the affirmative vote or with the consent of the holders of at least a majority of the number of shares of Series G Preferred Stock then outstanding (or such greater percentage thereof as may be required by applicable law or any applicable rules of any national securities exchange or national interdealer quotation system), either in writing or by vote at an annual meeting or a special meeting called for such purpose at which the holders of Series G Preferred Stock shall vote as a separate class.

     11. Method of Giving Notices. Any notice required or permitted by the provisions of this Certificate of Designations to be given to the holders of shares of Series G Preferred Stock shall be deemed duly given if deposited in the United States mail, first class mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Company or supplied by him in writing to the Company for the purpose of such notice.

     12. Exclusion of Other Rights. Except as may otherwise be required by law and except for the equitable rights and remedies which may otherwise be available to holders of Series G Preferred Stock, the shares of Series G Preferred Stock shall not have any designations, preferences, limitations or relative rights other than those specifically set forth in this Certificate of Designations.

     13. Headings of Subdivisions. The headings of the various subdivisions of this Certificate of Designations are for convenience of reference only and shall not affect the interpretation of any of the provisions of this Certificate of Designations.

     FURTHER RESOLVED, that the appropriate officers of this Company are hereby authorized to execute and acknowledge a certificate setting forth these resolutions and to cause such certificate to be filed and recorded in accordance with the requirements of Section 151(g) of the General Corporation Law of the State of Delaware."

     The undersigned has signed this Certificate of Designations on this 25th day of January, 1996.

                                                 /s/ Stephen M. Brett
                                                 -------------------------------
                                                 Name:  Stephen M. Brett
                                                 Title: Executive Vice President

                               State of Delaware

                       OFFICE OF THE SECRETARY OF STATE                   PAGE 1


                        _______________________________

     I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF "TELE-COMMUNICATIONS, INC.", FILED IN THIS OFFICE ON THE TWENTY-FIFTH DAY OF JANUARY, A.D. 1996, AT 3:05 O'CLOCK P.M.

     A CERTIFIED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OR DEEDS FOR RECORDING.

                                    [SEAL]
                                             /s/ EDWARD J. FREEL
                                             -----------------------------------
                                             Edward J. Freel, Secretary of State

                                             AUTHENTICATION:


2371729 8100                                                      DATE:  7804670
960024231                                                               01-25-96

                                                               STATE OF DELAWARE
                                                              SECRETARY OF STATE
                                                        DIVISION OF CORPORATIONS
                                                       FILED 03:05 PM 01/25/1996
                                                             980024220 - 2371729

                           TELE-COMMUNICATIONS, INC.

                          CERTIFICATE OF DESIGNATIONS

                                _______________

                        SETTING FORTH A COPY OF RESOLUTION
                      CREATING AND AUTHORIZING THE ISSUANCE
                   OF A SERIES OF PREFERRED STOCK DESIGNATED AS
                   "REDEEMABLE CONVERTIBLE LIBERTY MEDIA GROUP
                            PREFERRED STOCK, SERIES H"
                        ADOPTED BY THE BOARD OF DIRECTORS
                           OF TELE-COMMUNICATIONS, INC.

                                _______________

     The undersigned, an executive Vice President of TELE-COMMUNICATIONS, INC., a Delaware corporation (the "Company"), HEREBY CERTIFIES that the Board of Directors of the Company on December 13, 1995, duly adopted the following resolutions creating a new series of the Company's Series Preferred Stock:

     "BE IT RESOLVED, that pursuant to authority expressly granted by the provisions of Article IV, Section D of the Restated Certificate of Incorporation of the Company, the Board of Directors hereby creates and authorizes the issuance of a new series of the Company's Series Preferred Stock, par value $.01 per share ("Series Preferred Stock"), and hereby fixes the powers, designations, dividend rights, voting powers, rights on liquidation, conversion rights, redemption rights and other preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions of the shares of such series (in addition to the powers, designations, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof set forth in the Restated Certificate of Incorporation that are applicable to each class and series of the Company's preferred stock, par value $.01 per share ("Preferred Stock")) as follows:

     1. Designation Number of Shares. The designation of the series of Series Preferred Stock, par value $.01 per share, of the Company created hereby shall be "Redeemable Convertible Liberty Media Group Common Stock, Series H" ("Series H Preferred Stock"). The designated number of shares of Series H Preferred Stock shall be 7,259,380. Each share of Series H Preferred Stock shall be 7,259,380. Each share of Series H Preferred Stock shall have a stated value of $5.40 ("Stated Value").

     Any shares of Series H Preferred Stock redeemed, converted or otherwise acquired by the Company shall be retired, shall not be reissued as shares of Series H Preferred Stock and shall resume the status of authorized and unissued shares of Series Preferred Stock, without designation as to series, until such shares are once more designated as part of a particular series of Series Preferred Stock by the Board of Directors.

     2. Certain Definitions. Unless the context otherwise requires, the terms defined in this paragraph 2 shall have, for all purposes of this Certificate of Designations, the meanings herein specified:

     "Anniversary Date" shall mean January 25, 1997.

     "Average Market Price" as of any Record Date or Special Record Date for a dividend payment declared by the Board of Directors shall mean the average of the daily Closing Prices of the Series A TCI Group Common Stock for the period of ten (10) consecutive trading days ending on the tenth trading day prior to such Record date or Special Record Date, appropriately adjusted in such manner as the Board of Directors in good faith deems appropriate to take into account any stock dividend on the Series A TCI Group Common Stock, or any subdivision, combination or reclassification of the Series A TCI Group Common Stock that occurs, or the Ex-Dividend date for which occurs, during the period following the first trading day in such ten-trading day period and ending on the last full trading day immediately preceding the Dividend Payment Date or other date fixed for the payment of dividends to which such Record Date or Special Record Date relates.

     "Board of Directors" shall mean the Board of Directors of the Company, and, unless the context indicates otherwise, shall also mean, to the extent permitted by law, any committee thereof authorized, with respect to any particular matter, to exercise the power of the Board of Directors of the Company with respect to such matter.

     "Business Day" shall mean any day other than a Saturday Sunday, or a day on which banking institutions in The City of New York, New York are not required to be open.

     "capital stock" shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock.

     "Class B Preferred Stock" shall mean the Class B 6% Cumulative Redeemable Exchangeable Junior Preferred Stock, par value $.01 per share, of the Company.

     "Closing Price" of a share of Series A TCI Group Common Stock or of a share of Series A Liberty Media Group Common Stock, or a share of any other class or series of capital stock of the Company into which the Series H Preferred Stock may hereafter become convertible pursuant to paragraph 7, on any day shall mean the last reported per share sale price (or, if no sale price is reported, the average of the high and low bid prices) of the Series A TCI Group Common Stock, the Series A Liberty Media Group Common Stock or such capital stock, as the case may be, on such day on the Nasdaq Stock Market or as quoted by the National Quotation Bureau Incorporated or, if the Series A TCI Group Common Stock, the Series A Liberty Media Group Common Stock or such capital stock, as applicable, is listed on an exchange, on the principal exchange on which the Series A TCI Group Common Stock, the Series A Liberty Media Group Common Stock or such capital stock, as the case may be, is listed. In the event that no such quotation is available for any day, the Board of Directors shall be entitled to determine the Closing Price on the basis of such quotations as it in good faith considers appropriate.

     "Contingency" shall have the meaning set forth in paragraph 3(a.).

     "Conversion Date" of a share of Series H Preferred Stock shall mean the date on which the requirements for conversion of such share set forth in paragraph 7(b) of this Certificate of designations have been satisfied by the holder thereof.

     "Conversion Rate" shall mean the kind and amount of securities, assets or other property that as of any date are issuable or deliverable upon conversion of a share of Series H Preferred Stock. The Conversion Rate of a share of Series H Preferred Stock shall initially be .2625 shares of Series A Liberty Media Group Common Stock for each share of Series H Preferred Stock, subject to adjustment as set forth in paragraph 7 of this Certificate of Designations. In the event that pursuant to paragraph 7 of the Series H Preferred Stock becomes convertible into more than one class or series of capital stock of the Company, the term Conversion Rate, when used with respect to any such class or series, shall mean the number or fraction of shares or other units of such capital stock that as of any date would be issued upon conversion of a share of Series H Preferred Stock.

     "Convertible Securities" shall mean any or all options, warrants, securities and rights which are convertible into or exercisable or exchangeable for Series A Liberty Media Group Common Stock at the option of the holder thereof, or which otherwise entitle the holder thereof to subscribe for, purchase or otherwise acquire Series A Liberty Media Group Common Stock; provided, however, that such term shall not include the Series B Liberty Media Group Common Stock.

     "Career Market Price", on the Determination Date for any issuance of rights, warrants or options or any distribution in respect of which the Current Market Price is being calculated, shall mean the average of the daily Closing Prices of the Series A Liberty Media Group Common Stock for the shortest of:

          (i) the period of 30 consecutive trading days commencing 45 trading days before such Determination Date.

          (ii) the period commencing on the date next succeeding the first public announcement of the issuance of rights, warrants or options or the distribution in respect of which the Current Market Price is being calculated and ending on the last full trading day before such Determination Date, and

          iii) the period, if any, commencing on the date next succeeding the Ex-Dividend Date with respect to the next preceding issuance of rights, warrants or options or distribution for which an adjustment is required by the provisions of paragraph 7(c)(iv), 7(d) or 7(e), and ending on the last full trading day before such Determination Date.

     If the record date for an issuance of rights, warrants or options or a distribution for which an adjustment is required by the provisions of paragraph 7(c)(iv), 7(d) or 7(e) (the "preceding adjustment event") precedes the record date for the issuance or distribution in respect of which the Current Market Price is being calculated and the Ex-Dividend Date for such preceding adjustment event is on or after the Determination Date for the issuance or distribution in respect of which the Current Market Price is being calculated, then the Current Market Price shall be adjusted by deducting therefrom the fair market value (on the record date for the issuance or distribution in respect of which the Current Market Price is being calculated), as determined in good faith by the Board of Directors, of the capital stock, rights, warrants or options, assets or debt securities issued or distributed in respect of each share of Series A Liberty Media Group Common Stock in such preceding adjustment event. Further, in the event that the Ex-Dividend Date (or in the case of a subdivision, combination or reclassification to which paragraph 7(c)(i), (ii), (iii) or (v) applies occurs during the period in a manner determined in good faith by the Board of Directors to reflect the impact of such dividend, subdivision, combination or reclassification on the Closing prices of the Series A Liberty Media Group Common Stock during such period.

     "Determination Date" for any issuance of rights, warrants or options or any distribution to which paragraph 7(d) or 7(e) applies shall mean the earlier of
(i) the record date for the determination of stockholders entitled to receive the rights, warrants or options or the distribution to which such paragraph applies and (ii) the Ex-Dividend date for such rights, warrants or options or distribution.

     "Dividend Payment Date" shall mean the first day of each February and August, commencing with August 1, 1997, or the next succeeding Business Day if any such day is not a Business Day.

     "Dividend Period" shall mean the period from the Anniversary Date to but excluding the first Dividend Payment Date and, thereafter, each semi-annual period from and including a Dividend Payment Date to but excluding the next Dividend Payment Date.

    "Exchange Preferred Stock" shall have the meaning set forth in paragraph
7(g).

     "Ex-Dividend Date: shall mean the date on which "ex-dividend" trading commences for a dividend, an issuance of rights, warrants or options or a distribution to which any of paragraph 7(c), (d), or (e) applies in the over-the- counter market or on the principal exchange on which the Series A Liberty Media Group Common Stock is then quoted or listed.

     "Issue Date" shall mean the date on which shares of Series H Preferred Stock are first issued.

     "Junior Stock" shall mean (i) the TCI Group Common Stock, (ii) the Liberty Media Group Common Stock, (iii) the Class B Preferred Stock, (iv) any other class or series of capital stock, whether now existing or hereafter created, of the Company, other than (A) the Series H Preferred Stock, (B) any class or series of Parity Stock (except to the extent provided under clause (v) hereof) and (C) any class or series of Senior Stock, and (v) above, a class or series of Parity Stock shall rank junior to the Series H Preferred Stock as to dividend rights, rights of redemption or rights on liquidation if the holders of shares of Series H Preferred Stock shall be entitled to dividend payments, payments on redemption or payments of amounts distributable upon dissolution, liquidation or winding up of the Company, as the case may be, in preference or priority to the holders of shares of such class or series of Parity Stock.

     "Liberty Media Group Common Stock" shall mean the Series A Liberty Media Group Common Stock and the Series B Liberty Media Group Common Stock.

     "Liquidation Preference" measured per share of the Series H Preferred Stock as of any date in question (the "Relevant Date") shall mean an amount equal to the sum of (a) the Stated Value of such share, plus (b) an amount equal to all dividends accrued on such share which pursuant to paragraph 3(d) of this Certificate of Designations have been added to and remain a part of the Liquidation Preference as of the Relevant Date, plus (c) for purposes of determining the amounts payable pursuant to paragraph 4 and paragraph 5 of this Certificate of Designations and the definition of Redemption Price, an amount equal to all unpaid dividends accrued on the sum of the amounts specified in clauses (a) and (b) above during the period from and including the immediately preceding Dividend Payment Date (or the Anniversary Date if the Relevant Date is on or prior to the first Dividend Payment Date) to but excluding the Relevant Date, and, in the case of clauses (b) and (c) hereof, whether or not such unpaid dividends have been declared or there are any unrestricted funds of the Company legally available for the payment of dividends, In connection with the determination of the Liquidation Preference of a share of Series H Preferred Stock upon redemption or upon liquidation, dissolution or winding up of the company, the Relevant Date shall be the applicable date of redemption or the date of distribution of amounts payable to stockholders in connection with any such liquidation, dissolution or winding up.

     "Mirror Preferred Stock" shall have the meaning set forth in paragraph
7(g).

     "1933 Act" shall mean the Securities act of 1933, as amended from time to time, or any successor statute, and the rules and regulations promulgated thereunder.

     "Officers' Certificate" shall mean a certificate signed by the chairman of the Board, President or any Senior Vice President of the Company and by the Treasurer or any Assistant Treasurer of the Company.

     "Parity Stock" shall mean any class or series of capital stock, whether now existing or hereafter created of the Company ranking on a parity basis with the Series H Preferred Stock as to dividend rights, rights of redemption or rights on liquidation. Capital stock of any class or series, whether now existing or hereafter created, shall rank on a parity as to dividend rights, rights of redemption or rights on liquidation with the Series H Preferred Stock, whether or not the dividend rates, dividend payment dates, redemption or liquidation prices per share or sinking fund or mandatory redemption provisions, if any, are different form those of the Series H Preferred Stock, if the holders of shares of such class or series shall be entitled to dividend payments, payments on redemption or payments of amounts distributable upon dissolution, liquidation or winding up of the Company, as the case may be, in proportion to their respective accumulated and accrued and unpaid dividends, redemption prices or liquidation prices, respectively, without preference or priority, one over the other, as between the holders of shares of such class or series and the holders of Series H Preferred Stock. No class or series of capital stock that ranks junior to the Series H Preferred Stock as to rights on liquidation shall rank or be deemed to rank on a parity basis with the Series H Preferred Stock as to dividend rights or rights of redemption, unless the instrument creating or evidencing such class or series of capital stock otherwise expressly so provides. The Series C Preferred Stock, the Series D Preferred Stock, the Series F Preferred Stock and the Series G Preferred Stock rank on a parity basis with the Series H Preferred Stock as to dividend rights, rights of redemption and rights on liquidation and constitute "Parity Stock" for purposes of this Certificate of Designations.

     "Person" shall mean any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated organization, government or agency or political subdivision thereof, or other entity, whether acting in an individual, fiduciary or other capacity.

     "Record Date" for the dividends payable on any Dividend Payment Date shall mean the 15th day of the month preceding the month during which such Dividend Payment Date shall occur as and if designated by the Board of Directors.

     "Redeemable Capital Stock" shall have the meaning set forth in paragraph 7(c).

     "Redemption Date" as to any share of Series H Preferred Stock shall mean the date fixed for redemption of such share pursuant to paragraph 5(a) or 5(b) of this Certificate of Designation, provided that no such date will be a Redemption Date unless the applicable

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

Redemption Price is actually paid in full on such date or the consideration sufficient for the payment thereof, and for no other purpose, has been set apart or deposited in trust as contemplated by paragraph 5(d) of this Certificate of Designations.

     "Redemption Price", as to any share of Series H Preferred Stock that is to be redeemed on any Redemption Date, shall mean the Liquidation Preference thereof on such Redemption Date.

     "Redemption Securities" shall have the meaning set forth in paragraph 7(g).

     "Senior Stock" shall mean any class or series of capital stock of the Company hereafter created ranking prior the Series H Preferred Stock as to dividend rights, rights of redemption or rights on liquidation. Capital stock of any class or series shall rank prior to the Series H Preferred Stock as to dividend rights, rights of redemption or rights on liquidation if the holders of shares of such class or series shall be entitled to dividend payments, payments of the Company, as the case may be, in preference or priority to the holders of shares of Series H Preferred Stock. No class or series of capital stock that ranks on a parity basis with or junior to the Series H Preferred Stock as to rights on liquidation shall rank or be deemed to rank prior to the Series H Preferred Stock as to dividend rights or rights of redemption, notwithstanding that the dividend rate, dividend payment dates, sinking fund provisions, if any, or mandatory redemption provisions thereof are different from those of the Series H Preferred Stock, unless the instrument creating or evidencing such class or series of capital stock otherwise expressly so provides.

     "Series A Liberty Media Group Common Stock" shall mean the Tele-Communications, Inc. Series A Liberty Media Group Common Stock, par value $1.00 per share, which term shall include, where appropriate, in the case of any reclassification, recapitalization or other change in the Series A Liberty Media Group Common Stock, or in the case of a consolidation or merger of the Company with or into another Person affecting the Series A Liberty Media Group Common Stock, such capital stock to which a holder of Series A Liberty Media Group Common Stock shall be entitled upon the occurrence of such event.

     "Series A TCI Group Common Stock" shall mean the Tele-Communications, Inc. Series A TCI Group Common Stock, par value $1.00 per share, which term shall include, where appropriate, in the case of any reclassification, recapitalization or other change in the Series A TCI Group Common Stock, or in the case of a consolidation or merger of the Company with or into another Person affecting the Series A TCI Group Common Stock, such capital stock to which a holder of Series A TCI Group Common Stock shall be entitled upon the occurrence of such event.

     "Series B Liberty Media Group Common Stock" shall mean the Tele-Communications, Inc. Series B Liberty Media Group Common Stock par value $1.00 per share, which term shall include, where appropriate, in the case of any reclassification, recapitalization or other change in the Series B Liberty Media Group Common Stock, or in the case of a consolidation or merger of the Company with or into another Person affecting the Series B Liberty Media Group Common Stock, such shall be entitled upon the occurrence of such event.

     "Series B TCI Group Common Stock" shall mean the Tele-Communications, Inc. Series B TCI Group Common Stock, par value $1.00 per share, which term shall include, where appropriate, in the case of any reclassification, recapitalization or other change in the Series B TCI Group Common Stock, or in the case of a consolidation or merger of the Company with or into another Person affecting the Series B TCI Group Common Stock, such capital stock to which a holder of Series B TCI Group Common Stock shall be entitled upon the occurrence of such event.

     "Series C Preferred Stock" shall mean the Convertible Preferred Stock, Series C, par value $.01 per share, of the Company.

     "Series D Preferred Stock" shall mean the Convertible Preferred Stock, Series D, par value $.01 per share, of the Company.

     "Series F Preferred Stock" shall mean the Convertible Redeemable Participating Preferred Stock, Series F, par value $.01 per share, of the Company.

     "Series G Preferred Stock" shall have the meaning set forth in paragraph 1 of this Certificate of Designations.

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

     "Series H Preferred Stock" shall mean the Redeemable Convertible Liberty Media Group Preferred Stock, Series H, par value $.01 per share, of the Company.

     "Special record Date" hall have the meaning set forth in paragraph 3(d) of this Certificate of Designations.

     "Shared Value" of a share of Series H Preferred Stock shall have the meaning set forth in paragraph 1 of this Certificate of Designations.

     "Subsidiary" shall mean (i) a corporation (other than the Company) a majority of the capital stock of which, having voting power under ordinary circumstances to elect directors, is at the time, directly or indirectly, owned by the Company and/or one or more Subsidiaries of the Company and (ii) any other Person (other than a corporation) in which the Company and/or one or more Subsidiaries of the Company, directly or indirectly, has (x) a majority ownership interest and (y) the power to elect or direct the election of a majority of the members of the governing body of such entity.

     "Target Price" shall initially mean $27 and shall be appropriately adjusted to take into account any stock dividends on the Series A TCI Group Common Stock or the Series A Liberty Media Group Common Stock, or any stock splits, reclassifications or combinations of the Series A TCI Group Common Stock or the Series A Liberty Media Group Common Stock during the period following the Issue Date and ending on the Anniversary Date or on such earlier date, if any, as of which the Contingency is met.

     "TCI Group Common Stock" shall mean the Series A TCI Group Common Stock and the Series B TCI Group Common Stock.

     3.   Dividends

     (a) The Contingency. If the sum of (i) the Closing Price of the Series A TCI Group Common Stock, plus (ii) one-fourth of the Closing Price of the Series A Liberty Media Group Common Stock equals or exceeds the Target Price for any ten (10) consecutive trading days during the period of sixty-five (65) consecutive trading days ending on and including the last trading day immediately preceding the Anniversary Date (the "Contingency"), no dividends will accrue or be payable with respect to the Series H Preferred Stock.

     (b) Payment. In the event that the Contingency is not met, and only in such event, the holders of Series H Preferred Stock shall, subject to the prior preferences and other rights of any Senior Stock and to the provisions of paragraph 6 hereof, be entitled to receive, when and as declared by the Board of Directors out of unrestricted funds legally available therefor, cumulative dividends, in preference to dividends on any Junior Stock, which shall accrue as provided herein. Except as otherwise provided in paragraph 3(d) of this Certificate of Designations, dividends on each share of Series H Preferred Stock will, if the Contingency is not met, accrue on a daily basis at the rate of 4% per annum of the Liquidation Preference of such share from and including the Anniversary Date to but excluding the date on which the Liquidation Preference or Redemption Price of such share is made available pursuant to paragraph 4 or 5, respectively, of this Certificate of Designations or the date of conversion of such share pursuant to paragraph 7 hereof, as applicable. Dividends shall accrue as provided herein whether or not such dividends have been declared and whether or not there are any unrestricted funds of the Company legally available for the payment of dividends. Accrued dividends on the series H Preferred Stock shall be payable semiannually on each Dividend Payment Date, commencing on August 1, 1997, to the holders of record of the Series H Preferred Stock as of the close of business on the applicable Record Date. For purposes of determining the amount of dividends "accrued" (i) as of the first Dividend Payment Date and as of any date that is not a Dividend Payment Date, such amount shall be calculated on the basis of the rate per annum specified above in this paragraph 3(b) for the actual number of days elapsed from and including the Anniversary Date (in the case of the first Dividend Payment Date and any date prior to the first Dividend Payment Date) or the last preceding Dividend Payment Date (in the case of any other date) to but excluding the date as of which such determination is to be made, based on a 365-day year, and (ii) as of any Dividend Payment Date after the first Dividend payment Date, such amount shall be calculated on the basis of such rate per annum based on a 360-day year of twelve 30-day months. For so long as the Liquidation Preference of a share of Series H Preferred Stock is equal to the Stated Value per share, the amount of the dividend payable per share on the Dividend Payment Date for each full semi-annual Dividend Period shall be $.108.

  (c) Method of Payment. All dividends payable with respect to the shares of Series H Preferred Stock may be declared and paid,

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

in the sole discretion of the Board of Directors, in cash, through the issuance of shares of Series A TCI Group Common Stock or in any combination of the foregoing. If any dividend payment declared by the Board of Directors with respect to the shares of Series H Preferred Stock is to be paid in whole or in part through the issuance of shares of Series A TCI Group Common Stock, the amount of such dividend payment to be paid per share of Series H Preferred Stock in shares of Series A TCI Group Common Stock (the "Stock Dividend Amount") shall be satisfied and paid by the delivery to the holders of record of such shares of Series H Preferred Stock on the Record Date or Special Record Date, as the case may be, for such dividend payment, of a number of shares of Series A TCI Group Common Stock determined by dividing the Stock Dividend Amount by the Average Market Price of a share of Series A TCI Group Common Stock as of such Record Date or Special Record Date. The Company shall not be required to issue any fractional share of Series A TCI Group Common Stock to which any holder of Series H Preferred Stock may become entitled pursuant to this paragraph 3(c). The Board of Directors may elect to settle any final fraction of a share of Series A TCI Group Common Stock which a holder of one or more shares of Series H Preferred Stock would otherwise be entitled to receive pursuant to this paragraph 3(c) by having the Company pay to such holder, in lieu of issuing such fractional share, cash in an amount (rounded upward to the nearest whole cent) equal to the same fraction of the Average Market Price of a share of Series A TCI Group Common Stock as of the Record Date or Special Record Date, as the case may be, for the dividend payment with respect to which such shares of Series A TCI Group Common Stock who would otherwise be entitled to receive a fractional share of Series A TCI Group Common Stock on the Dividend payment Date or other date fixed for the payment of such dividend.

     All dividends paid with respect to the shares of Series H Preferred Stock pursuant to this paragraph 3 shall be paid pro rata to all the holders of shares of Series H Preferred Stock outstanding on the applicable Record Date or Special Record Date, as the case may be.

     (d) Unpaid Dividends. If an any Dividend Payment Date the Company, pursuant to applicable law or otherwise, shall be prohibited or restricted from paying the full dividends of which holders of Series H Preferred Stock, and any Parity Stock ranking on a parity basis with the Series H Preferred Stock with respect to the right to receive dividend payments, shall be entitled, the amount available for such payment pursuant to applicable law and which is not otherwise restricted (if any) shall be distributed among the holders of Series H Preferred Stock and any such Parity Stock ratably in proportion to the full amounts to which they would otherwise be entitled. On each Dividend Payment Date, all dividends that have accrued ton each share of Series H Preferred Stock during the Dividend Period ending on such Dividend Payment Date shall, to the extent not paid on such Dividend Payment Date for any reason (whether or not such unpaid dividends have been declared or there are any unrestricted funds of the Company legally available for the payment of dividends), be added cumulatively to the Liquidation Preference of such share and will remain a part thereof until such dividends are paid. The rate per annum at which dividends accrue in respect of that portion of the Liquidation Preference of a share of Series H Preferred Stock that consists of accrued unpaid dividends that have been added to the Liquidation Preference of such share on a Dividend Payment Date pursuant to this paragraph 3(d) and remain unpaid on the next succeeding Dividend Payment Date shall increase to 8.625% per annum from and after such next succeeding Dividend Payment Date to and including the date on which the Liquidation Preference or Redemption Price of such share is made available pursuant to paragraph 4 or 5, respectively, of this Certificate of Designations or the date of conversion of such share pursuant to paragraph 7 hereof, as applicable, unless the portion of the Liquidation Preference that consists of such accrued unpaid dividends is earlier declared and paid or an amount sufficient to pay the same in full is irrevocably set apart in trust for such purpose. That portion of the Liquidation Preference of a share of Series H Preferred Stock that consists of accrued unpaid dividends, together with all dividends accrued in respect thereof, may be declared an paid at any time (subject to the rights of any Senior Stock and to the concurrent satisfaction of any dividend arrearages that existing with respect to any Parity Stock that ranks on a parity basis with the Series H Preferred Stock as to the payment of dividends), without reference to any regular Dividend Payment Date, to holders of record as of the close of business, on such date, not more than 45 days nor less than 10 days prior thereto, to the holders of record of the shares of Series H Preferred Stock.

     (e) Credit. Any dividend payment made on the shares of Series H Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to the shares of Series H Preferred Stock.

     (f) Authorized Shares. All shares of Series A TCI Group Common Stock issued in payment of any dividend on the Series H Preferred Stock shall, when issued, be duly and validly authorized, fully paid, nonassessable and free from all preemptive or similar rights; the delivery of such shares shall be made in compliance with all applicable Federal and state securities losses, and such shares shall have been listed for trading on such national securities exchange or national securities association, if any, on which the Series A

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

TCI Group Common Stock is then listed.

     4. Distributions Upon Liquidation, Dissolution or Winding Up. Subject to the prior payment in full of the preferential amounts to which any Senior Stock is entitled, in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of Series H Preferred Stock shall be entitled to receive from the assets of the company available for distribution to stockholders before any payment or distribution shall be made to the holders of any Junior Stock, an amount in cash (or, at the election of the Company, property at its fair market value, as determined by the Board of Directors in good faith) per share, equal to the Liquidation Preference of a share of Series H Preferred Stock as of the date of payment or distribution, which payment or distribution shall be made pari passu with, and if the Company has elected to pay in property, in the same form of property as, any such payment or distribution made to the holders of any Parity Stock ranking on a parity basis with the Series H Preferred Stock with respect to distributions upon liquidation, dissolution or winding up of the Company. The holders of Series H Preferred Stock shall be entitled to no other or further distribution of or participation in any remaining assets of the Company after receiving the Liquidation Preference per share. If, upon distribution of the Company's assets in liquidation, dissolution or winding up, the assets of the company to be distributed among the holders of the Series H Preferred Stock and to all holders of any Parity Stock ranking on a parity basis with the Series H Preferred Stock with respect to distributions upon liquidation, dissolution or winding up shall be insufficient to permit payment in full to such holders of the respective preferential amounts to which they are entitled, then the entire assets of the Company to be distributed to holders of the Series H Preferred Stock and such Parity Stock shall be distributed pro rata to such holders based upon the aggregate of the full preferential amounts to which the shares of Series H Preferred Stock and such Parity Stock would otherwise respectively be entitled. Neither the consolidation or merger of the Company with or into any other corporation or corporations nor the sale, transfer, or lease of all or substantially all of the assets of the Company shall itself be deemed a liquidation, dissolution or winding up of the Company within the meaning of this paragraph 4. Notice of the liquidation, dissolution or winding up of the Company shall be given, not less than twenty (20) days prior to the date on which such liquidation, dissolution or winding up is expected to take place or become effective to the holders of record of the shares of Series H Preferred Stock.

     5.   Redemption.

     (a) Optional Redemption. Subject to the rights of any Senior Stock and the provisions of paragraph 6 of this Certificate of Designation, the shares of Series H Preferred Stock may be redeemed, at the option of the Company by action of the Board of Directors, in whole or from time to time in part, on any Business Day occurring on or after February 1, 2001, at the Redemption Price on the Redemption Date. If fewer than all of the outstanding shares of Series H Preferred Stock are to be redeemed on any Redemption Date, the shares of Series H Preferred Stock to be redeemed shall be chosen by the Company pro rata (as nearly as may be practicable) among all holders of Series H Preferred Stock. The Company shall not be required to register a transfer of (i) any shares of Series H Preferred stock for a period of 15 days next preceding any selection of shares of Series H Preferred Stock to be redeemed or (ii) any shares of Series H Preferred Stock selected or called for redemption.

     (b) Mandatory Redemption. Subject to the rights of any Senior Stock and the provisions of paragraph 6 of this Certificate of Designations, the Company shall redeem, out of funds legally available therefor, on February 1, 2016 (or, if such day is not a Business Day, on the first Business Day thereafter) all shares of Series H Preferred Stock remaining outstanding at the Redemption Price on the Redemption Date. If the funds of the Company legally available for redemption of shares of the Series H Preferred Stock and any Parity Stock then required to be redeemed are insufficient to redeem the total number of such shares remaining outstanding, those funds which are legally available shall, subject to the rights of any Senior Stock and the provisions of paragraph 6, to be used to redeem the maximum possible number of shares of Series H Preferred Stock and each such other class or series of Parity Stock. Subject to the rights of any Senior Stock and the provisions of paragraph 6 hereof, at any time and from time to time thereafter when additional funds of the Company are legally available for such purpose, such funds shall immediately be used to redeem the shares of Series H Preferred Stock and of each such other class or series of Parity Stock which were required to be redeemed that the Company failed to redeem until the balance of such shares have been redeemed. The selection of shares to be redeemed pursuant to the two immediately preceding sentences shall be made, as nearly as practicable, on a pro rata basis as among the different classes or series and as among the holders of shares of a particular class or series.

  (c) Notice of Redemption. Notice of redemption shall be given by or on behalf other the Company at least sixty (60) days prior to the Redemption Date, in the case of a redemption pursuant to paragraph 5(a) and not more than sixty
(60) days nor less than thirty

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

(30) days prior to the Redemption Date, in the case of the redemption pursuant to paragraph 5(b), to the holders of record of the shares of Series H Preferred Stock to be redeemed; but no defect in such notice or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series H Preferred Stock. In addition to any information required by law or by the applicable rules of an national securities exchange or national interdealer quotation system on which the Series H Preferred Stock may be listed or admitted to trading or quoted, such notice shall set forth the Redemption Price, the Redemption Date, the number of shares to be redeemed and the place at which the shares called for redemption will, upon presentation and surrender of the stock certificates evidencing such shares, be redeemed, and if the Company has elected to deposit the Redemption Price with a Redemption Agent in accordance with paragraph 5(d), shall state the name and address of the Redemption Agent and the date on which such deposit was or will be made. Such notice shall also set forth the then current Conversion Rate for the shares of Series H Preferred Stock and the place or places to which a holder desiring to convert shares of Series H Preferred Stock should deliver the certificate(s) evidencing such shares, together with such other documents and instruments as are or may be required pursuant to paragraph 7 of this Certificate of Designations. In the event that fewer than the total number of shares of Series H preferred Stock represented by a certificate are redeemed, a new certificate representing the number of unredeemed shares will be issued to the holder thereof without cost to such holder. If the shares of Series H Preferred Stock evidenced by a certificate selected for partial redemption pursuant to paragraph 5(a) of this Certificate of Designations are thereafter converted in part pursuant to paragraph 7 hereof, the shares so converted (as far as may be) will be deemed to be the shares selected for redemption.

     (d) Deposit of Redemption Price. If notice of any redemption by the Company pursuant to this paragraph 5 shall have been given as provided in paragraph 5(c) of this Certificate of Designations and if on or before the Redemption Date specified in such notice an amount in cash sufficient to redeem in full on the Redemption Date at the Redemption Price all shares of Series H Preferred Stock call for redemption or required to be redeemed shall have been set apart so as to be available for such purpose and only for such purpose, then effective as of the close of business on the Redemption Date, the shares of Series H Preferred Stock called for redemption, notwithstanding that any certificate therefor shall not have been surrendered for cancellation, shall no longer be deemed outstanding, and the holders thereof shall cease to be stockholders with respect to such shares and all remaining rights with respect to such shares shall forthwith cease and terminate, except the right of the holders thereof to receive the Redemption Price of such shares, without interest, upon the surrender of certificates representing the same.

     At its election, the Company on or prior to the Redemption Date (but no more than ninety (90) days prior to the Redemption Date) may deposit immediately available funds in an amount equal to the aggregate Redemption Price of the shares of Series H Preferred Stock called for redemption in trust for the holders thereof with any bank of trust company organized under the laws of the United States of America or any state thereof having capital, undivided profits and surplus aggregating at least $50 million (the "Redemption Agent"), with irrevocable instructions and authority to the Redemption Agent on behalf and at the expense of the Company, to mail the notice of redemption as soon as practicable after receipt of such irrevocable instructions (or to complete such mailing previously commenced, if it has not already been completed) and to pay, on and after the Redemption Date or prior thereto, the Redemption Price of the shares of Series H Preferred Stock to be redeemed to their respective holders upon the surrender of the certificates therefor. A deposit made in compliance with the immediately receding sentence shall be deemed to constitute full payment for the shares of Series H Preferred Stock to be redeemed and from and after the later of the close of business on the date of such deposit (although prior to the Redemption Date) or the date notice of redemption is mailed, the shares of Series H Preferred Stock to be redeemed shall no longer be deemed outstanding and the holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect to such shares except (x) the right of the holders thereof to receive the Redemption Price of such shares (calculated through the Redemption date), without interest, upon surrender of the certificates therefor and (y) the right to convert such shares in accordance with paragraph 7 prior to the close of business on the Business Day immediately preceding the Redemption Date. Any funds so deposited which shall not be required for the payment of the Redemption Price of any shares of Series H Preferred Stock to be redeemed because of the conversion of such shares shall after such conversion be repaid to the Company by the Redemption Agent. Any interest accrued on the funds so deposited shall be paid to the Company from time to time. Any funds so deposited with the Redemption Agent which shall remain unclaimed by the holders of such shares of Series H Preferred Stock at the end of one year after the Redemption Date shall be returned by the Redemption Agent to the Company, after which repayment the holders of such shares of Series H Preferred Stock called for redemption shall look only to the Company for the payment thereof, without interest, unless an applicable escheat or abandoned property law otherwise requires.

  6. Limitations on Dividends and Redemptions. If at any time the Company shall have failed to pay, or declare and set aside the consideration sufficient to pay, full cumulative dividends for all prior dividend periods on any Parity Stock which by the terms of the instrument creating or evidencing such Parity Stock which by the terms of the instrument creating or evidencing such Parity Stock is entitled to the payment of such cumulative dividends prior to the redemption, exchange, purchase or other acquisition of the Series H Preferred Stock, and until full cumulative dividends on such Parity Stock for all prior dividend periods are paid, or declared and the consideration sufficient to pay the same in full is set aside so as to be available for such purpose and no other purpose, neither the Company nor any Subsidiary thereof shall redeem, exchange, purchase or otherwise acquire any shares of Series H Preferred Stock, Parity Stock or Junior Stock, or set aside any money or assets for any such purpose pursuant to paragraph 5(d) hereof, any sinking fund or otherwise, unless all then outstanding shares of Series H Preferred Stock, of such Parity Stock and of any other class or series of Parity Stock that by the terms of the instrument creating or evidencing such Parity Stock is required to be redeemed under such circumstances are redeemed pursuant to the terms hereof and thereof.

     If at any time the Company shall have failed to pay, or declare and set aside the consideration sufficient to pay, full cumulative dividends on the Series H Preferred Stock for all Dividend Periods ending on or before the immediately preceding Dividend Payment Date, and until full cumulative dividends on the Series H Preferred Stock for all Dividend Periods ending on or before the immediately preceding Dividend Payment Date, and until full cumulative dividends on the Series H Preferred Stock for all dividend Periods ending before the immediately preceding Dividend Payment Date are paid, or declared and the consideration sufficient to pay the same in full is set aside so as to be available for such purpose and no other purpose, (i) neither the Company nor any Subsidiary thereof shall redeem, exchange, purchase or otherwise acquire any shares of Series H Preferred Stock, Parity Stock, or Junior Stock, or set aside any money or assets for any such purpose pursuant to paragraph 5(d) hereof, any sinking fund or otherwise, unless all then outstanding shares of Series H Preferred Stock and of any other class or series of Parity Stock that by the terms of the instrument creating or evidencing such Parity Stock is required to be redeemed under such circumstances are redeemed or exchanged pursuant to the terms hereof and thereof, and (ii) the Company shall not declare or pay any dividend on or make any distribution with respect to any Junior Stock or Parity Stock or set aside any money or assets for any such purpose, except that the Company may declare and pay a dividend on any Parity Stock ranking on a parity basis with the Series H Preferred Stock with respect to the right to receive dividend payments, contemporaneously with the declaration and payment of a dividend on the Series H Preferred Stock, provided that such dividends are declared and paid pro rata so that the amount of dividends declared and paid per share of Series H Preferred Stock and such Parity Stock shall in all cases bear to each other the same ratio that accumulated and accrued and unpaid dividends per share on the Series H Preferred Stock and such Parity Stock bear to each other.

     If the Company shall fail to redeem on any date fixed for redemption pursuant to paragraph 5(a) or 5(b) of this Certificate of Designations any shares of Series H Preferred Stock called for redemption or required to be redeemed on such date, and until such shares are redeemed in full, the Company shall not (x) redeem any Junior Stock or, except as provided in paragraph 5(b) hereof, Parity Stock or (y) declare or pay any dividend on or make any distribution with respect to any Junior Stock or, except as provided in the second paragraph of this paragraph 6, Parity Stock, or set aside any money or assets for any such purpose, and neither the Company nor any Subsidiary thereof shall purchase or otherwise acquire any Series H Preferred Stock, Parity Stock or Junior Stock, or set aside any money or assets for any such purpose.

     Nothing contained in the first or third paragraph of this paragraph 6 shall prevent (i) the payment of dividends on any Junior Stock solely in shares of Junior Stock or the redemption, purchase or other acquisition of Junior Stock solely in exchange for (together with a cash adjustment for fractional shares, if any), or (but only in the case of the first paragraph of this paragraph 6) through the application of the proceeds from the sale of shares of Junior Stock;
(ii) the payment of dividends on any Parity Stock solely in shares of Parity Stock and/or Junior Stock or the redemption, exchange, purchase or other acquisition of Series H Preferred Stock or Parity Stock solely in exchange for (together with a cash adjustment for fractional shares, if any), or (but only in the case of the first paragraph of this paragraph 6) through the application of the proceeds from the sale of, shares of Parity Stock and/or Junior Stock; or
(iii) the purchase or acquisition of shares of Series H Preferred Stock pursuant to a purchase or exchange offer made to all holders of outstanding shares of Series H Preferred Stock, provided that the terms of the purchase or exchange offer shall be identical for all shares of Series H Preferred Stock and all accrued dividends on such shares shall have been paid or shall have been declared and irrevocably set apart in trust for the benefit of the holders of shares of Series H Preferred Stock and for no other purpose.

     The provisions of the first paragraph of this paragraph 6 are for the sole benefit of the holders of Series H Preferred Stock and Parity Stock having the terns described therein and accordingly, at any time when there are no shares of any such class or series of

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Parity Stock outstanding or if the holders of each such class or series of
Parity Stock have, by such vote or consent of the holders thereof as may be provided for in the instrument creating or evidencing such class or series, waived in whole or in part the benefit of such provisions (either generally or in the specific instance), then the provisions of the first paragraph of this paragraph 6 shall not (to the extent waived, in the case of any partial waiver) restrict the redemption, exchange, purchase or other acquisition of any shares of Series H Preferred Stock, Parity Stock or Junior Stock. All other provisions of this paragraph 6 are for the sole benefit of the holders of Series H Preferred Stock and accordingly, if the holders of shares of Series H Preferred Stock shall have waived as provided in paragraph 10 of this Certificate of Designations) in whole or in part the benefit of the applicable provision, either generally or in the specific instance, such provision shall not (to the extent of such waiver, in the case of a partial waiver) restrict the redemption, exchange, purchase or other acquisition of, or declaration, payment or making of any dividends or distributions on, the Series H Preferred Stock, any Parity Stock or any Junior Stock.

     7.   Conversion of Series H Preferred Stock.

     (a) Right to Convert. Unless previously redeemed as provided in paragraph 5 of this Certificate of Designations, shares of Series H Preferred Stock may be converted at the option of the holder thereof, in the manner and upon the terms and conditions set forth in this paragraph 7, into fully paid and nonassessable whole shares of Series A Liberty Media Group Common Stock at the Conversion Rate in effect on the Conversion Date, at any time prior to the close of business on the Business Day immediately preceding the Redemption Date for the redemption of shares of Series H Preferred Stock pursuant to paragraph 5(a) or 5(b) of this Certificate of Designations.

     (b) Mechanics of Conversion. In order to convert shares of Series H Preferred Stock, the holder thereof shall surrender the certificate or certificates representing the shares of Series H Preferred Stock to be converted at the office of the Company or the office of any transfer agent for the Series H Preferred Stock, which certificate or certificates shall be duly endorsed to the Company in blank (or accompanied by duly executed instruments of transfer to the Company in blank) with signatures guaranteed (such endorsements or instruments of transfer to be in form satisfactory to the Company), together with a written notice to the Company at said office of the election to convert the same, specifying the number of shares of Series H Preferred Stock to be converted and the name or names (with addresses) in which the certificate or certificates for shares of Series A Liberty Media Group Common Stock are to be issued. If any transfer certificates for shares of Series A Liberty Media Group Common Stock are to be issued. If any transfer is involved in the issuance or delivery of any certificate or certificates for shares of Series A Liberty Media Group Common Stock in a name other than that of the registered holder of the shares of Series H Preferred Stock surrendered for conversion, such holder shall also deliver to the Company a sum sufficient to pay all taxes, if any, payable is respect of such transfer or evidence satisfactory to the company that such taxes have been paid. Except as provided in the immediately preceding sentence, the Company shall pay any issue, stamp or other similar tax in respect of such issuance or delivery.

     The Company shall, as soon as practicable after the Conversion Date, deliver to the holder of the shares of Series H Preferred Stock so surrendered for conversion, or to such holder's nominee(s) or, subject to compliance with applicable law, transferee(s), a certificate or certificates for the number of whole shares of Series A Liberty Media Group Common Stock to which such holder shall be entitled, together with cash or its check in lieu of any fractional share as provided in paragraph 7(o). If the shares of Series H Preferred Stock represented by a certificate surrendered for conversion are converted only in part, the Company will also issue and deliver to the holder, or to such holder's nominee(s) or, subject to compliance with applicable law, transferee(s), without charge therefor, a new certificate or certificates representing in the aggregate the unconverted shares of Series H Preferred Stock.

     The Person in whose name the certificate for shares of Series A Liberty Media Group Common Stock is issued upon such conversion shall be treated for all purposes as the stockholder of record of such shares of Series A Liberty Media Group Common Stock as of the close of business on the Conversion Date; provided, however, that no surrender of Series H Preferred Stock on any date when the stock transfer books of the Company are closed for any purpose shall be effective to constitute the Person or Persons entitled to receive the shares of Series A Liberty Media Group Common Stock on such date, but such surrender shall be effective (assuming all other requirements of this paragraph 7 have been satisfied) to constitute such Person or Persons as the record holders of such shares of Series A Liberty Media Group Common Stock for all purposes as of the opening of business on the next succeeding day on which such stock transfer books are open, and such conversion shall be at the Conversion Rate in effect on the date that such shares of Series H Preferred Stock were surrendered for conversion (and such other requirements satisfied) as if the stock transfer

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

books of the Company had not been closed on such date. upon conversion of shares of Series H Preferred stock, the rights of the holder of the shares so converted as a holder thereof, will cease.

     Notwithstanding the last sentence of the immediately preceding paragraph, if the Board of Directors declares any dividend on the Series H Preferred Stock pursuant to paragraph 3 of this Certificate of Designations, and the Conversion Date for any shares of Series H Preferred Stock occurs on or after the Record Date or Special Record Date, as the case may be, and before the Dividend payment Date for such dividend (or, in the case of a dividend declared pursuant to Section 3(d), then the holder of such shares of Series H Preferred Stock on such Record Date shall be entitled to receive such dividend on such Dividend Payment Date (or such other date, as the case may be), as if such Conversion Date had not occurred.

     (c)  Adjustments for Change in Capital Stock.  If after the Issue Date, the
Company:

         (i) pays a dividend or makes a distribution on the Series A Liberty Media Group Common Stock in shares of Series A Liberty Media Group Common Stock;

         (ii) subdivides the outstanding shares of Series A Liberty Media Group Common Stock into a greater number of shares;

         (iii) combines the outstanding shares of Series A Liberty Media Group Common Stock into a smaller number of shares;

         (iv) pays a dividend or makes a distribution on the Series A Liberty Media Group Common Stock in shares of its capital stock (other than Section A Liberty Media Group Common Stock or rights, warrants or options for its capital stock), or

         (v) issues by reclassification of its shares of Series A Liberty Media Group Common Stock (other than a reclassification by way of merger or binding share exchange that is subject to paragraph 7(f)) any shares of its capital stock (other than rights, warrants or options for its capital stock).

then, subject to the following sentence and to paragraph 7(j), the conversion privilege and the Conversion Rate in effect immediately prior to the opening of business on the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted so that the holder of any shares of Series H Preferred Stock thereafter converted may receive the kind and number of shares of capital stock of the Company which such holder would have owned immediately following such event if such holder had converted his shares of Series H Preferred Stock immediately prior to the record date for, or effective date of, as the case may be, such event. Notwithstanding the foregoing, if an event listed in clause (iv) of (v) above would result in the shares of Series H Preferred Stock being convertible into shares or units (or a fraction thereof) of more than one class or series of capital stock of the Company and any such class or series of capital stock (other than Series A Liberty Media Group Stock) provides by its terms a right in favor the Company to call, redeem, exchange or otherwise acquire all of the outstanding shares or units of such class or series (such class or series of capital stock being herein referred to as "Redeemable Capital Stock") then, at the option of the Company, the conversion privilege and Conversion Rate of the Series H Preferred Stock shall not be adjusted pursuant to this paragraph 7(c) and in lieu thereof, but subject to paragraph (j), the adjustments to the Conversion Rate contemplated by paragraph 7(e) shall be made with the same effect as if the dividend or distribution of Redeemable Capital Stock or the issuance of the additional class or series of Redeemable Capital stock by reclassification had been a distribution of assets of the Company.

     The adjustment contemplated by this paragraph 7(c) shall be made successively whenever any event listed above shall occur. For a dividend or distribution, the adjustment shall become effective immediately after the record date for the dividend or distribution. For a subdivision, combination or reclassification, the adjustment shall become effective immediately after the effective date of the subdivision, combination or reclassification.

     If after an adjustment a holder of Series H Preferred Stock would be entitled to receive upon conversion thereof shares of two or more classes or series of capital stock of the Company, the Conversion Rate shall thereafter be subject to adjustment upon the occurrence of an action taken with respect to any such class or series of capital stock as is contemplated by this paragraph 7 with respect to the Series A Liberty Media Group Common Stock, on terms comparable to those applicable to the Series A Liberty Media Group Common Stock pursuant to this paragraph 7.

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

     Any shares of Series A Liberty Media Group Common Stock issuable in payment of a dividend shall be deemed to have been issued immediately prior to the time of the record date for such dividend for purposes of calculated the number of outstanding shares of Series A Liberty Media Group Common Stock under paragraphs 7(d) and 7(e) below.

     (d) Adjustment for Rights Issue. If, after the Company distributes any rights, warrant or options to holders of shares of Series A Liberty Media Group Common Stock entitling them for a period expiring within 45 days after the record date of the determination of stockholders entitled to receive such distribution, to purchase shares of Series A Liberty Media Group Common Stock (or Convertible Securities) as a price per share (or having a conversion price per share, after adding thereto an allocable portion of the exercise price of the right, warrant or option to purchase such Convertible Securities, computed on the basis of the maximum number of shares of Series A Liberty Media Group Common Stock issuable upon conversion of such Convertible Securities) less than the Current Market Price on the Determination Date, the Conversion Rate in effect immediately prior to the opening of business on such record date by a fraction, of which the numerator shall be the number of shares of Series A Liberty Media Group Common Stock outstanding on such record date plus the number of shares of Series A Liberty Media Common Stock which the aggregate offering price of the total number of shares of Series A Liberty Media Group Common Stock so offered (or the aggregate conversion price of the Convertible Securities to be so offered, after adding thereto the aggregate exercise price of the rights, warrants or options to purchase such Convertible Securities) to the holders of Series A Liberty Media Group Common Stock (and to the holders of Convertible Securities and Series B Liberty Media Group Common Stock referred to in the immediately succeeding paragraph of this paragraph 7(d) if the distribution to which this paragraph 7(d) applies is also being made to such holders) would purchase at such Current Market Price, and of which the denominator shall be the number of shares of Series A Liberty Media Group Common Stock outstanding on such record date plus the number of additional shares of Series A Liberty Media Group Common Stock so offered to the holders of Series A Liberty Media Group Common Stock (and to such holders of Convertible Securities and Series B Liberty Media Group Common Stock) for subscription or purchase (or into which the Convertible Securities so offered are convertible). Shares of Series A Liberty Media Group Common Stock owned by or held for the account of the Company shall not be deemed to be outstanding the propose of any such adjustment.

     For purposes of this paragraph 7(d) the number of shares of Series A Liberty Media Group Common Stock outstanding on any record date shall be deemed to include (i) the maximum number of shares of Series A Liberty Media Group Common Stock the issuance of which would be necessary to effect the full exercise, exchange or conversion of all Convertible Securities outstanding on such record date which are then exercisable, exchangeable or convertible at a price (before giving effect to any adjustment to such price for the distribution to which this paragraph 7(d) is being applied) equal or less than the Current Market Price per share of Series A Liberty Media Group Common Stock on the applicable Determination Date, if all of such Convertible Securities were deemed to have been exercised, exchanged or converted immediately prior to the opening of business on such record date and (ii) if the Series B Liberty Media Group Common Stock is then convertible into Series A Liberty Media Group Common Stock, the maximum number of shares of Series A Liberty Media Group Common Stock the issuance of which would be necessary to effect the full conversion of all shares of Series B Liberty Media Group Common Stock outstanding on such record date, if all of such shares of Series B Liberty Media Group Common Stock were deemed to have been converted immediately prior to the opening of business on such record date.

     The adjustment contemplated by this paragraph 7(d) shall be made successively whenever any such rights, warrants or options are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive the rights, warrants or options. If all of the share of Series A Liberty Media Group Common Stock (or all of the Convertible Securities) subject to such rights, warrants or options have not been issued when such rights, warrants or options expire (or, in the case of rights, warrants or options to purchase Convertible Securities which have been exercised, if all of the shares of Series A Liberty Media Group Common Stock issuable upon conversion of such Convertible Securities have not been issued prior to the expiration of the conversion right hereof), then the Conversion Rate shall promptly be readjusted to the Conversion Rate which would then be in effect had the adjustment upon the issuance of such rights, warrants or options been made on the basis of the actual number of shares of Series A Liberty Media Group Common Stock (or Convertible Securities) issued upon the exercise of such rights, warrants or options (or conversion of such Convertible Securities).

     No adjustment shall be made under this paragraph 7(d) if the adjusted Conversion Rate would be lower than the Conversion Rate in effect immediately prior to such adjustment.

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

     (e) Adjustments for Other Distributions. If, after the Issue Date (i) the Company distributes to all holders of shares of Series A Liberty Media Group Common Stock any assets or debt securities or any rights, warrants or options to purchase securities (excluding (x) dividends or distributions referred to in paragraph 7(c) (except as otherwise provide in clause (ii) of this sentence) and distributions of rights, warrants or options referred to in paragraph 7(d) and
(y) cash dividends or other cash distributions, unless such cash dividends or cash distributions are Extraordinary Cash Dividends), or (ii) the Company makes a dividend or distribution of Redeemable Capital Stock on, or issues Redeemable Capital Stock by reclassification of, the Series A Liberty Media Group Common Stock by reclassification of, the Series A Liberty Media Group Common Stock and determines pursuant to paragraph 7(c) to treat the same as a distribution of assets of the Company subject to this paragraph 7(e), then in each such event the Conversion Rate shall be adjusted by dividing the Conversion Rate in effect immediately prior to the opening of business on (A) the record date for the determination of stockholders entitled to receive the distribution or (B) in the case of a reclassification, the effective date of such reclassification by a fraction, of which the numerator shall be the total number of shares or Series A Liberty Media Group Common Stock outstanding on such record date or immediately prior to such effective date multiplied by the Current Market price on the Determination Date, less the fair market value (as determined in good faith by the Board of Directors) on such record date or effective date of said assets (or Redeemable Capital Stock) or debt securities or rights, warrants or options so distributed to the holders of Series A Liberty Media Group Common Stock (and to the holders of Convertible Securities and Series B Liberty Media Group Common Stock referred to in the immediately succeeding paragraph of this paragraph 7(e) if the distribution to which this paragraph 7(e) applies is also being made to such holders), and of which the denominator shall be the total number of shares of Series A Liberty Media Group Common Stock outstanding on such record date or immediately prior to such effective date multiplied by such Current Market Price.

     For purposes of this paragraph 7(e), the number of shares of Series A Liberty Media Group Common Stock outstanding on any relevant date shall be deemed to include (i) the maximum number of shares of Series A Liberty Media Group Common Stock the issuance of which would be outstanding on such date which are then exercisable, exchangeable or convertible at a price (before giving effect to any adjustment to such price for the distribution to which this paragraph 7(e) is being applied) equal to or less than the Current Market Price on the applicable Determination Date, if all of such Convertible Securities were deemed to have been exercised, exchanged or converted immediately prior to the opening of business on such date and (ii) if the Series B Liberty Media Group Stock is then convertible into Series A Liberty Media Group Common Stock the issuance of which would be necessary to effect the full conversion of all shares of Series B Liberty Media Group Common Stock outstanding on such date, if all of such shares of Series B Liberty Media Group Common Stock were deemed to have been converted immediately prior to the opening of business on such date.

     For purposes of this paragraph 7(e), the term "Extraordinary Cash Dividend" shall mean any cash dividend with respect to the Series A Liberty Media Group Common Stock the amount of which, together with the aggregate amount of cash dividends on the Series A Liberty Media Group Common Stock to be aggregated with such cash dividend in accordance with the following provisions of this paragraph, equals or exceeds the threshold percentage set forth below in the following sentence. If, upon the date prior to the Ex-Dividend Date with respect to a cash dividend on Series A Liberty Media Group Common Stock, the aggregate of the amount of such cash dividend together with the amounts of all cash dividends on the Series A Liberty Media Group Common Stock with Ex-Dividend Dates occurring in the 365 consecutive day period ending on the date prior to the Ex-Dividend Date with respect to the cash dividend to which this provision is being applied (other than any such other cash dividends with Ex-Dividend Dates occurring in such period for which a prior adjustment in the Conversion Rate was previously made under this paragraph 7(e)) equals or exceeds on a per share basis 10% of the average of the Closing Prices during the period beginning on the date after the first such Ex-Dividend Date in such period and ending on the date prior to the Ex-Dividend Date with respect to the cash dividend to which this provision is being applied (except that if no other cash dividend has had an Ex-Dividend Date occurring in such period, the period for calculating the average of the Closing Prices shall be the period commencing 365 days prior to the date immediately prior to the Ex-Dividend Date with respect to the cash dividend to which this provision has been applied), such cash dividend together with each other cash dividend to which this provision is being applied), such cash dividend with an Ex-Dividend Date occurring in such 365-day period that is aggregated with such cash dividend in accordance with this paragraph shall be deemed to be an Extraordinary Cash Dividend.

     The adjustment pursuant to the foregoing provisions of this paragraph 7(e) shall be made successively whenever any distribution to which this paragraph 7(e) applies is made, and shall become effective immediately after the record date for the determination of stockholders entitled to receive the distribution (or, in the case of a reclassification, the effective date). Shares of Series A Liberty

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

Media Group Common Stock owned by or held for the account of the Company shall not be deemed outstanding for the purpose of any such adjustment.

     No adjustment shall be made under this paragraph 7(e) if the adjusted Conversion Rate would be lower than the conversion rate in effect prior to such adjustment. In the event that, with respect to any distribution to which this paragraph 7(e) would otherwise apply, the numerator of the fraction in the formula set forth in the first paragraph of this paragraph 7(e) is zero or a negative number, then the adjustment provided by this paragraph 7(e) shall not be made. If the Company makes a distribution to all holders of its Series A Liberty Media Group Common Stock of any of its assets or debt securities or any rights, warrants or options to purchase securities of the Company that, but for the immediately preceding sentence, would otherwise result in an adjustment in the Conversion Rate pursuant to the foregoing provisions of this paragraph 7(e), then, from and after the record date for determining the holders of Series A Liberty Media Group Common Stock entitled to receive the distribution, a holder of Series H Preferred Stock that converts such shares in accordance with the provisions of this paragraph 7 will upon such conversion be entitled to receive, in addition to the shares of Series A Liberty Media Group Common Stock into which such shares of Series H Preferred Stock are convertible, the kind and amount of securities, cash or other assets comprising the distribution that such holder would have received if such holder had converted such shares of Series H Preferred Stock immediately prior to the record date for determining the holders of Series A Liberty Media Group Common Stock entitled to receive the distribution.

     (f) Consolidation, Merger or Sale of the Company. If the Company consolidates with or merges into, or transfers (other than by mortgage or pledge) its properties and assets substantially as an entirety to, another Person or Company is a party to a merger or binding share exchange which reclassifies or changes its outstanding Series A Liberty Media Group Common Stock, the Company (or its successor in such transaction) or the transferee of such properties and assets shall make appropriate provision so that the holders of the shares of Series H Preferred Stock then outstanding shall have the right thereafter to convert such shares into the kind and amount of securities, cash or other assets receivable upon such transaction by a holder of the number of shares of Series A Liberty Media Group Common Stock, the Company (or its successor in such transaction) or the transferee of such properties and assets shall make appropriate provision so that the holders of the shares of Series H Preferred Stock then outstanding shall have the right thereafter to convert such shares into the kind and amount of securities, cash or other assets receivable upon such transaction by a holder of the number of shares of Series A Liberty Media Group Common Stock into which such shares of Series H Preferred Stock could have been converted immediately before the effective date of such transaction (assuming, to the extent applicable, that such holder failed to exercise any rights of election with respect thereto and received per share of Series A Liberty Media Group Common Stock the kind and amount of securities, cash or other assets received per share by a plurality of the non-electing shares of Series A Liberty Media Group Common Stock), and the holders of the Series H Preferred Stock shall have no other conversion rights under these provisions; provided that (i) effective provision shall be made, in the Articles or Certificate of Incorporation of the resulting or surviving corporation or otherwise or in any contracts of sale or transfer, so that the provisions set forth herein for the protection of the conversion rights of Series H Preferred Stock shall thereafter be made applicable, as nearly as reasonable may be, to any such other securities and assets deliverable upon conversion of the Series H Preferred Stock remaining outstanding or other convertible preferred stock or other securities received by the holders of Series H Preferred Stock in place thereof, and (ii) any such resulting or surviving corporation or transferee shall expressly assume the obligation to deliver, upon the exercise of the conversion privilege, such securities, cash or other assets as the holders of the Series H Preferred Stock remaining outstanding, or other convertible preferred stock or other securities received by the holders in place thereof, shall be entitled to receive pursuant to the provisions hereof, and to make provision for the protection of the conversion rights of the Series H Preferred Stock, or of any other convertible preferred stock or other securities received by the holders in place thereof, as provided in clause (i) of this sentence.

     If this paragraph 7(f) applies, paragraphs 7(c), 7(d) and 7(e) apply.

     (g) Effect of Redemption. Subject to paragraph 7(j) and to the remaining provisions of this paragraph 7(g), in the event that (i) the Company redeems all, and not less than all, of the outstanding shares of Series A Liberty Media Group Common Stock in accordance with the terms thereof or (ii) a holder of Series H Preferred Stock would be entitled to receive upon conversion thereof pursuant to this paragraph 7 any Redeemable Capital Stock and the Company redeems, exchanges or otherwise acquires all of the outstanding shares or other units of such Redeemable Capital Stock (such event referred to in clause (i) and (ii) being a "Redemption Event"), then, from and after the effective date of such Redemption Event, the holders of shares of Series H Preferred Stock then outstanding shall be entitled to receive upon conversion of such shares, in lieu of shares or units of such Redeemable Capital Stock, the kind and amount of securities cash or other assets receivable upon the redemption Event by a holder of the number of shares or units of such Redeemable Capital Stock into which such shares of Series H Preferred Stock could have been converted immediately prior to the effective date of such Redemption Event (assuming, to the extent applicable, that such holder failed to exercise any rights of election with respect thereto and received per share or unit of such Redeemable Capital Stock the kind and amount of securities, cash or other assets received per shares or unit by a plurality of the non-electing shares or units of such Redeemable Capital Stock), and (from and after the effective date of such Redemption Event) the holders of the Series H Preferred Stock shall have no other conversion rights under these provisions with respect to such Redeemable Capital Stock, as the case may be.

     Notwithstanding the foregoing, if the redemption price for the shares of Series A Liberty Media Group Common Stock or Redeemable Capital Stock is paid in whole or in part in Redemption Securities, and the Mirror Preferred Stock Condition is met, the Series H Preferred Stock shall not be convertible into such Redemption Securities and, from and after the applicable redemption date, the holders of any shares of Series H Preferred Stock that have not been exchanged for Mirror Preferred Stock shall have no conversion rights under these provisions except for any conversion right that may have existed immediately prior to the effective date of the Redemption Event with respect to any securities, cash or other assets other than the Series A Liberty Media Group Common Stock or Redeemable Capital Stock so redeemed. The Mirror Preferred Stock Condition will be met in connection with a redemption of the Series A Liberty Media Group Common Stock or the Redeemable Capital Stock into which the Series H Preferred Stock is then convertible, assuming that the Series H Preferred Stock is not then convertible into any other security, cash or other assets, if the Company makes appropriate provision so that the holders of the Series H Preferred Stock have the right to exchange their shares of Series H Preferred Stock on the effective date of the Redemption Event for shares of Mirror Preferred Stock of the issuer of the Redemption Securities, which Mirror Preferred Stock shall have an aggregate initial liquidation preference equal to the aggregate Liquidation Preference of the shares of Series H Preferred Stock exchanged therefor.

     If before giving effect to a Redemption Even, a holder of Series H Preferred Stock would be entitled to receive upon conversion of such Series H Preferred Stock any Securities, cash (other than cash in lieu of fractional securities) or other assets in addition to the Series A Liberty Media Group Common Stock or Redeemable Capital Stock being redeemed, and the redemption price payable upon such Redemption Event will include Redemption Securities, then to satisfy the Mirror Preferred Stock Condition, the Company would be required to make appropriate provision so that the holders of the Series H Preferred Stock have the right to exchange their shares of Series H Preferred Stock on the effective date of the Redemption Event for Exchange Preferred Stock of the Company and Mirror Preferred Stock of the issuer of the Redemption Securities. The sum of the initial liquidation preferences of the shares of Exchange Preferred Stock and Mirror Preferred Stock delivered in exchange for a share of Series H Preferred Stock will equal the Liquidation Preference of a share of Series H Preferred Stock on the effective date of the Redemption Event. The Mirror Preferred Stock will have an aggregate initial liquidation preference equal to the product of the aggregate Liquidation Preference of the shares of Series H Preferred Stock exchanged therefor and the quotient of (x) the product of the Conversion Rate for the Series A Liberty Media Group Common Stock or Redeemable Capital stock to be redeemed (determined immediately prior to the effective date of the Redemption Event) and the average of the daily Closing Prices of the Series A Liberty Media Group Common Stock or Redeemable Capital Stock, as the case may be, for the period of ten consecutive trading days ending on the third trading day prior to the effective date of the Redemption event, divided by (y) the sum of the amount determined pursuant to clause (x), plus the fair value of the securities (other than those being redeemed), cash or other assets that would have been receivable by a holder of Series H Preferred Stock upon conversion thereof immediately prior to the effective date of the Redemption event (such fair value to be determined in the case of securities with a Closing Price in the same manner as provided in clause (x) and otherwise by the Board of Directors in the exercise of its good faith judgment). The shares of exchange Preferred stock will have an aggregate initial liquidation preference equal to the difference between the aggregate Liquidation Preference of the shares of Series H Preferred Stock exchanged therefore and the aggregate initial liquidation preference of the Mirror Preferred Stock.

     When used in connection with a redemption by the Company of any redeemable Capital Stock into which the Series H Preferred stock is then convertible, the following terms have the following meanings:

          (i) "Redemption Securities' means securities of an issuer other than the Company that are distributed by the company, in payment, in whole or in part, of the redemption price for the Series A Liberty Media Group Common Stock or such Redeemable Capital Stock.

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

          (ii) "Mirror Preferred Stock" means convertible preferred stock issued by the issuer of the Redemption Securities and having terms, conditions, designations, dividend rights, voting powers, rights on liquidation and other preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof that are identical, or as nearly so as is practicable in the good faith judgment of the Board of Directors, to those of the Series H Preferred Stock for which such Mirror Preferred Stock is exchanged, except that (x) the liquidation preference will be determined as provided above in this paragraph 7(g), (y) the running of any time periods pursuant to the terms of the Series H Preferred Stock shall be tacked to the corresponding time periods in the Mirror Preferred stock and (z) the Mirror Preferred stock shall be convertible into the kind and amount of Redemption Securities, cash and other assets that the holder of a share of Series H Preferred Stock in respect of which such Mirror Preferred Stock is issued pursuant to the terms hereof would have received upon redemption of the Series A Liberty Media Group Common Stock or Redeemable Capital Stock, as the case may be, had such shares of Series H Preferred Stock been converted prior to the effective date of the Redemption Event.

          (iii) "Exchange Preferred Stock" means a series of convertible preferred stock of the company having terms, conditions, designations, dividend rights, voting powers, rights on liquidation and other preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof that are identical, or as nearly so as is practicable in the good faith judgment of the Board of Directors, to those of the Series H Preferred Stock for which such Exchange Preferred Stock is exchanged, except that (x) the liquidation preference will be determined as provided above in this paragraph 7 (g), (y) the running of any time periods pursuant to the terms of the Series H Preferred Stock and (z) the Exchange Preferred Stock will not be convertible into, and the holders will have no conversion rights thereunder with respect to, the Redeemable Capital Stock redeemed in the Redemption Event.

     Notwithstanding the second paragraph of this paragraph 7(g), the Mirror Preferred Stock condition shall only be deemed to have been satisfied in connection with any Redemption Event if, in the good faith determination of the Board of Directors: (i) receipt of Mirror Preferred stock and/or Exchange Preferred Stock in exchange for Series H Preferred Stock pursuant to the second paragraph of this paragraph 7(g) would not result in the recognition of gain or loss by the holders of such Series H Preferred Stock for United States federal income tax purposes; (ii) an adjustment made in the Conversion Rate of the Series H Preferred Stock with respect to such Redemption Event, as provided in the first paragraph of this paragraph of this paragraph 7(g), would result in the recognition of gain or loss by the holders of Series H Preferred Stock for United States federal income tax purposes; or (iii) receipt of Redemption Securities in redemption of the Series A Liberty Media Group Common Stock or the Redeemable Capital Stock to be redeemed in the Redemption Event would result in the recognition of gain or loss by the holders of such Redeemable Capital Stock, as the case may be.

     (h) Simultaneous Adjustments. In the event that this paragraph 7 requires adjustments to the conversion Rate under more than one of paragraph 7(c)(iv),
(d) or (e), and the record dates of the distributions giving rise to such adjustments shall occur on the same date, then such adjustments shall be made by applying, first, the provisions of paragraph 7(c), second, the provisions of paragraph 7(e) and, third, the provisions of paragraph 7(d).

     (i) When Adjustment May be Deferred. In any case in which this paragraph 7 shall require that an adjustment shall become effective immediately after a record date for an event, the Company may defer until the occurrence of such event (x) issuing to the holder of any shares of Series H Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Series A Liberty Media Group Common Stock issuable upon such Series A Liberty Media Group Common Stock issuable upon such conversion before giving effect to such adjustment and (y) paying to such holder cash or its check in lieu of any fractional interest to which he is entitled pursuant to paragraph 7(o); provided, however, that the Company shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares of Series A Liberty Media Common Stock and such cash, upon the occurrence of the event requiring such adjustment.

     (j) De Minimis Adjustment; When Adjustment is Not Required. No adjustments in the Conversion Rate need be made unless the adjustment would require an increase or decrease of at least one percent (1%) in the Conversion Rate. Any adjustment which is not made shall be carried forward and taken into account in any subsequent adjustment.

     All calculations under this paragraph 7 shall be made to the nearest cent or to the nearest 1/1000th of a share, as the case may be.

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

     No adjustment need be made for rights to purchase shares of Series A Liberty Media Group Common Stock or for sales of shares of Series A Liberty Media Group Common Stock which in either case are made pursuant to a Company plan providing for reinvestment of dividends or interest or pursuant to a bona fide employee stock option or stock purchase plan of the Company. No adjustment need be made for a change in the par value of the Series A Liberty Media Group Common Stock.

     No adjustment need be made under this paragraph 7 for a transaction referred to in paragraph 7(c), 7(d), 7(e), or 7(g) if holders of the Series H Preferred stock are to participate in the transaction on a basis and with the notice that the Board of Directors in good faith determines to be fair and appropriate in light of the basis and notice on which holders of Series A Liberty Media Group Common Stock participate in the transaction; provided that the basis on which the holders of shares of Series H Preferred Stock are to participate in the transaction shall not be deemed to be fair if it would require the holder to convert his shares of Series H Preferred Stock, in order to participate, at any time prior to the expiration of the conversion period specified for the share of Series H Preferred Stock pursuant to paragraph 7(a) of this Certificate of Designations. The immediately preceding sentence shall apply to any transaction referred to in paragraph 7(c), 7(d), 7(e) or 7(g) only if, in good faith determination of the Board of Directors: (i) participation in such transaction by the holders of the Series H Preferred stock would not result in the recognition of gain or loss by such holders of United States federal income tax purposes, (ii) an adjustment made in the Conversion Rate of the Series H Preferred Stock in lieu of participating in such transaction, pursuant to this paragraph 7, would result in the recognition of gain or loss by holders of Series H Preferred Stock for United States federal income tax purposes; or
(iii) participation in such transaction by the holders of the Series A Liberty Media Group Common Stock would result in the recognition of gain or loss by such holders for United States federal income tax purposes.

     To the extent the shares of Series H Preferred stock become convertible into cash, no adjustment need be made thereafter as to the cash. Interest will not accrue on the cash.

     (k) Company Determination Final. Any determination required to be made pursuant to paragraph 7(c), 7(d), 7(e), 7(f), 7(g), 7(g), 7(j) or 7(o) shall be made by the Board of Directors (whether or not reference to the Board of directors is expressly made in any such paragraph) and any determination so made in good faith shall be conclusive and binding, absent manifest error, on the holders of shares of Series H Preferred stock. In making any determination as to the expected tax treatment of any action, transaction or event referred to herein, including, without limitation, the determinations provided for in the last paragraph of Paragraph 7(g) and the last sentence of the fourth paragraph of paragraph 7(j), the Board of Directors shall be entitled to rely conclusively on (i) an opinion of counsel rendered by a law firm acceptable to the Board of Directors, acting in good faith, or (ii) a private letter ruling from the Internal Revenue Service, to such effect, which opinion of counsel or private letter ruling may be based upon such assumptions, and be subject to such qualifications, conditions and limitations, as the Board of Directors shall in good faith determine to be appropriate under the circumstances. Any such determination by the Board of Directors shall be based on the expected United States federal income tax consequences applicable to the transaction, in question, without regard to special tax rules such as those applicable to dealers in securities, foreign persons, mutual funds, insurance companies, tax-exempt entities and holders ho do not hold the securities or other property in question as capital assets, or the personal circumstances of any particular stockholder.

     (l) Notice of Adjustment. Whenever the provisions of this paragraph 7 require an adjustment of the Conversion rate, the Company shall promptly compute such adjustment and (i) file with the transfer agent for the Series H Preferred Stock (or with the books of the Company if there is no transfer agent) an Officers' Certificate setting forth a description of the event requiring the adjustment, the new Conversion Rate (including a reasonable detailed calculation thereof), and the kind and amount of capital stock or other securities or cash or other assets into which the Series H Preferred Stock shall be convertible after such event, and (ii) cause a notice containing a summary of the information set forth in said certificate to be given to the holders of Series H Preferred Stock. Where appropriate, such notice may be given in advance and included as a part of the notice required to be given under the provisions of paragraph 7(m).

     (m)  Advance Notice of Certain Transactions.  If the Company:

          (i) takes any action which would require an adjustment in the Conversion Rate;

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

          (ii) is a party to a consolidation, merger or binding share exchange, or transfers all or substantially all of its assets to another Person, and any stockholders of the Company must approve the transaction; or

          (iii)  voluntarily or involuntarily dissolves, liquidates or winds up.

then, in any such event, the Company shall give the holders of the Series H Preferred Stock, at least twenty (20) days prior to any record date or other date set for definitive action if there shall be no record date, a notice stating the record date for and the anticipated effective date of such action or event and, if the event is a dividend or distribution or issuance by reclassification of Redeemable Capital Stock, whether the Company has determined to adjust the Conversion Rate pursuant to paragraph 7(c), or 7(e), provided, however, that any notice required hereunder shall in any event be given no later than the time that notice is given to the holders of Series A Liberty Media Group Common Stock. Without limiting the obligation of the Company to provide notice of corporate actions hereunder, the failure to mail the notice or any defect in it shall not affect the legality or validity or any corporate action or the vote thereon.

     (n) Reservation of Series A Liberty Media Group Common Stock Issuable Upon Conversion. The Company shall at all times on and after the Issue Date reserve and keep available out of its authorized but unissued shares of Series A Liberty Media Group Common Stock, solely for the purpose of effecting the conversion of the shares of Series H Preferred Stock, such number of its shares of Series A Liberty Media Group Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series H Preferred Stock; provided that nothing contained herein shall be construed to preclude the Company from satisfying its obligations in respect of the conversion of the outstanding shares of Series H Preferred Stock by delivery of shares of Series A Liberty Media Group Common Stock which are held in the treasury of the Company. The Company shall take all such corporate and other actions as from time to time may be necessary to insure that all shares of Series A Liberty Media Group Common Stock issuable upon conversion of shares of Series H Preferred Stock at the Conversion Rate in effect from time to time will, when issued, be duly and validly authorized and issued, fully paid and nonassessable, and free from all preemptive or similar rights. in order that the Company may issue shares of Series A Liberty Media Group Common Stock upon conversion of the Series H Preferred Stock, the Company will in good faith and as expeditiously as possible endeavor to comply with all applicable Federal and state securities laws and will in good faith and as expeditiously as possible endeavor to list such shares to be issued upon conversion on such national securities exchange or national securities association, if any, on which the Series A Liberty Media Group Common Stock is then listed.

     (o) Fractional Shares. No fractional shares of Series A Liberty Media Group Common Stock or scrip shall be issued upon conversion of the Series H Preferred Stock. Whether or not fractional shares would otherwise be required to be issued to a holder of Series H Preferred Stock upon such conversion shall be determined on the basis of the total number of shares of Series H Preferred Stock the holder is at the time converting into Series A Liberty Media Group Common Stock and the total number of shares of Series A Liberty Media Group Common Stock issuable upon such conversion. In lieu of the issuance of fractional shares of Series A Liberty Media Group Common Stock, the Company shall pay instead an amount in cash or by its check equal to the same fraction of the Closing Price of a full share of Series A Liberty Media Group Common Stock on the last full trading day prior to the Conversion Date.

     (p) Impairment. The Company will not, by amendment of this Certificate of Designations or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, other than as expressly permitted by this Certificate of Designations or approved by the requisite vote or written consent of the holders of Series H Preferred Stock taken or given in accordance with this Certificate, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this paragraph 7 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series H Preferred Stock against impairment.

     8.   Voting.

     (a) Voting Rights. The holders of Series H Preferred Stock shall have no voting rights whatsoever, except as required by law and except for the voting rights described in this paragraph 8; provided, however, that the number of authorized shares of Series H

Preferred Stock may be increased or decreased (but not below the number of shares of Series H Preferred Stock then outstanding) by the affirmative vote of the holders of at least 66 2/3% of the total voting power of the then outstanding Voting Securities (as defined in Section A of Article VIII of the Restated Certificate of Incorporation of the Company (the "Restated Certificate")), voting together as a single class as provided in Article IX of the Restated Certificate. Without limiting the generality of the foregoing, no vote or consent of the holders of Series H Preferred Stock shall be required for
(a) the creation of any indebtedness of any kind of the Company, (b) the creation or designation of any class or series of Senior Stock, Parity Stock or Junior Stock, or (c) any amendment to the Restated Certificate that would increase the number of authorized shares of Preferred Stock or the number of authorized shares of Series H Preferred Stock or that would decrease the number of authorized shares of Preferred Stock or the number of authorized shares of Series H Preferred stock (but not below the number of shares of Preferred Stock or Series H Preferred Stock, as the case may be, then outstanding).

     (b) Election of Directors. The holders of the Series H Preferred Stock shall have the right to vote at any annual or special meeting of stockholders for the purpose of electing director. Each shares of Series H Preferred Stock shall have one vote for such purpose, and shall vote as a single class with all other classes or series of capital stock of the Company that are entitled to vote in any general election of directors, unless the instrument creating or evidencing such class or series of capital stock otherwise expressly provides.

     9. No Preemptive Rights. The holders of shares of Series H Preferred Stock shall have no preemptive rights, including preemptive rights with respect to any shares of capital stock or other securities of the Company convertible into or carrying rights or options to purchase any such shares.

     10. Waiver. Any provision of this Certificate of Designations which, for the benefit of the holders of Series H Preferred Stock, prohibits, limits or restricts actions by the Company, or imposes obligations on the Company, including but not limited to provisions relating to the obligation of the Company to redeem or convert such shares, may be waived in whole or in part, or the application of all or any part of such provision in any particular circumstance or generally may be waived, in each case by the affirmative vote or with the consent of the holders of at least a majority of the number of shares of Series H Preferred Stock then outstanding (or such greater percentage thereof as may be required by applicable law or any applicable rules of any national securities exchange or national interdealer quotation system), either in writing or by vote at an annual meeting or a special meeting called for such purpose at which the holders of Series H Preferred Stock shall vote as a separate class.

     11. Method of Giving Notices. Any notice required or permitted by the provisions of this Certificate of Designations to be given to the holders of shares of Series H Preferred Stock shall be deemed duly given if deposited in the United States mail, first class mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Company or supplied by him in writing to the Company for the purpose of such notice.

     12. Exclusion of Other Rights. Except as may otherwise be required by law and except for the equitable rights and remedies which may otherwise be available to holders of Series H Preferred Stock, the shares of Series H Preferred Stock shall not have any designations, preferences, limitations or relative rights other than those specifically set forth in this Certificate of Designations.

     13. Headings of Subdivisions. The headings of the various subdivisions of this Certificate of Designations are for convenience of reference only and shall not affect the interpretation of any of the provisions of this Certificate of Designations.

     FURTHER RESOLVED, that the appropriate officers of this Company are hereby authorized to execute and acknowledge a certificate setting forth these resolutions and to cause such certificate to be filed and recorded in accordance with the requirements of section 151(g) of the General Corporation Law of the State of Delaware."

     The undersigned has signed this Certificate of Designations on this 25th day of January, 1996.


                                   /s/ STEPHEN M. BRETT
                                   --------------------------
                                   Name:  Stephen M. Brett

                        Title: Executive Vice President

                                STATE OF DELAWARE
                         OFFICE OF THE SECRETARY OF STATE

                                   __________

       I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "TELE-COMMUNICATIONS, INC.", FILED IN THIS OFFICE ON THE SEVENTH DAY OF APRIL, A.D. 1997, AT 8:30 O'CLOCK A.M.

                                                      /s/ EDWARD J. FREEL
                                             -----------------------------------
                                             Edward J. Freel, Secretary of State

                                             AUTHENTICATION:  8526540

                                             DATE:  06-24-97

                           CERTIFICATE OF AMENDMENT
                                    TO THE
                     RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                           TELE-COMMUNICATIONS, INC.

     TELE-COMMUNICATIONS, INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

     FIRST: That the Restated Certificate of Incorporation of the Corporation is hereby amended as follows:

(I) THE FIRST PARAGRAPH OF ARTICLE IV OF THE RESTATED CERTIFICATE OF INCORPORATION OF THE CORPORATION IS HEREBY AMENDED TO READ IN ITS ENTIRETY AS FOLLOWS:

"AUTHORIZED STOCK

     The total number of shares of capital stock which the Corporation shall have authority to issue is three billion six hundred two million three hundred seventy-five thousand ninety-six (3,602,375,096) shares, which shall be divided into the following classes:

          (a) Three billion five hundred fifty million (3,550,000,000) shares shall be of a class designated Common Stock, par value $1.00 per share ("Common Stock"), such class to be divided into series as provided in Section E of this Article IV;

          (b) Seven hundred thousand (700,000) shares shall be of a class designated Class A Preferred Stock, par value $.01 per share ("Class A Preferred Stock");

          (c) One million six hundred seventy-five thousand ninety-six (1,675,096) shares shall be of a class designated Class B 6% Cumulative Redeemable Exchangeable Junior Preferred Stock, par value $.01 per share ("Class B 6% Cumulative Redeemable Exchangeable Junior Preferred Stock"); and

          (d) Fifty million (50,000,000) shares shall be of a class designated Series Preferred Stock, par value $.01 per share ("Series Preferred Stock"), such class to be issuable in series as provided in Section D of this Article IV.

     The Class A Preferred Stock, the Class B 6% Cumulative Redeemable Exchangeable Junior Preferred Stock and the Series Preferred Stock are collectively referred to as "Preferred Stock.""

(II) SECTION E OF ARTICLE IV OF THE RESTATED CERTIFICATE OF INCORPORATION OF THE CORPORATIONS IS HEREBY AMENDED TO READ IN ITS ENTIRETY AS FOLLOWS:

                                   "SECTION E

  SERIES A TCI GROUP COMMON STOCK, SERIES B TCI GROUP COMMON STOCK, SERIES A LIBERTY MEDIA GROUP COMMON STOCK, SERIES B LIBERTY MEDIA GROUP COMMON STOCK,
SERIES A TELEPHONY GROUP COMMON STOCK AND SERIES B TELEPHONY GROUP COMMON STOCK

     One billion seven hundred fifty million (1,750,000,000) shares of Common Stock shall be of a series designated Tele-Communications, Inc. Series A TCI Group Common Stock (the "Series A TCI Group Common Stock"), one hundred fifty million (150,000,000) shares of Common Stock shall be of a series designated Tele-Communications, Inc. Series B TCI Group Common Stock (the "Series B TCI Group Common Stock"), seven hundred fifty million (750,000,000) shares of Common Stock shall be of a series designated Tele-Communications, Inc. Series A Liberty Media Group Common Stock (the "Series A Liberty Media Group

Common Stock"), seventy-five million (75,000,000) shares of Common Stock shall be of a series designated Tele-Communications, Inc. Series B Liberty Media Group Common Stock (the "Series B Liberty Media Group Common Stock"), seven hundred fifty million (750,000,000) shares of Common Stock shall be of a series designated Tele-Communications, Inc. Series A Telephony Group Common Stock (the "Series A Telephony Group Common Stock") and seventy five million (75,000,000) shares of Common Stock shall be of a series designated Tele-Communications, Inc. Series B Telephony Group Common Stock (the "Series B Telephony Group Common Stock").

     Each share of Series A TCI Group Common Stock and each share of Series B TCI Group Common Stock shall, except as otherwise provided in this Section E, be identical in all respects and shall have equal rights, powers and privileges.

     Each share of Series A Liberty Media Group Common Stock and each share of Series B Liberty Media Group Common Stock shall, except as otherwise provided in this Section E, be identical in all respects and shall have equal rights, powers and privileges.

     Each share of Series A Telephony Group Common Stock and each share of Series B Telephony Group Common Stock shall, except as otherwise provided in this Section E, be identical in all respects and shall have equal rights, powers and privileges.

1.   Voting Rights.

     Holders of Series A TCI Group Common Stock shall be entitled to one vote for each share of such stock held, holders of Series B TCI Group Common Stock shall be entitled to ten votes for each share of such stock held, holders of Series A Liberty Media Group Common Stock shall be entitled to one vote for each share of such stock held, holders of Series B Liberty Media Group Common Stock shall be entitled to ten votes for each share of such stock held, holders of Series A Telephony Group Common Stock shall be entitled to one vote for each share of such stock held, and holders of Series B Telephony Group Common Stock shall be entitled to ten votes for each share of such stock held, on all matters presented to such stockholders. Except as may otherwise be required by the laws of the State of Delaware or, with respect to any class of Preferred Stock or any series of such a class, in this Certificate (including any resolution or resolutions providing for the establishment of such class or series pursuant to authority vested in the Board of Directors by this Certificate), the holders of shares of Series A TCI Group Common Stock, the holders of shares of Series B TCI Group Common Stock, the holders of shares of Series A Liberty Media Group Common Stock, the holders of shares of Series B Liberty Media Group Common Stock, the holders of shares of Series A Telephony Group Common Stock, the holders of shares of Series B Telephony Group Common Stock and the holders of shares of each class or series of Preferred Stock, if any, entitled to vote thereon, shall vote as one class with respect to the election of directors and with respect to all other matters to be voted on by stockholders of the Corporation (including, without limitation, any proposed amendment to this Certificate that would increase the number of authorized shares of Common Stock or any series thereof or of any other class or series of stock or decrease the number of authorized shares of any class or series of stock (but not below the number of shares thereof then outstanding)), and no separate vote or consent of the holders of shares of Series A TCI Group Common Stock, the holders of shares of Series B TCI Group Common Stock, the holders of shares of Series A Liberty Media Group Common Stock, the holders of shares of Series B Liberty Media Group Common Stock, the holders of shares of Series A Telephony Group Common Stock, the holders of shares of Series B Telephony Group Common Stock, or the holders of shares of any such class or series of Preferred Stock shall be required for the approval of any such matter.

2.   Conversion Rights.

     (a) CONVERSION OF SERIES B TCI GROUP COMMON STOCK INTO SERIES A TCI GROUP COMMON STOCK. Each share of Series B TCI Group Common Stock shall be convertible, at the option of the holder thereof, into one share of Series A TCI Group Common Stock. Any such conversion may be effected by any holder of Series B TCI Group Common Stock by surrendering such holder's certificate or certificates for the Series B TCI Group Common Stock to be converted, duly endorsed, at the office of the Corporation or any transfer agent for the Series B TCI Group Common Stock, together with a written notice to the Corporation at such office that such holder elects to convert all or a specified number of shares of Series B TCI Group Common Stock represented by such certificate and stating the name or names in which such holder desires the certificate or certificates for Series A TCI Group Common Stock to be issued. If so required by the Corporation, any certificate for shares surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder of such shares or the duly authorized representative of such holder. Promptly thereafter, the Corporation shall issue and deliver to such holder or such holder's nominee or nominees, a certificate or certificates for the number of shares of Series A TCI Group Common Stock to which such holder shall be entitled as herein provided. Such conversion shall be deemed to have been made at the close of business on the date of receipt by the Corporation or any such transfer agent of the certificate or certificates, notice and, if required, instruments of transfer referred to above, and the person or persons entitled to receive the Series A TCI Group Common Stock issuable on such conversion shall be treated for all purposes as the record holder or holders of such Series A TCI Group Common Stock on that date. A number of shares of Series A TCI Group Common Stock equal to the number of shares of Series B TCI Group Common Stock outstanding from time to time shall be set aside and reserved for issuance upon conversion of shares of Series B TCI Group Common Stock. Shares of Series A TCI Group Common Stock shall not be convertible into shares of Series B TCI Group Common Stock.

     (b) CONVERSION OF SERIES B LIBERTY MEDIA GROUP COMMON STOCK INTO SERIES A LIBERTY MEDIA GROUP COMMON STOCK. Each share of Series B Liberty Media Group Common Stock shall be convertible, at the option of the holder thereof, into one share of Series A Liberty Media Group Common Stock. Any such conversion may be effected by any holder of Series B Liberty Media Group Common Stock by surrendering such holder's certificate or certificates for the Series B Liberty Media Group Common Stock to be converted, duly endorsed, at the office of the Corporation or any transfer agent for the Series B Liberty Media Group Common Stock, together with a written notice to the Corporation at such office that such holder elects to convert all or a specified number of shares of Series B Liberty Media Group Common Stock represented by such certificate and stating the name or names in which such holder desires the certificate or certificates for Series A Liberty Media Group Common Stock to be issued. If so required by the Corporation, any certificate for shares surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder of such shares or the duly authorized representative of such holder. Promptly thereafter, the Corporation shall issue and deliver to such holder or such holder's nominee or nominees, a certificate or certificates for the number of shares of Series A Liberty Media Group Common Stock to which such holder shall be entitled as herein provided. Such conversion shall be deemed to have been made at the close of business on the date of receipt by the Corporation or any such transfer agent of the certificate or certificates, notice and, if required, instruments of transfer referred to above, and the person or persons entitled to receive the Series A Liberty Media Group Common Stock issuable on such conversion shall be treated for all purposes as the record holder or holders of such Series A Liberty Media Group Common Stock on that date. A number of shares of Series A Liberty Media Group Common Stock equal to the number of shares of Series B Liberty Media Group Common Stock outstanding from time to time shall be set aside and reserved for issuance upon conversion of shares of Series B Liberty Media Group Common Stock. Shares of Series A Liberty Media Group Common Stock shall not be convertible into shares of Series B Liberty Media Group Common Stock.

     (c) CONVERSION OF SERIES B TELEPHONY GROUP COMMON STOCK INTO SERIES A TELEPHONY GROUP COMMON STOCK. Each share of Series B Telephony Group Common Stock shall be convertible, at the option of the holder thereof, into one share of Series A Telephony Group Common Stock. Any such conversion may be effected by any holder of Series B Telephony Group Common Stock by surrendering such holder's certificate or certificates for the Series B Telephony Group Common Stock to be converted, duly endorsed, at the office of the Corporation or any transfer agent for the Series B Telephony Group Common Stock, together with a written notice to the Corporation at such office that such holder elects to convert all or a specified number of shares of Series B Telephony Group Common Stock represented by such certificate and stating the name or names in which such holder desires the certificate or certificates for Series A Telephony Group Common Stock to be issued. If so required by the Corporation, any certificate for shares surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder of such shares or the duly authorized representative of such holder. Promptly thereafter, the Corporation shall issue and deliver to such holder or such holder's nominee or nominees, a certificate or certificates for the number of shares of Series A Telephony Group Common Stock to which such holder shall be entitled as herein provided. Such conversion shall be deemed to have been made at the close of business on the date of receipt by the Corporation or any such transfer agent of the certificate or certificates, notice and, if required, instruments of transfer referred to above, and the person or persons entitled to receive the Series A Telephony Group Common Stock issuable on such conversion shall be treated for all purposes as the record holder or holders of such Series A Telephony Group Common Stock on that date. A number of shares of Series A Telephony Group Common Stock equal to the number of shares of Series B Telephony Group Common Stock outstanding from time to time shall be set aside and reserved for issuance upon conversion of shares of Series B Telephony Group Common Stock. Shares of Series A Telephony Group Common Stock shall not be convertible into shares of Series B Telephony Group Common Stock.

     (d) CONVERSION OF SERIES A LIBERTY MEDIA GROUP COMMON STOCK INTO SERIES A TCI GROUP COMMON STOCK AND SERIES B LIBERTY MEDIA GROUP COMMON STOCK INTO SERIES B TCI GROUP COMMON STOCK AT THE OPTION OF THE CORPORATION. (i) At the option of the Corporation by action of its Board of Directors, (A) all shares of Series A Liberty Media Group Common Stock shall be convertible into a number (or fraction) of fully paid and nonassessable shares of Series A TCI Group Common Stock equal to the Liberty Media Group Optional Conversion Ratio, and (B) all shares of Series B Liberty Media Group Common Stock shall be convertible into a number (or fraction) of fully paid and nonassessable shares of Series B TCI Group Common Stock equal to the Liberty Media Group Optional Conversion Ratio.

     (ii) For purposes of this paragraph 2(d), the "Liberty Media Group Optional Conversion Ratio" shall mean the quotient (calculated to the nearest five decimal places) obtained by dividing (A) the Liberty Media Group Common Stock Per Share Value by (B) the average Market Value of one share of Series A TCI Group Common Stock over the 20-Trading Day period ending on the Trading Day preceding the Appraisal Date.

     (iii) In the event that the Corporation determines to establish the Liberty Media Group Private Market Value, the Corporation shall designate the First Appraiser, and the Independent Committee shall designate the Second Appraiser. Not later than 20 days after the Selection Date, the First Appraiser and the Second Appraiser shall each determine its initial view as to the private market value of the Liberty Media Group as of the Appraisal Date and shall consult with one another with respect thereto. Not later than the 30th day after the Selection Date, the First Appraiser and the Second Appraiser shall each have determined its final view as to such private market value. If the Higher Appraised Amount is not more than 120% of the Lower Appraised Amount, the Liberty Media Group Private Market Value (subject to any adjustment provided in subparagraph (iv) of this paragraph 2(d)) shall be the average of those two amounts. If the Higher Appraised Amount is more than 120% of the Lower Appraised Amount, the First Appraiser and the Second Appraiser shall agree upon and jointly designate the Mutually Designated Appraiser to determine such private market value. The Mutually Designated Appraiser shall not be provided with any of the work of the First Appraiser and Second Appraiser. The Mutually Designated Appraiser shall, no later than the 20th day after the date the Mutually Designated Appraiser is designated, determine the Mutually Appraised Amount, and the Liberty Media Group Private Market Value (subject to any adjustment provided in subparagraph (iv) of this paragraph 2(d)) shall be (A) if the Mutually Appraised Amount is between the Lower Appraised Amount and the Higher Appraised Amount, (I) the average of (1) the Mutually Appraised Amount and (2) the Lower Appraised Amount or the Higher Appraised Amount, whichever is closer to the Mutually Appraised Amount, or (II) the Mutually Appraised Amount, if neither the Lower Appraised Amount nor the Higher Appraised Amount is closer to the Mutually Appraised Amount, or (B) if the Mutually Appraised Amount is greater than the Higher Appraised Amount or less than the Lower Appraised Amount, the average of the Higher Appraised Amount and the Lower Appraised Amount. For these purposes, if any such Appraiser expresses its final view of the private market value of the Liberty Media Group as a range of values, such Appraiser's final view of such private market value shall be deemed to be the midpoint of such range of values.

     (iv) Following the determination of the Liberty Media Group Private Market Value, the Appraiser or Appraisers whose final views of the private market value of the Liberty Media Group were used in the calculation of the Liberty Media Group Private Market Value shall determine the Adjusted Outstanding Shares of Telephony Group Common Stock together with any further appropriate adjustments to the Telephony Group Private Market Value resulting from such determination. The "Adjusted Outstanding Shares of Telephony Group Common Stock" shall mean a number, as determined by such Appraiser(s) as of the Appraisal Date, equal to the sum of the number of shares of Series A Telephony Group Common Stock and Series B Telephony Group Common Stock outstanding, the Number of Shares Issuable with Respect to the Telephony Group Inter-Group Interest, and the number of shares of Series A Telephony Group Common Stock and Series B Telephony Group Common Stock issuable upon the conversion, exercise or exchange of those Convertible Securities the holders of which would derive an economic benefit from conversion, exercise or exchange of such Convertible Securities which exceeds the economic benefit of not converting, exercising or exchanging such Convertible Securities. The "Telephony Group Common Stock Per Share Value" shall mean the quotient obtained by dividing the Telephony Group Private Market Value by the Adjusted Outstanding Shares of Telephony Group Common Stock, provided that if such Appraiser(s) do not agree on the determinations provided for in this subparagraph (iv), the Telephony Group Common Stock Per Share Value shall be the average of the quotients

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so obtained on the basis of the respective determinations of such firms.

     (v) If the Corporation determines to convert shares of Series A Liberty Media Group Common Stock into Series A TCI Group Common Stock and shares of Series B Liberty Media Group Common Stock into Series B TCI Group Common Stock at the Liberty Media Group Optional Conversion Ratio, such conversion shall occur on a Conversion Date on or prior to the 120th day following the Appraisal Date. If the Corporation determines not to undertake such conversion, the Corporation may at any time thereafter undertake to reestablish the Liberty Media Group Common Stock Per Share Value as of a subsequent date.

     (vi) The Corporation shall not convert shares of Series A Liberty Media Group Common Stock into shares of Series A TCI Group Common Stock without converting shares of Series B Liberty Media Group Common Stock into shares of Series B TCI Group Common Stock, and the Corporation shall not convert shares of Series B Liberty Media Group Common Stock into shares of Series B TCI Group Common Stock without converting shares of Series A Liberty Media Group Common Stock into shares of Series A TCI Group Common Stock. The Series A Liberty Media Group Common Stock and the Series B Liberty Media Group Common Stock shall also be convertible at the option of the Corporation in accordance with paragraph 5(b)(iii) of this Section E.

     (e) CONVERSION OF SERIES A TELEPHONY GROUP COMMON STOCK INTO SERIES A TCI GROUP COMMON STOCK AND SERIES B TELEPHONY GROUP COMMON STOCK INTO SERIES B TCI GROUP COMMON STOCK AT THE OPTION OF THE CORPORATION. (i) At the option of the Corporation by action of its Board of Directors, (A) all shares of Series A Telephony Group Common Stock shall be convertible into a number (or fraction) of fully paid and nonassessable shares of Series A TCI Group Common Stock equal to the Telephony Group Optional Conversion Ratio, and (B) all shares of Series B Telephony Group Common Stock shall be convertible into a number (or fraction) of fully paid and nonassessable shares of Series B TCI Group Common Stock equal to the Telephony Group Optional Conversion Ratio.

     (ii) For purposes of this paragraph 2(e), the "Telephony Group Optional Conversion Ratio" shall mean the quotient (calculated to the nearest five decimal places) obtained by dividing (A) the Telephony Group Common Stock Per Share Value by (B) the average Market Value of one share of Series A TCI Group Common Stock over the 20-Trading Day period ending on the Trading Day preceding the Appraisal Date.

     (iii) In the event that the Corporation determines to establish the Telephony Group Private Market Value, the Corporation shall designate the First Appraiser, and the Independent Committee shall designate the Second Appraiser. Not later than 20 days after the Selection Date, the First Appraiser and the Second Appraiser shall each determine its initial view as to the private market value of the Telephony Group as of the Appraisal Date and shall consult with one another with respect thereto. Not later than the 30th day after the Selection Date, the First Appraiser and the Second Appraiser shall each have determined its final view as to such private market value. If the Higher Appraised Amount is not more than 120% of the Lower Appraised Amount, the Telephony Group Private Market Value (subject to any adjustment provided in subparagraph (iv) of this paragraph 2(e)) shall be the average of those two amounts. If the Higher Appraised Amount is more than 120% of the Lower Appraised Amount, the First Appraiser and the Second Appraiser shall agree upon and jointly designate the Mutually Designated Appraiser to determine such private market value. The Mutually Designated Appraiser shall not be provided with any of the work of the First Appraiser and Second Appraiser. The Mutually Designated Appraiser shall, no later than the 20th day after the date the Mutually Designated Appraiser is designated, determine the Mutually Appraised Amount and the Telephony Group Private Market Value (subject to any adjustment provided in subparagraph (iv) of this paragraph 2(e)) shall be (A) if the Mutually Appraised Amount is between the Lower Appraised Amount and the Higher Appraised Amount, (I) the average of
(1) the Mutually Appraised Amount and (2) the Lower Appraised Amount or the Higher Appraised Amount, whichever is closer to the Mutually Appraised Amount, or (II) the Mutually Appraised Amount, if neither the Lower Appraised Amount nor the Higher Appraised Amount is closer to the Mutually Appraised Amount, or (B) if the Mutually Appraised Amount is greater than the Higher Appraised Amount or less than the Lower Appraised Amount, the average of the Higher Appraised Amount and the Lower Appraised Amount. For these purposes, if any such Appraiser expresses its final view of the private market value of the Telephony Group as a range of values, such Appraiser's final view of such private market value shall be deemed to be the midpoint of such range of values.

     (iv) Following the determination of the Telephony Group Private Market Value, the Appraiser or Appraisers whose final views of the private market value of the Telephony Group were used in the calculation of the Telephony Group Private Market Value shall

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determine the Adjusted Outstanding Shares of Telephony Group Common Stock
together with any further appropriate adjustments to the Telephony Group Private Market Value resulting from such determination. The "Adjusted Outstanding Shares of Telephony Group Common Stock" shall mean a number, as determined by such Appraiser(s) as of the Appraisal Date, equal to the sum of the number of shares of Series A Telephony Group Common Stock and Series B Telephony Group Common Stock outstanding, the Number of Shares Issuable with Respect to the Telephony Group Inter-Group Interest, and the number of shares of Series A Telephony Group Common Stock and Series B Telephony Group Common Stock issuable upon the conversion, exercise or exchange of those Convertible Securities the holders of which would derive an economic benefit form conversion, exercise or exchange of such Convertible Securities which exceeds the economic benefit of not converting, exercising or exchanging such Convertible Securities. The "Telephony Group Common Stock Per Share Value" shall mean the quotient obtained by dividing the Telephony Group Private Market Value by the Adjusted Outstanding Shares of Telephony Group Common Stock, provided that if such Appraiser(s) do not agree on the determinations provided for in this subparagraph (iv), the Telephony Group Common Stock Per Share Value shall be the average of the quotients so obtained of the basis of the respective determinations of such firms.

     (v) If the Corporation determines to convert shares of Series A Telephony Group Common Stock into Series A TCI Group Common Stock and shares of Series B Telephony Group Common Stock into Series B TCI Group Common Stock at the Telephony Group Optional Conversion Ratio, such conversion shall occur on a Conversion Date on or prior to the 120th day following the Appraisal Date. If the Corporation determines not to undertake such conversion, the Corporation may at any time thereafter undertake to reestablish the Telephony Group Common Stock Per Share Value as of a subsequent date.

     (vi) The Corporation shall not convert shares of Series A Telephony Group Common Stock into shares of Series A TCI Group Common Stock without converting shares of Series B Telephony Group Common Stock into shares of Series B TCI Group Common Stock, and the Corporation shall not convert shares of Series B Telephony Group Common Stock into shares of Series B TCI Group Common Stock without converting shares of Series A Telephony Group Common Stock into shares of Series A TCI Group Common Stock. The Series A Telephony Group Common Stock and the Series B Telephony Group Common Stock shall also be convertible at the option of the Corporation in accordance with paragraph 6(b)(iii) of this Section E.

3.   Dividends.

     (a) DIVIDENDS ON SERIES A TCI GROUP COMMON STOCK AND SERIES B TCI GROUP COMMON STOCK. Dividends on the Series A TCI Group Common Stock and the Series B TCI Group Common Stock may be declared and paid only out of the lesser of (i) assets of the Corporation legally available therefor and (ii) the TCI Group Available Dividend Amount. Subject to paragraph 4 of this Section E, whenever a dividend is paid to the holders of Series A TCI Group Common Stock, the Corporation shall also pay to the holders of Series B TCI Group Common Stock a dividend per share equal to the dividend per share paid to the holders of Series A TCI Group Common Stock, and whenever a dividend is paid to the holders of Series B TCI Group Common Stock, the Corporation shall also pay to the holders of Series A TCI Group Common Stock a dividend per share equal to the dividend per share paid to the holders of Series B TCI Group Common Stock.

     (b) DIVIDENDS ON SERIES A LIBERTY MEDIA GROUP COMMON STOCK AND SERIES B LIBERTY MEDIA GROUP COMMON STOCK. Dividends on the Series A Liberty Media Group Common Stock and the Series B Liberty Media Group Common Stock may be declared and paid only out of the lesser of (i) assets of the Corporation legally available therefor and (ii) the Liberty Media Group Available Dividend Amount. Subject to paragraph 4 and the last sentence of paragraph 5(b) of this Section E, whenever a dividend is paid to the holders of Series A Liberty Media Group Common Stock, the Corporation shall also pay to the holders of Series B Liberty Media Group Common Stock a dividend per share equal to the dividend per share paid to the holders of Series A Liberty Media Group Common Stock, and whenever a dividend is paid to the holders of Series B Liberty Media Group Common Stock, the Corporation shall also pay to the holders of Series A Liberty Media Group Common Stock a dividend per share equal to the dividend per share paid to the holders of Series B Liberty Media Group Common Stock.

     (c) DIVIDENDS ON SERIES A TELEPHONY GROUP COMMON STOCK AND SERIES B TELEPHONY GROUP COMMON STOCK. Dividends on the Series A Telephony Group Common Stock and the Series B Telephony Group Common Stock may be declared and paid only out of the lesser of (i) assets of the Corporation legally available therefor and (ii) the Telephony Group Available Dividend Amount. Subject to paragraph 4 and the last sentence of paragraph 6(b) of this Section E, whenever a dividend is

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

paid to the holders of Series A Telephony Group Common Stock, the Corporation shall also pay to the holders of Series B Telephony Group Common Stock a dividend per share equal to the dividend per share paid to the holders of Series A Telephony Group Common Stock, and whenever a dividend is paid to the holders of Series B Telephony Group Common Stock, the Corporation shall also pay to the holders of Series A Telephony Group Common Stock a dividend per share equal to the dividend per share paid to the holders of Series B Telephony Group Common Stock.

     (d) DISCRIMINATION BETWEEN OR AMONG SERIES OF COMMON STOCK. The Board of Directors, subject to the provisions of paragraph 3(a), 3(b) and 3(c) of this Section E, shall have the authority and discretion to declare and pay dividends on (i) the Series A TCI Group Common Stock and Series B TCI Group Common Stock,
(ii) the Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, or (iii) the Series A Telephony Group Common Stock and Series B Telephony Group Common Stock, in equal or unequal amounts, notwithstanding the relationship between the TCI Group Available Dividend Amount, the Liberty Media Group Available Dividend Amount and the Telephony Group Available Dividend Amount, the respective amounts of prior dividends declared on, or the liquidation rights of, the Series A TCI Group Common Stock and Series B TCI Group Common Stock, the Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, or the Series A Telephony Group Common Stock and the Series B Telephony Group Common Stock, or any other factor.

4.   Share Distributions.


     The Corporation may declare and pay a distribution consisting of shares of Series A TCI Group Common Stock, Series B TCI Group Common Stock, Series A Liberty Media Group Common Stock, Series B Liberty Media Group Common Stock, Series A Telephony Group Common Stock, Series B Telephony Group Common Stock or any other securities of the Corporation or any other Person (hereinafter sometimes called a "share distribution") to holders of the Common Stock only in accordance with the provisions of this paragraph 4.

     (a) DISTRIBUTIONS ON SERIES A TCI GROUP COMMON STOCK AND SERIES B TCI GROUP COMMON STOCK. If at any time a share distribution is to be made with respect to the Series A TCI Group Common Stock or Series B TCI Group Common Stock, such share distribution may be declared and paid only as follows:

           (i) a share distribution consisting of shares of Series A TCI Group Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series A TCI Group Common Stock) to holders of Series A TCI Group Common Stock and Series B TCI Group Common Stock, on an equal per share basis; or consisting of shares of Series B TCI Group Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series B TCI Group Common Stock) to holders of Series A TCI Group Common Stock and Series B TCI Group Common Stock, on an equal per share basis; or consisting of shares of Series A TCI Group Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series A TCI Group Common Stock) to holders of Series A TCI Group Common Stock and, on an equal per share basis, shares of Series B TCI Group Common Stock (or like Convertible Securities convertible into or exercisable or exchangeable for shares of Series B TCI Group Common Stock) to holders of Series B TCI Group Common Stock;

           (ii) subsequent to the Liberty Media Group Distribution, a share distribution consisting of shares of Series A Liberty Media Group Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series A Liberty Media Group Common Stock) to holders of Series A TCI Group Common Stock and Series B TCI Group Common Stock, on an equal per share basis; provided that the sum of (A) the aggregate number of shares of Series A Liberty Media Group Common Stock to be so issued (or the number of such shares which would be issuable upon conversion, exercise or exchange of any Convertible Securities to be so issued) and (B) the number of shares of such series that are subject to issuance upon conversion, exercise or exchange of any Convertible Securities then outstanding that are attributed to the TCI Group (other than Pre-Distribution Convertible Securities and other than Convertible Securities convertible into or exercisable or exchangeable for Committed Acquisition Shares) is less than or equal to the Number of Shares Issuable with Respect to the Liberty Media Group Inter-Group Interest;

           (iii) a share distribution consisting of shares of Series A Telephony Group Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series A Telephony Group Common Stock) to holders of Series A

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

     TCI Group Common Stock and Series B TCI Group Common Stock, on an equal per share basis; or consisting of shares of Series B Telephony Group Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series B Telephony Group Common Stock) to holders of Series A TCI Group Common Stock and Series B TCI Group Common Stock, on an equal per share basis; or consisting of shares of Series A Telephony Group Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series A Telephony Group Common Stock) to holders of Series A TCI Group Common Stock and, on an equal per share basis, shares of Series B Telephony Group Common Stock (or like Convertible Securities convertible into or exercisable or exchangeable for shares of Series B Telephony Group Common Stock) to holders of Series B TCI Group Common Stock; provided that the sum of (A) the aggregate number of shares of Series A Telephony Group Common Stock and Series B Telephony Group Common Stock to be so distributed (or the number of such shares of Series A Telephony Group Common Stock and Series B Telephony Group Common Stock which would be issuable upon conversion, exercise or exchange of any Convertible Securities to be so distributed) and (B) the number of shares of Series A Telephony Group Common Stock and Series B Telephony Group Common Stock that are subject to issuance upon conversion, exercise or exchange of any Convertible Securities then outstanding that are attributed to the TCI Group, is less than or equal to the Number of Shares Issuable with Respect to the Telephony Group Inter-Group Interest.

     (iv) a share distribution consisting of any class or series of securities of the Corporation or any other Person other than Series A TCI Group Common Stock, Series B TCI Group Common Stock, Series A Liberty Media Group Common Stock, Series B Liberty Media Group Common Stock, Series A Telephony Group Common Stock or Series B Telephony Group Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series A TCI Group Common Stock, Series B TCI Group Common Stock, Series A Liberty Media Group Common Stock, Series B Liberty Media Group Common Stock, Series A Telephony Group Common Stock or Series B Telephony Group Common Stock), either on the basis of a distribution of identical securities, on an equal per share basis, to holders of Series A TCI Group Common Stock and Series B TCI Group Common Stock or on the basis of a distribution of one class or series of securities to holders of Series A TCI Group Common Stock and another class or series of securities to holders of Series B TCI Group Common Stock, provided that the securities so distributed (and, if the distribution consists of Convertible Securities, the securities into which such Convertible Securities are convertible or for which they are exercisable or exchangeable) do not differ in any respect other than their relative voting rights and related differences in designation, conversion, redemption and share distribution provisions, with holders of shares of Series B TCI Group Common Stock receiving the class or series having the higher relative voting rights (without regard to whether such rights differ to a greater or lesser extent than the corresponding differences in voting rights, designation, conversion, redemption and share distribution provisions between the Series A TCI Group Common Stock and the Series B TCI Group Common Stock), provided that if the securities so distributed constitute capital stock of a Subsidiary of the Corporation, such rights shall not differ to a greater extent than the corresponding differences in voting rights, designation, conversion, redemption and share distribution provisions between the Series A TCI Group Common Stock and the Series B TCI Group Common Stock, and provided in each case that such distribution is otherwise made on an equal per share basis.

     The Corporation shall not reclassify, subdivide or combine the Series A TCI Group Common Stock without reclassifying, subdividing or combining the Series B TCI Group Common Stock, on an equal per share basis, and the Corporation shall not reclassify, subdivide or combine the Series B TCI Group Common Stock without reclassifying, subdividing or combining the Series A TCI Group Common Stock, on an equal per share basis.

     (b) DISTRIBUTIONS ON SERIES A LIBERTY MEDIA GROUP COMMON STOCK AND SERIES B LIBERTY MEDIA GROUP COMMON STOCK. If at any time a share distribution is to be made with respect to the Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock, such share distribution may be declared and paid only as follows (or as permitted by paragraph 5 of this Section E with respect to the redemptions and other distributions referred to therein):

           (i) a share distribution consisting of shares of Series A Liberty Media Group Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series A Liberty Media Group Common Stock) to holders of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, on an equal per share basis; or consisting of shares of Series B Liberty Media Group Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series B Liberty Media Group Common Stock) to holders of Series A Liberty Media Group Common Stock and Series B Liberty

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

     Media Group Common Stock, on an equal per share basis; or consisting of shares of Series A Liberty Media Group Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series A Liberty Media Group Common Stock) to holders of Series A Liberty Media Group Common Stock and, on an equal per share basis, shares of Series B Liberty Media Group Common Stock (or like Convertible Securities convertible into or exercisable or exchangeable for shares of Series B Liberty Media Group Common Stock) to holders of Series B Liberty Media Group Common Stock; and

           (ii) a share distribution consisting of any class or series of securities of the Corporation or any other Person other than as described in clause (i) of this paragraph 4(b) and other than Series A TCI Group Common Stock, Series B TCI Group Common Stock, Series A Telephony Group Common Stock or Series B Telephony Group Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series A TCI Group Common Stock, Series B TCI Group Common Stock, Series A Telephony Group Common Stock or Series B Telephony Group Common Stock) either on the basis of a distribution of identical securities, on an equal per share basis, to holders of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock or on the basis of a distribution of one class or series of securities to holders of Series A Liberty Media Group Common Stock and another class or series of securities to holders of Series B Liberty Media Group Common Stock, provided that the securities so distributed (and, if the distribution consists of Convertible Securities, the securities into which such Convertible Securities are convertible or for which they are exercisable or exchangeable) do not differ in any respect other than their relative voting rights and related differences in designation, conversion, redemption and share distribution provisions, with holders of shares of Series B Liberty Media Group Common Stock receiving the class or series having the higher relative voting rights (without regard to whether such rights differ to a greater or lesser extent than the corresponding differences in voting rights, designation, conversion, redemption and share distribution provisions between the Series A Liberty Media Group Common Stock and the Series B Liberty Media Group Common Stock), provided that if the securities so distributed constitute capital stock of a Subsidiary of the Corporation, such rights shall not differ to a greater extent than the corresponding differences in voting rights, designation, conversion, redemption and share distribution provisions between the Series A Liberty Media Group Common Stock and the Series B Liberty Media Group Common Stock, and provided in each case that such distribution is otherwise made on an equal per share basis.

     The Corporation shall not reclassify, subdivide or combine the Series A Liberty Media Group Common Stock without reclassifying, subdividing or combining the Series B Liberty Media Group Common Stock, on an equal per share basis, and the Corporation shall not reclassify, subdivide or combine the Series B Liberty Media Group Common Stock without reclassifying, subdividing or combining the Series A Liberty Media Group Common Stock, on an equal per share basis.

     (c) DISTRIBUTIONS ON SERIES A TELEPHONY GROUP COMMON STOCK AND SERIES B TELEPHONY GROUP COMMON STOCK. If at any time a share distribution is to be made with respect to the Series A Telephony Group Common Stock or Series B Telephony Group Common Stock, such share distribution may be declared and paid only as follows (or as permitted by paragraph 6 of this Section E with respect to the redemptions and other distributions referred to therein):

           (i) a share distribution consisting of shares of Series A Telephony Group Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series A Telephony Group Common Stock) to holders of Series A Telephony Group Common Stock and Series B Telephony Group Common Stock, on an equal per share basis; or consisting of shares of Series B Telephony Group Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series B Telephony Group Common Stock) to holders of Series A Telephony Group Common Stock and Series B Telephony Group Common Stock, on an equal per share basis; or consisting of shares of Series A Telephony Group Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series A Telephony Group Common Stock) to holders of Series A Telephony Group Common Stock and, on an equal per share basis, shares of Series B Telephony Group Common Stock (or like Convertible Securities convertible into or exercisable or exchangeable for shares of Series B Telephony Group Common Stock) to holders of Series B Telephony Group Common Stock; and

           (ii) a share distribution consisting of any class or series of securities of the Corporation or any other Person other than as described in clause (i) of this paragraph 4(c) and other than Series A TCI Group Common Stock, Series B TCI Group Common Stock, Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series A TCI Group Common Stock, Series B TCI Group Common

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

     Stock, Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock) either on the basis of a distribution of identical securities, on an equal per share basis, to holders of Series A Telephony Group Common Stock and Series B Telephony Group Common Stock, or on the basis of a distribution of one class or series of securities to holders of Series A Telephony Group Common Stock and another class or series of securities to holders of Series B Telephony Group Common Stock, provided that the securities so distributed (and, if the distribution consists of Convertible Securities, the securities into which such Convertible Securities are convertible or for which they are exercisable or exchangeable) do not differ in any respect other than their relative voting rights and related differences in designation, conversion, redemption and share distribution provisions, with holders of shares of Series B Telephony Group Common Stock receiving the class or series having the higher relative voting rights (without regard to whether such rights differ to a greater or lesser extent than the corresponding differences in voting rights, designation, conversion, redemption and share distribution provisions between the Series A Telephony Group Common Stock and the Series B Telephony Group Common Stock), provided that if the securities so distributed constitute capital stock of a Subsidiary of the Corporation, such rights shall not differ to a greater extent than the corresponding differences in voting rights, designation, conversion, redemption and share distribution provisions between the Series A Telephony Group Common Stock and the Series B Telephony Group Common Stock, and provided in each case that such distribution is otherwise made on an equal per share basis.

     The Corporation shall not reclassify, subdivide or combine the Series A Telephony Group Common Stock without reclassifying, subdividing or combining the Series B Telephony Group Common Stock, on an equal per share basis, and the Corporation shall not reclassify, subdivide or combine the Series B Telephony Group Common Stock without reclassifying, subdividing or combining the Series A Telephony Group Common Stock, on an equal per share basis.

5. Redemption and Other Provisions Relating to the Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock.

     (a) REDEMPTION IN EXCHANGE FOR STOCK OF LIBERTY MEDIA GROUP SUBSIDIARIES. At any time at which all of the assets and liabilities attributed to the Liberty Media Group have become and continue to be held directly or indirectly by any one or more corporations all of the capital stock of which is owned by the Corporation (the "Liberty Media Group Subsidiaries"), the Board of Directors may, subject to the availability of assets of the Corporation legally available therefor, redeem, on a pro rata basis, all of the outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock in exchange for an aggregate number of outstanding fully paid and nonassessable shares of common stock of each Liberty Media Group Subsidiary equal to the product of the Adjusted Liberty Media Group Outstanding Interest Fraction and the number of outstanding shares of common stock of such Liberty Media Group Subsidiary held by the Corporation. Any such redemption shall occur on a Redemption Date set forth in a notice to holders of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock and Convertible Securities convertible into or exercisable or exchangeable for shares of either such series (unless provision for notice is otherwise made pursuant to the terms of such Convertible Securities) pursuant to paragraph 5(d)(vi). In effecting such a redemption, the Board of Directors may determine either to (i) redeem shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock in exchange for shares of separate classes or series of common stock of each Liberty Media Group Subsidiary with relative voting rights and related differences in designation, conversion, redemption and share distribution provisions not greater than the corresponding differences in voting rights, designation, conversion, redemption and share distribution provisions between the Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, with holders of shares of Series B Liberty Media Group Common Stock receiving the class or series having the higher relative voting rights, or (ii) redeem shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock in exchange for shares of a single class of common stock of each Liberty Media Group Subsidiary without distinction between the shares distributed to the holders of the Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock. If the Corporation determines to undertake a redemption as described in clause (i) of the preceding sentence, the outstanding shares of common stock of each Liberty Media Group Subsidiary not distributed to holders of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock shall consist solely of the class or series having the lower relative voting rights.

     (b) MANDATORY DIVIDEND, REDEMPTION OR CONVERSION IN CASE OF DISPOSITION OF LIBERTY MEDIA GROUP ASSETS. In the event of the Disposition, in one transaction or a series of related transactions, by the Corporation and its

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subsidiaries of all or substantially all of the properties and assets of the
Liberty Media Group to one or more persons, entities or groups (other than (w) in connection with the Disposition by the Corporation of all of the Corporation's properties and assets in one transaction or a series of related transactions in connection with the liquidation, dissolution or winding up of the Corporation within the meaning of paragraph 7 of this Section E, (x) a dividend, other distribution or redemption in accordance with any provision of paragraph 3, paragraph 4, paragraph 5(a) or paragraph 7 of this Section E, (y) to any person, entity or group which the Corporation, directly or indirectly, after giving effect to the Disposition, controls or (z) in connection with a Related Business Transaction), the Corporation shall, on or prior to the 85th Trading Day following the consummation of such Disposition, either:

          (i) subject to paragraph 3(b) of this Section E, declare and pay a dividend in cash and/or in securities or other property (other than a dividend or distribution of Common Stock) to the holders of the outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock equally on a share for share basis (subject to the last sentence of this Section 5(b)), in an aggregate amount equal to the product of the Liberty Media Group Outstanding Interest Fraction as of the record date for determining the holders entitled to receive such dividend and the Liberty Media Group Net Proceeds of such Disposition; or

           (ii) provided that there are assets of the Corporation legally available therefor and the Liberty Media Group Available Dividend Amount would have been sufficient to pay a dividend in lieu thereof pursuant to clause (i) of this paragraph 5(b), then:

                 (A) if such Disposition involves all (not merely substantially all) of the properties and assets of the Liberty Media Group, redeem all outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock in exchange for cash and/or securities or other property (other than Common Stock) in an aggregate amount equal to the product of the Adjusted Liberty Media Group Outstanding Interest Fraction as of the date of such redemption and the Liberty Media Group Net Proceeds, such aggregate amount to be allocated (subject to the last sentence of this paragraph 5(b)) to shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock in the ratio of the number of shares of each such series outstanding (so that the amount of consideration paid for the redemption of each share of Series A Liberty Media Group Common Stock and each share of Series B Liberty Media Group Common Stock is the same); or

                 (B) if such Disposition involves substantially all (but not all) of the properties and assets of the Liberty Media Group, apply an aggregate amount of cash and/or securities or other property (other than Common Stock) equal to the product of the Liberty Media Group Outstanding Interest Fraction as of the date shares are selected for redemption and the Liberty Media Group Net Proceeds to the redemption of outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, such aggregate amount to be allocated (subject to the last sentence of this paragraph 5(b)) to shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock in the ratio of the number of shares of each such series outstanding, and the number of shares of each such series to be redeemed to equal the lesser of (x) the whole number nearest the number determined by dividing the aggregate amount so allocated to the redemption of such series by the average Market Value of one share of Series A Liberty Media Group Common Stock during the ten-Trading Day period beginning on the 16th Trading Day following the consummation of such Disposition and (y) the number of shares of such series outstanding (so that the amount of consideration paid for the redemption of each share of Series A Liberty Media Group Common Stock and each share of Series B Liberty Media Group Common Stock is the same);

  such redemption to be effected in accordance with the applicable provisions of paragraph 5(d) of this Section E; or

           (iii) convert (A) each outstanding share of Series A Liberty Media Group Common Stock into a number (or fraction) of fully paid and nonassessable shares of Series A TCI Group Common Stock and (B) each outstanding share of Series B Liberty Media Group Common Stock into a number (or fraction) of fully paid and nonassessable shares of Series B TCI Group Common Stock, in each case equal to 110% of the average daily ratio (calculated to the nearest five decimal places) of the Market Value of one share of Series A Liberty Media Group Common Stock to the Market Value of one share of Series A TCI Group Common Stock during the ten-Trading Day period referred to in clause (ii)(B) of this paragraph 5(b).

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

     For purposes of this paragraph 5(b):

           (x) as of any date, "substantially all of the properties and assets of the Liberty Media Group" shall mean a portion of such properties and assets that represents at least 80% of the then-current market value (as determined by the Board of Directors) of the properties and assets of the Liberty Media Group as of such date;

           (y) in the case of a Disposition of properties and assets in a series of related transactions, such Disposition shall not be deemed to have been consummated until the consummation of the last of such transactions; and

           (z) the Corporation may pay the dividend or redemption price referred to in clause (i) or (ii) of this subparagraph 5(b) either in the same form as the proceeds of the Disposition were received or in any other combination of cash or securities or other property (other than Common Stock) that the Board of Directors determines will have an aggregate market value on a fully distributed basis, of not less than the amount of the Liberty Media Group Net Proceeds. If the dividend or redemption price is paid in the form of securities of an issuer other than the Corporation, the Board of Directors may determine either to (1) pay the dividend or redemption price in the form of separate classes or series of securities, with one class or series of such securities to holders of Series A Liberty Media Group Common Stock and another class or series of securities to holders of Series B Liberty Media Group Common Stock, provided that such securities (and, if such securities are convertible into or exercisable or exchangeable for shares of another class or series of securities, the securities so issuable upon such conversion, exercise or exchange) do not differ in any respect other than their relative voting rights and related differences in designation, conversion, redemption and share distribution provisions, with holders of shares of Series B Liberty Media Group Common Stock receiving the class or series having the higher relative voting rights (without regard to whether such rights differ to a greater or lesser extent than the corresponding differences in voting rights, designation, conversion, redemption and share distribution provisions between the Series A Liberty Media Group Common Stock and the Series B Liberty Media Group Common Stock), provided that if such securities constitute capital stock of a Subsidiary of the Corporation, such rights shall not differ to a greater extent than the corresponding differences in voting rights, designation, conversion, redemption and share distribution provisions between the Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, and otherwise such securities shall be distributed on an equal per share basis, or (2) pay the dividend or redemption price in the form of a single class of securities without distinction between the shares received by the holders of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock.

     (c) CERTAIN PROVISIONS RESPECTING CONVERTIBLE SECURITIES. Unless the provisions of any class or series of Pre-Distribution Convertible Securities or Convertible Securities which are convertible into or exercisable or exchangeable for Committed Acquisition Shares provide specifically to the contrary, after any Conversion Date or Redemption Date on which all outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock were converted or redeemed, any share of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock that is issued on conversion, exercise or exchange of any Pre-Distribution Convertible Securities or any Convertible Securities which are convertible into or exercisable or exchangeable for Committed Acquisition Shares shall, immediately upon issuance pursuant to such conversion, exercise or exchange and without any notice or any other action on the part of the Corporation or its Board of Directors or the holder of such share of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock, be converted into (in case all such outstanding shares were converted) or redeemed in exchange for (in case all such outstanding shares were redeemed) the kind and amount of shares of capital stock, cash and/or other securities or property that a holder of such Pre-Distribution Convertible Securities or any Convertible Securities which are convertible into or exercisable or exchangeable for Committed Acquisition Shares would have been entitled to receive pursuant to the terms of such securities had such terms provided that the conversion, exercise or exchange privilege in effect immediately prior to any such conversion or redemption of all outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock would be adjusted so that the holder of any such Pre-Distribution Convertible Securities or any Convertible Securities which are convertible into or exercisable or exchangeable for Committed Acquisition Shares thereafter surrendered for conversion, exercise or exchange would be entitled to receive the kind and amount of shares of capital stock, cash and/or other securities or property such holder would have received as a result of such action had such securities been converted, exercised or exchanged immediately prior thereto. With respect to any Convertible Securities which are created, established or otherwise first authorized for issuance subsequent to the record date for the Liberty Distribution (other than Pre-Distribution Convertible Securities and Convertible Securities which are convertible

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

into or exercisable or exchangeable for Committed Acquisition Shares), the terms and provisions of which do not provide for adjustments specifying the kind and amount of capital stock, cash and/or securities or other property that such holder would be entitled to receive upon the conversion, exercise or exchange of such Convertible Securities following any Conversion Date or Redemption Date on which all outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock were converted or redeemed, then upon such conversion, exercise or exchange of such Convertible Securities, any share of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock that is issued on conversion, exercise or exchange of any such Convertible Securities shall, immediately upon issuance pursuant to such conversion, exercise or exchange and without any notice or any other action on the part of the Corporation or its Board of Directors or the holder of such share of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock, be redeemed in exchange for, to the extent assets of the Corporation are legally available therefor, the amount of $.01 per share in cash.

     (d)   GENERAL.

     (i) Not later than the 10th Trading Day following the consummation of a Disposition referred to in subparagraph 5(b) of this Section E, the Corporation shall announce publicly by press release (A) the Liberty Media Group Net Proceeds of such Disposition, (B) the number of outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock,
(C) the number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock into or for which Convertible Securities are then convertible, exercisable or exchangeable and the conversion, exercise or exchange prices thereof (and stating which, if any, of such Convertible Securities constitute Pre-Distribution Convertible Securities or Convertible Securities which are convertible into or exercisable or exchangeable for Committed Acquisition Shares) and the number of Committed Acquisition Shares issuable, (D) the Liberty Media Group Outstanding Interest Fraction as of a recent date preceding the date of such notice and (E) the Adjusted Liberty Media Group Outstanding Interest Fraction as of a recent date preceding the date of such notice. Not earlier than the 26th Trading Day and not later than the 30th Trading Day following the consummation of such Disposition, the Corporation shall announce publicly by press release which of the actions specified in clauses (i), (ii) or (iii) of paragraph 5(b) of this Section E it has irrevocably determined to take.

     (ii)  If the Corporation determines to pay a dividend pursuant to clause
(i) of subparagraph 5(b) of this Section E, the Corporation shall, not later than the 30th Trading Day following the consummation of such Disposition, cause to be given to each holder of outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, and to each holder of Convertible Securities convertible into or exercisable or exchangeable for shares of either such series (unless provision for notice is otherwise made pursuant to the terms of such Convertible Securities), a notice setting forth
(A) the record date for determining holders entitled to receive such dividend, which shall be not earlier than the 40th Trading Day and not later than the 50th Trading Day following the consummation of such Disposition, (B) the anticipated payment date of such dividend (which shall not be more than 85 Trading Days following the consummation of such Disposition), (C) the kind of shares of capital stock, cash and/or other securities or property to be distributed in respect of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, (D) the Liberty Media Group Net Proceeds of such Disposition, (E) the Liberty Media Group Outstanding Interest Fraction as of a recent date preceding the date of such notice, (F) the number of outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock and the number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock into or for which outstanding Convertible Securities are then convertible, exercisable or exchangeable and the conversion, exercise or exchange prices thereof and (G) in the case of a notice to holders of Convertible Securities, a statement to the effect that holders of such Convertible Securities shall be entitled to receive such dividend only if they appropriately convert, exercise or exchange such Convertible Securities prior to the record date referred to in clause (A) of this sentence. Such notice shall be sent by first-class mail, postage prepaid, at such holder's address as the same appears on the transfer books of the Corporation.

     (iii) If the Corporation determines to undertake a redemption of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock following a Disposition of all (not merely substantially all) of the properties and assets of the Liberty Media Group pursuant to clause (ii) (A) of paragraph 5(b) of this Section E, the Corporation shall cause to be given to each holder of outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock and to each holder of Convertible Securities convertible into or exercisable or exchangeable for shares of either such series (unless provision for notice is otherwise made pursuant to the terms of such Convertible Securities), a notice setting forth (A) a

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

statement that all shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock outstanding on the Redemption Date shall be redeemed, (B) the Redemption Date (which shall not be more than 85 Trading Days following the consummation of such Disposition), (C) the kind of shares of capital stock, cash and/or other securities or property to be paid as a redemption price in respect of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock outstanding on the Redemption Date, (D) the Liberty Media Group Net Proceeds of such Disposition,
(E) the Adjusted Liberty Media Group Outstanding Interest Fraction as of a recent date preceding the date of such notice, (F) the place or places where certificates for shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, properly endorsed or assigned for transfer (unless the Corporation waives such requirement), are to be surrendered for delivery of certificates for shares of such capital stock, cash and/or other securities or property, (G) the number of outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock and the number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock into or for which outstanding Convertible Securities are then convertible, exercisable or exchangeable and the conversion, exercise or exchange prices thereof (and stating which, if any, of such Convertible Securities constitute Pre-Distribution Convertible Securities or Convertible Securities which are convertible into or exercisable or exchangeable for Committed Acquisition Shares) and the number of Committed Acquisition Shares issuable, and (H) in the case of a notice to holders of Convertible Securities, a statement to the effect that holders of such Convertible Securities shall be entitled to participate in such redemption only if such holders appropriately convert, exercise or exchange such Convertible Securities on or prior to the Redemption Date referred to in clause (B) of this sentence and a statement as to what, if anything, such holders shall be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, paragraph 5(c) of this Section E if such holders convert, exercise or exchange such Convertible Securities following such Redemption Date. Such notice shall be sent by first-class mail, postage prepaid, not less than 35 Trading Days nor more than 45 Trading Days prior to the Redemption Date, at such holder's address as the same appears on the transfer books of the Corporation.

     (iv) If the Corporation determines to undertake a redemption of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock following a Disposition of substantially all (but not all) of the properties and assets of the Liberty Media Group pursuant to clause (ii)(B) of paragraph 5(b) of this Section E, the Corporation shall, not later than the 30th Trading Day following the consummation of such Disposition, cause to be given to each holder of record of outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, and to each holder of Convertible Securities convertible into or exercisable or exchangeable for shares of either such series (unless provision for notice is otherwise made pursuant to the terms of such Convertible Securities), a notice setting forth
(A) a date not earlier than the 40th Trading Day and not later than the 50th Trading Day following the consummation of such Disposition which shall be the date on which shares of the Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock then outstanding shall be selected for redemption, (B) the anticipated Redemption Date (which shall not be more than 85 Trading Days following the consummation of such Disposition), (C) the kind of shares of capital stock, cash and/or other securities or property to be paid as a redemption price in respect of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock selected for redemption, (D) the Liberty Media Group Net Proceeds of such Disposition, (E) the Liberty Media Group Outstanding Interest Fraction as of a recent date preceding the date of such notice, (F) the number of outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock and the number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock into or for which outstanding Convertible Securities are then convertible, exercisable or exchangeable and the conversion or exercise prices thereof, (G) in the case of a notice to holders of Convertible Securities, a statement to the effect that holders of such Convertible Securities shall be entitled to participate in such selection for redemption only if such holders appropriately convert, exercise or exchange such Convertible Securities on or prior to the date referred to in clause (A) of this sentence and a statement as to what, if anything, such holders shall be entitled to receive pursuant to the terms of such Convertible Securities if such holders convert, exercise or exchange such Convertible Securities following such date and (H) a statement that the Corporation will not be required to register a transfer of any shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock for a period of 15 Trading Days next preceding the date referred to in clause (A) of this sentence. Promptly following the date referred to in clause (A) of the preceding sentence, but not earlier than the 40th Trading Day and not later than the 50th Trading Day following the consummation of such Disposition, the Corporation shall cause to be given to each holder of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock to be so redeemed, a notice setting forth (A) the number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock held by such holder to be redeemed, (B) a statement that such shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock shall be

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

redeemed, (C) the Redemption Date (which shall not be more than 85 Trading Days following the consummation of such Disposition), (D) the kind and per share amount of shares of capital stock, cash and/or other securities or property to be received by such holder with respect to each share of such Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock to be redeemed, including details as to the calculation thereof, and (E) the place or places where certificates for shares of such Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock, properly endorsed or assigned for transfer (unless the Corporation waives such requirement), are to be surrendered for delivery of certificates for shares of such capital stock, cash and/or other securities or property. The notices referred to in this clause
(iv) shall be sent by first-class mail, postage prepaid, at such holder's address as the same appears on the transfer books of the Corporation. The outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock to be redeemed shall be redeemed by the Corporation pro rata among the holders of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock or by such other method as may be determined by the Board of Directors to be equitable.

     (v) In the event of any conversion pursuant to paragraph 2(d) of this Section E or pursuant to this paragraph 5 (other than pursuant to paragraph 5(c)), the Corporation shall cause to be given to each holder of outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock and to each holder of Convertible Securities convertible into or exercisable or exchangeable for shares of either such series (unless provision for such notice is otherwise made pursuant to the terms of such Convertible Securities), a notice setting forth (A) a statement that all outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock shall be converted, (B) the Conversion Date (which shall not be more than 85 Trading Days following the consummation of such Disposition in the event of a conversion pursuant to paragraph 5(b) and which shall not be more than 120 days after the Appraisal Date in the event of a conversion pursuant to paragraph 2(d)), (C) the per share number of shares of Series A TCI Group Common Stock or Series B TCI Group Common Stock, as applicable, to be received with respect to each share of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock, including details as to the calculation thereof, (D) the place or places where certificates for shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement), are to be surrendered,
(E) the number of outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, the number of Committed Acquisition Shares issuable and the number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock into or for which outstanding Convertible Securities are then convertible, exercisable or exchangeable and the conversion, exercise or exchange prices thereof and (F) in the case of a notice to holders of Convertible Securities, a statement to the effect that holders of such Convertible Securities shall be entitled to participate in such conversion only if such holders appropriately convert, exercise or exchange such Convertible Securities on or prior to the Conversion Date referred to in clause (B) of this sentence and a statement as to what, if anything, such holders shall be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, paragraph 5(c) of this Section E if such holders convert, exercise or exchange such Convertible Securities following such Conversion Date. Such notice shall be sent by first-class mail, postage prepaid, not less than 35 Trading Days nor more than 45 Trading Days prior to the Conversion Date, at such holder's address as the same appears on the transfer books of the Corporation.

     (vi) If the Corporation determines to redeem shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock pursuant to subparagraph (a) of this paragraph 5, the Corporation shall promptly cause to be given to each holder of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock and to each holder of Convertible Securities convertible into or exercisable or exchangeable for shares of either such series (unless provision for such notice is otherwise made pursuant to the terms of such Convertible Securities), a notice setting forth (A) a statement that all outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock shall be redeemed in exchange for shares of common stock of the Liberty Media Group Subsidiaries, (B) the Redemption Date,
(C) the Adjusted Liberty Media Group Outstanding Interest Fraction as of a recent date preceding the date of such notice, (D) the place or places where certificates for shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement), are to be surrendered for delivery of certificates for shares of common stock of the Liberty Media Group Subsidiaries, (E) the number of outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock and the number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock into or for which outstanding Convertible Securities are then convertible, exercisable or exchangeable and the conversion, exercise or exchange prices thereof (and stating which, if any, of such Convertible Securities constitute Pre-Distribution Convertible Securities or Convertible Securities which are

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

convertible into or exercisable or exchangeable for Committed Acquisition Shares) and the number of Committed Acquisition Shares issuable, and (F) in the case of a notice to holders of Convertible Securities, a statement to the effect that holders of such Convertible Securities shall be entitled to participate in such redemption only if such holders appropriately convert, exercise or exchange such Convertible Securities on or prior to the Redemption Date referred to in clause (B) of this sentence and a statement as to what, if anything, such holders shall be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, paragraph 5(c) of this Section E if such holders convert, exercise or exchange such Convertible Securities following the Redemption Date. Such notice shall be sent by first-class mail, postage prepaid, not less than 35 Trading Days nor more than 45 Trading Days prior to the Redemption Date, at such holder's address as the same appears on the transfer books of the Corporation.

     (vii) Neither the failure to mail any notice required by this paragraph 5(d) to any particular holder of Series A Liberty Media Group Common Stock, Series B Liberty Media Group Common Stock or of Convertible Securities nor any defect therein shall affect the sufficiency thereof with respect to any other holder of outstanding shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock or of Convertible Securities, or the validity of any conversion or redemption.

     (viii) The Corporation shall not be required to issue or deliver fractional shares of any class of capital stock or any fractional securities to any holder of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock upon any conversion, redemption, dividend or other distribution pursuant to paragraph 2(d) of this Section E or pursuant to this paragraph 5. In connection with the determination of the number of shares of any class of capital stock that shall be issuable or the amount of securities that shall be deliverable to any holder of record upon any such conversion, redemption, dividend or other distribution (including any fractions of shares or securities), the Corporation may aggregate the number of shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock held at the relevant time by such holder of record. If the number of shares of any class of capital stock or the amount of securities remaining to be issued or delivered to any holder of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock is a fraction, the Corporation shall, if such fraction is not issued or delivered to such holder, pay a cash adjustment in respect of such fraction in an amount equal to the fair market value of such fraction on the fifth Trading Day prior to the date such payment is to be made (without interest). For purposes of the preceding sentence, "fair market value" of any fraction shall be (A) in the case of any fraction of a share of capital stock of the Corporation, the product of such fraction and the Market Value of one share of such capital stock and (B) in the case of any other fractional security, such value as is determined by the Board of Directors.

     (ix) No adjustments in respect of dividends shall be made upon the conversion or redemption of any shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock; provided, however, that if the Conversion Date or the Redemption Date with respect to the Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock shall be subsequent to the record date for the payment of a dividend or other distribution thereon or with respect thereto, the holders of shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on or with respect to such shares on the date set for payment of such dividend or other distribution, notwithstanding the conversion or redemption of such shares or the Corporation's default in payment of the dividend or distribution due on such date.

     (x) Before any holder of shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock shall be entitled to receive certificates representing shares of any kind of capital stock or cash and/or securities or other property to be received by such holder with respect to shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock pursuant to paragraph 2(d) of this Section E or pursuant to this paragraph 5, such holder shall surrender at such place as the Corporation shall specify certificates for such shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement). The Corporation shall as soon as practicable after such surrender of certificates representing shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock deliver to the person for whose account shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock were so surrendered, or to the nominee or nominees of such person, certificates representing the number of whole shares of the kind of capital stock or cash and/or securities or other property to which such person shall be entitled as aforesaid, together with any payment for fractional securities contemplated by paragraph 5(d)(viii). If less than all of the shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock represented by any one certificate are to be redeemed, the Corporation shall issue and deliver a new certificate for the

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

shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock not redeemed. The Corporation shall not be required to register a transfer of (1) any shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock for a period of 15 Trading Days next preceding any selection of shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock to be redeemed or (2) any shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock selected or called for redemption. Shares selected for redemption may not thereafter be converted pursuant to paragraph 2(b) of this Section E.

     (xi) From and after any applicable Conversion Date or Redemption Date, all rights of a holder of shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock that were converted or redeemed shall cease except for the right, upon surrender of the certificates representing shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock, to receive certificates representing shares of the kind and amount of capital stock or cash and/or securities or other property for which such shares were converted or redeemed, together with any payment for fractional securities contemplated by paragraph 5(d)(viii) of this Section E and such holder shall have no other or further rights in respect of the shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock so converted or redeemed, including, but not limited to, any rights with respect to any cash, securities or other properties which are reserved or otherwise designated by the Corporation as being held for the satisfaction of the Corporation's obligations to pay or deliver any cash, securities or other property upon the conversion, exercise or exchange of any Convertible Securities outstanding as of the date of such conversion or redemption or any Committed Acquisition Shares which may then be issuable. No holder of a certificate that, immediately prior to the applicable Conversion Date or Redemption Date for the Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock, represented shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock shall be entitled to receive any dividend or other distribution with respect to shares of any kind of capital stock into or in exchange for which the Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock was converted or redeemed until surrender of such holder's certificate for a certificate or certificates representing shares of such kind of capital stock. Upon such surrender, there shall be paid to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable with respect to a record date after the Conversion Date or Redemption Date, as the case may be, but that were not paid by reason of the foregoing, with respect to the number of whole shares of the kind of capital stock represented by the certificate or certificates issued upon such surrender. From and after a Conversion Date or Redemption Date, as the case may be, for any shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock, the Corporation shall, however, be entitled to treat the certificates for shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock that have not yet been surrendered for conversion or redemption as evidencing the ownership of the number of whole shares of the kind or kinds of capital stock for which the shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock represented by such certificates shall have been converted or redeemed, notwithstanding the failure to surrender such certificates.

     (xii) The Corporation shall pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issue or delivery of any shares of capital stock and/or other securities on conversion or redemption of shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock pursuant to this Section E. The Corporation shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issue and delivery of any shares of capital stock in a name other than that in which the shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock so converted or redeemed were registered and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established to the satisfaction of the Corporation that such tax has been paid.

6. Redemption and Other Provisions Relating to the Series A Telephony Group Common Stock and Series B Telephony Group Common Stock.

     (a) REDEMPTION IN EXCHANGE FOR STOCK OF TELEPHONY GROUP SUBSIDIARIES. At any time at which all of the assets and liabilities attributed to the Telephony Group have become and continue to be held directly or indirectly by any one or more Qualifying Subsidiaries (the "Telephony Group Subsidiaries"), the Board of Directors may, subject to the availability of assets of the Corporation legally available therefor, redeem, on a pro rata basis, all of the outstanding shares of Series A Telephony Group Common Stock and Series B Telephony Group Common Stock in exchange for an aggregate number of outstanding fully paid and

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nonassessable shares of common stock of each Telephony Group Subsidiary equal to the product of the Telephony Group Outstanding Interest Fraction and the number of outstanding shares of common stock of such Telephony Group Subsidiary held by the Corporation. Any such redemption shall occur on a Redemption Date set forth in a notice to holders of Series A Telephony Group Common Stock and Series B Telephony Group Common Stock and Convertible Securities convertible into or exercisable or exchangeable for shares of either such series (unless provision for notice is otherwise made pursuant to the terms of such Convertible Securities) pursuant to paragraph 6(d)(vi). In effecting such a redemption, the Board of Directors may determine either to (i) redeem shares of Series A Telephony Group Common Stock and Series B Telephony Group Common Stock in exchange for shares of separate classes or series of common stock of each Telephony Group Subsidiary with relative voting rights and related differences in designation, conversion, redemption and share distribution provisions not greater than the corresponding differences in voting rights, designation, conversion, redemption and share distribution provisions between the Series A Telephony Group Common Stock and Series B Telephony Group Common Stock, with holders of shares of Series B Telephony Group Common Stock receiving the class or series having the higher relative voting rights, or (ii) redeem shares of Series A Telephony Group Common Stock and Series B Telephony Group Common Stock in exchange for shares of a single class of common stock of each Telephony Group Subsidiary without distinction between the shares distributed to the holders of the Series A Telephony Group Common Stock and Series B Telephony Group Common Stock.

     (b) MANDATORY DIVIDEND, REDEMPTION OR CONVERSION IN CASE OF DISPOSITION OF TELEPHONY GROUP ASSETS. In the event of the Disposition, in one transaction or a series of related transactions, by the Corporation and its subsidiaries of all or substantially all of the properties and assets of the Telephony Group to one or more persons, entities or groups (other than (w) in connection with the Disposition by the Corporation of all of the Corporation's properties and assets in one transaction or a series of related transactions in connection with the liquidation, dissolution or winding up of the Corporation within the meaning of paragraph 7 of this Section E, (x) a dividend, other distribution or redemption in accordance with any provision of paragraph 3, paragraph 4, paragraph 6(a) or paragraph 7 of this Section E, (y) to any person, entity or group which the Corporation, directly or indirectly, after giving effect to the Disposition, controls or (z) in connection with a Related Business Transaction), the Corporation shall, on or prior to the 85th Trading Day following the consummation of such Disposition, either:

           (i) subject to paragraph 3(c) of this Section E, declare and pay a dividend in cash and/or in securities or other property (other than a dividend or distribution of Common Stock) to the holders of the outstanding shares of Series A Telephony Group Common Stock and Series B Telephony Group Common Stock equally on a share for share basis (subject to the last sentence of this Section 6(b)), in an aggregate amount equal to the product of the Telephony Group Outstanding Interest Fraction as of the record date for determining the holders entitled to receive such dividend and the Telephony Group Net Proceeds of such Disposition; or

           (ii) provided that there are assets of the Corporation legally available therefor and the Telephony Group Available Dividend Amount would have been sufficient to pay a dividend in lieu thereof pursuant to clause
     (i) of this paragraph 6(b), then:

                 (A) if such Disposition involves all (not merely substantially all) of the properties and assets of the Telephony Group, redeem all outstanding shares of Series A Telephony Group Common Stock and Series B Telephony Group Common Stock in exchange for cash and/or securities or other property (other than Common Stock) in an aggregate amount equal to the product of the Telephony Group Outstanding Interest Fraction as of the date of such redemption and the Telephony Group Net Proceeds, such aggregate amount to be allocated (subject to the last sentence of this paragraph 6(b)) to shares of Series A Telephony Group Common Stock and Series B Telephony Group Common Stock in the ratio of the number of shares of each such series outstanding (so that the amount of consideration paid for the redemption of each share of Series A Telephony Group Common Stock and each share of Series B Telephony Group Common Stock is the same); or

                 (B) if such Disposition involves substantially all (but not all) of the properties and assets of the Telephony Group, apply an aggregate amount of cash and/or securities or other property (other than Common Stock) equal to the product of the Telephony Group Outstanding Interest Fraction as of the date shares are selected for redemption and the Telephony Group Net Proceeds to the redemption of outstanding shares of Series A Telephony Group Common Stock and Series B Telephony Group Common Stock, such aggregate amount to be allocated (subject to the last sentence of this paragraph 6(b)) to shares of Series A Telephony Group Common Stock and Series B Telephony Group Common Stock in the ratio of the number of shares of each such series outstanding, and the number of shares of each such series to be redeemed to equal the lesser of (x)

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

       the whole number nearest the number determined by dividing the aggregate amount so allocated to the redemption of such series by the average Market Value of one share of Series A Telephony Group Common Stock during the ten-Trading Day period beginning on the 16th Trading Day following the consummation of such Disposition and (y) the number of shares of such series outstanding (so that the amount of consideration paid for the redemption of each share of Series A Telephony Group Common Stock and each share of Series B Telephony Group Common Stock is the same);

  such redemption to be effected in accordance with the applicable provisions of paragraph 6(d) of this Section E; or

     (iii) convert (A) each outstanding share of Series A Telephony Group Common Stock into a number (or fraction) of fully paid and nonassessable shares of Series A TCI Group Common Stock and (B) each outstanding share of Series B Telephony Group Common Stock into a number (or fraction) of fully paid and nonassessable shares of Series B TCI Group Common Stock, in each case equal to 110% of the average daily ratio (calculated to the nearest five decimal places) of the Market Value of one share of Series A Telephony Group Common Stock to the Market Value of one share of Series A TCI Group Common Stock during the ten-Trading Day period referred to in clause (ii)(B) of this paragraph 6(b).

  For purposes of this paragraph 6(b):

     (x) as of any date, "substantially all of the properties and assets of the Telephony Group" shall mean a portion of such properties and assets that represents at least 80% of the then-current market value (as determined by the Board of Directors) of the properties and assets of the Telephony Group as of such date;

     (y) in the case of a Disposition of properties and assets in a series of related transactions, such Disposition shall not be deemed to have been consummated until the consummation of the last of such transactions; and

     (z) the Corporation may pay the dividend or redemption price referred to in clause (i) or (ii) of this subparagraph 6(b) either in the same form as the proceeds of the Disposition were received or in any other combination of cash or securities or other property (other than Common Stock) that the Board of Directors determines will have an aggregate market value on a fully distributed basis, of not less than the amount of the Telephony Group Net Proceeds. If the dividend or redemption price is paid in the form of securities of an issuer other than the Corporation, the Board of Directors may determine either to (1) pay the dividend or redemption price in the form of separate classes or series of securities, with one class or series of such securities to holders of Series A Telephony Group Common Stock and another class or series of securities to holders of Series B Telephony Group Common Stock, provided that such securities (and, if such securities are convertible into or exercisable or exchangeable for shares of another class or series of securities, the securities so issuable upon such conversion, exercise or exchange) do not differ in any respect other than their relative voting rights and related differences in designation, conversion, redemption and share distribution provisions, with holders of shares of Series B Telephony Group Common Stock receiving the class or series having the higher relative voting rights (without regard to whether such rights differ to a greater or lesser extent than the corresponding differences in voting rights, designation, conversion, redemption and share distribution provisions between the Series A Telephony Group Common Stock and the Series B Telephony Group Common Stock), provided that if such securities constitute capital stock of a Subsidiary of the Corporation, such rights shall not differ to a greater extent than the corresponding differences in voting rights, designation, conversion, redemption and share distribution provisions between the Series A Telephony Group Common Stock and Series B Telephony Group Common Stock, and otherwise such securities shall be distributed on an equal per share basis, or (2) pay the dividend or redemption price in the form of a single class of securities without distinction between the shares received by the holders of Series A Telephony Group Common Stock and Series B Telephony Group Common Stock.

  (c) CERTAIN PROVISIONS RESPECTING CONVERTIBLE SECURITIES. Unless the provisions of any class or series of Convertible Securities which are or become convertible into or exercisable or exchangeable for shares of Series A Telephony Group Common Stock or Series B Telephony Group Common Stock provide specifically to the contrary, after any Conversion Date or Redemption Date on which all outstanding shares of Series A Telephony Group Common Stock and Series B Telephony Group Common Stock were converted or redeemed, any share of Series A Telephony Group Common Stock or Series B Telephony Group Common Stock that is issued on conversion, exercise or exchange of any such Convertible Securities will, immediately upon issuance pursuant to such conversion, exercise or exchange and without any notice or any other action on the part of the Corporation or its

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

Board of Directors or the holder of such share of Series A Telephony Group Common Stock or Series B Telephony Group Common Stock, be redeemed in exchange for, to the extent assets of the Corporation are legally available therefor, the amount of $.01 per share in cash.

     (d)    GENERAL.

     (i) Not later than the 10th Trading Day following the consummation of a Disposition referred to in subparagraph 6(b) of this Section E, the Corporation shall announce publicly by press release (A) the Telephony Group Net Proceeds of such Disposition, (B) the number of outstanding shares of Series A Telephony Group Common Stock and Series B Telephony Group Common Stock, (C) the number of shares of Series A Telephony Group Common Stock and Series B Telephony Group Common Stock into or for which Convertible Securities are then convertible, exercisable or exchangeable and the conversion, exercise or exchange prices thereof, and (D) the Telephony Group Outstanding Interest Fraction as of a recent date preceding the date of such notice. Not earlier than the 26th Trading Day and not later than the 30th Trading Day following the consummation of such Disposition, the Corporation shall announce publicly by press release which of the actions specified in clauses (i), (ii) or (iii) of paragraph 6(b) of this Section E it has irrevocably determined to take.

     (ii)   If the Corporation determines to pay a dividend pursuant to clause
(i) of subparagraph 6(b) of this Section E, the Corporation shall, not later than the 30th Trading Day following the consummation of such Disposition, cause to be given to each holder of outstanding shares of Series A Telephony Group Common Stock and Series B Telephony Group Common Stock, and to each holder of Convertible Securities convertible into or exercisable or exchangeable for shares of either such series (unless provision for notice is otherwise made pursuant to the terms of such Convertible Securities), a notice setting forth
(A) the record date for determining holders entitled to receive such dividend, which shall be not earlier than the 40th Trading Day and not later than the 50th Trading Day following the consummation of such Disposition, (B) the anticipated payment date of such dividend (which shall not be more than 85 Trading Days following the consummation of such Disposition), (C) the kind of shares of capital stock, cash and/or other securities or property to be distributed in respect of shares of Series A Telephony Group Common Stock and Series B Telephony Group Common Stock, (D) the Telephony Group Net Proceeds of such Disposition, (E) the Telephony Group Outstanding Interest Fraction as of a recent date preceding the date of such notice, (F) the number of outstanding shares of Series A Telephony Group Common Stock and Series B Telephony Group Common Stock and the number of shares of Series A Telephony Group Common Stock and Series B Telephony Group Common Stock into or for which outstanding Convertible Securities are then convertible, exercisable or exchangeable and the conversion, exercise or exchange prices thereof and (G) in the case of a notice to holders of Convertible Securities, a statement to the effect that holders of such Convertible Securities shall be entitled to receive such dividend only if they appropriately convert, exercise or exchange such Convertible Securities prior to the record date referred to in clause (A) of this sentence. Such notice shall be sent by first-class mail, postage prepaid, at such holder's address as the same appears on the transfer books of the Corporation.

     (iii) If the Corporation determines to undertake a redemption of shares of Series A Telephony Group Common Stock and Series B Telephony Group Common Stock following a Disposition of all (not merely substantially all) of the properties and assets of the Telephony Group pursuant to clause (ii)(A) of paragraph 6(b) of this Section E, the Corporation shall cause to be given to each holder of outstanding shares of Series A Telephony Group Common Stock and Series B Telephony Group Common Stock and to each holder of Convertible Securities convertible into or exercisable or exchangeable for shares of either such series (unless provision for notice is otherwise made pursuant to the terms of such Convertible Securities), a notice setting forth (A) a statement that all shares of Series A Telephony Group Common Stock and Series B Telephony Group Common Stock outstanding on the Redemption Date shall be redeemed, (B) the Redemption Date (which shall not be more than 85 Trading Days following the consummation of such Disposition), (C) the kind of shares of capital stock, cash and/or other securities or property to be paid as a redemption price in respect of shares of Series A Telephony Group Common Stock and Series B Telephony Group Common Stock outstanding on the Redemption Date, (D) the Telephony Group Net Proceeds of such Disposition, (E) the Telephony Group Outstanding Interest Fraction as of a recent date preceding the date of such notice, (F) the place or places where certificates for shares of Series A Telephony Group Common Stock and Series B Telephony Group Common Stock, properly endorsed or assigned for transfer (unless the Corporation waives such requirement), are to be surrendered for delivery of certificates for shares of such capital stock, cash and/or other securities or property, (G) the number of outstanding shares of Series A Telephony Group Common Stock and Series B Telephony Group

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

Common Stock and the number of shares of Series A Telephony Group Common Stock and Series B Telephony Group Common Stock into or for which outstanding Convertible Securities are then convertible, exercisable or exchangeable and the conversion, exercise or exchange prices thereof, and (H) in the case of a notice to holders of Convertible Securities, a statement to the effect that holders of such Convertible Securities shall be entitled to participate in such redemption only if such holders appropriately convert, exercise or exchange such Convertible Securities on or prior to the Redemption Date referred to in clause
(B) of this sentence and a statement as to what, if anything, such holders shall be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, paragraph 6(c) of this Section E if such holders convert, exercise or exchange such Convertible Securities following such Redemption Date. Such notice shall be sent by first-class mail, postage prepaid, not less than 35 Trading Days nor more than 45 Trading Days prior to the Redemption Date, at such holder's address as the same appears on the transfer books of the Corporation.

     (iv) If the Corporation determines to undertake a redemption of shares of Series A Telephony Group Common Stock and Series B Telephony Group Common Stock following a Disposition of substantially all (but not all) of the properties and assets of the Telephony Group pursuant to clause (ii)(B) of paragraph 6(b) of this Section E, the Corporation shall, not later than the 30th Trading Day following the consummation of such Disposition, cause to be given to each holder of record of outstanding shares of Series A Telephony Group Common Stock and Series B Telephony Group Common Stock, and to each holder of Convertible Securities convertible into or exercisable or exchangeable for shares of either such series (unless provision for notice is otherwise made pursuant to the terms of such Convertible Securities), a notice setting forth (A) a date not earlier than the 40th Trading Day and not later than the 50th Trading Day following the consummation of such Disposition which shall be the date on which shares of the Series A Telephony Group Common Stock and Series B Telephony Group Common Stock then outstanding shall be selected for redemption, (B) the anticipated Redemption Date (which shall not be more than 85 Trading Days following the consummation of such Disposition), (C) the kind of shares of capital stock, cash and/or other securities or property to be paid as a redemption price in respect of shares of Series A Telephony Group Common Stock and Series B Telephony Group Common Stock selected for redemption, (D) the Telephony Group Net Proceeds of such Disposition, (E) the Telephony Group Outstanding Interest Fraction as of a recent date preceding the date of such notice, (F) the number of outstanding shares of Series A Telephony Group Common Stock and Series B Telephony Group Common Stock and the number of shares of Series A Telephony Group Common Stock and Series B Telephony Group Common Stock into or for which outstanding Convertible Securities are then convertible, exercisable or exchangeable and the conversion or exercise prices thereof, (G) in the case of a notice to holders of Convertible Securities, a statement to the effect that holders of such Convertible Securities shall be entitled to participate in such selection for redemption only if such holders appropriately convert, exercise or exchange such Convertible Securities on or prior to the date referred to in clause (A) of this sentence and a statement as to what, if anything, such holders shall be entitled to receive pursuant to the terms of such Convertible Securities if such holders convert, exercise or exchange such Convertible Securities following such date and (H) a statement that the Corporation will not be required to register a transfer of any shares of Series A Telephony Group Common Stock or Series B Telephony Group Common Stock for a period of 15 Trading Days next preceding the date referred to in clause (A) of this sentence. Promptly following the date referred to in clause (A) of the preceding sentence, but not earlier than the 40th Trading Day and not later than the 50th Trading Day following the consummation of such Disposition, the Corporation shall cause to be given to each holder of shares of Series A Telephony Group Common Stock and Series B Telephony Group Common Stock to be so redeemed, a notice setting forth (A) the number of shares of Series A Telephony Group Common Stock and Series B Telephony Group Common Stock held by such holder to be redeemed, (B) a statement that such shares of Series A Telephony Group Common Stock and Series B Telephony Group Common Stock shall be redeemed, (C) the Redemption Date (which shall not be more than 85 Trading Days following the consummation of such Disposition), (D) the kind and per share amount of shares of capital stock, cash and/or other securities or property to be received by such holder with respect to each share of such Series A Telephony Group Common Stock and Series B Telephony Group Common Stock to be redeemed, including details as to the calculation thereof, and (E) the place or places where certificates for shares of such Series A Telephony Group Common Stock or Series B Telephony Group Common Stock, properly endorsed or assigned for transfer (unless the Corporation waives such requirement), are to be surrendered for delivery of certificates for shares of such capital stock, cash and/or other securities or property. The notices referred to in this clause (iv) shall be sent by first-class mail, postage prepaid, at such holder's address as the same appears on the transfer books of the Corporation. The outstanding shares of Series A Telephony Group Common Stock and Series B Telephony Group Common Stock to be redeemed shall be redeemed by the Corporation pro rata among the holders of Series A Telephony Group Common Stock and Series B Telephony Group Common Stock or by such other method as may be determined by the Board of Directors to be equitable.

     (v) In the event of any conversion pursuant to paragraph 2(e) of this Section E or pursuant to this paragraph 6 (other than pursuant to paragraph 6(c)), the Corporation shall cause to be given to each holder of outstanding shares of Series A Telephony Group

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Common Stock and Series B Telephony Group Common Stock and to each holder of
Convertible Securities convertible into or exercisable or exchangeable for shares of either such series (unless provision for such notice is otherwise made pursuant to the terms of such Convertible Securities), a notice setting forth
(A) a statement that all outstanding shares of Series A Telephony Group Common Stock and Series B Telephony Group Common Stock shall be converted, (B) the Conversion Date (which shall not be more than 85 Trading Days following the consummation of such Disposition in the event of a conversion pursuant to paragraph 6(b) and which shall not be more than 120 days after the Appraisal Date in the event of a conversion pursuant to paragraph 2(e)), (C) the per share number of shares of Series A TCI Group Common Stock or Series B TCI Group Common Stock, as applicable, to be received with respect to each share of Series A Telephony Group Common Stock or Series B Telephony Group Common Stock, including details as to the calculation thereof, (D) the place or places where certificates for shares of Series A Telephony Group Common Stock or Series B Telephony Group Common Stock, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement), are to be surrendered, (E) the number of outstanding shares of Series A Telephony Group Common Stock and Series B Telephony Group Common Stock and the number of shares of Series A Telephony Group Common Stock and Series B Telephony Group Common Stock into or for which outstanding Convertible Securities are then convertible, exercisable or exchangeable and the conversion, exercise or exchange prices thereof and (F) in the case of a notice to holders of Convertible Securities, a statement to the effect that holders of such Convertible Securities shall be entitled to participate in such conversion only if such holders appropriately convert, exercise or exchange such Convertible Securities on or prior to the Conversion Date referred to in clause (B) of this sentence and a statement as to what, if anything, such holders shall be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, paragraph 6(c) of this Section E if such holders convert, exercise or exchange such Convertible Securities following such Conversion Date. Such notice shall be sent by first-class mail, postage prepaid, not less than 35 Trading Days nor more than 45 Trading Days prior to the Conversion Date, at such holder's address as the same appears on the transfer books of the Corporation.

     (vi) If the Corporation determines to redeem shares of Series A Telephony Group Common Stock and Series B Telephony Group Common Stock pursuant to subparagraph (a) of this paragraph 6, the Corporation shall promptly cause to be given to each holder of Series A Telephony Group Common Stock and Series B Telephony Group Common Stock and to each holder of Convertible Securities convertible into or exercisable or exchangeable for shares of either such series (unless provision for such notice is otherwise made pursuant to the terms of such Convertible Securities), a notice setting forth (A) a statement that all outstanding shares of Series A Telephony Group Common Stock and Series B Telephony Group Common Stock shall be redeemed in exchange for shares of common stock of the Telephony Group Subsidiaries, (B) the Redemption Date, (C) the Telephony Group Outstanding Interest Fraction as of a recent date preceding the date of such notice, (D) the place or places where certificates for shares of Series A Telephony Group Common Stock and Series B Telephony Group Common Stock, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement), are to be surrendered for delivery of certificates for shares of common stock of the Telephony Group Subsidiaries, (E) the number of outstanding shares of Series A Telephony Group Common Stock and Series B Telephony Group Common Stock and the number of shares of Series A Telephony Group Common Stock and Series B Telephony Group Common Stock into or for which outstanding Convertible Securities are then convertible, exercisable or exchangeable and the conversion, exercise or exchange prices thereof, and (F) in the case of a notice to holders of Convertible Securities, a statement to the effect that holders of such Convertible Securities shall be entitled to participate in such redemption only if such holders appropriately convert, exercise or exchange such Convertible Securities on or prior to the Redemption Date referred to in clause (B) of this sentence and a statement as to what, if anything, such holders shall be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, paragraph 6(c) of this Section E if such holders convert, exercise or exchange such Convertible Securities following the Redemption Date. Such notice shall be sent by first-class mail, postage prepaid, not less than 35 Trading Days nor more than 45 Trading Days prior to the Redemption Date, at such holder's address as the same appears on the transfer books of the Corporation.

     (vii) Neither the failure to mail any notice required by this paragraph 6(d) to any particular holder of Series A Telephony Group Common Stock, Series B Telephony Group Common Stock or of Convertible Securities nor any defect therein shall affect the sufficiency thereof with respect to any other holder of outstanding shares of Series A Telephony Group Common Stock or Series B Telephony Group Common Stock or of Convertible Securities, or the validity of any conversion or redemption.

     (viii) The Corporation shall not be required to issue or deliver fractional shares of any class of capital stock or any fractional securities to any holder of Series A Telephony Group Common Stock or Series B Telephony Group Common Stock upon any conversion, redemption, dividend or other distribution pursuant to paragraph 2(e) of this Section E or pursuant to this paragraph 6. In connection with the determination of the number of shares of any class of capital stock that shall be issuable or the amount of

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securities that shall be deliverable to any holder of record upon any such conversion, redemption, dividend or other distribution (including any fractions of shares or securities), the Corporation may aggregate the number of shares of Series A Telephony Group Common Stock or Series B Telephony Group Common Stock held at the relevant time by such holder of record. If the number of shares of any class of capital stock or the amount of securities remaining to be issued or delivered to any holder of Series A Telephony Group Common Stock or Series B Telephony Group Common Stock is a fraction, the Corporation shall, if such fraction is not issued or delivered to such holder, pay a cash adjustment in respect of such fraction in an amount equal to the fair market value of such fraction on the fifth Trading Day prior to the date such payment is to be made (without interest). For purposes of the preceding sentence, "fair market value" of any fraction shall be (A) in the case of any fraction of a share of capital stock of the Corporation, the product of such fraction and the Market Value of one share of such capital stock and (B) in the case of any other fractional security, such value as is determined by the Board of Directors.


     (ix) No adjustments in respect of dividends shall be made upon the conversion or redemption of any shares of Series A Telephony Group Common Stock or Series B Telephony Group Common Stock; provided, however, that if the Conversion Date or the Redemption Date with respect to the Series A Telephony Group Common Stock or Series B Telephony Group Common Stock shall be subsequent to the record date for the payment of a dividend or other distribution thereon or with respect thereto, the holders of shares of Series A Telephony Group Common Stock or Series B Telephony Group Common Stock at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on or with respect to such shares on the date set for payment of such dividend or other distribution, notwithstanding the conversion or redemption of such shares or the Corporation's default in payment of the dividend or distribution due on such date.

     (x) Before any holder of shares of Series A Telephony Group Common Stock or Series B Telephony Group Common Stock shall be entitled to receive certificates representing shares of any kind of capital stock or cash and/or securities or other property to be received by such holder with respect to shares of Series A Telephony Group Common Stock or Series B Telephony Group Common Stock pursuant to paragraph 2(e) of this Section E or pursuant to this paragraph 6, such holder shall surrender at such place as the Corporation shall specify certificates for such shares of Series A Telephony Group Common Stock or Series B Telephony Group Common Stock, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement). The Corporation shall as soon as practicable after such surrender of certificates representing shares of Series A Telephony Group Common Stock or Series B Telephony Group Common Stock deliver to the person for whose account shares of Series A Telephony Group Common Stock or Series B Telephony Group Common Stock were so surrendered, or to the nominee or nominees of such person, certificates representing the number of whole shares of the kind of capital stock or cash and/or securities or other property to which such person shall be entitled as aforesaid, together with any payment for fractional securities contemplated by paragraph 6(d)(viii). If less than all of the shares of Series A Telephony Group Common Stock or Series B Telephony Group Common Stock represented by any one certificate are to be redeemed, the Corporation shall issue and deliver a new certificate for the shares of Series A Telephony Group Common Stock or Series B Telephony Group Common Stock not redeemed. The Corporation shall not be required to register a transfer of (1) any shares of Series A Telephony Group Common Stock or Series B Telephony Group Common Stock for a period of 15 Trading Days next preceding any selection of shares of Series A Telephony Group Common Stock or Series B Telephony Group Common Stock to be redeemed or (2) any shares of Series A Telephony Group Common Stock or Series B Telephony Group Common Stock selected or called for redemption. Shares selected for redemption may not thereafter be converted pursuant to paragraph 2(c) of this Section E.

     (xi) From and after any applicable Conversion Date or Redemption Date, all rights of a holder of shares of Series A Telephony Group Common Stock or Series B Telephony Group Common Stock that were converted or redeemed shall cease except for the right, upon surrender of the certificates representing shares of Series A Telephony Group Common Stock or Series B Telephony Group Common Stock, to receive certificates representing shares of the kind and amount of capital stock or cash and/or securities or other property for which such shares were converted or redeemed, together with any payment for fractional securities contemplated by paragraph 6(d)(viii) of this Section E and such holder shall have no other or further rights in respect of the shares of Series A Telephony Group Common Stock or Series B Telephony Group Common Stock so converted or redeemed, including, but not limited to, any rights with respect to any cash, securities or other properties which are reserved or otherwise designated by the Corporation as being held for the satisfaction of the Corporation's obligations to pay or deliver any cash, securities or other property upon the conversion, exercise or exchange of any Convertible Securities outstanding as of the date of such conversion or redemption. No

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holder of a certificate that, immediately prior to the applicable Conversion
Date or Redemption Date for the Series A Telephony Group Common Stock or Series B Telephony Group Common Stock, represented shares of Series A Telephony Group Common Stock or Series B Telephony Group Common Stock shall be entitled to receive any dividend or other distribution with respect to shares of any kind of capital stock into or in exchange for which the Series A Telephony Group Common Stock or Series B Telephony Group Common Stock was converted or redeemed until surrender of such holder's certificate for a certificate or certificates representing shares of such kind of capital stock. Upon such surrender, there shall be paid to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable with respect to a record date after the Conversion Date or Redemption Date, as the case may be, but that were not paid by reason of the foregoing, with respect to the number of whole shares of the kind of capital stock represented by the certificate or certificates issued upon such surrender. From and after a Conversion Date or Redemption Date, as the case may be, for any shares of Series A Telephony Group Common Stock or Series B Telephony Group Common Stock, the Corporation shall, however, be entitled to treat the certificates for shares of Series A Telephony Group Common Stock or Series B Telephony Group Common Stock that have not yet been surrendered for conversion or redemption as evidencing the ownership of the number of whole shares of the kind or kinds of capital stock for which the shares of Series A Telephony Group Common Stock or Series B Telephony Group Common Stock represented by such certificates shall have been converted or redeemed, notwithstanding the failure to surrender such certificates.

     (xii) The Corporation shall pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issue or delivery of any shares of capital stock and/or other securities on conversion or redemption of shares of Series A Telephony Group Common Stock or Series B Telephony Group Common Stock pursuant to this Section E. The Corporation shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issue and delivery of any shares of capital stock in a name other than that in which the shares of Series A Telephony Group Common Stock or Series B Telephony Group Common Stock so converted or redeemed were registered and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established to the satisfaction of the Corporation that such tax has been paid.

7.   Liquidation.

     In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the prior payment in full of the preferential amounts to which any class or series of Preferred Stock is entitled, (a) the holders of the shares of Series A TCI Group Common Stock and the holders of the shares of Series B TCI Group Common Stock shall share equally, on a share for share basis, in a percentage of the funds of the Corporation remaining for distribution to its common stockholders equal to 100% multiplied by the average daily ratio (expressed as a decimal) of W/Z for the 20-Trading Day period ending on the Trading Day prior to the date of the public announcement of such liquidation, dissolution or winding up, (b) the holders of the shares of Series A Liberty Media Group Common Stock and the holders of the shares of Series B Liberty Media Group Common Stock shall share equally, on a share for share basis, in a percentage of the funds of the Corporation remaining for distribution to its common stockholders equal to 100% multiplied by the average daily ratio (expressed as a decimal) of X/Z for such 20-Trading Day period, and (c) the holders of the shares of Series A Telephony Group Common Stock and the holders of the Series B Telephony Group Common Stock shall share equally, on a share for share basis, in a percentage of the funds of the Corporation remaining for distribution to its common stockholders equal to 100% multiplied by the average daily ratio (expressed as a decimal) of Y/Z for such 20-Trading Day period, where W is the aggregate Market Capitalization of the Series A TCI Group Common Stock and the Series B TCI Group Common Stock, X is the aggregate Market Capitalization of the Series A Liberty Media Group Common Stock and the Series B Liberty Media Group Common Stock, Y is the aggregate Market Capitalization of the Series A Telephony Group Common Stock and the Series B Telephony Group Common Stock, and Z is the aggregate Market Capitalization of the Series A TCI Group Common Stock, the Series B TCI Group Common Stock, the Series A Liberty Media Group Common Stock, the Series B Liberty Media Group Common Stock, the Series A Telephony Group Common Stock and the Series B Telephony Group Common Stock. Neither the consolidation or merger of the Corporation with or into any other corporation or corporations nor the sale, transfer or lease of all or substantially all of the assets of the Corporation shall itself be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this paragraph 7.

8.   Determinations by the Board of Directors.

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     Any determinations made by the Board of Directors under any provision in this Section E shall be final and binding on all stockholders of the Corporation, except as may otherwise be required by law. The Corporation shall prepare a statement of any such determination by the Board of Directors respecting the fair market value of any properties, assets or securities and shall file such statement with the Secretary of the Corporation.

9.   Certain Definitions.

     Unless the context otherwise requires, the terms defined in this paragraph 9 shall have, for all purposes of this Section E, the meanings herein specified:

          "Adjusted Liberty Media Group Outstanding Interest Fraction," as of any date, shall mean a fraction the numerator of which is the aggregate number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock outstanding on such date and the denominator of which is the sum of (a) such aggregate number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock outstanding on such date, (b) the Number of Shares Issuable with Respect to the Liberty Media Group Inter-Group Interest as of such date, (c) the aggregate number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock issuable, determined as of such date, upon conversion, exercise or exchange of Pre-Distribution Convertible Securities and (d) the number of Committed Acquisition Shares issuable, determined as of such date.

          "Appraisal Date," with respect to any determination of the Liberty Media Group Private Market Value or the Telephony Group Private Market Value, shall mean the last day of the calendar month preceding the month in which the Selection Date occurs.

          "Appraiser" means each of the First Appraiser, the Second Appraiser and the Mutually Designated Appraiser.

          "Committed Acquisition Shares" shall mean (a) the shares of Series A Liberty Media Group Common Stock that the Corporation had, prior to the record date for the Liberty Media Group Distribution, agreed to issue, but as of such record date had not issued, and (b) the shares of Series A Liberty Media Group Common Stock that are issuable upon conversion, exercise or exchange of Convertible Securities that the Corporation had, prior to the record date for the Liberty Media Group Distribution, agreed to issue, but as of such record date has not issued, in each case including obligations of the Corporation to issue shares of the Corporation's Class A Common Stock, par value $1.00 per share, which as a result of the Liberty Media Group Distribution, constitute obligations to issue, among other securities, Series A Liberty Media Group Common Stock or Convertible Securities which are convertible into or exercisable or exchangeable for Series A Liberty Media Group Common Stock; provided, however, that Committed Acquisition Shares shall not include any shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock issuable upon conversion, exercise or exchange of Pre-Distribution Convertible Securities. The type and amount of Committed Acquisition Shares issuable shall be appropriately adjusted to reflect subdivisions and combinations of the Series A Liberty Media Group Common Stock and dividends or distributions of shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock to holders of Series A Liberty Media Group Common Stock and other reclassifications of the Series A Liberty Media Group Common Stock, in each case occurring (or the record date for which it occurs) after the Liberty Media Group Distribution.

          "Conversion Date" shall mean any date fixed by the Board of Directors for a conversion of shares of (i) Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, or (ii) Series A Telephony Group Common Stock and Series B Telephony Group Common Stock, as the case may be, as set forth in a notice to holders of the applicable series of Common Stock pursuant to paragraph 5(d) or 6(d), as applicable, of this Section E.

          "Convertible Securities" shall mean any securities of the Corporation (other than any series of Common Stock) that are convertible into, exchangeable for or evidence the right to purchase any shares of any series of Common Stock, whether upon conversion, exercise, exchange, pursuant to antidilution provisions of such securities or otherwise.

          "Corporation Earnings (Loss) Attributable to the Liberty Media Group," for any period, shall mean the net earnings or loss of

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     the Liberty Media Group for such period determined on a basis consistent with the determination of the net earnings or loss of the Liberty Media Group for such period as presented in the combined financial statements of the Liberty Media Group for such period, including income and expenses of the Corporation attributed to the operations of the Liberty Media Group on a substantially consistent basis, including without limitation, corporate administrative costs, net interest and income taxes.

          "Corporation Earnings (Loss) Attributable to the TCI Group," for any period, shall mean the net earnings or loss of the TCI Group for such period determined on a basis consistent with the determination of the net earnings or loss of the TCI Group for such period as presented in the combined financial statements of the TCI Group for such period, including income and expenses of the Corporation attributed to the operations of the TCI Group on a substantially consistent basis, including without limitation, corporate administrative costs, net interest and income taxes.

          "Corporation Earnings (Loss) Attributable to the Telephony Group," for any period, shall mean the net earnings or loss of the Telephony Group for such period determined on a basis consistent with the determination of the net earnings or loss of the Telephony Group for such period as presented in the combined financial statements of the Telephony Group for such period, including income and expenses of the Corporation attributed to the operations of the Telephony Group on a substantially consistent basis, including without limitation, corporate administrative costs, net interest and income taxes.

          "Disposition" shall mean the sale, transfer, assignment or other disposition (whether by merger, consolidation, sale or contribution of assets or stock or otherwise) of properties or assets.

          "First Appraiser" means, with respect to any determination of the Liberty Media Group Private Market Value or the Telephony Group Private Market Value, an investment banking firm of recognized national standing selected by the Corporation to make such determination.

          "Higher Appraised Amount," with respect to any determination of the Liberty Media Group Private Market Value or the Telephony Group Private Market Value, the higher of the respective final views of the First Appraiser and the Second Appraiser as to such private market value.

          "Independent Committee" means a committee of the Board of Directors of the Corporation formed in order to select the Second Appraiser, all of whose members are "independent directors" as determined under Nasdaq National Market rules.

          "Liberty Media Group" shall mean, as of any date that any shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock have been issued and continue to be outstanding:

          (a) the interest of the Corporation or of any of its subsidiaries in Liberty Media Corporation or any of its subsidiaries (including any successor thereto by merger, consolidation or sale of all or substantially all of its assets, whether or not in connection with a Related Business Transaction) and their respective properties and assets,

          (b) all assets and liabilities of the Corporation or any of its subsidiaries to the extent attributed to any of the properties or assets referred to in clause (a) of this sentence, whether or not such assets or liabilities are assets and liabilities of Liberty Media Corporation or any of its subsidiaries (or a successor as described in clause (a) of this sentence),

          (c) all assets and properties contributed or otherwise transferred to the Liberty Media Group from the TCI Group, and

          (d) the interest of the Corporation or any of its subsidiaries in the businesses, assets and liabilities acquired by the Corporation or any of its subsidiaries for the Liberty Media Group, as determined by the Board of Directors;

     provided that (i) from and after any dividend or other distribution with respect to any shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock (other than a dividend or other distribution payable in shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock, with respect to which adjustment shall be made as provided in clause (a) of the definition of "Number of Shares Issuable with Respect to the Liberty Media Group

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     Inter-Group Interest," or in other securities of the Corporation attributed to the Liberty Media Group for which provision shall be made as set forth in the penultimate sentence of this definition), the Liberty Media Group shall no longer include an amount of assets or properties equal to the aggregate amount of such kind of assets or properties so paid in respect of shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock multiplied by a fraction the numerator of which is equal to the Liberty Media Group Inter-Group Interest Fraction in effect immediately prior to the record date for such dividend or other distribution and the denominator of which is equal to the Liberty Media Group Outstanding Interest Fraction in effect immediately prior to the record date for such dividend or other distribution and (ii) from and after any transfer of assets or properties from the Liberty Media Group to the TCI Group, the Liberty Media Group shall no longer include the assets or properties so transferred. If the Corporation shall pay a dividend or make any other distribution with respect to shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock payable in securities of the Corporation attributed to the Liberty Media Group other than Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, the TCI Group shall be deemed to hold an amount of such other securities equal to the amount so distributed multiplied by the fraction specified in clause (i) of this definition (determined as of a time immediately prior to the record date for such dividend or other distribution), and to the extent interest or dividends are paid or other distributions are made on such other securities so distributed to the holders of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, the Liberty Media Group shall no longer include a corresponding ratable amount of the kind of assets paid as such interest or dividends or other distributions in respect of such securities so deemed to be held by the TCI Group. The Corporation may also, to the extent any such other securities constitute Convertible Securities which are at the time convertible, exercisable or exchangeable, cause such Convertible Securities deemed to be held by the TCI Group to be deemed to be converted, exercised or exchanged (and to the extent the terms of such Convertible Securities require payment or delivery of consideration in order to effect such conversion, exercise or exchange, the Liberty Media Group shall in such case include an amount of the kind of properties or assets required to be paid or delivered as such consideration for the amount of the Convertible Securities deemed converted, exercised or exchanged as if such Convertible Securities were outstanding), in which case such Convertible Securities shall no longer be deemed to be held by the TCI Group or attributed to the Liberty Media Group.

          "Liberty Media Group Available Dividend Amount," as of any date, shall mean the product of the Liberty Media Group Outstanding Interest Fraction and either: (a) the excess of (i) an amount equal to the total assets of the Liberty Media Group less the total liabilities (not including preferred stock) of the Liberty Media Group as of such date over (ii) the aggregate par value of, or any greater amount determined to be capital in respect of, all outstanding shares of Series A Liberty Media Group Common Stock, Series B Liberty Media Group Common Stock and each class or series of Preferred Stock attributed to the Liberty Media Group or (b) in case there is no such excess, an amount equal to the Corporation Earnings (Loss) Attributable to the Liberty Media Group (if positive) for the fiscal year in which such date occurs and/or the preceding fiscal year.

          "Liberty Media Group Distribution" shall mean the share distribution of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock made to the holders of record of Series A TCI Group Common Stock and Series B TCI Group Common Stock as of the close of business on August 4, 1995.

          "Liberty Media Group Inter-Group Interest Fraction," as of any date, shall mean a fraction the numerator of which is the Number of Shares Issuable with Respect to the Liberty Media Group Inter-Group Interest as of such date and the denominator of which is the sum of (a) such Number of Shares Issuable with Respect to the Liberty Media Group Inter-Group Interest as of such date and (b) the aggregate number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock outstanding as of such date.

          "Liberty Media Group Net Proceeds" shall mean, as of any date, with respect to any Disposition of any of the properties and assets of the Liberty Media Group, an amount, if any, equal to the gross proceeds of such Disposition after any payment of, or reasonable provision for, (a) any taxes payable by the Corporation in respect of such Disposition or in respect of any resulting dividend or redemption pursuant to clause (i) or
     (ii), respectively, of paragraph 5(b) of this Section E (or which would have been payable but for the utilization of tax benefits attributable to the TCI Group or the Telephony Group), (b) any transaction costs, including, without limitation, any legal, investment banking and accounting fees and expenses and (c) any liabilities and other obligations (contingent or otherwise) of, or attributed to, the Liberty Media Group, including, without limitation, any indemnity or guarantee obligations incurred in connection with the Disposition or any liabilities for future purchase price adjustments and any

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

     preferential amounts plus any accumulated and unpaid dividends and other obligations (without duplication of amounts allocated for the satisfaction of the Corporation's obligations with respect to Pre-Distribution Convertible Securities and Committed Acquisition Shares issuable which are included in the determination of the Adjusted Liberty Media Group Outstanding Interest Fraction) in respect of Preferred Stock attributed to the Liberty Media Group. For purposes of this definition, any properties and assets of the Liberty Media Group remaining after such Disposition shall constitute "reasonable provision" for such amount of taxes, costs and liabilities (contingent or otherwise) as can be supported by such properties and assets. To the extent the proceeds of any Disposition include any securities or other property other than cash, the Board of Directors shall determine the value of such securities or property, including for the purpose of determining the equivalent value thereof if the Board of Directors determines to pay a dividend or redemption price in cash or securities or other property as provided in clause (z) of paragraph 5(b) of this Section E.

          "Liberty Media Group Outstanding Interest Fraction," as of any date, shall mean a fraction the numerator of which is the aggregate number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock outstanding on such date and the denominator of which is the sum of (a) such aggregate number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock outstanding on such date and (b) the Number of Shares Issuable with Respect to the Liberty Media Group Inter-Group Interest as of such date.

          "Liberty Media Group Private Market Value" shall mean an amount equal to the private market value of the Liberty Media Group as of the Appraisal Date. Each of the First Appraiser, the Second Appraiser and the Mutually Designated Appraiser, if any, shall be instructed to determine the private market value of the Liberty Media Group as of the Appraisal Date based upon the amount a willing purchaser would pay to a willing seller, in an arm's length transaction, if it were acquiring the Liberty Media Group, as if the Liberty Media Group were a publicly traded non-controlled corporation and the purchaser was acquiring all of the capital stock of such corporation, and without consideration of any potential regulatory constraints limiting the potential purchasers of the Liberty Media Group other than that which would have existed if the Liberty Media Group were a publicly traded non-controlled entity.

          "Lower Appraised Amount," with respect to any determination of the Liberty Media Group Private Market Value or the Telephony Group Private Market Value, the lower of the respective final views of the First Appraiser and the Second Appraiser as to such private market value.

          "Market Capitalization" of any class or series of capital stock of the Corporation on any Trading Day shall mean the product of (i) the Market Value of one share of such class or series on such Trading Day and (ii) the number of shares of such class or series outstanding on such Trading Day.

          "Market Value" of any class or series of capital stock of the Corporation on any day shall mean the average of the high and low reported sales prices regular way of a share of such class or series on such day (if such day is a Trading Day, and if such day is not a Trading Day, on the Trading Day immediately preceding such day) or in case no such reported sale takes place on such Trading Day the average of the reported closing bid and asked prices regular way of a share of such class or series on such Trading Day, in either case on the Nasdaq National Market, or if the shares of such class or series are not quoted on such Nasdaq National Market on such Trading Day, the average of the closing bid and asked prices of a share of such class or series in the over-the-counter market on such Trading Day as furnished by any New York Stock Exchange member firm selected from time to time by the Corporation, or if such closing bid and asked prices are not made available by any such New York Stock Exchange member firm on such Trading Day, the market value of a share of such class or series as determined by the Board of Directors; provided that for purposes of determining the ratios set forth in paragraphs 2(d), 2(e), 5(b), 6(b) and 7 of this Section E, (a) the "Market Value" of any share of any series of Common Stock on any day prior to the "ex" date or any similar date for any dividend or distribution paid or to be paid with respect to such series of Common Stock shall be reduced by the fair market value of the per share amount of such dividend or distribution as determined by the Board of Directors and (b) the "Market Value" of any share of any series of Common Stock on any day prior to (i) the effective date of any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of outstanding shares of such series of Common Stock or (ii) the "ex" date or any similar date for any dividend or distribution with respect to any such series of Common Stock in shares of such series of Common Stock shall be appropriately adjusted to reflect such subdivision, combination, dividend or distribution.

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

          "Mutually Appraised Amount," with respect to any determination of the Liberty Media Group Private Market Value or the Telephony Group Private Market Value, the determination by the Mutually Designated Appraiser of such private market value.

          "Mutually Designated Appraiser" shall mean, if required with respect to any determination of the Liberty Media Group Private Market Value or the Telephony Group Private Market Value, the investment banking firm of recognized national standing jointly designated by the First Appraiser and the Second Appraiser to make such determination.

          "Number of Shares Issuable with Respect to the Liberty Media Group Inter-Group Interest" after the Liberty Media Group Distribution shall be zero and shall from time to time thereafter, as applicable, be

          (a) adjusted as appropriate to reflect subdivisions (by stock split or otherwise) and combinations (by reverse stock split or otherwise) of the Series A Liberty Media Group Common Stock and dividends or distributions of shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock to holders of Series A Liberty Media Group Common Stock and other reclassifications of Series A Liberty Media Group Common Stock,

          (b) decreased (but not to less than zero) by (i) the aggregate number of shares of Series A Liberty Media Group Common Stock issued or sold by the Corporation after the Liberty Media Group Distribution other than Committed Acquisition Shares, the proceeds of which are attributed to the TCI Group, (ii) the aggregate number of shares of Series A Liberty Media Group Common Stock issued or delivered upon conversion, exercise or exchange of Convertible Securities (other than Pre-Distribution Convertible Securities and Convertible Securities which are convertible into or exercisable or exchangeable for Committed Acquisition Shares), the proceeds of which are attributed to the TCI Group, (iii) the aggregate number of shares of Series A Liberty Media Group Common Stock issued or delivered by the Corporation as a dividend or distribution to holders of Series A TCI Group Common Stock and Series B TCI Group Common Stock, (iv) the aggregate number of shares of Series A Liberty Media Group Common Stock issued or delivered upon the conversion, exercise or exchange of any Convertible Securities (other than Pre-Distribution Convertible Securities and Convertible Securities which are convertible into or exercisable or exchangeable for Committed Acquisition Shares) issued or delivered by the Corporation after the Liberty Media Group Distribution as a dividend or distribution or by reclassification or exchange to holders of Series A TCI Group Common Stock and Series B TCI Group Common Stock and (v) the aggregate number of shares of Series A Liberty Media Group Common Stock (rounded, if necessary, to the nearest whole number), equal to the aggregate fair value (as determined by the Board of Directors) of assets or properties attributed to the Liberty Media Group that are transferred from the Liberty Media Group to the TCI Group in consideration of a reduction in the Number of Shares Issuable with Respect to the Liberty Media Group Inter-Group Interest, divided by the Market Value of one share of Series A Liberty Media Group Common Stock as of the date of such transfer, and

          (c) increased by (i) the aggregate number of any shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock which are retired or otherwise cease to be outstanding following their purchase with funds attributed to the TCI Group, (ii) a number (rounded, if necessary, to the nearest whole number), equal to the fair value (as determined by the Board of Directors) of assets or properties theretofore attributed to the TCI Group that are contributed to the Liberty Media Group in consideration of an increase in the Number of Shares Issuable with Respect to the Liberty Media Group Inter-Group Interest, divided by the Market Value of one share of Series A Liberty Media Group Common Stock as of the date of such contribution and (iii) the aggregate number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock into or for which Convertible Securities are deemed to be converted, exercised or exchanged pursuant to the last sentence of the definition of "TCI Group" in this paragraph 9. The Corporation shall not issue or sell shares of Series B Liberty Media Group Common Stock in respect of a reduction in the Number of Shares Issuable with Respect to the Liberty Media Group Inter-Group Interest.

          Whenever a change in the Number of Shares Issuable with Respect to the Liberty Media Group Inter-Group Interest occurs, the Corporation shall prepare and file a statement of such change with the Secretary of the Corporation.

          "Number of Shares Issuable with Respect to the Telephony Group Inter-Group Interest" shall initially be that number of shares of Series A Telephony Group Common Stock and Series B Telephony Group Common Stock which represent 100% of the

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

     common stockholders' equity value of the Corporation attributable to the Telephony Group, as determined by the Board of Directors of the Corporation prior to the first issuance of shares of Series A Telephony Group Common Stock or Series B Telephony Group Common Stock, and shall from time to time thereafter, as applicable, be

          (a) adjusted as appropriate to reflect subdivisions (by stock split or otherwise) and combinations (by reverse stock split or otherwise) of the Series A Telephony Group Common Stock and Series B Telephony Group Common Stock and dividends or distributions of shares of Series A Telephony Group Common Stock or Series B Telephony Group Common Stock to holders of Series A Telephony Group Common Stock and Series B Telephony Group Common Stock and other reclassifications of the Series A Telephony Group Common Stock and Series B Telephony Group Common Stock,

          (b) decreased (but not to less than zero) by (i) the aggregate number of shares of Series A Telephony Group Common Stock or Series B Telephony Group Common Stock issued or sold by the Corporation the proceeds of which are attributed to the TCI Group, (ii) the aggregate number of shares of Series A Telephony Group Common Stock or Series B Telephony Group Common Stock issued or delivered upon conversion, exercise or exchange of Convertible Securities, the proceeds of which are attributed to the TCI Group, (iii) the aggregate number of shares of Series A Telephony Group Common Stock or Series B Telephony Group Common Stock issued or delivered by the Corporation as a dividend or distribution to holders of Series A TCI Group Common Stock and Series B TCI Group Common Stock, (iv) the aggregate number of shares of Series A Telephony Group Common Stock or Series B Telephony Group Common Stock issued or delivered upon the conversion, exercise or exchange of any Convertible Securities issued or delivered by the Corporation as a dividend or distribution or by reclassification or exchange to holders of Series A TCI Group Common Stock and Series B TCI Group Common Stock and (v) the aggregate number of shares of Series A Telephony Group Common Stock and Series B Telephony Group Common Stock (rounded, if necessary, to the nearest whole number), equal to the aggregate fair value (as determined by the Board of Directors) of assets or properties attributed to the Telephony Group that are transferred from the Telephony Group to the TCI Group in consideration of a reduction in the Number of Shares Issuable with Respect to the Telephony Group Inter-Group Interest, divided by the Market Value of one share of Series A Telephony Group Common Stock as of the date of such transfer, and

          (c) increased by (i) the aggregate number of any shares of Series A Telephony Group Common Stock and Series B Telephony Group Common Stock which are retired or otherwise cease to be outstanding following their purchase with funds attributed to the TCI Group, (ii) a number (rounded, if necessary, to the nearest whole number), equal to the fair value (as determined by the Board of Directors) of assets or properties, theretofore attributed to the TCI Group that are contributed to the Telephony Group in consideration of an increase in the Number of Shares Issuable with Respect to the Telephony Group Inter-Group Interest, divided by the Market Value of one share of Series A Telephony Group Common Stock as of the date of such contribution and (iii) the aggregate number of shares of Series A Telephony Group Common Stock and Series B Telephony Group Common Stock into or for which Convertible Securities are deemed to be converted, exercised or exchanged pursuant to the last sentence of the definition of "TCI Group" in this paragraph 9.

          Whenever a change in the Number of Shares Issuable with Respect to the Telephony Group Inter-Group Interest occurs, the Corporation shall prepare and file a statement of such change with the Secretary of the Corporation.

          "Pre-Distribution Convertible Securities" shall mean Convertible Securities that were outstanding on the record date for the Liberty Media Group Distribution and were, prior to such date, convertible into or exercisable or exchangeable for shares of the Class A Common Stock, par value $1.00 per share, of the Corporation.

          "Qualifying Subsidiary" shall mean a Subsidiary of the Corporation in which (x) the Corporation's ownership and voting interest is sufficient to satisfy the requirements of the Internal Revenue Service for a distribution of the Corporation's interest in such Subsidiary to the holders of Series A Telephony Group Common Stock and Series B Telephony Group Common Stock that is tax free to such holders or (y) the Corporation owns, directly or indirectly, all of the issued and outstanding capital stock.

          "Redemption Date" shall mean any date fixed for a redemption or purchase of shares of (i) Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock or (ii) Series A Telephony Group Common Stock and Series B Telephony Group Common Stock, as the case may be, as set forth in a notice to holders of such series pursuant to this Certificate.

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

          "Related Business Transaction" shall mean any Disposition of all or substantially all of the properties and assets of the Liberty Media Group or the Telephony Group, as the case may be, in which the Corporation receives as proceeds of such Disposition primarily equity securities (including, without limitation, capital stock, convertible securities, partnership or limited partnership interests and other types of equity securities, without regard to the voting power or contractual or other management or governance rights related to such equity securities) of the purchaser or acquiror of such assets and properties of the Liberty Media Group or the Telephony Group, as the case may be, any entity which succeeds (by merger, formation of a joint venture enterprise or otherwise) to such assets and properties of the Liberty Media Group or the Telephony Group, as the case may be, or a third party issuer, which purchaser, acquiror or other issuer is engaged or proposes to engage primarily in one or more businesses similar or complementary to the businesses conducted by the Liberty Media Group or the Telephony Group, as the case may be, prior to such Disposition, as determined in good faith by the Board of Directors.

          "Second Appraiser" means, with respect to any determination of the Liberty Media Group Private Market Value or the Telephony Group Private Market Value, an investment banking firm of recognized national standing selected by the Independent Committee to make such determination.

          "Selection Date," with respect to any determination of the Liberty Media Group Private Market Value or the Telephony Group Private Market Value, shall mean the date upon which the Second Appraiser for such determination is selected by the Independent Committee.

          "Subsidiary" shall mean, with respect to any person or entity, any corporation or partnership 50% or more of whose outstanding voting securities or partnership interests, as the case may be, are directly or indirectly owned by such person or entity.

     "TCI Group" shall mean, as of any date:

          (a) the interest of the Corporation or any of its subsidiaries in all of the businesses in which the Corporation or any of its subsidiaries (or any of their predecessors or successors) is or has been engaged, directly or indirectly, and the respective assets and liabilities of the Corporation or any of its subsidiaries, other than any businesses, assets or liabilities of the Liberty Media Group or the Telephony Group;

          (b) a proportionate interest in the businesses, assets and liabilities of the Liberty Media Group equal to the Liberty Media Group Inter-Group Interest Fraction as of such date;

          (c) a proportionate interest in the businesses, assets and liabilities of the Telephony Group equal to the Telephony Group Inter-Group Interest Fraction as of such date;

          (d) from and after any dividend or other distribution with respect to shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock (other than a dividend or other distribution payable in shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock, with respect to which adjustment shall be made as provided in clause (a) of the definition of "Number of Shares Issuable with Respect to the Liberty Media Group Inter-Group Interest," or in other securities of the Corporation attributed to the Liberty Media Group, for which provision shall be made as set forth in the penultimate sentence of this definition), an amount of assets or properties theretofore included in the Liberty Media Group equal to the aggregate amount of such kind of assets or properties so paid in respect of such dividend or other distribution with respect to shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock multiplied by a fraction the numerator of which is equal to the Liberty Media Group Inter-Group Interest Fraction in effect immediately prior to the record date for such dividend or other distribution and the denominator of which is equal to the Liberty Media Group Outstanding Interest Fraction in effect immediately prior to the record date for such dividend or other distribution; and

          (e) from and after any dividend or other distribution with respect to shares of Series A Telephony Group Common Stock or Series B Telephony Group Common Stock (other than a dividend or other distribution payable in shares of Series A Telephony

     Group Common Stock or Series B Telephony Group Common Stock, with respect to which adjustment shall be made as provided in clause (a) of the definition of "Number of Shares Issuable with Respect to the Telephony Group Inter-Group Interest," or in other securities of the Corporation attributed to the Telephony Group, for which provision shall be made as set forth in the penultimate sentence of this definition), an amount of assets or properties theretofore included in the Telephony Group equal to the aggregate amount of such kind of assets or properties so paid in respect of such dividend or other distribution with respect to shares of Series A Telephony Group Common Stock or Series B Telephony Group Common Stock multiplied by a fraction the numerator of which is equal to the Telephony Group Inter-Group Interest Fraction in effect immediately prior to the record date for such dividend or other distribution and the denominator of which is equal to the Telephony Group Outstanding Interest Fraction in effect immediately prior to the record date for such dividend or other distribution; and

          (f) any assets or properties transferred from the Liberty Media Group or the Telephony Group to the TCI Group;

     provided that, from and after any contribution or transfer of any assets or properties from the TCI Group to the Liberty Media Group or the Telephony Group, the TCI Group shall no longer include such assets or properties so contributed or transferred (other than pursuant to its interest in the businesses, assets and liabilities of the Liberty Media Group or the Telephony Group pursuant to clauses (b) or (c), respectively, above). If
     (1) the Corporation shall pay a dividend or make any other distribution with respect to shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock payable in other securities of the Corporation attributed to the Liberty Media Group, the TCI Group shall be deemed to hold an amount of such other securities equal to the amount so distributed multiplied by the fraction specified in clause (d) of this definition (determined as of a time immediately prior to the record date for such dividend or other distribution), and to the extent interest or dividends are paid or other distributions are made on such other securities so distributed to holders of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, the TCI Group shall include a corresponding ratable amount of the kind of assets paid as such interest or dividends or other distributions in respect of such securities so deemed to be held by the TCI Group, or (2) the Corporation shall pay a dividend or make any other distribution with respect to shares of Series A Telephony Group Common Stock or Series B Telephony Group Common Stock payable in other securities of the Corporation attributed to the Telephony Group, the TCI Group shall be deemed to hold an amount of such other securities equal to the amount so distributed multiplied by the fraction specified in clause
     (e) of this definition (determined as of a time immediately prior to the record date for such dividend or other distribution), and to the extent interest or dividends are paid or other distributions are made on such other securities so distributed to holders of Series A Telephony Group Common Stock and Series B Telephony Group Common Stock, the TCI Group shall include a corresponding ratable amount of the kind of assets paid as such interest or dividends or other distributions in respect of such securities so deemed to be held by the TCI Group. The Corporation may also, to the extent any such other securities constitute Convertible Securities which are at the time convertible, exercisable or exchangeable, cause such Convertible Securities deemed to be held by the TCI Group to be deemed to be converted, exercised or exchanged (and to the extent the terms of such Convertible Securities require payment or delivery of consideration in order to effect such conversion, exercise or exchange, the TCI Group shall in such case no longer include an amount of the kind of properties or assets required to be paid or delivered as such consideration for the amount of the Convertible Securities deemed converted, exercised or exchanged as if such Convertible Securities were outstanding), in which case such Convertible Securities shall no longer be deemed to be held by the TCI Group or attributed to the Liberty Media Group or the Telephony Group.

          "TCI Group Available Dividend Amount," as of any date, shall mean either: (a) the excess of (i) an amount equal to the total assets of the TCI Group less the total liabilities (not including preferred stock) of the TCI Group as of such date over (ii) the aggregate par value of, or any greater amount determined to be capital in respect of, all outstanding shares of Series A TCI Group Common Stock, Series B TCI Group Common Stock and each class or series of Preferred Stock attributed to the TCI Group or
     (b) in case there is no such excess, an amount equal to the Corporation Earnings (Loss) Attributable to the TCI Group (if positive) for the fiscal year in which such date occurs and/or the preceding fiscal year.

          "Telephony Group" shall mean, as of any date that any shares of Series A Telephony Group Common Stock or Series B Telephony Group Common Stock have been issued and continue to be outstanding:

          (a) the interest of the Corporation or of any of its subsidiaries in TCI Telephony Services, Inc. ("TCI Telephony") or any of its subsidiaries (including any successor thereto by merger, consolidation or sale of all or substantially all of its assets, whether or not in connection with a Related Business Transaction) and their respective properties and assets,

          (b) all assets and liabilities of the Corporation or any of its subsidiaries to the extent attributed to any of the properties or assets referred to in clause (a) of this sentence, whether or not such assets or liabilities are assets and liabilities of TCI Telephony or any of its subsidiaries (or a successor as described in clause (a) of this sentence),

          (c) all assets and properties contributed or otherwise transferred to the Telephony Group from the TCI Group, and

          (d) the interest of the Corporation or any of its subsidiaries in the businesses, assets and liabilities acquired by the Corporation or any of its subsidiaries for the Telephony Group, as determined by the Board of Directors;

     provided that (i) from and after any dividend or other distribution with respect to any shares of Series A Telephony Group Common Stock or Series B Telephony Group Common Stock (other than a dividend or other distribution payable in shares of Series A Telephony Group Common Stock or Series B Telephony Group Common Stock, with respect to which adjustment shall be made as provided in clause (a) of the definition of "Number of Shares Issuable with Respect to the Telephony Group Inter-Group Interest," or in other securities of the Corporation attributed to the Telephony Group for which provision shall be made as set forth in the penultimate sentence of this definition), the Telephony Group shall no longer include an amount of assets or properties equal to the aggregate amount of such kind of assets or properties so paid in respect of shares of Series A Telephony Group Common Stock or Series B Telephony Group Common Stock multiplied by a fraction the numerator of which is equal to the Telephony Group Inter-Group Interest Fraction in effect immediately prior to the record date for such dividend or other distribution and the denominator of which is equal to the Telephony Group Outstanding Interest Fraction in effect immediately prior to the record date for such dividend or other distribution and (ii) from and after any transfer of assets or properties from the Telephony Group to the TCI Group, the Telephony Group shall no longer include the assets or properties so transferred. If the Corporation shall pay a dividend or make any other distribution with respect to shares of Series A Telephony Group Common Stock or Series B Telephony Group Common Stock payable in securities of the Corporation attributed to the Telephony Group other than Series A Telephony Group Common Stock and Series B Telephony Group Common Stock, the TCI Group shall be deemed to hold an amount of such other securities equal to the amount so distributed multiplied by the fraction specified in clause
     (i) of this definition (determined as of a time immediately prior to the record date for such dividend or other distribution), and to the extent interest or dividends are paid or other distributions are made on such other securities so distributed to the holders of Series A Telephony Group Common Stock and Series B Telephony Group Common Stock, the Telephony Group shall no longer include a corresponding ratable amount of the kind of assets paid as such interest or dividends or other distributions in respect of such securities so deemed to be held by the TCI Group. The Corporation may also, to the extent any such other securities constitute Convertible Securities which are at the time convertible, exercisable or exchangeable, cause such Convertible Securities deemed to be held by the TCI Group to be deemed to be converted, exercised or exchanged (and to the extent the terms of such Convertible Securities require payment or delivery of consideration in order to effect such conversion, exercise or exchange, the Telephony Group shall in such case include an amount of the kind of properties or assets required to be paid or delivered as such consideration for the amount of the Convertible Securities deemed converted, exercised or exchanged as if such Convertible Securities were outstanding), in which case such Convertible Securities shall no longer be deemed to be held by the TCI Group or attributed to the Telephony Group.

          "Telephony Group Available Dividend Amount," as of any date, shall mean the product of the Telephony Group Outstanding Interest Fraction and either: (a) the excess of (i) an amount equal to the total assets of the Telephony Group less the total liabilities (not including preferred stock) of the Telephony Group as of such date over (ii) the aggregate par value of, or any greater amount determined to be capital in respect of, all outstanding shares of Series A Telephony Group Common Stock, Series B Telephony Group Common Stock and each class or series of Preferred Stock attributed to the Telephony Group or (b) in case there is no such excess, an amount equal to the Corporation Earnings (Loss) Attributable to the Telephony Group (if positive) for the fiscal year in which such date occurs and/or the preceding fiscal year.

          "Telephony Group Inter-Group Interest Fraction," as of any date, shall mean a fraction the numerator of which is the Number of Shares Issuable with Respect to the Telephony Group Inter-Group Interest as of such date and the denominator of which is the sum of (a) such Number of Shares Issuable with Respect to the Telephony Group Inter-Group Interest as of such date and (b) the aggregate number of shares of Series A Telephony Group Common Stock and Series B Telephony Group Common Stock outstanding as of such date.

          "Telephony Group Net Proceeds" shall mean, as of any date, with respect to any Disposition of any of the properties and assets of the Telephony Group, an amount, if any, equal to the gross proceeds of such Disposition after any payment of, or reasonable provision for, (a) any taxes payable by the Corporation in respect of such Disposition or in respect of any resulting dividend or redemption pursuant to clause (i) or
     (ii), respectively, of paragraph 6(b) of this Section E (or which would have been payable but for the utilization of tax benefits attributable to the TCI Group or the Liberty Media Group), (b) any transaction costs, including, without limitation, any legal, investment banking and accounting fees and expenses and (c) any liabilities and other obligations (contingent or otherwise) of, or attributed to, the Telephony Group, including, without limitation, any indemnity or guarantee obligations incurred in connection with the Disposition or any liabilities for future purchase price adjustments and any preferential amounts plus any accumulated and unpaid dividends and other obligations in respect of Preferred Stock attributed to the Telephony Group. For purposes of this definition, any properties and assets of the Telephony Group remaining after such Disposition shall constitute "reasonable provision" for such amount of taxes, costs and liabilities (contingent or otherwise) as can be supported by such properties and assets. To the extent the proceeds of any Disposition include any securities or other property other than cash, the Board of Directors shall determine the value of such securities or property, including for the purpose of determining the equivalent value thereof if the Board of Directors determines to pay a dividend or redemption price in cash or securities or other property as provided in clause (z) of paragraph 6(b) of this Section E.

          "Telephony Group Outstanding Interest Fraction," as of any date, shall mean a fraction the numerator of which is the aggregate number of shares of Series A Telephony Group Common Stock and Series B Telephony Group Common Stock outstanding on such date and the denominator of which is the sum of
     (a) such aggregate number of shares of Series A Telephony Group Common Stock and Series B Telephony Group Common Stock outstanding on such date and (b) the Number of Shares Issuable with Respect to the Telephony Group Inter-Group Interest as of such date.

          "Telephony Group Private Market Value" shall mean an amount equal to the private market value of the Telephony Group as of the Appraisal Date. Each of the First Appraiser, the Second Appraiser and the Mutually Designated Appraiser, if any, shall be instructed to determine the private market value of the Telephony Group as of the Appraisal Date based upon the amount a willing purchaser would pay to a willing seller, in an arm's length transaction, if it were acquiring the Telephony Group, as if the Telephony Group were a publicly traded non-controlled corporation and the purchaser was acquiring all of the capital stock of such corporation, and without consideration of any potential regulatory constraints limiting the potential purchasers of the Telephony Group other than that which would have existed if the Telephony Group were a publicly traded non-controlled entity.

          "Trading Day" shall mean each weekday other than any day on which any relevant class or series of capital stock of the Corporation is not traded on the Nasdaq National Market System or in the over-the-counter market.""

(IV)SECTION C OF ARTICLE V OF THE RESTATED CERTIFICATE OF INCORPORATION OF THE CORPORATION IS HEREBY AMENDED TO READ IN ITS ENTIRETY AS FOLLOWS:

                                  "SECTION C

                             REMOVAL OF DIRECTORS

     Subject to the rights of the holders of any class or series of Preferred Stock, directors may be removed from office only for cause (as hereinafter defined) upon the affirmative vote of the holders of 66 2/3% of the total voting power of the then outstanding shares of Series A TCI Group Common Stock, Series B TCI Group Common Stock, Series A Liberty Media Group Common Stock, Series B Liberty Media Group Common Stock, Series A Telephony Group Common Stock, Series B Telephony Group Common Stock and any class or series of Preferred Stock entitled to vote at an election of directors, voting together as a single class. Except as may be provided by law, "cause" for removal, for purposes of this Section C, shall exist only if: (i) the director whose removal is proposed has been convicted of a felony, or has been granted immunity to testify in an action where another has been convicted of a felony, by a court of competent jurisdiction and such conviction is no longer subject to direct appeal; (ii) such director has become mentally incompetent, whether or not so adjudicated, which mental incompetence directly affects his ability as a director of the Corporation, as determined by at least 66 2/3% of the members of the Board of Directors then in office (other than such director); or (iii) such director's actions or failure to act have been determined by at least 66 2/3% of the members of the Board of Directors then in office (other than such director) to be in derogation of the director's duties."

(V)SECTION A OF ARTICLE VIII OF THE RESTATED CERTIFICATE OF INCORPORATION OF THE CORPORATION IS HEREBY AMENDED TO READ IN ITS ENTIRETY AS FOLLOWS:

                                 "ARTICLE VIII

                           MEETINGS OF STOCKHOLDERS

                                   SECTION A

                          ANNUAL AND SPECIAL MEETINGS

     Subject to the rights of the holders of any class or series of Preferred Stock, stockholder action may be taken only at an annual or special meeting. Except as otherwise provided in the terms of any class or series of Preferred Stock or unless otherwise prescribed by law or by another provision of this Certificate, special meetings of the stockholders of the Corporation, for any purpose or purposes, shall be called by the Secretary of the Corporation (i) upon the written request of the holders of not less than 66 2/3% of the total voting power of the outstanding Voting Securities (as hereinafter defined) or
(ii) at the request of at least 75% of the members of the Board of Directors then in office. The term "Voting Securities" shall include the Series A TCI Group Common Stock, the Series B TCI Group Common Stock, the Series A Liberty Media Group Common Stock, the Series B Liberty Media Group Common Stock, the Series A Telephony Group Common Stock, the Series B Telephony Group Common Stock and any class or series of Preferred Stock entitled to vote with the holders of Common Stock generally upon all matters which may be submitted to a vote of stockholders at any annual meeting or special meeting thereof.

     SECOND: That said amendments were duly adopted by the Board of Directors of the Corporation, and pursuant to resolution of the Board of Directors of the Corporation, the annual meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute and the Restated Certificate of Incorporation of the Corporation were voted in favor of said amendments.

     THIRD: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware."

     IN WITNESS WHEREOF, the undersigned has signed this Certificate of Amendment this 7th day of April, 1997.

                                           TELE-COMMUNICATIONS, INC.

                                           By: /s/ JOHN C. MALONE
                                           ------------------------------------
                                           Name: John C. Malone
                                           Title: Chief Executive Officer

ATTEST:

By: /s/ STEPHEN M. BRETT
------------------------------------
Name: Stephen M. Brett
Title: Secretary

                               STATE OF DELAWARE
                       OFFICE OF THE SECRETARY OF STATE

                                  __________

     I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "TELE-COMMUNICATIONS, INC.", FILED IN THIS OFFICE ON THE TWENTY-EIGHTH DAY OF AUGUST, A.D. 1997, AT 1 O'CLOCK P.M.

     A CERTIFIED COPY OF THIS CERTIFICATION HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS FOR RECORDING.

                                           /s/ EDWARD J. FREEL
                                           -------------------------------------
                                           Edward J. Freel, Secretary of State

                                           AUTHENTICATION:  8627797
                                                           ----------
                                           DATE:  08-28-97

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                           TELE-COMMUNICATIONS, INC.


     TELE-COMMUNICATIONS, INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

     FIRST: That the Restated Certificate of Incorporation of the Corporation is hereby amended as follows:

(I) SECTION E OF ARTICLE IV OF THE RESTATED CERTIFICATE OF INCORPORATION OF THE CORPORATION IS HEREBY AMENDED TO READ IN ITS ENTIRETY AS FOLLOWS:

                                   "SECTION E

           SERIES A TCI GROUP COMMON STOCK, SERIES B TCI GROUP COMMON
               STOCK, SERIES A LIBERTY MEDIA GROUP COMMON STOCK,
                   SERIES B LIBERTY MEDIA GROUP COMMON STOCK,
                  SERIES A TCI VENTURES GROUP COMMON STOCK AND
                    SERIES B TCI VENTURES GROUP COMMON STOCK

     One billion seven hundred fifty million (1,750,000,000) shares of Common Stock shall be of a series designated Tele-Communications, Inc. Series A TCI Group Common Stock (the "Series A TCI Group Common Stock"), one hundred fifty million (150,000,000) shares of Common Stock shall be of a series designated Tele-Communications, Inc. Series B TCI Group Common Stock (the "Series B TCI Group Common Stock"), seven hundred fifty million (750,000,000) shares of Common Stock shall be of a series designated Tele-Communications, Inc. Series A Liberty Media Group Common Stock (the "Series A Liberty Media Group Common Stock"), seventy-five million (75,000,000) shares of Common Stock shall be of a series designated Tele-Communications, Inc. Series B Liberty Media Group Common Stock (the "Series B Liberty Media Group Common Stock"), seven hundred fifty million (750,000,000) shares of Common Stock shall be of a series designated Tele-Communications, Inc. Series A TCI Ventures Group Common Stock (the "Series A TCI Ventures Group Common Stock") and seventy five million (75,000,000) shares of Common Stock shall be of a series designated Tele-Communications, Inc. Series B TCI Ventures Group Common Stock (the "Series B TCI Ventures Group Common Stock").

     Each share of Series A TCI Group Common Stock and each share of Series B TCI Group Common Stock shall, except as otherwise provided in this Section E, be identical in all respects and shall have equal rights, powers and privileges.

     Each share of Series A Liberty Media Group Common Stock and each share of Series B Liberty Media Group Common Stock shall, except as otherwise provided in this Section E, be identical in all respects and shall have equal rights, powers and privileges.

     Each share of Series A TCI Ventures Group Common Stock and each share of Series B TCI Ventures Group Common Stock shall, except as otherwise provided in this Section E, be identical in all respects and shall have equal rights, powers and privileges.

1.   Voting Rights.
     -------------

     Holders of Series A TCI Group Common Stock shall be entitled to one vote for each share of such stock held, holders of Series B TCI Group Common Stock shall be entitled to ten votes for each share of such stock held, holders of Series A Liberty Media Group Common Stock shall be entitled to one vote for each share of such stock held, holders of Series B Liberty Media Group Common Stock shall be entitled to ten votes for each share of such stock held, holders of Series A TCI Ventures Group Common Stock shall be entitled to one vote for each share of such stock held, and holders of Series B TCI Ventures Group Common Stock shall be entitled to ten votes for each share of such stock held, on all matters presented to such stockholders. Except as may otherwise be required by the laws of the State of Delaware or, with respect to any class of Preferred Stock or any series of such a class, in this Certificate (including any resolution or resolutions providing for the establishment of such class or series pursuant to authority vested in the Board of Directors by this Certificate), the holders of shares of Series A TCI Group Common Stock, the holders of shares of Series B TCI Group Common Stock, the holders of shares of Series A Liberty Media Group Common Stock, the holders of shares of Series B Liberty Media Group Common Stock, the holders of shares of Series A TCI Ventures Group Common Stock, the holders of shares of Series B TCI Ventures Group Common Stock and the holders of shares of each class or series of Preferred Stock, if any, entitled to vote thereon, shall vote as one class with respect to the election of directors and with respect to all other matters to be voted on by stockholders of the Corporation (including, without limitation, any proposed amendment to this Certificate that would increase the number of authorized shares of Common Stock or any series thereof or of any other class or series of stock or decrease the number of authorized shares of any class or series of stock (but not below the number of shares thereof then outstanding)), and no separate vote or consent of the holders of shares of Series A TCI Group Common Stock, the holders of shares of Series B TCI Group Common Stock, the holders of shares of Series A Liberty Media Group Common Stock, the holders of shares of Series B Liberty Media Group Common Stock, the holders of shares of Series A TCI Ventures Group Common Stock, the holders of shares of Series B TCI Ventures Group Common Stock, or the holders of shares of any such class or series of Preferred Stock shall be required for the approval of any such matter.

2.   Conversion Rights.
     -----------------

     (a) CONVERSION OF SERIES B TCI GROUP COMMON STOCK INTO SERIES A TCI GROUP COMMON STOCK. Each share of Series B TCI Group Common Stock shall be convertible, at the option of the holder thereof, into one share of Series A TCI Group Common Stock. Any such conversion may be effected by any holder of Series B TCI Group Common Stock by surrendering such holder's certificate or certificates for the Series B TCI Group Common Stock to be converted, duly endorsed, at the office of the Corporation or any transfer agent for the Series B TCI Group Common Stock, together with a written notice to the Corporation at such office that such holder elects to convert all or a specified number of shares of Series B TCI Group Common Stock represented by such certificate and stating the name or names in which such holder desires the certificate or certificates for Series A TCI Group Common Stock to be issued. If so required by the Corporation, any certificate for shares surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder of such shares or the duly authorized representative of such holder. Promptly thereafter, the Corporation shall issue and deliver to such holder or such holder's nominee or nominees, a certificate or certificates for the number of shares of Series A TCI Group Common Stock to
which such holder shall be entitled as herein provided.   Such conversion shall
be deemed to have been made at the close of business on the date of receipt by the Corporation or any such transfer agent of the certificate or certificates, notice and, if required, instruments of transfer referred to above, and the person or persons entitled to receive the Series A TCI Group Common Stock issuable on such conversion shall be treated for all purposes as the record
holder or holders of such Series A TCI Group Common Stock on that date.   A
number of shares of Series A TCI Group Common Stock equal to the number of shares of Series B TCI Group Common Stock outstanding from time to time shall be set aside and reserved for issuance upon conversion of shares of Series B TCI Group Common Stock. Shares of Series A TCI Group Common Stock shall not be convertible into shares of Series B TCI Group Common Stock.

     (b) CONVERSION OF SERIES B LIBERTY MEDIA GROUP COMMON STOCK INTO SERIES A
LIBERTY MEDIA GROUP COMMON STOCK.   Each share of Series B Liberty Media Group
Common Stock shall be convertible, at the option of the holder thereof, into one
share of Series A Liberty Media Group Common Stock.   Any such conversion may be
effected by any holder of Series B Liberty Media Group Common Stock by surrendering such holder's certificate or certificates for the Series B Liberty Media Group Common Stock to be converted, duly endorsed, at the office of the Corporation or any transfer agent for the Series B Liberty Media Group Common Stock, together with a written notice to the Corporation at such office that such holder elects to convert all or a specified number of shares of Series B Liberty Media Group Common Stock represented by such certificate and stating the name or names in which such holder desires the certificate or certificates for
Series A Liberty Media Group Common Stock to be issued.   If so required by the
Corporation, any certificate for shares surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder of such shares or the duly authorized representative
of such holder.   Promptly thereafter, the

Corporation shall issue and deliver to such holder or such holder's nominee or nominees, a certificate or certificates for the number of shares of Series A Liberty Media Group Common Stock to which such holder shall be entitled as herein provided. Such conversion shall be deemed to have been made at the close of business on the date of receipt by the Corporation or any such transfer agent of the certificate or certificates, notice and, if required, instruments of transfer referred to above, and the person or persons entitled to receive the Series A Liberty Media Group Common Stock issuable on such conversion shall be treated for all purposes as the record holder or holders of such Series A Liberty Media Group Common Stock on that date. A number of shares of Series A Liberty Media Group Common Stock equal to the number of shares of Series B Liberty Media Group Common Stock outstanding from time to time shall be set aside and reserved for issuance upon conversion of shares of Series B Liberty Media Group Common Stock. Shares of Series A Liberty Media Group Common Stock shall not be convertible into shares of Series B Liberty Media Group Common Stock.

     (c) CONVERSION OF SERIES B TCI VENTURES GROUP COMMON STOCK INTO SERIES A
TCI VENTURES GROUP COMMON STOCK.    Each share of Series B TCI Ventures Group
Common Stock shall be convertible, at the option of the holder thereof, into one
share of Series A TCI Ventures Group Common Stock.   Any such conversion may be
effected by any holder of Series B TCI Ventures Group Common Stock by surrendering such holder's certificate or certificates for the Series B TCI Ventures Group Common Stock to be converted, duly endorsed, at the office of the Corporation or any transfer agent for the Series B TCI Ventures Group Common Stock, together with a written notice to the Corporation at such office that such holder elects to convert all or a specified number of shares of Series B TCI Ventures Group Common Stock represented by such certificate and stating the name or names in which such holder desires the certificate or certificates for Series A TCI Ventures Group Common Stock to be issued. If so required by the Corporation, any certificate for shares surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder of such shares or the duly authorized representative of such holder. Promptly thereafter, the Corporation shall issue and deliver to such holder or such holder's nominee or nominees, a certificate or certificates for the number of shares of Series A TCI Ventures Group Common Stock to which such holder shall be entitled as herein provided. Such conversion shall be deemed to have been made at the close of business on the date of receipt by the Corporation or any such transfer agent of the certificate or certificates, notice and, if required, instruments of transfer referred to above, and the person or persons entitled to receive the Series A TCI Ventures Group Common Stock issuable on such conversion shall be treated for all purposes as the record holder or holders of such Series A TCI Ventures Group Common Stock on that date. A number of shares of Series A TCI Ventures Group Common Stock equal to the number of shares of Series B TCI Ventures Group Common Stock outstanding from time to time shall be set aside and reserved for issuance upon conversion of shares of Series B TCI Ventures Group Common Stock. Shares of Series A TCI Ventures Group Common Stock shall not be convertible into shares of Series B TCI Ventures Group Common Stock.

     (d) CONVERSION OF SERIES A LIBERTY MEDIA GROUP COMMON STOCK INTO SERIES A TCI GROUP COMMON STOCK AND SERIES B LIBERTY MEDIA GROUP COMMON STOCK INTO SERIES B TCI GROUP COMMON STOCK AT THE OPTION OF THE CORPORATION. (i) At the option of the Corporation by action of its Board of Directors, (A) all shares of Series A Liberty Media Group Common Stock shall be converted into a number (or fraction) of fully paid and nonassessable shares of Series A TCI Group Common Stock equal to the Liberty Media Group Optional Conversion Ratio, and (B) all shares of Series B Liberty Media Group Common Stock shall be convertible into a number (or fraction) of fully paid and nonassessable shares of Series B TCI Group Common Stock equal to the Liberty Media Group Optional Conversion Ratio.

     (ii) For purposes of this paragraph 2(d), the "Liberty Media Group Optional Conversion Ratio" shall mean the quotient (calculated to the nearest five decimal places) obtained by dividing (A) the Liberty Media Group Common Stock Per Share Value by (B) the average Market Value of one share of Series A TCI Group Common Stock over the 20-Trading Day period ending on the Trading Day preceding the Appraisal Date.

     (iii) In the event that the Corporation determines to establish the Liberty Media Group Private Market Value, the Corporation shall designate the First Appraiser, and the Independent Committee shall designate the Second
Appraiser.   Not later than 20 days after the Selection Date, the First
Appraiser and the Second Appraiser shall each determine its initial view as to the private market value of the Liberty Media Group as of the Appraisal Date and shall consult with one another with respect thereto. Not later than the 30th day after the Selection Date, the First Appraiser and the Second Appraiser shall
each have determined its final view as to such private market value.   If the
Higher Appraised Amount is not more than 120% of the Lower Appraised Amount, the Liberty Media Group Private Market Value (subject to any adjustment provided in subparagraph (iv) of this paragraph 2(d)) shall be the average of those two amounts. If the Higher Appraised Amount is more than 120% of the Lower Appraised Amount, the First Appraiser and the Second Appraiser shall agree upon and jointly designate the Mutually Designated Appraiser to determine such private market value. The Mutually Designated Appraiser shall not be provided with any of the work of the First Appraiser and Second Appraiser. The Mutually Designated Appraiser shall, no later than the 20th day after the date the Mutually Designated Appraiser is designated, determine the Mutually Appraised Amount, and the Liberty Media Group Private Market Value (subject to any adjustment provided in subparagraph (iv) of this paragraph 2(d)) shall be (A) if the Mutually Appraised Amount is between the Lower Appraised Amount and the Higher Appraised Amount, (I) the average of (1) the Mutually Appraised Amount and (2) the Lower Appraised Amount or the Higher Appraised Amount, whichever is closer to the Mutually Appraised Amount, or (II) the Mutually Appraised Amount, if neither the Lower Appraised Amount nor the Higher Appraised Amount is closer to the Mutually Appraised Amount, or (B) if the Mutually Appraised Amount is greater than the Higher Appraised Amount or less than the Lower Appraised Amount, the average of the Higher Appraised Amount and the Lower Appraised Amount. For these purposes, if any such Appraiser expresses its final view of the private market value of the Liberty Media Group as a range of values, such Appraiser's final view of such private market value shall be deemed to be the midpoint of such range of values.

     (iv) Following the determination of the Liberty Media Group Private Market Value, the Appraiser or Appraisers whose final views of the private market value of the Liberty Media Group were used in the calculation of the Liberty Media Group Private Market Value shall determine the Adjusted Outstanding Shares of Liberty Media Group Common Stock together with any further appropriate adjustments to the Liberty Media Group Private Market Value resulting from such determination. The "Adjusted Outstanding Shares of Liberty Media Group Common Stock" shall mean a number, as determined by such Appraiser(s) as of the Appraisal Date, equal to the sum of the number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock outstanding, the Number of Shares Issuable with Respect to the Liberty Media Group Inter-Group Interest, the number of Committed Acquisition Shares issuable, the number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock issuable upon the conversion, exercise or exchange of all Pre-Distribution Convertible Securities and the number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock issuable upon the conversion, exercise or exchange of those Convertible Securities (other than Pre-Distribution Convertible Securities and other than Convertible Securities which are convertible into or exercisable or exchangeable for Committed Acquisition Shares) the holders of which would derive an economic benefit from conversion, exercise or exchange of such Convertible Securities which exceeds the economic benefit of not converting, exercising or exchanging such Convertible Securities. The "Liberty Media Group Common Stock Per Share Value" shall mean the quotient obtained by dividing the Liberty Media Group Private Market Value by the Adjusted Outstanding Shares of Liberty Media Group Common Stock, provided that if such Appraiser(s) do not agree on the determinations provided for in this subparagraph (iv), the Liberty Media Group Common Stock Per Share Value shall be the average of the quotients so obtained on the basis of the respective determinations of such firms.

     (v) If the Corporation determines to convert shares of Series A Liberty Media Group Common Stock into Series A TCI Group Common Stock and shares of Series B Liberty Media Group Common Stock into Series B TCI Group Common Stock at the Liberty Media Group Optional Conversion Ratio, such conversion shall occur on a Conversion Date on or prior to the 120th day following the Appraisal Date. If the Corporation determines not to undertake such conversion, the Corporation may at any time thereafter undertake to reestablish the Liberty Media Group Common Stock Per Share Value as of a subsequent date.

     (vi) The Corporation shall not convert shares of Series A Liberty Media Group Common Stock into shares of Series A TCI Group Common Stock without converting shares of Series B Liberty Media Group Common Stock into shares of Series B TCI Group Common Stock, and the Corporation shall not convert shares of Series B Liberty Media Group Common Stock into shares of Series B TCI Group Common Stock without converting shares of Series A

Liberty Media Group Common Stock into shares of Series A TCI Group Common Stock. The Series A Liberty Media Group Common Stock and the Series B Liberty Media Group Common Stock shall also be convertible at the option of the Corporation in accordance with paragraph 5(b)(iii) of this Section E.

     (e) CONVERSION OF SERIES A TCI VENTURES GROUP COMMON STOCK INTO SERIES A TCI GROUP COMMON STOCK AND SERIES B TCI VENTURES GROUP COMMON STOCK INTO SERIES B TCI GROUP COMMON STOCK AT THE OPTION OF THE CORPORATION. (i) At the option of the Corporation by action of its Board of Directors, (A) all shares of Series A TCI Ventures Group Common Stock shall be converted into a number (or fraction) of fully paid and nonassessable shares of Series A TCI Group Common Stock equal to the TCI Ventures Group Optional Conversion Ratio, and (B) all shares of Series B TCI Ventures Group Common Stock shall be convertible into a number (or fraction) of fully paid and nonassessable shares of Series B TCI Group Common Stock equal to the TCI Ventures Group Optional Conversion Ratio.

     (ii) For purposes of this paragraph 2(e), the "TCI Ventures Group Optional Conversion Ratio" shall mean the quotient (calculated to the nearest five decimal places) obtained by dividing (A) the TCI Ventures Group Common Stock Per Share Value by (B) the average Market Value of one share of Series A TCI Group Common Stock over the 20-Trading Day period ending on the Trading Day preceding the Appraisal Date.

     (iii) In the event that the Corporation determines to establish the TCI Ventures Group Private Market Value, the Corporation shall designate the First Appraiser, and the Independent Committee shall designate the Second Appraiser. Not later than 20 days after the Selection Date, the First Appraiser and the Second Appraiser shall each determine its initial view as to the private market value of the TCI Ventures Group as of the Appraisal Date and shall consult with one another with respect thereto. Not later than the 30th day after the Selection Date, the First Appraiser and the Second Appraiser shall each have determined its final view as to such private market value. If the Higher Appraised Amount is not more than 120% of the Lower Appraised Amount, the TCI Ventures Group Private Market Value (subject to any adjustment provided in subparagraph (iv) of this paragraph 2(e)) shall be the average of those two amounts. If the Higher Appraised Amount is more than 120% of the Lower Appraised Amount, the First Appraiser and the Second Appraiser shall agree upon and jointly designate the Mutually Designated Appraiser to determine such private market value. The Mutually Designated Appraiser shall not be provided with any of the work of the First Appraiser and Second Appraiser. The Mutually Designated Appraiser shall, no later than the 20th day after the date the Mutually Designated Appraiser is designated, determine the Mutually Appraised Amount and the TCI Ventures Group Private Market Value (subject to any adjustment provided in subparagraph (iv) of this paragraph 2(e)) shall be (A) if the Mutually Appraised Amount is between the Lower Appraised Amount and the Higher Appraised Amount, (I) the average of (1) the Mutually Appraised Amount and (2) the Lower Appraised Amount or the Higher Appraised Amount, whichever is closer to the Mutually Appraised Amount, or (II) the Mutually Appraised Amount, if neither the Lower Appraised Amount nor the Higher Appraised Amount is closer to the Mutually Appraised Amount, or (B) if the Mutually Appraised Amount is greater than the Higher Appraised Amount or less than the Lower Appraised Amount, the average of the Higher Appraised Amount and the Lower Appraised Amount. For these purposes, if any such Appraiser expresses its final view of the private market value of the TCI Ventures Group as a range of values, such Appraiser's final view of such private market value shall be deemed to be the midpoint of such range of values.

     (iv) Following the determination of the TCI Ventures Group Private Market Value, the Appraiser or Appraisers whose final views of the private market value of the TCI Ventures Group were used in the calculation of the TCI Ventures Group Private Market Value shall determine the Adjusted Outstanding Shares of TCI Ventures Group Common Stock together with any further adjustments to the TCI Ventures Group Private Market Value resulting from such determination. The "Adjusted Outstanding Shares of TCI Ventures Group Common Stock" shall mean a number, as determined by such Appraiser(s) as of the Appraisal Date, equal to the sum of the number of shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock outstanding, the Number of Shares Issuable with Respect to the TCI Ventures Group Inter-Group Interest, the number of shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock issuable upon the conversion, exercise or exchange of all Pre-Exchange Offer Securities and the number of shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock issuable upon the conversion, exercise or exchange of those Convertible Securities (other than Pre-Exchange Offer Securities) the holders of which would derive an economic benefit from conversion, exercise or exchange of such Convertible Securities which exceeds the economic benefit of not converting, exercising or exchanging such Convertible Securities. The "TCI Ventures Group Common Stock Per Share Value" shall mean the quotient obtained by dividing the TCI Ventures Group Private Market Value by the Adjusted Outstanding Shares of TCI Ventures Group Common Stock, provided that if such Appraiser(s) do not agree on the determinations provided for in this subparagraph (iv), the TCI Ventures Group Common Stock Per Share Value shall be the average of the quotients so obtained on the basis of the respective determinations of such firms.

     (v) If the Corporation determines to convert shares of Series A TCI Ventures Group Common Stock into Series A TCI Group Common Stock and shares of Series B TCI Ventures Group Common Stock into Series B TCI Group Common Stock at the TCI Ventures Group Optional Conversion Ratio, such conversion shall occur on a Conversion Date on or prior to the 120th day following the Appraisal Date. If the Corporation determines not to undertake such conversion, the Corporation may at any time thereafter undertake to reestablish the TCI Ventures Group Common Stock Per Share Value as of a subsequent date.

     (vi) The Corporation shall not convert shares of Series A TCI Ventures Group Common Stock into shares of Series A TCI Group Common Stock without converting shares of

Series B TCI Ventures Group Common Stock into shares of Series B TCI Group Common Stock, and the Corporation shall not convert shares of Series B TCI Ventures Group Common Stock into shares of Series B TCI Group Common Stock without converting shares of Series A TCI Ventures Group Common Stock into shares of Series A TCI Group Common Stock. The Series A TCI Ventures Group Common Stock and the Series B TCI Ventures Group Common Stock shall also be convertible at the option of the Corporation in accordance with paragraph 6(b)(iii) of this Section E.

3.   Dividends.
     ---------

     (a) DIVIDENDS ON SERIES A TCI GROUP COMMON STOCK AND SERIES B TCI GROUP COMMON STOCK. Dividends on the Series A TCI Group Common Stock and the Series B TCI Group Common Stock may be declared and paid only out of the lesser of (i) assets of the Corporation legally available therefor and (ii) the TCI Group Available Dividend Amount. Subject to paragraph 4 of this Section E, whenever a dividend is paid to the holders of Series A TCI Group Common Stock, the Corporation shall also pay to the holders of Series B TCI Group Common Stock a dividend per share equal to the dividend per share paid to the holders of Series A TCI Group Common Stock, and whenever a dividend is paid to the holders of Series B TCI Group Common Stock, the Corporation shall also pay to the holders of Series A TCI Group Common Stock a dividend per share equal to the dividend per share paid to the holders of Series B TCI Group Common Stock.

     (b) DIVIDENDS ON SERIES A LIBERTY MEDIA GROUP COMMON STOCK AND SERIES B LIBERTY MEDIA GROUP COMMON STOCK. Dividends on the Series A Liberty Media Group Common Stock and the Series B Liberty Media Group Common Stock may be declared and paid only out of the lesser of (i) assets of the Corporation legally available therefor and (ii) the Liberty Media Group Available Dividend Amount. Subject to paragraph 4 and the last sentence of paragraph 5(b) of this Section E, whenever a dividend is paid to the holders of Series A Liberty Media Group Common Stock, the Corporation shall also pay to the holders of Series B Liberty Media Group Common Stock a dividend per share equal to the dividend per share paid to the holders of Series A Liberty Media Group Common Stock, and whenever a dividend is paid to the holders of Series B Liberty Media Group Common Stock, the Corporation shall also pay to the holders of Series A Liberty Media Group Common Stock a dividend per share equal to the dividend per share paid to the holders of Series B Liberty Media Group Common Stock.

     (c) DIVIDENDS ON SERIES A TCI VENTURES GROUP COMMON STOCK AND SERIES B TCI VENTURES GROUP COMMON STOCK. Dividends on the Series A TCI Ventures Group Common Stock and the Series B TCI Ventures Group Common Stock may be declared and paid only out of the lesser of (i) assets of the Corporation legally available therefor and (ii) the TCI Ventures Group Available Dividend Amount. Subject to paragraph 4 and the last sentence of paragraph 6(b) of this Section E, whenever a dividend is paid to the holders of Series A TCI Ventures Group Common Stock, the Corporation shall also pay to the holders of Series B TCI Ventures Group Common Stock a dividend per share equal to the dividend per share paid to the holders of Series A TCI Ventures Group Common Stock, and whenever a dividend is paid to the holders of Series B TCI

Ventures Group Common Stock, the Corporation shall also pay to the holders of Series A TCI Ventures Group Common Stock a dividend per share equal to the dividend per share paid to the holders of Series B TCI Ventures Group Common Stock.

     (d) DISCRIMINATION BETWEEN OR AMONG SERIES OF COMMON STOCK. The Board of Directors, subject to the provisions of paragraph 3(a), 3(b) and 3(c) of this Section E, shall have the authority and discretion to declare and pay dividends on (i) the Series A TCI Group Common Stock and Series B TCI Group Common Stock,
(ii) the Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, or (iii) the Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock, in equal or unequal amounts, notwithstanding the relationship between the TCI Group Available Dividend Amount, the Liberty Media Group Available Dividend Amount and the TCI Ventures Group Available Dividend Amount, the respective amounts of prior dividends declared on, or the liquidation rights of, the Series A TCI Group Common Stock and Series B TCI Group Common Stock, the Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, or the Series A TCI Ventures Group Common Stock and the Series B TCI Ventures Group Common Stock, or any other factor.

4.   Share Distributions.
     -------------------

     The Corporation may declare and pay a distribution consisting of shares of Series A TCI Group Common Stock, Series B TCI Group Common Stock, Series A Liberty Media Group Common Stock, Series B Liberty Media Group Common Stock, Series A TCI Ventures Group Common Stock, Series B TCI Ventures Group Common Stock or any other securities of the Corporation or any other Person (hereinafter sometimes called a "share distribution") to holders of the Common Stock only in accordance with the provisions of this paragraph 4.

     (a) DISTRIBUTIONS ON SERIES A TCI GROUP COMMON STOCK AND SERIES B TCI GROUP COMMON STOCK. If at any time a share distribution is to be made with respect to the Series A TCI Group Common Stock or Series B TCI Group Common Stock, such share distribution may be declared and paid only as follows:

         (i) a share distribution consisting of shares of Series A TCI Group Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series A TCI Group Common Stock) to holders of Series A TCI Group Common Stock and Series B TCI Group Common Stock, on an equal per share basis; or consisting of shares of Series B TCI Group Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series B TCI Group Common Stock) to holders of Series A TCI Group Common Stock and Series B TCI Group Common Stock, on an equal per share basis; or consisting of shares of Series A

     TCI Group Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series A TCI Group Common Stock) to holders of Series A TCI Group Common Stock and, on an equal per share basis, shares of Series B TCI Group Common Stock (or like Convertible Securities convertible into or exercisable or exchangeable for shares of Series B TCI Group Common Stock) to holders of Series B TCI Group Common Stock;

          (ii) subsequent to the Liberty Media Group Distribution, a share distribution consisting of shares of Series A Liberty Media Group Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series A Liberty Media Group Common Stock) to holders of Series A TCI Group Common Stock and Series B TCI Group Common Stock, on an equal per share basis; provided that the sum of (A) the aggregate number of shares of Series A Liberty Media Group Common Stock to be so issued (or the number of such shares which would be issuable upon conversion, exercise or exchange of any Convertible Securities to be so issued) and (B) the number of shares of such series that are subject to issuance upon conversion, exercise or exchange of any Convertible Securities then outstanding that are attributed to the TCI Group (other than Pre-Distribution Convertible Securities and other than Convertible Securities convertible into or exercisable or exchangeable for Committed Acquisition Shares) is less than or equal to the Number of Shares Issuable with Respect to the Liberty Media Group Inter-Group Interest;

          (iii) a share distribution consisting of shares of Series A TCI Ventures Group Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series A TCI Ventures Group Common Stock) to holders of Series A TCI Group Common Stock and Series B TCI Group Common Stock, on an equal per share basis; or consisting of shares of Series B TCI Ventures Group Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series B TCI Ventures Group Common Stock) to holders of Series A TCI Group Common Stock and Series B TCI Group Common Stock, on an equal per share basis; or consisting of shares of Series A TCI Ventures Group Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series A TCI Ventures Group Common Stock) to holders of Series A TCI Group Common Stock and, on an equal per share basis, shares of Series B TCI Ventures Group Common Stock (or like Convertible Securities convertible into or exercisable or exchangeable for shares of Series B TCI Ventures Group Common Stock) to holders of Series B TCI Group Common Stock; provided that the sum of (A) the aggregate number of shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock to be so distributed (or the number of such shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock which would be issuable upon conversion, exercise or exchange of any Convertible Securities to be so distributed) and (B) the number of shares of Series A TCI Ventures Group Common Stock and Series B

     TCI Ventures Group Common Stock that are subject to issuance upon conversion, exercise or exchange of any Convertible Securities then outstanding that are attributed to the TCI Group (other than Pre-Exchange Offer Securities), is less than or equal to the Number of Shares Issuable with Respect to the TCI Ventures Group Inter-Group Interest.

          (iv) a share distribution consisting of any class or series of securities of the Corporation or any other Person other than Series A TCI Group Common Stock, Series B TCI Group Common Stock, Series A Liberty Media Group Common Stock, Series B Liberty Media Group Common Stock, Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series A TCI Group Common Stock, Series B TCI Group Common Stock, Series A Liberty Media Group Common Stock, Series B Liberty Media Group Common Stock, Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock), either on the basis of a distribution of identical securities, on an equal per share basis, to holders of Series A TCI Group Common Stock and Series B TCI Group Common Stock or on the basis of a distribution of one class or series of securities to holders of Series A TCI Group Common Stock and another class or series of securities to holders of Series B TCI Group Common Stock, provided that the securities so distributed (and, if the distribution consists of Convertible Securities, the securities into which such Convertible Securities are convertible or for which they are exercisable or exchangeable) do not differ in any respect other than their relative voting rights and related differences in designation, conversion, redemption and share distribution provisions, with holders of shares of Series B TCI Group Common Stock receiving the class or series having the higher relative voting rights (without regard to whether such rights differ to a greater or lesser extent than the corresponding differences in voting rights, designation, conversion, redemption and share distribution provisions between the Series A TCI Group Common Stock and the Series B TCI Group Common Stock), provided that if the securities so distributed constitute capital stock of a Subsidiary of the Corporation, such rights shall not differ to a greater extent than the corresponding differences in voting rights, designation, conversion, redemption and share distribution provisions between the Series A TCI Group Common Stock and the Series B TCI Group Common Stock, and provided in each case that such distribution is otherwise made on an equal per share basis.

     The Corporation shall not reclassify, subdivide or combine the Series A TCI Group Common Stock without reclassifying, subdividing or combining the Series B TCI Group Common Stock, on an equal per share basis, and the Corporation shall not reclassify, subdivide or combine the Series B TCI Group Common Stock without reclassifying, subdividing or combining the Series A TCI Group Common Stock, on an equal per share basis.

     (b) DISTRIBUTIONS ON SERIES A LIBERTY MEDIA GROUP COMMON STOCK AND SERIES B LIBERTY MEDIA GROUP COMMON STOCK. If at any time a share distribution is to be made with respect to the Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock, such share distribution may be declared and paid only as follows (or as permitted by paragraph 5 of this Section E with respect to the redemptions and other distributions referred to therein):

          (i) a share distribution consisting of shares of Series A Liberty Media Group Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series A Liberty Media Group Common Stock) to holders of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, on an equal per share basis; or consisting of shares of Series B Liberty Media Group Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series B Liberty Media Group Common Stock) to holders of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, on an equal per share basis; or consisting of shares of Series A Liberty Media Group Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series A Liberty Media Group Common Stock) to holders of Series A Liberty Media Group Common Stock and, on an equal per share basis, shares of Series B Liberty Media Group Common Stock (or like Convertible Securities convertible into or exercisable or exchangeable for shares of Series B Liberty Media Group Common Stock) to holders of Series B Liberty Media Group Common Stock; and

          (ii) a share distribution consisting of any class or series of securities of the Corporation or any other Person other than as described in clause (i) of this paragraph 4(b) and other than Series A TCI Group Common Stock, Series B TCI Group Common Stock, Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series A TCI Group Common Stock, Series B TCI Group Common Stock, Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock) either on the basis of a distribution of identical securities, on an equal per share basis, to holders of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock or on the basis of a distribution of one class or series of securities to holders of Series A Liberty Media Group Common Stock and another class or series of securities to holders of Series B Liberty Media Group Common Stock, provided that the securities so distributed (and, if the distribution consists of Convertible Securities, the securities into which such Convertible Securities are convertible or for which they are exercisable or exchangeable) do not differ in any respect other than their relative voting rights and related differences in designation, conversion, redemption and share distribution provisions, with holders of shares of Series B Liberty Media Group Common Stock receiving the class or series having the higher relative voting rights (without regard to whether such rights differ to a greater or lesser extent than the corresponding differences in voting rights, designation, conversion, redemption and share distribution provisions between the Series A Liberty Media Group Common Stock and the Series B Liberty Media Group Common Stock), provided that if the securities so distributed constitute capital stock of a Subsidiary of the Corporation, such rights shall not differ to a greater extent than the corresponding differences in voting rights, designation, conversion, redemption and share distribution provisions between the Series A Liberty Media Group Common Stock and the Series B Liberty Media Group Common Stock, and provided in each case that such distribution is otherwise made on an equal per share basis.

     The Corporation shall not reclassify, subdivide or combine the Series A Liberty Media Group Common Stock without reclassifying, subdividing or combining the Series B Liberty Media Group Common Stock, on an equal per share basis, and the Corporation shall not reclassify, subdivide or combine the Series B Liberty Media Group Common Stock without reclassifying, subdividing or combining the Series A Liberty Media Group Common Stock, on an equal per share basis.

     (c) DISTRIBUTIONS ON SERIES A TCI VENTURES GROUP COMMON STOCK AND SERIES B TCI VENTURES GROUP COMMON STOCK. If at any time a share distribution is to be made with respect to the Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock, such share distribution may be declared and paid only as follows (or as permitted by paragraph 6 of this Section E with respect to the redemptions and other distributions referred to therein):

         (i) a share distribution consisting of shares of Series A TCI Ventures Group Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series A TCI Ventures Group Common Stock) to holders of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock, on an equal per share basis; or consisting of shares of Series B TCI Ventures Group Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series B TCI Ventures Group Common Stock) to holders of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock, on an equal per share basis; or consisting of shares of Series A TCI Ventures Group Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series A TCI Ventures Group Common Stock) to holders of Series A TCI Ventures Group Common Stock and, on an equal per share basis, shares of Series B TCI Ventures Group Common Stock (or like Convertible Securities convertible into or exercisable or exchangeable for shares of Series B TCI Ventures Group Common Stock) to holders of Series B TCI Ventures Group Common Stock; and

         (ii) a share distribution consisting of any class or series of securities of the Corporation or any other Person other than as described in clause (i) of this paragraph 4(c) and other than Series A TCI Group Common Stock, Series B TCI Group Common Stock, Series A Liberty Media Group Common Stock or Series B Liberty Media Group

     Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series A TCI Group Common Stock, Series B TCI Group Common Stock, Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock) either on the basis of a distribution of identical securities, on an equal per share basis, to holders of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock, or on the basis of a distribution of one class or series of securities to holders of Series A TCI Ventures Group Common Stock and another class or series of securities to holders of Series B TCI Ventures Group Common Stock, provided that the securities so distributed (and, if the distribution consists of Convertible Securities, the securities into which such Convertible Securities are convertible or for which they are exercisable or exchangeable) do not differ in any respect other than their relative voting rights and related differences in designation, conversion, redemption and share distribution provisions, with holders of shares of Series B TCI Ventures Group Common Stock receiving the class or series having the higher relative voting rights (without regard to whether such rights differ to a greater or lesser extent than the corresponding differences in voting rights, designation, conversion, redemption and share distribution provisions between the Series A TCI Ventures Group Common Stock and the Series B TCI Ventures Group Common Stock), provided that if the securities so distributed constitute capital stock of a Subsidiary of the Corporation, such rights shall not differ to a greater extent than the corresponding differences in voting rights, designation, conversion, redemption and share distribution provisions between the Series A TCI Ventures Group Common Stock and the Series B TCI Ventures Group Common Stock, and provided in each case that such distribution is otherwise made on an equal per share basis.

     The Corporation shall not reclassify, subdivide or combine the Series A TCI Ventures Group Common Stock without reclassifying, subdividing or combining the Series B TCI Ventures Group Common Stock, on an equal per share basis, and the Corporation shall not reclassify, subdivide or combine the Series B TCI Ventures Group Common Stock without reclassifying, subdividing or combining the Series A TCI Ventures Group Common Stock, on an equal per share basis.

5.   Redemption and Other Provisions Relating to the Series A Liberty Media
     ----------------------------------------------------------------------
Group Common Stock and Series B Liberty Media Group Common Stock
----------------------------------------------------------------

     (a) REDEMPTION IN EXCHANGE FOR STOCK OF LIBERTY MEDIA GROUP SUBSIDIARIES. At any time at which all of the assets and liabilities attributed to the Liberty Media Group have become and continue to be held directly or indirectly by any one or more Qualifying Subsidiaries (the "Liberty Media Group Subsidiaries"), the Board of Directors may, subject to the availability of assets of the Corporation legally available therefor, redeem, on a pro rata basis, all of the outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock in exchange for an aggregate number of outstanding fully paid and nonassessable shares of common stock of each Liberty Media Group Subsidiary equal to the product of the Adjusted Liberty Media Group Outstanding Interest Fraction and the number of outstanding shares of common stock of such Liberty Media Group Subsidiary held by the Corporation. Any such redemption shall occur on a Redemption Date set forth in a notice to holders of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock and Convertible Securities convertible into or exercisable or exchangeable for shares of either such series (unless provision for notice is otherwise made pursuant to the terms of such Convertible Securities) pursuant to paragraph 5(d)(vi). In effecting such a redemption, the Board of Directors may determine either to (i) redeem shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock in exchange for shares of separate classes or series of common stock of each Liberty Media Group Subsidiary with relative voting rights and related differences in designation, conversion, redemption and share distribution provisions not greater than the corresponding differences in voting rights, designation, conversion, redemption and share distribution provisions between the Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, with holders of shares of Series B Liberty Media Group Common Stock receiving the class or series having the higher relative voting rights, or (ii) redeem shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock in exchange for shares of a single class of common stock of each Liberty Media Group Subsidiary without distinction between the shares distributed to the holders of the Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock. If the Corporation determines to undertake a redemption as described in clause (i) of the preceding sentence, the outstanding shares of common stock of each Liberty Media Group Subsidiary not distributed to holders of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock shall consist solely of the class or series having the lower relative voting rights.

     (b) MANDATORY DIVIDEND, REDEMPTION OR CONVERSION IN CASE OF DISPOSITION OF LIBERTY MEDIA GROUP ASSETS. In the event of the Disposition, in one transaction or a series of related transactions, by the Corporation and its subsidiaries of all or substantially all of the properties and assets of the Liberty Media Group to one or more persons, entities or groups (other than (w) in connection with the Disposition by the Corporation of all of the Corporation's properties and assets in one transaction or a series of related transactions in connection with the liquidation, dissolution or winding up of the Corporation within the meaning of paragraph 7 of this Section E, (x) a dividend, other distribution or redemption in accordance with any provision of paragraph 3, paragraph 4, paragraph 5(a) or paragraph 7 of this Section E, (y) to any person, entity or group which the Corporation, directly or indirectly, after giving effect to the Disposition, controls or (z) in connection with a Related Business Transaction), the Corporation shall, on or prior to the 85th Trading Day following the consummation of such Disposition, either:

         (i) subject to paragraph 3(b) of this Section E, declare and pay a dividend in cash and/or in securities or other property (other than a dividend or distribution of

     Common Stock) to the holders of the outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock equally on a share for share basis (subject to the last sentence of this Section 5(b)), in an aggregate amount equal to the product of the Liberty Media Group Outstanding Interest Fraction as of the record date for determining the holders entitled to receive such dividend and the Liberty Media Group Net Proceeds of such Disposition; or

          (ii) provided that there are assets of the Corporation legally available therefor and the Liberty Media Group Available Dividend Amount would have been sufficient to pay a dividend in lieu thereof pursuant to clause (i) of this paragraph 5(b), then:

               (A) if such Disposition involves all (not merely substantially all) of the properties and assets of the Liberty Media Group, redeem all outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock in exchange for cash and/or securities or other property (other than Common Stock) in an aggregate amount equal to the product of the Adjusted Liberty Media Group Outstanding Interest Fraction as of the date of such redemption and the Liberty Media Group Net Proceeds, such aggregate amount to be allocated (subject to the last sentence of this paragraph 5(b)) to shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock in the ratio of the number of shares of each such series outstanding (so that the amount of consideration paid for the redemption of each share of Series A Liberty Media Group Common Stock and each share of Series B Liberty Media Group Common Stock is the same); or

               (B) if such Disposition involves substantially all (but not all) of the properties and assets of the Liberty Media Group, apply an aggregate amount of cash and/or securities or other property (other than Common Stock) equal to the product of the Liberty Media Group Outstanding Interest Fraction as of the date shares are selected for redemption and the Liberty Media Group Net Proceeds to the redemption of outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, such aggregate amount to be allocated (subject to the last sentence of this paragraph 5(b)) to shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock in the ratio of the number of shares of each such series outstanding, and the number of shares of each such series to be redeemed to equal the lesser of (x) the whole number nearest the number determined by dividing the aggregate amount so allocated to the redemption of such series by the average Market Value of one share of Series A Liberty Media Group Common Stock during the ten-Trading Day period beginning on the 16th Trading Day following the consummation of such Disposition and (y) the number of shares of such series outstanding (so that the amount of consideration paid for the redemption of each share of Series A Liberty Media Group Common Stock and each share of Series B Liberty Media Group Common Stock is the same);

     such redemption to be effected in accordance with the applicable provisions of paragraph 5(d) of this Section E; or

          (iii) convert (A) each outstanding share of Series A Liberty Media Group Common Stock into a number (or fraction) of fully paid and nonassessable shares of Series A TCI Group Common Stock and (B) each outstanding share of Series B Liberty Media Group Common Stock into a number (or fraction) of fully paid and nonassessable shares of Series B TCI Group Common Stock, in each case equal to 110% of the average daily ratio (calculated to the nearest five decimal places) of the Market Value of one share of Series A Liberty Media Group Common Stock to the Market Value of one share of Series A TCI Group Common Stock during the ten-Trading Day period referred to in clause (ii)(B) of this paragraph 5(b).

     For purposes of this paragraph 5(b):

          (x) as of any date, "substantially all of the properties and assets of the Liberty Media Group" shall mean a portion of such properties and assets that represents at least 80% of the then-current market value (as determined by the Board of Directors) of the properties and assets of the Liberty Media Group as of such date;

          (y) in the case of a Disposition of properties and assets in a series of related transactions, such Disposition shall not be deemed to have been consummated until the consummation of the last of such transactions; and

          (z) the Corporation may pay the dividend or redemption price referred to in clause (i) or (ii) of this subparagraph 5(b) either in the same form as the proceeds of the Disposition were received or in any other combination of cash or securities or other property (other than Common Stock) that the Board of Directors determines will have an aggregate market value on a fully distributed basis, of not less than the amount of the Liberty Media Group Net Proceeds. If the dividend or redemption price is paid in the form of securities of an issuer other than the Corporation, the Board of Directors may determine either to (1) pay the dividend or redemption price in the form of separate classes or series of securities, with one class or series of such securities to holders of Series A Liberty Media Group Common Stock and another class or series of securities to holders of Series B Liberty Media Group Common Stock, provided that such securities (and, if such securities are convertible into or exercisable or exchangeable for shares of another class or series of securities, the securities so issuable upon such conversion, exercise or exchange) do not differ in any respect other than their relative voting rights and related differences in designation, conversion, redemption and share distribution provisions, with holders of shares of Series B Liberty Media Group Common Stock receiving the class or series having the higher relative voting rights (without regard to whether such rights differ to a greater or lesser extent than the corresponding differences in voting rights, designation, conversion, redemption and share distribution provisions between the Series A Liberty Media Group Common Stock and the Series B Liberty Media Group Common Stock), provided that if such securities constitute capital stock of a Subsidiary of the Corporation, such rights shall not differ to a greater extent than the corresponding differences in voting rights, designation, conversion, redemption and share distribution provisions between the Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, and otherwise such securities shall be distributed on an equal per share basis, or (2) pay the dividend or redemption price in the form of a single class of securities without distinction between the shares received by the holders of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock.

     (c) CERTAIN PROVISIONS RESPECTING CONVERTIBLE SECURITIES.   Unless the
provisions of any class or series of Pre-Distribution Convertible Securities or Convertible Securities which are convertible into or exercisable or exchangeable for Committed Acquisition Shares provide specifically to the contrary, after any Conversion Date or Redemption Date on which all outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock were converted or redeemed, any share of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock that is issued on conversion, exercise or exchange of any Pre-Distribution Convertible Securities or any Convertible Securities which are convertible into or exercisable or exchangeable for Committed Acquisition Shares shall, immediately upon issuance pursuant to such conversion, exercise or exchange and without any notice or any other action on the part of the Corporation or its Board of Directors or the holder of such share of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock, be converted into (in case all such outstanding shares were converted) or redeemed in exchange for (in case all such outstanding shares were redeemed) the kind and amount of shares of capital stock, cash and/or other securities or property that a holder of such Pre-Distribution Convertible Securities or any Convertible Securities which are convertible into or exercisable or exchangeable for Committed Acquisition Shares would have been entitled to receive pursuant to the terms of such securities had such terms provided that the conversion, exercise or exchange privilege in effect immediately prior to any such conversion or redemption of all outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock would be adjusted so that the holder of any such Pre-Distribution Convertible Securities or any Convertible Securities which are convertible into or exercisable or exchangeable for Committed Acquisition Shares thereafter surrendered for conversion, exercise or exchange would be entitled to receive the kind and amount of shares of capital stock, cash and/or other securities or property such holder would have received as a result of such action had such securities been converted, exercised or exchanged immediately prior thereto. With respect to any Convertible Securities which are created, established or otherwise first authorized for issuance subsequent to the record date for the Liberty Distribution (other than Pre-Distribution Convertible Securities and Convertible Securities which are convertible into or exercisable or exchangeable for Committed Acquisition Shares), the terms and provisions of which do not provide for adjustments specifying the kind and amount of capital stock, cash and/or securities or other property that such holder would be entitled to receive upon the conversion, exercise or exchange of such Convertible Securities following any Conversion Date or Redemption Date on which all outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock were converted or redeemed, then upon such conversion, exercise or exchange of such Convertible Securities, any share of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock that is issued on conversion, exercise or exchange of any such Convertible Securities shall, immediately upon issuance pursuant to such conversion, exercise or exchange and without any notice or any other action on the part of the Corporation or its Board of Directors or the holder of such share of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock, be redeemed in exchange for, to the extent assets of the Corporation are legally available therefor, the amount of $.01 per share in cash.

     (d)   GENERAL.

     (i) Not later than the 10th Trading Day following the consummation of a Disposition referred to in subparagraph 5(b) of this Section E, the Corporation shall announce publicly by press release (A) the Liberty Media Group Net Proceeds of such Disposition, (B) the number of outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock,
(C) the number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock into or for which Convertible Securities are then convertible, exercisable or exchangeable and the conversion, exercise or exchange prices thereof (and stating which, if any, of such Convertible Securities constitute Pre-Distribution Convertible Securities or Convertible Securities which are convertible into or exercisable or exchangeable for Committed Acquisition Shares) and the number of Committed Acquisition Shares issuable, (D) the Liberty Media Group Outstanding Interest Fraction as of a recent date preceding the date of such notice and (E) the Adjusted Liberty Media Group Outstanding Interest Fraction as of a recent date preceding the date of such notice. Not earlier than the 26th Trading Day and not later than the 30th Trading Day following the consummation of such Disposition, the Corporation shall announce publicly by press release which of the actions specified in clauses (i), (ii) or (iii) of paragraph 5(b) of this Section E it has irrevocably determined to take.

     (ii)  If the Corporation determines to pay a dividend pursuant to clause
(i) of subparagraph 5(b) of this Section E, the Corporation shall, not later than the 30th Trading Day following the consummation of such Disposition, cause to be given to each holder of outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, and to each holder of Convertible Securities convertible into or exercisable or exchangeable for shares of either such series (unless provision for notice is otherwise made pursuant to the terms of such Convertible Securities), a notice setting forth (A) the record date for determining holders entitled to receive such dividend, which shall be not earlier than the 40th Trading Day and not later than the 50th Trading Day following the consummation of such Disposition,
(B) the anticipated payment date of such dividend (which shall not be more than 85 Trading Days following the consummation of such Disposition), (C) the kind of shares of capital stock, cash and/or other securities or property to be distributed in respect of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, (D) the Liberty Media Group Net Proceeds of such Disposition, (E) the Liberty Media Group Outstanding Interest Fraction as of a recent date preceding the date of such notice, (F) the number of outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock and the number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock into or for which outstanding Convertible Securities are then convertible, exercisable or exchangeable and the conversion, exercise or exchange prices thereof and (G) in the case of a notice to holders of Convertible Securities, a statement to the effect that holders of such Convertible Securities shall be entitled to receive such dividend only if they appropriately convert, exercise or exchange such Convertible Securities prior to the record date referred to in clause (A) of this sentence. Such notice shall be sent by first-class mail, postage prepaid, at such holder's address as the same appears on the transfer books of the Corporation.

     (iii) If the Corporation determines to undertake a redemption of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock following a Disposition of all (not merely substantially all) of the properties and assets of the Liberty Media Group pursuant to clause (ii) (A) of paragraph 5(b) of this Section E, the Corporation shall cause to be given to each holder of outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock and to each holder of Convertible Securities convertible into or exercisable or exchangeable for shares of either such series (unless provision for notice is otherwise made pursuant to the terms of such Convertible Securities), a notice setting forth (A) a statement that all shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock outstanding on the Redemption Date shall be redeemed, (B) the Redemption Date (which shall not be more than 85 Trading Days following the consummation of such Disposition), (C) the kind of shares of capital stock, cash and/or other securities or property to be paid as a redemption price in respect of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock outstanding on the Redemption Date, (D) the Liberty Media Group Net Proceeds of such Disposition, (E) the Adjusted Liberty Media Group Outstanding Interest Fraction as of a recent date preceding the date of such notice, (F) the place or places where certificates for shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, properly endorsed or assigned for transfer (unless the Corporation waives such requirement), are to be surrendered for delivery of certificates for shares of such capital stock, cash and/or other securities or property, (G) the number of outstanding shares of Series A Liberty

Media Group Common Stock and Series B Liberty Media Group Common Stock and the number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock into or for which outstanding Convertible Securities are then convertible, exercisable or exchangeable and the conversion, exercise or exchange prices thereof (and stating which, if any, of such Convertible Securities constitute Pre-Distribution Convertible Securities or Convertible Securities which are convertible into or exercisable or exchangeable for Committed Acquisition Shares) and the number of Committed Acquisition Shares issuable, and (H) in the case of a notice to holders of Convertible Securities (other than Pre-Distribution Convertible Securities or Convertible Securities which are convertible into or exercisable or exchangeable for Committed Acquisition Shares), a statement to the effect that holders of such Convertible Securities shall be entitled to participate in such redemption only if such holders appropriately convert, exercise or exchange such Convertible Securities on or prior to the Redemption Date referred to in clause (B) of this sentence and a statement as to what, if anything, such holders shall be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, paragraph 5(c) of this Section E if such holders convert, exercise or exchange such Convertible Securities following such Redemption Date. Such notice shall be sent by first-class mail, postage prepaid, not less than 35 Trading Days nor more than 45 Trading Days prior to the Redemption Date, at such holder's address as the same appears on the transfer books of the Corporation.

     (iv) If the Corporation determines to undertake a redemption of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock following a Disposition of substantially all (but not all) of the properties and assets of the Liberty Media Group pursuant to clause (ii)(B) of paragraph 5(b) of this Section E, the Corporation shall, not later than the 30th Trading Day following the consummation of such Disposition, cause to be given to each holder of record of outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, and to each holder of Convertible Securities convertible into or exercisable or exchangeable for shares of either such series (unless provision for notice is otherwise made pursuant to the terms of such Convertible Securities), a notice setting forth
(A) a date not earlier than the 40th Trading Day and not later than the 50th Trading Day following the consummation of such Disposition which shall be the date on which shares of the Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock then outstanding shall be selected for redemption, (B) the anticipated Redemption Date (which shall not be more than 85 Trading Days following the consummation of such Disposition), (C) the kind of shares of capital stock, cash and/or other securities or property to be paid as a redemption price in respect of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock selected for redemption, (D) the Liberty Media Group Net Proceeds of such Disposition, (E) the Liberty Media Group Outstanding Interest Fraction as of a recent date preceding the date of such notice, (F) the number of outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock and the number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock into or for which outstanding

Convertible Securities are then convertible, exercisable or exchangeable and the conversion or exercise prices thereof, (G) in the case of a notice to holders of Convertible Securities, a statement to the effect that holders of such Convertible Securities shall be entitled to participate in such selection for redemption only if such holders appropriately convert, exercise or exchange such Convertible Securities on or prior to the date referred to in clause (A) of this sentence and a statement as to what, if anything, such holders shall be entitled to receive pursuant to the terms of such Convertible Securities if such holders convert, exercise or exchange such Convertible Securities following such date and (H) a statement that the Corporation will not be required to register a transfer of any shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock for a period of 15 Trading Days next preceding the date referred to in clause (A) of this sentence. Promptly following the date referred to in clause (A) of the preceding sentence, but not earlier than the 40th Trading Day and not later than the 50th Trading Day following the consummation of such Disposition, the Corporation shall cause to be given to each holder of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock to be so redeemed, a notice setting forth (A) the number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock held by such holder to be redeemed, (B) a statement that such shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock shall be redeemed, (C) the Redemption Date (which shall not be more than 85 Trading Days following the consummation of such Disposition), (D) the kind and per share amount of shares of capital stock, cash and/or other securities or property to be received by such holder with respect to each share of such Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock to be redeemed, including details as to the calculation thereof, and (E) the place or places where certificates for shares of such Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock, properly endorsed or assigned for transfer (unless the Corporation waives such requirement), are to be surrendered for delivery of certificates for shares of such capital stock, cash and/or other securities or property. The notices referred to in this clause (iv) shall be sent by first-class mail, postage prepaid, at such holder's address as the same appears on the transfer books of the Corporation. The outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock to be redeemed shall be redeemed by the Corporation pro rata among the holders of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock or by such other method as may be determined by the Board of Directors to be equitable.

     (v) In the event of any conversion pursuant to paragraph 2(d) of this Section E or pursuant to this paragraph 5 (other than pursuant to paragraph 5(c)), the Corporation shall cause to be given to each holder of outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock and to each holder of Convertible Securities convertible into or exercisable or exchangeable for shares of either such series (unless provision for such notice is otherwise made pursuant to the terms of such Convertible Securities), a notice setting forth (A) a statement that all outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock shall be converted, (B) the

Conversion Date (which shall not be more than 85 Trading Days following the consummation of such Disposition in the event of a conversion pursuant to paragraph 5(b) and which shall not be more than 120 days after the Appraisal Date in the event of a conversion pursuant to paragraph 2(d)), (C) the per share number of shares of Series A TCI Group Common Stock or Series B TCI Group Common Stock, as applicable, to be received with respect to each share of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock, including details as to the calculation thereof, (D) the place or places where certificates for shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement), are to be surrendered,
(E) the number of outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, the number of Committed Acquisition Shares issuable and the number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock into or for which outstanding Convertible Securities are then convertible, exercisable or exchangeable and the conversion, exercise or exchange prices thereof and (F) in the case of a notice to holders of Convertible Securities, a statement to the effect that holders of such Convertible Securities shall be entitled to participate in such conversion only if such holders appropriately convert, exercise or exchange such Convertible Securities on or prior to the Conversion Date referred to in clause (B) of this sentence and a statement as to what, if anything, such holders shall be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, paragraph 5(c) of this Section E if such holders convert, exercise or exchange such Convertible Securities following such Conversion Date. Such notice shall be sent by first-class mail, postage prepaid, not less than 35 Trading Days nor more than 45 Trading Days prior to the Conversion Date, at such holder's address as the same appears on the transfer books of the Corporation.

     (vi) If the Corporation determines to redeem shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock pursuant to subparagraph (a) of this paragraph 5, the Corporation shall promptly cause to be given to each holder of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock and to each holder of Convertible Securities convertible into or exercisable or exchangeable for shares of either such series (unless provision for such notice is otherwise made pursuant to the terms of such Convertible Securities), a notice setting forth (A) a statement that all outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock shall be redeemed in exchange for shares of common stock of the Liberty Media Group Subsidiaries, (B) the Redemption Date,
(C) the Adjusted Liberty Media Group Outstanding Interest Fraction as of a recent date preceding the date of such notice, (D) the place or places where certificates for shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement), are to be surrendered for delivery of certificates for shares of common stock of the Liberty Media Group Subsidiaries, (E) the number of outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock and the number of shares of Series A Liberty Media Group Common Stock and

Series B Liberty Media Group Common Stock into or for which outstanding Convertible Securities are then convertible, exercisable or exchangeable and the conversion, exercise or exchange prices thereof (and stating which, if any, of such Convertible Securities constitute Pre-Distribution Convertible Securities or Convertible Securities which are convertible into or exercisable or exchangeable for Committed Acquisition Shares) and the number of Committed Acquisition Shares issuable, and (F) in the case of a notice to holders of Convertible Securities (other than Pre-Distribution Convertible Securities or Convertible Securities which are convertible into or exercisable or exchangeable for Committed Acquisition Shares), a statement to the effect that holders of such Convertible Securities shall be entitled to participate in such redemption only if such holders appropriately convert, exercise or exchange such Convertible Securities on or prior to the Redemption Date referred to in clause
(B) of this sentence and a statement as to what, if anything, such holders shall be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, paragraph 5(c) of this Section E if such holders convert, exercise or exchange such Convertible Securities following the Redemption Date. Such notice shall be sent by first-class mail, postage prepaid, not less than 35 Trading Days nor more than 45 Trading Days prior to the Redemption Date, at such holder's address as the same appears on the transfer books of the Corporation.

     (vii) Neither the failure to mail any notice required by this paragraph 5(d) to any particular holder of Series A Liberty Media Group Common Stock, Series B Liberty Media Group Common Stock or of Convertible Securities nor any defect therein shall affect the sufficiency thereof with respect to any other holder of outstanding shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock or of Convertible Securities, or the validity of any conversion or redemption.

     (viii) The Corporation shall not be required to issue or deliver fractional shares of any class of capital stock or any fractional securities to any holder of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock upon any conversion, redemption, dividend or other distribution pursuant to paragraph 2(d) of this Section E or pursuant to this paragraph 5. In connection with the determination of the number of shares of any class of capital stock that shall be issuable or the amount of securities that shall be deliverable to any holder of record upon any such conversion, redemption, dividend or other distribution (including any fractions of shares or securities), the Corporation may aggregate the number of shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock held at the relevant time by such holder of record. If the number of shares of any class of capital stock or the amount of securities remaining to be issued or delivered to any holder of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock is a fraction, the Corporation shall, if such fraction is not issued or delivered to such holder, pay a cash adjustment in respect of such fraction in an amount equal to the fair market value of such fraction on the fifth Trading Day prior to the date such payment is to be made (without interest). For purposes of the preceding sentence, "fair market value" of any fraction shall be (A) in the case of any fraction of a share of capital stock of the Corporation, the product of such fraction and the Market Value of one share of such capital stock and (B) in the case of any other fractional security, such value as is determined by the Board of Directors.

     (ix) No adjustments in respect of dividends shall be made upon the conversion or redemption of any shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock; provided, however, that if the Conversion Date or the Redemption Date with respect to the Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock shall be subsequent to the record date for the payment of a dividend or other distribution thereon or with respect thereto, the holders of shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on or with respect to such shares on the date set for payment of such dividend or other distribution, notwithstanding the conversion or redemption of such shares or the Corporation's default in payment of the dividend or distribution due on such date.

     (x) Before any holder of shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock shall be entitled to receive certificates representing shares of any kind of capital stock or cash and/or securities or other property to be received by such holder with respect to shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock pursuant to paragraph 2(d) of this Section E or pursuant to this paragraph 5, such holder shall surrender at such place as the Corporation shall specify certificates for such shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement).
The Corporation shall as soon as practicable after such surrender of certificates representing shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock deliver to the person for whose account shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock were so surrendered, or to the nominee or nominees of such person, certificates representing the number of whole shares of the kind of capital stock or cash and/or securities or other property to which such person shall be entitled as aforesaid, together with any payment for fractional securities contemplated by paragraph 5(d)(viii). If less than all of the shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock represented by any one certificate are to be redeemed, the Corporation shall issue and deliver a new certificate for the shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock not redeemed. The Corporation shall not be required to register a transfer of
(1) any shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock for a period of 15 Trading Days next preceding any selection of shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock to be redeemed or (2) any shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock selected or called for redemption. Shares selected for redemption may not thereafter be converted pursuant to paragraph 2(b) of this Section E.

     (xi) From and after any applicable Conversion Date or Redemption Date, all rights of a holder of shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock that were converted or redeemed shall cease except for the right, upon surrender of the certificates representing shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock, to receive certificates representing shares of the kind and amount of capital stock or cash and/or securities or other property for which such shares were converted or redeemed, together with any payment for fractional securities contemplated by paragraph 5(d)(viii) of this Section E and such holder shall have no other or further rights in respect of the shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock so converted or redeemed, including, but not limited to, any rights with respect to any cash, securities or other properties which are reserved or otherwise designated by the Corporation as being held for the satisfaction of the Corporation's obligations to pay or deliver any cash, securities or other property upon the conversion, exercise or exchange of any Convertible Securities outstanding as of the date of such conversion or redemption or any Committed Acquisition Shares which may then be issuable. No holder of a certificate that, immediately prior to the applicable Conversion Date or Redemption Date for the Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock, represented shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock shall be entitled to receive any dividend or other distribution with respect to shares of any kind of capital stock into or in exchange for which the Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock was converted or redeemed until surrender of such holder's certificate for a certificate or certificates representing shares of such kind of capital stock. Upon such surrender, there shall be paid to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable with respect to a record date after the Conversion Date or Redemption Date, as the case may be, but that were not paid by reason of the foregoing, with respect to the number of whole shares of the kind of capital stock represented by the certificate or certificates issued upon such surrender. From and after a Conversion Date or Redemption Date, as the case may be, for any shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock, the Corporation shall, however, be entitled to treat the certificates for shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock that have not yet been surrendered for conversion or redemption as evidencing the ownership of the number of whole shares of the kind or kinds of capital stock for which the shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock represented by such certificates shall have been converted or redeemed, notwithstanding the failure to surrender such certificates.

     (xii) The Corporation shall pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issue or delivery of any shares of capital stock and/or other securities on conversion or redemption of shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock pursuant to this Section E.

The Corporation shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issue and delivery of any shares of capital stock in a name other than that in which the shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock so converted or redeemed were registered and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established to the satisfaction of the Corporation that such tax has been paid.

6.   Redemption and Other Provisions Relating to the Series A TCI Ventures Group
     ---------------------------------------------------------------------------
Common Stock and Series B TCI Ventures Group Common Stock.
---------------------------------------------------------

     (a) REDEMPTION IN EXCHANGE FOR STOCK OF TCI VENTURES GROUP SUBSIDIARIES.
At any time at which all of the assets and liabilities attributed to the TCI Ventures Group have become and continue to be held directly or indirectly by any one or more Qualifying Subsidiaries (the "TCI Ventures Group Subsidiaries"), the Board of Directors may, subject to the availability of assets of the Corporation legally available therefor, redeem, on a pro rata basis, all of the outstanding shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock in exchange for an aggregate number of outstanding fully paid and nonassessable shares of common stock of each TCI Ventures Group Subsidiary equal to the product of the Adjusted TCI Ventures Group Outstanding Interest Fraction and the number of outstanding shares of common stock of such TCI Ventures Group Subsidiary held by the Corporation. Any such redemption shall occur on a Redemption Date set forth in a notice to holders of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock and Convertible Securities convertible into or exercisable or exchangeable for shares of either such series (unless provision for notice is otherwise made pursuant to the terms of such Convertible Securities) pursuant to paragraph 6(d)(vi). In effecting such a redemption, the Board of Directors may determine either to (i) redeem shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock in exchange for shares of separate classes or series of common stock of each TCI Ventures Group Subsidiary with relative voting rights and related differences in designation, conversion, redemption and share distribution provisions not greater than the corresponding differences in voting rights, designation, conversion, redemption and share distribution provisions between the Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock, with holders of shares of Series B TCI Ventures Group Common Stock receiving the class or series having the higher relative voting rights, or (ii) redeem shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock in exchange for shares of a single class of common stock of each TCI Ventures Group Subsidiary without distinction between the shares distributed to the holders of the Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock.

     (b) MANDATORY DIVIDEND, REDEMPTION OR CONVERSION IN CASE OF DISPOSITION OF TCI VENTURES GROUP ASSETS. In the event of the Disposition, in one transaction or a series of related transactions, by the Corporation and its subsidiaries of all or substantially all of the properties and assets of the TCI Ventures Group to one or more persons, entities or groups (other than (w) in connection with the Disposition by the Corporation of all of the Corporation's properties and assets in one transaction or a series of related transactions in connection with the liquidation, dissolution or winding up of the Corporation within the meaning of paragraph 7 of this Section E, (x) a dividend, other distribution or redemption in accordance with any provision of paragraph 3, paragraph 4, paragraph 6(a) or paragraph 7 of this Section E, (y) to any person, entity or group which the Corporation, directly or indirectly, after giving effect to the Disposition, controls or (z) in connection with a Related Business Transaction), the Corporation shall, on or prior to the 85th Trading Day following the consummation of such Disposition, either:

          (i) subject to paragraph 3(c) of this Section E, declare and pay a dividend in cash and/or in securities or other property (other than a dividend or distribution of Common Stock) to the holders of the outstanding shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock equally on a share for share basis (subject to the last sentence of this Section 6(b)), in an aggregate amount equal to the product of the TCI Ventures Group Outstanding Interest Fraction as of the record date for determining the holders entitled to receive such dividend and the TCI Ventures Group Net Proceeds of such Disposition; or

          (ii) provided that there are assets of the Corporation legally available therefor and the TCI Ventures Group Available Dividend Amount would have been sufficient to pay a dividend in lieu thereof pursuant to clause (i) of this paragraph 6(b), then:

               (A) if such Disposition involves all (not merely substantially all) of the properties and assets of the TCI Ventures Group, redeem all outstanding shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock in exchange for cash and/or securities or other property (other than Common Stock) in an aggregate amount equal to the product of the Adjusted TCI Ventures Group Outstanding Interest Fraction as of the date of such redemption and the TCI Ventures Group Net Proceeds, such aggregate amount to be allocated (subject to the last sentence of this paragraph 6(b)) to shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock in the ratio of the number of shares of each such series outstanding (so that the amount of consideration paid for the redemption of each share of Series A TCI Ventures Group Common Stock and each share of Series B TCI Ventures Group Common Stock is the same); or

               (B) if such Disposition involves substantially all (but not all) of the properties and assets of the TCI Ventures Group, apply an aggregate amount of cash and/or securities or other property (other than Common Stock) equal to the product of the TCI Ventures Group Outstanding Interest Fraction as of the date shares are selected for redemption and the TCI Ventures Group Net Proceeds to the redemption of outstanding shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock, such aggregate amount to be allocated (subject to the last sentence of this paragraph 6(b)) to shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock in the ratio of the number of shares of each such series outstanding, and the number of shares of each such series to be redeemed to equal the lesser of (x) the whole number nearest the number determined by dividing the aggregate amount so allocated to the redemption of such series by the average Market Value of one share of Series A TCI Ventures Group Common Stock during the ten-Trading Day period beginning on the 16th Trading Day following the consummation of such Disposition and (y) the number of shares of such series outstanding (so that the amount of consideration paid for the redemption of each share of Series A TCI Ventures Group Common Stock and each share of Series B TCI Ventures Group Common Stock is the same);

     such redemption to be effected in accordance with the applicable provisions of paragraph 6(d) of this Section E; or

          (iii) convert (A) each outstanding share of Series A TCI Ventures Group Common Stock into a number (or fraction) of fully paid and nonassessable shares of Series A TCI Group Common Stock and (B) each outstanding share of Series B TCI Ventures Group Common Stock into a number (or fraction) of fully paid and nonassessable shares of Series B TCI Group Common Stock, in each case equal to 110% of the average daily ratio (calculated to the nearest five decimal places) of the Market Value of one share of Series A TCI Ventures Group Common Stock to the Market Value of one share of Series A TCI Group Common Stock during the ten-Trading Day period referred to in clause (ii)(B) of this paragraph 6(b).

     For purposes of this paragraph 6(b):

          (x) as of any date, "substantially all of the properties and assets of the TCI Ventures Group" shall mean a portion of such properties and assets that represents at least 80% of the then-current market value (as determined by the Board of Directors) of the properties and assets of the TCI Ventures Group as of such date;

          (y) in the case of a Disposition of properties and assets in a series of related transactions, such Disposition shall not be deemed to have been consummated until the consummation of the last of such transactions; and

          (z) the Corporation may pay the dividend or redemption price referred to in clause (i) or (ii) of this subparagraph 6(b) either in the same form as the proceeds of the Disposition were received or in any other combination of cash or securities or other property (other than Common Stock) that the Board of Directors determines will have an aggregate market value on a fully distributed basis, of not less than the amount of the TCI Ventures Group Net Proceeds. If the dividend or redemption price is paid in the form of securities of an issuer other than the Corporation, the Board of Directors may determine either to (1) pay the dividend or redemption price in the form of separate classes or series of securities, with one class or series of such securities to holders of Series A TCI Ventures Group Common Stock and another class or series of securities to holders of Series B TCI Ventures Group Common Stock, provided that such securities (and, if such securities are convertible into or exercisable or exchangeable for shares of another class or series of securities, the securities so issuable upon such conversion, exercise or exchange) do not differ in any respect other than their relative voting rights and related differences in designation, conversion, redemption and share distribution provisions, with holders of shares of Series B TCI Ventures Group Common Stock receiving the class or series having the higher relative voting rights (without regard to whether such rights differ to a greater or lesser extent than the corresponding differences in voting rights, designation, conversion, redemption and share distribution provisions between the Series A TCI Ventures Group Common Stock and the Series B TCI Ventures Group Common Stock), provided that if such securities constitute capital stock of a Subsidiary of the Corporation, such rights shall not differ to a greater extent than the corresponding differences in voting rights, designation, conversion, redemption and share distribution provisions between the Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock, and otherwise such securities shall be distributed on an equal per share basis, or (2) pay the dividend or redemption price in the form of a single class of securities without distinction between the shares received by the holders of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock.

     (c) CERTAIN PROVISIONS RESPECTING CONVERTIBLE SECURITIES.   Unless the
provisions of any class or series of Pre-Exchange Offer Securities provide specifically to the contrary, after any Conversion Date or Redemption Date on which all outstanding shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock were converted or redeemed, any share of Series A TCI Ventures Group Common Stock that is issued on conversion, exercise or exchange of any Pre-Exchange Offer Securities shall, immediately upon issuance pursuant to such conversion, exercise or exchange and without any notice or any other action on the part of the Corporation or its Board of Directors or the holder of such share of Series A TCI Ventures Group Common Stock, be converted into (in case all such outstanding shares were converted) or redeemed in exchange for (in case all such outstanding shares were redeemed) the kind and amount of shares of capital stock, cash and/or other securities or property that a holder of such Pre-Exchange Offer Securities would have been entitled to receive pursuant to the terms of such securities had such terms provided that the conversion, exercise or exchange privilege in effect immediately prior to any such conversion or redemption of all outstanding shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock would be adjusted so that the holder of any such Pre-Exchange Offer Securities thereafter surrendered for conversion, exercise or exchange would be entitled to receive the kind and amount of shares of capital stock, cash and/or other securities or property such holder would have received as a result of such action had such securities been exchanged immediately prior thereto. Unless the provisions of any class or series of Convertible Securities (other than Pre-Exchange Offer Securities) which are or become convertible into or exercisable or exchangeable for shares of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock provide specifically to the contrary, after any Conversion Date or Redemption Date on which all outstanding shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock were converted or redeemed, any share of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock that is issued on conversion, exercise or exchange of any such Convertible Securities will, immediately upon issuance pursuant to such conversion, exercise or exchange and without any notice or any other action on the part of the Corporation or its Board of Directors or the holder of such share of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock, be redeemed in exchange for, to the extent assets of the Corporation are legally available therefor, the amount of $.01 per share in cash.

     (d)  GENERAL.

     (i) Not later than the 10th Trading Day following the consummation of a Disposition referred to in subparagraph 6(b) of this Section E, the Corporation shall announce publicly by press release (A) the TCI Ventures Group Net Proceeds of such Disposition, (B) the number of outstanding shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock, (C) the number of shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock into or for which Convertible Securities are then convertible, exercisable or exchangeable and the conversion, exercise or exchange prices thereof (and stating which, if any, of such Convertible Securities constitute Pre-Exchange Offer Securities), (D) the TCI Ventures Group Outstanding Interest Fraction as of a recent date preceding the date of such notice, and (E) the Adjusted TCI Ventures Group Outstanding Interest Fraction as of a recent date preceding the date of such notice. Not earlier than the 26th Trading Day and not later than the 30th Trading Day following the consummation of such Disposition, the Corporation shall announce publicly by press release which of the actions specified in clauses (i), (ii) or (iii) of paragraph 6(b) of this Section E it has irrevocably determined to take.

     (ii) If the Corporation determines to pay a dividend pursuant to clause (i) of subparagraph 6(b) of this Section E, the Corporation shall, not later than the 30th Trading Day following the consummation of such Disposition, cause to be given to each holder of outstanding shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group

Common Stock, and to each holder of Convertible Securities convertible into or exercisable or exchangeable for shares of either such series (unless provision for notice is otherwise made pursuant to the terms of such Convertible Securities), a notice setting forth (A) the record date for determining holders entitled to receive such dividend, which shall be not earlier than the 40th Trading Day and not later than the 50th Trading Day following the consummation of such Disposition, (B) the anticipated payment date of such dividend (which shall not be more than 85 Trading Days following the consummation of such Disposition), (C) the kind of shares of capital stock, cash and/or other securities or property to be distributed in respect of shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock, (D) the TCI Ventures Group Net Proceeds of such Disposition, (E) the TCI Ventures Group Outstanding Interest Fraction as of a recent date preceding the date of such notice, (F) the number of outstanding shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock and the number of shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock into or for which outstanding Convertible Securities are then convertible, exercisable or exchangeable and the conversion, exercise or exchange prices thereof and (G) in the case of a notice to holders of Convertible Securities, a statement to the effect that holders of such Convertible Securities shall be entitled to receive such dividend only if they appropriately convert, exercise or exchange such Convertible Securities prior to the record date referred to in clause (A) of this sentence. Such notice shall be sent by first-class mail, postage prepaid, at such holder's address as the same appears on the transfer books of the Corporation.

     (iii) If the Corporation determines to undertake a redemption of shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock following a Disposition of all (not merely substantially all) of the properties and assets of the TCI Ventures Group pursuant to clause (ii) (A) of paragraph 6(b) of this Section E, the Corporation shall cause to be given to each holder of outstanding shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock and to each holder of Convertible Securities convertible into or exercisable or exchangeable for shares of either such series (unless provision for notice is otherwise made pursuant to the terms of such Convertible Securities), a notice setting forth (A) a statement that all shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock outstanding on the Redemption Date shall be redeemed, (B) the Redemption Date (which shall not be more than 85 Trading Days following the consummation of such Disposition), (C) the kind of shares of capital stock, cash and/or other securities or property to be paid as a redemption price in respect of shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock outstanding on the Redemption Date, (D) the TCI Ventures Group Net Proceeds of such Disposition, (E) the Adjusted TCI Ventures Group Outstanding Interest Fraction as of a recent date preceding the date of such notice, (F) the place or places where certificates for shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock, properly endorsed or assigned for transfer (unless the Corporation waives such requirement), are to be surrendered for delivery of certificates for shares of such capital stock, cash and/or other securities or property,

(G) the number of outstanding shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock and the number of shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock into or for which outstanding Convertible Securities are then convertible, exercisable or exchangeable and the conversion, exercise or exchange prices thereof (and stating which, if any, of such Convertible Securities constitute Pre-Exchange Offer Securities), and (H) in the case of a notice to holders of Convertible Securities (other than Pre-Exchange Offer Securities), a statement to the effect that holders of such Convertible Securities shall be entitled to participate in such redemption only if such holders appropriately convert, exercise or exchange such Convertible Securities on or prior to the Redemption Date referred to in clause (B) of this sentence and a statement as to what, if anything, such holders shall be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, paragraph 6(c) of this Section E if such holders convert, exercise or exchange such Convertible Securities following such Redemption Date. Such notice shall be sent by first-class mail, postage prepaid, not less than 35 Trading Days nor more than 45 Trading Days prior to the Redemption Date, at such holder's address as the same appears on the transfer books of the Corporation.

     (iv) If the Corporation determines to undertake a redemption of shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock following a Disposition of substantially all (but not all) of the properties and assets of the TCI Ventures Group pursuant to clause (ii)(B) of paragraph 6(b) of this Section E, the Corporation shall, not later than the 30th Trading Day following the consummation of such Disposition, cause to be given to each holder of record of outstanding shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock, and to each holder of Convertible Securities convertible into or exercisable or exchangeable for shares of either such series (unless provision for notice is otherwise made pursuant to the terms of such Convertible Securities), a notice setting forth
(A) a date not earlier than the 40th Trading Day and not later than the 50th Trading Day following the consummation of such Disposition which shall be the date on which shares of the Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock then outstanding shall be selected for redemption, (B) the anticipated Redemption Date (which shall not be more than 85 Trading Days following the consummation of such Disposition), (C) the kind of shares of capital stock, cash and/or other securities or property to be paid as a redemption price in respect of shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock selected for redemption, (D) the TCI Ventures Group Net Proceeds of such Disposition, (E) the TCI Ventures Group Outstanding Interest Fraction as of a recent date preceding the date of such notice, (F) the number of outstanding shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock and the number of shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock into or for which outstanding Convertible Securities are then convertible, exercisable or exchangeable and the conversion or exercise prices thereof, (G) in the case of a notice to holders of Convertible Securities, a statement to the effect that holders of such Convertible Securities shall be entitled to participate in such selection for redemption only if such holders appropriately convert, exercise or exchange such Convertible Securities on or prior to the date referred to in clause (A) of this sentence and a statement as to what, if anything, such holders shall be entitled to receive pursuant to the terms of such Convertible Securities if such holders convert, exercise or exchange such Convertible Securities following such date and (H) a statement that the Corporation will not be required to register a transfer of any shares of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock for a period of 15 Trading Days next preceding the date referred to in clause
(A) of this sentence. Promptly following the date referred to in clause (A) of the preceding sentence, but not earlier than the 40th Trading Day and not later than the 50th Trading Day following the consummation of such Disposition, the Corporation shall cause to be given to each holder of shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock to be so redeemed, a notice setting forth (A) the number of shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock held by such holder to be redeemed, (B) a statement that such shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock shall be redeemed, (C) the Redemption Date (which shall not be more than 85 Trading Days following the consummation of such Disposition), (D) the kind and per share amount of shares of capital stock, cash and/or other securities or property to be received by such holder with respect to each share of such Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock to be redeemed, including details as to the calculation thereof, and (E) the place or places where certificates for shares of such Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock, properly endorsed or assigned for transfer (unless the Corporation waives such requirement), are to be surrendered for delivery of certificates for shares of such capital stock, cash and/or other securities or property. The notices referred to in this clause (iv) shall be sent by first-class mail, postage prepaid, at such holder's address as the same appears on the transfer books of the Corporation. The outstanding shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock to be redeemed shall be redeemed by the Corporation pro rata among the holders of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock or by such other method as may be determined by the Board of Directors to be equitable.

     (v) In the event of any conversion pursuant to paragraph 2(e) of this Section E or pursuant to this paragraph 6 (other than pursuant to paragraph 6(c)), the Corporation shall cause to be given to each holder of outstanding shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock and to each holder of Convertible Securities convertible into or exercisable or exchangeable for shares of either such series (unless provision for such notice is otherwise made pursuant to the terms of such Convertible Securities), a notice setting forth (A) a statement that all outstanding shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock shall be converted, (B) the Conversion Date (which shall not be more than 85 Trading Days following the consummation of such Disposition in the event of a conversion pursuant to paragraph 6(b) and which shall not be more than 120 days after the Appraisal Date in the event of a conversion pursuant to paragraph

2(e)), (C) the per share number of shares of Series A TCI Group Common Stock or Series B TCI Group Common Stock, as applicable, to be received with respect to each share of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock, including details as to the calculation thereof, (D) the place or places where certificates for shares of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement), are to be surrendered, (E) the number of outstanding shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock and the number of shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock into or for which outstanding Convertible Securities are then convertible, exercisable or exchangeable and the conversion, exercise or exchange prices thereof and (F) in the case of a notice to holders of Convertible Securities, a statement to the effect that holders of such Convertible Securities shall be entitled to participate in such conversion only if such holders appropriately convert, exercise or exchange such Convertible Securities on or prior to the Conversion Date referred to in clause (B) of this sentence and a statement as to what, if anything, such holders shall be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, paragraph 6(c) of this Section E if such holders convert, exercise or exchange such Convertible Securities following such Conversion Date. Such notice shall be sent by first-class mail, postage prepaid, not less than 35 Trading Days nor more than 45 Trading Days prior to the Conversion Date, at such holder's address as the same appears on the transfer books of the Corporation.

     (vi) If the Corporation determines to redeem shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock pursuant to subparagraph (a) of this paragraph 6, the Corporation shall promptly cause to be given to each holder of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock and to each holder of Convertible Securities convertible into or exercisable or exchangeable for shares of either such series (unless provision for such notice is otherwise made pursuant to the terms of such Convertible Securities), a notice setting forth (A) a statement that all outstanding shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock shall be redeemed in exchange for shares of common stock of the TCI Ventures Group Subsidiaries, (B) the Redemption Date, (C) the Adjusted TCI Ventures Group Outstanding Interest Fraction as of a recent date preceding the date of such notice, (D) the place or places where certificates for shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement), are to be surrendered for delivery of certificates for shares of common stock of the TCI Ventures Group Subsidiaries, (E) the number of outstanding shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock and the number of shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock into or for which outstanding Convertible Securities are then convertible, exercisable or exchangeable and the conversion, exercise or exchange prices thereof (and stating which, if any, of such Convertible Securities constitute Pre-

Exchange Offer Securities), and (F) in the case of a notice to holders of Convertible Securities (other than Pre-Exchange Offer Securities), a statement to the effect that holders of such Convertible Securities shall be entitled to participate in such redemption only if such holders appropriately convert, exercise or exchange such Convertible Securities on or prior to the Redemption Date referred to in clause (B) of this sentence and a statement as to what, if anything, such holders shall be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, paragraph 6(c) of this Section E if such holders convert, exercise or exchange such Convertible Securities following the Redemption Date. Such notice shall be sent by first-class mail, postage prepaid, not less than 35 Trading Days nor more than 45 Trading Days prior to the Redemption Date, at such holder's address as the same appears on the transfer books of the Corporation.

     (vii) Neither the failure to mail any notice required by this paragraph 6(d) to any particular holder of Series A TCI Ventures Group Common Stock, Series B TCI Ventures Group Common Stock or of Convertible Securities nor any defect therein shall affect the sufficiency thereof with respect to any other holder of outstanding shares of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock or of Convertible Securities, or the validity of any conversion or redemption.

     (viii) The Corporation shall not be required to issue or deliver fractional shares of any class of capital stock or any fractional securities to any holder of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock upon any conversion, redemption, dividend or other distribution pursuant to paragraph 2(e) of this Section E or pursuant to this paragraph 6. In connection with the determination of the number of shares of any class of capital stock that shall be issuable or the amount of securities that shall be deliverable to any holder of record upon any such conversion, redemption, dividend or other distribution (including any fractions of shares or securities), the Corporation may aggregate the number of shares of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock held at the relevant time by such holder of record. If the number of shares of any class of capital stock or the amount of securities remaining to be issued or delivered to any holder of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock is a fraction, the Corporation shall, if such fraction is not issued or delivered to such holder, pay a cash adjustment in respect of such fraction in an amount equal to the fair market value of such fraction on the fifth Trading Day prior to the date such payment is to be made (without interest). For purposes of the preceding sentence, "fair market value" of any fraction shall be (A) in the case of any fraction of a share of capital stock of the Corporation, the product of such fraction and the Market Value of one share of such capital stock and (B) in the case of any other fractional security, such value as is determined by the Board of Directors.

     (ix) No adjustments in respect of dividends shall be made upon the conversion or redemption of any shares of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock; provided, however, that if the Conversion Date or the

Redemption Date with respect to the Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock shall be subsequent to the record date for the payment of a dividend or other distribution thereon or with respect thereto, the holders of shares of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on or with respect to such shares on the date set for payment of such dividend or other distribution, notwithstanding the conversion or redemption of such shares or the Corporation's default in payment of the dividend or distribution due on such date.

     (x) Before any holder of shares of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock shall be entitled to receive certificates representing shares of any kind of capital stock or cash and/or securities or other property to be received by such holder with respect to shares of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock pursuant to paragraph 2(e) of this Section E or pursuant to this paragraph 6, such holder shall surrender at such place as the Corporation shall specify certificates for such shares of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement). The Corporation shall as soon as practicable after such surrender of certificates representing shares of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock deliver to the person for whose account shares of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock were so surrendered, or to the nominee or nominees of such person, certificates representing the number of whole shares of the kind of capital stock or cash and/or securities or other property to which such person shall be entitled as aforesaid, together with any payment for fractional securities contemplated by paragraph 6(d)(viii). If less than all of the shares of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock represented by any one certificate are to be redeemed, the Corporation shall issue and deliver a new certificate for the shares of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock not redeemed.
The Corporation shall not be required to register a transfer of (1) any shares of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock for a period of 15 Trading Days next preceding any selection of shares of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock to be redeemed or (2) any shares of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock selected or called for redemption. Shares selected for redemption may not thereafter be converted pursuant to paragraph 2(c) of this Section E.

     (xi) From and after any applicable Conversion Date or Redemption Date, all rights of a holder of shares of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock that were converted or redeemed shall cease except for the right, upon surrender of the certificates representing shares of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock, to receive certificates representing shares of the kind and amount of capital stock or cash and/or securities or other property for which such shares were converted or redeemed, together with any payment for fractional securities contemplated by paragraph 6(d)(viii) of this Section E and such holder shall have no other or further rights in respect of the shares of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock so converted or redeemed, including, but not limited to, any rights with respect to any cash, securities or other properties which are reserved or otherwise designated by the Corporation as being held for the satisfaction of the Corporation's obligations to pay or deliver any cash, securities or other property upon the conversion, exercise or exchange of any Convertible Securities outstanding as of the date of such conversion or redemption. No holder of a certificate that, immediately prior to the applicable Conversion Date or Redemption Date for the Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock, represented shares of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock shall be entitled to receive any dividend or other distribution with respect to shares of any kind of capital stock into or in exchange for which the Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock was converted or redeemed until surrender of such holder's certificate for a certificate or certificates representing shares of such kind of capital stock. Upon such surrender, there shall be paid to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable with respect to a record date after the Conversion Date or Redemption Date, as the case may be, but that were not paid by reason of the foregoing, with respect to the number of whole shares of the kind of capital stock represented by the certificate or certificates issued upon such surrender. From and after a Conversion Date or Redemption Date, as the case may be, for any shares of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock, the Corporation shall, however, be entitled to treat the certificates for shares of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock that have not yet been surrendered for conversion or redemption as evidencing the ownership of the number of whole shares of the kind or kinds of capital stock for which the shares of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock represented by such certificates shall have been converted or redeemed, notwithstanding the failure to surrender such certificates.

     (xii) The Corporation shall pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issue or delivery of any shares of capital stock and/or other securities on conversion or redemption of shares of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock pursuant to this Section E. The Corporation shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issue and delivery of any shares of capital stock in a name other than that in which the shares of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock so converted or redeemed were registered and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established to the satisfaction of the Corporation that such tax has been paid.

7.   Liquidation.
     -----------

     In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the prior payment in full of the preferential amounts to which any class or series of Preferred Stock is entitled, (a) the holders of the shares of Series A TCI Group Common Stock and the holders of the shares of Series B TCI Group Common Stock shall share equally, on a share for share basis, in a percentage of the funds of the Corporation remaining for distribution to its common stockholders equal to 100% multiplied by the average daily ratio (expressed as a decimal) of W/Z for the 20-Trading Day period ending on the Trading Day prior to the date of the public announcement of such liquidation, dissolution or winding up, (b) the holders of the shares of Series A Liberty Media Group Common Stock and the holders of the shares of Series B Liberty Media Group Common Stock shall share equally, on a share for share basis, in a percentage of the funds of the Corporation remaining for distribution to its common stockholders equal to 100% multiplied by the average daily ratio (expressed as a decimal) of X/Z for such 20-Trading Day period, and (c) the holders of the shares of Series A TCI Ventures Group Common Stock and the holders of the Series B TCI Ventures Group Common Stock shall share equally, on a share for share basis, in a percentage of the funds of the Corporation remaining for distribution to its common stockholders equal to 100% multiplied by the average daily ratio (expressed as a decimal) of Y/Z for such 20-Trading Day period, where W is the aggregate Market Capitalization of the Series A TCI Group Common Stock and the Series B TCI Group Common Stock, X is the aggregate Market Capitalization of the Series A Liberty Media Group Common Stock and the Series B Liberty Media Group Common Stock, Y is the aggregate Market Capitalization of the Series A TCI Ventures Group Common Stock and the Series B TCI Ventures Group Common Stock, and Z is the aggregate Market Capitalization of the Series A TCI Group Common Stock, the Series B TCI Group Common Stock, the Series A Liberty Media Group Common Stock, the Series B Liberty Media Group Common Stock, the Series A TCI Ventures Group Common Stock and the Series B TCI Ventures Group Common Stock. Neither the consolidation or merger of the Corporation with or into any other corporation or corporations nor the sale, transfer or lease of all or substantially all of the assets of the Corporation shall itself be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this paragraph 7.

8.   Determinations by the Board of Directors.
     ----------------------------------------

     Any determinations made by the Board of Directors under any provision in this Section E shall be final and binding on all stockholders of the Corporation, except as may otherwise be required by law. The Corporation shall prepare a statement of any such determination by the Board of Directors respecting the fair market value of any properties, assets or securities and shall file such statement with the Secretary of the Corporation.

9.   Certain Definitions.
     -------------------

     Unless the context otherwise requires, the terms defined in this paragraph 9 shall have, for all purposes of this Section E, the meanings herein specified:

     "Adjusted Liberty Media Group Outstanding Interest Fraction," as of any date, shall mean a fraction the numerator of which is the aggregate number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock outstanding on such date and the denominator of which is the sum of (a) such aggregate number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock outstanding on such date, (b) the Number of Shares Issuable with Respect to the Liberty Media Group Inter-Group Interest as of such date, (c) the aggregate number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock issuable, determined as of such date, upon conversion, exercise or exchange of Pre-Distribution Convertible Securities and (d) the number of Committed Acquisition Shares issuable, determined as of such date.

     "Adjusted TCI Ventures Group Outstanding Interest Fraction", as of any date, shall mean a fraction the numerator of which is the aggregate number of shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock outstanding on such date and the denominator of which is the sum of (a) such aggregate number of shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock outstanding on such date, (b) the Number of Shares Issuable with Respect to the TCI Ventures Group Inter-Group Interest as of such date, and (c) the aggregate number of shares of Series A TCI Ventures Group Common Stock issuable, determined as of such date, upon conversion, exercise or exchange of Pre-Exchange Offer Securities.

     "Appraisal Date" with respect to any determination of the Liberty Media Group Private Market Value or the TCI Ventures Group Private Market Value, shall mean the last day of the calendar month preceding the month in which the Selection Date occurs.

     "Appraiser" means each of the First Appraiser, the Second Appraiser and the Mutually Designated Appraiser.

     "Committed Acquisition Shares" shall mean (a) the shares of Series A Liberty Media Group Common Stock that the Corporation had, prior to the record date for the Liberty Media Group Distribution, agreed to issue, but as of such record date had not issued, and (b) the shares of Series A Liberty Media Group Common Stock that are issuable upon conversion, exercise or exchange of Convertible Securities that the Corporation had, prior to the record date for the Liberty Media Group Distribution, agreed to issue, but as of such record date has not issued, in each case including obligations of the Corporation to issue shares of the Corporation's Class A Common Stock, par value $1.00 per share, which as a result of the Liberty Media Group

Distribution, constitute obligations to issue, among other securities, Series A Liberty Media Group Common Stock or Convertible Securities which are convertible into or exercisable or exchangeable for Series A Liberty Media Group Common Stock; provided, however, that Committed Acquisition Shares shall not include any shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock issuable upon conversion, exercise or exchange of Pre-Distribution Convertible Securities. The type and amount of Committed Acquisition Shares issuable shall be appropriately adjusted to reflect subdivisions and combinations of the Series A Liberty Media Group Common Stock and dividends or distributions of shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock to holders of Series A Liberty Media Group Common Stock and other reclassifications of the Series A Liberty Media Group Common Stock, in each case occurring (or the record date for which occurs) after the Liberty Media Group Distribution.

     "Conversion Date" shall mean any date fixed by the Board of Directors for a conversion of shares of (i) Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, or (ii) Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock, as the case may be, as set forth in a notice to holders of the applicable series of Common Stock pursuant to paragraph 5(d) or 6(d), as applicable, of this Section E.

     "Convertible Securities" shall mean any securities of the Corporation (other than any series of Common Stock) or any Subsidiary thereof that are convertible into, exchangeable for or evidence the right to purchase any shares of any series of Common Stock, whether upon conversion, exercise, exchange, pursuant to antidilution provisions of such securities or otherwise.

     "Corporation Earnings (Loss) Attributable to the Liberty Media Group" for any period, shall mean the net earnings or loss of the Liberty Media Group for such period determined on a basis consistent with the determination of the net earnings or loss of the Liberty Media Group for such period as presented in the combined financial statements of the Liberty Media Group for such period, including income and expenses of the Corporation attributed to the operations of the Liberty Media Group on a substantially consistent basis, including without limitation, corporate administrative costs, net interest and income taxes.

     "Corporation Earnings (Loss) Attributable to the TCI Group" for any period, shall mean the net earnings or loss of the TCI Group for such period determined on a basis consistent with the determination of the net earnings or loss of the TCI Group for such period as presented in the combined financial statements of the TCI Group for such period, including income and expenses of the Corporation attributed to the operations of the TCI Group on a substantially consistent basis, including without limitation, corporate administrative costs, net interest and income taxes.

     "Corporation Earnings (Loss) Attributable to the TCI Ventures Group" for any period, shall mean the net earnings or loss of the TCI Ventures Group for such period determined on a basis consistent with the determination of the net earnings or loss of the TCI Ventures Group for such period as presented in the combined financial statements of the TCI Ventures Group for such period, including income and expenses of the Corporation attributed to the operations of the TCI Ventures Group on a substantially consistent basis, including without limitation, corporate administrative costs, net interest and income taxes.

     "Disposition" shall mean the sale, transfer, assignment or other disposition (whether by merger, consolidation, sale or contribution of assets or stock or otherwise) of properties or assets.

     "Exchange Offers" means those certain offers made by the Corporation to exchange shares of Series A TCI Ventures Group Common Stock for shares of Series A TCI Group Common Stock, and to exchange shares of Series B TCI Ventures Group Common Stock for shares of Series B TCI Group Common Stock, on the terms and subject to the conditions set forth in the Offering Circular, dated August 7, 1997, and the related Letter of Transmittal.

     "First Appraiser" means, with respect to any determination of the Liberty Media Group Private Market Value or the TCI Ventures Group Private Market Value, an investment banking firm of recognized national standing selected by the Corporation to make such determination.

     "Higher Appraised Amount," with respect to any determination of the Liberty Media Group Private Market Value or the TCI Ventures Group Private Market Value, shall mean the higher of the respective final views of the First Appraiser and the Second Appraiser as to such private market value.

     "Independent Committee" means a committee of the Board of Directors of the Corporation formed in order to select the Second Appraiser, all of whose members are "independent directors" as determined under Nasdaq National Market rules.

     "Initial Ventures Options" means those certain options to purchase shares of Series A TCI Ventures Group Common Stock that are issued effective upon the consummation of the Exchange Offers, in connection with the adjustment of the Adjustable Options. For purposes of this definition, the term "Adjustable Options" means those options to purchase shares of Series A TCI Group Common Stock that are outstanding immediately prior to the consummation of the Exchange Offers under any Existing Stock Plan (as defined below), which options the Board of Directors and, if applicable, the committee of the Board of Directors charged with the administration of such Existing Stock Plan, determined to adjust for the effects of the Exchange Offers by the issuance, in substitution for and in cancellation of each such Adjustable Option effective upon the consummation of the Exchange Offers, of an Initial Ventures Option to purchase a number of shares of Series A TCI Ventures Group Common Stock initially equal to 30% (rounded up to the next whole number) of the number of shares of Series A TCI Group Common Stock that would have been issuable upon exercise of such Adjustable Option immediately prior to the consummation of the Exchange Offers, and an option to purchase a number of shares of Series A TCI Group Common Stock equal to 70% (rounded down to the next whole number) of the number of shares of Series A TCI Group Common Stock that would have been issuable upon exercise of such Adjustable Option immediately prior to the consummation of the Exchange Offers, together with such other securities as were then issuable upon exercise of such Adjustable Option (and in each case, having such other terms consistent with the terms of the Adjustable Option for which they are exchanged as the Board of Directors or the committee, as applicable, determines). The term "Existing Stock Plans" means each of the following: the Tele-Communications, Inc. 1994 Stock Incentive Plan, the Tele-Communications, Inc. 1995 Employee Stock Incentive Plan and the Tele-Communications, Inc. 1996 Incentive Plan.

     "Liberty Media Group" shall mean, as of any date that any shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock have been issued and continue to be outstanding:

           (a) the interest of the Corporation or of any of its subsidiaries in Liberty Media Corporation or any of its subsidiaries (including any successor thereto by merger, consolidation or sale of all or substantially all of its assets, whether or not in connection with a Related Business Transaction) and their respective properties and assets,

           (b) all assets and liabilities of the Corporation or any of its subsidiaries to the extent attributed to any of the properties or assets referred to in clause (a) of this sentence, whether or not such assets or liabilities are assets and liabilities of Liberty Media Corporation or any of its subsidiaries (or a successor as described in clause (a) of this sentence),

           (c) all assets and properties contributed or otherwise transferred to the Liberty Media Group from the TCI Group, and

           (d) the interest of the Corporation or any of its subsidiaries in the businesses, assets and liabilities acquired by the Corporation or any of its subsidiaries for the Liberty Media Group, as determined by the Board of Directors;

provided that (i) from and after any dividend or other distribution with respect to any shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock (other than a dividend or other distribution payable in shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock, with respect to which adjustment shall be made as provided in clause (a) of the definition of "Number of Shares Issuable with Respect to the Liberty Media Group Inter-Group Interest," or in other securities of the Corporation attributed to the Liberty Media Group for which provision shall be made as set forth in the penultimate sentence of this definition), the Liberty Media Group shall no longer include an amount of assets or properties equal to the aggregate amount of such kind of assets or properties so paid in respect of shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock multiplied by a fraction the numerator of which is equal to the Liberty Media Group Inter-Group Interest Fraction in effect immediately prior to the record date for such dividend or other distribution and the denominator of which is equal to the Liberty Media Group Outstanding Interest Fraction in effect immediately prior to the record date for such dividend or other distribution and (ii) from and after any transfer of assets or properties from the Liberty Media Group to the TCI Group, the Liberty Media Group shall no longer include the assets or properties so transferred. If the Corporation shall pay a dividend or make any other distribution with respect to shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock payable in securities of the Corporation attributed to the Liberty Media Group other than Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, the TCI Group shall be deemed to hold an amount of such other securities equal to the amount so distributed multiplied by the fraction specified in clause (i) of this definition (determined as of a time immediately prior to the record date for such dividend or other distribution), and to the extent interest or dividends are paid or other distributions are made on such other securities so distributed to the holders of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, the Liberty Media Group shall no longer include a corresponding ratable amount of the kind of assets paid as such interest or dividends or other distributions in respect of such securities so deemed to be held by the TCI Group. The Corporation may also, to the extent any such other securities constitute Convertible Securities which are at the time convertible, exercisable or exchangeable, cause such Convertible Securities deemed to be held by the TCI Group to be deemed to be converted, exercised or exchanged (and to the extent the terms of such Convertible Securities require payment or delivery of consideration in order to effect such conversion, exercise or exchange, the Liberty Media Group shall in such case include an amount of the kind of properties or assets required to be paid or delivered as such consideration for the amount of the Convertible Securities deemed converted, exercised or exchanged as if such Convertible Securities were outstanding), in which case such Convertible Securities shall no longer be deemed to be held by the TCI Group or attributed to the Liberty Media Group.

     "Liberty Media Group Available Dividend Amount," as of any date, shall mean the product of the Liberty Media Group Outstanding Interest Fraction and either:
(a) the excess of (i) an amount equal to the total assets of the Liberty Media Group less the total liabilities (not including preferred stock) of the Liberty Media Group as of such date over (ii) the aggregate par value of, or any greater amount determined to be capital in respect of, all outstanding shares of Series A Liberty Media Group Common Stock, Series B Liberty Media Group Common Stock and each class or series of Preferred Stock attributed to the Liberty Media Group or (b) in case there is no such excess, an amount equal to the Corporation Earnings (Loss) Attributable to the Liberty Media Group (if positive) for the fiscal year in which such date occurs and/or the preceding fiscal year.

     "Liberty Media Group Distribution" shall mean the share distribution of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock made to the holders of record of Series A TCI Group Common Stock and Series B TCI Group Common Stock as of the close of business on August 4, 1995.

     "Liberty Media Group Inter-Group Interest Fraction," as of any date, shall mean a fraction the numerator of which is the Number of Shares Issuable with Respect to the Liberty Media Group Inter-Group Interest as of such date and the denominator of which is the sum of (a) such Number of Shares Issuable with Respect to the Liberty Media Group Inter-Group Interest as of such date and (b) the aggregate number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock outstanding as of such date.

     "Liberty Media Group Net Proceeds" shall mean, as of any date, with respect to any Disposition of any of the properties and assets of the Liberty Media Group, an amount, if any, equal to the gross proceeds of such Disposition after any payment of, or reasonable provision for, (a) any taxes payable by the Corporation in respect of such Disposition or in respect of any resulting dividend or redemption pursuant to clause (i) or (ii), respectively, of paragraph 5(b) of this Section E (or which would have been payable but for the utilization of tax benefits attributable to the TCI Group or the TCI Ventures Group), (b) any transaction costs, including, without limitation, any legal, investment banking and accounting fees and expenses and (c) any liabilities and other obligations (contingent or otherwise) of, or attributed to, the Liberty Media Group, including, without limitation, any indemnity or guarantee obligations incurred in connection with the Disposition or any liabilities for future purchase price adjustments and any preferential amounts plus any accumulated and unpaid dividends and other obligations (without duplication of amounts allocated for the satisfaction of the Corporation's obligations with respect to Pre-Distribution Convertible Securities and Committed Acquisition Shares issuable which are included in the determination of the Adjusted Liberty Media Group Outstanding Interest Fraction) in respect of Preferred Stock attributed to the Liberty Media Group. For purposes of this definition, any properties and assets of the Liberty Media Group remaining after such Disposition shall constitute "reasonable provision" for such amount of taxes, costs and liabilities (contingent or otherwise) as can be supported by such properties and assets. To the extent the proceeds of any Disposition include any securities or other property other than cash, the Board of Directors shall determine the value of such securities or property, including for the purpose of determining the equivalent value thereof if the Board of Directors determines to pay a dividend or redemption price in cash or securities or other property as provided in clause (z) of paragraph 5(b) of this Section E.

     "Liberty Media Group Outstanding Interest Fraction," as of any date, shall mean a fraction the numerator of which is the aggregate number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock outstanding on such date and the denominator of which is the sum of
(a) such aggregate number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock outstanding on such date and (b) the Number of Shares Issuable with Respect to the Liberty Media Group Inter-Group Interest as of such date.

     "Liberty Media Group Private Market Value" shall mean an amount equal to the private market value of the Liberty Media Group as of the Appraisal Date. Each of the First Appraiser, the Second Appraiser and the Mutually Designated Appraiser, if any, shall be instructed to determine the private market value of the Liberty Media Group as of the Appraisal Date based upon the amount a willing purchaser would pay to a willing seller, in an arm's length transaction, if it were acquiring the Liberty Media Group, as if the Liberty Media Group were a publicly traded non-controlled corporation and the purchaser was acquiring all of the capital stock of such corporation, and without consideration of any potential regulatory constraints limiting the potential purchasers of the Liberty Media Group other than that which would have existed if the Liberty Media Group were a publicly traded non-controlled entity.

     "Lower Appraised Amount," with respect to any determination of the Liberty Media Group Private Market Value or the TCI Ventures Group Private Market Value, shall mean the lower of the respective final views of the First Appraiser and the Second Appraiser as to such private market value.

     "Market Capitalization" of any class or series of capital stock of the Corporation on any Trading Day shall mean the product of (i) the Market Value of one share of such class or series on such Trading Day and (ii) the number of shares of such class or series outstanding on such Trading Day.

     "Market Value" of any class or series of capital stock of the Corporation on any day shall mean the average of the high and low reported sales prices regular way of a share of such class or series on such day (if such day is a Trading Day, and if such day is not a Trading Day, on the Trading Day immediately preceding such day) or in case no such reported sale takes place on such Trading Day the average of the reported closing bid and asked prices regular way of a share of such class or series on such Trading Day, in either case on the Nasdaq National Market, or if the shares of such class or series are not quoted on such Nasdaq National Market on such Trading Day, the average of the closing bid and asked prices of a share of such class or series in the over-the-counter market on such Trading Day as furnished by any New York Stock Exchange member firm selected from time to time by the Corporation, or if such closing bid and asked prices are not made available by any such New York Stock Exchange member firm on such Trading Day, the market value of a share of such class or series as determined by the Board of Directors; provided that for purposes of determining the ratios set forth in paragraphs 2(d), 2(e), 5(b), 6(b) and 7 of this Section E, (a) the "Market Value" of any share of any series of Common Stock on any day prior to the "ex" date or any similar date for any dividend or distribution paid or to be paid with respect to such series of Common Stock shall be reduced by the fair market value of the per share amount of such dividend or distribution as determined by the Board of Directors and (b) the "Market Value" of any share of any series of Common Stock on any day prior to (i) the effective date of any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of outstanding shares of such series of Common Stock or (ii) the "ex" date or any similar date for any dividend or distribution with respect to any such series of Common Stock in shares of such series of Common Stock shall be appropriately adjusted to reflect such subdivision, combination, dividend or distribution.

     "Mutually Appraised Amount," with respect to any determination of the Liberty Media Group Private Market Value or the TCI Ventures Group Private Market Value, shall mean the determination by the Mutually Designated Appraiser of such private market value.

     "Mutually Designated Appraiser" shall mean, if required with respect to any determination of the Liberty Media Group Private Market Value or the TCI Ventures Group Private Market Value, the investment banking firm of recognized national standing jointly designated by the First Appraiser and the Second Appraiser to make such determination.

     "Number of Shares Issuable with Respect to the Liberty Media Group Inter-Group Interest" after the Liberty Media Group Distribution shall be zero and shall from time to time thereafter, as applicable, be

           (a) adjusted as appropriate to reflect subdivisions (by stock split or otherwise) and combinations (by reverse stock split or otherwise) of the Series A Liberty Media Group Common Stock and dividends or distributions of shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock to holders of Series A Liberty Media Group Common Stock and other reclassifications of Series A Liberty Media Group Common Stock,

           (b) decreased (but not to less than zero) by (i) the aggregate number of shares of Series A Liberty Media Group Common Stock issued or sold by the Corporation after the Liberty Media Group Distribution other than Committed Acquisition Shares, the proceeds of which are attributed to the TCI Group, (ii) the aggregate number of shares of Series A Liberty Media Group Common Stock issued or delivered upon conversion, exercise or exchange of Convertible Securities (other than Pre-Distribution Convertible Securities and Convertible Securities which are convertible into or exercisable or exchangeable for Committed Acquisition Shares), the proceeds of which are attributed to the TCI Group, (iii) the aggregate number of shares of Series A Liberty Media Group Common Stock issued or delivered by the Corporation as a dividend or distribution to holders of Series A TCI Group Common Stock and Series B TCI Group Common Stock, (iv) the aggregate number of shares of Series A Liberty Media Group Common Stock issued or delivered upon the conversion, exercise or exchange of any Convertible Securities (other than Pre-Distribution Convertible Securities and Convertible Securities which are convertible into or exercisable or exchangeable for Committed Acquisition Shares) issued or delivered by the Corporation after the Liberty Media Group Distribution as a dividend or distribution or by reclassification or exchange to holders of Series A TCI Group Common Stock and Series B TCI Group Common Stock and
     (v) the aggregate number of shares of Series A Liberty Media Group Common Stock (rounded, if necessary, to the nearest whole number), equal to the aggregate fair value (as determined by the Board of Directors) of assets or properties attributed to the Liberty Media Group that are transferred from the Liberty Media Group to the TCI Group in consideration of a reduction in the Number of Shares Issuable with Respect to the Liberty Media Group Inter-Group Interest, divided by the Market Value of one share of Series A Liberty Media Group Common Stock as of the date of such transfer, and

           (c) increased by (i) the aggregate number of any shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock which are retired or otherwise cease to be outstanding following their purchase with funds attributed to the TCI Group, (ii) a number (rounded, if necessary, to the nearest whole number), equal to the fair value (as determined by the Board of Directors) of assets or properties theretofore attributed to the TCI Group that are contributed to the Liberty Media Group in consideration of an increase in the Number of Shares Issuable with Respect to the Liberty Media Group Inter-Group Interest, divided by the Market Value of one share of Series A Liberty Media Group Common Stock as of the date of such contribution and (iii) the aggregate number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock into or for which Convertible Securities are deemed to be converted, exercised or exchanged pursuant to the last sentence of the definition of "TCI Group" in this paragraph 9. The Corporation shall not issue or sell shares of Series B Liberty Media Group Common Stock in respect of a reduction in the Number of Shares Issuable with Respect to the Liberty Media Group Inter-Group Interest.

     Whenever a change in the Number of Shares Issuable with Respect to the Liberty Media Group Inter-Group Interest occurs, the Corporation shall prepare and file a statement of such change with the Secretary of the Corporation.

     "Number of Shares Issuable with Respect to the TCI Ventures Group Inter-Group Interest" shall initially be 204,927,700 and, immediately following the consummation of the Exchange Offers and the attribution of the TCI Ventures Group Preferred Interest to the TCI Group, shall be zero and thereafter shall from time to time, as applicable, be

           (a) adjusted as appropriate to reflect subdivisions (by stock split or otherwise) and combinations (by reverse stock split or otherwise) of the Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock and dividends or distributions of shares of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock to holders of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock and other reclassifications of the Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock,

           (b) decreased (but not to less than zero) by (i) the aggregate number of shares of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock issued or sold by the Corporation after the consummation of the Exchange Offers the proceeds of which are attributed to the TCI Group, (ii) the aggregate number of shares of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock issued or delivered upon conversion, exercise or exchange of Convertible Securities (other than Pre-Exchange Offer Securities), the proceeds of which are attributed to the TCI Group, (iii) the aggregate number of shares of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock issued or delivered by the Corporation as a dividend or distribution to holders of Series A TCI Group Common Stock and Series B TCI Group Common Stock, (iv) the aggregate number of shares of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock issued or delivered upon the conversion, exercise or exchange of any Convertible Securities (other than Pre-Exchange Offer Securities) issued or delivered by the Corporation after the consummation of the Exchange Offers as a dividend or distribution or by reclassification or exchange to holders of Series A TCI Group Common Stock and Series B TCI Group Common Stock and (v) the aggregate number of shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock (rounded, if necessary, to the nearest whole number), equal to the aggregate fair value (as determined by the Board of Directors) of assets or properties attributed to the TCI Ventures Group that are transferred from the TCI Ventures Group to the TCI Group in consideration of a reduction in the Number of Shares Issuable with Respect to the TCI Ventures Group Inter-Group Interest, divided by the Market Value of one share of Series A TCI Ventures Group Common Stock as of the date of such transfer, and

           (c) increased by (i) the aggregate number of any shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock which are retired or otherwise cease to be outstanding following their purchase with funds attributed to the TCI Group, (ii) a number (rounded, if necessary, to the nearest whole number), equal to the fair value (as determined by the Board of Directors) of assets or properties theretofore attributed to the TCI Group that are contributed to the TCI Ventures Group in consideration of an increase in the Number of Shares Issuable with Respect to the TCI Ventures Group Inter-Group Interest, divided by the Market Value of one share of Series A TCI Ventures Group Common Stock as of the date of such contribution and (iii) the aggregate number of shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock into or for which Convertible Securities are deemed to be converted, exercised or exchanged pursuant to the last sentence of the definition of "TCI Group" in this paragraph 9.

     Whenever a change in the Number of Shares Issuable with Respect to the TCI Ventures Group Inter-Group Interest occurs, the Corporation shall prepare and file a statement of such change with the Secretary of the Corporation.

     "Pre-Distribution Convertible Securities" shall mean Convertible Securities that were outstanding on the record date for the Liberty Media Group Distribution and were, prior to such date, convertible into or exercisable or exchangeable for shares of the Class A Common Stock, par value $1.00 per share, of the Corporation.

     "Pre-Exchange Offer Securities" shall mean the TCI-UA Notes and the Initial Ventures Options.

     "Qualifying Subsidiary" shall mean a Subsidiary of the Corporation in which
(i) the Corporation's ownership and voting interest is sufficient to satisfy the requirements of the Internal Revenue Service for (x), in the case of a Subsidiary that holds assets attributed to the Liberty Media Group, a distribution of the Corporation's interest in such Subsidiary to the holders of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock that is tax free to such holders or (y), in the case of a Subsidiary that holds assets attributed to the TCI Ventures Group, a distribution of the Corporation's interest in such Subsidiary to the holders of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock that is tax free to such holders or (ii) the Corporation owns, directly or indirectly, all of the issued and outstanding capital stock.

     "Redemption Date" shall mean any date fixed for a redemption or purchase of shares of (i) Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock or (ii) Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock, as the case may be, as set forth in a notice to holders of such series pursuant to this Certificate.

     "Related Business Transaction" shall mean any Disposition of all or substantially all of the properties and assets of the Liberty Media Group or the TCI Ventures Group, as the case may be, in which the Corporation receives as proceeds of such Disposition primarily equity securities (including, without limitation, capital stock, convertible securities, partnership or limited partnership interests and other types of equity securities, without regard to the voting power or contractual or other management or governance rights related to such equity securities) of the purchaser or acquiror of such assets and properties of the Liberty Media Group or the TCI Ventures

Group, as the case may be, any entity which succeeds (by merger, formation of a joint venture enterprise or otherwise) to such assets and properties of the Liberty Media Group or the TCI Ventures Group, as the case may be, or a third party issuer, which purchaser, acquiror or other issuer is engaged or proposes to engage primarily in one or more businesses similar or complementary to the businesses conducted by the Liberty Media Group or the TCI Ventures Group, as the case may be, prior to such Disposition, as determined in good faith by the Board of Directors.

     "Second Appraiser" means, with respect to any determination of the Liberty Media Group Private Market Value or the TCI Ventures Group Private Market Value, an investment banking firm of recognized national standing selected by the Independent Committee to make such determination.

     "Selection Date," with respect to any determination of the Liberty Media Group Private Market Value or the TCI Ventures Group Private Market Value, shall mean the date upon which the Second Appraiser for such determination is selected by the Independent Committee.

     "Subsidiary" shall mean, with respect to any person or entity, any corporation or partnership 50% or more of whose outstanding voting securities or partnership interests, as the case may be, are directly or indirectly owned by such person or entity.

     "TCI Group" shall mean, as of any date:

          (a) the interest of the Corporation or any of its subsidiaries in all of the businesses in which the Corporation or any of its subsidiaries (or any of their predecessors or successors) is or has been engaged, directly or indirectly, and the respective assets and liabilities of the Corporation or any of its subsidiaries, other than any businesses, assets or liabilities of the Liberty Media Group or the TCI Ventures Group;

          (b) a proportionate interest in the businesses, assets and liabilities of the Liberty Media Group equal to the Liberty Media Group Inter-Group Interest Fraction as of such date;

          (c) a proportionate interest in the businesses, assets and liabilities of the TCI Ventures Group equal to the TCI Ventures Group Inter-Group Interest Fraction as of such date;

          (d) from and after any dividend or other distribution with respect to shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock (other than a dividend or other distribution payable in shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock, with respect to which adjustment shall be made as provided in clause (a) of the definition of "Number of Shares Issuable with Respect to the Liberty Media Group Inter-Group Interest," or in other securities of the Corporation attributed to the Liberty Media Group, for which provision shall be made as set forth in the penultimate sentence of this definition), an amount of assets or properties theretofore included in the Liberty Media

     Group equal to the aggregate amount of such kind of assets or properties so paid in respect of such dividend or other distribution with respect to shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock multiplied by a fraction the numerator of which is equal to the Liberty Media Group Inter-Group Interest Fraction in effect immediately prior to the record date for such dividend or other distribution and the denominator of which is equal to the Liberty Media Group Outstanding Interest Fraction in effect immediately prior to the record date for such dividend or other distribution; and

          (e) from and after any dividend or other distribution with respect to shares of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock (other than a dividend or other distribution payable in shares of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock, with respect to which adjustment shall be made as provided in clause (a) of the definition of "Number of Shares Issuable with Respect to the TCI Ventures Group Inter-Group Interest," or in other securities of the Corporation attributed to the TCI Ventures Group, for which provision shall be made as set forth in the penultimate sentence of this definition), an amount of assets or properties theretofore included in the TCI Ventures Group equal to the aggregate amount of such kind of assets or properties so paid in respect of such dividend or other distribution with respect to shares of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock multiplied by a fraction the numerator of which is equal to the TCI Ventures Group Inter-Group Interest Fraction in effect immediately prior to the record date for such dividend or other distribution and the denominator of which is equal to the TCI Ventures Group Outstanding Interest Fraction in effect immediately prior to the record date for such dividend or other distribution;

          (f) any assets or properties transferred from the Liberty Media Group or the TCI Ventures Group to the TCI Group; and

          (g)    the TCI Ventures Group Preferred Interest;

provided that, from and after any contribution or transfer of any assets or properties from the TCI Group to the Liberty Media Group or the TCI Ventures Group, the TCI Group shall no longer include such assets or properties so contributed or transferred (other than pursuant to its interest in the businesses, assets and liabilities of the Liberty Media Group or the TCI Ventures Group pursuant to clauses (b) or (c), respectively, above). If (1) the Corporation shall pay a dividend or make any other distribution with respect to shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock payable in other securities of the Corporation attributed to the Liberty Media Group, the TCI Group shall be deemed to hold an amount of such other securities equal to the amount so distributed multiplied by the fraction specified in clause (d) of this definition (determined as of a time immediately prior to the record date for such dividend or other distribution), and to the extent interest or dividends are paid or other distributions are made on such other securities so distributed to holders of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, the TCI Group shall include a corresponding ratable amount of the kind of assets paid as such interest or dividends or other distributions in respect of such securities so deemed to be held by the TCI Group, or (2) the Corporation shall pay a dividend or make any other distribution with respect to shares of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock payable in other securities of the Corporation attributed to the TCI Ventures Group, the TCI Group shall be deemed to hold an amount of such other securities equal to the amount so distributed multiplied by the fraction specified in clause (e) of this definition (determined as of a time immediately prior to the record date for such dividend or other distribution), and to the extent interest or dividends are paid or other distributions are made on such other securities so distributed to holders of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock, the TCI Group shall include a corresponding ratable amount of the kind of assets paid as such interest or dividends or other distributions in respect of such securities so deemed to be held by the TCI Group. The Corporation may also, to the extent any such other securities constitute Convertible Securities which are at the time convertible, exercisable or exchangeable, cause such Convertible Securities deemed to be held by the TCI Group to be deemed to be converted, exercised or exchanged (and to the extent the terms of such Convertible Securities require payment or delivery of consideration in order to effect such conversion, exercise or exchange, the TCI Group shall in such case no longer include an amount of the kind of properties or assets required to be paid or delivered as such consideration for the amount of the Convertible Securities deemed converted, exercised or exchanged as if such Convertible Securities were outstanding), in which case such Convertible Securities shall no longer be deemed to be held by the TCI Group or attributed to the Liberty Media Group or the TCI Ventures Group.

     "TCI Group Available Dividend Amount," as of any date, shall mean either:
(a) the excess of (i) an amount equal to the total assets of the TCI Group less the total liabilities (not including preferred stock) of the TCI Group as of such date over (ii) the aggregate par value of, or any greater amount determined to be capital in respect of, all outstanding shares of Series A TCI Group Common Stock, Series B TCI Group Common Stock and each class or series of Preferred Stock attributed to the TCI Group or (b) in case there is no such excess, an amount equal to the Corporation Earnings (Loss) Attributable to the TCI Group (if positive) for the fiscal year in which such date occurs and/or the preceding fiscal year.

     "TCI-UA Notes" shall mean those certain convertible notes due December 12, 2021 issued by TCI UA, Inc., a Subsidiary of the Corporation, which notes were, prior to the consummation of the Exchange Offers, exchangeable for shares of Series A TCI Group Common Stock and Series A Liberty Media Group Common Stock.

     "TCI Ventures Group" shall mean, as of any date that any shares of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock have been issued and continue to be outstanding:

          (a) the interest of the Corporation or of any of its subsidiaries in any of the following Persons or any of their respective subsidiaries (including any successor thereto by merger, consolidation or sale of all or substantially all of its assets, whether or not in connection with a Related Business Transaction) and their respective properties and assets:
     TCI Ventures Group, LLC, Tele-Communications International, Inc., TCI Telephony Holdings, Inc., New Jersey Fiber Technologies, L.P., Louisville Lightwave, Western Tele-Communications, Inc., TCI GCI, Inc., TCI UVSG, Inc., Acclaim Entertainment, Inc., TCI TSX, Inc., Intessera, Inc., TCI-TVGOS, Inc., TCI MCNS Holdings, Inc., TCI ETC Holdings, Inc., TCI Internet Holdings, Inc., TCI Online Sports Holdings, Inc., TCI Online Village Holdings, Inc., TCI INZ Sports Holdings, Inc., TCI Netscape Holdings, Inc., TCI Java, Inc., National Digital Television Center, Inc., TCI SUMMITrak of Texas, Inc., TCI SUMMITrak, LLC, DigiVentures, LLC, Kitty Hawk Capital Limited Partners, II, New Enterprise Associates IV, Limited Partnership, Venture First II, L.P., TVSM, Inc.,

          (b) all assets and liabilities of the Corporation or any of its subsidiaries to the extent attributed to any of the properties or assets referred to in clause (a) of this sentence, whether or not such assets or liabilities are assets and liabilities of any of the Persons named in clause (a) or any of their respective subsidiaries (or any successor as described in clause (a) of this sentence),

          (c) the proceeds of exercise of the Initial Ventures Options and the expense of exercise of any related stock appreciation rights,

          (d) all assets and properties contributed or otherwise transferred to the TCI Ventures Group from the TCI Group, and

          (e) the interest of the Corporation or any of its subsidiaries in the businesses, assets and liabilities acquired by the Corporation or any of its subsidiaries for the TCI Ventures Group, as determined by the Board of Directors;

provided that (i) from and after any dividend or other distribution with respect to any shares of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock (other than a dividend or other distribution payable in shares of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock, with respect to which adjustment shall be made as provided in clause (a) of the definition of "Number of Shares Issuable with Respect to the TCI Ventures Group Inter-Group Interest," or in other securities of the Corporation attributed to the TCI Ventures Group for which provision shall be made as set forth in the penultimate sentence of this definition), the TCI Ventures Group shall no longer include an amount of assets or properties equal to the aggregate amount of such kind of assets or properties so paid in respect of shares of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock multiplied by a fraction the numerator of which is equal to the TCI Ventures Group Inter-Group Interest Fraction in effect immediately prior to the record date for such dividend or other distribution and the denominator of which is equal to the TCI Ventures Group Outstanding Interest Fraction in effect immediately prior to the record date for such dividend or other distribution and
(ii) from and after any transfer of assets or properties from the TCI Ventures Group to the TCI Group, the TCI Ventures Group shall no longer include the assets or properties so transferred. If the Corporation shall pay a dividend or make any other distribution with respect to shares of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock payable in securities of the Corporation attributed to the TCI Ventures Group other than Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock, the TCI Group shall be deemed to hold an amount of such other securities equal to the amount so distributed multiplied by the fraction specified in clause (i) of this definition (determined as of a time immediately prior to the record date for such dividend or other distribution), and to the extent interest or dividends are paid or other distributions are made on such other securities so distributed to the holders of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock, the TCI Ventures Group shall no longer include a corresponding ratable amount of the kind of assets paid as such interest or dividends or other distributions in respect of such securities so deemed to be held by the TCI Group. The Corporation may also, to the extent any such other securities constitute Convertible Securities which are at the time convertible, exercisable or exchangeable, cause such Convertible Securities deemed to be held by the TCI Group to be deemed to be converted, exercised or exchanged (and to the extent the terms of such Convertible Securities require payment or delivery of consideration in order to effect such conversion, exercise or exchange, the TCI Ventures Group shall in such case include an amount of the kind of properties or assets required to be paid or delivered as such consideration for the amount of the Convertible Securities deemed converted, exercised or exchanged as if such Convertible Securities were outstanding), in which case such Convertible Securities shall no longer be deemed to be held by the TCI Group or attributed to the TCI Ventures Group.

     "TCI Ventures Group Available Dividend Amount," as of any date, shall mean the product of the TCI Ventures Group Outstanding Interest Fraction and either:
(a) the excess of (i) an amount equal to the total assets of the TCI Ventures Group less the total liabilities (not including preferred stock) of the TCI Ventures Group as of such date over (ii) the aggregate par value of, or any greater amount determined to be capital in respect of, all outstanding shares of Series A TCI Ventures Group Common Stock, Series B TCI Ventures Group Common Stock, each class or series of Preferred Stock attributed to the TCI Ventures Group and the TCI Ventures Group Preferred Interest or (b) in case there is no such excess, an amount equal to the Corporation Earnings (Loss) Attributable to the TCI Ventures Group (if positive) for the fiscal year in which such date occurs and/or the preceding fiscal year.

     "TCI Ventures Group Inter-Group Interest Fraction," as of any date, shall mean a fraction the numerator of which is the Number of Shares Issuable with Respect to the TCI Ventures Group Inter-Group Interest as of such date and the denominator of which is the sum of (a) such Number of Shares Issuable with Respect to the TCI Ventures Group Inter-Group Interest as of such date and (b) the aggregate number of shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock outstanding as of such date.

     "TCI Ventures Group Net Proceeds" shall mean, as of any date, with respect to any Disposition of any of the properties and assets of the TCI Ventures Group, an amount, if any, equal to the gross proceeds of such Disposition after any payment of, or reasonable provision for, (a) any taxes payable by the Corporation in respect of such Disposition or in respect of any resulting dividend or redemption pursuant to clause (i) or (ii), respectively, of paragraph 6(b) of this Section E (or which would have been payable but for the utilization of tax benefits attributable to the TCI Group or the Liberty Media Group), (b) any transaction costs, including, without limitation, any legal, investment banking and accounting fees and expenses and (c) any liabilities and other obligations (contingent or otherwise) of, or attributed to, the TCI Ventures Group, including, without limitation, any indemnity or guarantee obligations incurred in connection with the Disposition or any liabilities for future purchase price adjustments and any preferential amounts plus any accumulated and unpaid dividends and other obligations (without duplication of amounts allocated for the satisfaction of the Corporation's obligations with respect to Pre-Exchange Offer Securities which are included in the determination of the Adjusted TCI Ventures Group Outstanding Interest Fraction) in respect of Preferred Stock attributed to the TCI Ventures Group and in respect of the TCI Ventures Group Preferred Interest. For purposes of this definition, any properties and assets of the TCI Ventures Group remaining after such Disposition shall constitute "reasonable provision" for such amount of taxes, costs and liabilities (contingent or otherwise) as can be supported by such properties and assets. To the extent the proceeds of any Disposition include any securities or other property other than cash, the Board of Directors shall determine the value of such securities or property, including for the purpose of determining the equivalent value thereof if the Board of Directors determines to pay a dividend or redemption price in cash or securities or other property as provided in clause (z) of paragraph 6(b) of this Section E.

     "TCI Ventures Group Outstanding Interest Fraction," as of any date, shall mean a fraction the numerator of which is the aggregate number of shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock outstanding on such date and the denominator of which is the sum of (a) such aggregate number of shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock outstanding on such date and (b) the Number of Shares Issuable with Respect to the TCI Ventures Group Inter-Group Interest as of such date.

     "TCI Ventures Group Preferred Interest" means the preferred equity interest in the TCI Ventures Group that shall be attributed to the TCI Group following the consummation of the

Exchange Offers if the number of shares of Series A TCI Group Common Stock validly tendered pursuant to the Exchange Offers and not withdrawn is less than 188,661,300 (the amount of such shortfall being the "Series A Number"), or if the number of shares of Series B TCI Group Common Stock validly tendered pursuant to the Exchange Offers and not withdrawn is less than 16,266,400 (the amount of such shortfall being the "Series B Number"). The stated liquidation value of the TCI Ventures Group Preferred Interest, if any, shall equal the product of (x) the sum of the Series A Number and the Series B Number, multiplied by (y) the Market Value of the Series A TCI Group Common Stock on the last Trading Day preceding the consummation of the Exchange Offers. The TCI Group will be entitled to receive cumulative dividends on the TCI Ventures Group Preferred Interest, which shall accrue at the rate of 5% per annum of the Liquidation Preference thereof, from the date the Exchange Offers are consummated to and including the date that the TCI Ventures Group makes the Liquidation Preference available to the TCI Group. Accrued dividends on the TCI Ventures Group Preferred Interest shall accumulate and compound annually (but not be payable currently) until the fifth anniversary of the closing of the Exchange Offers. On and after such fifth anniversary, accrued dividends shall be payable annually on each anniversary of the closing of the Exchange Offers and will accumulate and compound to the extent not paid on any such anniversary. When dividends become payable currently they could be paid (i) through the transfer of cash or other assets from the TCI Ventures Group to the TCI Group,
(ii) through the reduction of amounts owed by the TCI Group to the TCI Ventures Group, (iii) through the deemed transfer of taxable losses of the TCI Ventures Group to the TCI Group pursuant to the tax sharing agreement among the TCI Ventures Group, the TCI Group and the Liberty Media Group, effective for periods after October 1, 1997 (in an amount equal to the highest corporate tax rate in effect at the time of the dividend multiplied by the amount of taxable losses deemed transferred), but only if such taxable losses have not been utilized in any calculation under such tax sharing agreement or (iv) through the cancellation of amounts owed by the TCI Group under such tax sharing agreement with respect to utilized tax benefits of the TCI Ventures Group. The Liquidation Preference of the TCI Ventures Group Preferred Interest as of any relevant date shall be an amount equal to the sum of (a) the stated liquidation value of the TCI Ventures Group Preferred Interest plus (b) an amount equal to all dividends accrued thereon as of any annual dividend payment date that have not been paid on such date (which dividends shall remain a part of the Liquidation Preference until such accrued dividends and all dividends accrued thereon have been paid in full), plus (c) for purposes of determining the amounts payable with respect to the TCI Ventures Group Preferred Interest upon redemption thereof or the liquidation, dissolution and winding up of the TCI Ventures Group, an amount equal to all unpaid dividends accrued on the sum of the amounts specified in clauses (a) and (b) during the period from the immediately preceding dividend payment date to such date. The TCI Ventures Group Preferred Interest shall be redeemed in full on the fifteenth (15th) anniversary of the consummation of the Exchange Offers, and may be redeemed, in whole or in part, at the discretion of the Board of Directors at any time prior thereto, for a redemption price, payable in cash, equal to the Liquidation Preference thereof as of the redemption date.

     "TCI Ventures Group Private Market Value" shall mean an amount equal to the private market value of the TCI Ventures Group as of the Appraisal Date. Each of the First Appraiser, the Second Appraiser and the Mutually Designated Appraiser, if any, shall be instructed to determine the private market value of the TCI Ventures Group as of the Appraisal Date based upon the amount a willing purchaser would pay to a willing seller, in an arm's length transaction, if it were acquiring the TCI Ventures Group, as if the TCI Ventures Group were a publicly traded non-controlled corporation and the purchaser was acquiring all of the capital stock of such corporation, and without consideration of any potential regulatory constraints limiting the potential purchasers of the TCI Ventures Group other than that which would have existed if the TCI Ventures Group were a publicly traded non-controlled entity.

     "Trading Day" shall mean each weekday other than any day on which any relevant class or series of capital stock of the Corporation is not traded on the Nasdaq National Market System or in the over-the-counter market."

(ii) Section C of Article V of the Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

                                   "SECTION C

                              REMOVAL OF DIRECTORS

     Subject to the rights of the holders of any class or series of Preferred Stock, directors may be removed from office only for cause (as hereinafter defined) upon the affirmative vote of the holders of 66 2/3% of the total voting power of the then outstanding shares of Series A TCI Group Common Stock, Series B TCI Group Common Stock, Series A Liberty Media Group Common Stock, Series B Liberty Media Group Common Stock, Series A TCI Ventures Group Common Stock, Series B TCI Ventures Group Common Stock and any class or series of Preferred Stock entitled to vote at an election of directors, voting together as a single class. Except as may be provided by law, "cause" for removal, for purposes of this Section C, shall exist only if: (i) the director whose removal is proposed has been convicted of a felony, or has been granted immunity to testify in an action where another has been convicted of a felony, by a court of competent jurisdiction and such conviction is no longer subject to direct appeal; (ii) such director has become mentally incompetent, whether or not so adjudicated, which mental incompetence directly affects his ability as a director of the Corporation, as determined by at least 66 2/3% of the members of the Board of Directors then in office (other than such director); or (iii) such director's actions or failure to act have been determined by at least 66 2/3% of the members of the Board of Directors then in office (other than such director) to be in derogation of the director's duties."

(Iii) Section A of Article VIII of the Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

                                 "ARTICLE VIII

                            MEETINGS OF STOCKHOLDERS

                                   SECTION A

                          ANNUAL AND SPECIAL MEETINGS

     Subject to the rights of the holders of any class or series of Preferred Stock, stockholder action may be taken only at an annual or special meeting. Except as otherwise provided in the terms of any class or series of Preferred Stock or unless otherwise prescribed by law or by another provision of this Certificate, special meetings of the stockholders of the Corporation, for any purpose or purposes, shall be called by the Secretary of the Corporation (i) upon the written request of the holders of not less than 66 2/3% of the total voting power of the outstanding Voting Securities (as hereinafter defined) or
(ii) at the request of at least 75% of the members of the Board of Directors then in office. The term "Voting Securities" shall include the Series A TCI Group Common Stock, the Series B TCI Group Common Stock, the Series A Liberty Media Group Common Stock, the Series B Liberty Media Group Common Stock, the Series A TCI Ventures Group Common Stock, the Series B TCI Ventures Group Common Stock and any class or series of Preferred Stock entitled to vote with the holders of Common Stock generally upon all matters which may be submitted to a vote of stockholders at any annual meeting or special meeting thereof."

     SECOND: That said amendments were duly adopted by the Board of Directors of the Corporation, and pursuant to resolution of the Board of Directors of the Corporation, the annual meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute and the Restated Certificate of Incorporation of the Corporation were voted in favor of said amendments.

     THIRD: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the undersigned has signed this Certificate of Amendment this 28th day of August, 1997.

                                    TELE-COMMUNICATIONS, INC.


                                    By: /s/ Leo J. Hindery, Jr.
                                       -------------------------------
                                       Name:  Leo J. Hindery, Jr.
                                       Title: President

ATTEST:


By: /s/ Stephen M Brett
   -------------------------------
   Name:  Stephen M Brett
   Title: Secretary

                               State of Delaware
                                                                          PAGE 1
                       Office of the Secretary of State

                         ----------------------------

  I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF "TELE-COMMUNICATIONS, INC.", FILED IN THIS OFFICE ON THE THIRTY-FIRST DAY OF DECEMBER, A.D. 1997, AT 9 O'CLOCK A.M.



                   [SEAL]

                         /s/ Edward J. Freel
                         -----------------------------------
                         Edward J. Freel, Secretary of State

                          AUTHENTICATION: 8852766

2371729 8100                        DATE: 01-07-98

981006506

                                                    Series C-Liberty Media Group

                           TELE-COMMUNICATIONS, INC.

                          CERTIFICATE OF DESIGNATIONS

                                ---------------

                      SETTING FORTH A COPY OF A RESOLUTION
                     CREATING AND AUTHORIZING THE ISSUANCE
                  OF A SERIES OF PREFERRED STOCK DESIGNATED AS
          "CONVERTIBLE PREFERRED STOCK, SERIES C-LIBERTY MEDIA GROUP"
                       ADOPTED BY THE BOARD OF DIRECTORS
                          OF TELE-COMMUNICATIONS, INC.

                                ---------------

          The undersigned, an Executive Vice President of TELE-COMMUNICATIONS, INC., a Delaware corporation (this "Corporation"), HEREBY CERTIFIES that the Board of Directors of this Corporation on December 16, 1997, duly adopted the following resolutions creating a new series of this Corporation's Series Preferred Stock:

          "BE IT RESOLVED, that pursuant to authority expressly granted by the provisions of Article IV, Section D of the Restated Certificate of Incorporation of this Corporation, the Board of Directors hereby creates and authorizes the issuance of a new series of this Corporation's Series Preferred Stock, par value $.01 per share ("Series Preferred Stock"), and hereby fixes the powers, designations, dividend rights, voting powers, rights on liquidation, conversion rights, redemption rights and other preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions of the shares of such series (in addition to the powers, designations, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof set forth in the Restated Certificate of Incorporation that are applicable to each class and series of this Corporation's preferred stock, par value $.01 per share ("Preferred Stock")), as follows:

          1.   Designation and Number.  The designation of the series of Series
               ----------------------
Preferred Stock, par value $.01 per share, of this Corporation authorized hereby is "Convertible Preferred Stock, Series C-Liberty Media Group" (the "Series C-Liberty Media Group Preferred Stock"). The number of shares constituting the Series C-Liberty Media Group Preferred Stock shall be 70,575.

          2.        Certain Definitions.  Unless the context otherwise requires,
                    -------------------
the terms defined in this paragraph 2 shall, for all purposes of this Certificate of Designations, have the meanings herein specified:

          "Board of Directors": The Board of Directors of this Corporation and, to the extent permitted by law, unless the context indicates otherwise, any committee thereof authorized with respect to any particular matter to exercise the power of the Board of Directors of this Corporation with respect to such matter.

          "Capital Stock": Any and all shares, interests, participations or other equivalents (however designated) of corporate stock of this Corporation.

          "Class B Preferred Stock": The Class B 6% Cumulative Redeemable Exchangeable Junior Preferred Stock, par value $.01 per share, of this Corporation.

          "Closing Price": Of any security for any day, the last reported sale price of such security regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the composite tape, or if such security is not quoted on the composite tape, on the principal United States securities exchange registered under the Exchange Act on which such security is listed or admitted to trading, or if such security is not listed or admitted to trading on any such exchange, the last reported sale price (or the average of the quoted closing bid and asked prices if there were no reported sales) on The Nasdaq Stock Market or any comparable quotation system, or if such security is not quoted on The Nasdaq Stock Market or any comparable system, the average of the closing bid and asked prices as furnished by any member of the National Association of Securities Dealers, Inc. selected from time to time by this Corporation for that purpose or, in the absence of such quotations, such other method of determining market value as the Board of Directors shall from time to time deem to be fair.

          "Common Stock": The Common Stock, $1.00 par value per share, of this Corporation, and all series thereof now existing or hereafter created.

          "Conversion Rate": The kind and amount of securities, assets or other property that as of any date are issuable or deliverable upon conversion of a share of Series C-Liberty Media Group Preferred Stock. The Conversion Rate of Series C-Liberty Media Group Preferred Stock shall initially be as set forth in paragraph 4(b), subject to adjustment as set forth in paragraph 4 of this Certificate of Designations. In the event that pursuant to paragraph 4 the Series C-Liberty Media Group Preferred Stock becomes convertible into more than one class or series of capital stock of this Corporation, the term Conversion Rate, when used with respect to any such class or series, shall mean the number or fraction of shares or other units of such capital stock that as of any date would be issued upon conversion of a share of Series C-Liberty Media Group Preferred Stock.

          "Convertible Securities": Securities, other than the Series B Liberty Media Group Common Stock, that are convertible at the option of the holder into Series A Liberty Media Group Common Stock.

          "Debt Instrument": Any bond, debenture, note, indenture, guarantee or other instrument or agreement evidencing any Indebtedness, whether existing at the Issue Date or thereafter created, incurred, assumed or guaranteed.

          "Determination Date": For any issuance of rights or warrants or any distribution to which paragraph 4(d) or 4(e) applies, the earlier of (i) the record date for the determination of stockholders entitled to receive the rights or warrants or the distribution to which such paragraph applies and (ii) the Ex-Dividend Date for such rights, warrants or distribution.

          "Exchange Act": The Securities Exchange Act of 1934, as amended.

          "Exchange Offer":   An issuer tender offer (within the meaning of Rule
13e-4(a)(2) of the rules and regulations promulgated by the Securities and Exchange Commission under the Exchange Act, as such Rule is in effect on the date hereof), including, without limitation, one that is effected through the distribution of rights or warrants, made to holders of Series A Liberty Media Group Common Stock (or to holders of other stock of this Corporation receivable by a holder of Series C-Liberty Media Group Preferred Stock upon conversion thereof), to issue stock of this Corporation or of a Subsidiary of this Corporation and/or other property to a tendering stockholder in exchange for shares of Series A Liberty Media Group Common Stock (or such other stock) validly tendered pursuant to such issuer tender offer.

          "Exchange Preferred Stock": A series of convertible preferred stock of this Corporation, having terms, conditions, designations, dividend rights, voting powers, rights on liquidation and other preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof that are identical, or as nearly so as is practicable in the judgment of the Board of Directors, to those of the Series C-Liberty Media Group Preferred Stock for which such Exchange Preferred Stock is exchanged, except that (i) the liquidation preference will be determined as provided in paragraph 4(h) or 4(i), as applicable, (ii) the running of any time periods pursuant to the terms of the Series C-Liberty Media Group Preferred Stock shall be tacked to the corresponding time periods in the Exchange Preferred Stock and
(iii) the Exchange Preferred Stock will not be convertible into, and the holders will have no conversion rights thereunder with respect to, (x) in the case of a redemption of Series A Liberty Media Group Common Stock or Redeemable Capital Stock, the Series A Liberty Media Group Common Stock or Redeemable Capital Stock, as applicable, redeemed, or the Redemption Securities issued, in the Redemption Event, and (y) in the case of a Spin Off, the Spin Off Securities.

          "Exchange Securities": Stock of this Corporation or of a Subsidiary of this Corporation that is issued in exchange for shares of Series A Liberty Media Group Common Stock (or other stock of this Corporation receivable by a holder of Series C-Liberty Media Group Preferred Stock upon conversion thereof) pursuant to an Exchange Offer.

          "Ex-Dividend Date": The date on which "ex-dividend" trading commences for a dividend, an issuance of rights or warrants or a distribution to which paragraph 4(c), 4(d) or 4(e) applies in the over-the-counter market or the principal exchange on which the Series A Liberty Media Group Common Stock is then quoted or listed.

          "Indebtedness": Any (i) liability, contingent or otherwise, of this Corporation (x) for borrowed money whether or not the recourse of the lender is to the whole of the assets of this Corporation or only to a portion thereof),
(y) evidenced by a note, debenture or similar instrument (including a purchase money obligation) given other than in connection with the acquisition of inventory or similar property in the ordinary course of business, or (z) for the payment of money relating to an obligation under a lease that is required to be capitalized for financial accounting purposes in accordance with generally accepted accounting principles; (ii) liability of others described in the preceding clause (i) which this Corporation has guaranteed or which is otherwise its legal liability; (iii) obligations secured by a mortgage, pledge, lien, charge or other encumbrance to which the property or assets of this Corporation are subject whether or not the obligations secured thereby shall have been assumed by or shall otherwise be this Corporation's legal liability; and (iv) any amendment, renewal, extension or refunding of any liability of the types referred to in clauses (i), (ii) and (iii) above.

          "Issue Date": December 31, 1997, such date being the first date on which any shares of the Series C-Liberty Media Group Preferred Stock are first issued or deemed to have been issued.

          "Junior Securities": All shares of Class B Preferred Stock, Series A TCI Group Common Stock, Series B TCI Group Common Stock, Series A Liberty Media Group Common Stock, Series B Liberty Media Group Common Stock, Series A TCI Ventures Group Common Stock, Series B TCI Ventures Group Common Stock, any other series of Common Stock and for purposes of paragraph 3 hereof, any class or series of stock of this Corporation not entitled to receive any assets upon liquidation, dissolution or winding up of the affairs of this Corporation until the Series C-Liberty Media Group Preferred Stock shall have received the entire amount to which such stock is entitled upon such liquidation, dissolution or winding up.

          "Liquidation Value": Measured per Share of the Series C-Liberty Media Group Preferred Stock as of any particular date, $579.31.

          "Mirror Preferred Stock": Convertible preferred stock issued by (a) in the case of a redemption of Series A Liberty Media Group Common Stock or Redeemable Capital Stock, the issuer of the applicable Redemption Securities,
(b) in the case of a Spin Off, the issuer of the applicable Spin Off Securities, and (c) in the case of an Exchange Offer, the issuer of the applicable Exchange Securities, and having terms, conditions, designations, dividend rights, voting powers, rights on liquidation and other preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof that are identical, or as nearly so as practicable in the judgment of the Board of Directors, to those of the Series C-Liberty Media Group Preferred Stock for which such Mirror Preferred Stock is exchanged, except that
(i) the liquidation preference will be determined as provided in paragraph 4(h), 4(i) or 5, as applicable, (ii) the running of any time periods pursuant to the terms of the Series C-Liberty Media Group Preferred Stock shall be tacked to the corresponding time periods in the Mirror Preferred Stock, and (iii) the Mirror Preferred Stock shall be convertible into the kind and amount of Redemption Securities, Spin Off Securities or Exchange Securities, as applicable, and other securities and property that the holder of a share of Series C-Liberty Media Group Preferred Stock in respect of which such Mirror Preferred Stock is issued pursuant to the terms hereof would have received (x) in the case of the redemption of Series A Liberty Media Group Common Stock or Redeemable Capital Stock, as the case may be, upon such redemption had such share of Series C-Liberty Media Group Preferred Stock been converted immediately prior to the effective date of the Redemption Event, (y) in the case of a Spin Off, in such Spin Off had such share of Series C-Liberty Media Group Preferred Stock been converted immediately prior to the record date for such Spin Off and (z) in the case of an Exchange Offer, upon consummation thereof had such share of Series C-Liberty Media Group Preferred Stock that such holder elects to tender pursuant to Section 5 been converted and the shares of Series A Liberty Media Group Common Stock received upon such conversion been tendered in full pursuant to such Exchange Offer prior to the expiration thereof and the same percentage of such tendered shares had been accepted for exchange as the percentage of validly tendered shares of Series A Liberty Media Group Common Stock were accepted for exchange pursuant to such Exchange Offer, as the case may be.

          "Parity Securities": Any class or series of stock of this Corporation entitled to receive assets upon liquidation, dissolution or winding up of the affairs of this Corporation on a parity with the Series C-Liberty Media Preferred Group Preferred Stock. The Series C-TCI Group Preferred Stock, the Series D Preferred Stock, the Series F Preferred Stock, the Series G Preferred Stock and the Series H Preferred Stock rank on a parity with the Series C-Liberty Media Group Preferred Stock as to rights to receive assets upon liquidation, dissolution or winding up of the affairs of this Corporation and accordingly, constitute "Parity Securities" for purposes of this Certificate of Designations.

          "person": A natural person, corporation, limited liability company, partnership or other legal entity.

          "Redeemable Capital Stock": A class or series of Capital Stock of this Corporation that provides by its terms a right in favor of this Corporation to call, redeem, exchange or otherwise acquire all of the outstanding shares or units of such class or series.

          "Redemption Date": As to any Share, the date fixed for redemption of such Share as specified in the notice of redemption given in accordance with paragraph 6(c), provided that no such date will be a Redemption Date unless the applicable Redemption Price is actually paid on such date or the consideration sufficient for the payment thereof, and for no other purpose, has been set apart, and if the Redemption Price is not so paid in full or the consideration sufficient therefor so set apart then the Redemption Date will be the date on which such Redemption Price is fully paid or the consideration sufficient for the payment thereof, and for no other purpose, has been set apart.

          "Redemption Price": As to any Share that is to be redeemed on any Redemption Date, the Liquidation Value as in effect on such Redemption Date.

          "Redemption Securities": With respect to the redemption of the Series A Liberty Media Group Common Stock or any Redeemable Capital Stock, stock of a Subsidiary of this Corporation that is distributed by this Corporation in payment, in whole or in part, of the redemption price for the Series A Liberty Media Group Common Stock or such Redeemable Capital Stock, as the case may be.

          "Senior Securities": Any class or series of stock of this Corporation ranking senior to the Series C-Liberty Media Group Preferred Stock in respect of the right to participate in any distribution upon liquidation, dissolution or winding up of the affairs of this Corporation.

          "Series A Liberty Media Group Common Stock": The Tele-Communications, Inc. Series A Liberty Media Group Common Stock, par value $1.00 per share, as such exists on the date of this Certificate of Designations, and Capital Stock of any other class or series into which such Series A Liberty Media Group Common Stock may thereafter have been changed.

          "Series A TCI Group Common Stock": The Tele-Communications, Inc. Series A TCI Group Common Stock, par value $1.00 per share, as such exists on the date of this Certificate of Designations, and Capital Stock of any other class or series into which such Series A TCI Group Common Stock may thereafter have been changed.

          "Series A TCI Ventures Group Common Stock": The Tele-Communications, Inc. Series A TCI Ventures Group Common Stock, par value $1.00 per share, as such exists on the date of this Certificate of Designations, and Capital Stock of any other class or series into which such Series A TCI Ventures Group Common Stock may thereafter have been changed.


          "Series B Liberty Media Group Common Stock": The Tele-Communications, Inc. Series B Liberty Media Group Common Stock, par value $1.00 per share, as such exists on the date of this Certificate of Designations, and Capital Stock of any other class or series into which such Series B Liberty Media Group Common Stock may thereafter have been changed.

          "Series B TCI Group Common Stock": The Tele-Communications, Inc. Series B TCI Group Common Stock, par value $1.00 per share, as such exists on the date of this Certificate of Designations, and Capital Stock of any other class or series into which such Series B TCI Group Common Stock may thereafter have been changed.

          "Series B TCI Ventures Group Common Stock": The Tele-Communications, Inc. Series B TCI Ventures Group Common Stock, par value $1.00 per share, as such exists on the date of this Certificate of Designations, and Capital Stock of any other class or series into which such Series B TCI Ventures Group Common Stock may thereafter have been changed.

          "Series C-TCI Group Preferred Stock": The Convertible Preferred Stock, Series C-TCI Group, par value $.01 per share, of this Corporation.

          "Series D Preferred Stock": The Convertible Preferred Stock, Series D, par value $.01 per share, of this Corporation.

          "Series F Preferred Stock": The Convertible Redeemable Participating Preferred Stock, Series F, par value $.01 per share, of this Corporation.

          "Series G Preferred Stock": The Redeemable Convertible TCI Group Preferred Stock, Series G, par value $.01 per share, of this Corporation.

          "Series H Preferred Stock": The Redeemable Convertible Liberty Media Group Preferred Stock, Series H, par value $.01 per share, of this Corporation.

          "Share":  A share of Series C-Liberty Media Group Preferred Stock.

          "Spin Off": The distribution of stock of a Subsidiary of this Corporation as a dividend to all holders of Series A Liberty Media Group Common Stock.

          "Spin Off Securities": Stock of a Subsidiary of this Corporation that is distributed to holders of Series A Liberty Media Group Common Stock in a Spin Off.

          "Subsidiary": With respect to any person, any corporation, limited liability company, partnership or other legal entity more than 50% of whose outstanding voting securities or membership, partnership or other ownership interests, as the case may be, are directly or indirectly owned by such person.

          3.        Liquidation.  Upon any liquidation, dissolution or winding
                    -----------
up of this Corporation, whether voluntary or involuntary, the holders of Series C-Liberty Media Group Preferred Stock shall be entitled to be paid an amount in cash equal to the aggregate Liquidation Value at the date fixed for liquidation of all Shares outstanding before any distribution or payment is made upon any Junior Securities, which payment shall be made pari passu with any such payment
                                               ---- -----
made to the holders of any Parity Securities. The holders of Series C-Liberty Media Group Preferred Stock shall be entitled to no other or further distribution of or participation in any remaining assets of this Corporation after receiving the Liquidation Value per Share. If upon such liquidation, dissolution or winding up, the assets of this Corporation to be distributed among the holders of Series C-Liberty Media Group Preferred Stock and to all holders of Parity Securities are insufficient to permit payment in full to such holders of the aggregate preferential amounts which they are entitled to be paid, then the entire assets of this Corporation to be distributed to such holders shall be distributed ratably among them based upon the full preferential amounts to which the shares of Series C-Liberty Media Group Preferred Stock and such Parity Securities would otherwise respectively be entitled. Upon any such liquidation, dissolution or winding up, after the holders of Series C-Liberty Media Group Preferred Stock and Parity Securities have been paid in full the amounts to which they are entitled, the remaining assets of this Corporation may be distributed to the holders of Junior Securities. This Corporation shall mail written notice of such liquidation, dissolution or winding up to each record holder of Series C-Liberty Media Group Preferred Stock not less than 30 days prior to the payment date stated in such written notice. Neither the consolidation or merger of this Corporation into or with any other corporation or corporations, nor the sale, transfer or lease by this Corporation of all or any part of its assets, shall be deemed to be a liquidation, dissolution or winding up of this Corporation within the meaning of this paragraph 3.

               4.   Conversion.
                    ----------

                    (a) Unless previously called for redemption as provided in paragraph 6 hereof, the Series C-Liberty Media Group Preferred Stock may be converted at any time or from time to time, in such manner and upon such terms and conditions as hereinafter provided in this paragraph 4 into fully paid and non-assessable full shares of Series A Liberty Media Group Common Stock. In the case of Shares called for redemption by this Corporation pursuant to paragraph 6(a) hereof, the conversion right provided by this paragraph 4 shall terminate at the close of business on the fifteenth day preceding the date fixed for redemption. In the case of Shares required to be redeemed pursuant to paragraph 6(b), the conversion right provided by this paragraph 4 shall terminate immediately upon receipt by this Corporation of a notice given pursuant to said paragraph. In case cash, securities or property other than Series A Liberty Media Group Common Stock shall be payable, deliverable or issuable upon conversion as provided herein, then all references to Series A Liberty Media Group Common Stock in this paragraph 4 shall be deemed to apply, so far as appropriate and as nearly as may be, to such cash, property or other securities.

                   (b) Subject to the provisions for adjustment hereinafter set forth in this paragraph 4, the Series C-Liberty Media Group Preferred Stock may be converted into Series A Liberty Media Group Common Stock at the initial conversion rate of 37.5 fully paid and non-assessable shares of Series A Liberty Media Group Common Stock for one share of the Series C-Liberty Media Group Preferred Stock.

                   (c) In case this Corporation shall, on or after the Issue Date, (i) pay a dividend or make a distribution on its then outstanding shares of Series A Liberty Media Group Common Stock in shares of Series A Liberty Media Group Common Stock, (ii) subdivide the then outstanding shares of Series A Liberty Media Group Common Stock into a greater number of shares of Series A Liberty Media Group Common Stock, (iii) combine the then outstanding shares of Series A Liberty Media Group Common Stock into a smaller number of shares of Series A Liberty Media Group Common Stock, (iv) pay a dividend or make a distribution on its then outstanding shares of Series A Liberty Media Group Common Stock in shares of its Capital Stock (other than Series A Liberty Media Group Common Stock or rights, warrants or options for its Capital Stock), or (v) issue by reclassification of its then outstanding shares of Series A Liberty Media Group Common Stock (other than a reclassification by way of merger or binding share exchange that is subject to paragraph 4(g)) any shares of any other class or series of Capital Stock of this Corporation (other than rights, warrants or options for its Capital Stock), then, subject to the following sentence and to paragraph 4(k), the conversion privilege and the Conversion Rate in effect immediately prior to the opening of business on the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted so that the holder of each share of the Series C-Liberty Media Group Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number and kind of shares of Capital Stock of this Corporation that such holder would have owned or been entitled to receive immediately following such action had such shares of Series C-Liberty Media Group Preferred Stock been converted immediately prior to such time.

          An adjustment made pursuant to this paragraph 4(c) for a dividend or distribution shall become effective immediately after the record date for the dividend or distribution and an adjustment made pursuant to this paragraph 4(c) for a subdivision, combination or reclassification shall become effective immediately after the effective date of the subdivision, combination or reclassification. Such adjustment shall be made successively whenever any action listed above shall be taken.

          Any shares of Series A Liberty Media Group Common Stock issuable in payment of a dividend shall be deemed to have been issued immediately prior to the time of the record date for such dividend for purposes of calculating the number of outstanding shares of Series A Liberty Media Group Common Stock under paragraph 4(d) below.

                   (d) In case this Corporation shall, on or after the Issue Date, distribute any rights or warrants to all holders of shares of Series A Liberty Media Group Common Stock entitling them (for a period expiring within 45 days after the record date for the determination of stockholders entitled to receive such rights or warrants) to subscribe for or purchase shares of Series A Liberty Media Group Common Stock (or Convertible Securities) at a price per share of Series A Liberty Media Group Common Stock (or having an initial exercise price or conversion price per share of Series A Liberty Media Group Common Stock, after adding thereto an allocable portion of the exercise price of the right or warrant to purchase such Convertible Securities, computed on the basis of the maximum number of shares of Series A Liberty Media Group Common Stock issuable upon conversion of such Convertible Securities) less than the current market price per share of Series A Liberty Media Group Common Stock (as determined in accordance with the provisions of paragraph 4(f) below) on the Determination Date, the number of shares of Series A Liberty Media Group Common Stock into which each Share shall thereafter be convertible shall be determined by multiplying the number of shares of Series A Liberty Media Group Common Stock into which such Share was theretofore convertible immediately prior to the opening of business on such record date by a fraction of which the numerator shall be the number of shares of Series A Liberty Media Group Common Stock outstanding on such record date plus the number of additional shares of Series A Liberty Media Group Common Stock offered for subscription or purchase (or into which the Convertible Securities so offered are initially convertible) and of which the denominator shall be the number of shares of Series A Liberty Media Group Common Stock outstanding on such record date plus the number of shares of Series A Liberty Media Group Common Stock which the aggregate offering price of the total number of shares of Series A Liberty Media Group Common Stock so offered (or the aggregate initial conversion or exercise price of the Convertible Securities so offered, after adding thereto the aggregate exercise price of the rights or warrants to purchase such Convertible Securities) would purchase at the current market price per share of Series A Liberty Media Group Common Stock (as determined in accordance with the provisions of paragraph 4(f) below) on the Determination Date. Such adjustment shall be made successively whenever any such rights or warrants are issued and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights or warrants. In the event that all of the shares of Series A Liberty Media Group Common Stock (or all of the Convertible Securities) subject to such rights or warrants have not been issued when such rights or warrants expire (or, in the case of rights or warrants to purchase Convertible Securities which have been exercised, all of the shares of Series A Liberty Media Group Common Stock issuable upon conversion of such Convertible Securities have not been issued prior to the expiration of the conversion right thereof), then the Conversion Rate shall be readjusted retroactively to be the Conversion Rate which would then be in effect had the adjustment upon the issuance of such rights or warrants been made on the basis of the actual number of shares of Series A Liberty Media Group Common Stock (or Convertible Securities) issued upon the exercise of such rights or warrants (or the conversion of such Convertible Securities); but such subsequent adjustment shall not affect the number of shares of Series A Liberty Media Group Common Stock issued upon the conversion of any Share prior to the date such subsequent adjustment is made.

          (e) In case this Corporation, on or after the Issue Date, shall distribute to all holders of shares of Series A Liberty Media Group Common Stock any evidences of its indebtedness or assets or rights or warrants to purchase shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock or securities convertible into shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock (excluding
(x) dividends or distributions referred to in paragraph 4(c), distributions of rights or warrants referred to in paragraph 4(d), distributions of Spin Off Securities referred to in paragraph 4(i) and distributions of rights or warrants exercisable for Exchange Securities (which shall be governed by paragraph 5) and
(y) cash dividends or distributions unless such cash dividends or cash distributions are Extraordinary Cash Dividends), then in each such case the number of shares of Series A Liberty Media Group Common Stock into which each Share shall thereafter be convertible shall be determined by multiplying the number of shares of Series A Liberty Media Group Common Stock into which such Share was theretofore convertible immediately prior to the opening of business on (A) the record date for the determination of stockholders entitled to receive the distribution or (B) in the case of a reclassification, the effective date of such reclassification, by a fraction of which the numerator shall be the current market price per share of the Series A Liberty Media Group Common Stock (as determined in accordance with the provisions of paragraph 4(f) below) on the Determination Date and of which the denominator shall be such current market price per share of Series A Liberty Media Group Common Stock less the fair market value (as determined by the Board of Directors of this Corporation, whose determination shall be conclusive) on such record date or effective date of the portion of the assets or evidences of indebtedness or rights or warrants so to be distributed applicable to one share of Series A Liberty Media Common Stock; provided, however, that in the event the denominator of the foregoing fraction
--------  -------
is zero or negative, in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of a Share shall have the right to receive upon conversion of such Share, in addition to the shares of Series A Liberty Media Group Common Stock to which the holder is entitled, the assets or evidences of indebtedness or rights or warrants such holder would have received had such holder converted such Share immediately prior to the record date for such distribution. Such adjustment shall be made successively whenever any such distribution is made and shall become effective immediately after the record date for the determination of stockholders entitled to receive such distribution.

          For purposes of this paragraph 4(e), the term "Extraordinary Cash Dividend" shall mean any cash dividend with respect to the Series A Liberty Media Group Common Stock the amount of which, together with the aggregate amount of cash dividends on the Series A Liberty Media Group Common Stock to be aggregated with such cash dividend in accordance with the following provisions of this paragraph, equals or exceeds the threshold percentage set forth below in the following sentence. If, upon the date prior to the Ex-Dividend Date with respect to a cash dividend on Series A Liberty Media Group Common Stock, the aggregate of the amount of such cash dividend together with the amounts of all cash dividends on the Series A Liberty Media Group Common Stock with Ex-Dividend Dates occurring in the 365 consecutive day period ending on the date prior to the Ex-Dividend Date with respect to the cash dividend to which this provision is being applied (other than any such other cash dividends with Ex-Dividend Dates occurring in such period for which a prior adjustment in the Conversion Rate was previously made under this paragraph 4(e)) equals or exceeds on a per share basis 10% of the average of the Closing Prices during the period beginning on the date after the first such Ex-Dividend Date in such period and ending on the date prior to the Ex-Dividend Date with respect to the cash dividend to which this provision is being applied (except that if no other cash dividend has had an Ex-Dividend Date occurring in such period, the period for calculating the average of the Closing Prices shall be the period commencing 365 days prior to the date immediately prior to the Ex-Dividend Date with respect to the cash dividend to which this provision is being applied), such cash dividend together with each other cash dividend with an Ex-Dividend Date occurring in such 365-day period that is aggregated with such cash dividend in accordance with this paragraph shall be deemed to be an Extraordinary Cash Dividend.


                   (f) For the purpose of any computation under paragraph 4(d), 4(e) or 4(m), the current market price per share of Series A Liberty Media Group Common Stock on any Determination Date or date of issuance, as the case may be, shall be deemed to be the average of the daily Closing Prices for a share of Series A Liberty Media Group Common Stock for the ten (10) consecutive trading days before the Determination Date or date of issuance, as applicable, in question.

                   (g) If this Corporation consolidates with any other entity or merges into another entity, or in case of any sale or transfer to another entity (other than by mortgage or pledge) of all or substantially all of the properties and assets of this Corporation, or if the Corporation is a party to a merger or binding share exchange which reclassifies or changes its outstanding Series A Liberty Media Group Common Stock, this Corporation (or its successor in such transaction) or the purchaser of such properties and assets shall make appropriate provision so that the holder of a Share shall have the right thereafter to convert such Share into the kind and amount of shares of stock and other securities and property that such holder would have owned immediately after such consolidation, merger, sale or transfer if such holder had converted such Share into Series A Liberty Media Group Common Stock immediately prior to the effective date of such consolidation, merger, sale or transfer (taking into account for this purpose (to the extent applicable) the valid exercise by such holder of any rights of election made available to holders of Series A Liberty Media Group Common Stock, which rights of election shall simultaneously be made available to holders of Shares on the same basis as if such Shares had theretofore been converted into shares of Series A Liberty Media Group Common Stock), and the holders of the Series C-Liberty Media Group Preferred Stock shall have no other conversion rights under these provisions; provided, that effective provision shall be made, in the Articles or Certificate of Incorporation of the resulting or surviving corporation or otherwise or in any contracts of sale or transfer, so that the provisions set forth herein for the protection of the conversion rights of the Series C-Liberty Media Group Preferred Stock shall thereafter be made applicable, as nearly as reasonably may be, to any such other shares of stock and other securities and property deliverable upon conversion of the Series C-Liberty Media Group Preferred Stock remaining outstanding or other convertible preferred stock or other Convertible Securities received by the holders of Series C-Liberty Media Group Preferred Stock in place thereof; and provided, further, that any such resulting or surviving corporation or purchaser shall expressly assume the obligation to deliver, upon the exercise of the conversion privilege, such shares, securities or property as the holders of the Series C-Liberty Media Group Preferred Stock remaining outstanding, or other convertible preferred stock or other convertible securities received by the holders in place thereof, shall be entitled to receive pursuant to the provisions hereof, and to make provision for the protection of the conversion rights as above provided.

          (h) Subject to paragraph 4(k) and to the remaining provisions of this paragraph 4(h), in the event that (i) this Corporation redeems all, and not less than all, of the outstanding shares of Series A Liberty Media Group Common Stock in accordance with the terms thereof or (ii) a holder of Series C-Liberty Media Group Preferred Stock would be entitled to receive upon conversion thereof pursuant to this paragraph 4 any Redeemable Capital Stock and this Corporation redeems, exchanges or otherwise acquires all of the outstanding shares or other units of such Redeemable Capital Stock (each event referred to in clause (i) and (ii) being a "Redemption Event"), then, from and after the effective date of such Redemption Event, the holders of shares of Series C-Liberty Media Group Preferred Stock then outstanding shall be entitled to receive upon conversion of such shares, in lieu of shares or units of Series A Liberty Media Group Common Stock or of such Redeemable Capital Stock, as the case may be, the kind and amount of shares of stock and other securities and property receivable upon the Redemption Event by a holder of the number of shares or units of Series A Liberty Media Group Common Stock or such Redeemable Capital Stock, as the case may be, into which such shares of Series C-Liberty Media Group Preferred Stock could have been converted immediately prior to the effective date of such Redemption Event (assuming, to the extent applicable, that such holder failed to exercise any rights of election with respect thereto and received per share or unit of Series A Liberty Media Group Common Stock or such Redeemable Capital Stock the kind and amount of stock and other securities and property received per share or unit by a plurality of the non-electing shares or units of Series A Liberty Media Group Common

Stock or such Redeemable Capital Stock, as the case may be), and (from and after the effective date of such Redemption Event) the holders of the Series C-Liberty Media Group Preferred Stock shall have no other conversion rights under these provisions with respect to the Series A Liberty Media Group Common Stock or such Redeemable Capital Stock, as the case may be.

          Notwithstanding the foregoing, if the redemption price for the shares of Series A Liberty Media Group Common Stock or such Redeemable Capital Stock is paid in whole or in part in Redemption Securities, and the Mirror Preferred Stock Condition is met, the Series C-Liberty Media Group Preferred Stock shall not be convertible into such Redemption Securities and, from and after the applicable redemption date, the holders of any shares of Series C-Liberty Media Group Preferred Stock that have not been exchanged for Mirror Preferred Stock shall have no conversion rights under these provisions except for any conversion right that may have existed immediately prior to the effective date of the Redemption Event with respect to any shares of stock or other securities or property other than the Series A Liberty Media Group Common Stock or Redeemable Capital Stock so redeemed. This Corporation shall use all commercially reasonable efforts to ensure that the Mirror Preferred Stock Condition is satisfied. The Mirror Preferred Stock Condition will be satisfied in connection with a redemption of the Series A Liberty Media Group Common Stock or the Redeemable Capital Stock into which the Series C-Liberty Media Group Preferred Stock is then convertible, assuming that the Series C-Liberty Media Group Preferred Stock is not then convertible into any other shares of stock or other securities or property, if appropriate provision is made so that the holders of the Series C-Liberty Media Group Preferred Stock have the right to exchange their shares of Series C-Liberty Media Group Preferred Stock on the effective date of the Redemption Event for shares of Mirror Preferred Stock of the issuer of the Redemption Securities, which Mirror Preferred Stock shall have an aggregate liquidation preference equal to the aggregate Liquidation Value of the shares of Series C-Liberty Media Group Preferred Stock to be exchanged therefor.

          If, before giving effect to a Redemption Event, a holder of Series C-Liberty Media Group Preferred Stock would be entitled to receive upon conversion of such Series C-Liberty Media Group Preferred Stock any shares of stock or other securities or property (other than cash in lieu of fractional securities) in addition to the Series A Liberty Media Group Common Stock or Redeemable Capital Stock being redeemed, and the redemption price payable upon such Redemption Event will include Redemption Securities, then the Mirror Preferred Stock Condition will be satisfied if appropriate provision is made so that the holders of the Series C-Liberty Media Group Preferred Stock have the right to exchange their shares of Series C-Liberty Media Group Preferred Stock on the effective date of the Redemption Event for Exchange Preferred Stock of this Corporation and Mirror Preferred Stock of the issuer of the Redemption Securities. The sum of the initial liquidation preferences of the shares of Exchange Preferred Stock and Mirror Preferred Stock delivered in exchange for a share of Series C-Liberty Media Group Preferred Stock will equal the Liquidation Value of a share of Series C-Liberty Media Group Preferred Stock on the effective date of the

Redemption Event. The Mirror Preferred Stock will have an aggregate initial liquidation preference equal to the product of the aggregate Liquidation Value of the shares of Series C-Liberty Media Group Preferred Stock exchanged therefor and the quotient of (x) the product of the Conversion Rate for the Series A Liberty Media Group Common Stock or Redeemable Capital Stock to be redeemed (determined immediately prior to the effective date of the Redemption Event) and the average of the daily Closing Prices of the Series A Liberty Media Group Common Stock or Redeemable Capital Stock, as the case may be, for the period of ten consecutive trading days ending on the third trading day prior to the effective date of the Redemption Event, divided by (y) the sum of the amount determined pursuant to clause (x), plus the fair value of the shares of stock or other securities or property (other than those being redeemed) that would have been receivable by a holder of Series C-Liberty Media Group Preferred Stock upon conversion thereof immediately prior to the effective date of the Redemption Event (such fair value to be determined in the case of stock or other securities with a Closing Price in the same manner as provided in clause (x) and otherwise by the Board of Directors in the exercise of its judgment). The shares of Exchange Preferred Stock will have an aggregate initial liquidation preference equal to the difference between the aggregate Liquidation Value of the shares of Series C-Liberty Media Group Preferred Stock exchanged therefor and the aggregate initial liquidation preference of the Mirror Preferred Stock.

          (i) If this Corporation effects a Spin Off, this Corporation shall make appropriate provision so that the holders of the Series C-Liberty Media Group Preferred Stock have the right to exchange their shares of Series C-Liberty Media Group Preferred Stock on the effective date of the Spin Off for Exchange Preferred Stock of this Corporation and Mirror Preferred Stock of the issuer of the Spin Off Securities. The sum of the initial liquidation preferences of the shares of Exchange Preferred Stock and Mirror Preferred Stock delivered in exchange for a share of Series C-Liberty Media Group Preferred Stock will equal the Liquidation Value of a share of Series C-Liberty Media Group Preferred Stock on the effective date of the Spin Off. The Mirror Preferred Stock will have an aggregate liquidation preference equal to the product of the aggregate Liquidation Value of the shares of Series C-Liberty Media Group Preferred Stock exchanged therefor and the quotient of (x) the product of the number (or fraction) of Spin Off Securities that would have been receivable upon such Spin Off by a holder of the number of shares of Series A Liberty Media Group Common Stock issuable upon conversion of a share of Series C-Liberty Media Group Preferred Stock immediately prior to the effective date of the Spin Off and the average of the daily Closing Prices of the Spin Off Securities for the period of ten consecutive trading days commencing on the tenth trading day following the effective date of the Spin Off, divided by (y) the sum of the amount determined pursuant to clause (x), plus the fair value of the shares of Series A Liberty Media Group Common Stock and other securities or property (other than Spin Off Securities) that would have been receivable by a holder of a share of Series C-Liberty Media Group Preferred Stock upon conversion thereof immediately prior to the effective date of the Spin Off (such fair value to be determined in the case of Series A Liberty Media Group Common Stock or other securities with a Closing Price in the same manner as provided in clause (x) and otherwise by the

Board of Directors in the exercise of its judgment). The shares of Exchange Preferred Stock will have an aggregate initial liquidation preference equal to the difference between the aggregate Liquidation Value of the shares of Series C-Liberty Media Group Preferred Stock exchanged therefor and the aggregate initial liquidation preference of the Mirror Preferred Stock. From and after the effective date of such Spin Off, the holders of any shares of Series C-Liberty Media Group Preferred Stock that have not been exchanged for Mirror Preferred Stock and Exchange Preferred Stock as provided above shall have no conversion rights under these provisions with respect to such Spin Off Securities.

          (j) Whenever the Conversion Rate or the conversion privilege shall be adjusted as provided in this paragraph 4, this Corporation shall promptly cause a notice to be mailed to the holders of record of the Series C-Liberty Media Group Preferred Stock describing the nature of the event requiring such adjustment, the Conversion Rate in effect immediately thereafter and the kind and amount of stock or other securities or property into which the Series C-Liberty Media Group Preferred Stock shall be convertible after such event.
Where appropriate, such notice may be given in advance and included as a part of a notice required to be mailed under the provisions of paragraph 4(l).

          (k) This Corporation may, but shall not be required to, make any adjustment of the Conversion Rate if such adjustment would require an increase or decrease of less than 1% in such Conversion Rate; provided, however, that any adjustments which by reason of this paragraph 4(k) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this paragraph 4 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. In any case in which this paragraph 4(k) shall require that an adjustment shall become effective immediately after a record date for such event, the Corporation may defer until the occurrence of such event (x) issuing to the holder of any shares of Series C-Liberty Media Group Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Series A Liberty Media Group Common Stock or other Capital Stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of Series A Liberty Media Group Common Stock, or other Capital Stock issuable upon such conversion before giving effect to such adjustment and (y) paying to such holder cash in lieu of any fractional interest to which such holder is entitled pursuant to paragraph 4(p); provided, however, that, if requested by such holder, this Corporation shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares of Series A Liberty Media Group Common Stock or other Capital Stock, and such cash, upon the occurrence of the event requiring such adjustment.

          To the extent the shares of Series C-Liberty Media Group Preferred Stock become convertible into cash, no adjustment need be made thereafter as to the cash. Interest will not accrue on the cash.

               (l)  In case at any time:

                    (i) this Corporation shall take any action which would require an adjustment in the Conversion Rate pursuant to this paragraph;

                    (ii) there shall be any capital reorganization or reclassification of the Series A Liberty Media Group Common Stock (other than a change in par value), or any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of this Corporation is required, or any sale, transfer or lease of all or substantially all of the properties and assets of the Corporation, or a tender offer for shares of Series A Liberty Media Group Common Stock representing at least a majority of the total voting power represented by the outstanding shares of Series A Liberty Media Group Common Stock which has been recommended by the Board of Directors as being in the best interests of the holders of Series A Liberty Media Group Common Stock; or

                    (iii) there shall be a voluntary or involuntary dissolution, liquidation or winding up of this Corporation;

then, in any such event, this Corporation shall give written notice, in the manner provided in the first sentence of paragraph 6(c) hereof, to the holders of the Series C-Liberty Media Group Preferred Stock at their respective addresses as the same appear on the books of the Corporation, at least twenty days (or ten days in the case of a recommended tender offer as specified in clause (ii) above) prior to any record date for such action, dividend or distribution or the date as of which it is expected that holders of Series A Liberty Media Group Common Stock of record shall be entitled to exchange their shares of Series A Liberty Media Group Common Stock for securities or other property, if any, deliverable upon such reorganization, reclassification, consolidation, merger, sale, transfer, lease, tender offer, dissolution, liquidation or winding up; provided, however, that any notice required by any event described in clause (ii) of this paragraph 4(l) shall be given in the manner and at the time that such notice is given to the holders of Series A Liberty Media Group Common Stock. Without limiting the obligations of this Corporation to provide notice of corporate actions hereunder, the failure to give the notice required by this paragraph 4(l) or any defect therein shall not affect the legality or validity of any such corporate action of the Corporation or the vote upon such action.

               (m) Before any holder of Series C-Liberty Media Group Preferred Stock shall be entitled to convert the same into Series A Liberty Media Group Common Stock, such holder shall surrender the certificate or certificates for such Series C-Liberty Media Group Preferred Stock at the office of this Corporation or at the office of the transfer agent for the Series C-Liberty Media Group Preferred Stock, which certificate or certificates, if this Corporation shall so request, shall be duly endorsed to this Corporation or in blank or accompanied by proper instruments of transfer to this Corporation or in blank (such endorsements or instruments of transfer to be in form satisfactory to this Corporation), and shall given written notice to this Corporation at said office that it elects to convert all or a part of the Shares represented by said certificate or certificates in accordance with the terms of this paragraph 4, and shall state in writing therein the name or names in which such holder wishes the certificates for Series A Liberty Media Group Common Stock to be issued. Every such notice of election to convert shall constitute a contract between the holder of such Series C-Liberty Media Group Preferred Stock and the Corporation, whereby the holder of such Series C-Liberty Media Group Preferred Stock shall be deemed to subscribe for the amount of Series A Liberty Media Group Common Stock which such holder shall be entitled to receive upon conversion of the number of shares of Series C-Liberty Media Group Preferred Stock to be converted, and, in satisfaction of such subscription, to deposit the shares of Series C-Liberty Media Group Preferred Stock to be converted, and thereby this Corporation shall be deemed to agree that the surrender of the shares of Series C-Liberty Media Group Preferred Stock to be converted shall constitute full payment of such subscription for Series A Liberty Media Group Common Stock to be issued upon such conversion. This Corporation will as soon as practicable after such deposit of a certificate or certificates for Series C-Liberty Media Group Preferred Stock, accompanied by the written notice and the statement above prescribed, issue and deliver at the office of this Corporation or of said transfer agent to the person for whose account such Series C-Liberty Media Group Preferred Stock was so surrendered, or to his nominee(s) or, subject to compliance with applicable law, transferee(s), a certificate or certificates for the number of full shares of Series A Liberty Media Group Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share as hereinafter provided. If surrendered certificates for Series C-Liberty Media Group Preferred Stock are converted only in part, this Corporation will issue and deliver to the holder, or to his nominee(s), without charge therefor, a new certificate or certificates representing the aggregate of the unconverted Shares. Such conversion shall be deemed to have been made as of the date of such surrender of the Series C-Liberty Media Group Preferred Stock to be converted; and the person or persons entitled to receive the Series A Liberty Media Group Common Stock issuable upon conversion of such Series C-Liberty Media Group Preferred Stock shall be treated for all purposes as the record holder or holders of such Series A Liberty Media Group Common Stock on such date.

          The issuance of certificates for shares of Series A Liberty Media Group Common Stock upon conversion of shares of Series C-Liberty Media Group Preferred Stock shall be made without charge for any issue, stamp or other similar tax in respect of such issuance, provided, however, if any such certificate is to be issued in a name other than that of the registered holder of the share or shares of Series C-Liberty Media Group Preferred Stock converted, the person or persons requesting the issuance thereof shall pay to this Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of this Corporation that such tax has been paid.

          This Corporation shall not be required to convert any shares of Series C-Liberty Media Group Preferred Stock, and no surrender of Series C-Liberty Media Group Preferred Stock shall be effective for that purpose, while the stock transfer books of this Corporation are closed for any purpose; but the surrender of Series C-Liberty Media Group Preferred Stock for conversion during any period while such books are so closed shall become effective for conversion immediately upon the reopening of such books, as if the conversion had been made on the date such Series C-Liberty Media Group Preferred Stock was surrendered.

          (n) This Corporation shall at all times reserve and keep available, solely for the purpose of issuance upon conversion of the outstanding shares of Series C-Liberty Media Group Preferred Stock, such number of shares of Series A Liberty Media Group Common Stock (or other Capital Stock) as shall be issuable upon the conversion of all outstanding Shares, provided that nothing contained herein shall be construed to preclude this Corporation from satisfying its obligations in respect of the conversion of the outstanding shares of Series C-Liberty Media Group Preferred Stock by delivery of shares of Series A Liberty Media Group Common Stock (or such other Capital Stock) which are held in the treasury of this Corporation. This Corporation shall take all such corporate and other actions as from time to time may be necessary to insure that all shares of Series A Liberty Media Group Common Stock (or other Capital Stock) issuable upon conversion of shares of Series C-Liberty Media Group Preferred Stock at the Conversion Rate in effect from time to time will, upon issue, be duly and validly authorized and issued, fully paid and nonassessable and free of any preemptive or similar rights.

          (o) All shares of Series C-Liberty Media Group Preferred Stock received by this Corporation upon conversion thereof into Series A Liberty Media Group Common Stock shall be retired and shall be restored to the status of authorized and unissued shares of preferred stock (and may be reissued as part of another series of the preferred stock of this Corporation, but such shares shall not be reissued as Series C-Liberty Media Group Preferred Stock).

          (p) This Corporation shall not be required to issue fractional shares of Series A Liberty Media Group Common Stock or scrip upon conversion of the Series C-Liberty Media Group Preferred Stock. As to any final fraction of a share of Series A Liberty Media Group Common Stock which a holder of one or more Shares would otherwise be entitled to receive upon conversion of such Shares in the same transaction, this Corporation shall pay a cash adjustment in respect of such final fraction in an amount equal to the same fraction of the market value of a full share of Series A Liberty Media Group Common Stock. For purposes of this paragraph 4(p), the market value of a share of Series A Liberty Media Group Common Stock shall be the Closing Price thereof on the trading day immediately preceding the date of conversion.

               5.   Exchange Option.
                    ---------------

                    (a) In the event an Exchange Offer is made by this Corporation or a Subsidiary thereof (the applicable of the foregoing being the "Offeror"), the Offeror shall concurrently therewith make an equivalent offer to the holders of Series C-Liberty Media Group Preferred Stock pursuant to which such holders may tender Shares, based upon the number of shares of Series A Liberty Media Group Common Stock into which such tendered Shares are then convertible (and in lieu of tendering outstanding shares of Series A Liberty Media Group Common Stock), together with such other consideration as may be required to be tendered pursuant to such Exchange Offer, and receive in exchange therefor, in lieu of Exchange Securities (and other property, if applicable), Mirror Preferred Stock with an aggregate liquidation preference equal to the aggregate Liquidation Value of the shares of Series C-Liberty Media Group Preferred Stock exchanged therefor. Whether or not a holder of Shares elects to accept such offer and tender Shares, no adjustment to the Conversion Rate of the Shares will be made pursuant to paragraph 4 in connection with the Exchange Offer.

                    (b) If an Exchange Offer is made as discussed above, the Offeror shall, concurrently with the distribution of the offering circular or prospectus and related documents to holders of Series A Liberty Media Group Common Stock, provide each holder of Series C-Liberty Media Group Preferred Stock with a notice setting forth the offer described in paragraph 5(a) above and describing the Exchange Offer, the Exchange Securities and the Mirror Preferred Stock. Such notice shall be accompanied by the offering circular, prospectus or similar document provided to holders of Series A Liberty Media Group Common Stock in respect of the Exchange Offer and a copy of the certificate of designations (or similar document) proposed to be filed by the Offeror in order to establish the Mirror Preferred Stock. No failure to mail the notice contemplated by this paragraph 5(b) or any defect therein or in the mailing thereof shall affect the validity of the applicable Exchange Offer.

               6.   Redemption.
                    ----------

                    (a) Subject to the provisions of paragraph 6(f), the shares of Series C-Liberty Media Group Preferred Stock may be redeemed out of funds legally available therefor, at the option of this Corporation by action of the Board of Directors, in whole or from time to time in part, at any time after August 8, 2001 at the Redemption Price per Share as of the applicable Redemption Date. If less than all outstanding Shares are to be redeemed, Shares shall be redeemed ratably among the holders thereof.

                    (b) Subject to the rights of any Parity Securities and the provisions of paragraph 6(f) and subject to any prohibitions or restrictions contained in any Debt Instrument, at any time on or after August 8, 2001, any holder shall have the right, at such holder's option, to require redemption by this Corporation at the Redemption Price per Share as of the applicable Redemption Date of all or any portion of his Shares having an aggregate Liquidation Value in excess of $1,000,000, by written notice to this Corporation stating the number of Shares to be redeemed. This Corporation shall redeem, out of funds legally available therefor and not restricted in accordance with the first sentence of this paragraph 6(b) or, at this Corporation's election, through the issuance of fully paid and nonassessable shares of Series A Liberty Media Group Common Stock (the value of which for this purpose shall be deemed to be equal to, on a per share basis, the average of the daily Closing Prices of the Series A Liberty Media Group Common Stock for the 20 consecutive trading days ending on and including the fifth trading day preceding the date fixed for redemption pursuant to this sentence), the Shares so requested to be redeemed on such date within 60 days following this Corporation's receipt of such notice as this Corporation shall state in its notice given pursuant to paragraph 6(c). If the funds of this Corporation legally available for redemption of Shares and not restricted in accordance with the first sentence of this paragraph 6(b) are insufficient to redeem the total number of Shares required to be redeemed pursuant to this paragraph 6(b) and the Corporation has not elected to pay the Redemption Price or the applicable portion thereof in shares of Series A Liberty Media Group Common Stock, then, those funds which are legally available for redemption of such Shares and not so restricted will be used to redeem the maximum possible number of such Shares ratably among the holders who have required Shares to be redeemed under this paragraph 6(b). At any time thereafter when additional funds of this Corporation are legally available and not so restricted for such purpose, such funds will immediately be used to redeem the Shares this Corporation failed to redeem on such Redemption Date until the balance of such Shares are redeemed. Further, if the funds of this Corporation legally available for redemption of Shares are sufficient to pay the Redemption Price of the Shares requested to be redeemed in full, then any portion of such Redemption Price not paid when due as provided in this paragraph 6(b) shall thereupon become immediately due and payable by this Corporation in cash only, notwithstanding that payment thereof is restricted pursuant to any Debt Instrument in accordance with the first sentence of this paragraph 6(b), and shall constitute indebtedness of this Corporation for borrowed money, the payment of which indebtedness the holders requesting such redemption shall be entitled to enforce by the exercise of any and all rights at law or in equity.

          (c) Notice of any redemption pursuant to this paragraph 6 shall be mailed, first class, postage prepaid, not less than 30 days nor more than 60 days prior to the Redemption Date, to the holders of record of the shares of Series C-Liberty Media Group Preferred Stock to be redeemed, at their respective addresses as the same appear upon the books of this Corporation or are supplied by them in writing to this Corporation for the purpose of such notice (with telephonic or facsimile confirmation of notice to Bill Daniels so long as he is a holder of record); but no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of the Series C-Liberty Media Group Preferred Stock. Such notice shall set forth the Redemption Price, the Redemption Date, the number of Shares to be redeemed and the place at which the Shares called for redemption will, upon presentation and surrender of the stock certificates evidencing such Shares, be redeemed. In case fewer than the total number of shares of Series C-Liberty Media Group Preferred Stock represented by any certificate are redeemed, a new certificate representing the number of unredeemed Shares will be issued to the holder thereof without cost to such holder.

          (d) If notice of any redemption by this Corporation pursuant to this paragraph 6 shall have been mailed as provided in paragraph 6(c) and if on or before the Redemption Date specified in such notice the consideration necessary for such redemption shall have been set apart so as to be available therefor and only therefor, then on and after the close of business on the Redemption Date, the Shares called for redemption, notwithstanding that any certificate therefor shall not have been surrendered for cancellation, shall no longer be deemed outstanding, and all rights with respect to such Shares shall forthwith cease and terminate, except the right of the holders thereof to receive upon surrender of their certificates the consideration payable upon redemption thereof.

          (e) All shares of Series C-Liberty Media Group Preferred Stock redeemed, retired, purchased or otherwise acquired by this Corporation shall be retired and shall be restored to the status of authorized and unissued shares of preferred stock (and may be reissued as part of another series of the preferred stock of this Corporation, but such shares shall not be reissued as Series C-Liberty Media Group Preferred Stock).

          (f) If and so long as this Corporation shall fail to redeem on a Redemption Date pursuant to this paragraph 6 all shares of Series C-Liberty Media Group Preferred Stock required to be redeemed on such date, this Corporation shall not redeem, or discharge any sinking fund obligation with respect to, any Junior Securities, unless all then outstanding shares of Series C-Liberty Media Group Preferred Stock are redeemed, and shall not purchase or otherwise acquire any shares of Series C-Liberty Media Group Preferred Stock or Junior Securities. Nothing contained in this paragraph 6(f) shall prevent the purchase or acquisition of shares of Series C-Liberty Media Group Preferred Stock pursuant to a purchase or exchange offer or offers made to holders of all outstanding shares of Series C-Liberty Media Group Preferred Stock, provided that as to holders of all outstanding shares of Series C-Liberty Media Group Preferred Stock, the terms of the purchase or exchange offer for all such shares are identical. The provisions of this paragraph 6(f) are for the benefit of holders of Series C-Liberty Media Group Preferred Stock and accordingly the provisions of this paragraph 6(f) shall not restrict any redemption by this Corporation of Shares held by any holder, provided that all other holders of Shares shall have waived in writing the benefits of this provision with respect to such redemption.

          (g) If this Corporation has elected to issue shares of Series A Liberty Media Group Common Stock in payment, in whole or in part, of the Redemption Price of all or any of the Shares pursuant to paragraph 6(b) and if, as of the Redemption Date, Bill Daniels
is deceased and the Shares redeemed are held by or for the benefit of an inter vivos or testamentary trust or public or private foundation established by Bill Daniels, then the provisions of this paragraph 6(g) shall apply. If the net proceeds to the holder of sales in the open market of the shares of Series A Liberty Media Group Common Stock issued in payment of the Redemption Price during the 30-day period following the later of the Redemption Date and, if this Corporation is required to effect the registration of the sale of such shares pursuant to a Registration Rights Agreement, the effective date of such registration (or if the holder has provided written notice to this Corporation of its intention to sell such shares prior to the expiration of such 30-day period, then during the 90-day period following the later of such dates), are in the aggregate (x) less than the dollar amount of the portion of the Redemption Price paid by this Corporation in the shares so sold, then this Corporation shall pay to the holder the amount of the shortfall in cash or (y) greater than the dollar amount of the portion of the Redemption Price paid by this Corporation in the shares so sold, then the holder shall pay to this Corporation the amount of the excess in cash. For purposes of the foregoing, "net proceeds" shall mean the gross sale price for each sale, less the amount of all customary and reasonable selling expenses incurred by the holder in making such sale (e.g., customary broker discounts). The holder shall notify this Corporation
 ----
promptly in writing of each sale of shares of Series A Liberty Media Group Common Stock made by the holder during the 30-day or 90-day, as applicable, period referred to above, the method of sale, the gross proceeds of such sale, and the kind and amount of expenses deducted in determining the net proceeds of the applicable sale. If, during such applicable period, the holder has sold a greater number of shares of Series A Liberty Media Group Common Stock than the number issued by this Corporation in payment of the Redemption Price, then those sales that yielded the highest net proceeds shall be deemed to be sales of the shares issued in payment of the Redemption Price. Within five days after the expiration of the 30-day or 90-day, as applicable, period, this Corporation or the holder, as applicable, shall make the payment to the other required by this paragraph 6(g).

          7.   Voting Rights.  The holders of the Series C-Liberty Media Group
               -------------
Preferred Stock shall be entitled to vote on all matters submitted to a vote of the holders of the Capital Stock of this Corporation which is entitled to vote generally on the election of directors. Each Share shall entitle the registered holder thereof to such number of votes as is equal to the number of shares of Series A Liberty Media Group Common Stock or other voting securities of this Corporation into which such Share is then convertible. Holders of Series C-Liberty Media Group Preferred Stock shall vote together with holders of Common Stock and shall not be entitled to vote as a class except as otherwise required by law or this Corporation's Restated Certificate of Incorporation.

          8.   Amendment.  No amendment or modification of the designation,
               ---------
rights, preferences, and limitations of the Shares set forth herein shall be binding or effective without the prior consent of the holders of record of Shares representing 66 2/3% of the Liquidation Value of all Shares outstanding at the time such action is taken.

          9.   Preemptive Rights.  The holders of the Series C-Liberty Media
               -----------------
Group Preferred Stock will not have any preemptive right to subscribe for or purchase any shares of stock or any other securities which may be issued by this Corporation.

          10.  Senior Securities.  The Series C-Liberty Media Group Preferred
               -----------------
Stock shall not rank junior to any other classes or series of stock of this Corporation in respect of the right to receive dividends or the right to participate in any distribution upon liquidation, dissolution or winding up of this Corporation. Without the prior consent of the holders of record of Shares representing 66 2/3% of the Liquidation Value of all Shares then outstanding, this Corporation shall not issue any Senior Securities.

          11.  Exclusion of Other Rights.  Except as may otherwise be required
               -------------------------
by law and for the equitable rights and remedies that may otherwise be available to holders of Series C-Liberty Media Group Preferred Stock, the shares of Series C-Liberty Media Group Preferred Stock shall not have any designations, preferences, limitations or relative rights, other than those specifically set forth in these resolutions (as such resolutions may, subject to paragraph 8, be amended from time to time) and in the Restated Certificate of Incorporation of this Corporation.

          12.  Headings.  The headings of the various paragraphs and
               --------
subparagraphs hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

          FURTHER RESOLVED, that the appropriate officers of this Corporation are hereby authorized to execute and acknowledge a certificate setting forth these resolutions and to cause such certificate to be filed and recorded, in accordance with the requirements of Section 151(g) of the General Corporation Law of the State of Delaware."

          The undersigned has signed this Certificate of Designations on this 30th day of December, 1997.

                                        /s/ Stephen M. Brett
                                        -------------------------

                                        Name:  Stephen M. Brett
                                        Title: Executive Vice President

                               State of Delaware
                                                                          PAGE 1
                       Office of the Secretary of State

                         ----------------------------

  I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF "TELE-COMMUNICATIONS, INC.", FILED IN THIS OFFICE ON THE THIRTY-FIRST DAY OF DECEMBER, A.D. 1997, AT 9:01 O'CLOCK A.M.



                   [SEAL]

                         /s/ Edward J. Freel
                         -----------------------------------
                         Edward J. Freel, Secretary of State

                          AUTHENTICATION: 8852765

2371729 8100                        DATE: 01-07-98

981006506

                                                              Series C-TCI Group

                           TELE-COMMUNICATIONS, INC.

                          CERTIFICATE OF DESIGNATIONS

                                ---------------

                      SETTING FORTH A COPY OF A RESOLUTION
                     CREATING AND AUTHORIZING THE ISSUANCE
                  OF A SERIES OF PREFERRED STOCK DESIGNATED AS
               "CONVERTIBLE PREFERRED STOCK, SERIES C-TCI GROUP"
                       ADOPTED BY THE BOARD OF DIRECTORS
                          OF TELE-COMMUNICATIONS, INC.

                                ---------------

          The undersigned, an Executive Vice President of TELE-COMMUNICATIONS, INC., a Delaware corporation (this "Corporation"), HEREBY CERTIFIES that the Board of Directors of this Corporation on December 16, 1997, duly adopted the following resolutions creating a new series of this Corporation's Series Preferred Stock:

          "BE IT RESOLVED, that pursuant to authority expressly granted by the provisions of Article IV, Section D of the Restated Certificate of Incorporation of this Corporation, the Board of Directors hereby creates and authorizes the issuance of a new series of this Corporation's Series Preferred Stock, par value $.01 per share ("Series Preferred Stock"), and hereby fixes the powers, designations, dividend rights, voting powers, rights on liquidation, conversion rights, redemption rights and other preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions of the shares of such series (in addition to the powers, designations, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof set forth in the Restated Certificate of Incorporation that are applicable to each class and series of this Corporation's preferred stock, par value $.01 per share
 ("Preferred Stock")), as follows:

          1.   Designation and Number.  The designation of the series of Series
               ----------------------
Preferred Stock, par value $.01 per share, of this Corporation authorized hereby is "Convertible Preferred Stock, Series C-TCI Group" (the "Series C-TCI Group Preferred Stock"). The number of shares constituting the Series C-TCI Group Preferred Stock shall be 70,575.

          2.   Certain Definitions.  Unless the context otherwise requires, the
               -------------------
terms defined in this paragraph 2 shall, for all purposes of this Certificate of Designations, have the meanings herein specified:

          "Board of Directors": The Board of Directors of this Corporation and, to the extent permitted by law, unless the context indicates otherwise, any committee thereof authorized with respect to any particular matter to exercise the power of the Board of Directors of this Corporation with respect to such matter.

          "Capital Stock": Any and all shares, interests, participations or other equivalents (however designated) of corporate stock of this Corporation.

          "Class B Preferred Stock": The Class B 6% Cumulative Redeemable Exchangeable Junior Preferred Stock, par value $.01 per share, of this Corporation.

          "Closing Price": Of any security for any day, the last reported sale price of such security regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the composite tape, or if such security is not quoted on the composite tape, on the principal United States securities exchange registered under the Exchange Act on which such security is listed or admitted to trading, or if such security is not listed or admitted to trading on any such exchange, the last reported sale price (or the average of the quoted closing bid and asked prices if there were no reported sales) on The Nasdaq Stock Market or any comparable quotation system, or if such security is not quoted on The Nasdaq Stock Market or any comparable system, the average of the closing bid and asked prices as furnished by any member of the National Association of Securities Dealers, Inc. selected from time to time by this Corporation for that purpose or, in the absence of such quotations, such other method of determining market value as the Board of Directors shall from time to time deem to be fair.

          "Common Stock": The Common Stock, $1.00 par value per share, of this Corporation, and all series thereof now existing or hereafter created.

          "Conversion Rate": The kind and amount of securities, assets or other property that as of any date are issuable or deliverable upon conversion of a share of Series C-TCI Group Preferred Stock. The Conversion Rate of Series C-TCI Group Preferred Stock shall initially be as set forth in paragraph 4(b), subject to adjustment as set forth in paragraph 4 of this Certificate of Designations. In the event that pursuant to paragraph 4 the Series C-TCI Group Preferred Stock becomes convertible into more than one class or series of capital stock of this Corporation, the term Conversion Rate, when used with respect to any such class or series, shall mean the number or fraction of shares or other units of such capital stock that as of any date would be issued upon conversion of a share of Series C-TCI Group Preferred Stock.

          "Convertible Securities": Securities, other than the Series B TCI Group Common Stock, that are convertible at the option of the holder into Series A TCI Group Common Stock.

          "Debt Instrument": Any bond, debenture, note, indenture, guarantee or other instrument or agreement evidencing any Indebtedness, whether existing at the Issue Date or thereafter created, incurred, assumed or guaranteed.

          "Determination Date": For any issuance of rights or warrants or any distribution to which paragraph 4(d) or 4(e) applies, the earlier of (i) the record date for the determination of stockholders entitled to receive the rights or warrants or the distribution to which such paragraph applies and (ii) the Ex-Dividend Date for such rights, warrants or distribution.

          "Exchange Act": The Securities Exchange Act of 1934, as amended.

          "Exchange Offer":   An issuer tender offer (within the meaning of Rule
13e-4(a)(2) of the rules and regulations promulgated by the Securities and Exchange Commission under the Exchange Act, as such Rule is in effect on the date hereof), including, without limitation, one that is effected through the distribution of rights or warrants, made to holders of Series A TCI Group Common Stock (or to holders of other stock of this Corporation receivable by a holder of Series C-TCI Group Preferred Stock upon conversion thereof), to issue stock of this Corporation or of a Subsidiary of this Corporation and/or other property to a tendering stockholder in exchange for shares of Series A TCI Group Common Stock (or such other stock) validly tendered pursuant to such issuer tender offer.

          "Exchange Preferred Stock": A series of convertible preferred stock of this Corporation, having terms, conditions, designations, dividend rights, voting powers, rights on liquidation and other preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof that are identical, or as nearly so as is practicable in the judgment of the Board of Directors, to those of the Series C-TCI Group Preferred Stock for which such Exchange Preferred Stock is exchanged, except that (i) the liquidation preference will be determined as provided in paragraph 4(h) or 4(i), as applicable, (ii) the running of any time periods pursuant to the terms of the Series C-TCI Group Preferred Stock shall be tacked to the corresponding time periods in the Exchange Preferred Stock and (iii) the Exchange Preferred Stock will not be convertible into, and the holders will have no conversion rights thereunder with respect to, (x) in the case of a redemption of Redeemable Capital Stock, the Redeemable Capital Stock redeemed, or the Redemption Securities issued, in the Redemption Event, and (y) in the case of a Spin Off, the Spin Off Securities.

          "Exchange Securities": Stock of this Corporation or of a Subsidiary of this Corporation that is issued in exchange for shares of Series A TCI Group Common Stock (or other stock of this Corporation receivable by a holder of Series C-TCI Group Preferred Stock upon conversion thereof) pursuant to an Exchange Offer.

          "Ex-Dividend Date": The date on which "ex-dividend" trading commences for a dividend, an issuance of rights or warrants or a distribution to which paragraph 4(c), 4(d) or 4(e) applies in the over-the-counter market or the principal exchange on which the Series A TCI Group Common Stock is then quoted or listed.

          "Indebtedness": Any (i) liability, contingent or otherwise, of this Corporation (x) for borrowed money whether or not the recourse of the lender is to the whole of the assets of this Corporation or only to a portion thereof),
(y) evidenced by a note, debenture or similar instrument (including a purchase money obligation) given other than in connection with the acquisition of inventory or similar property in the ordinary course of business, or (z) for the payment of money relating to an obligation under a lease that is required to be capitalized for financial accounting purposes in accordance with generally accepted accounting principles; (ii) liability of others described in the preceding clause (i) which this Corporation has guaranteed or which is otherwise its legal liability; (iii) obligations secured by a mortgage, pledge, lien, charge or other encumbrance to which the property or assets of this Corporation are subject whether or not the obligations secured thereby shall have been assumed by or shall otherwise be this Corporation's legal liability; and (iv) any amendment, renewal, extension or refunding of any liability of the types referred to in clauses (i), (ii) and (iii) above.

          "Issue Date": December 31, 1997, such date being the first date on which any shares of the Series C-TCI Group Preferred Stock are first issued or deemed to have been issued.

          "Junior Securities": All shares of Class B Preferred Stock, Series A TCI Group Common Stock, Series B TCI Group Common Stock, Series A Liberty Media Group Common Stock, Series B Liberty Media Group Common Stock, Series A TCI Ventures Group Common Stock, Series B TCI Ventures Group Common Stock, any other series of Common Stock and, for purposes of paragraph 3 hereof, any class or series of stock of this Corporation not entitled to receive any assets upon liquidation, dissolution or winding up of the affairs of this Corporation until the Series C-TCI Group Preferred Stock shall have received the entire amount to which such stock is entitled upon such liquidation, dissolution or winding up.

          "Liquidation Value": Measured per Share of the Series C-TCI Group Preferred Stock as of any particular date, $2,208.35.

          "Mirror Preferred Stock": Convertible preferred stock issued by (a) in the case of a redemption of Redeemable Capital Stock, the issuer of the applicable Redemption Securities, (b) in the case of a Spin Off, the issuer of the applicable Spin Off Securities, and (c) in the case of an Exchange Offer, the issuer of the applicable Exchange Securities, and having terms, conditions, designations, dividend rights, voting powers, rights on liquidation and other preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof that are identical, or as nearly so as practicable in the judgment of the Board of Directors, to those of the Series C-TCI Group Preferred Stock for which such Mirror Preferred Stock is exchanged, except that (i) the liquidation preference will be determined as provided in paragraph 4(h), 4(i) or 5, as applicable, (ii) the running of any time periods pursuant to the terms of the Series C-TCI Group Preferred Stock shall be tacked to the corresponding time periods in the Mirror Preferred Stock, and (iii) the Mirror Preferred Stock shall be convertible into the kind and amount of Redemption Securities, Spin Off Securities or Exchange Securities, as applicable, and other securities and property that the holder of a share of Series C-TCI Group Preferred Stock in respect of which such Mirror Preferred Stock is issued pursuant to the terms hereof would have received (x) in the case of the redemption of Redeemable Capital Stock, upon such redemption had such share of Series C-TCI Group Preferred Stock been converted immediately prior to the effective date of the Redemption Event, (y) in the case of a Spin Off, in such Spin Off had such share of Series C-TCI Group Preferred Stock been converted immediately prior to the record date for such Spin Off and (z) in the case of an Exchange Offer, upon consummation thereof had such share of Series C-TCI Group Preferred Stock that such holder elects to tender pursuant to Section 5 been converted and the shares of Series A TCI Group Common Stock received upon such conversion been tendered in full pursuant to such Exchange Offer prior to the expiration thereof and the same percentage of such tendered shares had been accepted for exchange as the percentage of validly tendered shares of Series A TCI Group Common Stock were accepted for exchange pursuant to such Exchange Offer, as the case may be.

          "Parity Securities": Any class or series of stock of this Corporation entitled to receive assets upon liquidation, dissolution or winding up of the affairs of this Corporation on a parity with the Series C-TCI Group Preferred Stock. The Series C-Liberty Media Group Preferred Stock, the Series D Preferred Stock, the Series F Preferred Stock, the Series G Preferred Stock and the Series H Preferred Stock rank on a parity with the Series C-TCI Group Preferred Stock as to rights to receive assets upon liquidation, dissolution or winding up of the affairs of this Corporation and accordingly, constitute "Parity Securities" for purposes of this Certificate of Designations.

               "person": A natural person, corporation, limited liability company, partnership or other legal entity.

          "Redeemable Capital Stock": A class or series of Capital Stock of this Corporation that provides by its terms a right in favor of this Corporation to call, redeem, exchange or otherwise acquire all of the outstanding shares or units of such class or series.

          "Redemption Date": As to any Share, the date fixed for redemption of such Share as specified in the notice of redemption given in accordance with paragraph 6(c), provided that no such date will be a Redemption Date unless the applicable Redemption Price is actually paid on such date or the consideration sufficient for the payment thereof, and for no other purpose, has been set apart, and if the Redemption Price is not so paid in full or the consideration sufficient therefor so set apart then the Redemption Date will be the date on which such Redemption Price is fully paid or the consideration sufficient for the payment thereof, and for no other purpose, has been set apart.

          "Redemption Price": As to any Share that is to be redeemed on any Redemption Date, the Liquidation Value as in effect on such Redemption Date.

          "Redemption Securities": With respect to the redemption of any Redeemable Capital Stock, stock of a Subsidiary of this Corporation that is distributed by this Corporation in payment, in whole or in part, of the redemption price of such Redeemable Capital Stock.

          "Senior Securities": Any class or series of stock of this Corporation ranking senior to the Series C-TCI Group Preferred Stock in respect of the right to participate in any distribution upon liquidation, dissolution or winding up of the affairs of this Corporation.

          "Series A Liberty Media Group Common Stock": The Tele-Communications, Inc. Series A Liberty Media Group Common Stock, par value $1.00 per share, as such exists on the date of this Certificate of Designations, and Capital Stock of any other class or series into which such Series A Liberty Media Group Common Stock may thereafter have been changed.

          "Series A TCI Group Common Stock": The Tele-Communications, Inc. Series A TCI Group Common Stock, par value $1.00 per share, as such exists on the date of this Certificate of Designations, and Capital Stock of any other class or series into which such Series A TCI Group Common Stock may thereafter have been changed.

          "Series A TCI Ventures Group Common Stock": The Tele-Communications, Inc. Series A TCI Ventures Group Common Stock, par value $1.00 per share, as such exists on the date of this Certificate of Designations, and Capital Stock of any other class or series into which such Series A TCI Ventures Group Common Stock may thereafter have been changed.

          "Series B Liberty Media Group Common Stock": The Tele-Communications, Inc. Series B Liberty Media Group Common Stock, par value $1.00 per share, as such exists on the date of this Certificate of Designations, and Capital Stock of any other class or series into which such Series B Liberty Media Group Common Stock may thereafter have been changed.

          "Series B TCI Group Common Stock": The Tele-Communications, Inc. Series B TCI Group Common Stock, par value $1.00 per share, as such exists on the date of this Certificate of Designations, and Capital Stock of any other class or series into which such Series B TCI Group Common Stock may thereafter have been changed.

          "Series B TCI Ventures Group Common Stock": The Tele-Communications, Inc. Series B TCI Ventures Group Common Stock, par value $1.00 per share, as such exists on the date of this Certificate of Designations, and Capital Stock of any other class or series into which such Series B TCI Ventures Group Common Stock may thereafter have been changed.

          "Series C - Liberty Media Group Preferred Stock": The Convertible Preferred Stock, Series C-Liberty Media Group, par value $.01 per share, of this Corporation.

          "Series D Preferred Stock": The Convertible Preferred Stock, Series D, par value $.01 per share, of this Corporation.

          "Series F Preferred Stock": The Convertible Redeemable Participating Preferred Stock, Series F, par value $.01 per share, of this Corporation.

          "Series G Preferred Stock": The Redeemable Convertible TCI Group Preferred Stock, Series G, par value $.01 per share, of this Corporation.

          "Series H Preferred Stock": The Redeemable Convertible Liberty Media Group Preferred Stock, Series H, par value $.01 per share, of this Corporation.

          "Share": A share of Series C-TCI Group Preferred Stock.

          "Spin Off": The distribution of stock of a Subsidiary of this Corporation as a dividend to all holders of Series A TCI Group Common Stock.

          "Spin Off Securities": Stock of a Subsidiary of this Corporation that is distributed to holders of Series A TCI Group Common Stock in a Spin Off.

          "Subsidiary": With respect to any person, any corporation, limited liability company, partnership or other legal entity more than 50% of whose outstanding voting securities or membership, partnership or other ownership interests, as the case may be, are directly or indirectly owned by such person.

          3.  Liquidation.  Upon any liquidation, dissolution or winding up of
              -----------
this Corporation, whether voluntary or involuntary, the holders of Series C-TCI Group Preferred Stock shall be entitled to be paid an amount in cash equal to the aggregate Liquidation Value at the date fixed for liquidation of all Shares outstanding before any distribution or payment is made upon any Junior Securities, which payment shall be made pari passu with any such payment made to
                                        ---- -----
the holders of any Parity Securities. The holders of Series C-TCI Group Preferred Stock shall be entitled to no other or further distribution of or participation in any remaining assets of this Corporation after receiving the Liquidation Value per Share. If upon such liquidation, dissolution or winding up, the assets of this Corporation to be distributed among the holders of Series C-TCI Group Preferred Stock and to all holders of Parity Securities are insufficient to permit payment in full to such holders of the aggregate preferential amounts which they are entitled to be paid, then the entire assets of this Corporation to be distributed to such holders shall be distributed ratably among them based upon the full preferential amounts to which the shares of Series C-TCI Group Preferred Stock and such Parity Securities would otherwise respectively be entitled. Upon any such liquidation, dissolution or winding up, after the holders of Series C-TCI Group Preferred Stock and Parity Securities have been paid in full the amounts to which they are entitled, the remaining assets of this Corporation may be distributed to the holders of Junior Securities. This Corporation shall mail written notice of such liquidation, dissolution or winding up to each record holder of Series C-TCI Group Preferred Stock not less than 30 days prior to the payment date stated in such written notice. Neither the consolidation or merger of this Corporation into or with any other corporation or corporations, nor the sale, transfer or lease by this Corporation of all or any part of its assets, shall be deemed to be a liquidation, dissolution or winding up of this Corporation within the meaning of this paragraph 3.

          4.  Conversion.
              ----------

              (a) Unless previously called for redemption as provided in paragraph 6 hereof, the Series C-TCI Group Preferred Stock may be converted at any time or from time to time, in such manner and upon such terms and conditions as hereinafter provided in this paragraph 4 into fully paid and non-assessable full shares of Series A TCI Group Common Stock. In the case of Shares called for redemption by this Corporation pursuant to paragraph 6(a) hereof, the conversion right provided by this paragraph 4 shall terminate at the close of business on the fifteenth day preceding the date fixed for redemption. In the case of Shares required to be redeemed pursuant to paragraph 6(b), the conversion right provided by this paragraph 4 shall terminate immediately upon receipt by this Corporation of a notice given pursuant to said paragraph. In case cash, securities or property other than Series A TCI Group Common Stock shall be payable, deliverable or issuable upon conversion as provided herein, then all references to Series A TCI Group Common Stock in this paragraph 4 shall be deemed to apply, so far as appropriate and as nearly as may be, to such cash, property or other securities.

          (b) Subject to the provisions for adjustment hereinafter set forth in this paragraph 4, the Series C-TCI Group Preferred Stock may be converted into Series A TCI Group Common Stock at the initial conversion rate of 132.86 fully paid and non-assessable shares of Series A TCI Group Common Stock for one share of the Series C-TCI Group Preferred Stock.

          (c) In case this Corporation shall, on or after the Issue Date, (i) pay a dividend or make a distribution on its then outstanding shares of Series A TCI Group Common Stock in shares of Series A TCI Group Common Stock, (ii) subdivide the then outstanding shares of Series A TCI Group Common Stock into a greater number of shares of Series A TCI Group Common Stock, (iii) combine the then outstanding shares of Series A TCI Group Common Stock into a smaller number of shares of Series A TCI Group Common Stock, (iv) pay a dividend or make a distribution on its then outstanding shares of Series A TCI Group Common Stock in shares of its Capital Stock (other than Series A TCI Group Common Stock or rights, warrants or options for its Capital Stock), or (v) issue by reclassification of its then outstanding shares of Series A TCI Group Common Stock (other than a reclassification by way of merger or binding share exchange that is subject to paragraph 4(g)) any shares of any other class or series of Capital Stock of this Corporation (other than rights, warrants or options for its Capital Stock), then, subject to the following sentence and to paragraph 4(k), the conversion privilege and the Conversion Rate in effect immediately prior to the opening of business on the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted so that the holder of each share of the Series C-TCI Group Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number and kind of shares of Capital Stock of this Corporation that such holder would have owned or been entitled to receive immediately following such action had such shares of Series C-TCI Group Preferred Stock been converted immediately prior to such time.

          An adjustment made pursuant to this paragraph 4(c) for a dividend or distribution shall become effective immediately after the record date for the dividend or distribution and an adjustment made pursuant to this paragraph 4(c) for a subdivision, combination or reclassification shall become effective immediately after the effective date of the subdivision, combination or reclassification. Such adjustment shall be made successively whenever any action listed above shall be taken.

          Any shares of Series A TCI Group Common Stock issuable in payment of a dividend shall be deemed to have been issued immediately prior to the time of the record date for such dividend for purposes of calculating the number of outstanding shares of Series A TCI Group Common Stock under paragraph 4(d) below.

          (d) In case this Corporation shall, on or after the Issue Date, distribute any rights or warrants to all holders of shares of Series A TCI Group Common Stock entitling them (for a period expiring within 45 days after the record date for the determination of stockholders entitled to receive such rights or warrants) to subscribe for or purchase shares of Series A TCI Group Common Stock (or Convertible Securities) at a price per share of Series A TCI Group Common Stock (or having an initial exercise price or conversion price per share of Series A TCI Group Common Stock, after adding thereto an allocable portion of the exercise price of the right or warrant to purchase such Convertible Securities, computed on the basis of the maximum number of shares of Series A TCI Group Common Stock issuable upon conversion of such Convertible Securities) less than the current market price per share of Series A TCI Group Common Stock (as determined in accordance with the provisions of paragraph 4(f) below) on the Determination Date, the number of shares of Series A TCI Group Common Stock into which each Share shall thereafter be convertible shall be determined by multiplying the number of shares of Series A TCI Group Common Stock into which such Share was theretofore convertible immediately prior to the opening of business on such record date by a fraction of which the numerator shall be the number of shares of Series A TCI Group Common Stock outstanding on such record date plus the number of additional shares of Series A TCI Group Common Stock offered for subscription or purchase (or into which the Convertible Securities so offered are initially convertible) and of which the denominator shall be the number of shares of Series A TCI Group Common Stock outstanding on such record date plus the number of shares of Series A TCI Group Common Stock which the aggregate offering price of the total number of shares of Series A TCI Group Common Stock so offered (or the aggregate initial conversion or exercise price of the Convertible Securities so offered, after adding thereto the aggregate exercise price of the rights or warrants to purchase such Convertible Securities) would purchase at the current market price per share of Series A TCI Group Common Stock (as determined in accordance with the provisions of paragraph 4(f) below) on the Determination Date. Such adjustment shall be made successively whenever any such rights or warrants are issued and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights or warrants. In the event that all of the shares of Series A TCI Group Common Stock (or all of the Convertible Securities) subject to such rights or warrants have not been issued when such rights or warrants expire (or, in the case of rights or warrants to purchase Convertible Securities which have been exercised, all of the shares of Series A TCI Group Common Stock issuable upon conversion of such Convertible Securities have not been issued prior to the expiration of the conversion right thereof), then the Conversion Rate shall be readjusted retroactively to be the Conversion Rate which would then be in effect had the adjustment upon the issuance of such rights or warrants been made on the basis of the actual number of shares of Series A TCI Group Common Stock (or Convertible Securities) issued upon the exercise of such rights or warrants (or the conversion of such Convertible Securities); but such subsequent adjustment shall not affect the number of shares of Series A TCI Group Common Stock issued upon the conversion of any Share prior to the date such subsequent adjustment is made.

          (e) In case this Corporation, on or after the Issue Date, shall distribute to all holders of shares of Series A TCI Group Common Stock any evidences of its indebtedness or assets or rights or warrants to purchase shares of Series A TCI Group Common Stock or Series B TCI Group Common Stock or securities convertible into shares of Series A TCI Group Common Stock or Series B TCI Group Common Stock (excluding (x) dividends or distributions referred to in paragraph 4(c), distributions of rights or warrants referred to in paragraph 4(d), distributions of Spin Off Securities referred to in paragraph 4(i) and distributions of rights or warrants exercisable for Exchange Securities (which shall be governed by paragraph 5) and (y) cash dividends or distributions unless such cash dividends or cash distributions are Extraordinary Cash Dividends), then in each such case the number of shares of Series A TCI Group Common Stock into which each Share shall thereafter be convertible shall be determined by multiplying the number of shares of Series A TCI Group Common Stock into which such Share was theretofore convertible immediately prior to the opening of business on (A) the record date for the determination of stockholders entitled to receive the distribution or (B) in the case of a reclassification, the effective date of such reclassification, by a fraction of which the numerator shall be the current market price per share of the Series A TCI Group Common Stock (as determined in accordance with the provisions of paragraph 4(f) below) on the Determination Date and of which the denominator shall be such current market price per share of Series A TCI Group Common Stock less the fair market value (as determined by the Board of Directors of this Corporation, whose determination shall be conclusive) on such record date or effective date of the portion of the assets or evidences of indebtedness or rights or warrants so to be distributed applicable to one share of Series A TCI Group Common Stock; provided, however, that in the event the denominator of the foregoing fraction
--------  -------
is zero or negative, in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of a Share shall have the right to receive upon conversion of such Share, in addition to the shares of Series A TCI Group Common Stock to which the holder is entitled, the assets or evidences of indebtedness or rights or warrants such holder would have received had such holder converted such Share immediately prior to the record date for such distribution. Such adjustment shall be made successively whenever any such distribution is made and shall become effective immediately after the record date for the determination of stockholders entitled to receive such distribution.

          For purposes of this paragraph 4(e), the term "Extraordinary Cash Dividend" shall mean any cash dividend with respect to the Series A TCI Group Common Stock the amount of which, together with the aggregate amount of cash dividends on the Series A TCI Group Common Stock to be aggregated with such cash dividend in accordance with the following provisions of this paragraph, equals or exceeds the threshold percentage set forth below in the following sentence. If, upon the date prior to the Ex-Dividend Date with respect to a cash dividend on Series A TCI Group Common Stock, the aggregate of the amount of such cash dividend together with the amounts of all cash dividends on the Series A TCI Group Common Stock with Ex-Dividend Dates occurring in the 365 consecutive day period ending on the date prior to the Ex-Dividend Date with respect to the cash dividend to which this provision is being applied (other than any such other cash dividends with Ex-Dividend Dates occurring in such period for which a prior adjustment in the Conversion Rate was previously made under this paragraph 4(e)) equals or exceeds on a per share basis 10% of the average of the Closing Prices during the period beginning on the date after the first such Ex-Dividend Date in such period and ending on the date prior to the Ex-Dividend Date with respect to the cash dividend to which this provision is being applied (except that if no other cash dividend has had an Ex-Dividend Date occurring in such period, the period for calculating the average of the Closing Prices shall be the period commencing 365 days prior to the date immediately prior to the Ex-Dividend Date with respect to the cash dividend to which this provision is being applied), such cash dividend together with each other cash dividend with an Ex-Dividend Date occurring in such 365-day period that is aggregated with such cash dividend in accordance with this paragraph shall be deemed to be an Extraordinary Cash Dividend.

          (f) For the purpose of any computation under paragraph 4(d), 4(e) or 4(m), the current market price per share of Series A TCI Group Common Stock on any Determination Date or date of issuance, as the case may be, shall be deemed to be the average of the daily Closing Prices for a share of Series A TCI Group Common Stock for the ten (10) consecutive trading days before the Determination Date or date of issuance, as applicable, in question.

          (g) If this Corporation consolidates with any other entity or merges into another entity, or in case of any sale or transfer to another entity (other than by mortgage or pledge) of all or substantially all of the properties and assets of this Corporation, or if the Corporation is a party to a merger or binding share exchange which reclassifies or changes its outstanding Series A TCI Group Common Stock, this Corporation (or its successor in such transaction) or the purchaser of such properties and assets shall make appropriate provision so that the holder of a Share shall have the right thereafter to convert such Share into the kind and amount of shares of stock and other securities and property that such holder would have owned immediately after such consolidation, merger, sale or transfer if such holder had converted such Share into Series A TCI Group Common Stock immediately prior to the effective date of such consolidation, merger, sale or transfer (taking into account for this purpose (to the extent applicable) the valid exercise by such holder of any rights of election made available to holders of Series A TCI Group Common Stock, which rights of election shall simultaneously be made available to holders of Shares on the same basis as if such Shares had theretofore been converted into shares of Series A TCI Group Common Stock), and the holders of the Series C-TCI Group Preferred Stock shall have no other conversion rights under these provisions; provided, that effective provision shall be made, in the Articles or Certificate of Incorporation of the resulting or surviving corporation or otherwise or in any contracts of sale or transfer, so that the provisions set forth herein for the protection of the conversion rights of the Series C-TCI Group Preferred Stock shall thereafter be made applicable, as nearly as reasonably may be, to any such other shares of stock and other securities and property deliverable upon conversion of the Series C-TCI Group Preferred Stock remaining outstanding or other convertible preferred stock or other Convertible Securities received by the holders of Series C-TCI Group Preferred Stock in place thereof; and provided, further, that any such resulting or surviving corporation or purchaser shall expressly assume the obligation to deliver, upon the exercise of the conversion privilege, such shares, securities or property as the holders of the Series C-TCI Group Preferred Stock remaining outstanding, or other convertible preferred stock or other convertible securities received by the holders in place thereof, shall be entitled to receive pursuant to the provisions hereof, and to make provision for the protection of the conversion rights as above provided.

                       (h) Subject to paragraph 4(k) and to the remaining provisions of this paragraph 4(h), in the event that a holder of Series C-TCI Group Preferred Stock would be entitled to receive upon conversion thereof pursuant to this paragraph 4 any Redeemable Capital Stock and this Corporation redeems, exchanges or otherwise acquires all of the outstanding shares or other units of such Redeemable Capital Stock (such event being a "Redemption Event"), then, from and after the effective date of such Redemption Event, the holders of shares of Series C-TCI Group Preferred Stock then outstanding shall be entitled to receive upon conversion of such shares, in lieu of shares or units of such Redeemable Capital Stock, the kind and amount of shares of stock and other securities and property receivable upon the Redemption Event by a holder of the number of shares or units of such Redeemable Capital Stock into which such shares of Series C-TCI Group Preferred Stock could have been converted immediately prior to the effective date of such Redemption Event (assuming, to the extent applicable, that such holder failed to exercise any rights of election with respect thereto and received per share or unit of such Redeemable Capital Stock the kind and amount of stock and other securities and property received per share or unit by a plurality of the non-electing shares or units of such Redeemable Capital Stock), and (from and after the effective date of such Redemption Event) the holders of the Series C-TCI Group Preferred Stock shall have no other conversion rights under these provisions with respect to such Redeemable Capital Stock.

           Notwithstanding the foregoing, if the redemption price for the shares of such Redeemable Capital Stock is paid in whole or in part in Redemption Securities, and the Mirror Preferred Stock Condition is met, the Series C- TCI Group Preferred Stock shall not be convertible into such Redemption Securities and, from and after the applicable redemption date, the holders of any shares of Series C-TCI Group Preferred Stock that have not been exchanged for Mirror Preferred Stock and Exchange Preferred Stock shall have no conversion rights under these provisions except for any conversion right that may have existed immediately prior to the effective date of the Redemption Event with respect to any shares of stock (including the Series A TCI Group Common Stock) or other securities or property other than the Redeemable Capital Stock so redeemed.
This Corporation shall use all commercially reasonable efforts to ensure that the Mirror Preferred Stock

Condition is satisfied. The Mirror Preferred Stock Condition will be satisfied in connection with a redemption of any Redeemable Capital Stock into which the Series C-TCI Group Preferred Stock is then convertible if appropriate provision is made so that the holders of the Series C-TCI Group Preferred Stock have the right to exchange their shares of Series C-TCI Group Preferred Stock on the effective date of the Redemption Event for Exchange Preferred Stock of this Corporation and Mirror Preferred Stock of the issuer of the Redemption Securities. The sum of the initial liquidation preferences of the shares of Exchange Preferred Stock and Mirror Preferred Stock delivered in exchange for a share of Series C-TCI Group Preferred Stock will equal the Liquidation Value of a share of Series C-TCI Group Preferred Stock on the effective date of the Redemption Event. The Mirror Preferred Stock will have an aggregate initial liquidation preference equal to the product of the aggregate Liquidation Value of the shares of Series C-TCI Group Preferred Stock exchanged therefor and the quotient of (x) the product of the Conversion Rate for the Redeemable Capital Stock to be redeemed (determined immediately prior to the effective date of the Redemption Event) and the average of the daily Closing Prices of the Redeemable Capital Stock for the period of ten consecutive trading days ending on the third trading day prior to the effective date of the Redemption Event, divided by (y) the sum of the amount determined pursuant to clause (x), plus the fair value of the shares of stock or other securities or property (other than the Redeemable Capital Stock being redeemed) that would have been receivable by a holder of Series C-TCI Group Preferred Stock upon conversion thereof immediately prior to the effective date of the Redemption Event (such fair value to be determined in the case of stock or other securities with a Closing Price in the same manner as provided in clause (x) and otherwise by the Board of Directors in the exercise of its judgment). The shares of Exchange Preferred Stock will have an aggregate initial liquidation preference equal to the difference between the aggregate Liquidation Value of the shares of Series C-TCI Group Preferred Stock exchanged therefor and the aggregate initial liquidation preference of the Mirror Preferred Stock.

                       (i) If this Corporation effects a Spin Off, this Corporation shall make appropriate provision so that the holders of the Series C-TCI Group Preferred Stock have the right to exchange their shares of Series C-TCI Group Preferred Stock on the effective date of the Spin Off for Exchange Preferred Stock of this Corporation and Mirror Preferred Stock of the issuer of the Spin Off Securities. The sum of the initial liquidation preferences of the shares of Exchange Preferred Stock and Mirror Preferred Stock delivered in exchange for a share of Series C-TCI Group Preferred Stock will equal the Liquidation Value of a share of Series C-TCI Group Preferred Stock on the effective date of the Spin Off. The Mirror Preferred Stock will have an aggregate liquidation preference equal to the product of the aggregate Liquidation Value of the shares of Series C-TCI Group Preferred Stock exchanged therefor and the quotient of (x) the product of the number (or fraction) of Spin Off Securities that would have been receivable upon such Spin Off by a holder of the number of shares of Series A TCI Group Common Stock issuable upon conversion of a share of Series C-TCI Group Preferred Stock immediately prior to the effective date of the Spin Off and the average of the daily Closing Prices of the Spin Off Securities for the period of ten consecutive trading days commencing on the tenth trading day following the effective date of the Spin Off, divided by (y) the sum of the amount determined pursuant to clause
(x), plus the fair value of the shares of Series A TCI Group Common Stock and other securities or property (other than Spin Off Securities) that would have been receivable by a holder of a share of Series C-TCI Group Preferred Stock upon conversion thereof immediately prior to the effective date of the Spin Off (such fair value to be determined in the case of Series A TCI Group Common Stock or other securities with a Closing Price in the same manner as provided in clause (x) and otherwise by the Board of Directors in the exercise of its judgment). The shares of Exchange Preferred Stock will have an aggregate initial liquidation preference equal to the difference between the aggregate Liquidation Value of the shares of Series C-TCI Group Preferred Stock exchanged therefor and the aggregate initial liquidation preference of the Mirror Preferred Stock. From and after the effective date of such Spin Off, the holders of any shares of Series C-TCI Group Preferred Stock that have not been exchanged for Mirror Preferred Stock and Exchange Preferred Stock as provided above shall have no conversion rights under these provisions with respect to such Spin Off Securities.

                       (j) Whenever the Conversion Rate or the conversion privilege shall be adjusted as provided in this paragraph 4, this Corporation shall promptly cause a notice to be mailed to the holders of record of the Series C-TCI Group Preferred Stock describing the nature of the event requiring such adjustment, the Conversion Rate in effect immediately thereafter and the kind and amount of stock or other securities or property into which the Series C-TCI Group Preferred Stock shall be convertible after such event. Where appropriate, such notice may be given in advance and included as a part of a notice required to be mailed under the provisions of paragraph 4(l).

                       (k) This Corporation may, but shall not be required to, make any adjustment of the Conversion Rate if such adjustment would require an increase or decrease of less than 1% in such Conversion Rate; provided, however, that any adjustments which by reason of this paragraph 4(k) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this paragraph 4 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. In any case in which this paragraph 4(k) shall require that an adjustment shall become effective immediately after a record date for such event, the Corporation may defer until the occurrence of such event (x) issuing to the holder of any shares of Series C-TCI Group Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Series A TCI Group Common Stock or other Capital Stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of Series A TCI Group Common Stock, or other Capital Stock issuable upon such conversion before giving effect to such adjustment and (y) paying to such holder cash in lieu of any fractional interest to which such holder is entitled pursuant to paragraph 4(p); provided, however, that, if requested by such holder, this Corporation shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares of Series A

TCI Group Common Stock or other Capital Stock, and such cash, upon the occurrence of the event requiring such adjustment.

           To the extent the shares of Series C-TCI Group Preferred Stock become convertible into cash, no adjustment need be made thereafter as to the cash. Interest will not accrue on the cash.


                       (l)  In case at any time:

                            (i) this Corporation shall take any action which would require an adjustment in the Conversion Rate pursuant to this paragraph;

                            (ii) there shall be any capital reorganization or reclassification of the Series A TCI Group Common Stock (other than a change in par value), or any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of this Corporation is required, or any sale, transfer or lease of all or substantially all of the properties and assets of the Corporation, or a tender offer for shares of Series A TCI Group Common Stock representing at least a majority of the total voting power represented by the outstanding shares of Series A TCI Group Common Stock which has been recommended by the Board of Directors as being in the best interests of the holders of Series A TCI Group Common Stock; or

                            (iii) there shall be a voluntary or involuntary dissolution, liquidation or winding up of this Corporation;

then, in any such event, this Corporation shall give written notice, in the manner provided in the first sentence of paragraph 6(c) hereof, to the holders of the Series C-TCI Group Preferred Stock at their respective addresses as the same appear on the books of the Corporation, at least twenty days (or ten days in the case of a recommended tender offer as specified in clause (ii) above) prior to any record date for such action, dividend or distribution or the date as of which it is expected that holders of Series A TCI Group Common Stock of record shall be entitled to exchange their shares of Series A TCI Group Common Stock for securities or other property, if any, deliverable upon such reorganization, reclassification, consolidation, merger, sale, transfer, lease, tender offer, dissolution, liquidation or winding up; provided, however, that any notice required by any event described in clause (ii) of this paragraph 4(l) shall be given in the manner and at the time that such notice is given to the holders of Series A TCI Group Common Stock. Without limiting the obligations of this Corporation to provide notice of corporate actions hereunder, the failure to give the notice required by this paragraph 4(l) or any defect therein shall not affect the legality or validity of any such corporate action of the Corporation or the vote upon such action.

                       (m) Before any holder of Series C-TCI Group Preferred Stock shall be entitled to convert the same into Series A TCI Group Common Stock, such holder shall surrender the certificate or certificates for such Series C-TCI Group Preferred Stock at the office of this Corporation or at the office of the transfer agent for the Series C-TCI Group Preferred Stock, which certificate or certificates, if this Corporation shall so request, shall be duly endorsed to this Corporation or in blank or accompanied by proper instruments of transfer to this Corporation or in blank (such endorsements or instruments of transfer to be in form satisfactory to this Corporation), and shall given written notice to this Corporation at said office that it elects to convert all or a part of the Shares represented by said certificate or certificates in accordance with the terms of this paragraph 4, and shall state in writing therein the name or names in which such holder wishes the certificates for Series A TCI Group Common Stock to be issued. Every such notice of election to convert shall constitute a contract between the holder of such Series C-TCI Group Preferred Stock and the Corporation, whereby the holder of such Series C-TCI Group Preferred Stock shall be deemed to subscribe for the amount of Series A TCI Group Common Stock which such holder shall be entitled to receive upon conversion of the number of shares of Series C-TCI Group Preferred Stock to be converted, and, in satisfaction of such subscription, to deposit the shares of Series C-TCI Group Preferred Stock to be converted, and thereby this Corporation shall be deemed to agree that the surrender of the shares of Series C-TCI Group Preferred Stock to be converted shall constitute full payment of such subscription for Series A TCI Group Common Stock to be issued upon such conversion. This Corporation will as soon as practicable after such deposit of a certificate or certificates for Series C-TCI Group Preferred Stock, accompanied by the written notice and the statement above prescribed, issue and deliver at the office of this Corporation or of said transfer agent to the person for whose account such Series C-TCI Group Preferred Stock was so surrendered, or to his nominee(s) or, subject to compliance with applicable law, transferee(s), a certificate or certificates for the number of full shares of Series A TCI Group Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share as hereinafter provided. If surrendered certificates for Series C-TCI Group Preferred Stock are converted only in part, this Corporation will issue and deliver to the holder, or to his nominee(s), without charge therefor, a new certificate or certificates representing the aggregate of the unconverted Shares. Such conversion shall be deemed to have been made as of the date of such surrender of the Series C-TCI Group Preferred Stock to be converted; and the person or persons entitled to receive the Series A TCI Group Common Stock issuable upon conversion of such Series C-TCI Group Preferred Stock shall be treated for all purposes as the record holder or holders of such Series A TCI Group Common Stock on such date.

          The issuance of certificates for shares of Series A TCI Group Common Stock upon conversion of shares of Series C-TCI Group Preferred Stock shall be made without charge for any issue, stamp or other similar tax in respect of such issuance, provided, however, if any such certificate is to be issued in a name other than that of the registered holder of the share or shares of Series C-TCI Group Preferred Stock converted, the person or persons requesting the issuance thereof shall pay to this Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of this Corporation that such tax has been paid.

           This Corporation shall not be required to convert any shares of Series C-TCI Group Preferred Stock, and no surrender of Series C-TCI Group Preferred Stock shall be effective for that purpose, while the stock transfer books of this Corporation are closed for any purpose; but the surrender of Series C-TCI Group Preferred Stock for conversion during any period while such books are so closed shall become effective for conversion immediately upon the reopening of such books, as if the conversion had been made on the date such Series C-TCI Group Preferred Stock was surrendered.

                       (n) This Corporation shall at all times reserve and keep available, solely for the purpose of issuance upon conversion of the outstanding shares of Series C-TCI Group Preferred Stock, such number of shares of Series A TCI Group Common Stock (or other Capital Stock) as shall be issuable upon the conversion of all outstanding Shares, provided that nothing contained herein shall be construed to preclude this Corporation from satisfying its obligations in respect of the conversion of the outstanding shares of Series C-TCI Group Preferred Stock by delivery of shares of Series A TCI Group Common Stock (or such other Capital Stock) which are held in the treasury of this Corporation. This Corporation shall take all such corporate and other actions as from time to time may be necessary to insure that all shares of Series A TCI Group Common Stock (or other Capital Stock) issuable upon conversion of shares of Series C-TCI Group Preferred Stock at the Conversion Rate in effect from time to time will, upon issue, be duly and validly authorized and issued, fully paid and nonassessable and free of any preemptive or similar rights.

                       (o) All shares of Series C-TCI Group Preferred Stock received by this Corporation upon conversion thereof into Series A TCI Group Common Stock shall be retired and shall be restored to the status of authorized and unissued shares of preferred stock (and may be reissued as part of another series of the preferred stock of this Corporation, but such shares shall not be reissued as Series C-TCI Group Preferred Stock).

                       (p) This Corporation shall not be required to issue fractional shares of Series A TCI Group Common Stock or scrip upon conversion of the Series C-TCI Group Preferred Stock. As to any final fraction of a share of Series A TCI Group Common Stock which a holder of one or more Shares would otherwise be entitled to receive upon conversion of such Shares in the same transaction, this Corporation shall pay a cash adjustment in respect of such final fraction in an amount equal to the same fraction of the market value of a full share of Series A TCI Group Common Stock. For purposes of this paragraph 4(p), the market value of a share of Series

A TCI Group Common Stock shall be the Closing Price thereof on the trading day immediately preceding the date of conversion.

                 5.    Exchange Option.
                       ---------------

                       (a) In the event an Exchange Offer is made by this Corporation or a Subsidiary thereof (the applicable of the foregoing being the "Offeror"), the Offeror shall concurrently therewith make an equivalent offer to the holders of Series C-TCI Group Preferred Stock pursuant to which such holders may tender Shares, based upon the number of shares of Series A TCI Group Common Stock into which such tendered Shares are then convertible (and in lieu of tendering outstanding shares of Series A TCI Group Common Stock), together with such other consideration as may be required to be tendered pursuant to such Exchange Offer, and receive in exchange therefor, in lieu of Exchange Securities (and other property, if applicable), Mirror Preferred Stock with an aggregate liquidation preference equal to the aggregate Liquidation Value of the shares of Series C-TCI Group Preferred Stock exchanged therefor. Whether or not a holder of Shares elects to accept such offer and tender Shares, no adjustment to the Conversion Rate of the Shares will be made pursuant to paragraph 4 in connection with the Exchange Offer.

                       (b) If an Exchange Offer is made as discussed above, the Offeror shall, concurrently with the distribution of the offering circular or prospectus and related documents to holders of Series A TCI Group Common Stock, provide each holder of Series C-TCI Group Preferred Stock with a notice setting forth the offer described in paragraph 5(a) above and describing the Exchange Offer, the Exchange Securities and the Mirror Preferred Stock. Such notice shall be accompanied by the offering circular, prospectus or similar document provided to holders of Series A TCI Group Common Stock in respect of the Exchange Offer and a copy of the certificate of designations (or similar document) proposed to be filed by the Offeror in order to establish the Mirror Preferred Stock. No failure to mail the notice contemplated by this paragraph 5(b) or any defect therein or in the mailing thereof shall affect the validity of the applicable Exchange Offer.

                 6.    Redemption.
                       ----------

                       (a) Subject to the provisions of paragraph 6(f), the shares of Series C-TCI Group Preferred Stock may be redeemed out of funds legally available therefor, at the option of this Corporation by action of the Board of Directors, in whole or from time to time in part, at any time after August 8, 2001 at the Redemption Price per Share as of the applicable Redemption Date. If less than all outstanding Shares are to be redeemed, Shares shall be redeemed ratably among the holders thereof.

                       (b) Subject to the rights of any Parity Securities and the provisions of paragraph 6(f) and subject to any prohibitions or restrictions contained in any Debt Instrument, at any time on or after August 8, 2001, any holder shall have the right, at such holder's option, to require redemption by this Corporation at the Redemption Price per Share as of the applicable Redemption Date of all or any portion of his Shares having an aggregate Liquidation Value in excess of $1,000,000, by written notice to this Corporation stating the number of Shares to be redeemed. This Corporation shall redeem, out of funds legally available therefor and not restricted in accordance with the first sentence of this paragraph 6(b) or, at this Corporation's election, through the issuance of fully paid and nonassessable shares of Series A TCI Group Common Stock (the value of which for this purpose shall be deemed to be equal to, on a per share basis, the average of the daily Closing Prices of the Series A TCI Group Common Stock for the 20 consecutive trading days ending on and including the fifth trading day preceding the date fixed for redemption pursuant to this sentence), the Shares so requested to be redeemed on such date within 60 days following this Corporation's receipt of such notice as this Corporation shall state in its notice given pursuant to paragraph 6(c). If the funds of this Corporation legally available for redemption of Shares and not restricted in accordance with the first sentence of this paragraph 6(b) are insufficient to redeem the total number of Shares required to be redeemed pursuant to this paragraph 6(b) and the Corporation has not elected to pay the Redemption Price or the applicable portion thereof in shares of Series A TCI Group Common Stock, then, those funds which are legally available for redemption of such Shares and not so restricted will be used to redeem the maximum possible number of such Shares ratably among the holders who have required Shares to be redeemed under this paragraph 6(b). At any time thereafter when additional funds of this Corporation are legally available and not so restricted for such purpose, such funds will immediately be used to redeem the Shares this Corporation failed to redeem on such Redemption Date until the balance of such Shares are redeemed. Further, if the funds of this Corporation legally available for redemption of Shares are sufficient to pay the Redemption Price of the Shares requested to be redeemed in full, then any portion of such Redemption Price not paid when due as provided in this paragraph 6(b) shall thereupon become immediately due and payable by this Corporation in cash only, notwithstanding that payment thereof is restricted pursuant to any Debt Instrument in accordance with the first sentence of this paragraph 6(b), and shall constitute indebtedness of this Corporation for borrowed money, the payment of which indebtedness the holders requesting such redemption shall be entitled to enforce by the exercise of any and all rights at law or in equity

          (c) Notice of any redemption pursuant to this paragraph 6 shall be mailed, first class, postage prepaid, not less than 30 days nor more than 60 days prior to the Redemption Date, to the holders of record of the shares of Series C-TCI Group Preferred Stock to be redeemed, at their respective addresses as the same appear upon the books of this Corporation or are supplied by them in writing to this Corporation for the purpose of such notice (with telephonic or facsimile confirmation of notice to Bill Daniels so long as he is a holder of record); but no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of the Series C-TCI Group Preferred Stock. Such notice shall set forth the Redemption Price, the Redemption Date, the number of Shares to be redeemed and the place at which the Shares called for redemption will, upon presentation and surrender of the stock certificates evidencing such Shares, be redeemed. In case fewer than the total number of shares of Series C-TCI Group Preferred Stock represented by any certificate are redeemed, a new certificate representing the number of unredeemed Shares will be issued to the holder thereof without cost to such holder.

                       (d) If notice of any redemption by this Corporation pursuant to this paragraph 6 shall have been mailed as provided in paragraph 6(c) and if on or before the Redemption Date specified in such notice the consideration necessary for such redemption shall have been set apart so as to be available therefor and only therefor, then on and after the close of business on the Redemption Date, the Shares called for redemption, notwithstanding that any certificate therefor shall not have been surrendered for cancellation, shall no longer be deemed outstanding, and all rights with respect to such Shares shall forthwith cease and terminate, except the right of the holders thereof to receive upon surrender of their certificates the consideration payable upon redemption thereof.

                       (e) All shares of Series C-TCI Group Preferred Stock redeemed, retired, purchased or otherwise acquired by this Corporation shall be retired and shall be restored to the status of authorized and unissued shares of preferred stock (and may be reissued as part of another series of the preferred stock of this Corporation, but such shares shall not be reissued as Series C-TCI Group Preferred Stock).

                       (f) If and so long as this Corporation shall fail to redeem on a Redemption Date pursuant to this paragraph 6 all shares of Series C-TCI Group Preferred Stock required to be redeemed on such date, this Corporation shall not redeem, or discharge any sinking fund obligation with respect to, any Junior Securities, unless all then outstanding shares of Series C-TCI Group Preferred Stock are redeemed, and shall not purchase or otherwise acquire any shares of Series C-TCI Group Preferred Stock or Junior Securities. Nothing contained in this paragraph 6(f) shall prevent the purchase or acquisition of shares of Series C-TCI Group Preferred Stock pursuant to a purchase or exchange offer or offers made to holders of all outstanding shares of Series C-TCI Group Preferred Stock, provided that as to holders of all outstanding shares of Series C-TCI Group Preferred Stock, the terms of the purchase or exchange offer for all such shares are identical. The provisions of this paragraph 6(f) are for the benefit of holders of Series C-TCI Group Preferred Stock and accordingly the provisions of this paragraph 6(f) shall not restrict any redemption by this Corporation of Shares held by any holder, provided that all other holders of Shares shall have waived in writing the benefits of this provision with respect to such redemption.

                       (g) If this Corporation has elected to issue shares of Series A TCI Group Common Stock in payment, in whole or in part, of the Redemption Price of all or any of the Shares pursuant to paragraph 6(b) and if, as of the Redemption Date, Bill Daniels is deceased and the Shares redeemed are held by or for the benefit of an inter vivos or testamentary trust or public or private foundation established by Bill Daniels, then the provisions of this paragraph 6(g) shall apply. If the net proceeds to the holder of sales in the open market of the shares of Series A TCI Group Common Stock issued in payment of the Redemption Price during the 30-day period following the later of the Redemption Date and, if this Corporation is required to effect the registration of the sale of such shares pursuant to a Registration Rights Agreement, the effective date of such registration (or if the holder has provided written notice to this Corporation of its intention to sell such shares prior to the expiration of such 30-day period, then during the 90-day period following the later of such dates), are in the aggregate (x) less than the dollar amount of the portion of the Redemption Price paid by this Corporation in the shares so sold, then this Corporation shall pay to the holder the amount of the shortfall in cash or (y) greater than the dollar amount of the portion of the Redemption Price paid by this Corporation in the shares so sold, then the holder shall pay to this Corporation the amount of the excess in cash. For purposes of the foregoing, "net proceeds" shall mean the gross sale price for each sale, less the amount of all customary and reasonable selling expenses incurred by the holder in making such sale (e.g., customary broker discounts).
                                            ----
The holder shall notify this Corporation promptly in writing of each sale of shares of Series A TCI Group Common Stock made by the holder during the 30-day or 90-day, as applicable, period referred to above, the method of sale, the gross proceeds of such sale, and the kind and amount of expenses deducted in determining the net proceeds of the applicable sale. If, during such applicable period, the holder has sold a greater number of shares of Series A TCI Group Common Stock than the number issued by this Corporation in payment of the Redemption Price, then those sales that yielded the highest net proceeds shall be deemed to be sales of the shares issued in payment of the Redemption Price. Within five days after the expiration of the 30-day or 90-day, as applicable, period, this Corporation or the holder, as applicable, shall make the payment to the other required by this paragraph 6(g).

                 7.    Voting Rights.  The holders of the Series C-TCI Group
                       -------------
Preferred Stock shall be entitled to vote on all matters submitted to a vote of the holders of the Capital Stock of this Corporation which is entitled to vote generally on the election of directors. Each Share shall entitle the registered holder thereof to such number of votes as is equal to the number of shares of Series A TCI Group Common Stock or other voting securities of this Corporation into which such Share is then convertible. Holders of Series C-TCI Group Preferred Stock shall vote together with holders of Common Stock and shall not be entitled to vote as a class except as otherwise required by law or this Corporation's Restated Certificate of Incorporation.

                 8.    Amendment.  No amendment or modification of the
                       ---------
designation, rights, preferences, and limitations of the Shares set forth herein shall be binding or effective without the prior consent of the holders of record of Shares representing 66 2/3% of the Liquidation Value of all Shares outstanding at the time such action is taken.

                 9.    Preemptive Rights.  The holders of the Series C-TCI Group
                       -----------------
Preferred Stock will not have any preemptive right to subscribe for or purchase any shares of stock or any other securities which may be issued by this Corporation.

                 10.   Senior Securities.  The Series C-TCI Group Preferred
                       -----------------
Stock shall not rank junior to any other classes or series of stock of this Corporation in respect of the right to receive dividends or the right to participate in any distribution upon liquidation, dissolution or winding up of this Corporation. Without the prior consent of the holders of record of Shares representing 66 2/3% of the Liquidation Value of all Shares then outstanding, this Corporation shall not issue any Senior Securities.

                 11.   Exclusion of Other Rights.  Except as may otherwise be
                       -------------------------
required by law and for the equitable rights and remedies that may otherwise be available to holders of Series C-TCI Group Preferred Stock, the shares of Series C-TCI Group Preferred Stock shall not have any designations, preferences, limitations or relative rights, other than those specifically set forth in these resolutions (as such resolutions may, subject to paragraph 8, be amended from time to time) and in the Restated Certificate of Incorporation of this Corporation.

                 12.   Headings.  The headings of the various paragraphs and
                       --------
subparagraphs hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

           FURTHER RESOLVED, that the appropriate officers of this Corporation are hereby authorized to execute and acknowledge a certificate setting forth these resolutions and to cause such certificate to be filed and recorded, in accordance with the requirements of Section 151(g) of the General Corporation Law of the State of Delaware."

           The undersigned has signed this Certificate of Designations on this 30th day of December, 1997.

                              /s/ Stephen M. Brett
                              ---------------------------------------------
                              Name:  Stephen M. Brett
                              Title: Executive Vice President